Form 10-K405, Exhibit 13
period 1995-12-31
FMS FINANCIAL CORP
filed 1996-03-29
CIK 839845

EXHIBIT 13

                               CORPORATE PROFILE

 FMS Financial Corporation is the holding company for Farmers & Mechanics Bank. Farmers & Mechanics Bank, with total assets of $502 million, is the largest thrift institution headquartered in its primary market area of Burlington County, New Jersey.

 Founded in Burlington City in 1871 under the name of Farmers' and Mechanics' Building and Loan Association, the Bank operates sixteen banking offices in Burlington County, New Jersey.

 The daily stock quotation for FMS Financial Corporation is listed in the Nasdaq National Market System published in The Wall Street Journal, the Philadelphia Inquirer and other leading newspapers under the trading symbol of FMCO.


FINANCIAL HIGHLIGHTS

FINANCIAL CONDITION (IN THOUSANDS)

DECEMBER 31,                                         1995        1994        1993        1992        1991
                                                   --------    --------    --------    --------    --------
Assets                                             $501,550    $483,776    $445,029    $432,072    $397,642

Loans receivable and loans held for sale, net       288,400     283,260     269,264     254,989     233,322

Deposits                                            428,809     429,431     406,017     402,172     360,897

Stockholders' equity                                 33,053      29,159      25,906      21,582      19,769


OPERATIONS: (IN THOUSANDS, EXCEPT EARNINGS PER SHARE DATA)

YEAR ENDED DECEMBER 31,                               1995        1994        1993        1992        1991
                                                   --------    --------    --------    --------    --------
Interest income                                     $35,201     $32,270     $31,510     $31,836     $33,194

Interest expense                                     18,041      15,336      16,100      18,854      23,571

Net interest income                                  17,160      16,934      15,410      12,982       9,623

Net income                                            4,343       4,455       4,215       1,752         523

Earnings per common share (a)                          1.69        1.68        1.63        0.68        0.20

Dividends declared per common share (a)                0.20           0           0           0           0


Weighted average common shares and common

stock equivalents outstanding (a)                     2,565       2,651       2,580       2,574       2,574

OTHER SELECTED DATA:

YEAR ENDED DECEMBER 31,                               1995        1994        1993        1992        1991
                                                   --------    --------    --------    --------    --------
Net interest rate spread                              3.49%       3.64%       3.49%       3.24%       2.63%

Net interest margin                                   3.66        3.72        3.62        3.36        2.71

Return on average assets                              0.89        0.94        0.96        0.43        0.14

Return on average equity                             14.00       16.01       17.80        8.20        2.69

Dividend payout ratio (a)                            11.83        0.00        0.00        0.00        0.00

Equity-to-asset ratio                                 6.59        6.03        5.82        4.99        4.97


     (a) Earnings and dividends per common share and weighted average common shares and common stock equivalents outstanding amounts have been restated to reflect a two-for-one stock split announced in November 1995.


To our Shareholders:

     We are pleased to report continued strong earnings for 1995. Net interest income increased modestly over 1994, in a period of generally declining interest rates during the year. After-tax income for the year decreased slightly in dollar amount as compared with 1994, but showed a small per-share earnings increase (of one cent per share) for 1995, due to the lower number of shares outstanding at year-end.

     As a milestone in the bank's growth as a community lending institution, it should be noted that the bank's assets at the end of 1995 exceeded $500 million for the first time in the bank's 125 year history. Also, with two additional branch offices brought on-stream in 1995 (in Willingboro and Delran, NJ), Farmers and Mechanics Bank had 14 banking offices in operations at year-end 1995. Two more branch locations will be up and running (Bordentown City and Route 541 Burlington) by the time you are reading this report in April 1996. We continue to believe that there are fine growth opportunities in the communities we serve, and we plan to continue our efforts to develop additional branch locations as circumstances permit.

     Our ability to grow as a community banking organization is a direct function of the bank's capital base as reported in the balance sheet. We are pleased to report that Farmers and Mechanics Bank and its holding company parent FMS Financial Corporation have registered continuing significant growth in stockholders' equity over the past several years, rising from less than $20 million at the end of 1991, to just over $33 million at the end of 1995. At December 31, 1995, the Bank's regulatory, tangible and core capital was 7.38% of total assets, with risk-based capital at 16.17% of risk weighted assets. Both figures leave substantial latitude for future growth in the Bank's lending ad deposit-generating activities.

     We continue to believe that the future is bright for community banking. We think that a community institution with a good branch system, and friendly efficient service can compete very effectively with the larger commercial banks. We believe that good local banking requires an ability to understand and respond quickly to local needs. We are convinced that the public is better served when they can visit and discuss their important banking problems and needs with the top officers of the Bank without leaving their local area. We intend to continue to do our very best to meet the banking and financial services needs of the communities we serve.

     Once again, we want to express our appreciation for the loyalty of our customers, the dedicated efforts of our staff, and the support of our shareholders in building the continued success of this institution.

     Sincerely,

     /s/Craig W. Yates                  /s/Charles B. Yates
     Craig W. Yates                     Charles B. Yates
     President                          Chairman

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    FMS Financial Corporation ("the Corporation") is the parent company of Farmers & Mechanics Bank ("the Bank"), its only subsidiary. Earnings of the Corporation are primarily dependent on the earnings of the Bank as the Corporation has engaged in no significant operations of its own. Accordingly, the earnings of the Corporation are largely dependent on the receipt of earnings from the Bank in the form of dividends.

   The earnings of the Bank depend primarily on its net interest income. Net interest income is affected by: (i) the volume of interest-earning assets and interest-bearing liabilities (see `Rate/Volume Analysis"), (ii) rates of interest earned on interest-earning assets and rates paid on interest-bearing liabilities and (iii) the difference ("interest rate spread") between average rates of interest earned on interest-earning assets and average rates paid on interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

    The Bank also derives income from service charges on customer deposit accounts and fees on loans. In addition to interest expense, the Bank incurs operating expenses such as salaries and employee benefits, deposit insurance premiums, depreciation, property maintenance and advertising.

ASSET AND LIABILITY MANAGEMENT

    The ability to maximize net interest income is largely dependent upon the achievement of a positive interest rate spread which can be sustained during fluctuations in prevailing interest rates. Interest rate sensitivity is a
measure of the difference between   amounts  of   interest-earning   assets  and
interest-bearing liabilities which  either   reprice or mature  within a
given period of time. The difference, or the interest rate repricing
`GAP", provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates over a period of time. A GAP is considered positive when the amount of interest-rate sensitive assets maturing or repricing over a specified period of time exceeds the amount of interest-rate sensitive liabilities maturing or repricing within that period and is considered negative when the amount of interest-rate sensitive liabilities maturing or repricing over a specified period of time exceeds the amount of interest-rate sensitive assets maturing or repricing within that period. Generally, during a period of rising interest rates, a negative GAP within a given period of time would adversely affect net interest income, while a positive GAP within such period of time may result in an increase in net interest income; during a period of falling interest rates, a negative GAP within a given period of time may result in an increase in net interest income while a positive GAP within such period of time may have the opposite effect.

GAP TABLE

    The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1995, which are expected to reprice or mature in each of the future time periods shown. The amount of assets or liabilities shown which reprice or mature during a particular period were determined by the contractual terms or assumed decay rates of the asset or liability. The table assumes prepayments and scheduled principal amortization of fixed-rate loans and mortgage-backed securities, and assumes that adjustable rate mortgage loans will reprice at contractual repricing intervals. There has been no adjustment for the impact of future loan commitments and loans in process.


FARMERS & MECHANICS BANK     3 MONTHS        3 MONTHS         1 TO 3        3 TO 5         OVER 5
GAP TABLE                     OR LESS        TO 1 YEAR         YEARS         YEARS         YEARS        TOTAL

                                                      (DOLLARS IN THOUSANDS)

Interest-earning assets:

Investment securities      $   18,267     $     5,693     $    7,376     $    6,553      $   32,683     $   70,572
Loans                          53,558          44,765         70,153         47,239          75,452        291,167
Mortage-backed securities      33,753          31,921         23,294         11,420          11,167        111,555
                              -------         -------        -------        -------          ------        -------
  Total                       105,578          82,379        100,823         65,212         119,302        473,294
                              -------         -------        -------        -------         -------        -------


Interest-bearing
liabilities:

Now, Super Now, Passbook
  and Club accounts             7,001          14,015         29,311         20,384          42,442        113,153
Money market accounts           5,186          13,007         21,325         10,069           7,907         57,494
Certificates of Deposit        45,412          98,503         44,338         40,238             992        229,483
Borrowings                        432             750         12,000         10,000           5,544         28,726
                              -------         -------        -------        -------           -----        -------
  Total                        58,031         126,275        106,974         80,691          56,885        428,856
                              -------         -------        -------        -------          ------        -------
Interest Rate Sensitivity  $   47,547     $   (43,896)     $  (6,151)     $ (15,479)      $  62,417      $  44,438
GAP                        ==========     ===========      =========      =========       =========      =========

Cumulative Interest Rate   $   47,547     $     3,651     $   (2,500)     $ (17,979)      $   44,438
Sensitivity GAP            ==========     ===========     ==========      =========       ==========

Ratio of Interest Rate
Sensitive Assets  to Interest
Rate Sensitive Liabilities      181.93%         65.24%         94.25%          80.82%        209.72%         110.36%
                                ======          =====          =====           =====         ======          ======


RATIO OF CUMULATIVE GAP TO        9.49%          0.73%         -0.50%          -3.59%          8.87%
TOTAL BANK ASSETS                 ====           ====           ====            ====           ====



     The Bank's analysis of its interest-rate sensitivity incorporates certain assumptions concerning the amortization of loans and other interest-earning assets and the repricing characteristics of deposits. The Bank has made the following assumptions in calculating the values on the GAP table: adjustable-rate mortgage loans have a constant prepayment rate of 20%; fixed-rate mortgage loans have a prepayment rate that is constant through time at 14%; commercial loans fixed and adjustable rates have a constant prepayment rate of 12%; consumer loans have a prepayment rate that is constant over time at 16%; mortgage-backed securities and CMO/REMIC's have a prepayment rate that is constant over time at 15% and 10%, respectively. Core savings and NOW checking deposits have a decay rate of 17% which is based on OTS assumption rates from industry experience; money market deposits have a decay rate through time ranging from 74% almost immediately to 31% after one year. The interest-rate sensitivity of the Bank's assets and liabilities illustrated in the table could vary substantially if different assumptions were used or if actual experience differs from the assumptions used.

    The table indicates the time period in which interest-earning assets and interest bearing liabilities will mature or reprice in accordance with their contractual terms or assumed decay rates, as applicable. However, this table does not necessarily indicate the impact of general interest rate movements on
the Bank's  net   interest  income   because  the   repricing  of  various
categories  of assets   and   liabilities  is   discretionary  and  is  subject
to competition and other pressures. As a result, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times and at different rate levels.

      The Bank measures its interest rate risk (IRR) using the OTS's net portfolio value (NPV) method. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point change in market interest rates. Based on this analysis at December 31, 1995, the Bank would experience a 187 basis point decrease in its NPV as a percent of assets if rates rise by 200 basis points in comparison to a flat rate scenario and a 48 basis point increase in NPV if rates decline 200 basis points.

RESULTS OF OPERATIONS
Net Interest Income

      The earnings of the Bank depend primarily upon the level of net interest income, which is the difference between interest earned on its interest-earning assets, such as loans and investments, and the interest paid on interest-bearing liabilities, such as deposits and borrowings. Net interest income is a function of the interest rate spread, which is the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities, as well as the average balance of interest-earning assets as compared to interest-bearing liabilities. Net income is also affected by non-interest income, such as gains (losses) on sales of loans and investments, provision for loan losses and real estate owned, service charges and other fees, and operating expenses.

    The following table sets forth certain information relating to the Corporation's average balance sheet and reflects the average yield on assets and average rates paid on liabilities for the periods indicated. Such yields and rates are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods presented.


AVERAGE BALANCES, INTEREST AND YIELDS/RATES
                                                          YEARS ENDED DECEMBER 31,
                                1995                              1994                               1993
                   ---------------------------------  -------------------------------    --------------------------------
                   AVERAGE               AVERAGE      AVERAGE                AVERAGE     AVERAGE               AVERAGE
                    BALANCE    INTEREST   YIELD/RATE  BALANCE    INTEREST  YIELD/RATE    BALANCE    INTEREST   YIELD/RATE

                                              (DOLLARS IN THOUSANDS)

Interest-earning
assets:
  Loans             $289,665   $  23,572     8.14%    $ 280,041   $  22,241     7.94%    $ 267,040  $   22,150     8.29%
  receivable
  Mortgage-backed    122,838       8,034     6.54%      128,775       7,492     5.82%      129,530       7,910     6.11%
  securities
  Investment          55,798       3,595     6.44%       46,591       2,536     5.44%       29,473       1,450     4.92%
  securities          ------       -----     ----        ------       -----     ----        ------       -----     ----

Total interest-
earning assets       468,301      35,201     7.52%      455,407      32,269     7.09%      426,043      31,510     7.39%
                     -------      ------     ----       -------      ------     ----       -------      ------     ----


Interest-bearing
liabilities:

  Deposits           419,394      15,961     3.81%      429,341      14,539     3.39%      407,184      15,906     3.91%
  Borrowings          27,889       2,080     7.46%       15,091         796     5.27%        5,453         194     3.56%
                      ------       -----     ----        ------         ---     ----         -----         ---     ----

Total interest-
bearing liabilities $447,283      18,041     4.03%     $444,432      15,335     3.45%     $412,637      16,100     3.90%
                    ========      ------     ----      ========      ------     ----      ========      ------     ----




Net interest income            $  17,160                         $   16,934                         $   15,410
                               =========                         ==========                         ==========

Interest rate spread                         3.49%                              3.64%                              3.49%
                                             ====                               ====                               ====

Net yield on average
interest-earning assets                      3.66%                              3.72%                              3.62%
                                             ====                               ====                               ====

Ratio of average
 interest-earning assets to
  average interest-bearing                 104.70%                            102.47%                            103.25%
  liabilities                              ======                             ======                             ======


RATE VOLUME ANALYSIS

    The following table sets forth certain information regarding changes in interest income and interest expense of the Corporation for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume; (ii) changes in rates; (iii) total change in rate and volume (the combined effect of changes in both volume and rate, not separately identified, has been allocated to rate). Because average balances on loans include non-performing loans which reduce the computed yield, a higher level of non-performing loans affects both the changes due to volume and rate.


                                                      YEARS ENDED DECEMBER 31,

                                           1995 VS. 1994                  1994 VS. 1993

                                        INCREASE (DECREASE)            INCREASE (DECREASE)
                                          DUE TO CHANGE IN              DUE TO CHANGE IN

                                        RATE    VOLUME    TOTAL         RATE    VOLUME    TOTAL
                                      ------    ----       -----      ------     -----    ------
                                                            (IN THOUSANDS)

Interest income:
   Loans receivable                   $  567   $ 764     $ 1,331      $ (986)  $ 1,078   $    92
   Mortgage-backed securities            887    (346)        541        (372)      (46)     (418)
   Investment securities                 558     501       1,059         243       842     1,085
                                      ------    ----       -----      ------     -----    ------

   Total change - interest income      2,012     919       2,931      (1,115)    1,874       759
                                      ------    ----       -----      ------     -----    ------

Interest expense:

   Deposits                            1,759    (337)      1,422      (2,233)      866    (1,367)
   Borrowings                            610     674       1,284         259       343       602
                                      ------    ----       -----      ------     -----    ------

   Total change - interest expense     2,369     337       2,706      (1,974)    1,209      (765)
                                      ------    ----       -----      ------     -----    ------

Net change in net interest income     $ (357)   $ 582      $  225      $  859   $   665   $ 1,524
                                      ======    =====      ======      ======   =======   =======

IMPACT OF INFLATION AND CHANGING PRICES

     The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which generally require the measurement of financial position and operating results in terms of historical dollars (except investments available for sale), without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, since such prices are affected by inflation. In the current interest rate environment, liquidity and the maturity structure of the Bank's assets and liabilities are critical to the maintenance of acceptable performance levels.

  ACCOUNTING STANDARDS CHANGE

      Effective January 1, 1994, the Corporation adopted Financial Accounting Standards No. 115 (SFAS No. 115), `Accounting for Certain Investments in Debt and Equity Securities'. The effect of adopting SFAS No. 115 resulted in an unrealized holding loss of $615 thousand for investments available for sale.
The impact on stockholders' equity, net of tax, was $392 thousand. The adoption of SFAS No. 115 had no effect on net income.

     During the first quarter of 1995, the Corporation adopted the provisions of Statement of Financial Accounting Standards Nos. 114 and 118 (SFAS Nos. 114 and
118) `Accounting by Creditors for Impairment of a Loan" which generally applies to all loans including all loans that are restructured as a troubled debt restructuring involving a modification of terms. According to SFAS Nos. 114 and 118, impairment of a loan occurs when it is probable the Bank will not be able to collect all amounts due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected cash flows discounted at the historical effective interest rate, except that collateral dependent loans may be measured for impairment based on the fair value of collateral. The adoption of SFAS Nos. 114 and 118 did not have a material impact on the financial position or results of operations of the Corporation during the year ended December 31, 1995.

     In May 1995, the FASB issued Financial Accounting Standards No. 122 (SFAS No. 122) `Accounting for Mortgage Servicing Rights". This pronouncement requires entities which sell or securitize loans and retain the mortgage servicing rights to allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their fair values if it is practicable to estimate those fair values. Any cost allocated to mortgage servicing rights should be recognized as a separate asset and amortized over the period of estimated net servicing income. It is anticipated that the adoption of SFAS No. 122 during 1996, will not have a material impact on the financial position or results of operations of the Corporation due to the Bank's limited volume of loan sales.

     In October 1995, the FASB issued Financial Accounting Standards No. 123 (SFAS No. 123) `Accounting for Stock-Based Compensation". This statement defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method. Entities electing to remain with their current accounting method must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied. This statement is effective for the fiscal year ending December 31, 1996. It is the intent of the Bank to continue with its current method of accounting for stock based compensation as prescribed by APB opinion No. 25, `Accounting for Stock Issued to Employees'.

COMPARISONS OF YEARS ENDED DECEMBER 31, 1995 AND 1994.

Net Income

    The Corporation and its subsidiary recorded net income of $4.3 million for the year ended December 31, 1995, or $1.69 per share as compared to net income of $4.5 million, or $1.68 per share for the year ended December 31, 1994. Net interest income was $17.2 million in 1995 compared to $16.9 million in 1994. Provisions for loan losses in 1995 was $120 thousand compared to $66 thousand in 1994. Other income totaled $1.7 million in 1995 compared to $1.3 million for the same period in 1994. Total operating expenses for the year ended December 31, 1995 were $11.9 million compared to $11.4 million in the previous year. During 1995, the Corporation declared dividends which totaled $.20 per share which resulted in a dividend payout ratio of 11.83% during 1995. The ability of the Corporation to pay dividends to shareholders is directly dependent upon the ability of the Bank to pay dividends to the Corporation. See Stockholders' equity footnote.

Interest Income

     Total interest income increased $2.9 million to $35.2 million in 1995 from $32.3 million in 1994. The increase is attributable to increases in interest income on loans, investment securities and mortgage-backed securities of $1.3 million, $1.1 million and $541 thousand, respectively.

     The increase in interest income on loans was due to an increase in the average volume of loans of $9.6 million, primarily due to an increase in the average balance of fixed rate mortgages, adjustable rate mortgage loans and commercial loans of $5.7 million, $3.7 million and $1.9 million, respectively, which resulted in an increase in interest income of $764 thousand. The increase in interest income was also the result of an increase of 20 basis points in the average yield on the loan portfolio. The average yield on the portfolio increased to 8.14% during 1995 from 7.94% during 1994 which resulted in an increase of $567 thousand of interest income.

     Interest income on investment securities increased $1.1 million to $3.6 million during 1995. The increase was the result of a $9.2 million increase in the average balance of investments to $55.8 million during 1995 from $46.6 million during 1994 as well as an increase in the average yield on the investments. The increase in the average balance of the portfolio was due to the purchase of $18.5 million of U.S. Government Agency notes and $2.8 million of collateralized mortgage obligations during the year. The increase in the average balance of investment securities resulted in an increase in interest income of $501 thousand. The average yield increased to 6.44% during 1995 from 5.44% during 1994 which resulted in an increase in interest income of $558 thousand.

     Interest income on mortgage-backed securities increased $541 thousand to $8.0 million during 1995. The increase was due to an increase in the average yield of these securities to 6.54% during 1995 from 5.82% during 1994, which resulted in a $887 thousand increase in interest income. This increase was partially offset by a decrease in the average balance of the portfolio. The average balance of mortgage-backed securities declined $5.9 million to $122.8 million due to principal paydowns of $19.8 million during the year, which resulted in a decrease in interest income of $346 thousand.

Interest Expense

     Total interest expense increased $2.7 million to $18.0 million in 1995 from $15.3 million in 1994. The increase in interest expense was due to both an increase in interest expense on deposits as well as borrowings.

     Interest expense on deposits increased $1.4 million to $15.9 million during 1995 from $14.5 million during 1994. The average rate on deposits increased 42 basis points to 3.81% during 1995 from 3.39% during 1994, resulting in an increase in interest expense of $1.8 million. This increase was partially offset by a decline in the average balance of deposits of $9.9 million to $419.4 million during 1995, resulting in a decrease in interest expense of $337 thousand. This was primarily due to a decline in the average balance of money market accounts of $12.4 million, partially offset by an increase in the average balance of certificates of deposit of $7.1 million during 1995.

  Interest expense on borrowings increased $1.3 million to $2.1 million in 1995 from $796 thousand in 1994. This increase was due to an increase in the average balance of borrowings as well as an increase in the average rate. The average balance of borrowing increased to $27.9 million in 1995 from $15.1 million in 1994, resulting in a $674 thousand increase in interest expense due to volume. This was the result of an $11 million increase in the average balance of advances from the Federal Home Loan Bank during the year. The average rate on borrowing increased to 7.46% during 1995 from 5.27% during 1994, resulting in a $610 thousand increase in interest expense due to rate.

Provision For Loan Losses

   The provision for loan losses increased $54 thousand to $120 thousand during 1995 from $66 thousand in 1994. The determination of the allowance level for loan losses is based on management's analysis of risk characteristics of various classifications of loans, previous loan loss experience, estimated fair value of the underlying collateral and current economic conditions.

Other Income (Expense)

    Other income from operations was $1.7 million in 1995 compared with $1.3 million in 1994.

      Loss from real estate held for development of $200 thousand was the result of an additional provision to the valuation allowance. The allowance level was adjusted in 1995 based on management's analysis of the current market conditions relating to the two remaining land development properties.

     Real estate owned operations, net in 1995 resulted in a loss of $92 thousand, which was comprised of $35 thousand in real estate owned operating expenses, $234 thousand of provisions for loss on real estate and $177 thousand of realized gains on the sale of real estate owned properties.

      Service charges collected on depositors' accounts increased $431 thousand to $1.5 million in 1995 from $1.1 million in 1994. The increase is the result of additional retail banking fees due to higher transaction volume during the year.

 Operating Expenses
     Total operating expenses increased $563 thousand to $11.9 million in 1995 from $11.4 million in 1994. The increase in operating expenses was primarily due to the addition of one branch to the Bank's branch network during the year.

     Salaries and benefits increased $339 thousand to $6.3 million in 1995 from $5.9 million in 1994. The increase was due to additional staff in the new branch opened during the year as well as an increase in administrative staffing. Average full time equivalent employees during 1995 were 209 as compared to 196 during 1994.

     Occupancy and equipment increased $131 thousand to $2.1 million in 1995 from $1.9 million in 1994. This increase is due to additional depreciation and occupancy expenses on a new branch opened in 1995, as well as other facility and equipment additions and improvements during the year.

     Purchased services increased $176 thousand to $1.0 million in 1995 from $846 thousand in 1994 which includes an increase in MAC charges of $85 thousand as well as an increase in DDA processing of $11 thousand due to higher transaction volume during the year.

     Federal deposit insurance premiums decreased to $974 thousand in 1995 from $1.0 million in 1994. The decrease is due to a decline in the average deposits of the Bank as well as a full year of the lowered FDIC rate of $.23 per $100 which was changed during the last six months of 1994.

     Currently, the Bank pays an insurance premium to the Federal Deposit Insurance Corporation ("FDIC") equal to .23% of its total deposits. Federal law requires that the FDIC maintain the reserve level of each of the Savings Association Insurance Fund ("SAIF") and the Bank Insurance Fund ("BIF") at
1.25% of insured deposits. Reserves are funded through payments by insured institutions of insurance premiums. The BIF reached this level during 1995. The FDIC reduced the insurance premiums to a range between 0.0% and 0.31% for members of BIF while maintaining the current range of between 0.23% and 0.31% of deposits for members of SAIF. As a result, most BIF insured institutions will pay only the statutory minimum of $2,000 annually. The reduction in insurance premiums for BIF members places SAIF members, such as the Bank, at a material competitive disadvantage to BIF members. A disparity in insurance premiums between those required for SAIF members, such as the Bank, and BIF members allows BIF members in the Bank's market area, as a result of the reduction in insurance premiums, to increase the rates paid on deposits. This could put competitive pressure on the Bank to raise the interest rates paid on deposits thus increasing its cost of funds and possibly reducing net interest income. The resultant competitive disadvantage could result in the Bank losing deposits to BIF members who have a lower cost of funds and are therefore able to pay higher rates of interest on deposits. Although the Bank has other sources of funds, these other sources may have higher costs than those of deposits, resulting in lower net yields on loans originated using such funds. A one-time assessment on thrift institutions sufficient to recapitalize the SAIF to a level which would at least approach that of the BIF has received the support of several sponsors. While there can be no assurance that this or any other idea for addressing the premium disparity will in fact materialize, an assessment of this kind could have a material adverse impact on the Bank's results of operations and financial position.

COMPARISON OF YEARS ENDED DECEMBER 31, 1994 AND 1993

Net Income

    The Corporation and its subsidiary recorded net income of $4.5 million for the year ended December 31, 1994, or $1.68 per share as compared to net income of $4.2 million, or $1.63 per share for the year ended December 31, 1993. Net interest income before provision for loan losses was $16.9 million in 1994 compared to $15.4 million in 1993. Provisions for loan losses in 1994 was $66 thousand compared to $202 thousand in 1993. Other income totaled $1.3 million in 1994 compared to $1.2 million for the same period in 1993. Total operating expenses for the year ended December 31, 1994 were $11.4 million compared to $9.7 million in the previous year.

Interest Income

     Total interest income increased $759 thousand to $32.3 million in 1994 from $31.5 million in 1993. The increase is attributable to increases in interest income on investment securities and loans of $1.1 million and $92 thousand, respectively. These increases were partially offset by a decrease in interest income on mortgage-backed securities of $418 thousand.

     The increase in interest income on investments was due to an increase in the average volume of investments, primarily U.S. Government Agency notes as well as an increase in the average interest rate earned. The average volume of investment securities increased to $46.6 million in 1994 from $29.5 million in 1993, resulting in an increase in interest income of $842 thousand due to changes in volume. The average interest rate earned on investment securities increased to 5.44% in 1994 from 4.92% in 1993, resulting in an increase in interest income of $243 thousand due to changes in interest rates.

     The increase in interest income on loans was due to an increase in the average volume of loans, partially offset by a decline in the average rate received on loans. The average volume of loans increased to $280.0 million in 1994 from $267.0 million in 1993, resulting in a $1.1 million increase in interest income due to changes in volume. The average earning interest rates received on loans declined to 7.94% in 1994 from 8.29% in 1993, resulting in a decrease of $986 thousand in interest income on loans due to changes in rates.

     The decrease in interest income on mortgage-backed securities was due to a decrease in the average earning interest rate received on mortgage-backed securities, as well as a decrease in the average volume of mortgage-backed securities. The weighted average rate on mortgage-backed securities declined to 5.82% in 1994 from 6.11% in 1993, resulting in a $372 thousand decline in interest income due to changes in rates. The average volume of mortgage-backed securities decreased to $128.8 million in 1994 from $129.5 million in 1993, resulting in a $46 thousand decrease in interest income due to changes in volume.

Interest Expense

     Total interest expense decreased $765 thousand to $15.3 million in 1994 from $16.1 million in 1993. The decline in interest expense is due to a decline in the weighted average rate paid on deposits partially offset by an increase in the average volume of deposits.

     During the period the average interest rate paid on deposits declined to 3.39% in 1994 from an average rate of 3.91% in 1993, resulting in a $2.2 million decrease in interest expense on deposits due to changes in rates. Partially offsetting the decline in rates was an increase in the average volume of deposits which increased to $429.3 million in 1994 from an average balance of $407.2 million in 1993, resulting in a $866 thousand increase in interest expense due to changes in volume. The increase in the average deposits is primarily due to the purchase of deposits during the year totaling approximately $39.3 million.

     Interest expense on borrowings increased $602 thousand to $796 thousand in 1994 from $194 thousand in 1993. This increase is due to an increase in the average balance of borrowings to $15.1 million in 1994 from $5.5 million in 1993, resulting in a $343 thousand increase in interest expense due to volume. This increase is the result of the issuance of $10.0 million of subordinated debentures by the Corporation during 1994.

     On July 28, 1994, the Corporation issued $10 million principal amount of 10% subordinated debentures (the `Debentures") in an underwritten public offering. The Debentures were issued in denominations of $1,000 and integral multiples thereof. Interest is payable on the Debentures semi-annually on February 1 and August 1 of each year. The Corporation made its first interest payment on the Debentures on February 1, 1995.

     The Debentures are not redeemable prior to August 1, 1997. Thereafter, the Debentures are redeemable at any time by the Corporation, in whole or in part, on not less than 30 days notice, at fixed redemption prices, together with accrued interest to the redemption date.

     The Debentures were issued pursuant to an Indenture dated as of July 28, 1994. In accordance with the Indenture, the Corporation may not declare or pay a dividend, or purchase or redeem, or otherwise acquire for value, any of its capital stock, or return any capital to holders of its capital stock, or make any distribution of assets to holders of its capital stock unless from and after the date of any such transaction the Corporation retains at all times cash, cash equivalents or marketable securities in an amount not less than the aggregate amount of two consecutive semi-annual interest payments that will be due and payable on the Debentures following such transaction (the `Cash Retention").
In determining the minimum amount of the Cash Retention, the Corporation must deduct the amount of each semi-annual interest payment made on the Debentures following the proposed declaration or redemption, as the case may be.

Provision For Loan Losses

   The provision for loan losses decreased $136 thousand to $66 thousand during 1994 from $202 thousand in 1993. The determination of the allowance level for loan losses is based on management's analysis of risk characteristics of various classifications of loans, previous loan loss experience, estimated fair value of the underlying collateral and current economic conditions.

Other Income (Expense)

    Total operating income was $1.3 million in 1994 compared with $1.2 million in 1993.

      Service charges collected on depositors' accounts increased $225 thousand to $1.1 million in 1994 from $863 thousand in 1993. The increase is the result of additional retail banking fees due to a higher average customer deposit base during the year.

     Loss on sale of investment securities is due to a $122 thousand loss on the sale of the ARM mutual funds during the year.

     Real estate owned operations, net in 1994 resulted in a loss of $259 thousand, which was comprised of $90 thousand in real estate owned operating expenses, $79 thousand of provisions for loss on real estate and $90 thousand of realized losses on the sale of real estate owned properties.

Operating Expenses

     Total operating expenses increased $1.7 million to $11.4 million in 1994 from $9.7 million in 1993. The increase in operating expenses was primarily due to the addition of three branches to the Bank's branch network during the year.

     Salaries and benefits increased $1.1 million to $5.9 million in 1994 from $4.8 million in 1993. The increase was due to additional staff in the three new branches opened during the year as well as an increase in administrative staffing. Average full time equivalent employees increased to 196 during 1994 from 168 during 1993. The increase also resulted from the $129 thousand of expense related to the issuance and exercise of stock appreciation rights during the year.

          Occupancy and equipment increased $345 thousand to $1.9 million in 1994 from $1.6 million in 1993. This increase is primarily due to additional depreciation and occupancy expenses on the new branches opened during the year.

          Purchased services decreased $84 thousand to $846 thousand in 1994 from $930 thousand in 1993 due primarily to lower processing costs incurred from a change in the Bank's check processors during the year.

     Federal deposit insurance premiums decreased to $1.02 million in 1994 from $1.07 million in 1993. The decrease is due to a decline in the insurance premium, partially offset by higher average deposits during the year.

     Professional fees increased $56 thousand to $363 thousand in 1994 from $307 thousand in 1993. This increase is primarily due to an increase in audit and examination fees of $51 thousand the year.

     Other operating expenses increased to $1.2 million during 1994 from $1.0 million in 1993. This increase is primarily due to an increase in amortization expense of $183 thousand, resulting from the $1.4 million in premiums paid on deposits acquired during the year.

LIQUIDITY AND CAPITAL RESOURCES

     The Bank's liquidity is a measure of its ability to fund loans, withdrawals of deposits and other cash outflows in a cost effective manner. The Bank's primary sources of funds are deposits and scheduled amortization and prepayments of loan principal. The Bank also obtains funds from the sale and maturity of investment securities and short-term investments as well as the maturity of mortgage-backed securities and funds provided by operations. During the past several years, the Bank has used such funds primarily to meet its ongoing commitments to fund maturing time deposits and savings withdrawals, to fund existing and continuing loan commitments and to maintain liquidity. While the Bank has been able to fund its operations internally during recent periods, it has periodically supplemented its liquidity needs with advances from the FHLB of New York. At December 31, 1995 the Bank had $24.5 million in advances from the Federal Home Loan Bank of New York. While loan payments, maturing investments and mortgage-backed securities are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Bank's liquidity is also influenced by the level of demand for funding loan originations.

     The Bank is required under applicable federal regulations to maintain specified levels of `liquid investments", which include certain United States government and federal agency securities and other approved investments. Regulations currently in effect require the Bank to maintain liquid assets of not less than 5% of its withdrawable accounts plus short-term borrowings. Short-term liquid assets must consist of not less than 1% of such accounts and borrowings, which amount is also included in the 5% requirement. These levels are changed from time to time by the regulators to reflect the current economic conditions. The Bank has generally maintained liquidity in excess of required levels. The Bank's regulatory liquidity and short-term liquidity was 10.63% and 4.75%, respectively, at December 31, 1995.

     The amount of certificate accounts which are scheduled to mature during the twelve months ending December 31, 1996 is approximately $143.3 million. To the extent these deposits do not remain at the Bank upon maturity, the Bank believes it can replace these funds with deposits, FHLB advances or outside borrowings. It has been the Bank's experience that a substantial portion of such maturing deposits remain with the Bank.

     At December 31, 1995, the Bank had loan commitments outstanding of $25.7 million, of which $2.6 million were for fixed-rate loans and $23.1 million were for adjustable-rate loans. Funds required to fulfill the commitments are derived primarily from loan repayments, net deposit inflows or, when appropriate, borrowings.

     Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") the Bank must have core capital equal to 3% of assets, which 1.5% must be tangible capital, excluding goodwill. FIRREA also established risk-based capital standards. In measuring the Bank's compliance with FIRREA capital standards, the Bank must deduct from its regulatory capital calculation investments in, and advances to, subsidiaries engaged in activities not permissible for national banks. At December 31, 1995, the Bank exceeded all three regulatory capital levels required under FIRREA. At December 31, 1995, the Bank's regulatory tangible and core capital was $36.8 million or 7.38% of total bank assets and risk-based capital was $39.2 million or 16.17% of risk-weighted assets.

The Bank holds a substantial component of its investment portfolio in mortgage-backed securities and collateralized mortgage obligations (collectively, `MBS"). At the end of 1995, the total investment in MBS amounted to $124.3 million, or 68% of total investments. These are instruments collateralized by pools of residential and commercial mortgages, which return interest and principal payments to the investor. Approximately 89% of the Bank's MBS holdings are U.S. Government Agency securities (GNMA, FNMA, and FHLMC), which carry either a direct government or a quasi-government guarantee and are rated AAA in terms of quality. The Bank also owns non-agency MBS, issued by major financial institutions, which are rated AAA and AA. MBS are generally very liquid issues with major brokerage houses providing ready markets. However, MBS are subject to prepayment and extension risk which can adversely affect their yield and expected maturity.


CONSOLIDATED SUMMARY OF QUARTERLY EARNINGS (UNAUDITED)

The following table presents summarized quarterly data for 1995 and 1994:

                                         1ST             2ND             3RD              4TH            TOTAL
1995                                   QUARTER         QUARTER         QUARTER          QUARTER          YEAR
                                  ------------     ------------    ------------    ------------     ------------

                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Total interest income             $      8,444     $      8,721    $      9,013    $      9,023     $     35,201
Total interest expense                   4,052            4,408           4,791           4,790           18,041
                                  ------------     ------------    ------------    ------------     ------------
Net interest income                      4,392            4,313           4,222           4,233           17,160

Provision for loan losses                   30               30              30              30              120
                                  ------------     ------------    ------------    ------------     ------------


Net interest income after
provision for loan losses                4,362            4,283           4,192           4,203           17,040
Total other income                         438              446             458             348            1,690
Total operating expenses                 2,967            2,961           2,993           2,995           11,916
                                  ------------     ------------    ------------    ------------     ------------


Income before income taxes               1,833            1,768           1,657           1,556            6,814
Federal and state income taxes             669              639             600             563            2,471
                                  ------------     ------------    ------------    ------------     ------------


Net income                        $      1,164     $      1,129    $      1,057    $        993     $      4,343
                                  ============     ============    ============    ============     ============




Earnings per common share (a)     $       0.45     $       0.44    $       0.42    $       0.38     $       1.69
                                  ============     ============    ============    ============     ============

                                        1ST             2ND             3RD              4TH             TOTAL
1994                                  QUARTER          QUARTER         QUARTER          QUARTER          YEAR
                                  ------------     ------------    ------------    ------------     ------------

                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Total interest income             $      7,513     $      7,978    $      8,326    $      8,452     $     32,269
Total interest expense                   3,525            3,776           3,961           4,073           15,335
                                  ------------     ------------    ------------    ------------     ------------

Net interest income                      3,988            4,202           4,365           4,379           16,934
Provision for loan losses                   12               18              18              18               66
                                  ------------     ------------    ------------    ------------     ------------

Net interest  income after
  provision for loan losses              3,976            4,184           4,347           4,361           16,868
Total other income                         285              373             370             247            1,275
Total operating expenses                 2,530            2,934           2,993           2,896           11,353
                                  ------------     ------------    ------------    ------------     ------------


Income before income taxes               1,731            1,623           1,724           1,712            6,790
Federal and state income taxes             606              546             576             607            2,335
                                  ------------     ------------    ------------    ------------     ------------


Net income                        $      1,125     $      1,077    $      1,148    $      1,105     $      4,455
                                  ============     ============    ============    ============     ============

Earnings per common share (a)     $       0.42     $       0.40    $       0.43    $       0.43     $       1.68
                                  ============     ============    ============    ============     ============

(a) Earning per common share and weighted average common shares outstanding have been restated to reflect a two-for-one stock split announced in November 1995.


FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31,                                                  1995                        1994
                                                            -------------          -------------

ASSETS

   Cash and amounts due from depository institutions        $   9,804,770         $    9,425,147
   Interest-bearing Deposits                                      124,334                582,744
   Federal funds sold                                                   0              1,300,000
   Short term funds                                                56,476                 72,654
                                                            -------------          -------------

       Total cash and cash equivalents                          9,985,580             11,380,545
   Investment securities held to maturity                      43,564,913             21,204,072
   Investment securities available for sale                    22,767,981             11,466,127
   Loans receivable - net                                     288,400,236            283,259,831
   Mortgage-backed securities held to maturity                111,554,864            131,872,980
   Accrued interest receivable:
       Loans                                                    1,749,652              1,678,617
       Mortgage-backed securities                                 964,148              1,028,201
       Investments                                                892,533                366,287
   Federal Home Loan Bank stock                                 4,058,100              3,728,400
   Real estate held for development - net                       1,227,732              1,427,732
   Real estate owned - net                                        668,792              1,811,527
   Office properties and equipment - net                       12,773,479             10,688,190
   Deferred income taxes                                          897,443              1,146,603
   Excess cost over fair value of net assets acquired             997,505              1,320,731
   Prepaid expenses and other assets                              553,944                845,436
   Subordinated Debentures issue cost - net                       493,157                550,505
                                                            -------------          -------------

TOTAL ASSETS                                                $ 501,550,059          $ 483,775,784
                                                            =============          =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:

   Deposits                                                 $ 428,809,380          $ 429,430,814
   Advances from the Federal Home Loan Bank                    24,500,000             10,070,000
   10% Subordinated Debentures, due 2004                       10,000,000             10,000,000
   Guarantee of employee stock ownership plan debt                182,444                258,425
   Advances by borrowers for taxes and insurance                2,093,130              2,105,281
   Accrued interest payable                                       888,456                837,694
   Dividends payable                                              125,288                      0
   Other liabilities                                            1,898,861              1,914,760
                                                            -------------          -------------
   Total liabilities                                          468,497,559           454,616,974
                                                            -------------          -------------

Commitments and contingencies
Stockholders' Equity:

   Preferred stock - $.10 par value 5,000,000 shares
   authorized; none issued Common stock - $.10 par value
   10,000,000 shares authorized; shares issued 2,601,634
   and 1,295,100, and shares outstanding 2,505,756 and
   1,257,550 as of December 31, 1995 and 1994,
   respectively                                                   260,163                129,510

   Paid-in capital in excess of par                             8,408,840              8,495,186
   Unrealized loss on securities available for sale -            (236,154)             (415,872)
   net of deferred income taxes
   Guarantee of employee stock ownership plan debt               (182,444)              (258,425)
   Retained earnings - substantially restricted                25,951,864             22,108,961
   Less:  Treasury stock (95,878 and 37,550 shares,
     at cost,  as of December 31, 1995 and 1994,
     respectively)                                             (1,149,769)              (900,550)
                                                            -------------          -------------
Total stockholders' equity                                     33,052,500             29,158,810
                                                            -------------          -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $ 501,550,059          $ 483,775,784
                                                          =============          =============

See notes to consolidated financial statements.

FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31,                        1995              1994              1993
                                            --------------   --------------     --------------

INTEREST  INCOME:
Interest income on:

  Loans                                    $    23,572,092   $   22,241,502     $   22,149,620
  Mortgage-backed securities                     8,033,982        7,492,533          7,909,658
  Investments                                    3,594,867        2,535,568          1,450,619
                                            --------------   --------------     --------------
Total interest income                           35,200,941       32,269,603         31,509,897
                                            --------------   --------------     --------------

INTEREST EXPENSE:
Interest expense on:

  Deposits                                      15,961,110       14,539,097         15,905,872
  Subordinated Debentures                        1,049,015          456,306                  0
  Borrowings                                     1,031,043          339,840            194,478
                                            --------------   --------------     --------------
Total interest expense                          18,041,168       15,335,243         16,100,350
                                            --------------   --------------     --------------

NET INTEREST INCOME                             17,159,773       16,934,360         15,409,547
PROVISION FOR LOAN LOSSES                          120,000           66,000            202,000
                                            --------------   --------------     --------------

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES                       17,039,773       16,868,360         15,207,547
                                            --------------   --------------     --------------

OTHER INCOME (EXPENSE):
  Loan service charges and other fees              269,977          319,192            296,558
  Gain on sale of loans                              8,836           14,728            256,441
  (Loss) Gain on sale of investment securities           0         (121,609)            62,268
  Loss from real estate held for development      (200,000)               0           (400,000)
  Real estate owned operations, net                (91,986)        (258,685)          (124,314)
  Service charges on depositors' accounts        1,519,078        1,087,928            863,201
  Other income                                     184,687          233,172            211,625
                                            --------------   --------------     --------------
Total other income (expense)                     1,690,592        1,274,726          1,165,779
                                            --------------   --------------     --------------

OPERATING EXPENSES:

  Salaries and employee benefits                 6,285,898        5,947,270          4,758,460
  Occupancy and equipment                        2,053,513        1,922,159          1,577,083
  Purchased services                             1,021,442          845,537            930,371
  Federal deposit insurance premium                973,503        1,022,196          1,069,961
  Professional fees                                367,160          363,347            307,260
  Advertising                                       25,250           24,104             28,715
  Other                                          1,189,114        1,227,855          1,011,358
                                            --------------   --------------     --------------
Total operating expenses                        11,915,880       11,352,468          9,683,208
                                            --------------   --------------     --------------

INCOME BEFORE INCOME TAXES AND                   6,814,485        6,790,618          6,690,118
CUMULATIVE EFFECT OF CHANGE IN
ACCOUNTING PRINCIPLES

INCOME TAXES:
Current                                          2,526,805         2,076,887         2,417,650
Deferred                                           (55,724)          258,276            17,820
                                            --------------    --------------    --------------
Total income taxes                               2,471,081         2,335,163         2,435,470

INCOME BEFORE CUMULATIVE EFFECT
  OF CHANGE IN ACCOUNTING PRINCIPLES             4,343,404         4,455,455         4,254,648
Cumulative effect of change in
accounting principles, net of tax                        0                 0           (40,000)
                                            --------------   --------------     --------------
NET INCOME                                  $    4,343,404    $    4,455,455    $    4,214,648
                                            ==============    ==============    ==============

EARNINGS PER COMMON SHARE*:
Income before cumulative effect of change
  in accounting principles                           $1.69             $1.68             $1.65

Cumulative effect of change in accounting
  principles, net of tax                              0.00              0.00             (0.02)
                                                      ----              ----             -----

NET INCOME                                           $1.69             $1.68             $1.63
                                                     =====             =====             =====

 Weighted average common shares and
   common stock equivalents outstanding*         2,565,166         2,650,634         2,579,518
                                                 =========         =========         =========

     * Earnings per common share and weighted average common shares and common stock equivalents outstanding have been restated to reflect a two-for-one stock split announced in November 1995.

See notes to consolidated financial statements.


FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31,                          1995              1994              1993
                                           ----------------   ---------------   ---------------

OPERATING ACTIVITIES:

Net income                                 $      4,343,404   $     4,455,455   $     4,214,648
Adjustments to reconcile net income to
net cash provided by operating activities:

Provision for loan losses                           120,000            66,000           202,000
Depreciation and amortization                     1,622,710         1,735,995         1,210,907
Provision for real estate owned                     354,453           157,526            29,321
Provision for real estate held for                  200,000                 0           400,000
development
Realized (gains) and losses on:
  Sale of loans and loans held for sale              (8,836)          (14,728)         (256,441)
  Sale of investments available for sale                  0           121,609           (39,750)
  Disposal and sale of fixed assets                   3,836               265             3,489
  Sale of real estate owned                        (177,197)           90,204           (28,809)
Proceeds from sale of loans held for
sale                                                257,989           571,966        12,103,092
Loans originated for sale                          (254,000)         (519,164)      (11,887,193)
Increase in accrued interest receivable            (533,227)         (171,288)         (285,608)
Decrease (Increase) in prepaid expenses             348,840          (210,871)          490,949
and other assets
Increase (Decrease) in accrued interest
payable                                              50,762           480,227           (67,381)
Decrease in other liabilities                       (15,899)         (600,518)       (1,526,354)
Deferred income taxes                               (55,724)          258,276          (442,183)
Other                                                75,981            80,108            47,801
                                           ----------------   ---------------   ---------------
  Net cash provided by operating
   activities                                     6,333,092         6,501,062         4,168,488
                                           ----------------   ---------------   ---------------

INVESTING ACTIVITIES:
Proceeds from sale of:
  Education loans                                   868,725         1,182,050           534,077
  Real estate held for development                        0                 0           452,939
  Real estate owned                               1,022,006           641,754           445,353
  Office property and equipment                           0                 0            83,117
Proceeds from maturities of investment
  securities held to maturity                    35,549,229        51,749,025        13,285,033
Proceeds from maturities of investment
securities available for sale                    13,767,144         3,527,118        12,000,000
Principal collected on mortgage-backed
  securities                                     21,454,381        35,831,645        51,560,074
Principal collected on longer-term loans,net     40,393,832        47,098,661        66,259,189
Longer-term loans originated or acquired,net    (46,373,552)      (63,052,814)      (81,172,809)
Purchase of investment securities and
mortgage-backed securities held to maturity     (62,865,500)     (106,872,825)      (73,061,636)
Purchase of investment securities
available for sale                              (21,317,509)       (1,136,497)       (6,202,655)
Increase (Decrease) in real estate held
for development                                           0            25,575          (103,406)
Purchase of Federal Home Loan Bank stock           (329,700)         (240,800)         (406,000)
Purchase of office property and equipment        (3,037,422)       (2,314,663)       (1,122,038)
Cash received from branch purchase, net                   0        37,423,277                 0
                                           ----------------   ---------------   ---------------
  Net cash used (provided) by investing
  activities                                    (20,868,366)        3,861,506       (17,448,762)
                                           ----------------   ---------------   ---------------

FINANCING ACTIVITIES:

Net (decrease) increase in demand deposits
  and savings accounts                           (5,609,287)       (6,649,839)       18,777,333
Net increase (decrease) in time deposits          4,987,853        (9,254,006)      (14,932,462)
Net increase in FHLB advances                    14,430,000         2,070,000         6,500,000
Principal repayment of employee stock
  ownership plan debt                               (75,981)          (65,981)          (70,319)
Net proceeds from issuance of 10%
  Subordinated Debentures                                 0         9,426,522                 0
Decrease (Increase) in advances from
  borrowers for taxes and insurance                 (12,151)          196,380           (47,467)
Purchase of treasury stock                         (249,219)         (900,550)                0
Dividends paid on common stock                     (375,213)                0                 0
Net proceeds from issuance of common stock           44,307            24,025            38,750
                                           ----------------   ---------------    --------------
   Net cash provided (used) by financing
   activities                                    13,140,309        (5,153,449)       10,265,835
                                           ----------------   ---------------    --------------

(DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS                                    (1,394,965)        5,209,119        (3,014,439)
CASH AND CASH EQUIVALENTS, BEGINNING OF
  YEAR                                           11,380,545         6,171,426         9,185,865
                                           ----------------    --------------    --------------
CASH AND CASH EQUIVALENTS, END OF YEAR    $       9,985,580   $    11,380,545   $     6,171,426
                                          =================   ===============   ===============


Supplemental Disclosures:
  Cash paid for:
     Interest on deposits, advances
       and other borrowings               $     17,990,406   $    14,855,016   $    16,167,731
     Income taxes                                2,503,591         2,212,593         2,273,587
  Non cash investing and financing
    activities:
     Deposits acquired in connection
       with branch acquisition                           0        39,317,734                 0
     Assets acquired in connection
       with branch acquisition                           0           510,403                 0
     Transfer of securities to available for
       sale during FASB 115 suspension period    4,979,408                 0                 0
     Dividends declared and not paid at
       year end                                    125,288                 0                 0
     Non-monetary transfers from loans to
       real estate acquired through foreclosure     56,527         1,090,740           361,573

See notes to consolidated financial statements.

FMS FINANCIAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                           UNREALIZED   GUARANTEE OF
                                              PAID-IN       LOSS ON       EMPLOYEE    RETAINED
                                              CAPITAL      SECURITIES      STOCK      EARNINGS-                 TOTAL
                                     COMMON   IN EXCESS    AVAILABLE     OWNERSHIP  SUBSTANTIALLY  TREASURY  STOCKHOLDERS'
                                      STOCK    OF PAR    FOR SALE, NET   PLAN DEBT   RESTRICTED     STOCK       EQUITY
                                   --------- ----------  -------------  --------- -------------  ---------- -------------


Balances at December 31, 1992      $ 128,700 $ 8,433,221   $ (23,600)  $ (394,725) $ 13,438,858   $     0   $ 21,582,454
Net Income                                                                            4,214,648                4,214,648
Decrease in guarantee of employee
  stock ownership plan debt                                                70,319                                 70,319
Exercise of stock options                500      38,250                                                          38,750
                                   ---------  ----------    --------     --------- -------------  ---------- -------------

Balances at December 31, 1993        129,200   8,471,471     (23,600)    (324,406)   17,653,506          0    25,906,171
Net Income                                                                            4,455,455                4,455,455
Increase in unrealized loss on
  securities available for sale,net                         (392,272)                                           (392,272)
Decrease in guarantee of employee
  stock ownership plan debt                                                65,981                                 65,981
Exercise of stock options                310      23,715                                                          24,025
Purchase of common stock                                                                          (900,550)     (900,550)
                                   --------- -----------    --------     --------- -------------  ---------- -------------

Balances at December 31, 1994        129,510   8,495,186    (415,872)    (258,425)   22,108,961   (900,550)   29,158,810
Net Income                                                                            4,343,404                4,343,404
Dividends declared                                                                     (500,501)                (500,501)
Decrease in unrealized loss on
  securities available for sale,net                          179,718                                             179,718
Decrease in guarantee of employee
  stock ownership plan debt                                                75,981                                 75,981
Exercise of stock options                572      43,735                                                          44,307
Purchase of common stock                                                                          (249,219)     (249,219)
Two-for-one stock split              130,081    (130,081)                                                              0
                                   --------- -----------    --------    ---------  ------------  ---------- -------------

Balances at December 31, 1995       $260,163 $ 8,408,840   $(236,154)   $(182,444) $ 25,951,864 $(1,149,769) $33,052,500
                                    ======== ===========   =========    =========  ============ ===========  ===========

See notes to consolidated financial statements.

FMS FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements are prepared in accordance with generally accepted accounting principles. The consolidated financial statements include the accounts of FMS Financial Corporation ("the Corporation"), Farmers
& Mechanics Bank, and its wholly-owned subsidiaries ("the Bank"). Material intercompany accounts and transactions have been eliminated in consolidation.

REGULATORY AUTHORITIES

    The regulatory agency overseeing savings associations is the Office of Thrift Supervision ("OTS") and the deposits of the Bank are insured by the Federal Deposit Insurance Corporation ("FDIC").

     At periodic intervals, both the OTS and the FDIC routinely examine the Corporation as part of their legally prescribed oversight of the savings and loan industry. Based on these examinations, the regulators can direct that the Corporation's financial statements be adjusted in accordance with their findings. In addition, the Corporation is subject to regulations of the Securities and Exchange Commission ("SEC").

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash and amounts due from depository institutions, interest-bearing deposits with an original maturity of 90 days or less, money market funds and federal funds sold. Cash and cash equivalents exclude repurchase agreements which are generally classified as investments held to maturity. Generally, federal funds are purchased and sold for one-day periods. The Bank is required to maintain certain average reserve balances as established by the Federal Home Loan Bank. The amount of those balances for the reserve computation periods which include December 31, 1995 and 1994 were $3.2 million and $3.3 million, respectively. These requirements were satisfied through the balance of vault cash and a balance at the Federal Home Loan Bank.

INVESTMENTS AND MORTGAGE-BACKED SECURITIES

     During 1994, the Corporation adopted Statement of Financial Accounting Standards No. 115 (SFAS No. 115), `Accounting for Certain Investments in Debt and Equity Securities"which required the classification of investments into three categories, as applicable; trading, available for sale or held to maturity. Upon the adoption of SFAS No. 115 on January 1, 1994, the Corporation categorized selected investments and mortgage-backed securities that are part of the Corporation's asset/liability management strategy and that may be sold in response to changes in interest rates, prepayments and similar factors, as available for sale. Investments classified as available for sale are reported at the current market value with net unrealized gains and losses, net of applicable deferred tax effects, added to or deducted from the Corporation's total stockholders' equity. Gains and losses on the sale of investment securities are recognized utilizing the specific identification method.

     Investment and mortgage-backed securities classified as held to maturity are recorded at cost, adjusted for amortization of premiums or accretion of discounts over the term of the security. Premiums and discounts are amortized using a method which in total approximates the interest method over the remaining contractual life of the security. The Corporation has the intent and ability to hold these securities to maturity.

REVERSE REPURCHASE AGREEMENTS

       The Bank invests excess funds in reverse repurchase agreements. Generally, the maturity date of the reverse repurchase agreement is less than 90 days. Due to the short-term nature of the agreement, the Bank does not take possession of the securities; instead it is held in safekeeping by the Bank's agent. The carrying value of the agreements approximates fair market value because of the short maturity of the investment and the Bank believes that it is not exposed to any significant risk on its investments in reverse repurchase agreements.

ALLOWANCE FOR POSSIBLE LOAN LOSSES

     An allowance for possible loan losses is maintained at a level that management considers adequate to provide for potential losses based upon the portfolio's past loss experience, current economic conditions and other relevant factors. When collection of a loan's principal balance or portion thereof is considered doubtful, management charges the allowance for possible loan losses based on their assessment of the loan's underlying collateral, if collateral dependent or present value of estimated future cash flows, and the borrower's financial condition. While management uses the best information available to make evaluations about the adequacy of the allowance for loan losses, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making evaluations.

LOANS HELD FOR SALE

      The Bank sells selected fixed-rate residential mortgage loans, without recourse, to provide additional funds for lending and to restructure the loan portfolio to improve interest rate risk. These loans are carried at the lower of cost or market value, determined on a net aggregate basis.

INTEREST ON LOANS

     The Bank recognizes interest on loans when earned. Generally, the Bank does not recognize interest on loans three months or more delinquent. Such interest ultimately collected is credited to income in the period of recovery.

REAL ESTATE OWNED

     Real estate owned consists of properties acquired by or in-lieu of foreclosure. These assets are carried at the lower of cost or estimated fair value at the time the loan is foreclosed less estimated cost to sell. The amounts recoverable from real estate owned could differ materially from the amounts used in arriving at the net carrying value of the assets because of future market factors beyond the control of the Bank. Costs to improve the property are capitalized, whereas costs of holding the property are charged to expense.

OFFICE PROPERTIES AND EQUIPMENT

     Office properties and equipment are recorded at cost. Depreciation is computed using the straight-line method over the expected useful lives of the assets. The costs of maintenance and repairs are expensed as they are incurred and renewals and improvements are capitalized.

DEFERRED LOAN FEES

     The Bank defers all loan fees and related direct loan origination costs. Deferred loan fees and costs are generally amortized as a yield adjustment over the life of the loan using the interest method.

LOANS SERVICED FOR OTHERS

     Servicing loans for others generally consists of collecting mortgage payments, disbursing payments to investors and processing foreclosures. Loan servicing income is recorded upon receipt and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. The total amount of loans being serviced for the benefit of others was $34.4 million and $38.3 million at December 31, 1995 and 1994, respectively. Loan servicing fee income was approximately $113 thousand, $132 thousand and $163 thousand for the years ended December 31, 1995, 1994 and 1993, respectively.

REAL ESTATE HELD FOR DEVELOPMENT

     Real estate held for development is carried at cost not to exceed net realizable value. Net realizable value is determined based on a discounted estimate of the fair market value.

EXCESS COST OVER FAIR VALUE OF NET ASSETS ACQUIRED

     The excess cost over the fair value of assets acquired is being amortized over a five year period using the straight-line method.

INCOME TAXES

      Effective January 1, 1993, the Corporation adopted the provisions of Statement of Financial Accounting Standards No. 109 (SFAS No. 109) `Accounting for Income Taxes'. The adoption of SFAS No. 109 required a change from the deferred method under Accounting Principles Board Opinion No. 11 to the asset and liability method of accounting for income taxes. The asset liability method, requires that deferred tax assets and liabilities be measured based on a tax rate convention under which the reversal of temporary differences, including operating loss and tax credit carry forwards, are expected to be taxed. SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance, if it is probable that some portion or all of the deferred tax assets will not be realized. The Corporation did not restate its prior year's financial statements in conjunction with the adoption of SFAS No. 109. The cumulative effect of the adoption of SFAS No. 109 was to increase net deferred income taxes by $275 thousand, which was credited to earnings in the first quarter of 1993 as a cumulative effect of change in accounting principle.

     The Corporation computes its taxable income for both financial reporting and federal tax purposes on the accrual basis. The Corporation reports certain items of income and expense in its consolidated financial statements in periods different from those in which such items enter into the determination of taxable income. In conformity with generally accepted accounting principles, the Corporation provides for the tax effects of such timing differences in its consolidated financial statements, subject to the deferred tax asset realizability provisions of SFAS No. 109. These differences between pretax accounting income and taxable income for return purposes consist primarily of the calculations for bad debt deductions, real estate losses, depreciation, recognition of income and expenses associated with loan origination, profit recognition on discounted mortgages and securities income.

POST-RETIREMENT BENEFITS OTHER THAN PENSIONS

     Effective January 1993, the Corporation adopted the provisions of Statement of Financial Accounting Standards No. 106, `Employers' Accounting for Post-retirement Benefits Other Than Pensions', (SFAS No. 106). SFAS No. 106 changed the practice of accounting for post-retirement health care benefits from a cash basis to an accrual basis whereby, during the years that the employee renders service, the expected cost of providing those benefits to an employee will be
recorded.   The accumulated post-retirement benefit obligation as of January 1,
1993 of $500 thousand was charged in the first quarter of 1993 as a cumulative effect of change in accounting principle, net of an income tax benefit of $185 thousand.

RECLASSIFICATIONS

     Certain items in the 1994 and 1993 consolidated financial statements have been reclassified to conform with the presentation in the 1995 consolidated financial statements.

EARNINGS PER COMMON SHARE

     Earnings per common share and weighted average common shares outstanding and common stock equivalents have been retroactively restated to reflect the increased number of common shares resulting from a two-for-one stock split that was announced in November 1995 and paid to shareholders on January 12, 1996. A total of 1,300,817 additional shares were issued in conjunction with the stock split. The par value of the Corporation's stock remained unchanged. As a result, $130,081 was transferred from paid-in capital in excess of par to common stock. During 1995 and 1994, earnings per share was based on dividing net income by the weighted average number of common shares outstanding plus the shares that would be outstanding assuming the exercise of dilutive stock options, all of which are considered to be common stock equivalents. During 1993, common stock equivalents did not have a material dilutive effect on the earnings per share calculation. The weighted average shares and common stock equivalents outstanding for the year ended December 31, 1995 and 1994 totaled 2,565,166 and 2,650,634, respectively, and the weighted average shares outstanding totaled 2,579,518 for the year ended December 31, 1993.

NEW ACCOUNTING PRONOUNCEMENTS

     In May 1995, the FASB issued Statement of Financial Accounting Standards No. 122, `Accounting for Mortgage Servicing Rights", which is effective for the Corporation beginning January 1, 1996. The statement requires the recognition of separate assets relating to the rights to service mortgage loans for others based on their fair value if it is practicable to estimate the value. The statement applies prospectively to transactions entered into in 1996, therefore there will be no cumulative effect upon adoption of this statement. This statement is not expected to have a significant effect on the financial position or results of operations of the Corporation.

    In October 1995, the FASB issued SFAS No. 123, `Accounting for Stock-Based Compensation', which is effective for the Corporation beginning January 1, 1996. SFAS No. 123 provides an alternative method of accounting for stock-based compensation arrangements, based on fair value of the stock-based compensation determined by an option pricing model utilizing various assumptions regarding the underlying attributes of the options and the Company's stock, rather than the existing method of accounting for stock-based compensation which is provided in Accounting Practices Bulletin Opinion No. 25, `Accounting for Stock Issued to Employees"(APB 25). The FASB encourages entities to adopt the fair value based method, but does not require the adoption of this method. For those entities that continue to apply APB 25, pro forma disclosure of the effects, if adopted, of SFAS No. 123 on net income and earning per share would be required in the 1996 financial statements. The Corporation will continue to apply APB 25 and therefore, there will be no impact on the financial position and results of operations.

2. INVESTMENT SECURITIES HELD TO MATURITY

     A comparison of amortized cost and estimated market value of investment securities held to maturity at December 31, 1995 and 1994 are as follows:


                                            DECEMBER 31, 1995
                                          GROSS           GROSS        ESTIMATED
                         AMORTIZED      UNREALIZED      UNREALIZED       MARKET
                           COST            GAINS          LOSSES          VALUE
                      ------------      ----------     ---------     ------------
U.S. Gov't Agencies   $ 34,086,243      $   64,656     $ (40,910)    $ 34,109,989
Reverse  Repurchase      9,000,000               0             0        9,000,000
Municipal bonds            463,670             447             0          464,117
U.S. Treasury               15,000               0        (1,000)          14,000
                      ------------      ----------     ---------     ------------

Total                 $ 43,564,913      $   65,103     $ (41,910)    $ 43,588,106
                      ============      ==========     =========     ============



                                      DECEMBER 31, 1994
                                            GROSS          ESTIMATED
                           AMORTIZED      UNREALIZED         MARKET
                             COST           LOSSES           VALUE
                        ------------      ----------    -------------
U.S. Gov't Agencies     $ 18,988,006    $ (1,157,896)   $  17,830,110
U.S. Treasury              1,976,058         (80,875)       1,895,183
Municipal bonds              240,008          (4,563)         235,445
                        ------------    ------------     ------------

Total                   $ 21,204,072    $ (1,243,334)    $ 19,960,738
                        ============    ============     ============

     The amortized cost and estimated market value of investments held to maturity at December 31, 1995, by contractual maturity are shown in the following table. Expected maturities may differ as borrowers have the right to call certain obligations.

                                        DECEMBER 31, 1995
                                 AMORTIZED              ESTIMATED
                                   COST               MARKET VALUE
                               ------------           -------------
Due one year or less           $ 11,360,099           $  11,352,799
Due one to five years             9,116,962               9,102,647
Due five to ten years            14,591,370              14,625,160
Due after ten years               8,496,482               8,507,500
                               ------------           -------------
                               $ 43,564,913           $  43,588,106
                               ============           =============


     During 1995, the Financial Accounting Standards Board permitted a one-time opportunity for institutions to reassess the appropriateness of the designations of all securities. The Bank used this opportunity to reassess its assets and liability management and reclassified various investments totaling $5.0 million from held to maturity to available for sale. This reclassification resulted in an unrealized loss of $70 thousand for investments available for sale. The impact on stockholder's equity was a net of tax decrease of $45 thousand. At December 31, 1995 the Bank had purchased $9.0 million of reverse repurchase agreements with Merrill Lynch Mortgage Capital, Inc with an average maturity of 7 days and an average rate of 6.08%. At December 31, 1995, neither a disposal, nor conditions that could lead to a decision not to hold these remaining securities to maturity, were reasonably foreseen.

3. INVESTMENT SECURITIES AVAILABLE FOR SALE

     The amortized cost and estimated market value of investment securities available for sale at December 31, 1995 and 1994 are as follows:



                                       DECEMBER 31, 1995

                                              GROSS           GROSS          ESTIMATED
                            AMORTIZED       UNREALIZED      UNREALIZED         MARKET
                               COST            GAINS          LOSSES           VALUE
                         ------------       ---------      ----------      ------------
U.S. Gov't Agencies      $  8,000,000       $       0      $  (72,500)     $  7,927,500
U.S. Treasury               1,979,408             592               0         1,980,000
CMO's                       5,520,407          13,179         (48,787)        5,484,799
REMIC'S                     7,589,420               0        (298,218)        7,291,202
Common Stock                   50,000          34,480               0            84,480
                         ------------       ---------      ----------      ------------
  Total                  $ 23,139,235       $  48,251      $ (419,505)     $ 22,767,981
                         ============       =========      ==========      ============


                                      DECEMBER 31, 1994
                                        GROSS          ESTIMATED
                     AMORTIZED        UNREALIZED        MARKET
                        COST           LOSSES            VALUE
                  ------------      -----------      -----------
CMO'S             $  4,112,077      $  (249,017)     $ 3,863,060
REMIC'S              7,942,763         (366,096)       7,576,667
Common Stock            50,000          (23,600)          26,400
                  ------------      -----------      -----------
Total             $ 12,104,840      $  (638,713)    $ 11,466,127
                  ============      ===========     ============

     The amortized cost and estimated market value of investments available for sale at December 31, 1995, by contractual maturity are shown in the following table. Expected maturities may differ as borrowers have the right to call or prepay certain obligations. CMO's and REMIC's are shown separately due to the amortization an prepayment of principal occurring throughout the life of these instruments.

                                    DECEMBER 31, 1995
                                AMORTIZED          ESTIMATED
                                  COST           MARKET VALUE
                           ------------          -----------
Due one year or less       $          0          $         0
Due one to five years         4,979,408            4,907,500
Due five to ten years         5,000,000            5,000,000
CMO's                         5,520,407            5,484,799
REMIC's                       7,589,420            7,291,202
Common stock                     50,000               84,480
                           ------------          -----------
                          $  23,139,235         $ 22,767,981
                          =============         ============


     During 1995, there were no sales of investment securities available for sale. During 1994, the ARM mutual funds were sold which resulted in a $122 thousand loss. In 1993, there were $40 thousand in gross realized gains and no realized losses on sales of investment securities available for sale.

4. LOANS RECEIVABLE

     Loans receivable at December 31, 1995 and 1994 consist of the following:

                                     1995                       1994
                               -------------              -------------
Mortgage Loans                 $ 249,278,288              $ 245,874,184
Construction Loans                 4,063,081                  5,699,500
Consumer Loans                     4,336,346                  4,316,961
Commercial Real Estate            34,721,212                 32,227,826
Commercial Business                1,779,051                  1,711,804
                               -------------              -------------
Subtotal                         294,177,978                289,830,275
Less:
   Loans in process                1,947,301                  2,775,219
   Deferred loan fees              1,063,662                  1,173,713
   Allowance for
   possible loan losses            2,766,779                  2,621,512
                               -------------              -------------
Total loans
receivable, net                $ 288,400,236              $ 283,259,831
                               =============              =============



    The Corporation adopted SFAS Nos. 114 and 118, `Accounting by Creditors for Impairment of a Loan"during the first quarter of 1995. At December 31, 1995 the recorded investment in loans for which impairment has been recognized in accordance with SFAS Nos. 114 and 118 totaled $4.5 million, of which $2.0 million related to loans that were individually measured for impairment with a valuation allowance of $350 thousand and $2.5 million of loans that were collectively measured for impairment with a valuation allowance of $150 thousand. For the year ended December 31, 1995, the average recorded investment in impaired loans was approximately $3.6 million. The Corporation recognized $259 thousand of interest on impaired loans, all of which is recognized on the cash basis.

     Loans which are 90 days delinquent as to principal and interest are placed on a non-accrual status and all previously accrued interest is reversed. The principal amount of non-accrual loans at December 31, 1995 and 1994 was $4.1 million and $3.0 million, respectively. Interest income on non-accrual loans that would have been recorded in 1995 under the original terms of such loans was $232 thousand, and the interest income actually recognized in 1995 for such loans was $186 thousand. Interest income on non-accrual loans that would have been recorded in 1994 under the original terms of such loans was $186 thousand, and the actual interest income recognized in 1994 for such loans was $46 thousand.

     The Bank originates and purchases both adjustable and fixed interest rate loans. At December 31, 1995, the composition of these loans is as follows:

                                       Maturing
                           Maturing    from 1997
                           during      through     Maturing
                            1996         2000     after 2000      Total
(In Thousands)            --------    --------    ----------    ----------

Mortgage Loans (1-4       $  1,075    $ 11,704    $  236,499    $  249,278
dwelling)
Construction Loans           4,063           0             0         4,063
Consumer Loans               1,331       1,254         1,752         4,337
Commercial Real Estate      11,899      15,154         7,668        34,721
Commercial Business          1,245         328           206         1,779
                          --------   ---------    ----------    ----------
       Total              $ 19,613   $  28,440    $  246,125    $  294,178
                          ========   =========    ==========    ==========


Interest sensitivity
on the above loans:
    Loans with
     predetermined rates $  18,720 $  25,959      $  160,986    $  205,665
    Loans with
     adjustable or
     floating rates            893     2,481          85,139        88,513
                          --------   ---------    ----------    ----------
            Total        $  19,613 $  28,440      $  246,125    $  294,178
                         ========= =========      ==========    ==========


     Construction, commercial and land loans are generally indexed to the prime rate plus a percentage (generally 1% to 2%). The adjustable rate mortgage loans have interest rate adjustment limitations and are generally indexed to the 1 year U.S. Treasury note rate. Future market factors may affect the correlation of the interest rate adjustment with the rates the Bank pays on the short-term deposits that have been primarily utilized to fund these loans.

   Changes in the allowance for possible loan losses are as follows:

                                              YEARS ENDED DECEMBER 31,
                                     1995           1994           1993
                                 -----------    -----------     -----------
Balance at beginning of year     $ 2,621,512    $ 2,588,660     $ 2,380,227
Provision charged to
  operations                         120,000         66,000         202,000
Charge-offs                          (18,475)      (119,625)         (8,851)
Recoveries                            43,742         86,477          15,284
                                 -----------    -----------     -----------
Balance at end year end          $ 2,766,779    $ 2,621,512     $ 2,588,660
                                 ===========    ===========     ===========

5. MORTGAGE-BACKED SECURITIES

     Mortgage-backed securities held to maturity at December 31, 1995 and 1994 are summarized as follows:


                                           DECEMBER 31, 1995

                                          GROSS            GROSS
                   AMORTIZED            UNREALIZED       UNREALIZED         ESTIMATED
                     COST                 GAINS            LOSSES          MARKET VALUE
                  -------------         ----------        ---------      -------------
GNMA              $  15,225,124         $  426,254        $    (348)     $  15,651,030
FNMA                 41,506,743            549,696         (106,535)        41,949,904
FHLMC                54,039,337          1,233,442          (49,292)        55,223,487
PRIVATE                 783,660              1,196           (4,477)           780,379
                  -------------         ----------        ---------      -------------
TOTAL             $ 111,554,864        $ 2,210,588        $ (160,652)    $ 113,604,800
                  =============        ===========        ==========     =============




                                            December 31, 1994

                                          Gross                 Gross
                   Amortized            Unrealized           Unrealized            Estimated
                     Cost                 Gains                Losses             Market Value
                  -------------         ----------        -------------          -------------

GNMA              $  17,521,710         $  41,718          $   (712,129)         $  16,851,299
FNMA                 48,746,020             7,373            (2,995,587)            45,757,806
FHLMC                64,474,394            75,317            (2,431,719)            62,117,992
Private               1,130,856                 0               (31,930)             1,098,926
                  -------------         ----------        -------------          -------------
Total             $ 131,872,980         $ 124,408          $ (6,171,365)         $ 125,826,023
                  =============         =========          ============          =============

     The Bank has the intent and ability to hold these securities to maturity. At December 31, 1995, neither a disposal, nor a condition that could lead to a decision not to hold these securities to maturity were reasonably foreseen. Mortgage-backed securities of $1.1 million and $1.2 million were to secure public funds on deposit at December 31, 1995 and 1994, respectively.

6. OFFICE PROPERTIES AND EQUIPMENT

     Office properties and equipment at December 31, 1995 and 1994 are summarized by major classification, as follows:

                                                    DECEMBER 31,
                                             1995                1994
                                        ------------        ------------
Land, buildings and improvements        $ 12,351,961        $ 10,322,305
Furniture and equipment                    3,032,286           2,334,884
Computers                                  2,979,324           2,690,052
                                        ------------        ------------
Total                                     18,363,571          15,347,241

Less accumulated depreciation             (5,590,092)         (4,659,051)
                                        ------------        ------------
Net Office properties and
   equipment                            $ 12,773,479        $ 10,688,190
                                        ============        ============




7. REAL ESTATE HELD FOR DEVELOPMENT

     The Bank, through its wholly-owned subsidiary, Land Financial Services, Inc., has entered into several real estate investments. Real estate held for development is carried at the lower of cost or estimated net realizable value. Intercompany loans from the Bank are the primary sources of funding and have been eliminated in consolidation. Such investments in real estate at December 31, 1995 and 1994, are summarized as follows:

                                                DECEMBER 31,
                                        1995                 1994
                                    -----------           -----------
Real Estate held for development    $ 4,898,782           $ 4,898,782
Valuation  allowance                 (3,671,050)           (3,471,050)
                                    -----------           -----------
Net                                 $ 1,227,732           $ 1,427,732
                                    ===========           ===========

     During 1995, the Bank recorded an additional $200 thousand provision on the real estate held for development. The losses were reflected as a charge to income in the other income section of the consolidated statements of operations.

     Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), the Bank is required to deduct from capital its investments in and advances to subsidiaries engaged in activities not permissible for national banks (i.e. real estate development).

8. REAL ESTATE OWNED

     Real estate owned, net at December 31, 1995 and 1994 totaled $669 thousand and $1.8 million, respectively, which were acquired through deeds in lieu of foreclosure. Changes in allowance for real estate owned is as follows:

                                               YEARS ENDED DECEMBER 31,
                                        1995             1994            1993
                                    ---------        ---------       ---------
Balance at beginning of year        $  79,000        $       0       $       0
Provisions charged to operations      354,453          157,526          29,321
Charge-offs                          (120,261)         (78,526)        (29,321)
Recoveries                                  0                0               0
                                    ---------        ---------       ---------
Balance at end of year              $ 313,192        $  79,000       $       0
                                    =========        =========       =========

9. DEPOSITS

     Deposits at December 31, 1995 and 1994 consisted of the following major classifications and weighted average rates:

                                              DECEMBER 31, 1995
                                   WEIGHTED                       PERCENT
                                 AVERAGE RATE      AMOUNT         OF TOTAL
                                 ------------ --------------      --------
Non-interest checking                 0.00%   $   28,678,611        6.69%
NOW accounts                          1.52        44,442,958       10.36
Savings accounts                      2.59        68,710,447       16.02
Money market accounts                 2.66        57,493,882       13.41
Certificates                          5.21       229,483,482       53.52
                                      ----    --------------      ------


Total                                 3.81%    $ 428,809,380      100.00%
                                      ====     =============      ======





                                               DECEMBER 31, 1994
                                 WEIGHTED                          PERCENT
                               AVERAGE RATE         AMOUNT         OF TOTAL
                               ------------    --------------      --------

Non-interest checking                 0.00%    $   22,028,452        5.13%
NOW accounts                          1.50         49,291,426       11.48
Savings accounts                      2.78         68,974,307       16.06
Money market accounts                 2.67         64,641,000       15.05
Certificates                          4.44        224,495,629       52.28
                                      ----        -----------       -----

Total                                 3.38%    $  429,430,814      100.00%
                                      ====     ==============      ======


     A summary of certificates by maturity at December 31, 1995 are as follows:

YEAR ENDED DECEMBER 31,                         AMOUNT
                                            -------------
1996                                        $ 143,340,146
1997                                           29,499,652
1998                                           15,334,324
Thereafter                                     41,309,360
                                            -------------
Total                                       $ 229,483,482
                                            =============


     A summary of interest expense on deposits is as follows:

                                          YEARS ENDED DECEMBER 31,
                                    1995             1994                1993
                             ------------       ------------       ------------
NOW accounts                 $    704,815       $    657,628       $    734,144
Savings accounts                1,750,873          2,102,620          1,997,299
Money market accounts           1,571,079          1,913,044          2,065,121
Certificates                   11,934,343          9,865,805         11,109,308
                             ------------       ------------       ------------
Total interest expense       $ 15,961,110       $ 14,539,097       $ 15,905,872
                             ============       ============       ============



10. ADVANCES FROM FEDERAL HOME LOAN BANK

     At December 31, 1995, the Bank had advances from the Federal Home Loan Bank of New York ("FHLB") in the amount of $24.5 million with a weighted average interest rate of 5.96%. The advances scheduled to mature are as follows: $5.0 million maturing June 1997, $5.0 million maturing June 1998, $3.0 million maturing October 1998, $10.0 million maturing June 2000, and $1.5 million maturing October 2007. At December 31, 1995, the Bank had an unused credit line with the FHLB of $24.8 million. Advances from FHLB at December 31, 1994 totaled $10.1 million with a weighted average interest rate of 5.28%. Advances are collateralized by FHLB stock and certain first mortgage loans.

11. SUBORDINATED DEBENTURES

     The Corporation completed the issuance of $10.0 million of Subordinated Debentures in a public offering on July 28, 1994. The Debentures are unsecured, bear interest at a rate of 10% per annum and mature on July 28, 2004. Interest payments are due semiannually on February 1 and August 1 commencing February 1, 1995. The Debentures are redeemable, in whole or in part, at any time at the option of the Corporation at specified redemption prices, except that the debentures may not be redeemed prior to August 1, 1997. The net proceeds from the sale of the Debentures totaled $9.4 million and were used for the expansion of the Bank's operations through branch acquisitions and general corporate purposes. The Corporation is required to retain at all times cash, cash equivalents or marketable securities in an amount not less than the aggregate amount of two consecutive semi-annual interest payments that will be due and payable on the Debentures following such declaration date or redemption date.

12. INCOME TAXES

     Effective January 1, 1993, the Corporation adopted Statement of Financial Accounting Standard No. 109, `Accounting for Income Taxes" (SFAS No. 109).
SFAS No. 109 incorporates a balance sheet approach to deferred income tax accounting. Under this asset and liability method, deferred tax assets and liabilities are established for the temporary differences between accounting bases and tax bases of the Corporations' assets and liabilities at the tax rates expected to be in effect when the temporary differences are realized or settled. Management believes the existing net deductible temporary differences which give rise to the net deferred income tax assets are realizable on a more likely than not basis.

        The temporary differences that gives rise to significant portions of deferred tax assets and deferred tax liability are as follows:

                                                           DECEMBER 31,
                                                        1995            1994
                                                    ----------      ----------
Deferred income tax assets:

  Allowance for possible loan losses                $  448,273      $  549,355
  Real estate losses                                   286,597         264,129
  Deferred loan fees, net                               54,262          80,175
  Compensation and pension liability                    60,869          59,227
  Amortization of deposit premium                      116,338          87,721
  Post retirement benefits                             185,000         185,000
  Capitalized interest                                 466,821         393,957
  Unrealized (gain) loss on investments                (12,758)        222,841
  Other                                                 85,654          60,786
                                                    ----------     -----------
Gross deferred tax assets                            1,691,056       1,903,191
Valuation allowance                                   (289,588)       (289,588)
                                                    ----------     -----------
                                                     1,401,468       1,613,603
Deferred income tax liabilities:

  Prepaid deposit insurance premium                    170,029         179,161
  Depreciation                                         333,996         287,839
                                                    ----------     -----------

Gross deferred tax liabilities:                        504,025         467,000
                                                    ----------     -----------
Deferred income tax assets, net                     $  897,443     $ 1,146,603
                                                    ==========     ===========

     There was no change in the valuation allowance for the year ended December 31, 1995. The net change in the valuation allowance for the year ended December 31, 1994 was a decrease of $235 thousand. This change resulted from a reassessment of the realizability of the existing net deductible temporary differences which give rise to the net deferred income tax assets.

     The following represents the components of income tax expense for the years ended December 31, 1995, 1994 and 1993, respectively.


                                          1995               1994          1993
                                      -----------       -----------     -----------
Current Federal tax provision         $ 2,305,857       $ 1,880,325     $ 2,196,495
Current State tax provision               220,948           196,562         221,155
                                      -----------       -----------     -----------
  Total Current provision               2,526,805         2,076,887       2,417,650
                                      -----------       -----------     -----------
Deferred Federal tax
 provision (benefit)                      (51,078)          234,892          15,446
Deferred State tax
 provision (benefit)                       (4,646)           23,384           2,374
                                      -----------       -----------     -----------
  Total Deferred provision (benefit)      (55,724)          258,276          17,820
                                      -----------       -----------     -----------
Total                                 $ 2,471,081       $ 2,335,163     $ 2,435,470
                                      ===========       ===========     ===========

    The Bank is permitted under the Internal Revenue Code ("Code") to deduct an annual addition to a reserve for bad debts in determining taxable income, subject to certain limitations. The Corporation's deductions in 1995, 1994 and 1993 were based upon the percentage of taxable income method as defined by the Code. The bad debt deduction under this method equals 8% of taxable income determined, without regard to that deduction, and with certain adjustments.

     A deferred tax liability has not been recognized for the base year reserve used for purposes of calculating the tax bad debt deduction because it is management's belief that this reserve will not reverse in the foreseeable future. The cumulative amount of the temporary difference related to this base year reserve is $6.3 million. The unrecognized deferred tax liability related to this amount is $2.4 million. A deferred tax liability has been recognized for the portion of the tax bad debt reserve which arose in 1988 and subsequent years.

     The Corporation's provision for income taxes differs from that computed by applying the statutory federal income tax rate to income before taxes as follows:


                                     1995                        1994                        1993
                                AMOUNT      PERCENT       AMOUNT      PERCENT         AMOUNT       PERCENT
                             -----------    -------     -----------   -------       ----------     -------

Tax at federal tax rate     $ 2,316,925      34.00%    $ 2,308,810     34.00%      $ 2,274,640      34.00%
Increase (Decrease) from:
   State income taxes, net
      of federal income tax
      benefit                   142,759       2.09%        145,164      2.14%          147,529       2.21%
   Change in valuation
      allowance                       0       0.00%       (234,701)    (3.46%)               0       0.00%
   Other                         11,397       0.17%        115,890      1.71%           13,301       0.19%
                            -----------      -----      -----------    -----        ----------      -----
   Total                    $ 2,471,081      36.26%    $ 2,335,163     34.39%      $ 2,435,470      36.40%
                            ===========      =====     ===========     =====        ==========      =====

13. LEASES

     The Bank leases a building and land to operate two branches and certain equipment under noncancelable leases which expire over the next 25 years. These leases generally provide for the payment of taxes and maintenance by the lessee. Most of these operating leases provide the Bank with the option to renew the lease after the initial lease term. Future minimum rental payments under existing leases as of December 31, 1995 are as follows:

FISCAL YEAR                      AMOUNT
                              -----------
1996                          $   104,922
1997                               70,016
1998                               53,349
1999                               53,349
2000 and beyond                 1,084,761
                              -----------
Total                         $ 1,366,397
                              ===========


     The leases for the buildings contain cost of living adjustments based on changes in the consumer price index. The minimum lease payments shown above include base rentals exclusive of any future adjustments. Total rent expense for all operating leases amounted to $104 thousand, $97 thousand and $114 thousand for fiscal years 1995, 1994 and 1993, respectively.

14. STOCKHOLDERS' EQUITY

     On December 14, 1988, the Bank converted to a state chartered stock Savings Bank and simultaneously formed FMS Financial Corporation. At the time of conversion, eligible deposit account holders were granted priority in the unlikely event of a future liquidation of the Bank. The special reserve has been decreased to the extent that the balances of eligible account holders were reduced at annual determination dates.

     The ability of the Corporation to pay dividends to stockholders is directly dependent upon the ability of the Bank to pay dividends to the Corporation. OTS regulations restrict the ability of the Bank to pay dividends to the Corporation if such dividends reduce the net worth of the Bank below the amount required in the special reserve account and based on the Bank's net income and capital position. Furthermore, income appropriated to bad debt reserves and deducted for federal income tax purposes cannot be used to pay dividends without payment of federal income taxes on the amount of such income removed from reserves for such purposes at the then current income tax rate.

      At December 31, 1995, the Bank exceeded all three regulatory capital levels required under FIRREA. At December 31, 1995, the Bank's regulatory tangible and core capital was $36.8 million or 7.38% of total bank assets and risk-based capital was $39.2 million or 16.17% of risk-weighted assets.

   The following is a reconciliation of the Bank's capital under generally accepted accounting principles ("GAAP") to regulatory capital at December 31, 1995:


                                 TANGIBLE              CORE             RISK-BASED
                                 CAPITAL             CAPITAL              CAPITAL
                               ------------       ------------         ------------
GAAP Capital                   $ 38,807,320       $ 38,807,320         $ 38,807,320
Add:
   Unrealized loss
     on investments AFS             236,154             236,154             236,154
Less:
   Subsidiary investments not
     eligible                    (1,246,907)         (1,246,907)         (1,246,907)
   Goodwill                        (997,505)           (997,505)           (997,505)
Supplementary qualifying
   capital item:
   General valuation allowance            0                   0           2,449,606
                               ------------        ------------        ------------
Regulatory capital
   computed                      36,799,062          36,799,062          39,248,668
Minimum regulatory
   capital requirement            7,483,207          14,840,127          19,416,997
                               ------------        ------------        ------------

Regulatory capital
   excess                      $ 29,315,855        $ 21,958,935        $ 19,831,671
                               ============        ============        ============


15. PENSION PLAN

     The Bank has a defined benefit pension plan for active employees. Net pension expense was $279 thousand, $239 thousand and $234 thousand for years ended 1995, 1994 and 1993, respectively. The components of net pension cost are as follows:

                               YEARS ENDED DECEMBER 31,

                         1995          1994             1993
                        -------       -------         --------

Service Cost          $ 253,640     $ 218,797        $ 195,048
Interest Cost           163,002       146,491          137,283
Return on Assets       (616,173)      (39,613)        (202,156)
Net Amortization
   and Deferral         478,773       (86,277)         104,291
                      ---------     ---------        ---------
Net periodic
   pension cost       $ 279,242     $  239,398       $ 234,466
                      =========     ==========       =========

     The following table presents a reconciliation of the funded status of the defined benefit pension plan at December 31, 1995 and 1994:

                                                         December 31,
                                                       1995           1994
                                                  -----------     -----------
 Actuarial present value of benefit obligation:
    Vested                                        $ 2,084,446     $ 2,044,193
    Nonvested                                         176,264         186,713
                                                  -----------     -----------
 Accumulted benefit obligation                      2,260,710       2,230,906
 Projected benefit obligation                       2,941,106       2,766,250
 Fair value of plan assets                          3,194,912       2,583,831
                                                  -----------     -----------
 Excess (Deficit) of plan assets over
   projected benefit obligation                       253,806        (182,419)
 Unrecognized net (gain) loss                        (225,225)         83,443
 Unrecognized prior service cost                       94,542         101,435
 Unrecognized net transition obligation               255,287         286,193
                                                  -----------     -----------
 Prepaid pension liability included in the
   consolidated balance sheets                     $  378,410      $  288,652
                                                   ==========      ==========



     Actuarial assumptions used in determining pension cost are as follows:

                                                  YEARS ENDED DECEMBER 31,
                                           1995            1994           1993
                                           -----           -----          -----
Discount rate for benefit obligation       6.00%           6.00%          6.00%
Rate of increase in compensation levels    4.00%           4.00%          4.00%
Expected long-term rate of return on
   plan assets                             7.00%           7.00%          7.00%


    In addition to providing pension plan benefits, the Bank provides certain health care and life insurance benefits to certain retired employees. The Corporation adopted Statement of Financial Accounting Standards No. 106, `Employer Accounting for Post Retirement Benefits other than Pensions" (SFAS
No. 106) in the first quarter of 1993. SFAS No. 106 requires that the expected cost of such benefits be actuarially determined and accrued ratably from the date of hire to the date the employee is fully eligible to receive benefits.
The accumulated post-retirement benefit obligation is not funded but is reflected in the statement of financial condition as a liability. Prior to the adoption of SFAS No. 106, post-retirement benefit costs were recorded on the pay as you go basis.

  The net periodic post-retirement benefit cost includes the following components:

                                                 DECEMBER 31,
                                         1995                  1994
                                       --------             ---------
Service Cost                           $      0             $       0
Interest Cost                            42,258                38,881
Amortization of prior service cost       (1,521)                    0
Amortization of (gain)/loss              (9,045)                    0
                                       --------             ---------
Net periodic post-retirement
   benefit cost                        $ 31,692             $  38,881
                                       ========             =========

The assumed discount rate used in the calculation for net periodic post-retirement benefit cost was 8.25% and 6.75% for 1995 and 1994, respectively. The assumed health care cost trend rate for 1995 was 8% and was graded down in 1% increments per year to an ultimate rate of 5% per year. The impact of a 1% increase in the assumed health care cost trend for each future year would be as follows:

                                                         December 31, 1995
                                                         -----------------
Accumulated post-retirement obligation at year end           $527,642
Service Cost                                                       $0
Interest Cost                                                 $45,589


     The following table summarizes the amounts recognized in the Bank's balance sheet:

                                                 DECEMBER 31,
                                           1995             1994
                                         --------         --------
Accumulated post-retirement
   benefit obligation                  $ (485,073)      $ (514,492)
Unrecognized prior service cost           (98,832)               0
Unrecognized net gain                    (106,555)        (195,488)
                                       ----------       ----------
Accrued post-retirement benefit
   cost                                $ (690,460)      $ (709,980)
                                       ==========       ==========


     The assumed discount rate used in the calculation for the accumulated post-retirement benefit obligation as of December 31, 1995 and 1994 was 7.0% and 8.25%, respectively.

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The disclosure of the fair value of all financial instruments is required, whether or not recognized on the balance sheet, for which it is practical to estimate fair value. In cases where quoted market prices are not available, fair values are based on assumptions including future cash flows and discount rates. Accordingly, the fair value estimates cannot be substantiated, may not be realized, and do not represent the underlying value of the Corporation.

     The Corporation uses the following methods and assumptions to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND CASH EQUIVALENTS: The carrying value is a reasonable estimate of fair value.

INVESTMENT SECURITIES HELD TO MATURITY AND SECURITIES AVAILABLE FOR SALE: For investment securities with a quoted market price, fair value is equal to quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

LOANS:  For variable-rate loans that reprice frequently  and with no significant
change in credit risk, fair value is  the carrying value.  For   other
homogeneous categories of loans such as residential mortgages and consumer loans, fair value is estimated based on discounting the estimated future cash flows using the current rates at which similar loans would be made to borrowers with similar collateral and credit ratings and for similar remaining maturities.

DEPOSIT LIABILITIES: For checking, savings and money market accounts, fair value is the amount payable on demand at the reporting date. For certificates of deposits, fair value is estimated using the rates currently offered for deposits of similar remaining maturities.

SUBORDINATED DEBENTURES: Fair value is estimated using the quoted average of the broker bid and asked price at year end.

OTHER BORROWINGS: Fair value is estimated using a discounted cash flow analysis.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT: For commitments and standby letters of credit expiring within 90 days or with a variable rate, the settlement amount is a reasonable estimate of fair value. For commitments and standby letters of credit expiring beyond 90 days or with a fixed rate, the fair value is the present value of the obligations based on current loan rates.

At December 31, 1995 and December 31, 1994, the carrying amount and the estimated fair value of the Corporation's financial instruments are as follows:


                                                           DECEMBER 31, 1995                DECEMBER 31, 1994
                                                                     ESTIMATED                          ESTIMATED
                                                     CARRYING         MARKET            CARRYING          MARKET
                                                      AMOUNT          VALUE              AMOUNT           VALUE
                                                --------------    -------------      --------------    -------------

Financial assets:

  Cash and cash equivalents                     $    9,985,580    $   9,985,580      $   11,380,545    $  11,380,545
  Investment securities held
    to maturity and investment
    securities available for sale                   66,332,894       66,356,087          32,670,199       31,426,865
  Mortgage-backed securities                       111,554,864      113,604,800         131,872,980      125,826,023

  FHLB Stock                                         4,058,100        4,058,100           3,728,400        3,728,400
  Loans, net of unearned income                    291,167,015      297,704,000         285,881,343      268,724,526
    Less: Allowance for possible loan losses        (2,766,779)               0         (2,621,512)                0
  Net loan receivable                           $  288,400,236    $ 297,704,000      $  283,259,831    $ 268,724,526

Financial liabilities:
  Deposits
     NOW, passbook, and money market accounts      199,325,898      199,325,898         204,935,185      204,935,185
     Certificates                                  229,483,482      229,200,000         224,495,629      215,074,154
  Subordinated debentures                           10,000,000       10,150,000          10,000,000       10,000,000
  Other borrowings                                  24,682,444       24,866,000          10,328,425        9,647,350

Off-balance sheet financial
instruments:
  Commitments to extend credit                      25,686,791       25,686,791          31,811,675       31,811,675
  Standby letters of credit                            935,673          935,673           1,104,051        1,104,051


17. FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT ("FDICIA")

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was enacted into law on December 19, 1991. The statute includes a number of additional supervisory measures. The additional supervisory powers and regulations mandated by FDICIA include a `Prompt Corrective Action" program that permits regulators to take increasingly harsh action against associations that fail to meet certain new capital-based requirements. Various other sections of FDICIA impose substantial new audit and reporting requirements.

     FDICIA also requires each regulatory agency to institute non-capital safety and soundness standards for each institution it regulates by August 1, 1993. These standards must cover (1) internal controls, (2) loan documentation, (3) credit underwriting, (4) interest rate exposure, (5) asset growth, (6) compensation, fees and benefits paid to employees, officers and directors, (7) operational and managerial standards, and (8) asset quality, earnings and stock valuation standards for preserving a minimum ratio of market value to book value for publicly traded shares (if feasible). Many of the regulations required by FDICIA have been promulgated by federal regulators. It is anticipated that the Bank will be subject to certain additional FDICIA requirements in fiscal year 1996.

      As of December 31, 1995 management of the Bank believes that it is in compliance with the regulations adopted pursuant to FDICIA.

18.  COMMITMENTS AND CONTINGENCIES

     The Bank has outstanding loan commitments of $25.7 million as of December 31, 1995. Of these commitments outstanding, the breakdown between fixed and variable rate loans is as follows:


                                                       DECEMBER 31, 1995
                                        FIXED             VARIABLE
                                         RATE                RATE             TOTAL
                                      -----------        ------------      ------------
Commitments to:
       fund loans                     $ 2,586,478         $ 1,348,350      $ 3,934,828
Unused lines:
       Construction                             0           1,947,301        1,947,301
       Equity line of credit loans              0          19,804,662       19,804,662
                                      -----------        ------------      ------------
                                      $ 2,586,478        $ 23,100,313      $ 25,686,791
                                      ===========        ============      ============

     In addition to outstanding loan commitments, the Bank as of December 31, 1995,issued $936 thousand in standby letters of credit to guarantee performance of a customer to a third party.

     Commitments and standby letters of credit are issued in accordance with the same loan policies and underwriting standards as settled loans. Since some commitments and standby letters of credit are expected to expire without being drawn down, these amounts do not necessarily represent future cash requirements.

19. LITIGATION

    A lawsuit was filed against the Corporation and the Bank in December, 1992, in connection with an employment and severance agreement the Corporation had entered into with its former President. Another lawsuit was filed in January, 1993, against Peter's Passion, Inc., a wholly-owned land development subsidiary of the Bank. A settlement of both suits was reached and provided for the Company to contribute $340 thousand to the settlement. Such an amount was reserved in the financial statements at December 31, 1993 and was paid during 1994. There are no significant pending legal proceedings which will have a material impact on the Bank's financial position or results of operations at December 31, 1995.

20.  LOANS TO OFFICERS AND DIRECTORS

     In the past, the Bank has followed a policy of granting mortgage loans to directors, officers and employees for the purpose of purchasing or refinancing such person's primary residence at preferential rates. The officers, directors and employees were not charged a loan origination fee, but were charged for the reimbursable costs of underwriting the loan. Such a rate discount remains in effect for the time the person remains employed by the Bank. If the employment is terminated, the rate discount ceases from that date of termination. Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989, loans made to officers and directors must be on substantially the same terms as offered in comparable transactions with non-affiliated parties. The Bank's loan policy is to comply with these requirements. Loans to other employees may still be made on preferential terms. At December 31, 1995 and 1994, loans made to directors and executive officers whose indebtedness exceed $60 thousand amounted to $904 thousand and $1.1 million, respectively. During 1995 and 1994 there were no new loans to these individuals and repayments totaled $191 thousand and $121 thousand, respectively.
21. EMPLOYEE STOCK OWNERSHIP PLAN

     In connection with the conversion to stock form, the Corporation established an Employee Stock Ownership Plan ("ESOP"), which purchased approximately $660 thousand worth of common stock. In order to make the purchase, the ESOP borrowed approximately $660 thousand on December 8, 1988 from a commercial bank. The debt, which accrues interest at 80% of the commercial bank's base rate, has been guaranteed by the Corporation, and is payable and expensed in ten annual installments of approximately $66 thousand. Additional principal payments may be made from cash dividends paid on the unallocated ESOP shares.

     Annual contributions to the ESOP are made in amounts determined by the Board of Directors. Because the Corporation's loan guarantee represents a commitment either to make future contributions to the ESOP or to make the principal payments when due, the guarantee has been reflected as a liability, and an offsetting charge equivalent to the future contributions to be made has been reflected as a reduction of stockholders' equity in the accompanying consolidated statements of financial condition.

22. STOCK OPTIONS

     The Corporation has established a stock compensation plan (the `Plan") for executive officers and other selected employees of the Corporation. The Plan consists of incentive stock options intended to qualify under Section 422A of the Internal Revenue Code of 1986. These stock options may be surrendered and stock appreciation rights may be granted in their place, with the approval of the Corporation.

     At total of 115,642 shares of authorized but unissued common stock of the Corporation has been reserved for future issuance under the Plan. The option price per share for options granted may not be less than the fair market value of the common stock on the date of grant. Options must be exercised within ten years of the date of grant.

     Stock options of 95,823, 100,958 and 123,758 shares were outstanding and exercisable at December 31, 1995, 1994 and 1993, respectively, at exercise prices equal to the fair market value of the Common Stock on the date of grant of such options. Options for 11,435, 6,200 and 10,000 shares were exercised during the years ended December 31, 1995, 1994 and 1993, respectively. Options for 12,000 shares were granted during 1995 at an exercise price equal to the market price at the date of grant of $16.00 per share. All options previously granted have an exercise price equal to $3.875. No options were granted during 1994 and 1993. Stock appreciation rights of 5,700 and 16,600 were issued and exercised during 1995 and 1994, respectively. No stock appreciation rights were issued or exercised during 1993.

23.  RISKS AND UNCERTAINTIES

     The earnings of the Corporation depend on the earnings of the Bank. The earnings of the Bank depend primarily upon the level of net interest income, which is the difference between interest earned on its interest earning assets, such as loans and investments and the interest paid on its interest-bearing liabilities, such as deposits and borrowings. Accordingly, the operations of the Bank are subject to risks and uncertainties surrounding its exposure to changes in the interest rate environment.

     Most of the Bank's lending activity is with customers located within southern New Jersey. Generally, the loans are secured by real estate consisting of single family residential properties. While this represents a concentration of credit risk, the credit losses arising from this type of lending compares favorably with the Bank's credit loss experience on its portfolio as a whole. The ultimate repayment of these loans is dependent to a certain degree on the local economy and real estate market.

     The financial statements of the Corporation are prepared in conformity with generally accepted accounting principles that require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates.

     Significant estimates are made by management in determining the allowance for possible loan losses and carrying values of real estate owned and real estate held for development. Consideration is given to a variety of factors in establishing these estimates including current economic conditions, diversification of the loan portfolio, delinquency statistics, results of internal loan reviews, borrowers' perceived financial and managerial strengths, the adequacy of underlying collateral, if collateral dependent, or present value of future cash flows and other relevant factors. Since the allowance for possible loan losses and carrying value of real estate assets and real estate held for development is dependent, to a great extent, on the general economy and other conditions that may be beyond the Bank's control, it is at least reasonably possible that the estimates of the allowance for possible loan losses and the carrying values of the real estate assets could differ materially in the near term.

     During 1995, Congress began consideration of a recapitalization plan for the Savings Association Insurance Fund (SAIF). The proposed plan provides all SAIF member institutions, such as the Bank, to pay a one-time fee of approximately 85 basis points on the amount of deposits held by the member institution to recapitalize the SAIF. If the assessment was effected, based on deposits as of March 31, 1995, the Bank's pro rata share would amount to approximately $2.3 million after taxes. If the Bank is required to pay the proposed special assessment, future deposit insurance premiums are expected to be reduced from .23% to .06%. Management of the Bank is unable to predict whether this proposal or any similar proposal will be enacted or whether ongoing SAIF premiums will be reduced to a level comparable to that of BIF premiums.

24.  SUBSEQUENT EVENTS

     On November 28, 1995, the Board of Directors of the Corporation declared a two-for-one stock split and a cash dividend of $.05 per share, both of which are payable on January 12, 1996 to shareholders of record on January 2, 1996. All references in the financial statements to number of shares, per share amounts, stock options and market prices of the Corporation's common stock have been retroactively restated to reflect the increased number of common shares outstanding.

     On February 28, 1996, the Board of Directors of the Corporation declared a $.05 per share cash dividend which is payable on April 15, 1996 to shareholders of record on April 2, 1996.

     During March 1996, the Corporation repurchased 39,223 shares of its Common Stock for a total purchase price of approximately $664 thousand in privately negotiated transactions.

25.  PARENT COMPANY FINANCIAL INFORMATION

     The financial statements for FMS Financial Corporation are as follows:

FMS FINANCIAL CORPORATION STATEMENTS OF
FINANCIAL CONDITION                                                   DECEMBER 31,
                                                                  1995            1994
                                                            ------------    -------------
ASSETS:
  Cash                                                      $     81,827    $   1,000,000
  Investment in subsidiary                                    40,339,762       35,428,504
  Investment securities                                        1,000,000                0
  Intercompany receivable-net                                  3,043,996        2,814,519
  Subordinated Debentures issue cost-net                         493,157          550,505
  Other                                                          168,157           57,040
                                                            ------------    -------------
TOTAL ASSETS                                                $ 45,126,899     $ 39,850,568
                                                            ============     ============

LIABILITIES:

  10% Subordinated Debentures due 2004                      $ 10,000,000     $ 10,000,000
  Guarantee of employee stock ownership plan debt                182,444          258,425
  Dividends payable                                              125,288                0
  Accrued interest payable                                       416,667          433,333
                                                            ------------    -------------
TOTAL LIABILITIES                                           $ 10,724,399    $  10,691,758
                                                            ------------    -------------

STOCKHOLDERS' EQUITY:

  Preferred stock - $.10 par value 5,000,000 shares authorized; none issued

  Common stock - $.10 par value 10,000,000
    shares authorized; shares issued 2,601,634 and
    1,295,100 and shares outstanding 2,505,756 and
    1,257,550 as of December 31, 1995 and 1994,
    respectively                                                 260,163          129,510
  Paid-in capital in excess of par                             8,408,840        8,495,186
  Unrealized loss on securities available for
    sale, net of deferred income taxes                          (236,154)        (415,872)
  Guarantee of employee stock ownership plan debt               (182,444)        (258,425)
  Retained earnings - substantially restricted                27,301,864       22,108,961
  Less:Treasury Stock (95,878 and 37,550 shares, at cost
    at December 31, 1995 and 1994, respectively)              (1,149,769)        (900,550)
                                                            ------------    -------------
Total stockholders' equity                                    34,402,500       29,158,810
                                                            ------------    -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                  $ 45,126,899    $  39,850,568
                                                            ============    =============


FMS FINANCIAL CORPORATION STATEMENTS OF OPERATIONS

                                                              YEARS ENDED DECEMBER 31,
                                                         1995               1994               1993
                                                    ------------        ------------       ------------
Intercompany interest income                        $    537,030        $    288,546       $          0
Interest expense                                      (1,049,013)           (456,306)                 0
Equity in undistributed income of subsidiary           4,687,233           4,566,175          4,254,648
                                                    ------------        ------------       ------------
Income before taxes                                    4,175,250           4,398,415          4,254,648
Income tax benefit                                       168,154              57,040                  0
Cumulative effect of accounting changes                        0                   0            (40,000)
                                                    ------------        ------------       ------------
NET INCOME                                          $  4,343,404        $  4,455,455       $  4,214,648
                                                    ============        ============       ============

These statements should be read in conjunction with the other notes related to the consolidated financial statements.


FMS FINANCIAL CORPORATION STATEMENTS OF
CASH FLOWS
                                                                FOR YEARS ENDED DECEMBER 31,
                                                                 1995                   1994                    1993
                                                             -----------            -----------             -----------

OPERATING ACTIVITIES

Net income                                                   $ 4,343,404            $ 4,455,455             $ 4,214,648
Adjustments to reconcile net income to
net cash provided by operating activities:

Equity in undistributed earnings of the subidiary             (4,687,233)            (4,566,175)             (4,214,648)
Amortization of bond issue costs                                  57,347                 22,973                       0
(Decrease) Increase in interest payable                          (16,666)               433,333                       0
(Increase) Decrease in intercompany receivable, net             (229,477)               792,981                       0
Other operating activities                                       (35,135)                32,542                  31,569
                                                             -----------            -----------             -----------
  Net cash (used) provided by operating activities              (567,760)             1,171,109                  31,569

INVESTING ACTIVITIES

Purchase of marketable security                               (1,000,000)                     0                       0
                                                             -----------            -----------             -----------
  Net cash used by investing activities                       (1,000,000)                     0                       0

FINANCING ACTIVITIES

Net proceeds from issuance of 10% subordinated debentures              0              9,426,522                       0
Purchase of treasury stock                                      (249,219)              (900,550)                      0
Cash dividends received from subsidiary                        1,350,000                      0                       0
Investment in subsidiary                                         (44,307)            (5,047,625)                      0
Intercompany note receivable                                           0             (3,607,500)                      0
Cash dividends paid on common stock                             (375,213)                     0                       0
Principal repayment of employee stock                            (75,981)               (65,981)                (70,319)
ownership plan debt
Proceeds from issuance of stock                                   44,307                 24,025                  38,750
                                                             -----------            -----------             -----------
  Net cash provided (used) by financing activities               649,587               (171,109)                (31,569)
                                                             -----------            -----------             -----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVLALENTS               (918,173)             1,000,000                       0

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                   1,000,000                      0                       0
                                                             -----------            -----------             -----------
CASH AND CASH EQUIVALENTS, END OF YEAR                       $    81,827           $  1,000,000             $         0
                                                            ============           ============             ===========

These statements should be read in conjunction with the other notes related to the consolidated financial statements.

REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF FMS FINANCIAL CORPORATION:
We have audited the accompanying consolidated statements of financial condition of FMS Financial Corporation and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the consolidated financial position of FMS Financial Corporation and subsidiary as of December 31, 1995 and 1994 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Corporation changed its method of accounting for investment securities in 1994 and its method of accounting for income taxes and post-retirement benefits other than pensions in 1993.



/s/ Coopers & Lybrand L.L.P.
Coopers & Lybrand L.L.P.



2400 Eleven Penn Center
Philadelphia, Pennsylvania

February 9, 1996

                             CORPORATE INFORMATION

ANNUAL MEETING

     The 1996 Annual Shareholders' Meeting of FMS Financial Corporation will be held at 10:00 a.m., Friday, April 26, 1996 at the Riverton Country Club, Highland Avenue off of Route 130, Cinnaminson, New Jersey.

STOCK MARKET INFORMATION

     The common stock of FMS Financial Corporation is traded over-the-counter and is listed on the Nasdaq National Market System under the symbol `FMCO". Daily quotations are included in the Nasdaq National Market stock tables published in the Wall Street Journal and other leading newspapers.

     The number of record holders of common stock of the Corporation as of March 1, 1996 was approximately 828, not including those shares registered in names of various investment brokers held in account for their customers.

     The following table sets forth the range of closing common bid prices, as reported by Nasdaq, for the periods ended December 31, 1995 and 1994:

                                             1995

QUARTER ENDED                     HIGH                    LOW
                                 ------                 ------
MARCH 31,                        $12.25                 $11.25

JUNE 30,                         $13.28                 $11.50

SEPTEMBER 30,                    $16.50                 $13.50

DECEMBER 31,                     $17.00                 $16.25



                                             1994

QUARTER ENDED                      HIGH                    LOW
                                 ------                 ------

March 31,                         $11.50                 $10.50

June 30,                          $11.50                 $10.50

September 30,                     $12.00                 $10.50

December 31,                      $12.50                 $11.25

    The Corporation's sole operating assets are derived from its subsidiary, Farmers & Mechanics Bank. Consequently, the ability of the Corporation to accumulate cash for payment of cash dividends to stockholders is directly dependent upon the ability of the Bank to pay dividends to the Corporation.

     There are regulatory limitations on the ability of the Bank to pay cash dividends to the Corporation which could, in turn, be used by the Corporation to pay cash dividends to its stockholders. Interest on savings accounts must be paid by the Bank prior to payment of dividends on the common stock. Additionally, the Corporation must pay interest to holders of its debentures before payment of cash dividends to its stockholders. Under the regulations of the OTS, the Bank is not permitted to pay dividends on its stock if its regulatory capital would be reduced below the amount required for the liquidation account established in connection with its mutual-to-stock conversion. The Bank will not be permitted to pay dividends on its capital stock if its regulatory capital would be reduced below the regulatory capital requirements prescribed for institutions regulated by the OTS. Further, income appropriated to bad debt reserves and deducted for federal income tax purposes cannot be used to pay cash dividends without the payments of federal income taxes on the amount of such income removed from reserves for such purpose at the then current income tax rate.

     The Bank's ability to pay dividends or make other capital distributions to the Corporation is also governed by OTS regulations. Under these regulations, `capital distributions" are defined as cash dividends, payments by savings associations to repurchase or otherwise acquire its shares, payments to shareholders of another entity in a cash-out merger, and other distributions charged against capital. An institution that has regulatory capital that is at least equal to its fully phased-in capital requirement and that has not been notified that it `is in need of more than normal supervision," is a Tier 1 institution. A Tier 1 institution is permitted under OTS regulations, after prior notice to (and no objection by) the OTS, to make capital distributions during a calendar year up to 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its `surplus capital ratio', which is the percentage by which the ratio of its regulatory capital to assets exceeds the ratio of its fully phased-in capital requirement to assets at the beginning of the calendar year. As of December 31, 1995 the Bank was a Tier 1 institution and had available $13.9 million for dividends to the Corporation, subject to nonobjection by the OTS. It is not likely that the Corporation would request a dividend of that magnitude.

     The Corporation is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders, although the source of such dividends is dependent upon dividends received by it from the Bank. The Corporation is subject, however, to the requirements of New Jersey law, which permits the Corporation to pay dividends in cash or shares out of the Corporation's surplus, defined as the excess of net assets of the Corporation over stated capital.

BOARD OF DIRECTORS

CHARLES B. YATES
Chairman of the Board

WAYNE H. PAGE
Vice Chairman

GEORGE J. BARBER

DOMINIC W. FLAMINI

ROBERT N. GARRISON

JAMES C. LIGNANA

CRAIG W. YATES

DIRECTORS EMERITUS

ADOLPH N. BRIGHT

KAREN S. OLEKSA

HILYARD S. SIMPKINS

BANK OFFICERS

CHARLES B. YATES*
Chairman of the Board

CRAIG W. YATES*
President

JAMES E. IGO*
Sr. Vice President and Chief Lending Officer

CHANNING L. SMITH*
Vice President and Chief Financial Officer

THOMAS M. TOPLEY*
Sr. Vice President of Operations and
Corporate Secretary

DOUGLAS B. HALEY
Vice President, Consumer Lending

KAREN R. KOENIG
Vice President, Branch Operations

NANCY L. PARKER
Vice President, Human Resources

PETER S. SCHOENFELD
Vice President, Investments

KAREN D. SHINN
Vice President,  Operations

CINDY S. WERTZ
Vice President, Loan Servicing

JOHN P. BISHOP
Internal Auditor

STEVEN A. RYAN
Compliance Officer

MICHAEL J. HAGELGANS
Assistant Vice President, Commercial Lending

MARCELLA F. HATCHER*
Assistant Secretary

* Officers of Bank and Holding Company

MARKET MAKERS

The following companies were making a market in the Corporation's common stock at December 31, 1995:

HERZOG, HEINE, GEDULD, INC.                  ROBERT W. BAIRD & CO., INC.
26 Broadway                                  4300 W. Cypress Street
First Floor                                  Tampa, FL 33607
New York, NY 10004                           (813) 877-4000
(212) 908-4000

MERRILL LYNCH, PIERCE, FENNER                RYAN BECK & CO.
& SMITH, INC.                                80 Main St.
World Financial Center                       W. Orange, NJ  07052
250 Vesey Street                             (201) 325-3000
New York, NY 10281
(212) 449-1000

FORM 10-K AND OTHER FINANCIAL INQUIRIES

The Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, as filed with the Securities and Exchange Commission will be furnished to shareholders of the Corporation upon written request without charge. Shareholders, analysts and others seeking this and other requests for information relating to stock, annual shareholders' meeting and related matters on FMS Financial Corporation, should contact the Corporate Secretary at the Administrative Offices.

TRANSFER AGENT AND REGISTRAR                 AUDITORS
American Stock Transfer and Trust Company    Coopers & Lybrand L.L.P.
40 Wall Street                               2400 Eleven Penn Center
New York, NY  10005                          Philadelphia, PA 19103

SPECIAL COUNSEL

Malizia, Spidi, Sloane & Fisch, P.C.
One Franklin Square
1301 K Street, N.W.
Suite 700 East
Washington, D.C. 20005

                                OFFICE LOCATIONS

                      EXECUTIVE AND ADMINISTRATIVE OFFICES
                       3 Sunset Road and 811 Sunset Road
                              Burlington NJ  08016
                                 (609) 386-2400

     MAIN BRANCH
     3 Sunset Road & Route 541
     Burlington,  NJ  08016
     (609) 386-2400

     BURLINGTON TOWNSHIP
     809 Sunset Road
     Burlington, NJ 08016
     (609) 387-1150

     BURLINGTON CITY
     352 High Street
     Burlington, NJ 08016
     (609) 386-4643

     BORDENTOWN
     335 Farnsworth Ave.
     Bordentown. NJ  08505
     (609) 291-8200

     DELRAN
     3002 Route 130 North
     Delran, NJ 08075
     (609) 764-3740

     EASTAMPTON
     1191 Woodlane Road
     Eastampton, NJ 08060
     (609) 261-6400

     EDGEWATER PARK
     1149 Cooper Street
     Edgewater Park, NJ 08010
     (609) 387-0046

     LUMBERTON
     1636-61 Route 38 & Eayrestown Road
     Lumberton, NJ 08048
     (609) 267-6811

     MEDFORD
     200 Tuckerton Road
     Medford, NJ 08055
     (609) 596-4300

     MEDFORD LAKES
     712 Stokes Road
     Medford, NJ 08055
     (609) 654-6373

     MOORESTOWN
     53 East Main Street
     Moorestown, NJ 08057
     (609) 235-0544

     MOUNT LAUREL
     4522 Church Road
     Mount Laurel, NJ 08054
     (609) 235-4445

     SOUTHAMPTON
     1841 Route 70
     Southampton, NJ 08088
     (609) 859-2700

     WILLINGBORO
     399 Charleston Road
     Willingboro, NJ 08046
     (609) 877-2888

     WILLINGBORO EAST
     611 Beverly-Rancocas Road
     Willingboro, NJ 08046
     (609) 871-4900

     WILLINGBORO WEST
     1 Rose Street & Beverly-Rancocas Road
     Willingboro, NJ 08046
     (609) 835-4700