Form 10-K405, Exhibit 13
period 1996-12-31
FMS FINANCIAL CORP
filed 1997-03-28
CIK 839845

EXHIBIT 13

                               CORPORATE PROFILE

 FMS Financial Corporation is the holding company for Farmers & Mechanics Bank. Farmers & Mechanics Bank, with total assets of $542 million, is the largest community bank headquartered in its primary market area of Burlington County, New Jersey.

 Founded in Burlington City in 1871 under the name of Farmers' and Mechanics' Building and Loan Association, the Bank operates eighteen banking offices, all of which are in Burlington County, New Jersey.

 The daily stock quotation for FMS Financial Corporation is listed in the Nasdaq National Market System published in The Wall Street Journal, the Philadelphia Inquirer and other leading newspapers under the trading symbol of FMCO.

FINANCIAL HIGHLIGHTS FINANCIAL CONDITION (IN THOUSANDS)


DECEMBER 31,                          1996      1995       1994      1993      1992
Assets                              $541,710   $501,550  $483,776  $445,029  $432,072

Loans receivable and loans held
for sale, net                        306,871    288,400   283,260   269,264   254,989

Deposits                             453,277    428,809   429,431   406,017   402,172

Stockholders' equity                  33,826     33,053    29,159    25,906    21,582




OPERATIONS: (IN THOUSANDS, EXCEPT EARNINGS PER SHARE DATA)

YEAR ENDED DECEMBER 31,                1996      1995       1994      1993      1992
Interest income                      $36,841    $35,201   $32,270   $31,510   $31,836

Interest expense                      18,978     18,041    15,336    16,100    18,854

Net interest income                   17,863     17,160    16,934    15,410    12,982

Net income                             3,026      4,343     4,455     4,215     1,752

Earnings per common share               1.20       1.69      1.68      1.63      0.68

Dividends declared per common
share                                   0.20       0.20         0         0         0

Weighted average common shares and
common stock equivalents outstanding   2,524      2,565     2,651     2,580     2,574



OTHER SELECTED DATA:


YEAR ENDED DECEMBER 31,                1996       1995      1994      1993      1992
Net interest rate spread                3.50%      3.49%     3.64%     3.49%     3.24%

Net interest margin                     3.66       3.66      3.72      3.62      3.36

Return on average assets                0.60       0.89      0.94      0.96      0.43

Return on average equity                8.99      14.00     16.01     17.80      8.20

Dividend payout ratio                  16.67      11.83      0.00      0.00      0.00

Equity-to-asset ratio                   6.24       6.59      6.03      5.82      4.99


1.

TO OUR SHAREHOLDERS:

     We are pleased to report continued progress in building our community banking franchise in Burlington County, New Jersey. During 1996, Farmers & Mechanics Bank increased assets, deposits, loans, branches, personnel, and service to our customers.

     The bank had good operating results for 1996, but they were significantly offset by the assessment to recapitalize the SAIF insurance fund. This is expected to be a one-time charge that will result in lower deposit insurance costs in the future.

     We have completed the move to our headquarters building purchased several years ago and took over the branch bank in the building in 1996. We also opened branches in Bordentown, Riverton and Mount Laurel-Larchmont in buildings purchased from Corestates and PNC. The decision of larger banks to consolidate and close some branches has created excellent opportunities for us to make significant additions to our branch system. We also already own a number of good locations to build future branches.

     The most important activity in a community bank is customer service. During 1996 we introduced Sunday Banking with all of our drive-thrus open from 12 to 4 and three of our larger regional branches also open indoors for full banking service and new accounts. We also began to use a signature in the computer system that reduces the time necessary to handle check cashing transactions. For 1997, we are introducing Free Business Checking with no account balance or per check charges. We have been very successful with Free Personal Checking over the last several years. More services, additional offices and longer hours of banking increase our operating costs, but are really an investment in building core deposits.

     The banking industry has continued to consolidate and we believe that this is good for the community banks that remain. During 1996 our competitors, Midlantic and Chemical, merged into PNC. A local commercial bank, Burlington County Bank, was acquired by Trenton Savings. During 1997, Summit Bank will acquire BMJ Financial and Collective Bancorp, both of which are significant competitors in Burlington County. We believe there is a significant difference between community banks and the larger institutions, in service and decision making, and that a local organization can compete very effectively against the larger banks.

     Once again we want to express our appreciation for the loyalty of our customers, the dedicated efforts of our staff, and the support of shareholders in building the continued success of this institution.


     Sincerely,



     Craig W. Yates                     Charles B. Yates
     President                          Chairman

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
GENERAL
    FMS Financial Corporation ("the Corporation") is the parent company of Farmers & Mechanics Bank ("the Bank"), its only subsidiary. Earnings of the Corporation are primarily dependent on the earnings of the Bank as the
Corporation has engaged in no significant operations of its own. Accordingly, the earnings of the Corporation are largely dependent on the receipt of earnings from the Bank in the form of dividends.
   The earnings of the Bank depend primarily on its net interest income. Net interest income is affected by: (i) the volume of interest-earning assets and interest-bearing liabilities (see "Rate Volume Analysis"), (ii) rates of interest earned on interest-earning assets and rates paid on interest-bearing liabilities and (iii) the difference ("interest rate spread") between average rates of interest earned on interest-earning assets and average rates paid on interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.
    The Bank also derives income from service charges on customer deposit accounts and fees on loans. In addition to interest expense, the Bank incurs operating expenses such as salaries and employee benefits, deposit insurance premiums, depreciation, property maintenance and advertising.
ASSET AND LIABILITY MANAGEMENT
     The ability to maximize net interest income is largely dependent upon the achievement of a positive interest rate spread which can be sustained during fluctuations in prevailing interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time. The difference, or the interest rate repricing "GAP", provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates over a period of time. A GAP is considered positive when the amount of interest-rate sensitive assets maturing or repricing over a specified period of time exceeds the amount of interest-rate sensitive liabilities maturing or repricing within that period and is considered negative when the amount of interest-rate sensitive liabilities maturing or repricing over a specified period of time exceeds the amount of interest-rate sensitive assets maturing or repricing within that period. Generally, during a period of rising interest rates, a negative GAP within a given period of time would adversely affect net interest income, while a positive GAP within such period of time may result in an increase in net interest income; during a period of falling interest rates, a negative GAP within a given period of time may result in an increase in net interest income while a positive GAP within such period of time may have the opposite effect.

GAP TABLE
    The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1996, which are expected to reprice or mature in each of the future time periods shown. The amount of assets or liabilities shown which reprice or mature during a particular period were determined by the contractual terms or assumed decay rates of the asset or liability. The table assumes prepayments and scheduled principal amortization of fixed-rate loans and mortgage-backed securities, and assumes that adjustable-rate mortgage loans will reprice at contractual repricing intervals. There has been no adjustment for the impact of future loan commitments and loans in process.

FARMERS & MECHANICS BANK   3 MONTHS     3 MONTHS     1 TO 3      3 TO 5     OVER 5
GAP TABLE                  OR LESS     TO 1 YEAR     YEARS        YEARS      YEARS     TOTAL
                           --------    ---------     -------     ------     -------    ------
                                                (DOLLARS IN THOUSANDS)
Interest-earning assets:
Investment securities     $  29,510   $   7,837   $    7,889  $     4,287  $ 47,493  $ 97,016
Loans                        57,569      40,886       57,439       44,724   109,035   309,653
Mortage-backed securities     6,466      41,279       20,818       11,817    23,933   104,313
                          ---------   ---------   ----------  -----------  --------  --------
 Total                       93,545      90,002       86,146       60,828   180,461   510,982
                          ---------   ---------   ----------  -----------  --------  --------
Interest-bearing
  liabilities:
Now, Super Now, Passbook
 and Club accounts            8,531      18,185       36,217       23,202    31,674   117,809
Money market accounts        11,664      22,610       19,232        2,972       483    56,961
Certificates of Deposit      35,520     106,145       66,418       32,359       512   240,954
Borrowings                    4,406       5,500        6,250       15,000     4,092    35,248
                          ---------   ---------   ----------  -----------  --------  --------
 Total                       60,121     152,440      128,117       73,533    36,761   450,972
                          ---------   ---------   ----------  -----------  --------  --------
Interest Rate Sensitivity
  GAP                     $  33,424   $ (62,438)   $ (41,971)  $  (12,705) $143,700  $ 60,010
                          =========   =========    =========   ==========  ========  ========
Cumulative Interest Rate
  Sensitivity GAP         $  33,424   $ (29,014)   $ (70,985)  $  (83,690) $ 60,010
                          =========   =========    =========   ==========  ========
Ratio of Interest Rate
 Sensitive Assets to
  Interest Rate
  Sensitive Liabilities      155.59 %     59.04 %      67.24 %      82.72 %  490.90 %  113.31 %
                          =========   =========    =========   ==========  ========  ========
RATIO OF CUMULATIVE GAP
  TO TOTAL BANK ASSETS         6.18 %     (5.36)%     (13.11)%     (15.46)%   11.09 %
                          =========   =========    =========   ==========  ========



The Bank's analysis of its interest-rate sensitivity incorporates certain assumptions concerning the amortization of loans and other interest-earning assets and the repricing characteristics of deposits. The Bank has made the following assumptions in calculating the values on the GAP table: adjustable-rate mortgage loans have a constant prepayment rate of 10%; fixed-rate mortgage loans have a prepayment rate that is constant through time at 6.0%; fixed and adjustable rate commercial loans have a constant prepayment rate of 10%; consumer loans have a prepayment rate that is constant over time at 12%; mortgage-backed securities and CMO/REMIC's have a prepayment rate that is constant over time at 10%. Core savings and NOW checking deposits have a decay rate of 17% which is based on OTS assumption rates from industry experience; money market deposits have a decay rate of 80%. The interest-rate sensitivity of the Bank's assets and liabilities illustrated in the table could vary substantially if different assumptions were used or if actual experience differs from the assumptions used.
    The table indicates the time period in which interest-earning assets and interest-bearing liabilities will mature or reprice in accordance with their contractual terms or assumed decay rates, as applicable. However, this table does not necessarily indicate the impact of general interest rate movements on the Bank's net interest income because the repricing of various categories of assets and liabilities is discretionary and is subject to competition and other pressures. As a result, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times and at different rate levels.
      The Bank measures its interest rate risk (IRR) using the OTS's net portfolio value (NPV) method. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point change in market interest rates. Based on this analysis at December 31, 1996, the Bank would experience a 261 basis point decrease in its NPV as a percent of assets if rates rise by 200 basis points in comparison to a flat rate scenario and a 123 basis point increase in NPV if rates decline 200 basis points.
RESULTS OF OPERATIONS
Net Interest Income
     The earnings of the Bank depend primarily upon the level of net interest income, which is the difference between interest earned on its interest-earning assets, such as loans and investments, and the interest paid on interest-bearing liabilities, such as deposits and borrowings. Net interest income is a function of the interest rate spread, which is the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities, as well as the average balance of interest-earning assets as compared to interest-bearing liabilities. Net income is also affected by non-interest income, such as gains (losses) on sales of loans and investments, provision for loan losses and real estate owned, service charges and other fees, and operating expenses.

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
AVERAGE BALANCES, INTEREST AND YIELDS/RATES


                                                                YEARS ENDED DECEMBER 31,
                              --------------------------------------------------------------------------------------------
                                          1996                             1995                           1994
                              -----------------------------   ------------------------------  ----------------------------

                              AVERAGE              AVERAGE    AVERAGE              AVERAGE    AVERAGE            AVERAGE
                              BALANCE   INTEREST YIELD/RATE   BALANCE    INTEREST YIELD/RATE  BALANCE  INTEREST YIELD/RATE
                              -------   -------- ----------   -------    -------- ----------  -------  -------- ----------
                                                                          (DOLLARS IN THOUSANDS)
Interest-earning
  assets:
 Loans receivable             $296,276  $ 23,797      8.03%    289,665  $  23,572      8.14% $ 280,041 $ 22,241       7.94%

 Mortgage-backed securities    107,268     7,499      6.99%    122,838      8,034      6.54%   128,775    7,492       5.82%

 Investment securities          84,762     5,545      6.54%     55,798      3,595      6.44%    46,591    2,536       5.44%
                              --------  --------    ------     -------  ---------   -------  --------- --------    -------
Total interest-earning
  assets                       488,306    36,841      7.54%    468,301     35,201      7.52%   455,407   32,269       7.09%
                              --------  --------    ------     -------  ---------   -------  --------- --------    -------

Interest-bearing
  liabilities:
 Deposits                      429,413    16,176      3.77%    419,394     15,961      3.81%   429,341   14,539       3.39%
 Borrowings                     29,450     1,745      5.93%     17,889      1,031      5.76%     7,407      340       4.59%
 Subordinated Debentures        10,000     1,057     10.57%     10,000      1,049     10.49%     7,684      456       5.93%
                              --------  --------    ------     -------  ---------   -------  --------- --------    -------
Total interest-bearing
   liabilities                $468,863    18,978      4.05%   $447,283     18,041      4.03% $ 444,432   15,335       3.45%
                              ========  --------    -------    =======  ---------   -------  ========= --------    -------

Net interest income                     $ 17,863                        $  17,160                     $  16,934
                                        ========                        =========                     =========
Interest rate spread                                  3.50%                            3.49%                          3.64%
                                                    ======                           ======                         ======
Net yield on average
  interest-earning assets                             3.66%                            3.66%                          3.72%
                                                    ======                           ======                         ======

Ratio of average interest-
  earning assets to average
  interest-bearing
   liabiliies                                       104.15%                          104.70%                        102.47%
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

                                                 YEARS ENDED DECEMBER 31,
                                   -----------------------------------------------------
                                         1996 VS. 1995                1995 VS. 1994
                                   ------------------------      -----------------------
                                      INCREASE (DECREASE)          INCREASE (DECREASE)
                                       DUE TO CHANGE IN             DUE TO CHANGE IN
                                   ------------------------      -----------------------
                                   RATE     VOLUME    TOTAL      RATE    VOLUME    TOTAL
                                   -----    ------    -----      ----    ------    -----
                                                      (IN THOUSANDS)
Interest income:
  Loans receivable               $  (313) $    538  $   225   $   567  $    764 $  1,331

  Mortgage-backed securities         483    (1,018)    (535)      887      (346)     541
  Investment securities               84     1,866    1,950       558       501    1,059
                                 -------  --------  -------   -------  -------- --------

  Total change - interest
   income                            254     1,386    1,640     2,012       919    2,931
                                 -------  --------  -------   -------  -------- --------

Interest expense:
  Deposits                          (166)      381      215     1,759      (337)   1,422
  Borrowings                          48       666      714       210       481      691
  Subordinated Debentures              8         0        8       456       137      593
                                 -------  --------  -------   -------  -------- --------

  Total change - interest
    expense                         (110)    1,047      937     2,425       281    2,706
                                 -------  --------  -------   -------  -------- --------

Net change in net interest
  income                        $    364  $    339  $    703  $  (413) $    638 $    225
                                ========  ========= ========  =======  ======== ========


IMPACT OF INFLATION AND CHANGING PRICES
     The financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles which generally require the measurement of financial position and operating results in terms of historical dollars (except investments available for sale), without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the price of goods and services, since such prices are affected by inflation. In the current interest rate environment, liquidity and the maturity structure of the Bank's assets and liabilities are critical to the maintenance of acceptable performance levels. NEW ACCOUNTING PRONOUNCEMENTS
     In June 1996, the FASB issued the Statement of Financial Accounting Standards No. 125 (SFAS No. 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" which is effective for the Corporation beginning January 1, 1997. SFAS No. 125, which is to be applied prospectively, provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on the concept of control. It is anticipated that the adoption of SFAS No. 125 will not have a material effect on the financial position or results of operation of the Corporation.

COMPARISONS OF YEARS ENDED DECEMBER 31, 1996 AND 1995
Net Income
     The Corporation and its subsidiary recorded net income of $3.0 million for the year ended December 31, 1996, or $1.20 per share as compared to net income of $4.3 million, or $1.69 per share for the year ended December 31, 1995. Net interest income was $17.9 million in 1996 compared to $17.2 million in 1995. Provisions for loan losses remained consistent at $120 thousand during 1996 and 1995. Other income totaled $2.3 million in 1996 compared to $1.7 million for the same period in 1995. Total operating expenses for the year ended December 31, 1996 were $15.7 million (includes $2.7 million for a one-time special assessment to recapitalize the Savings Association Insurance Fund) compared to $11.9 million in the previous year. During 1996, the Corporation declared dividends which totaled $.20 per share which resulted in a dividend payout ratio of 16.67%. The ability of the Corporation to pay dividends to shareholders is directly dependent upon the ability of the Bank to pay dividends to the Corporation. See Stockholders' Equity footnote.

Interest Income
     Total interest income increased $1.6 million to $36.8 million in 1996 from $35.2 million in 1995. The increase is attributable to increases in interest income on investment securities of $1.9 million and loans of $225 thousand, partially offset by a decrease in interest income on mortgage-backed securities of $535 thousand.
     The increase in interest income on investment securities was due to a $29.0 million increase in the average balance of investment securities to $84.8 million in 1996 from $55.8 million in 1995. The investment portfolio increased due to the net purchase of $9.7 million in U.S. Agency notes and net increase of and $11.0 million in reverse repurchase agreements and $7.5 million in collaterialized mortgage obligations (CMOs). The increase in the average balance of investment securities resulted in an increase in interest income of $1.9 million. The average yield increased to 6.54% in 1996 from 6.44% in 1995, which resulted in an increase in interest income of $84 thousand.
     The average balance of the loan portfolio increased $6.6 million to $296.3 million in 1996 from $289.7 million in 1995. During the year the Bank purchased $14.5 million of adjustable rate mortgages from First Tennessee Bank. These loans are residential mortgages on properties primarily located within the Bank's lending area of Burlington County, NJ. The loan volume increase resulted in a $538 thousand increase in interest income, partially offset by a $313 thousand decrease in interest income attributed to an 11 basis point decrease in the average yield on the loan portfolio. The average yield on the loan portfolio decreased to 8.03% in 1996 from 8.14% in 1995.

     Interest income on mortgage-backed securities decreased $535 thousand in 1996 due to a volume decrease of the portfolio, partially offset by an increase in the yield on the portfolio. The average balance of the portfolio decreased $15.5 million to $107.3 million in 1996 from $122.8 million in 1995, resulting in a decrease in interest income of $1.0 million. The decline in the average balance is due to $24.4 million of principal paydowns, partially offset by mortgage-backed securities purchases of $17.5 million during the year. The average yield on the portfolio increased to 6.99% in 1996 from 6.54% in 1995, which resulted in an increase in interest income of $483 thousand.

Interest Expense
     Total interest expense increased $937 thousand to $19.0 million in 1996 from $18.0 million in 1995. The increase was due to an increase in interest expense on deposits and borrowings.

     Interest expense on deposits increased $215 thousand to $16.2 million in 1996 from $16.0 million in 1995. The average balance of deposits increased $10.0 million to $429.4 million in 1996 from $419.4 million in 1995, resulting in an increase in interest expense of $381 thousand. The increase in deposits is primarily due to an increase in the average balance of checking accounts in 1996 of $9.2 million to $72.8 million. This increase was partially offset by a decline in the average rate paid on deposits of 4 basis points to 3.77% in 1996 from 3.81% in 1995, resulting in a decrease in interest expense of $166 thousand.
     Interest expense on borrowings increased $714 thousand to $1.7 million in 1996 from $1.0 million in 1995. This increase was due to an increase in the average balance of borrowings as well as an increase in the average rate. The average balance of borrowing increased to $29.5 million in 1996 from $17.9 million in 1995, resulting in a $666 thousand increase in interest expense due to volume. This was primarily the result of an $11.7 million increase in the average balance of advances from the Federal Home Loan Bank during the year. The average rate on borrowing increased to 5.93% during 1996 from 5.76% during 1995, resulting in a $48 thousand increase in interest expense due to rate.

Provision For Loan Losses
     The provision for loan losses remained constant at $120 thousand during 1996 and 1995. The determination of the allowance level for loan losses is based on management's analysis of risk characteristics of various classifications of loans, previous loan loss experience, estimated fair value of the underlying collateral and current economic conditions.

Other Income (Expense)
    Other income from operations was $2.3 million in 1996 compared with $1.7 million in 1995.

     Real estate owned operations, net in 1996 resulted in a loss of $175 thousand, which was comprised of $43 thousand in real estate owned operating expenses, $124 thousand of provisions for loss on real estate, net, and realized losses of $8 thousand on the sale of real estate owned properties.
      Service charges collected on depositors' accounts increased $427 thousand to $1.9 million in 1996 from $1.5 million in 1995. The increase is the result of additional retail banking fees due to higher transaction volume during the year.

Operating Expenses
     Total operating expenses increased $3.8 million to $15.7 million in 1996 from $11.9 million in 1995. The increase in operating expenses was primarily due to a one-time special assessment of $2.7 million charged in connection with the federal legislation requiring the recapitalization of the Savings Association Insurance Fund (SAIF). Operating expenses also increased as a result of opening four additional branches during 1996.

     On September 30, 1996, the President signed legislation which required savings institutions with SAIF insured deposits to pay a one-time special assessment to facilitate the recapitalization of the SAIF. The assessment was based on 65.7 cents per $100 of deposits at March 31, 1995. This assessment resulted in a charge of approximately $2.7 million to operating expense during the year ended December 31, 1996. The legislation also includes provisions whereby at such time as the SAIF is adequately recapitalized, the Bank's future deposit premiums will decrease from $.23 per $100 of deposits paid during 1996 to approximately $.065 in 1997 through the year 2000 and approximately $.025 through the year 2017.

     Salaries and benefits increased $758 thousand to $7.0 million in 1996 from $6.3 million in 1995. The increase was due to additional staff in the new branches opened during the year as well as an increase in branch staff for additional operating hours, principally for "Sunday Banking". Average full time equivalent employees during 1996 were 236 as compared to 209 during 1995.
          Occupancy and equipment expense increased $488 thousand to $2.5 million in 1996 from $2.1 million in 1995. This increase is due to additional depreciation and occupancy expenses on four new branches opened in 1996, as well as other facility and equipment additions and improvements during the year.

          Purchased services expense decreased $105 thousand to $917 thousand in 1996 from $1.0 million in 1995. This decrease includes a reduction in check processing costs attributed to the implementation of an in-house check processing system in October 1995. The decrease in check processing costs were partially offset by an increase in MAC charges of $83 thousand.
COMPARISONS OF YEARS ENDED DECEMBER 31, 1995 AND 1994
Net Income
    The Corporation and its subsidiary recorded net income of $4.3 million for the year ended December 31, 1995, or $1.69 per share as compared to net income of $4.5 million, or $1.68 per share for the year ended December 31, 1994. Net interest income was $17.2 million in 1995 compared to $16.9 million in 1994. Provisions for loan losses in 1995 was $120 thousand compared to $66 thousand in 1994. Other income totaled $1.7 million in 1995 compared to $1.3 million for the same period in 1994. Total operating expenses for the year ended December 31, 1995 were $11.9 million compared to $11.4 million in the previous year. During 1995, the Corporation declared dividends which totaled $.20 per share which resulted in a dividend payout ratio of 11.83% during 1995.

Interest Income
     Total interest income increased $2.9 million to $35.2 million in 1995 from $32.3 million in 1994. The increase is attributable to increases in interest income on loans, investment securities and mortgage-backed securities of $1.3 million, $1.1 million and $541 thousand, respectively.

     The increase in interest income on loans was due to an increase in the average volume of loans of $9.6 million, primarily due to an increase in the average balance of fixed rate mortgages, adjustable rate mortgage loans and commercial loans of $5.7 million, $3.7 million and $1.9 million, respectively, which resulted in an increase in interest income of $764 thousand. The increase in interest income was also the result of an increase of 20 basis points in the average yield on the loan portfolio. The average yield on the portfolio increased to 8.14% in 1995 from 7.94% in 1994 which resulted in an increase of $567 thousand of interest income.

     Interest income on investment securities increased $1.1 million to $3.6 million in 1995. The increase was the result of a $9.2 million increase in the average balance of investments to $55.8 million in 1995 from $46.6 million in 1994 as well as an increase in the average yield on the investments. The increase in the average balance of the portfolio was due to the purchase of $18.5 million of U.S. Government Agency notes and $2.8 million of collateralized mortgage obligations in 1995. The increase in the average balance of investment securities resulted in an increase in interest income of $501 thousand. The average yield increased to 6.44% in 1995 from 5.44% in 1994 which resulted in an increase in interest income of $558 thousand.

     Interest income on mortgage-backed securities increased $541 thousand to $8.0 million in 1995. The increase was due to an increase in the average yield of these securities to 6.54% in 1995 from 5.82% in 1994, which resulted in a $887 thousand increase in interest income. This increase was partially offset by a decrease in the average balance of the portfolio. The average balance of mortgage-backed securities declined $5.9 million to $122.8 million due to principal paydowns of $19.8 million during the year, which resulted in a decrease in interest income of $346 thousand.

Interest Expense
     Total interest expense increased $2.7 million to $18.0 million in 1995 from $15.3 million in 1994. The increase in interest expense was due to both an increase in interest expense on deposits as well as borrowings.

     Interest expense on deposits increased $1.4 million to $15.9 million in 1995 from $14.5 million in 1994. The average rate on deposits increased 42 basis points to 3.81% during 1995 from 3.39% during 1994, resulting in an increase in interest expense of $1.8 million. This increase was partially offset by a decline in the average balance of deposits of $9.9 million to $419.4 million in 1995, resulting in a decrease in interest expense of $337 thousand. This was primarily due to a decline in the average balance of money market accounts of $12.4 million, partially offset by an increase in the average balance of certificates of deposit of $7.1 million in 1995.
     Interest expense on borrowings increased $691 thousand to $1.0 million in 1995 from $340 thousand in 1994. This increase was due to an increase in the average balance of borrowings as well as an increase in the average rate. The average balance of borrowing increased to $17.9 million in 1995 from $7.4 million in 1994, resulting in a $481 thousand increase in interest expense due to volume. This was the result of a $10.2 million increase in the average balance of advances from the Federal Home Loan Bank in 1995. The average rate on borrowing increased to 5.76% in 1995 from 4.59% in 1994, resulting in a $210 thousand increase in interest expense due to rate.

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

     Real estate owned operations, net in 1995 resulted in a loss of $92 thousand, which was comprised of $35 thousand in real estate owned operating expenses, $234 thousand of provisions, for loss on real estate, net, and $177 thousand of realized gains on the sale of real estate owned properties.

     Service charges collected on depositors' accounts increased $431 thousand to $1.5 million in 1995 from $1.1 million in 1994. The increase is the result of additional retail banking fees due to a higher transaction volume during the year.

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

LIQUIDITY AND CAPITAL RESOURCES
     The Bank's liquidity is a measure of its ability to fund loans, withdrawals of deposits and other cash outflows in a cost effective manner. The Bank's primary sources of funds are deposits and scheduled amortization and prepayments of loan principal. The Bank also obtains funds from the sale and maturity of investment securities and short-term investments as well as the maturity of mortgage-backed securities and funds provided by operations. During the past several years, the Bank has used such funds primarily to meet its ongoing commitments to fund maturing time deposits and savings withdrawals, to fund existing and continuing loan commitments and to maintain liquidity. While the Bank has been able to fund its operations internally during recent periods, it has periodically supplemented its liquidity needs with advances from the FHLB of New York. At December 31, 1996 the Bank had $32.6 million in advances from the Federal Home Loan Bank of New York. While loan payments, maturing investments and mortgage-backed securities are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Bank's liquidity is also influenced by the level of demand for funding loan originations.

     The Bank is required under applicable federal regulations to maintain specified levels of "liquid investments", which include certain United States government and federal agency securities and other approved investments. Regulations currently in effect require the Bank to maintain liquid assets of not less than 5% of its withdrawable accounts plus short-term borrowings. Short-term liquid assets must consist of not less than 1% of such accounts and borrowings, which amount is also included in the 5% requirement. These levels are changed from time to time by the regulators to reflect the current economic conditions. The Bank has generally maintained liquidity in excess of required levels. The Bank's regulatory liquidity and short-term liquidity was 11.55% and 7.31%, respectively, at December 31, 1996.

     The amount of certificate accounts which are scheduled to mature during the twelve months ending December 31, 1997 is approximately $141.4 million. To the extent these deposits do not remain at the Bank upon maturity, the Bank believes it can replace these funds with deposits, FHLB advances or outside borrowings. It has been the Bank's experience that a substantial portion of such maturing deposits remain with the Bank.

     At December 31, 1996, the Bank had loan commitments outstanding of $26.2 million, of which $3.5 million were for fixed-rate loans and $22.7 million were for adjustable-rate loans. Funds required to fulfill the commitments are derived primarily from loan repayments, net deposit inflows or, when appropriate, borrowings.

     Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") the Bank must have core capital equal to 3% of assets, of which 1.5% must be tangible capital, excluding goodwill. FIRREA also established risk-based capital standards. In measuring the Bank's compliance with FIRREA capital standards, the Bank must deduct from its regulatory capital calculation investments in, and advances to, subsidiaries engaged in activities not permissible for national banks. At December 31, 1996, the Bank exceeded all three regulatory capital levels required under FIRREA. At December 31, 1996, the Bank's regulatory tangible and core capital was $39.0 million or 7.23% of total bank assets and risk-based capital was $41.6 million or 15.35% of risk- weighted assets.

     The Bank holds a substantial component of its investment portfolio in mortgage-backed securities and collateralized mortgage obligations (collectively, "MBS"). At the end of 1996, the total investment in MBS amounted to $122.8 million, or 61% of total investments. These are instruments collateralized by pools of residential and commercial mortgages, which return interest and principal payments to the investor. Approximately 85% of the Bank's MBS holdings are U.S. Government Agency securities (GNMA, FNMA, and FHLMC), which carry either a direct government or a quasi-government guarantees and are rated AAA in terms of quality. The Bank also owns non-agency MBS, issued by major financial institutions, which are rated AAA and AA. MBS are generally very liquid issues with major brokerage houses providing ready markets. However, MBS are subject to prepayment and extension risk which can adversely affect their yields and expected maturities.

CONSOLIDATED SUMMARY OF QUARTERLY EARNINGS (UNAUDITED)

The following table presents summarized quarterly data for 1996 and 1995:


--------------------------------------------------------------------------------
                              1ST        2ND        3RD        4TH      TOTAL
1996                        QUARTER    QUARTER    QUARTER    QUARTER    YEAR
--------------------------------------------------------------------------------
                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Total interest income       $ 8,847    $9,028    $ 9,415      $9,551  $36,841

Total interest expense        4,657     4,663      4,834       4,824   18,978
                            -------    ------     ------      ------  -------
Net interest income           4,190     4,365      4,581       4,727   17,863
Provision for loan losses        30        30         30          30      120
                            -------    ------     ------      ------  -------

Net interest income after
  provision for loan losses   4,160     4,335      4,551       4,697   17,743
Total other income              497       484        601         671    2,253
Total operating expenses      3,088     3,222      6,007(a)    3,374   15,691(a)
                            -------    ------     ------      ------  -------
Income before income taxes    1,569     1,597      (855)       1,994    4,305
Federal and state income
  taxes                         567       485      (385)         612    1,279
                            -------    ------     ------      ------  -------

Net income                  $ 1,002    $1,112    $ (470)      $1,382  $ 3,026
                            =======    ======     =====       ======  =======

Earnings per common share   $  0.39    $ 0.44    $(0.19)      $ 0.56  $  1.20
                            =======    ======     =====       ======  =======

(a) Includes $2.7 million for the one-time assessment  to recapitalize the SAIF

--------------------------------------------------------------------------------
                                   1st      2nd        3rd       4th     Total
1995                             Quarter  Quarter    Quarter   Quarter   Year
--------------------------------------------------------------------------------
                                   (In Thousands, except per share amounts)

Total interest income            $8,444   $8,721    $9,013    $9,023   $35,201

Total interest expense            4,052    4,408     4,791     4,790    18,041
                                 ------   ------    ------    ------   -------

Net interest income               4,392    4,313     4,222     4,233    17,160
Provision for loan losses            30       30        30        30       120
                                 ------   ------    ------    ------   -------

Net interest  income
after provision for loan losses   4,362    4,283     4,192     4,203    17,040
Total other income                  438      446       458       348     1,690
Total operating expenses          2,967    2,961     2,993     2,995    11,916
                                 ------   ------    ------    ------   -------
Income before income taxes        1,833    1,768     1,657     1,556     6,814
Federal and state income taxes      669      639       600       563     2,471
                                 ------   ------    ------    ------   -------

Net income                       $1,164   $1,129    $1,057    $  993   $ 4,343
                                 ======   ======    ======    ======   =======

Earnings per common share        $ 0.45   $ 0.44    $ 0.42    $ 0.38   $  1.69
                                 ======   ======    ======    ======   =======

FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

-------------------------------------------------------------------------------------------------------

DECEMBER 31,                                                               1996             1995
-----------------------------------------------------------------------------------------------------
ASSETS
-----------------------------------------------------------------------------------------------------
  Cash and amounts due from depository institutions                    $   9,572,347    $   9,804,770
  Interest-bearing deposits                                                  296,702          124,334
  Short term funds                                                            50,500           56,476
                                                                       -------------    -------------
    Total cash and cash equivalents                                        9,919,549        9,985,580
  Investment securities held to maturity                                  67,601,343       43,564,913
  Investment securities available for sale                                25,446,520       22,767,981
  Loans receivable  - net                                                306,870,816      288,400,236
  Mortgage-backed securities held to maturity                            104,312,581      111,554,864
  Accrued interest receivable:
    Loans                                                                  1,754,117        1,749,652
    Mortgage-backed securities                                               912,599          964,148
    Investments                                                              964,319          892,533
  Federal Home Loan Bank stock                                             3,620,600        4,058,100
  Real estate held for development - net                                   1,227,732        1,227,732
  Real estate owned - net                                                    621,556          668,792
  Office properties and equipment - net                                   14,756,238       12,773,479
  Deferred income taxes                                                    1,563,480          897,443
  Excess cost over fair value of net assets acquired                         812,599          997,505
  Prepaid expenses and other assets                                          889,899          553,944
  Subordinated Debentures issue cost - net                                   435,809          493,157
                                                                       -------------    -------------
TOTAL ASSETS                                                           $ 541,709,757    $ 501,550,059
                                                                       =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------
Liabilities:
  Deposits                                                             $ 453,276,534    $ 428,809,380
  Advances from the Federal Home Loan Bank                                32,550,000       24,500,000
  Advances from Bank                                                       6,691,758                0
  10% Subordinated Debentures, due 2004                                   10,000,000       10,000,000
  Guarantee of employee stock ownership plan debt                            106,463          182,444
  Advances by borrowers for taxes and insurance                            2,138,638        2,093,130
  Accrued interest payable                                                   860,545          888,456
  Dividends payable                                                          119,636          125,288
  Other liabilities                                                        2,140,009        1,898,861
                                                                       -------------    -------------
  Total liabilities                                                      507,883,583      468,497,559
                                                                       -------------    -------------

Commitments and contingencies
Stockholders'
Equity:
  Preferred  stock - $.10 par value 5,000,000 shares authorized;
    none issued
  Common stock - $.10 par value 10,000,000 shares authorized; shares issued 2,602,884 and 2,601,634 and shares outstanding 2,392,707
    and 2,505,756 as of December 31, 1996 and 1995, respectively             260,288          260,163
  Paid-in capital in excess of par                                         8,413,558        8,408,840
  Unrealized loss on securities available for sale - net of deferred
    income taxes                                                            (166,152)        (236,154)
  Guarantee of employee stock ownership plan debt                           (106,463)        (182,444)
  Retained earnings                                                       28,487,903       25,951,864
  Less:  Treasury stock (210,177 and 95,878 shares, at cost,  as of
    December 31, 1996 and 1995, respectively)                             (3,062,960)      (1,149,769)
                                                                       -------------    -------------
Total stockholders' equity                                                33,826,174       33,052,500
                                                                       -------------    -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                             $ 541,709,757    $ 501,550,059
                                                                       =============    =============


See notes to consolidated financial statements.

FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

-----------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,                             1996         1995         1994
-----------------------------------------------------------------------------------------
INTEREST  INCOME:
Interest income on:
  Loans                                          $23,797,512  $23,572,092   $22,241,502
  Mortgage-backed securities                       7,499,231    8,033,982     7,492,533
  Investments                                      5,544,668    3,594,867     2,535,568
                                                 -----------  -----------   -----------
Total interest income                             36,841,411   35,200,941    32,269,603
                                                 -----------  -----------   -----------
INTEREST EXPENSE:
Interest expense on:
  Deposits                                        16,176,223   15,961,110    14,539,097
  Subordinated Debentures                          1,057,348    1,049,015       456,306
  Borrowings                                       1,745,032    1,031,043       339,840
                                                 -----------  -----------   -----------
Total interest expense                            18,978,603   18,041,168    15,335,243
                                                 -----------  -----------   -----------

NET INTEREST INCOME                               17,862,808   17,159,773    16,934,360
PROVISION FOR LOAN LOSSES                            120,000      120,000        66,000
                                                 -----------  -----------   -----------
NET INTEREST INCOME AFTER PROVISION
    FOR LOAN LOSSES                               17,742,808   17,039,773    16,868,360
                                                 -----------  -----------   -----------
OTHER INCOME (EXPENSE):
  Loan service charges and other fees                219,639      269,977       319,192
  Gain on sale of loans                                8,432        8,836        14,728
  Gain (Loss) on sale of investment securities        54,406            0      (121,609)
  Loss from real estate held for development               0     (200,000)            0
  Real estate owned operations, net                 (174,503)     (91,986)     (258,685)
  Service charges on  accounts                     1,946,307    1,519,078     1,087,928
  Other income                                       199,097      184,687       233,172
                                                 -----------  -----------   -----------
Total other income (expense)                       2,253,378    1,690,592     1,274,726
                                                 -----------  -----------   -----------
OPERATING EXPENSES:
  Salaries and employee benefits                   7,043,584    6,285,898     5,947,270
  Occupancy and equipment                          2,541,296    2,053,513     1,922,159
  Purchased services                                 916,803    1,021,442       845,537
  Federal deposit insurance premiums                 946,594      973,503     1,022,196
  SAIF recapitalization assessment                 2,720,765            0             0
  Professional fees                                  285,972      367,160       363,347
  Advertising                                         42,956       25,250        24,104
  Other                                            1,192,896    1,189,114     1,227,855
                                                 -----------  -----------   -----------
Total operating expenses                          15,690,866   11,915,880    11,352,468
                                                 -----------  -----------   -----------

INCOME BEFORE INCOME TAXES                         4,305,320    6,814,485     6,790,618

INCOME TAXES:
Current                                            2,044,225    2,526,805     2,076,887
Deferred                                            (764,726)     (55,724)      258,276
                                                 -----------  -----------   -----------
Total income taxes                                 1,279,499    2,471,081     2,335,163

NET INCOME                                       $ 3,025,821  $ 4,343,404   $ 4,455,455
                                                 ===========  ===========   ===========

 EARNINGS PER COMMON SHARE                       $      1.20  $      1.69   $      1.68
                                                 ===========  ===========   ===========

 Weighted average common shares and
   common stock equivalents outstanding            2,524,490    2,565,166     2,650,634
                                                 ===========  ===========   ===========

See notes to consolidated financial statements.

FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

------------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                                   1996            1995  (a)        1994  (a)
------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income                                                             $   3,025,821   $  4,343,404     $  4,455,455
Adjustments to reconcile net income to net cash provided
   by operating activities:
Provision for loan losses                                                    120,000        120,000           66,000
Depreciation and amortization                                              1,639,469      1,622,710        1,735,995
Provision for real estate owned                                              124,315        354,453          157,526
Provision for real estate held for development                                     0        200,000                0
Realized (gains) and losses on:
 Sale of loans and loans held for sale                                        (8,432)        (8,836)         (14,728)
 Sale of investments available for sale                                      (54,406)             0          121,609
 Disposal and sale of fixed assets                                             7,240          3,836              265
 Sale of real estate owned                                                     8,235       (177,197)          90,204
Proceeds from sale of loans held for sale                                    112,226        257,989          571,966
Loans originated for sale                                                   (110,000)      (254,000)        (519,164)
Increase in accrued interest receivable                                      (24,702)      (533,227)        (171,288)
(Increase) Decrease in prepaid expenses and other assets                    (120,213)       348,840         (210,871)
(Decrease) Increase in accrued interest payable                              (27,911)        50,762          480,227
Increase (Decrease) in other liabilities                                     241,148        (15,899)        (600,518)
Deferred income taxes                                                       (705,382)       (55,724)         258,276
Other                                                                         75,981         75,981           80,108
                                                                       -------------   ------------     ------------
 Net cash provided by operating activities                                 4,303,389      6,333,092        6,501,062
                                                                       -------------   ------------     ------------
INVESTING ACTIVITIES:
Proceeds from sale of:
 Education loans                                                             846,443        868,725        1,182,050
 Real estate owned                                                           396,519      1,022,006          641,754
 Office property and equipment                                                 1,700              0                0
Proceeds from maturities of investment securities held to maturity       157,566,650     35,549,229       51,749,025
Proceeds from maturities of investment securities available for sale      16,327,791     13,767,144        3,527,118
Principal collected on mortgage-backed securities                         32,335,567     21,454,381       35,831,645
Principal collected on longer-term loans, net                             52,372,663     40,393,832       47,098,661
Longer-term loans originated or acquired, net                            (72,113,495)   (46,373,552)     (63,052,814)
Purchase of investment securities and mortgage-backed securities
  held to maturity                                                      (199,107,774)   (62,865,500)    (106,872,825)
Purchase of investment securities available for sale                     (26,797,361)   (21,317,509)      (1,136,497)
Decrease in real estate held for development                                       0              0           25,575
Redemption (Purchase) of Federal Home Loan Bank stock                        437,500       (329,700)        (240,800)
Purchase of office property and equipment                                 (3,271,960)    (3,037,422)      (2,314,663)
Net cash received from deposit and branch purchase                         9,044,846              0       37,423,277
                                                                       -------------   ------------     ------------
 Net cash (used) provided by investing activities                        (31,960,911)   (20,868,366)       3,861,506
                                                                       -------------   ------------     ------------
FINANCING ACTIVITIES:
Net increase (decrease) in demand deposits and savings accounts            3,813,048     (5,609,287)      (6,649,839)
Net increase (decrease) in time deposits                                  11,470,940      4,987,853       (9,254,006)
Net increase in FHLB advances and advances from Bank                      14,741,758     14,430,000        2,070,000
Principal repayment of employee stock onership plan debt                     (75,981)       (75,981)         (65,981)
Net proceeds from issuance of 10% Subordinated Debentures                          0              0        9,426,522
Increase (Decrease) in advances from borrowers for taxes and insurance        45,508        (12,151)         196,380
Purchase of treasury stock                                                (1,913,191)      (249,219)        (900,550)
Dividends paid on common stock                                              (495,434)      (375,213)               0
Net proceeds from issuance of common stock                                     4,843         44,307           24,025
                                                                       -------------   ------------     ------------
 Net cash provided (used) by financing activities                         27,591,491     13,140,309       (5,153,449)
                                                                       -------------   ------------     ------------
DECREASE (INCREASE) IN CASH AND CASH EQUIVALENTS                             (66,031)    (1,394,965)       5,209,119
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                               9,985,580     11,380,545        6,171,426
                                                                       -------------   ------------     ------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                 $   9,919,549   $  9,985,580     $ 11,380,545
                                                                       =============   ============     ============


Supplemental Disclosures:
 Cash paid for:
      Interest on deposits, advances, and other borrowings             $  19,006,514   $ 17,990,406     $ 14,855,016
      Income taxes                                                         1,647,476      2,503,591        2,212,593
 Non-cash investing and financing activities:

      Transfer of securities to available for sale during FASB 115
      suspension period                                                            0      4,979,408                0
      Dividends declared and not paid at year end                            119,636        125,288                0
      Non-monetary transfers from loans to real estate acquired
      through foreclosure                                                    481,833         56,527        1,090,740
See notes to consolidated financial statements.
(a) Reclassified for comparative purposes.

--------------------------------------------------------------------------------
FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                                               UNREALIZED    GUARANTEE OF
                                                  PAID-IN       LOSS ON       EMPLOYEE
                                                  CAPITAL      SECURITIES      STOCK                                  TOTAL
                                        COMMON    IN EXCESS    AVAILABLE     OWNERSHIP   RETAINED    TREASURY      STOCKHOLDERS'
                                        STOCK      OF PAR     FOR SALE, NET  PLAN DEBT   EARNINGS      STOCK          EQUITY
-----------------------------------------------------------------------------------------------------------------------------------
Balances at December 31,  1993         $ 129,200  $ 8,471,471  $ (23,600)   $(324,406)  $17,653,506 $         0   $   25,906,171
Net Income                                                                                4,455,455                    4,455,455
Increase in unrealized loss on
 securities available for sale, net                             (392,272)                                               (392,272)
Decrease in guarantee of
 employee stock ownership plan debt                                            65,981                                     65,981
Exercise of stock options                    310       23,715                                                             24,025
Purchase of common stock                                                                               (900,550)        (900,550)
-----------------------------------------------------------------------------------------------------------------------------------
Balances at December 31,  1994           129,510    8,495,186   (415,872)    (258,425)   22,108,961    (900,550)      29,158,810
Net Income                                                                                4,343,404                    4,343,404
Dividends declared                                                                         (500,501)                    (500,501)
Decrease in unrealized loss on
 securities available for sale, net                              179,718                                                 179,718
Decrease in guarantee of
 employee stock ownership plan debt                                            75,981                                     75,981
Exercise of stock options                    572       43,735                                                             44,307
Purchase of common stock                                                                               (249,219)        (249,219)
Two-for-one stock split                  130,081     (130,081)                                                                 0
-----------------------------------------------------------------------------------------------------------------------------------
Balances at December 31,  1995           260,163    8,408,840   (236,154)    (182,444)   25,951,864  (1,149,769)      33,052,500
Net Income                                                                                3,025,821                    3,025,821
Dividends declared                                                                         (489,782)                    (489,782)
Decrease in unrealized loss on
 securities available for sale, net                               70,002                                                  70,002
Decrease in guarantee of
 employee stock ownership plan debt                                            75,981                                     75,981
Exercise of stock options                    125        4,718                                                              4,843
Purchase of common stock                                                                             (1,913,191)      (1,913,191)
-----------------------------------------------------------------------------------------------------------------------------------
Balances at December 31,  1996         $ 260,288  $ 8,413,558  $(166,152)   $(106,463)  $28,487,903 $(3,062,960)   $  33,826,174
==================================================================================================================================


See notes to consolidated financial statements.

FMS FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994
-------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

SAIF RECAPITALIZATION ASSESSMENT
     Legislation was signed by the President on September 30, 1996 requiring savings institutions with SAIF insured deposits to pay a one-time special assessment to facilitate the recapitalization of the SAIF. The assessment was based on 65.7 cents per $100 of deposits at March 31, 1995. This assessment resulted in a charge of approximately $2.7 million to operating expenses during the year ended December 31, 1996.

CASH AND CASH EQUIVALENTS
     Cash and cash equivalents include cash and amounts due from depository institutions, interest-bearing deposits with an original maturity of 90 days or less, money market funds and federal funds sold. Cash and cash equivalents exclude reverse repurchase agreements which are generally classified as investments held to maturity. Generally, federal funds are purchased and sold for one-day periods. The Bank is required to maintain certain average reserve balances as established by the Federal Reserve Bank. The amount of those balances for the reserve computation periods which include December 31, 1996 and 1995 were $4.7 million and $3.2 million, respectively. These requirements were satisfied through the balance of vault cash and a balance at the Federal Home Loan Bank.

INVESTMENTS AND MORTGAGE-BACKED SECURITIES
     During 1994, the Corporation adopted Statement of Financial Accounting Standards No. 115 (SFAS No. 115), "Accounting for Certain Investments in Debt and Equity Securities " which required the classification of investments into three categories, as applicable; trading, available for sale or held to maturity. Upon the adoption of SFAS No. 115 on January 1, 1994, the Corporation categorized selected investments and mortgage-backed securities that are part of the Corporation's asset/liability management strategy and that may be sold in response to changes in interest rates, prepayments and similar factors, as available for sale. Investments classified as available for sale are reported at the current market value with net unrealized gains and losses, net of applicable deferred tax effects, added to or deducted from the Corporation's total stockholders' equity. Gains and losses on the sale of investment securities are recognized utilizing the specific identification method.

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

REVERSE REPURCHASE AGREEMENTS
       The Bank invests excess funds in reverse repurchase agreements. Generally, the maturity date of the reverse repurchase agreement is less than 90 days. Due to the short-term nature of the agreement, the Bank does not take possession of the securities; instead, the securities are held in safekeeping by the Bank's agent. The carrying value of the agreements approximates fair market value because of the short maturity of the investment and the Bank believes that it is not exposed to any significant risk on its investments in reverse repurchase agreements.

ALLOWANCE FOR POSSIBLE LOAN LOSSES
     An allowance for possible loan losses is maintained at a level that management considers adequate to provide for potential losses based upon the portfolio's past loss experience, current economic conditions and other relevant factors. When collection of a loan's principal balance or portion thereof is considered doubtful, management charges the allowance for possible loan losses based on their assessment of the loan's underlying collateral, if collateral dependent, or present value of estimated future cash flows. While management uses the best information available to make evaluations about the adequacy of the allowance for loan losses, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making evaluations.

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

OFFICE PROPERTIES AND EQUIPMENT
     Office properties and equipment are recorded at cost. Depreciation is computed using the straight-line method over the expected useful lives of the assets. The costs of maintenance and repairs are expensed as they are incurred. Renewal and improvement costs are capitalized.

DEFERRED LOAN FEES
     The Bank defers all loan fees and related direct loan origination costs. Deferred loan fees and costs are generally amortized as a yield adjustment over the life of the loan using the interest method.

LOANS SERVICED FOR OTHERS
     Servicing loans for others generally consists of collecting mortgage payments, disbursing payments to investors and processing foreclosures. Loan servicing income is recorded upon receipt and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. The total amount of loans being serviced for the benefit of others was $29.3 million and $34.4 million at December 31, 1996 and 1995, respectively. Loan servicing fee income was approximately $98 thousand, $113 thousand and $132 thousand for the years ended December 31, 1996, 1995 and 1994, respectively.

REAL ESTATE HELD FOR DEVELOPMENT
     Real estate held for development is carried at cost not to exceed net realizable value. Net realizable value is determined based on a discounted estimate of the fair market value.

EXCESS COST OVER FAIR VALUE OF NET ASSETS ACQUIRED
     The excess costs over the fair value of assets acquired are being amortized over a five year period using the straight-line method.

INCOME TAXES
     The Corporation computes its taxable income for both financial reporting and federal tax purposes on the accrual basis. The Corporation reports certain items of income and expense in its consolidated financial statements in periods different from those in which such items enter into the determination of taxable income. In conformity with generally accepted accounting principles, the Corporation provides for the tax effects of such timing differences in its consolidated financial statements, subject to the deferred tax asset realizability provisions of Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes". These differences between pretax accounting income and taxable income for return purposes consist primarily of the calculations for bad debt deductions, real estate losses, depreciation, recognition of income and expenses associated with loan origination, profit recognition on discounted mortgages and securities income.

ACCOUNTING STANDARDS CHANGE
     Effective January 1, 1994, the Corporation adopted the Statement of Financial Accounting Standards No. 115 (SFAS No. 115), "Accounting for Certain Investments in Debt and Equity Securities'. The effect of adopting SFAS No. 115 resulted in an unrealized holding loss of $615 thousand for investments available for sale. The impact on stockholders' equity, net of tax, was $392 thousand. The adoption of SFAS No. 115 had no effect on net income.

     During the first quarter of 1995, the Corporation adopted the provisions of Statement of Financial Accounting Standards Nos. 114 and 118 (SFAS Nos. 114 and
118) "Accounting by Creditors for Impairment of a Loan" which generally applies to all loans including all loans that are restructured as a troubled debt restructuring involving a modification of terms. According to SFAS Nos. 114 and 118, impairment of a loan occurs when it is probable the Bank will not be able to collect all amounts due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected cash flows discounted at the historical effective interest rate, except that collateral dependent loans may be measured for impairment based on the fair value of collateral. The adoption of SFAS Nos. 114 and 118 did not have a material impact on the financial position or results of operations of the Corporation during the years ended December 31, 1996 and 1995.

     In May 1995, the FASB issued the Statement of Financial Accounting Standards No. 122 (SFAS No. 122) "Accounting for Mortgage Servicing Rights". This pronouncement requires entities which sell or securitize loans and retain the mortgage servicing rights to allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their fair values if it is practicable to estimate those fair values. Any cost allocated to mortgage servicing rights should be recognized as a separate asset and amortized over the period of estimated net servicing income. The adoption of SFAS No. 122 during 1996, did not have a material impact on the financial position or results of operations of the Corporation due to the Bank's limited volume of loan sales.
     In October 1995, the FASB issued the Statement of Financial Accounting Standards No. 123 (SFAS No. 123) "Accounting for Stock-Based Compensation". This statement defines a fair value based method of accounting for an employee stock option or similar equity instrument. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method. Corporations electing to remain with their current accounting method must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied. This statement is effective for the fiscal year ending December 31, 1996. The bank opted to continue with its current method of accounting for stock based compensation as prescribed by APB opinion No. 25, "Accounting for Stock Issued to Employees". See Stock Options footnote.

     In June 1996, the FASB issued the Statement of Financial Accounting Standards No. 125 (SFAS No. 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" which is effective for the Corporation beginning January 1, 1997. SFAS No. 125, which is to be applied prospectively, provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on the concept of control. It is anticipated that the adoption of SFAS No. 125 will not have a material effect on the financial position or results of operation of the Corporation.

RECLASSIFICATIONS
     Certain items in the 1995 and 1994 consolidated financial statements have been reclassified to conform with the presentation in the 1996 consolidated financial statements.


EARNINGS PER COMMON SHARE
     Earnings per common share and weighted average common shares outstanding and common stock equivalents have been retroactively restated to reflect the increased number of common shares resulting from a two-for-one stock split that was announced in November 1995 and paid to shareholders on January 12, 1996. A total of 1,300,817 additional shares were issued in conjunction with the stock split. The par value of the Corporation's stock remained unchanged. As a result, $130,081 was transferred from paid-in capital in excess of par to common stock. Earnings per share are calculated based on dividing net income by the weighted average number of common shares outstanding plus the shares that would be outstanding assuming the exercise of dilutive stock options, all of which are considered to be common stock equivalents. The weighted average shares and common stock equivalents outstanding for the year ended December 31, 1996, 1995 and 1994 totaled 2,524,490, 2,565,166 and 2,650,634, respectively.

2. INVESTMENT SECURITIES HELD TO MATURITY
     A comparison of amortized cost and estimated market value of investment securities held to maturity at December 31, 1996 and 1995 are as follows:
                                      DECEMBER 31, 1996
                    ----------------------------------------------------------
                                      GROSS        GROSS         ESTIMATED
                     AMORTIZED      UNREALIZED   UNREALIZED        MARKET
                        COST          GAINS        LOSSES           VALUE
------------------------------------------------------------------------------
U.S. Gov't Agencies $  46,791,618   $   39,819   $ (675,831)    $  46,155,606
Reverse Repurchase     20,000,000            0            0        20,000,000
Municipal bonds           794,725        5,734          (26)          800,433
U.S. Treasury              15,000            0       (1,000)           14,000
------------------------------------------------------------------------------
Total               $  67,601,343   $   45,553   $ (676,857)    $  66,970,039
==============================================================================

                                        December 31, 1995
                       ------------------------------------------------------
                                        Gross        Gross        Estimated
                         Amortized    Unrealized  Unrealized       Market
                            Cost        Gains       Losses          Value
-----------------------------------------------------------------------------

U.S. Gov't Agencies    $ 34,086,243   $   64,656   $ (40,910)  $  34,109,989
Reverse Repurchase        9,000,000            0           0       9,000,000
Municipal bonds             463,670          447           0         464,117
U.S. Treasury                15,000            0      (1,000)         14,000
-----------------------------------------------------------------------------
Total                  $ 43,564,913   $   65,103   $ (41,910)  $  43,588,106
=============================================================================

     The amortized cost and estimated market value of investments held to maturity at December 31, 1996, by contractual maturity are shown in the following table. Expected maturities may differ as borrowers have the right to call certain obligations.
                               DECEMBER 31, 1996
                       --------------------------------
                           AMORTIZED       ESTIMATED
                              COST        MARKET VALUE
-------------------------------------------------------
Due one year or less   $   22,464,482    $  22,464,117
Due one to five years       3,111,553        3,100,250
Due five to ten years      16,249,625       16,174,888
Due after ten years        25,775,683       25,230,784
-------------------------------------------------------
                       $   67,601,343    $  66,970,039
=======================================================

     The Bank has the intent and ability to hold these securities to maturity. During December 1996 the Bank purchased $20.0 million of reverse repurchase agreements with Paine Webber, with an average maturity of 11 days and an average rate of 6.05%. At December 31, 1996, neither a disposal, nor conditions that could lead to a decision not to hold these remaining securities to maturity, were reasonably foreseen.

3. INVESTMENT SECURITIES AVAILABLE FOR SALE
     The amortized cost and estimated market value of investment securities available for sale at December 31, 1996 and 1995 are as follows:

                                      DECEMBER 31, 1996
                      ---------------------------------------------------
                                       GROSS        GROSS      ESTIMATED
                        AMORTIZED    UNREALIZED   UNREALIZED     MARKET
                           COST        GAINS        LOSSES        VALUE
-------------------------------------------------------------------------
U.S. Gov't Agencies   $  5,000,000   $ 10,060  $ (13,100)  $  4,996,960
U.S. Treasury            1,997,757        803          0      1,998,560
CMOs                    12,683,603     24,400    (86,504)    12,621,499
REMICs                   6,027,067          0   (197,566)     5,829,501
-------------------------------------------------------------------------
Total                 $ 25,708,427   $ 35,263  $(297,170)  $ 25,446,520
=========================================================================

                                       December 31, 1995
                      ---------------------------------------------------
                                       Gross       Gross       Estimated
                         Amortized   Unrealized   Unrealized     Market
                            Cost       Gains       Losses        Value
-------------------------------------------------------------------------
U.S. Gov't Agencies   $  8,000,000   $       0   $ (72,500)  $ 7,927,500
U.S. Treasury            1,979,408         592           0     1,980,000
CMOs                     5,520,407      13,179     (48,787)    5,484,799
REMICs                   7,589,420           0    (298,218)    7,291,202
Common Stock                50,000      34,480           0        84,480
-------------------------------------------------------------------------
Total                 $ 23,139,235   $  48,251   $(419,505)  $22,767,981
=========================================================================

     The amortized cost and estimated market value of investments available for sale at December 31, 1996, by contractual maturity are shown in the following table. Expected maturities may differ as borrowers have the right to call or prepay certain obligations. CMOs and REMICs are shown separately due to the amortization and prepayment of principal occurring throughout the life of these instruments.
                            DECEMBER 31, 1996
                       ---------------------------
                         AMORTIZED    ESTIMATED
                            COST        MARKET
                                        VALUE
--------------------------------------------------
Due one year or less   $  2,997,757 $  2,994,810
Due one to five years     4,000,000    4,000,710
CMOs                     12,683,603   12,621,499
REMICs                    6,027,067    5,829,501
--------------------------------------------------
Total                  $ 25,708,427   25,446,520
==================================================

     During 1996, Common Stock and FHLMC-Remics were sold which resulted in realized gains of $51 thousand and $3 thousand, respectively. During 1995, there were no sales of investment securities available for sale. In 1994, the ARM mutual funds were sold which resulted in a $122 thousand loss.

4. LOANS RECEIVABLE
     Loans receivable at December 31, 1996 and 1995 consist of the following:

                                    1996            1995
-------------------------------------------------------------
Mortgage Loans                 $ 257,607,922  $  249,278,288
Construction Loans                 5,989,300       4,063,081
Commercial Construction            4,715,000               0
Consumer Loans                     4,015,403       4,336,346
Commercial Real Estate            39,177,194      34,721,212
Commercial Business                1,829,956       1,779,051
-------------------------------------------------------------
Subtotal                         313,334,775     294,177,978
Less:
  Loans in process                 2,597,733       1,947,301
  Deferred loan fees               1,084,289       1,063,662
  Allowance for
   possible loan losses            2,781,937       2,766,779
-------------------------------------------------------------
Total loans receivable, net    $ 306,870,816  $  288,400,236
=============================================================

     The Corporation adopted SFAS Nos. 114 and 118, "Accounting by Creditors for Impairment of a Loan" during the first quarter of 1995. At December 31, 1996 and 1995 the recorded investment in loans for which impairment had been recognized in accordance with SFAS Nos. 114 and 118 totaled $4.1 million and $4.5 million, respectively. At December 31, 1996, impaired loans of $1.8 million related to loans that were individually measured for impairment with a valuation allowance of $274 thousand and $2.3 million of loans that were collectively measured for impairment with a valuation allowance of $130 thousand. At December 31, 1995 impaired loans of $2.0 million related to loans that were individually measured for impairment with a valuation allowance of $350 thousand and $2.5 million of loans that were collectively measured for impairment with a valuation allowance of $150 thousand. For the years ended December 31, 1996 and 1995, the average recorded investment in impaired loans was approximately $4.0 million and $3.6 million, respectively. During the years ended December 31, 1996 and 1995 the Corporation recognized $296 thousand and $259 thousand, respectively, of interest on impaired loans, all of which is recognized on the cash basis.

     Loans which are 90 days delinquent as to principal and interest are placed on a non-accrual status and all previously accrued interest is reversed. The principal amount of non-accrual loans at December 31, 1996 and 1995 was $4.1 million. Interest income on non-accrual loans that would have been recorded in 1996 under the original terms of such loans was $364 thousand, and the interest income actually recognized in 1996 for such loans was $201 thousand. Interest income on non-accrual loans that would have been recorded in 1995 under the original terms of such loans was $232 thousand, and the actual interest income recognized in 1995 for such loans was $186 thousand.

     The Bank originates and purchases both adjustable and fixed interest rate loans. At December 31, 1996, the composition of these loans is as follows:


                                           Maturing     Maturing
                                            during     from 1998      Maturing
(In Thousands)                               1997     through 2000   after 2001   Total
------------------------------------------------------------------------------------------
Mortgage Loans (1-4 dwelling)              $  2,299   $ 12,029       $ 243,280   $257,608
Construction Loans                            3,480      2,510               0      5,990
Commercial Construction                           0          0           4,715      4,715
Consumer Loans                                1,668        793           1,554      4,015
Commercial Real Estate                       11,627     14,125          13,425     39,177
Commercial Business                           1,021        665             144      1,830
------------------------------------------------------------------------------------------
        Total                              $ 20,095   $ 30,122       $ 263,118   $313,335
------------------------------------------------------------------------------------------

Interest sensitivity on the above loans:
    Loans with predetermined rates         $ 18,445   $ 28,496       $ 164,141   $211,082
    Loans with adjustable or
      floating rates                          1,650      1,626          98,977    102,253
------------------------------------------------------------------------------------------
        Total                              $ 20,095   $ 30,122       $ 263,118   $313,335
------------------------------------------------------------------------------------------

     Construction, commercial and land loans are generally indexed to the prime rate plus a percentage (generally 1% to 2%). The adjustable rate mortgage loans have interest rate adjustment limitations and are generally indexed to the one year U.S. Treasury constant maturity yield. Future market factors may affect the correlation of the loan interest rate adjustments with the rates the Bank pays on the short-term deposits that have been primarily utilized to fund these loans.

   Changes in the allowance for possible loan losses are as follows:

                                       YEARS ENDED DECEMBER 31,
                              -----------------------------------------
                                 1996          1995           1994
-----------------------------------------------------------------------
Balance at beginning
  of year                     $ 2,766,779   $2,621,512    $  2,588,660
Provision charged to
  operations                      120,000      120,000          66,000
Charge-offs                      (115,253)     (18,475)       (119,625)
Recoveries                         10,411       43,742          86,477
-----------------------------------------------------------------------
Balance at end of year        $ 2,781,937   $2,766,779    $  2,621,512
=======================================================================

5. MORTGAGE-BACKED SECURITIES
     Mortgage-backed securities held to maturity at December 31, 1996 and 1995 are summarized as follows:

                              DECEMBER 31, 1996
          -------------------------------------------------------
                            GROSS         GROSS
             AMORTIZED    UNREALIZED    UNREALIZED    ESTIMATED
               COST         GAINS        LOSSES      VALUE MARKET
-----------------------------------------------------------------

GNMA      $  23,216,175  $   548,034  $ (19,890)  $  23,744,319
FNMA         37,958,391      308,922   (244,978)     38,022,335
FHLMC        42,586,038      752,658   (104,912)     43,233,784
PRIVATE         551,977        6,041          0         558,018
-----------------------------------------------------------------
TOTAL     $ 104,312,581  $ 1,615,655  $(369,780)  $ 105,558,456
=================================================================

                             December 31, 1995
          ---------------------------------------------------------
                             Gross          Gross
             Amortized     Unrealized    Unrealized    Estimated
               Cost          Gains         Losses    Market Value
-------------------------------------------------------------------
GNMA      $  15,225,124  $    426,254   $     (348) $  15,651,030
FNMA         41,506,743       549,696     (106,535)    41,949,904
FHLMC        54,039,337     1,233,442      (49,292)    55,223,487
Private         783,660         1,196       (4,477)       780,379
-------------------------------------------------------------------
Total     $ 111,554,864  $  2,210,588   $ (160,652) $ 113,604,800
===================================================================

     The Bank has the intent and ability to hold these securities to maturity. At December 31, 1996, neither a disposal, nor a condition that could lead to a decision not to hold these securities to maturity were reasonably foreseen. Mortgage-backed securities of $859 thousand and $1.1 million were used to secure public funds on deposit at December 31, 1996 and 1995, respectively.

6. OFFICE PROPERTIES AND EQUIPMENT
     Office properties and equipment at December 31, 1996 and 1995 are summarized by major classification, as follows:

                                                DECEMBER 31,
                                       --------------------------------
                                            1996            1995
-----------------------------------------------------------------------
Land, buildings and
  improvements                         $  14,675,111  $   12,351,961
Furniture and equipment                    3,413,347       3,032,286
Computers                                  2,285,858       2,979,324
-----------------------------------------------------------------------
Total                                     20,374,316      18,363,571

Less accumulated depreciation             (5,618,078)     (5,590,092)
-----------------------------------------------------------------------
Office properties and equipment, net   $  14,756,238  $   12,773,479
=======================================================================

7. REAL ESTATE HELD FOR DEVELOPMENT
     The Bank, through its wholly-owned subsidiary, Land Financial Services, Inc., has entered into several real estate investments. Real estate held for development is carried at the lower of cost or estimated net realizable value. Intercompany loans from the Bank are the primary sources of funding and have been eliminated in consolidation. Such investments in real estate at December 31, 1996 and 1995, are summarized as follows:

                                DECEMBER 31,
                        ----------------------------
                             1996           1995
----------------------------------------------------
Real Estate held for
  development           $  4,898,782   $  4,898,782
Valuation allowance       (3,671,050)    (3,671,050)
----------------------------------------------------
Net                     $  1,227,732   $  1,227,732
====================================================

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

8. REAL ESTATE OWNED

     Real estate owned, which was acquired through foreclosure and deeds in-lieu of foreclosure, totaled $622 thousand and $669 thousand, net at December 31, 1996 and 1995, respectively. Changes in allowance for real estate owned is as follows:

                                     YEARS ENDED DECEMBER 31,
                                ------------------------------------
                                   1996         1995        1994
--------------------------------------------------------------------

Balance at beginning of year    $ 313,192   $   79,000   $       0
Provisions charged
  to operations                   153,482      354,453     157,526
Charge-offs                       (29,717)    (120,261)    (78,526)
Recoveries                            550            0           0
--------------------------------------------------------------------
Balance at end of year          $ 437,507   $  313,192   $  79,000
====================================================================


9. DEPOSITS
     Deposits at December 31, 1996 and 1995 consisted of the following major classifications and weighted average rates:

                                  DECEMBER 31, 1996
                           ----------------------------------
                           Weighted
                            Average                 Percent
                             Rate       Amount      Of Total
-------------------------------------------------------------
Non-interest checking         0.00%  $ 37,552,269     8.28 %
Checking accounts             1.57     46,750,659    10.31
Savings accounts              2.57     71,057,835    15.68
Money market accounts         2.65     56,961,349    12.57
Certificates                  5.30    240,954,422    53.16
-------------------------------------------------------------
Total                         3.77%  $453,276,534   100.00 %
=============================================================


                                   December 31, 1995
                            ----------------------------------
                            Weighted                 Percent
                          Average Rate   Amount      of Total
--------------------------------------------------------------
Non-interest checking         0.00%   $  28,678,611     6.69 %
Checking accounts             1.52       44,442,958    10.36
Savings accounts              2.59       68,710,447    16.02
Money market accounts         2.66       57,493,882    13.41
Certificates                  5.21      229,483,482    53.52
--------------------------------------------------------------
Total                         3.81%   $ 428,809,380   100.00 %
==============================================================

     A summary of certificates by maturity at December 31, 1996 is as follows:


YEAR ENDED DECEMBER 31,            AMOUNT
-----------------------------------------------
1997                           $ 141,382,229
1998                              42,370,029
1999                              24,325,661
Thereafter                        32,876,503
-----------------------------------------------
Total                          $ 240,954,422
===============================================


     A summary of interest expense on deposits is as follows:

                                  YEARS ENDED DECEMBER 31,
                          ------------------------------------------
                               1996           1995          1994
--------------------------------------------------------------------
Checking accounts           $   693,879    $   704,815  $   657,628
Savings accounts              1,816,081      1,750,873    2,102,620
Money market accounts         1,519,789      1,571,079    1,913,044
Certificates                 12,146,474     11,934,343    9,865,805
--------------------------------------------------------------------
Total interest expense      $16,176,223    $15,961,110  $14,539,097
====================================================================

10. ADVANCES FROM FEDERAL HOME LOAN BANK
     At December 31, 1996, the Bank had advances from the Federal Home Loan Bank of New York ("FHLB") in the amount of $32.6 million with a weighted average interest rate of 6.09%. The advances are scheduled to mature as follows: $4.1 million maturing in January 1997, $5.0 million maturing in June 1997, $5.0 million maturing in June 1998, $2.0 million maturing in October 1998, $10.0 million maturing in June 2000, $5.0 million maturing in February 2001 and $1.5 million maturing in October 2007. At December 31, 1996, the Bank had an unused credit line with the FHLB of $21.0 million. Advances from FHLB at December 31, 1995 totaled $24.5 million with a weighted average interest rate of 5.96%. Advances are collateralized by FHLB stock and certain first mortgage loans.


11. ADVANCES FROM BANK
     At December 31, 1996, the Bank had advances from financial institutions of $6.7 million. These advances mature during January 1997 and will be used to fund the acquisition of deposits.


12. SUBORDINATED DEBENTURES
     The Corporation completed the issuance of $10.0 million of Subordinated Debentures in a public offering on July 28, 1994. The Debentures are unsecured, bear interest at a rate of 10% per annum and mature on July 28, 2004. Interest payments are due semiannually on February 1 and August 1 commencing February 1, 1995. The Debentures are redeemable, in whole or in part, at any time at the option of the Corporation at specified redemption prices, except that the debentures may not be redeemed prior to August 1, 1997. The net proceeds from the sale of the Debentures totaled $9.4 million and were used for the expansion of the Bank's operations through branch acquisitions and general corporate purposes. The Corporation is required to retain at all times cash, cash equivalents or marketable securities in an amount not less than the aggregate amount of two consecutive semi-annual interest payments that will be due and payable on the Debentures following such declaration date or redemption date.

13. INCOME TAXES
    In accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109), deferred tax assets and liabilities are established for the temporary differences between accounting bases and tax bases of the Corporation's assets and liabilities at the tax rates expected to be in effect when the temporary differences are realized or settled. Management believes the existing net deductible temporary differences which give rise to the net deferred income tax assets are realizable on a more likely than not basis.

    The temporary differences that gives rise to significant portions of deferred tax assets and deferred tax liability are as follows:

                                            DECEMBER 31,
                                       --------------------------
                                          1996         1995
-----------------------------------------------------------------
Deferred income tax assets:
  Allowance for possible loan losses   $  508,394  $   448,273
  Real estate losses                      339,600      286,597
  Deferred loan fees, net                  27,927       54,262
  Compensation and pension liability       78,652       60,869
  Amortization of deposit premium         201,791      116,338
  Post retirement benefits                185,000      185,000
  Capitalized interest                    540,411      466,821
  Unrealized (gain) loss on investments         0      (12,758)
  Other                                    44,829       85,654
-----------------------------------------------------------------
Gross deferred tax assets               1,926,604    1,691,056
Valuation allowance                             0    (289,588)
-----------------------------------------------------------------
                                        1,926,604    1,401,468

Deferred income tax liabilities:
  Prepaid deposit insurance premium         5,839      170,029
  Depreciation                            357,285      333,996
-----------------------------------------------------------------
Gross deferred tax liabilities:           363,124      504,025
-----------------------------------------------------------------
Deferred income tax assets, net        $1,563,480  $   897,443
=================================================================

     The net change in the valuation allowance for the year ended December 31, 1996 was a decrease of $290 thousand. This change in the valuation allowance resulted from a reassessment of the realizability of the existing net deductible temporary differences which give rise to the net deferred income tax asset. There was no change in the valuation allowance for the year ended December 31, 1995.

     The following represents the components of income tax expense for the years ended December 31, 1996, 1995 and 1994, respectively.

                                     1996        1995       1994
--------------------------------------------------------------------
Current Federal tax provision    $ 1,862,681 $2,305,857 $1,880,325
Current State tax provision          181,544    220,948    196,562
--------------------------------------------------------------------
       Total Current provision     2,044,225  2,526,805  2,076,887
--------------------------------------------------------------------
Deferred Federal tax provision
  (benefit)                        (725,109)   (51,078)    234,892
Deferred State tax provision
  (benefit)                         (39,617)    (4,646)     23,384
--------------------------------------------------------------------
       Total Deferred provision
  (benefit)                        (764,726)   (55,724)    258,276
--------------------------------------------------------------------
Total                            $ 1,279,499 $2,471,081 $2,335,163
====================================================================

    On August 20, 1996, the Small Business Job Protection Act was signed into law which repealed the favorable reserve method available to savings banks. The Bank was required to change its tax bad debt method to the specific charge-off method effective for the fiscal year ended December 31, 1996. The change in method resulted in taxable income of approximately $1.7 million representing the excess of the Bank's tax bad debt reserve at December 31, 1996 over the base year reserve amount of $6.3 million that arose in tax years beginning before December 31, 1987. The income will be recognized for tax purposes ratably over a six year period.
     The Company has not provided deferred income taxes for the Bank's tax return reserve for bad debts that arose in tax years beginning before December 31, 1987 because it is not expected that this difference will reverse in the foreseeable future. The cumulative amount of temporary differences related to the reserve for bad debts for which deferred taxes have not been provided was approximately $6.3 million at December 31, 1996. This potential liability for which no deferred income taxes have been provided was approximately $2.4 million as of December 31, 1996. A deferred tax liability has been recognized for the portion of the tax bad debt reserves which arose in 1988 through 1995.

     The Corporation's provision for income taxes differs from that computed by applying the statutory federal income tax rate to income before income taxes as follows:

                                             1996                     1995                     1994
                                    --------------------     ----------------------    ---------------------
                                      AMOUNT     PERCENT       AMOUNT       PERCENT      AMOUNT      PERCENT
                                    ----------   -------     ----------     -------    ----------    -------
Tax at federal tax rate             $1,463,808    34.00%     $2,316,925      34.00%    $2,308,810     34.00%
Increase (Decrease) from:
  State income taxes, net
       of federal income tax
       benefit                          93,672    2.18          142,759       2.09        145,164      2.14
  Change in valuation
       allowance                      (289,588)  (6.73)               0       0.00       (234,701)    (3.46)
  Other                                 11,607    0.27           11,397       0.17        115,890      1.71
                                    ----------    -----      ----------      -----     ----------     -----
  Total                             $1,279,499    29.72%     $2,471,081      36.26%    $2,335,163     34.39%
                                    ==========    =====      ==========      =====     ==========     =====

14. LEASES
     The Bank leases a building and land to operate two branches and certain equipment under noncancelable leases which expire over the next 25 years. These leases generally provide for the payment of taxes and maintenance by the lessee. Most of these operating leases provide the Bank with the option to renew the lease after the initial lease term. Future minimum rental payments under existing leases as of December 31, 1996 are as follows:

FISCAL YEAR                AMOUNT
------------------------------------
1997                  $     72,035
1998                        55,245
1999                        55,245
2000                        55,245
2001 and beyond          1,068,065
------------------------------------
Total                 $  1,305,835
====================================

     The leases contain cost of living adjustments based on changes in the consumer price index. The minimum lease payments shown above include base rentals exclusive of any future adjustments. Total rent expense for all operating leases amounted to $107 thousand, $104 thousand and $97 thousand for fiscal years 1996, 1995 and 1994, respectively.

15. STOCKHOLDERS' EQUITY
     On December 14, 1988, the Bank converted to a state chartered stock Savings Bank and simultaneously formed FMS Financial Corporation. At the time of conversion, eligible deposit account holders were granted priority in the unlikely event of a future liquidation of the Bank. The special reserve has been decreased to the extent that the balances of eligible account holders were reduced at annual determination dates. The Bank converted its charter to that of a Federal Savings Bank on October 15, 1993.

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

      Under FIRREA the Bank must have core capital equal to 3%, tangible capital equal to 1.5% and risk-based capital equal to 8%. At December 31, 1996, the Bank exceeded all three regulatory capital levels required under FIRREA. The Bank's regulatory tangible and core capital was $39.0 million or 7.23% of total bank assets and risk-based capital was $41.6 million or 15.35% of risk-weighted assets.

   The following is a reconciliation of the Bank's capital under generally accepted accounting principles ("GAAP") to regulatory capital at December 31, 1996:

                            Tangible          Core        Risk-Based
                             Capital        Capital         Capital
-------------------------------------------------------------------------
Bank's GAAP Capital      $  40,901,723      40,901,723     40,901,723
Add:
  Unrealized loss on
     investments AFS           166,152         166,152        166,152
Less:
  Subsidiary
     investments not
     eligible               (1,271,162)     (1,271,162)    (1,271,162)
  Goodwill                    (812,599)       (812,599)      (812,599)
Supplementary
  qualifying capital
  item:
     General valuation
     allowance                       0               0      2,573,216
-------------------------------------------------------------------------
Regulatory capital
  computed                  38,984,114      38,984,114     41,557,330
Minimum regulatory
  capital requirement        8,087,812      16,175,625     21,664,416
-------------------------------------------------------------------------
Regulatory capital
  excess                 $  30,896,302  $   22,808,489  $  19,892,914
=========================================================================

16. PENSION PLAN
     The Bank has a defined benefit pension plan for active employees. Net pension expense was $412 thousand, $279 thousand and $239 thousand for years ended December 31, 1996, 1995 and 1994, respectively. The components of net pension cost are as follows:

                          YEARS ENDED DECEMBER 31,
                          ------------------------
                        1996         1995        1994
----------------------------------------------------------
Service Cost        $   397,001  $   253,640 $  218,797
Interest Cost           204,457      163,002    146,491
Return on Assets       (596,276)    (616,173)   (39,613)
Net Amortization
  and Deferral          406,357      478,773    (86,277)
----------------------------------------------------------
Net periodic
  pension cost      $   411,539  $   279,242 $  239,398
==========================================================


     The following table presents a reconciliation of the funded status of the defined benefit pension plan at December 31, 1996 and 1995:

                                                            DECEMBER 31,
                                                     --------------------------
                                                         1996         1995
-------------------------------------------------------------------------------
Actuarial present value of benefit obligation:
    Vested                                           $ 2,689,892    $ 2,084,446
    Nonvested                                            265,891        176,264
-------------------------------------------------------------------------------
Accumulated benefit obligation                         2,955,783      2,260,710
Projected benefit obligation                           3,959,973      2,941,106
Fair value of plan assets                              4,105,395      3,194,912
-------------------------------------------------------------------------------
Excess (Deficit) of plan assets over
  projected benefit obligation                           145,422        253,806
Unrecognized net (gain) loss                             (91,026)      (225,225)
Unrecognized prior service cost                           88,094         94,542
Unrecognized net transition
  obligation                                             224,381        255,287
-------------------------------------------------------------------------------
Prepaid pension liability
  included in the consolidated
  balance sheets                                     $   366,871    $   378,410
===============================================================================

     Actuarial assumptions used in determining pension cost are as follows:

                         YEARS ENDED DECEMBER 31,
                         --------------------------
                          1996    1995      1994
---------------------------------------------------
Discount rate for
  benefit obligation      6.00%   6.00 %    6.00 %
Rate of increase in
  compensation levels
  and social security
  wage base               4.00%   4.00 %    4.00 %
Expected long-term
  rate of return on
  plan assets             7.00%   7.00 %    7.00 %
===================================================

    In addition to providing pension plan benefits, the Bank provides certain health care and life insurance benefits to certain retired employees. In accordance with the provisions of Statement of Financial Accounting Standards
No.  106,  "Employer  Accounting  for  Post  Retirement   Benefits  other  than
Pensions"(SFAS No. 106) the expected cost of such benefits must be actuarially determined and accrued ratably from the date of hire to the date the employee is fully eligible to receive benefits. The accumulated post-retirement benefit obligation is not funded but is reflected in the statement of financial condition as a liability.

  The  net  periodic   post-retirement   benefit  cost  includes  the  following
components:

                                             December 31,
                                       -----------------------
                                          1996        1995
--------------------------------------------------------------
Service Cost                           $      0     $      0
Interest Cost                            33,489       42,258
Amortization of prior service cost       (9,123)      (1,521)
Amortization of (Gain)/Loss              (3,677)      (9,045)
--------------------------------------------------------------
Net periodic post-retirement
  benefit cost                         $ 20,689     $ 31,692
==============================================================


     The assumed discount rate used in the calculation for net periodic post-retirement benefit cost was 7.0% and 8.25% for 1996 and 1995, respectively. The assumed health care cost trend rate for 1996 was 7% and was graded down in 1% increments per year to an ultimate rate of 5% per year. The impact of a 1% increase in the assumed health care cost trend for each future year would be as follows:

                                              December 31, 1996
----------------------------------------------------------------
Accumulated post-retirement obligation
  at year end                                       $512,229
Service Cost                                        $      0
Interest Cost                                       $ 36,215
================================================================

     The following table summarizes the amounts recognized in the Bank's balance sheet:

                                         DECEMBER 31,
                                   -------------------------
                                      1996         1995
------------------------------------------------------------
Accumulated post-retirement
  benefit obligation               $(472,895)   $ (485,073)
Unrecognized prior service cost      (89,709)      (98,832)
Unrecognized net gain               (103,217)     (106,555)
------------------------------------------------------------
Accrued post-retirement benefit
  cost                             $(665,821)   $ (690,460)
============================================================

     The assumed discount rate used in the calculation for the accumulated post-retirement benefit obligation as of December 31, 1996 and 1995 was 7.5% and 7.0%, respectively.

17. FAIR VALUE OF FINANCIAL INSTRUMENTS
     The disclosure of the fair value of all financial instruments is required, whether or not recognized on the balance sheet, for which it is practical to estimate fair value. In cases where quoted market prices are not available, fair values are based on assumptions including future cash flows and discount rates. Accordingly, the fair value estimates cannot be substantiated, may not be realized, and do not represent the underlying value of the Corporation.
     The Corporation uses the following methods and assumptions to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND CASH EQUIVALENTS: The carrying value is a reasonable estimate of fair value.

INVESTMENT SECURITIES HELD TO MATURITY AND SECURITIES AVAILABLE FOR SALE: For investment securities with a quoted market price, fair value is equal to quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

LOANS: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair value is the carrying value. For other categories of loans such as residential mortgages, commercial and consumer loans, fair value is estimated based on discounting the estimated future cash flows using the current rates at which similar loans would be made to borrowers with similar collateral and credit ratings and for similar remaining maturities.

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

ADVANCES FROM BANK: The carrying value is a reasonable estimate of fair value due to the short term nature of these obligations.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT: For commitments and standby letters of credit expiring within 90 days or with a variable rate, the settlement amount is a reasonable estimate of fair value. For commitments and standby letters of credit expiring beyond 90 days or with a fixed rate, the fair value is the present value of the obligations based on current loan rates.

     At December 31, 1996 and December 31, 1995, the carrying amount and the estimated market value of the Corporation's financial instruments are as follows:

                                                             DECEMBER 31, 1996              DECEMBER 31, 1995
                                                       ------------------------------  ---------------------------

                                                         CARRYING         ESTIMATED      CARRYING      ESTIMATED
                                                          AMOUNT        MARKET VALUE      AMOUNT      MARKET VALUE
                                                       --------------   -------------  ------------- -------------

Financial assets:
 Cash and cash equivalents                             $    9,919,549   $   9,919,549  $   9,985,580 $   9,985,580
 Investment securities held to maturity and investment
  securities available for sale                        $   93,047,863   $  92,416,559  $  66,332,894 $  66,356,087
 Mortgage-backed securities                            $  104,312,581   $ 105,558,456  $ 111,554,864 $ 113,604,800
 FHLB Stock                                            $    3,620,600   $   3,620,600  $   4,058,100 $   4,058,100

 Loans, net of unearned income                         $  309,652,753   $ 311,325,000  $ 291,167,015 $ 297,704,000
  Less: Allowance for possible loan losses                (2,781,937)               0    (2,766,779)             0
 Net loan receivable and loans held for sale           $  306,870,816   $ 311,325,000  $ 288,400,236 $ 297,704,000


Financial liabilities:
 Deposits
  Checking, passbook, and money market accounts        $  212,322,112   $ 212,322,112  $ 199,325,898 $ 199,325,898
  Certificates                                         $  240,954,422   $ 238,005,000  $ 229,483,482 $ 229,200,000
 Subordinated debentures                               $   10,000,000   $  10,300,000  $  10,000,000 $  10,150,000
 Other borrowings                                      $   32,656,463   $  32,343,000  $  24,682,444 $  24,866,000
 Advances from Bank                                    $    6,691,758   $   6,691,758  $           0 $           0

Off-balance sheet financial instruments:
 Commitments to extend credit                          $   26,199,447   $  26,199,447  $  25,686,791 $  25,686,791
 Standby letters of credit                             $    1,094,381   $   1,094,381  $     935,673 $     935,673

18. FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT ("FDICIA")
     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was enacted into law on December 19, 1991. The statute includes a number of additional supervisory measures. The additional supervisory powers and regulations mandated by FDICIA include a "Prompt Corrective Action" program that permits regulators to take increasingly harsh action against associations that fail to meet certain new capital-based requirements. Various other sections of FDICIA impose substantial new audit and reporting requirements.
     FDICIA also requires each regulatory agency to institute non-capital safety and soundness standards for each institution it regulates by August 1, 1993. These standards must cover (1) internal controls, (2) loan documentation, (3)
credit underwriting, (4) interest rate exposure, (5) asset growth, (6) compensation, fees and benefits paid to employees, officers and directors, (7) operational and managerial standards, and (8) asset quality, earnings and stock valuation standards for preserving a minimum ratio of market value to book value for publicly traded shares (if feasible). Many of the regulations required by FDICIA have been promulgated by federal regulators. As of December 31, 1996 management of the Bank believes that it is in compliance with the regulations adopted pursuant to FDICIA.

19.  COMMITMENTS AND CONTINGENCIES
     The Bank has outstanding loan commitments of $26.2 million as of December 31, 1996. Of these commitments outstanding, the breakdown between fixed and variable rate loans is as follows:

                                  December 31, 1996
                      -------------------------------------------
                          Fixed       Variable
                          Rate          Rate           Total
-----------------------------------------------------------------
Commitments to:
    fund loans        $ 3,484,776   $  1,745,950   $  5,230,726
Unused lines:
    Construction                0      2,597,733      2,597,733
    Equity line of
      credit loans              0     18,370,988     18,370,988
-----------------------------------------------------------------
                      $ 3,484,776   $ 22,714,671   $ 26,199,447
=================================================================

In addition to outstanding loan commitments, the Bank as of December 31, 1996, issued $1.1 million in standby letters of credit to guarantee performance of a customer to a third party.
     Commitments and standby letters of credit are issued in accordance with the same loan policies and underwriting standards as settled loans. Since some commitments and standby letters of credit are expected to expire without being drawn down, these amounts do not necessarily represent future cash requirements.

20. LITIGATION

     There are no significant pending legal proceedings at December 31, 1996 which will have a material impact on the Corporation's financial position or results of operations.

21.  LOANS TO OFFICERS AND DIRECTORS
     Regulation O provides that all loans to executive officers and directors be made on substantially the same terms and conditions as are available to the general public. On November 11, 1996, Regulation O was amended to allow executive officers to participate in any employee loan rate discount benefit program available to all full-time employees. Since the Bank offers such an employee benefit program, the policy governing loans to executive officers was amended to allow the executive officers to participate in this loan program and thereby receive rate discounts. These changes went into effect on January 1, 1997. The rate discounts are available to employees as long as they are employed at the Bank. If employment is terminated, the rate discount ceases from the date of termination. At December 31, 1996 and 1995, loans made to directors and officers whose indebtedness exceeded $60 thousand amounted to $532 thousand and $661 thousand, respectively. During 1996 and 1995 there were no new loans to these individuals and repayments totaled $18 thousand and $187 thousand, respectively.

22. EMPLOYEE STOCK OWNERSHIP PLAN
     In connection with the conversion to stock form, the Corporation established an Employee Stock Ownership Plan ("ESOP"), which purchased approximately $660 thousand worth of common stock. In order to make the purchase, the ESOP borrowed approximately $660 thousand on December 8, 1988 from a commercial bank. The debt, which accrues interest at 80% of the commercial bank's base rate, has been guaranteed by the Corporation, and is payable and expensed in ten annual installments of approximately $66 thousand. Additional principal payments may be made from cash dividends paid on the unallocated ESOP shares.
     Annual contributions to the ESOP are made in amounts determined by the Board of Directors. Because the Corporation's loan guarantee represents a commitment either to make future contributions to the ESOP or to make the principal payments when due, the guarantee has been reflected as a liability, and an offsetting charge equivalent to the future contributions to be made has been reflected as a reduction of stockholders' equity in the accompanying consolidated statements of financial condition.

23. STOCK OPTIONS
     The Corporation has established a stock compensation plan (the "Plan") for executive officers and other selected employees of the Corporation. The Plan consists of incentive stock options intended to qualify under Section 422A of the Internal Revenue Code of 1986. These stock options may be surrendered and stock appreciation rights may be granted in their place, with the approval of the Corporation.
      A total of 111,642 shares of authorized but unissued common stock of the Corporation has been reserved for future issuance under the Plan. The option price per share for options granted may not be less than the fair market value of the common stock on the date of grant. At December 31, 1996, the option exercise prices are $3.88 and $16.00. Options are fully vested at the date of grant and must be exercised within ten years.
    A Summary of the status of the Bank's Stock Option Plan as of December 31, 1996, 1995 and 1994 and changes during the years ending on those dates is presented below.

                                               Years Ended December 31,
                           --------------------------------------------------------------------
                                    1996                  1995                   1994
-----------------------------------------------------------------------------------------------
                                       Weighted               Weighted               Weighted
                                       Average                 Average                Average
                                       Exercise                Exercise               Exercise
                              Shares    Price        Shares     Price      Shares      Price
-----------------------------------------------------------------------------------------------
Outstanding at the
  Beginning of the year        95,823    $ 5.40      100,958     $ 3.88    123,758    $ 3.88
Options granted                     -         -       12,000      16.00          -         -
Options exercised              (1,250)     3.88      (11,435)      3.88     (6,200)     3.88
Options surrendered           (12,422)     3.88       (5,700)      3.88    (16,600)     3.88
-----------------------------------------------------------------------------------------------
Outstanding at the
  End of the year              82,151    $ 5.65       95,823     $ 5.40    100,958    $ 3.88
===============================================================================================

     On January 1, 1996, the Bank adopted Statement of Financial Accounting Standard No. 123, "Accounting for Stock Based Compensation" (SFAS No. 123). As permitted by SFAS No. 123, the Bank has chosen to continue to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No. 25) and related interpretations in accounting for its Plan. Accordingly, no compensation cost has been recognized for options granted under the Plan. If the Bank had adopted the fair value method of accounting for stock based compensation the Bank's net income and net income per share would have been as follows:

                              December 31, 1995
----------------------------------------------------------
                          As Reported       Pro Forma
----------------------------------------------------------

Net Income                $ 4,343,404       $ 4,300,435

Net Income Per Share      $      1.69       $      1.68
==========================================================


     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield of 2.35%, expected volatility of 20.64%, discount rate of 6.0% and an expected life of 10 years at December 31, 1995. There were no options granted in 1996.


24.  RISKS AND UNCERTAINTIES
     The earnings of the Corporation depend on the earnings of the Bank. The earnings of the Bank depend primarily upon the level of net interest income, which is the difference between interest earned on its interest-earning assets, such as loans and investments and the interest paid on its interest-bearing liabilities, such as deposits and borrowings. Accordingly, the operations of the Bank are subject to risks and uncertainties surrounding its exposure to changes in the interest rate environment.

      Most of the Bank's lending activity is with customers located within southern New Jersey. Generally, the loans are secured by real estate consisting of single family residential properties. While this represents a concentration of credit risk, the credit losses arising from this type of lending compare favorably with the Bank's credit loss experience on its portfolio as a whole. The ultimate repayment of these loans is dependent to a certain degree on the local economy and real estate market.
   The financial statements of the Corporation are prepared in conformity with generally accepted accounting principles that require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates.
        Significant estimates are made by management in determining the allowance for possible loan losses and carrying values of real estate owned and real estate held for development. Consideration is given to a variety of factors in establishing these estimates including current economic conditions, diversification of the loan portfolio, delinquency statistics, results of internal loan reviews, borrowers' perceived financial and managerial strengths, the adequacy of underlying collateral, if collateral dependent, or present value of future cash flows and other relevant factors. Since the allowance for possible loan losses and carrying value of real estate assets and real estate held for development is dependent, to a great extent, on the general economy and other conditions that may be beyond the Bank's control, it is at least reasonably possible that the estimates of the allowance for possible loan losses and the carrying values of the real estate assets could differ materially in the near term.

25. SUBSEQUENT EVENTS
     On November 26, 1996, the Board of Directors of the Corporation declared a $.05 per share cash dividend which is payable on January 10, 1997 to shareholders of record on January 2, 1997.

     On February 25, 1997, The Board of Directors of the Corporation declared a $.05 per share cash dividend which is payable on April 14, 1997 to shareholders of record on April 2, 1997.

26.  PARENT COMPANY FINANCIAL INFORMATION

       The financial statements for FMS Financial Corporation are as follows:


                                                                                               December 31,
                                                                                    -----------------------------------
FMS FINANCIAL CORPORATION STATEMENTS OF FINANCIAL CONDITION                               1996             1995
-----------------------------------------------------------------------------------------------------------------------
ASSETS:
 Cash                                                                               $      254,546    $       81,827
 Investment in subsidiary                                                               43,768,186        40,339,762
 Investment securities                                                                   1,000,000         1,000,000
 Intercompany receivable-net                                                             1,591,556         3,043,996
 Subordinated Debentures issue cost-net                                                    435,809           493,157
 Other                                                                                     168,843           168,157
                                                                                    ------------------------------------
TOTAL ASSETS                                                                        $   47,218,940    $   45,126,899
                                                                                    ------------------------------------

LIABILITIES:
 10% Subordinated Debentures due 2004                                               $   10,000,000    $   10,000,000
 Guarantee of employee stock ownership plan debt                                           106,463           182,444
 Dividends payable                                                                         119,636           125,288
 Accrued interest payable                                                                  416,667           416,667
                                                                                    ------------------------------------
TOTAL LIABILITIES                                                                       10,642,766        10,724,399
                                                                                    ------------------------------------



STOCKHOLDERS' EQUITY:
 Preferred  stock - $.10 par value  5,000,000  shares  authorized;  none  issued
 Common stock - $.10 par value 10,000,000 shares authorized; shares issued 2,602,884 and 2,601,634 and shares outstanding 2,392,707 and 2,505,756 as
    of December 31, 1996 and 1995, respectively                                            260,288           260,163
 Paid-in capital in excess of par                                                        8,413,558         8,408,840
 Unrealized loss on securities available for sale,
    net of deferred income taxes                                                          (166,152)         (236,154)
 Guarantee of employee stock ownership plan debt                                          (106,463)         (182,444)
 Retained earnings                                                                      31,237,903        27,301,864
 Less:Treasury Stock (210,177 and 95,878 shares, at cost at December 31, 1996 and
    1995, respectively)                                                                 (3,062,960)       (1,149,769)
                                                                                    ------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                                              36,576,174        34,402,500
                                                                                    ------------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                          $   47,218,940    $   45,126,899
                                                                                    ====================================

-------------------------------------------------------------------------------


                                                                    YEARS ENDED DECEMBER 31,
                                                          ----------------------------------------------
FMS FINANCIAL CORPORATION STATEMENTS OF OPERATIONS            1996              1995           1994
--------------------------------------------------------------------------------------------------------
Intercompany interest income                              $     560,750     $     537,030  $    288,546
Interest expense                                             (1,057,348)       (1,049,013)     (456,306)
Equity in undistributed income of subsidiary                  3,353,576         4,687,233     4,566,175
--------------------------------------------------------------------------------------------------------
Income before taxes                                           2,856,978         4,175,250     4,398,415
Income tax benefit                                              168,843           168,154        57,040
--------------------------------------------------------------------------------------------------------
NET INCOME                                                $   3,025,821     $   4,343,404  $  4,455,455
========================================================================================================

These statements should be read in conjunction with the other notes related to the consolidated financial statements.


                                                                      FOR YEARS ENDED DECEMBER 31,
                                                           -----------------------------------------------------
FMS FINANCIAL CORPORATION STATEMENTS OF CASH FLOWS              1996                1995               1994
----------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
Net income                                                 $   3,025,821       $   4,343,404     $   4,455,455
Adjustments to reconcile net income to net cash provided
   by operating activities:
Equity in undistributed earnings of the subsidiary            (3,353,576)         (4,687,233)       (4,566,175)
Amortization of bond issue costs                                  57,348              57,348            22,973
(Decrease) Increase in interest payable                                0             (16,666)          433,333
 Decrease (Increase) in intercompany receivable, net           1,452,440            (229,477)          792,981
Other operating activities                                        75,292             (35,136)           32,542
                                                           -------------       -------------     -------------

 Net cash provided (used) by operating activities              1,257,325            (567,760)        1,171,109

INVESTING ACTIVITIES
Purchase of marketable security                                        0          (1,000,000)                0
                                                           -------------       -------------     -------------
 Net cash used by investing activities                                 0          (1,000,000)                0

FINANCING ACTIVITIES
Net proceeds from issuance of 10% subordinated debentures              0                   0         9,426,522
Purchase of treasury stock                                    (1,913,191)           (249,219)         (900,550)
Cash dividends received from subsidiary                        1,400,000           1,350,000                 0
Investment in subsidiary                                          (4,843)            (44,307)       (5,047,625)
Intercompany note receivable                                           0                   0        (3,607,500)
Cash dividends paid on common stock                             (495,434)           (375,213)                0
Principal repayment of employee stock ownership plan debt        (75,981)            (75,981)          (65,981)
Proceeds from issuance of stock                                    4,843              44,307            24,025
                                                           -------------       -------------     -------------

 Net cash (used) provided by financing activities             (1,084,606)            649,587          (171,109)
                                                           -------------       -------------     -------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                 172,719            (918,173)        1,000,000
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                      81,827           1,000,000                 0
                                                           -------------       -------------     -------------

CASH AND CASH EQUIVALENTS, END OF YEAR                     $     254,546       $      81,827     $   1,000,000
                                                           =============       =============     =============


These statements should be read in conjunction with the other notes related to the consolidated financial statements.

MANAGEMENT REPORT

FINANCIAL STATEMENTS
FMS  Financial   Corporation   ("the   Corporation")   is  responsible  for  the
preparation, integrity and fair presentation of its published financial statements as of December 31, 1996, and the year then ended. The financial statements have been prepared in accordance with generally accepted accounting principles, and as such, include amounts, some of which are based on judgments and estimates of management.

INTERNAL CONTROL STRUCTURE OVER FINANCIAL REPORTING AND COMPLIANCE WITH LAWS AND REGULATIONS

The management of FMS Financial Corporation is responsible for establishing and maintaining an effective internal control structure over financial reporting presented in conformity with both generally accepted accounting principles and the Office of Thrift Supervision reporting instructions for the Thrift Financial Report (TFR). The structure contains a system of monitoring mechanisms and actions are taken to correct deficiencies identified.

There are inherent limitations in the effectiveness of any internal control structure, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal control structure can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of an internal control structure may vary over time.

Management assessed the Corporation's internal control structure over financial reporting presented in conformity with generally accepted accounting principles and the Office of Thrift Supervision reporting instructions as of December 31, 1996. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management believes that, as of December 31, 1996, FMS Financial Corporation maintained an effective internal control structure over financial  reporting  presented  in  conformity  with  both  generally  accepted
accounting  and  the  Office  of  Thrift  Supervision  reporting   instructions.
Management is responsible for compliance with federal and state laws and regulations concerning dividend restrictions and the federal law and regulations concerning loans to insiders designated by the FDIC as safety and soundness laws and regulations.

Management assessed its compliance with the designated laws and regulations relating to safety and soundness. Based on this assessment management believes that the Bank has complied, in all significant respects, with the designated laws and regulations relating to safety and soundness for the year ended December 31, 1996.







/s/Craig W. Yates                          /s/Channing L. Smith
Craig W. Yates                             Channing L. Smith
President and Chief Executive Officer      Vice President and Chief Financial
                                             Officer

REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF FMS FINANCIAL CORPORATION:

We have audited the accompanying consolidated statements of financial condition of FMS Financial Corporation and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the consolidated financial position of FMS Financial Corporation and subsidiary as of December 31, 1996 and 1995 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.







/s/Coopers & Lybrand L.L.P.
Coopers & Lybrand L.L.P.




2400 Eleven Penn Center
Philadelphia, Pennsylvania
February 10, 1997

                             CORPORATE INFORMATION

ANNUAL MEETING
     The 1997 Annual Shareholders' Meeting of FMS Financial Corporation will be held at 10:00 a.m., Tuesday, April 29, 1997 at the Riverton Country Club, Highland Avenue off of Route 130, Cinnaminson, New Jersey.

STOCK MARKET INFORMATION
     The common stock of FMS Financial Corporation is traded over-the-counter and is listed on the Nasdaq National Market System under the symbol "FMCO". Daily quotations are included in the Nasdaq National Market stock tables published in the Wall Street Journal and other leading newspapers.

     The number of record holders of common stock of the Corporation as of March 3, 1997 was approximately 809, not including those shares registered in names of various investment brokers held in account for their customers.

     The following table sets forth the range of closing common bid prices, as reported by Nasdaq, for the periods ended December 31, 1996 and 1995:

                             1996
                      -----------------
QUARTER ENDED           HIGH      LOW
---------------------------------------
March 31,             $  17.50  $ 16.25
June 30,              $  17.50  $ 14.75
September 30,         $  16.50  $ 15.50
December 31,          $  18.25  $ 15.50
=======================================

                             1995
                      -----------------
QUARTER ENDED           HIGH      LOW
---------------------------------------
March 31,             $  12.25  $ 11.25
June 30,              $  13.28  $ 11.50
September 30,         $  16.50  $ 13.50
December 31,          $  17.00  $ 16.25
=======================================

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

     The Bank's ability to pay dividends or make other capital distributions to the Corporation is also governed by OTS regulations. Under these regulations, "capital distributions" are defined as cash dividends, payments by savings associations to repurchase or otherwise acquire its shares, payments to shareholders of another entity in a cash-out merger, and other distributions charged against capital. An institution that has regulatory capital that is at least equal to its fully phased-in capital requirement and that has not been notified that it "is in need of more than normal supervision," is a Tier 1 institution. A Tier 1 institution is permitted under OTS regulations, after prior notice to (and no objection by) the OTS, to make capital distributions during a calendar year up to 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio", which is the percentage by which the ratio of its regulatory capital to assets exceeds the ratio of its fully phased-in capital requirement to assets at the beginning of the calendar year. As of December 31, 1996 the Bank was a Tier 1 institution and had available $14.3 million for dividends to the Corporation, subject to no objection by the OTS. It is not likely that the Corporation would request a dividend of that magnitude.

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

VINCENT R. FARIAS

JAMES C. LIGNANA

EDWARD J. STAATS, JR.

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

KAREN R. KOENIG
Vice President, Business Development

NANCY L. PARKER
Vice President, Human Resources

PETER S. SCHOENFELD
Vice President, Investments

KAREN D. SHINN
Vice President,  Operations

MICHAEL J. HAGELGANS
Assistant Vice President, Commercial Lending

AMY J. HANNIGAN
Controller

MARCELLA F. HATCHER*
Assistant Secretary




* Officers of Bank and Holding Company

MARKET MAKERS
The following companies were making a market in the Corporation's common stock at December 31, 1996:

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
New York, NY 10281
(212) 449-1000



FORM 10-K AND OTHER FINANCIAL INQUIRIES
The Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as filed with the Securities and Exchange Commission will be furnished to shareholders of the Corporation upon written request without charge.
Shareholders, analysts and others seeking this and other requests for information relating to stock, annual shareholders' meeting and related matters on FMS Financial Corporation, should contact the Corporate Secretary at the Administrative Offices.

TRANSFER AGENT AND REGISTRAR                 AUDITORS
American Stock Transfer and Trust Company    Coopers & Lybrand L.L.P.
40 Wall Street                               2400 Eleven Penn Center
New York, NY  10005                          Philadelphia, PA 19103


SPECIAL COUNSEL
Malizia, Spidi, Sloane & Fisch, P.C.
One Franklin Square
1301 K Street, N.W.
Suite 700 East
Washington, D.C. 20005

                                OFFICE LOCATIONS

                      EXECUTIVE AND ADMINISTRATIVE OFFICES
                       3 Sunset Road and 811 Sunset Road
                              Burlington, NJ  08016
                                 (609) 386-2400


     MAIN BRANCH                        LUMBERTON
     3 Sunset Road & Route 541          1636-61 Route 38 & Eayrestown Road
     Burlington,  NJ  08016             Lumberton, NJ 08048
     (609) 386-2400                     (609) 267-6811

     BURLINGTON TOWNSHIP
     809 Sunset Road
     Burlington, NJ 08016
     (609) 387-1150

     BURLINGTON CITY                    MEDFORD
     352 High Street                    200 Tuckerton Road
     Burlington, NJ 08016               Medford, NJ 08055
     (609) 386-4643                     (609) 596-4300

     BORDENTOWN                         MEDFORD LAKES
     335 Farnsworth Ave.                712 Stokes Road
     Bordentown, NJ  08505              Medford, NJ 08055
     (609) 291-8200                     (609) 654-6373

     DELRAN                             MOORESTOWN
     3002 Route 130 North               53 East Main Street
     Delran, NJ 08075                   Moorestown, NJ 08057
     (609) 764-3740                     (609) 235-0544

     EASTAMPTON                         MOUNT LAUREL
     1191 Woodlane Road                 4522 Church Road
     Eastampton, NJ 08060               Mount Laurel, NJ 08054
     (609) 261-6400                     (609) 235-4445

     EDGEWATER PARK                     RIVERTON
     1149 Cooper Street                 604 Main Street
     Edgewater Park, NJ 08010           Riverton, NJ 08077
     (609) 387-0046                     (609) 786-5333

     LARCHMONT                          SOUTHAMPTON
     3320 Route 38                      1841 Route 70
     Mount Laurel, NJ 08054             Southampton, NJ 08088
     (609) 235-6666                     (609) 859-2700

     WILLINGBORO
     399 Charleston Road
     Willingboro, NJ 08046
     (609) 877-2888

     WILLINGBORO EAST
     611 Beverly-Rancocas Road
     Willingboro, NJ 08046
     (609) 871-4900

     WILLINGBORO WEST
     1 Rose Street & Beverly-Rancocas Road
     Willingboro, NJ 08046
     (609) 835-4700