Form 10-K405, Exhibit 13
period 1997-12-31
FMS FINANCIAL CORP
filed 1998-03-31
CIK 839845

EXHIBIT 13






                               CORPORATE PROFILE

 FMS Financial Corporation is the holding company for Farmers & Mechanics Bank. Farmers & Mechanics Bank, with total assets of $628 million, is the largest community bank headquartered in its primary market area of Burlington County, New Jersey.

 Founded in Burlington City in 1871 under the name of Farmers' and Mechanics' Building and Loan Association, the Bank operates twenty-one banking offices, all of which are in Burlington County, New Jersey.

 The daily stock quotation for FMS Financial Corporation is listed in the Nasdaq National Market System published in The Wall Street Journal, the Philadelphia Inquirer and other leading newspapers under the trading symbol of FMCO.

 About our cover -
 During 1997 Farmers & Mechanics initiated an advertising campaign to increase awareness among our present customers and to encourage new accounts. Shown on our cover are three of our more popular advertisements used during the year.

FMS FINANCIAL CORPORATION

------------------------------------------------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
FINANCIAL CONDITION: (IN THOUSANDS)
------------------------------------------------------------------------------------------------------------------------
DECEMBER 31,                                              1997        1996 (A)      1995         1994         1993
------------------------------------------------------------------------------------------------------------------------
Assets                                                  $628,403      $541,710     $501,550     $483,776     $445,029

Loans, net                                               302,831       306,871      288,400      283,260      269,264

Deposits                                                 489,440       453,277      428,809      429,431      406,017

Stockholders' equity                                      38,916        33,826       33,053       29,159       25,906

OPERATIONS: (IN THOUSANDS, EXCEPT EARNINGS PER SHARE DATA)
------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                    1997       1996 (A)       1995         1994         1993
------------------------------------------------------------------------------------------------------------------------
Interest income                                          $40,813       $36,841      $35,201      $32,270      $31,510

Interest expense                                          20,879        18,978       18,041       15,336       16,100

Net interest income                                       19,934        17,863       17,160       16,934       15,410

Net income                                                 5,491         3,026        4,343        4,455        4,215

Basic earnings per common share                             2.30          1.22         1.73         1.73         1.63

Diluted earnings per common share                           2.24          1.20         1.69         1.69         1.59

Dividends declared per common share                         0.24          0.20         0.20            0            0

Weighted average common shares outstanding                 2,388         2,470        2,504        2,576        2,580

Weighted average common shares and common
stock equivalents outstanding                              2,449         2,524        2,565        2,642        2,647

OTHER SELECTED DATA:
------------------------------------------------------------------------------------------------------------------------
YEAR ENDED DECEMBER 31,                                   1997          1996 (A)      1995         1994         1993
------------------------------------------------------------------------------------------------------------------------
Net interest rate spread                                    3.60%         3.50%        3.49%        3.64%        3.49%

Net interest margin                                         3.72          3.66         3.66         3.72         3.62

Return on average assets                                    0.98          0.60         0.89         0.94         0.96

Return on average equity                                   15.14          8.99        14.00        16.01        17.80

Dividend payout ratio                                      10.71         16.67        11.83         0.00         0.00

Equity-to-asset ratio                                       6.19          6.24         6.59         6.03         5.82


 (a) Includes $2.7 million for the one-time special assessment to recapitalize the SAIF.

                                                         FMS FINANCIAL CONDITION
--------------------------------------------------------------------------------

To Our Shareholders:

Farmers & Mechanics Bank had very satisfactory financial results for 1997 and made significant progress in expanding our branch system and improving customer service.

     Earnings for 1997 look particularly strong because the prior year earnings were reduced by the assessment required to recapitalize the deposit insurance fund. Earnings before the assessment were quite good in both years. Deposits and assets have increased significantly and our interest margin has continued to be satisfactory due to the growth of low cost core deposits. However, interest rate spreads are narrowing in the current low interest environment.

     Our goal is to improve our coverage of the Burlington County market with more branch convenience. During 1997, we purchased and reopened existing bank buildings in Beverly and Tabernacle. We also purchased properties in Browns Mills and Pemberton for future new branches. In early 1998, we opened a temporary branch at the Browns Mills location and began construction of a new branch in Cinnaminson, New Jersey.

     During 1997, we introduced free business checking with no balance requirement and no per check charges. Business accounts have increased significantly. We also extended banking hours to 9 p.m. weekdays at our main branch and all drive-thru locations. More branches, longer hours, and additional services increase our cost of operations and reduce current profitability, but we view it as a good investment in our franchise.

     The trend of mergers and consolidations of banks continues in our market area, creating new opportunities to attract customers and obtain additional branch locations. We are convinced that a community bank with real convenience, good service, and local decision making can compete very effectively against the larger institutions.

     Once again, we wish to thank our customers, our staff, and our shareholders for their continued support.


     Sincerely,


     /s/Craig W. Yates                       /s/Charles B. Yates
     Craig W. Yates                          Charles B. Yates
     President                               Chairman

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL
       Certain forward-looking statements contained herein are subject to risks and uncertainties. The Corporation's actual results may differ materially from those set forth in such forward-looking statements. Reference is made to the Corporation's reports filed with the Securities and Exchange Commission for a discussion of factors that may cause such differences to occur.
     FMS Financial Corporation ("the Corporation") is the parent company of Farmers & Mechanics Bank ("the Bank"), its only subsidiary. Earnings of the Corporation are primarily dependent on the earnings of the Bank as the Corporation has engaged in no significant operations of its own. Accordingly, the earnings of the Corporation are largely dependent on the receipt of earnings from the Bank in the form of dividends.
   The earnings of the Bank depend primarily on its net interest income. Net interest income is affected by: (i) the volume of interest-earning assets and interest-bearing liabilities (see "Rate Volume Analysis"), (ii) rates of interest earned on interest-earning assets and rates paid on interest-bearing liabilities and (iii) the difference ("interest rate spread") between average rates of interest earned on interest-earning assets and average rates paid on interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.
    The Bank also derives income from service charges on customer deposit accounts and fees on loans. In addition to interest expense, the Bank incurs operating expenses such as salaries, employee benefits, deposit insurance premiums, depreciation, property maintenance and advertising.

ASSET AND LIABILITY MANAGEMENT
    The Bank's financial performance is impacted by, among other factors, interest rate risk and credit risk. The Bank utilizes no derivatives to mitigate its credit risk, relying instead on loan review and an adequate loan loss reserve. The Bank's policy allows investment only in securities which have a rating of AA or better. The Bank holds a substantial component of its investment portfolio in mortgage-backed securities and collateralized mortgage obligations (collectively, "MBS"). At the end of 1997, the total investment in MBS amounted to $164.5 million, or 57% of total investments. These are instruments collateralized by pools of residential and commercial mortgages which return interest and principal payments to the investor. Approximately 56% of the Bank's MBS holdings are U.S. Government Agency securities (GNMA, FNMA and FHLMC), which carry either direct government or quasi-government guarantees and are rated AAA in terms of quality. The Bank also owns non-agency MBS, issued by major financial institutions, which are rated AAA and AA. MBSs are generally very liquid issues with major brokerage houses providing ready markets.
However, MBS are subject to prepayment and extension risk which can adversely affect their yields and expected maturities.
     Interest rate risk is the risk of loss in value due to changes in interest rates. This risk is addressed by the Bank's Asset Liability Management Committee ("ALCO"), which includes senior management. The ALCO monitors and considers methods of managing interest rate risk by monitoring changes in the interest rate repricing GAP ("GAP"), the net portfolio values ("NPV") and net interest income under various interest rate scenarios. The ALCO attempts to manage the various components of the Bank's balance sheet to minimize the impact of sudden and sustained changes in interest rates through GAP, NPV and net interest income scenarios.
     The Bank's exposure to interest rate risk is reviewed on a periodic basis by the Board of Directors and the ALCO. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or mature within a given period of time.
     The difference, or the interest rate repricing "GAP", provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates over a period of time. A GAP is considered positive when the amount of interest-rate sensitive assets maturing or repricing over a specified period of time exceeds the amount of interest-rate sensitive liabilities maturing or repricing within that period and is considered negative when the amount of interest-rate sensitive liabilities maturing or repricing over a specified period of time exceeds the amount of interest-rate sensitive assets maturing or repricing within that period. Generally, during a period of rising interest rates, a negative GAP within a given period of time would adversely affect net interest income, while a positive GAP within such period of time may result in an increase in net interest income; during a period of falling interest rates, a negative GAP within a given period of time may result in an increase in net interest income while a positive GAP within such period of time may have the opposite effect.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

GAP TABLE
    The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities and borrowings outstanding at December 31, 1997, which are expected to reprice or mature in each of the future time periods shown. The amount of assets or liabilities shown which reprice or mature during a particular period were determined by the contractual terms or assumed decay rates of the asset or liability. The table assumes prepayments and scheduled principal amortization of fixed-rate loans and mortgage-backed securities, and assumes that adjustable-rate mortgage loans will reprice at contractual repricing intervals. There has been no adjustment for the impact of future loan commitments and loans in process.

FARMERS & MECHANICS BANK        3 MONTHS          3 MONTHS        1 TO 3          3 TO 5          OVER 5
GAP TABLE                        OR LESS          TO 1 YEAR       YEARS            YEARS          YEARS        TOTAL
---------                        -------          ---------       -----            -----          -----        -----
                                                                   (DOLLARS IN THOUSANDS)
Interest-earning assets:
Investment securities          $   62,768      $     33,657    $   17,268      $  12,065      $   71,555   $  197,313
Loans                              56,686            43,466        68,799         42,337          94,681      305,969
Mortgage-backed securities         11,320            28,109        18,087         10,599          23,906       92,021
                                  -------           -------       -------         ------         -------      -------
 Total                            130,774           105,232       104,154         65,001         190,142      595,303
                                  -------           -------       -------         ------         -------      -------
Interest-bearing liabilities:
Now, Super Now, Passbook and
 Club accounts                      9,704            28,939        38,509         24,462          36,899      138,513
Money market accounts              11,873            23,019        19,585          3,031             493       58,001
Certificates of Deposit            50,894           104,704        66,534         20,661             257      243,050
Borrowings                          2,384             5,750        50,000         25,000           4,321       87,455
                                  -------           -------       -------         ------         -------      -------
 Total                             74,855           162,412       174,628         73,154          41,970      527,019
                                  -------           -------       -------         ------         -------      -------
Interest Rate Sensitivity GAP  $   55,919      $   (57,180)    $ (70,474)      $ (8,153)      $  148,172   $   68,284
                               ==========      ===========     =========       ========       ==========   ==========
Cumulative Interest Rate       $   55,919      $    (1,261)    $ (71,735)      $(79,888)      $   68,284
Sensitivity GAP                ==========      ===========     =========       ========       ==========

Ratio of Interest Rate
Sensitive Assets to Interest
  Rate Sensitive Liabilities       174.70%           64.79%        59.64%         88.86%         453.04%      112.96%
                                   ======            =====         =====          =====          ======       ======

RATIO OF CUMULATIVE GAP TO TOTAL     8.90%           -0.20%       -11.42%        -12.71%          10.87%
BANK ASSETS                          ====             ====         =====          =====           =====

   The Bank's analysis of its interest-rate sensitivity incorporates certain assumptions concerning the amortization of loans and other interest-earning assets and the repricing characteristics of deposits. The Bank has made the following assumptions in calculating the values in the GAP table: adjustable-rate mortgage loans have a constant prepayment rate of 15%; fixed-rate mortgage loans have a prepayment rate that is constant through time at 8.0%; fixed and adjustable rate commercial loans have a constant prepayment rate of 10%; consumer loans have a prepayment rate that is constant over time at 12%; mortgage-backed securities and CMOs and REMICs have a prepayment rate that is constant over time at 12%. Core savings and NOW checking deposits have a decay rate of 17% and money market accounts have a decay rate of 80%. These decay rates are based on FHLB assumption rates using industry experience adjusted by the Bank as needed to reflect our individual experience. The interest-rate sensitivity of the Bank's assets and liabilities illustrated in the table could vary substantially if different assumptions were used or if actual experience differs from the assumptions used.

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

       Interest rate risk exposure is also measured using interest rate sensitivity analysis to determine the Bank's change in NPV in the event of hypothetical changes in interest rates. If potential changes to NPV and net interest income resulting from hypothetical interest rate changes are not within the limits established the Board of Directors may direct management to adjust its asset and liability mix to bring interest rate risk within Board approved limits.

       The Bank has developed strategies to manage its liquidity, shorten the effective maturities of certain interest-earning assets and increase the effective maturities of certain liabilities, to reduce the exposure to interest rate fluctuations. These strategies include focusing its investment activities on short and medium-term securities, maintaining and increasing the transaction deposit accounts, as these accounts are considered to be relatively resistant to changes in interest rates and utilizing FHLB borrowings and deposit marketing programs to adjust the term or repricing of its liabilities.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

       The Bank also measures its interest rate risk using the OTS's NPV method. NPV is calculated based on the net present value of estimated cash flows utilizing market prepayment assumptions and market rates of interest provided by independent broker quotations and other public sources. An institution's interest rate risk is measured as the change to its NPV as a result of a hypothetical immediate 200 basis point change in market interest rates. Based on this analysis at December 31, 1997, the Bank would experience a 227 basis point decrease in its NPV as a percent of assets if rates rise by 200 basis points in comparison to a flat rate scenario and a 93 basis point increase in NPV if rates decline 200 basis points.

     Although the NPV calculation provides an indication of the Bank's interest rate risk at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Bank's net interest income and will differ from actual results.

RESULTS OF OPERATIONS
Net Interest Income
      The earnings of the Corporation depend primarily upon the level of net interest income, which is the difference between interest earned on its interest-earning assets, such as loans and investments, and the interest paid on interest-bearing liabilities, such as deposits including non-interest checking accounts and borrowings. Net interest income is a function of the interest rate spread, which is the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities, as well as the average balance of interest-earning assets as compared to interest-bearing liabilities. Net income is also affected by non-interest income, such as gains (losses) on the sale of loans and investments, provision for loan losses and real estate owned, service charges and other fees, and operating expenses.

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

AVERAGE BALANCES, INTEREST AND YIELDS/RATES

                                                                    YEARS ENDED DECEMBER 31,
                                ----------------------------------------------------------------------------------------------------
                                              1997                             1996                               1995
                                -------------------------------- --------------------------------  ---------------------------------
                                AVERAGE               AVERAGE    AVERAGE                AVERAGE     AVERAGE                AVERAGE
                                BALANCE    INTEREST   YIELD/RATE BALANCE    INTEREST   YIELD/RATE   BALANCE    INTEREST   YIELD/RATE
                                -------    --------   ---------- -------    --------   ----------   -------    --------  -----------
                                                                       (DOLLARS IN THOUSANDS)
Interest-earning assets:
 Loans                         $ 310,540   $ 25,038      8.06%  $ 296,276   $  23,797      8.03%   $  289,665  $  23,572      8.14%
 Mortgage-backed securities       97,013      7,062      7.28%    107,268       7,499      6.99%      122,838      8,034      6.54%
 Investment securities           127,937      8,713      6.81%     84,762       5,545      6.54%       55,798      3,595      6.44%
                               ---------   --------      ----   ---------   ---------      ----    ----------  ---------      ----
Total interest-earning
   assets                        535,490     40,813      7.62%    488,306      36,841      7.54%      468,301     35,201      7.52%
                               ---------   --------      ----   ---------   ---------      ----    ----------  ---------      ----
Interest-bearing liabilities:
 Deposits                        474,258     17,755      3.74%    429,413      16,176      3.77%      419,394     15,961      3.81%
 Borrowings                       34,776      2,067      5.94%     29,450       1,745      5.93%       17,889      1,031      5.76%
 Subordinated Debentures          10,000      1,057     10.57%     10,000       1,057     10.57%       10,000      1,049     10.49%
                               ---------   --------      ----   ---------   ---------      ----    ----------  ---------      ----
Total interest-bearing
   liabilities                 $ 519,034     20,879      4.02%    468,863      18,978      4.05%   $  447,283     18,041      4.03%
                               =========     ======      ====     =======      ======      ====    ==========     ======      ====
Net interest income                        $ 19,934                         $  17,863                          $  17,160
                                           ========                         =========                          =========
Interest rate spread                                     3.60%                             3.50%                              3.49%
                                                         ====                              ====                               ====
Net yield on average interest-
 earning assets                                          3.72%                             3.66%                              3.66%
                                                         ====                              ====                               ====
Ratio of average interest-
 earning assets to average
 interest-bearing liabiltites                          103.17%                           104.15%                            104.70%
                                                       ======                            ======                             ======

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

RATE VOLUME ANALYSIS
    The following table sets forth certain information regarding changes in interest income and interest expense of the Corporation for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in rates; (ii) changes in volume; (iii) total change in rate and volume (the combined effect of changes in both volume and rate, not separately identified, has been allocated to rate). Because average balances on loans include non-performing loans which reduce the computed yield, a higher level of non-performing loans affects both the changes due to volume and rate.

                                                          YEARS ENDED DECEMBER 31,
                              ------------------------------------------------------------------------------
                                           1997 VS. 1996                            1996 VS. 1995
                              --------------------------------------    ------------------------------------
                                        INCREASE (DECREASE)                      INCREASE (DECREASE)
                                          DUE TO CHANGE IN                         DUE TO CHANGE IN
                              --------------------------------------    ------------------------------------
                                  RATE         VOLUME        TOTAL          RATE       VOLUME        TOTAL
                                  ----         ------        -----          ----       ------        -----
                                                               (IN THOUSANDS)
Interest income:
  Loans                       $        95    $    1,146    $     1,241   $     (313) $       538 $    225
  Mortgage-backed securities          280          (717)          (437)         483       (1,018)    (535)
  Investment securities               344         2,824          3,168           84        1,866    1,950
                              -----------    ----------    -----------   ----------  ----------- --------
  Total change - interest
    income                            719         3,253          3,972          254        1,386    1,640

Interest expense:
  Deposits                           (110)        1,689          1,579         (166)         381      215
  Borrowings                            6           316            322           48          666      714
  Subordinated Debentures               0             0              0            8            0        8
                              -----------    ----------    -----------   ----------  ----------- --------
  Total change - interest
    expense                          (104)        2,005          1,901         (110)       1,047      937
                              -----------    ----------    -----------   ----------  ----------- --------

Net change in net interest
  income                      $       823      $  1,248    $     2,071   $      364  $       339 $    703
                              ===========      ========    ===========   ==========  =========== ========

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

YEAR 2000
     The Year 2000 issue concerns the potential impact of historic computer software code that only utilizes two digits to represent the calendar year (e.g. "98" for "1998"). Software so developed could produce inaccurate or unpredictable results upon the change to January 1, 2000, when current and future dates represent a lower two digit year number than dates in the prior century. The Bank, similar to most financial institutions, is significantly subject to the potential impact of the "Year 2000 issue" due to the nature of financial information. Potential impact to the Bank may arise from software, hardware, and equipment both within the Bank's direct control and outside of the Bank's ownership, yet with which the Bank electronically or operationally interfaces (e.g. vendors providing credit bureau information). The Bank has a year 2000 compliance program in place to ensure that all software applications will be year 2000 certified compliant. Management expects that it will be able to satisfy year 2000 compliance issues by the end of 1998. Management intends to perform testing on all systems throughout 1998 and 1999. The Bank does not expect that the costs of its year 2000 compliance program will be material to its financial condition or results of operations. Non-compliance with the year 2000 issue could have an adverse affect on the operations of the business.

RECENTLY ISSUED ACCOUNTING STANDARDS
     In March 1997, the FASB issued Statement of Financial Accounting Standards No. 128 (SFAS No. 128), "Earnings per Share", which supersedes Accounting Principles Board Opinion No. 15, "Earnings per Share", and was adopted by the Corporation for the fiscal year ended December 31, 1997. This statement requires restatement of all prior-period earnings per share data presented. SFAS No. 128 establishes standards by simplifying the computation and presentation of earnings per share (EPS), and applies to entities with publicly held common stock or potential common stock. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to Opinion 15. The Corporation has presented both basic and diluted earnings per share as well as the reconciliation of the denominator in the consolidated statement of operations.

     In June 1996, the FASB issued the Statement of Financial Accounting Standards No. 125 (SFAS No. 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" for which certain provisions are applicable January 1, 1997. This statement was amended by Statement of Financial Accounting Standards No. 127 (SFAS No. 127) "Deferral of the Effective Date of Certain Provisions of FASB No. 125" which deferred the effective date of a portion of SFAS No. 125 until January 1, 1998. SFAS No. 125, provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on the concept of control. The adoption of SFAS No. 125 did not have a material effect on the financial position or results of operation of the Corporation.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130 (SFAS No. 130), "Reporting Comprehensive Income", which is effective for the Corporation beginning January 1, 1998, and requires restatement of all prior-period financial statements presented for comparative purposes. This Statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. It is anticipated that the adoption of SFAS No. 130 in 1998 will not have a material effect on the financial position or results of operation of the Corporation.

COMPARISONS OF YEARS ENDED DECEMBER 31, 1997 AND 1996.
Net Income
    The Corporation and its subsidiary recorded net income of $5.5 million for the year ended December 31, 1997, or $2.24 diluted earnings per share as compared to net income of $3.0 million, or $1.20 diluted earnings per share for the year ended December 31, 1996. Net interest income was $19.9 million in 1997 compared to $17.9 million in 1996. Provisions for loan losses were $400 thousand in 1997 compared to $120 thousand in 1996. Other income totaled $2.1 million in 1997 compared to $2.3 million for the same period in 1996. Total operating expenses for the year ended December 31, 1997 were $13.0 million compared to $15.7 million in the previous year which included $2.7 million for the one-time special assessment to recapitalize the Savings Association Insurance Fund. During 1997, the Corporation declared dividends which totaled $.24 per share which resulted in a dividend payout ratio of 10.71%. The ability of the Corporation to pay dividends to shareholders is directly dependent upon the ability of the Bank to pay dividends to the Corporation. See Stockholders' Equity footnote.

Interest Income
     Total interest income increased $4.0 million to $40.8 million in 1997 from $36.8 million in 1996. The increase is attributable to increases in interest income on investment securities of $3.2 million and loans of $1.2 million, partially offset by a decrease in interest income on mortgage-backed securities of $437 thousand.

     The increase in interest income on investment securities was due to a $43.1 million increase in the average balance of investment securities to $127.9 million in 1997 from $84.8 million in 1996. The investment portfolio increased primarily due to the net purchase in 1997 of $59.0 million in collateralized mortgage obligations (CMOs), partially offset by $10.3 million in principal paydowns, $35.4 million in U.S. Agency notes and $10.2 million in reverse repurchase agreements. The increases in the average balance of investment securities resulted in an increase in interest income of $2.8 million in 1997 from the previous year. Average yields increased to 6.81% in 1997 from 6.54% in 1996, which resulted in an increase in interest income of $344 thousand.

     The average balance of the loan portfolio increased $14.2 million to $310.5 million in 1997 from $296.3 million in 1996. In August 1996 the Bank purchased $14.5 million of adjustable rate mortgages from First Tennessee Bank. These loans are residential mortgages on properties primarily located within the Bank's lending area of Burlington County, NJ. The 1997 increase in loan volume resulted in a $1.1 million increase in interest income. The average yield on the loan portfolio increased to 8.06% in 1997 from 8.03% in 1996 which resulted in an increase in interest income of $95 thousand.

     Interest income on mortgage-backed securities decreased $437 thousand in 1997 due to volume decreases in the portfolio, partially offset by increases in the yield on the portfolio. The average balance of the portfolio decreased $10.3 million to $97.0 million in 1997 from $107.3 million in 1996, resulting in a decrease in interest income of $717 thousand. The decline in the average balance is primarily due to principal paydowns of $21.6 million, partially offset by purchases of $9.4 million during the year. The average yield on the portfolio increased to 7.28% in 1997 from 6.99% in 1996, which resulted in an increase in interest income of $280 thousand.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

Interest Expense
     Total interest expense increased $1.9 million to $20.9 million in 1997 from $19.0 million in 1996. The increase was due to an increase in interest expense on deposits and borrowings.

     Interest expense on deposits increased $1.6 million to $17.8 million in 1997 from $16.2 million in 1996. The average balance of deposits increased $44.8 million to $474.2 million in 1997 from $429.4 million in 1996, resulting in an increase in interest expense of $1.7 million. Increases in deposits in 1997 are primarily due to increases in the average balances of checking accounts of $17.2 million, certificates of deposit accounts of $14.4 million and savings accounts of $11.0 million. These increases were partially offset by a decline in the average rate paid on deposits of 3 basis points to 3.74% in 1997 from 3.77% in 1996, resulting in a decrease in interest expense of $110 thousand. The lowering of the average rate on deposits in 1997 was due to an increase in the average balance of non-interest "Free Checking" accounts of $12.7 million.

     Interest expense on borrowings increased $322 thousand to $2.1 million in 1997 from $1.7 million in 1996. This increase was due to an increase in the average balance of borrowings as well as an increase in the average rate. The average balance of borrowings increased $5.3 million to $34.8 million in 1997 from $29.5 million in 1996, resulting in a $316 thousand increase in interest expense due to volume. This was primarily the result of a $8.9 million increase in the average balance of repurchase agreements during the year. The average rate on borrowings increased to 5.94% in 1997 from 5.93% in 1996, resulting in a $6 thousand increase in interest expense due to rate.

Provision For Loan Losses
     The provision for loan losses increased $280 thousand to $400 thousand in 1997 from $120 thousand in 1996. At December 31, 1997 the allowance for possible loan losses amounted to $3.1 million or 1.0% of the total loan compared to $2.8 million or .9% at December 31, 1996. The determination of the allowance level for loan losses is based on management's analysis of risk characteristics of various classifications of loans, previous loan loss experience, estimated fair value of the underlying collateral and current economic conditions.

Other Income (Expense)
     Other income from operations decreased $152 thousand to $2.1 million in 1997 compared with $2.3 million in 1996.

     Loss from real estate held for development of $200 thousand was the result of an increase in the valuation allowance for the loss on the sale of one of the land development properties in 1997.

     Real estate owned operations, net in 1997 resulted in a loss of $180 thousand, which was comprised of $48 thousand in real estate owned operating expenses, $123 thousand of provisions for loss on real estate, net of charge-offs, and realized gains of $11 thousand on the sale of real estate owned properties.

          Service charges on accounts increased $258 thousand to $2.2 million in 1997 from $1.9 million in 1996. The increase is the result of additional retail banking fees due to higher transaction volume during the year.

 Operating Expenses
     Total operating expenses decreased $2.7 million to $13.0 million in 1997 from $15.7 million in 1996. The decrease in operating expenses was primarily due to the absence in 1997 of the one-time special assessment of $2.7 million in 1996 charged in connection with the federal legislation requiring the recapitalization of the Savings Association Insurance Fund (SAIF).

     Salaries and benefits increased $276 thousand to $7.3 million in 1997 from $7.0 million in 1996. The increase was due to additional staff in the new branches opened during the year as well as an increase in branch staff for additional operating hours, principally for "Sunday Banking" and extended weekday hours until 9:00 p.m. Average full time equivalent employees during 1997 were 299 as compared to 236 during 1996.

     Occupancy and equipment expense increased $174 thousand to $2.7 million in 1997 from $2.5 million in 1996. This increase is due to additional depreciation and occupancy expenses on two new branches opened in 1997, as well as other facility and equipment additions and improvements during the year.

     Federal deposit insurance premiums decreased $714 thousand to $233 thousand in 1997 from $947 thousand in 1996. The decrease reflects the reduction in rates charged by the FDIC to $.065 per $100 of deposits during 1997 from $.23 per $100 in 1996, partially offset by an increase in average deposits of the Bank.

     Purchased services expense increased $155 thousand to $1.1 million in 1997 from $917 thousand in 1996. This increase is primarily the result of an increase in check processing costs of $59 thousand and MAC charges of $53 thousand.

     Advertising expense increased by $86 thousand to $129 thousand in 1997 from $43 thousand in 1996. The Bank has initiated a newspaper and television advertising campaign emphasizing our twenty-one branch locations and increased hours of operations.

COMPARISONS OF YEARS ENDED DECEMBER 31, 1996 AND 1995.
Net Income
     The Corporation and its subsidiary recorded net income of $3.0 million for the year ended December 31, 1996, or $1.20 diluted earnings per share as compared to net income of $4.3 million, or $1.69 diluted earnings per share for the year ended December 31, 1995. Net interest income was $17.9 million in 1996 compared to $17.2 million in 1995. Provisions for loan losses remained consistent at $120 thousand during 1996 and 1995. Other income totaled $2.3 million in 1996 compared to $1.7 million for the same period in 1995. Total operating expenses for the year ended December 31, 1996 were

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

$15.7 million (includes $2.7 million for the one-time special assessment to recapitalize the Savings Association Insurance Fund) compared to $11.9 million in the previous year. During 1996, the Corporation declared dividends which totaled $.20 per share which resulted in a dividend payout ratio of 16.67%.

Interest Income
     Total interest income increased $1.6 million to $36.8 million in 1996 from $35.2 million in 1995. The increase is attributable to increases in interest income on investment securities of $1.9 million and loans of $225 thousand, partially offset by a decrease in interest income on mortgage-backed securities of $535 thousand.

     The increase in interest income on investment securities was due to a $29.0 million increase in the average balance of investment securities to $84.8 million in 1996 from $55.8 million in 1995. The investment portfolio increased due to the net purchase of $9.7 million in U.S. Agency notes and net increase of $11.0 million in reverse repurchase agreements and $7.5 million in collateralized mortgage obligations. The increase in the average balance of investment securities resulted in an increase in interest income of $1.9 million. The average yield increased to 6.54% in 1996 from 6.44% in 1995, which resulted in an increase in interest income of $84 thousand.

     The average balance of the loan portfolio increased $6.6 million to $296.3 million in 1996 from $289.7 million in 1995. During the year, the Bank purchased $14.5 million of adjustable rate mortgages from First Tennessee Bank. These loans are residential mortgages on properties primarily located within the Bank's lending area of Burlington County, NJ. The loan volume increase resulted in a $538 thousand increase in interest income, partially offset by a $313 thousand decrease in interest income attributed to an 11 basis point decrease in the average yield on the loan portfolio. The average yield on the loan portfolio decreased to 8.03% in 1996 from 8.14% in 1995.

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

     Interest expense on borrowings increased $714 thousand to $1.7 million in 1996 from $1.0 million in 1995. This increase was due to an increase in the average balance of borrowings as well as an increase in the average rate. The average balance of borrowings increased to $29.5 million in 1996 from $17.9 million in 1995, resulting in a $666 thousand increase in interest expense due to volume. This was primarily the result of a $11.7 million increase in the average balance of advances from the Federal Home Loan Bank during the year. The average rate on borrowings increased to 5.93% during 1996 from 5.76% during 1995, resulting in a $48 thousand increase in interest expense due to rate.

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

     Real estate owned operations, net in 1996 resulted in a loss of $175 thousand, which was comprised of $43 thousand in real estate owned operating expenses, $124 thousand of provisions for loss on real estate, net of charge-offs, and a $8 thousand loss on the sale of real estate owned properties.

     Service charges on accounts increased $427 thousand to $1.9 million in 1996 from $1.5 million in 1995. The increase is the result of additional retail banking fees due to higher transaction volume during the year.

 Operating Expenses
     Total operating expenses increased $3.8 million to $15.7 million in 1996 from $11.9 million in 1995. The increase in operating expenses was primarily due to the one-time special assessment of $2.7 million charged in connection with the federal legislation requiring the recapitalization of the Savings Association Insurance Fund. Operating expenses also increased as a result of opening four additional branches during 1996.

     On September 30, 1996, the President signed legislation which required savings institutions with SAIF insured deposits to pay a one-time special assessment to facilitate the recapitalization of the SAIF. The assessment

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

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

LIQUIDITY AND CAPITAL RESOURCES
     The Bank's liquidity is a measure of its ability to fund loans, withdrawals of deposits and other cash outflows in a cost effective manner. The Bank's primary sources of funds are deposits and scheduled amortization and prepayments of loan principal. The Bank also obtains funds from the sale and maturity of investment securities and short-term investments as well as the maturity of mortgage-backed securities and funds provided by operations. During the past several years, the Bank has used such funds primarily to meet its ongoing commitments to fund maturing time deposits and savings withdrawals, to fund existing and continuing loan commitments and to maintain liquidity. While the Bank has been able to fund its operations internally during recent periods, it has periodically supplemented its liquidity needs with securities sold under agreements to repurchase (repurchase agreements) and advances from the Federal
Home Loan Bank of New York (FHLB).   At December 31, 1997 the Bank had $60.0
million in repurchase agreements and $24.5 million in advances from the FHLB of New York. While loan payments, maturing investments and mortgage-backed securities are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Bank's liquidity is also influenced by the level of demand for funding loan originations.

     The Bank is required under applicable federal regulations to maintain a specified level of "liquid investments", which include certain United States government and federal agency securities and other approved investments. Regulations currently in effect require the Bank to maintain liquid assets of not less than 4% of its withdrawable accounts plus short-term borrowings. These levels are changed from time to time by the regulators to reflect the current economic conditions. The Bank has generally maintained liquidity in excess of the required level. The Bank's regulatory liquidity was 11.46% at December 31, 1997.

         The amount of certificate accounts which are scheduled to mature during the twelve months ending December 31, 1998 is approximately $102.3 million. To the extent these deposits do not remain at the Bank upon maturity, the Bank believes it can replace these funds with deposits, FHLB advances or outside borrowings. It has been the Bank's experience that a substantial portion of such maturing deposits remain with the Bank.

     At December 31, 1997, the Bank had loan commitments outstanding of $25.5 million, of which $3.6 million were for fixed-rate loans and $21.9 million were for adjustable-rate loans. Funds required to fulfill the commitments are derived primarily from loan repayments, net deposit inflows or, when appropriate, borrowings.

     Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") the Bank must have core capital equal to 3% of assets, of which 1.5% must be tangible capital, excluding goodwill. FIRREA also established risk-based capital standards. In measuring the Bank's compliance with FIRREA capital standards, the Bank must deduct from its regulatory capital calculation investments in, and advances to, subsidiaries engaged in activities not permissible for national banks. At December 31, 1997, the Bank exceeded all three required regulatory capital levels. At December 31, 1997, the Bank's regulatory tangible and core capital was $44.1 million or 7.05% of total bank assets and risk-based capital was $47.0 million or 15.85% of risk-weighted assets.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

CONSOLIDATED SUMMARY OF QUARTERLY EARNINGS (UNAUDITED)

The following table presents summarized quarterly data for 1997 and 1996:

-------------------------------------------------------------------------------------------------
                                           1ST         2ND         3RD         4TH        TOTAL
1997                                     QUARTER     QUARTER     QUARTER     QUARTER       YEAR
-------------------------------------------------------------------------------------------------
                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Total interest income                  $    9,744   $ 10,080   $  10,267    $ 10,722  $     40,813
Total interest expense                      4,978      5,092       5,184       5,625        20,879
                                       ----------   --------   ---------    --------  ------------
Net interest income                         4,766      4,988       5,083       5,097        19,934
Provision for loan losses                      30         50          60         260           400
                                       ----------   --------   ---------    --------  ------------
Net interest income after provision
     for loan losses                        4,736      4,938       5,023       4,837        19,534
Total other income                            582        569         542         408         2,101
Total operating expenses                    3,204      3,221       3,384       3,208        13,017
                                       ----------   --------   ---------    --------  ------------
Income before income taxes                  2,114      2,286       2,181       2,037         8,618
Federal and state income taxes                766        829         787         745         3,127
                                       ----------   --------   ---------    --------  ------------
Net income                             $    1,348   $  1,457   $   1,394    $  1,292  $      5,491
                                       ==========   ========   =========    ========  ============
Basic earnings per common share        $     0.56   $   0.61   $    0.58    $   0.55  $       2.30
                                       ==========   ========   =========    ========  ============
Diluted earnings per common share      $     0.55   $   0.60   $    0.57    $   0.52  $       2.24
                                       ==========   ========   =========    ========  ============



-------------------------------------------------------------------------------------------------
                                           1st         2nd         3rd         4th        Total
1996                                     Quarter     Quarter     Quarter     Quarter       Year
-------------------------------------------------------------------------------------------------
                                                (In Thousands, except per share amounts)
Total interest income                  $    8,847   $  9,028   $   9,415    $  9,551  $     36,841
Total interest expense                      4,657      4,663       4,834       4,824        18,978
                                       ----------   --------   ---------    --------  ------------
Net interest income                         4,190      4,365       4,581       4,727        17,863
Provision for loan losses                      30         30          30          30           120
                                       ----------   --------   ---------    --------  ------------
Net interest  income after provision
     for loan losses                        4,160      4,335       4,551       4,697        17,743
Total other income                            497        484         601         671         2,253
Total operating expenses                    3,088      3,222       6,007(a)    3,374        15,691(a)
                                       ----------   --------   ---------    --------  ------------
Income before income taxes                  1,569      1,597        (855)      1,994         4,305
Federal and state income taxes                567        485        (385)        612         1,279
                                       ----------   --------   ---------    --------  ------------
Net income                             $    1,002   $  1,112   $    (470)   $  1,382  $      3,026
                                       ==========   ========   =========    ========  ============
Basic earnings per common share        $     0.40   $   0.45   $   (0.19)   $   0.56  $       1.22
                                       ==========   ========   =========    ========  ============
Diluted earnings per common share      $     0.39   $   0.44   $   (0.19)   $   0.56  $       1.20
                                       ==========   ========   =========    ========  ============


 (a) Includes $2.7 million for the one-time special assessment to recapitalize the SAIF.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31,                                                                                       1997                  1996
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
----------------------------------------------------------------------------------------------------------------------------------
  Cash and amounts due from depository institutions                                         $   11,637,181      $      9,572,347
  Interest-bearing deposits                                                                        826,823               296,702
  Short term funds                                                                                 167,618                50,500
                                                                                            --------------      ----------------

   Total cash and cash equivalents                                                              12,631,622             9,919,549
                                                                                            --------------      ----------------

  Investment securities held to maturity                                                       112,349,476            67,601,343
  Investment securities available for sale                                                      80,338,661            25,446,520
  Loans, net                                                                                   302,831,031           306,870,816
  Mortgage-backed securities held to maturity                                                   92,020,517           104,312,581
  Accrued interest receivable:
   Loans                                                                                         1,750,966             1,754,117
   Mortgage-backed securities                                                                      715,981               831,821
   Investments                                                                                   1,934,925             1,045,097
  Federal Home Loan Bank stock                                                                   3,630,800             3,620,600
  Real estate held for development, net                                                            644,487             1,227,732
  Real estate owned, net                                                                           446,361               621,556
  Office properties and equipment, net                                                          15,692,055            14,756,238
  Deferred income taxes                                                                          1,507,307             1,563,480
  Excess cost over fair value of net assets acquired                                               469,444               812,599
  Prepaid expenses and other assets                                                              1,061,125               889,899
  Subordinated Debentures issue costs, net                                                         378,460               435,809
                                                                                            --------------      ----------------
TOTAL ASSETS                                                                                $  628,403,218      $    541,709,757
                                                                                            ==============      ================



LIABILITIES AND STOCKHOLDERS' EQUITY
----------------------------------------------------------------------------------------------------------------------------------
Liabilities:
  Deposits                                                                                  $  489,439,980      $    453,276,534
  Securities sold under agreements to repurchase                                                60,000,000                     0
  Advances from the Federal Home Loan Bank                                                      24,496,476            32,550,000
  Advances from Bank                                                                                     0             6,691,758
  10% Subordinated Debentures, due 2004                                                         10,000,000            10,000,000
  Guarantee of employee stock ownership plan debt                                                   33,481               106,463
  Advances by borrowers for taxes and insurance                                                  2,192,541             2,138,638
  Accrued interest payable                                                                       1,114,304               860,545
  Dividends payable                                                                                167,154               119,636
  Other liabilities                                                                              2,043,465             2,140,009
                                                                                            --------------      ----------------
  Total liabilities                                                                            589,487,401           507,883,583
                                                                                            --------------      ----------------

Commitments and contingencies
Stockholders' Equity:
  Preferred stock - $.10 par value 5,000,000 shares authorized; none issued
  Common stock - $.10 par value 10,000,000 shares authorized; shares issued 2,604,370 and 2,602,884, and shares outstanding 2,387,916
   and 2,392,707 as of December 31, 1997 and 1996, respectively                                    260,437               260,288
  Paid-in capital                                                                                8,419,167             8,413,558
  Unrealized gain(loss) on securities available for sale, net of deferred income taxes              53,955              (166,152)
  Guarantee of employee stock ownership plan debt                                                  (33,481)             (106,463)
  Retained earnings                                                                             33,406,060            28,487,903
  Less:  Treasury stock (216,454 and 210,177 shares, at cost,  as of
   December 31, 1997 and 1996, respectively)                                                    (3,190,321)           (3,062,960)
                                                                                            --------------      ----------------
Total stockholders' equity                                                                      38,915,817            33,826,174
                                                                                            --------------      ----------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                  $  628,403,218      $    541,709,757
                                                                                            ==============      ================

See notes to consolidated financial statements.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

-------------------------------------------------------------------------------------------------------------------
YEARS ENDED DECEMBER 31,                                             1997                 1996            1995
-------------------------------------------------------------------------------------------------------------------
INTEREST  INCOME:
Interest income on:
  Loans                                                        $  25,037,855  $        23,797,512   $   23,572,092
  Mortgage-backed securities                                       7,062,459            7,499,231        8,033,982
  Investments                                                      8,712,928            5,544,668        3,594,867
                                                               -------------  -------------------   --------------
Total interest income                                             40,813,242           36,841,411       35,200,941
                                                               -------------  -------------------   --------------
INTEREST EXPENSE:
Interest expense on:
  Deposits                                                        17,754,531           16,176,223       15,961,110
  Subordinated Debentures                                          1,057,348            1,057,348        1,049,015
  Borrowings                                                       2,066,929            1,745,032        1,031,043
                                                               -------------  -------------------   --------------
Total interest expense                                            20,878,808           18,978,603       18,041,168
                                                               -------------  -------------------   --------------
NET INTEREST INCOME                                               19,934,434           17,862,808       17,159,773
PROVISION FOR LOAN LOSSES                                            400,000              120,000          120,000
                                                               -------------  -------------------   --------------
NET INTEREST INCOME AFTER PROVISION
    FOR LOAN LOSSES                                               19,534,434           17,742,808       17,039,773
                                                               -------------  -------------------   --------------
OTHER INCOME (EXPENSE):
  Loan service charges and other fees                                170,766              219,639          269,977
  Gain on sale of loans                                                9,804                8,432            8,836
  Gain on sale of investment securities                                1,711               54,406                0
  Loss from real estate held for development                       (200,000)                    0        (200,000)
  Real estate owned operations, net                                (179,879)            (174,503)         (91,986)
  Service charges on  accounts                                     2,204,167            1,946,307        1,519,078
  Other income                                                        94,664              199,097          184,687
                                                               -------------  -------------------   --------------
Total other income (expense)                                       2,101,233            2,253,378        1,690,592
                                                               -------------  -------------------   --------------
OPERATING EXPENSES:
  Salaries and employee benefits                                   7,319,822            7,043,584        6,285,898
  Occupancy and equipment                                          2,715,513            2,541,296        2,053,513
  Purchased services                                               1,071,697              916,803        1,021,442
  Federal deposit insurance premiums                                 232,739              946,594          973,503
  SAIF recapitalization assessment                                         0            2,720,765                0
  Professional fees                                                  331,436              285,972          367,160
  Advertising                                                        129,278               42,956           25,250
  Other                                                            1,216,951            1,192,896        1,189,114
                                                               -------------  -------------------   --------------
Total operating expenses                                          13,017,436           15,690,866       11,915,880
                                                               -------------  -------------------   --------------
INCOME BEFORE INCOME TAXES                                         8,618,231            4,305,320        6,814,485
                                                               -------------  -------------------   --------------
INCOME TAXES:
Current                                                            3,195,477            2,044,225        2,526,805
Deferred                                                            (68,400)            (764,726)         (55,724)
                                                               -------------  -------------------   --------------
Total income taxes                                                 3,127,077            1,279,499        2,471,081
                                                               -------------  -------------------   --------------
NET INCOME                                                     $   5,491,154  $         3,025,821   $    4,343,404
                                                               =============  ===================   ==============
 BASIC EARNINGS PER COMMON SHARE                                       $2.30                $1.22            $1.73
                                                                       =====                =====            =====
 DILUTED EARNINGS PER COMMON SHARE                                     $2.24                $1.20            $1.69
                                                                       =====                =====            =====
Weighted average common shares outstanding                         2,388,485             2,470,361        2,504,322

 Potential dilutive effect of the exercise of stock options           60,288                53,954           60,844
                                                                   ---------             ---------        ---------
Adjusted weighted average common shares outstanding                2,448,773             2,524,315        2,565,166
                                                                   =========             =========        =========

See notes to consolidated financial statements.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

----------------------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                                                 1997           1996            1995
----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income                                                                       $     5,491,154 $     3,025,821   $   4,343,404
Adjustments to reconcile net income to net cash provided
   by operating activities:
Provision for loan losses                                                                400,000         120,000         120,000
Depreciation and amortization                                                          1,876,773       1,639,469       1,622,710
Provision for real estate owned                                                          142,630         124,315         354,453
Provision for real estate held for development                                           200,000               0         200,000
Realized (gains) and losses on:
 Sale of loans and loans held for sale                                                    (9,804)         (8,432)         (8,836)
 Sale of investments available for sale                                                   (1,711)        (54,406)              0
 Disposal and sale of fixed assets                                                         7,122           7,240           3,836
 Sale of real estate owned                                                               (10,630)          8,235        (177,197)
Proceeds from sale of loans held for sale                                                101,625         112,226         257,989
Loans originated for sale                                                               (100,000)       (110,000)       (254,000)
Increase in accrued interest receivable                                                 (770,837)        (24,702)       (533,227)
(Increase) Decrease in prepaid expenses and other assets                                (171,226)       (120,213)        348,840
Increase (Decrease) in accrued interest payable                                          253,759         (27,911)         50,762
(Decrease) Increase in other liabilities                                                 (46,544)        241,148         (15,899)
Provision for deferred income taxes                                                      (67,530)       (705,382)        (55,724)
Other                                                                                     72,982          75,981          75,981
                                                                                 --------------- ---------------   -------------
 Net cash provided by operating activities                                             7,367,763       4,303,389       6,333,092
                                                                                 --------------- ---------------   -------------
INVESTING ACTIVITIES:
Proceeds from sale of:
 Education loans                                                                         953,442         846,443         868,725
 Real estate held for development                                                        333,245               0               0
 Real estate owned                                                                        75,630         396,519       1,022,006
 Office properties and equipment                                                               0           1,700               0
Proceeds from maturities of investment securities held to maturity                   265,776,982     157,566,650      35,549,229
Proceeds from maturities of investment securities available for sale                  11,942,666      16,327,791      13,767,144
Principal collected and proceeds from sale of mortgage-backed securities              33,458,783      32,335,567      21,454,381
Principal collected on loans, net                                                     53,020,808      52,372,663      40,393,832
Longer-term loans originated or acquired, net                                        (50,305,474)    (72,113,495)    (46,373,552)
Purchase of investment securities and mortgage-backed securities held to maturity   (320,005,763)   (199,107,774)    (62,865,500)
Purchase of investment securities available for sale                                 (78,570,231)    (26,797,361)    (21,317,509)
(Purchase) Redemption of Federal Home Loan Bank stock                                    (10,200)         437,500       (329,700)
Purchase of office property and equipment                                             (2,077,581)     (3,271,960)     (3,037,422)
Net cash received from deposit and branch purchase, net                                        0       9,044,846               0
                                                                                 --------------- ---------------   -------------
 Net cash used by investing activities                                               (85,407,693)    (31,960,911)    (20,868,366)
                                                                                 --------------- ---------------   -------------

FINANCING ACTIVITIES:
Net increase (decrease) in demand deposits and savings accounts                       27,376,384       3,813,048      (5,609,287)
Net increase in time deposits                                                          2,095,304      11,470,940       4,987,853
Net (decrease) increase in FHLB advances and advances from Bank                       (8,053,524)     14,741,758      14,430,000
Proceeds from securities sold under agreements to repurchase                          60,000,000               0               0
Principal repayment of employee stock ownership plan debt                                (72,982)        (75,981)        (75,981)
Increase (Decrease) in advances from borrowers for taxes and insurance                    53,903          45,508        (12,151)
Purchase of treasury stock                                                              (127,361)     (1,913,191)       (249,219)
Dividends paid on common stock                                                          (525,479)       (495,434)       (375,213)
Net proceeds from issuance of common stock                                                 5,758           4,843          44,307
                                                                                 --------------- ---------------   -------------
 Net cash provided by financing activities                                            80,752,003      27,591,491      13,140,309
                                                                                 --------------- ---------------   -------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                       2,712,073         (66,031)     (1,394,965)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                           9,919,549       9,985,580      11,380,545
                                                                                 --------------- ---------------   -------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                           $    12,631,622 $     9,919,549   $   9,985,580
                                                                                 =============== ===============   =============
Supplemental Disclosures:
 Cash paid for:
         Interest on deposits, advances, and other borrowings                    $    20,625,049 $    19,006,514   $  17,990,406
         Income taxes                                                                  3,456,506       1,647,476       2,503,591
 Non cash investing and financing activities:
         Transfer of securities to available for sale during FASB 115
         suspension period                                                                     0               0       4,979,408
         Dividends declared and not paid at year end                                     167,154         119,636         125,288
         Non-monetary transfers from loans to real estate acquired
         through foreclosure                                                              32,435         481,833          56,527

See notes to consolidated financial statements.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

------------------------------------------------------------------------------------------------------------------------------------
                                                                 UNREALIZED   GUARANTEE OF
                                                                 GAIN (LOSS)  ON EMPLOYEE
                                                                  SECURITIES      STOCK                                  TOTAL
                                          COMMON     PAID-IN       AVAILABLE    OWNERSHIP   RETAINED      TREASURY   STOCKHOLDER
                                          STOCK      CAPITAL     FOR SALE, NET  PLAN DEBT   EARNINGS       STOCK         EQUITY
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1994        $     129,510  $8,495,186 $     (415,872)$ (258,425)$ 22,108,961 $   (900,550) $   29,158,810
Net Income                                                                                  4,343,404                    4,343,404
Dividends declared                                                                           (500,501)                    (500,501)
Gain on securities available
 for sale, net                                                        179,718                                              179,718
Decrease in guarantee of
 employee stock ownership plan debt                                               75,981                                    75,981
Exercise of stock options                      572      43,735                                                              44,307
Purchase of common stock                                                                                  (249,219)       (249,219)
Two-for-one stock split                    130,081    (130,081)                                                                  0
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1995              260,163   8,408,840       (236,154)  (182,444)  25,951,864   (1,149,769)     33,052,500
Net Income                                                                                  3,025,821                    3,025,821
Dividends declared                                                                           (489,782)                    (489,782)
Gain on securities available
 for sale, net                                                         70,002                                               70,002
Decrease in guarantee of
 employee stock ownership plan debt                                                75,981                                   75,981
Exercise of stock options                      125       4,718                                                               4,843
Purchase of common stock                                                                                (1,913,191)     (1,913,191)
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1996              260,288   8,413,558       (166,152)  (106,463)  28,487,903   (3,062,960)     33,826,174
Net Income                                                                                  5,491,154                    5,491,154
Dividends declared                                                                          (572,997)                     (572,997)
Gain on securities available
  for sale, net                                                       220,107                                              220,107
Decrease in guarantee of
 employee stock ownership plan debt                                               72,982                                    72,982
Exercise of stock options                      149       5,609                                                               5,758
Purchase of common stock                                                                                  (127,361)       (127,361)
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1997        $     260,437  $8,419,167 $       53,955   $(33,481)$ 33,406,060 $ (3,190,321) $   38,915,817
====================================================================================================================================

See notes to consolidated financial statements.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
FMS FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995
--------------------------------------------------------------------------------

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

CASH AND CASH EQUIVALENTS
     Cash and cash equivalents include cash and amounts due from depository institutions, interest-bearing deposits with an original maturity of 90 days or less, money market funds and federal funds sold. Cash and cash equivalents exclude reverse repurchase agreements which are generally classified as investments held to maturity. Generally, federal funds are purchased and sold for one-day periods. The Bank is required to maintain certain average reserve balances as established by the Federal Reserve Bank. The amount of those balances for the reserve computation periods which include December 31, 1997 and 1996 were $6.8 million and $4.7 million, respectively. These requirements were satisfied through the balance of vault cash and a balance at the Federal Home Loan Bank.

INVESTMENTS AND MORTGAGE-BACKED SECURITIES
     In accordance with Statement of Financial Accounting Standards No. 115 (SFAS No. 115), "Accounting for Certain Investments in Debt and Equity Securities" the Corporation classifies investments into three categories, as applicable; trading, available for sale or held to maturity. Upon the adoption of SFAS No. 115 on January 1, 1994, the Corporation categorized selected investments and mortgage-backed securities that are part of the Corporation's asset/liability management strategy and that may be sold in response to changes in interest rates, prepayments and similar factors, as available for sale. Investments classified as available for sale are reported at the current market value with net unrealized gains and losses, net of applicable deferred tax effects, added to or deducted from the Corporation's total stockholders' equity until realized. Gains and losses on the sale of investment securities are recognized utilizing the specific identification method.

     Investment and mortgage-backed securities classified as held to maturity are recorded at cost, adjusted for amortization of premiums or accretion of discounts. Premiums are amortized over the average life of the security. Discounts are amortized using a method which in total approximates the interest method over the remaining contractual life of the security. The Corporation has the intent and ability to hold these securities to maturity.

SECURITIES PURCHASED UNDER AGREEMENTS TO RESELL
     The Bank invests excess funds in securities purchased under agreements to resell (reverse repurchase agreements). Generally, the maturity date of the reverse repurchase agreement is less than 90 days. Due to the short-term nature of the agreement, the Bank does not take possession of the securities, instead, the securities are held in safekeeping by the Bank's agent. The carrying value of the agreements approximates fair market value because of the short maturity of the investment.

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

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

best information available to make evaluations about the adequacy of the allowance for loan losses, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making evaluations.

LOANS HELD FOR SALE
     The Bank periodically sells selected fixed-rate residential mortgage loans, without recourse, to provide additional funds for lending and to restructure the loan portfolio to improve interest rate risk. These loans are carried at the lower of cost or estimated market value, determined on a net aggregate basis.

INTEREST ON LOANS
     The Bank recognizes interest income on loans when earned. Generally, the Bank does not recognize interest income on loans three months or more delinquent. Such interest ultimately collected is recorded as income in the period of recovery.

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

DEFERRED LOAN FEES
     The Bank defers all loan fees and related direct loan origination costs. Deferred loan fees and costs are generally capitalized and amortized as a yield adjustment over the life of the loan using the interest method.

LOANS SERVICED FOR OTHERS
     Servicing loans for others generally consists of collecting mortgage payments, disbursing payments to investors and processing foreclosures. Loan servicing income is recorded upon receipt and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. The total amount of loans being serviced for the benefit of others was $25.6 million and $29.3 million at December 31, 1997 and 1996, respectively. Loan servicing fee income was approximately $83 thousand, $98 thousand and $113 thousand for the years ended December 31, 1997, 1996 and 1995, respectively.

EXCESS COST OVER FAIR VALUE OF NET ASSETS ACQUIRED
     The excess costs over the fair value of assets acquired are being amortized over a five year period using the straight-line method.

INCOME TAXES
     The Corporation computes its taxable income for both financial reporting and federal tax purposes on the accrual basis. The Corporation reports certain items of income and expense in its consolidated financial statements in periods different from those in which such items enter into the determination of taxable income. In conformity with generally accepted accounting principles, the Corporation provides for the tax effects of such timing differences in its consolidated financial statements, subject to the deferred tax asset realizability provisions of Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes". These differences between pretax accounting income and taxable income for return purposes consist primarily of the calculations for loan loss allowance, real estate losses, depreciation, recognition of income and expenses associated with loan origination, profit recognition on discounted mortgages and securities income.

RECENTLY ISSUED ACCOUNTING STANDARDS
     In June 1996, the FASB issued the Statement of Financial Accounting Standards No. 125 (SFAS No. 125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" for which certain provisions are applicable January 1, 1997. This statement was amended by Statement of Financial Accounting Standards No. 127 (SFAS No. 127) "Deferral of the Effective Date of Certain Provisions of FASB No. 125" which deferred the effective date of a portion of SFAS No. 125 until January 1, 1998. SFAS No. 125, provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on the concept of control. The adoption of SFAS No. 125 did not have a material effect on the financial position or results of operation of the Corporation.

     In March 1997, the FASB issued the Statement of Financial Accounting Standards No. 128 (SFAS No. 128), "Earnings per Share", which supersedes Accounting Principles Board Opinion No. 15, "Earnings per Share", was adopted by the Corporation for the fiscal year ended December 31, 1997. This statement requires restatement of all prior-period Earnings per Share data presented. SFAS No. 128 establishes standards by simplifying the computation and presentation of earnings per share (EPS), and applies to entities with publicly held common stock or potential common stock. It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to Opinion 15. The Corporation has presented both basic and diluted earnings per share as well as the reconciliation of the denominator in the consolidated statement of operations.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130 (SFAS No. 130), "Reporting Comprehensive Income", which is effective for the Corporation beginning January 1, 1998, and requires restatement of all prior-period financial statements presented for comparative purposes. This Statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains, and losses) in a full set of general purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. It is anticipated that the adoption of SFAS No. 130 in 1998 will not have a material effect on the combined financial position or results of operation of the Corporation.

RECLASSIFICATIONS
     Certain items in the 1996 and 1995 consolidated financial statements have been reclassified to conform with the presentation in the 1997 consolidated financial statements.

EARNINGS PER COMMON SHARE
     Basic and diluted earnings per common share and weighted average common shares outstanding and common stock equivalents have been retroactively restated to reflect the increased number of common shares resulting from a two-for-one stock split paid to shareholders on January 12, 1996. A total of 1,300,817 additional shares were issued in conjunction with the stock split. The par value of the Corporation's stock remained unchanged. As a result, $130,081 was transferred from paid-in capital in excess of par to common stock.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

2. INVESTMENT SECURITIES HELD TO MATURITY
     A comparison of amortized cost and estimated market value of investment securities held to maturity at December 31, 1997 and 1996 are as follows:

                                             DECEMBER 31, 1997
                           -----------------------------------------------------
                                               GROSS        GROSS     ESTIMATED
                             AMORTIZED      UNREALIZED   UNREALIZED    MARKET
                                COST           GAINS       LOSSES       VALUE
                          --------------  ------------- ----------  ------------

U.S. Gov't Agencies       $   79,347,265  $     220,876 $  (70,550) $ 79,497,591
Reverse Repos                 30,185,402              0          0    30,185,402
Municipal bonds                2,801,809         14,609          0     2,816,418
U.S. Treasury                     15,000              0       (500)       14,500
                          --------------  ------------- ----------  ------------

Total                     $  112,349,476  $     235,485 $  (71,050) $112,513,911
                          ==============  ============= ==========  ============



                                             December 31, 1996
                          ------------------------------------------------------
                                               Gross        Gross     Estimated
                             Amortized      Unrealized   Unrealized    Market
                                Cost           Gains       Losses       Value
                          --------------  ------------- ----------  ------------

U.S. Gov't Agencies       $   46,791,618  $      39,819 $ (675,831) $ 46,155,606
Reverse Repos                 20,000,000              0          0    20,000,000
Municipal bonds                  794,725          5,734        (26)      800,433
U.S. Treasury                     15,000              0     (1,000)       14,000
                          --------------  ------------- ----------  ------------

Total                     $   67,601,343  $      45,553 $ (676,857) $ 66,970,039
                          ==============  ============= ==========  ============

     The Bank has the intent and ability to hold these securities to maturity. During December 1997 the Bank purchased $30.2 million of reverse repurchase agreements with Paine Webber and Merrill Lynch, with an average maturity of 29 days and a weighted average yield of 6.17%.

     The amortized cost and estimated market value of investments held to maturity at December 31, 1997, by contractual maturity are shown in the following table. Expected maturities may differ as borrowers have the right to call certain obligations.

                                         DECEMBER 31, 1997
                            -----------------------------------------
                                 AMORTIZED             ESTIMATED
                                    COST             MARKET VALUE
                            ------------------  ---------------------

Due one year or less        $       33,672,042  $          33,669,042
Due one to five years                  101,481                102,220
Due five to ten years               38,163,527             38,260,220
Due after ten years                 40,412,426             40,482,429
                            ------------------  ---------------------
                            $      112,349,476  $         112,513,911
                            ==================  =====================

3. INVESTMENT SECURITIES AVAILABLE FOR SALE
     The amortized cost and estimated market value of investment securities available for sale at December 31, 1997 and 1996 are as follows:

                                           DECEMBER 31, 1997
                          -----------------------------------------------------
                                             GROSS         GROSS     ESTIMATED
                          AMORTIZED        UNREALIZED   UNREALIZED     MARKET
                             COST            GAINS        LOSSES       VALUE
                      ----------------  -------------- ----------  ------------

U.S. Gov't Agencies   $      7,850,135  $       21,646 $   (1,200) $  7,870,581
CMOs                        62,033,734         278,936    (42,546)   62,270,124
REMICs                      10,372,889           5,784   (180,717)   10,197,956
                      ----------------  -------------- ----------  ------------

Total                 $     80,256,758  $      306,366 $ (224,463) $ 80,338,661
                      ================  ============== ==========  ============

                                           December 31, 1996
                      ---------------------------------------------------------
                                             Gross         Gross     Estimated
                          Amortized        Unrealized   Unrealized     Market
                             Cost            Gains        Losses       Value
                      ----------------  -------------- ----------  ------------

U.S. Gov't Agencies   $      5,000,000  $       10,060 $  (13,100) $  4,996,960
U.S. Treasury                1,997,757             803          0     1,998,560
CMOs                        12,683,603          24,400    (86,504)   12,621,499
REMICs                       6,027,067               0   (197,566)    5,829,501
                      ----------------  -------------- ----------  ------------

Total                 $     25,708,427  $       35,263 $ (297,170) $ 25,446,520
                      ================  ============== ==========  ============

     The amortized cost and estimated market value of investments available for sale at December 31, 1997, by contractual maturity are shown in the following table. Expected maturities may differ as borrowers have the right to call or prepay certain obligations. CMOs and REMICs are shown separately due to the amortization and prepayment of principal occurring throughout the life of these instruments.

                                   DECEMBER 31, 1997
                         -----------------------------------
                            AMORTIZED           ESTIMATED
                               COST           MARKET VALUE
                        ----------------   -----------------

Due one year or less    $      1,000,000   $         998,800
Due one to five years          2,000,000           2,008,750
Due five to ten years          4,850,135           4,863,031
CMOs                          62,033,734          62,270,124
REMICs                        10,372,889          10,197,956
                        ----------------   -----------------
                        $     80,256,758   $      80,338,661
                        ================   =================

     During 1997, FNMA-mortgage-backed securities available for sale were sold which resulted in a realized gain of $2 thousand. During 1996, Common Stock and FHLMC-REMICs were sold which resulted in realized gains of $51 thousand and $3 thousand, respectively.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

4. LOANS, NET
     Loans, net at December 31, 1997 and 1996 consist of the following:

                                               1997              1996
                                          -------------   ----------------

Mortgage Loans                            $ 253,000,504   $    257,450,607
Construction Loans                            3,257,798          3,711,666
Commercial Construction                       2,385,192          4,394,901
Consumer Loans                                3,609,033          4,015,403
Commercial Real Estate                       42,974,261         39,177,194
Commercial Business                           1,712,099          1,829,956
                                          -------------   ----------------

Subtotal                                    306,938,887        310,579,727
                                          -------------   ----------------
Less:
   Deferred loan fees                           970,075            926,974
   Allowance for
   possible loan losses                       3,137,781          2,781,937
                                          -------------   ----------------

Total loans, net                          $ 302,831,031   $    306,870,816
                                          =============   ================

     The Corporation adopted SFAS Nos. 114 and 118, "Accounting by Creditors for Impairment of a Loan" during the first quarter of 1995. At December 31, 1997 and 1996 the recorded investment in loans for which impairment had been recognized in accordance with SFAS Nos. 114 and 118 totaled $3.6 million and $4.1 million, respectively. At December 31, 1997, impaired loans of $1.6 million related to loans that were individually measured for impairment with a valuation allowance of $319 thousand and $2.0 million of loans that were collectively measured for impairment with a valuation allowance of $97 thousand. At December 31, 1996 impaired loans of $1.8 million related to loans that were individually measured for impairment with a valuation allowance of $274 thousand and $2.3 million of loans that were collectively measured for impairment with a valuation allowance of $130 thousand. For the years ended December 31, 1997 and 1996, the average recorded investment in impaired loans was approximately $3.5 million and $4.0 million, respectively. During the years ended December 31, 1997 and 1996 the Corporation recognized $192 thousand and $296 thousand, respectively, of interest on impaired loans, all of which was recognized on the cash basis.

     Loans which are 90 days delinquent as to principal and/or interest are placed on a non-accrual status and all previously accrued interest is reversed. The principal amount of non-accrual loans at December 31, 1997 and 1996 was $3.6 million and $4.1 million, respectively. Interest income on non-accrual loans that would have been recorded in 1997 under the original terms of such loans was $354 thousand, and the interest income actually recognized in 1997 for such loans was $185 thousand. Interest income on non-accrual loans that would have been recorded in 1996 under the original terms of such loans was $364 thousand, and the actual interest income recognized in 1996 for such loans was $201 thousand.


     The Bank originates and purchases both adjustable and fixed interest rate loans. At December 31, 1997, the composition of the loan portfolio is as follows:

                                                          Maturing
                                              Maturing     from 1999  Maturing
(In Thousands)                                 during       through     after
                                                1998          2002      2002       Total
                                            -----------  ---------- ----------- ---------
Mortgage Loans (1-4 dwelling)               $     1,332  $   13,907 $   237,762 $ 253,001
Construction Loans                                3,258           0           0     3,258
Commercial Construction                           1,844          11         530     2,385
Consumer Loans                                    1,471         740       1,398     3,609
Commercial Real Estate                            9,240      16,366      17,368    42,974
Commercial Business                               1,138         361         213     1,712
                                            -----------  ---------- ----------- ---------
        Total                               $    18,283  $   31,385 $   257,271 $ 306,939
                                            ===========  ========== =========== =========
Interest sensitivity on the
  above loans:
    Predetermined rates                     $    18,086  $   29,688 $   172,223 $ 219,997
    Adjustable or
      floating rates                                197       1,697      85,048    86,942
                                            -----------  ---------- ----------- ---------
        Total                               $    18,283  $   31,385 $   257,271 $ 306,939
                                            ===========  ========== =========== =========


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

     Changes in the allowance for possible loan losses are as follows:

                                  YEARS ENDED DECEMBER 31,
                          ---------------------------------------
                                1997         1996         1995
                          --------------  ----------- -----------
Balance at beginning
  of year                 $    2,781,937  $ 2,766,779 $ 2,621,512
Provision charged to
  operations                     400,000      120,000     120,000
Charge-offs                      (49,042)    (115,253)    (18,475)
Recoveries                         4,886       10,411      43,742
                          --------------  ----------- -----------
Balance at end of year    $    3,137,781  $ 2,781,937 $ 2,766,779
                          ==============  =========== ===========

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

5. MORTGAGE-BACKED SECURITIES
     Mortgage-backed securities held to maturity at December 31, 1997 and 1996 are summarized as follows:

                                     DECEMBER 31, 1997
          --------------------------------------------------------------------
                                  GROSS            GROSS
              AMORTIZED         UNREALIZED      UNREALIZED          ESTIMATED
                 COST             GAINS           LOSSES          MARKET VALUE
          ----------------  ----------------  ------------     ---------------
GNMA      $     22,586,373  $        785,155  $         (6)    $    23,371,522
FNMA            35,648,943           604,826       (54,848)         36,198,921
FHLMC           33,379,272           968,264       (23,500)         34,324,036
PRIVATE            405,929             6,221             0             412,150
          ----------------  ----------------  ------------     ---------------
TOTAL     $     92,020,517  $      2,364,466  $    (78,354)    $    94,306,629
          ================  ================  ============     ===============

                                     December 31, 1996
          ----------------------------------------------------------------------
                                  Gross            Gross
              Amortized         Unrealized      Unrealized          Estimated
                 Cost             Gains           Losses          Market Value
          ----------------  ----------------  ------------     ---------------
GNMA      $     23,216,175  $        548,034  $    (19,890)    $    23,744,319
FNMA            37,958,391           308,922      (244,978)         38,022,335
FHLMC           42,586,038           752,658      (104,912)         43,233,784
Private            551,977             6,041             0             558,018
          ----------------  ----------------  ------------     ---------------
Total     $    104,312,581  $      1,615,655  $   (369,780)    $   105,558,456
          ================  ================  ============     ===============

     The Bank has the intent and ability to hold these securities to maturity. At December 31, 1997, neither a disposal, nor a condition that could lead to a decision not to hold these securities to maturity were reasonably foreseen. Mortgage-backed securities of $1.2 million and $859 thousand were used to secure public funds on deposit at December 31, 1997 and 1996, respectively.

6. OFFICE PROPERTIES AND EQUIPMENT, NET
     Office properties and equipment at December 31, 1997 and 1996 are summarized by major classification, as follows:

                                                DECEMBER 31,
                                       -----------------------------
                                             1997           1996
                                       --------------   ------------
Land, buildings and improvements       $   16,269,867   $ 14,675,111
Furniture and equipment                     3,665,361      3,413,347
Computers                                   2,316,398      2,285,858
                                       --------------   ------------
Total                                      22,251,626     20,374,316
                                       --------------   ------------
Less accumulated depreciation              (6,559,571)    (5,618,078)
                                       --------------   ------------
Office properties and equipment, net   $   15,692,055   $ 14,756,238
                                       ==============   ============

7. REAL ESTATE HELD FOR DEVELOPMENT, NET
     The Bank, through its wholly-owned subsidiary, Land Financial Services, Inc., has entered into several real estate investments. Real estate held for development is carried at the lower of cost or estimated net realizable value. Intercompany loans from the Bank are the primary sources of funding and have been eliminated in consolidation. Such investments in real estate at December 31, 1997 and 1996, are summarized as follows:

                                                DECEMBER 31,
                                       --------------------------------
                                            1997              1996
                                       --------------   ---------------
Real Estate held for
  development                         $      933,256    $     4,898,782
Valuation allowance                         (288,769)        (3,671,050)
                                       --------------   ---------------
Net                                   $      644,487    $     1,227,732
                                      ==============    ===============

     During 1997, the Bank recorded an additional $200 thousand provision on the real estate held for development. The losses were reflected as a charge to income in the other income section of the consolidated statements of operations.

     Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), the Bank is required to deduct from capital its investments in and advances to subsidiaries engaged in activities not permissible for national banks (i.e. real estate development).

8. REAL ESTATE OWNED, NET
     Real estate owned, which was acquired through foreclosure and deeds in lieu of foreclosure, totaled $446 thousand and $622 thousand, net at December 31, 1997 and 1996, respectively. The Bank maintains an allowance for possible losses, on real estate owned. The changes in the allowance for real estate owned is as follows:

                                     YEARS ENDED DECEMBER 31,
                             ----------------------------------------
                                  1997          1996          1995
                             -------------  -----------  ------------
Balance at
  beginning of year          $     437,507  $   313,192  $     79,000
Provisions charged
  to operations                    142,630      153,482       354,453
Charge-offs                        (20,000)     (29,717)     (120,261)
Recoveries                               0          550             0
                             -------------  -----------  ------------
Balance at end
  of year                    $     560,137  $   437,507  $    313,192
                             =============  ===========  ============

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

9. DEPOSITS
     Deposits at December 31, 1997 and 1996 consisted of the following major classifications and weighted average rates:


                                                  DECEMBER 31, 1997
                                      ------------------------------------
                                        WEIGHTED                  PERCENT
                                      AVERAGE RATE      AMOUNT    OF TOTAL
                                      ------------      ------    --------
Non-interest checking                     0.00 %  $   49,875,981    10.19%
Checking accounts                         1.69        54,688,332    11.17
Savings accounts                          2.87        83,824,897    17.13
Money market accounts                     2.72        58,001,044    11.85
Certificates                              5.32       243,049,726    49.66
                                          ----    --------------   ------
Total                                     3.74 %  $  489,439,980   100.00%
                                          ====    ==============   ======


                                               December 31, 1996
                                     -------------------------------------
                                       Weighted                   Percent
                                     Average Rate      Amount     of Total
                                     ------------      ------     --------

Non-interest checking                     0.00 %  $   37,552,269     8.28%
Checking accounts                         1.57        46,750,659    10.31
Savings accounts                          2.57        71,057,835    15.68
Money market accounts                     2.65        56,961,349    12.57
Certificates                              5.30       240,954,422    53.16
                                          ----    --------------   ------
Total                                     3.77 %  $  453,276,534   100.00%
                                          ====    ==============   ======

     A summary of certificates by maturity at December 31, 1997 is as follows:

YEARS ENDED DECEMBER 31,               AMOUNT
------------------------               ------
1998                             $    102,252,316
1999                                   47,425,121
2000                                   18,809,243
Thereafter                             74,563,046
                                 ----------------
Total                            $    243,049,726
                                 ================

     A summary of interest expense on deposits is as follows:

                                   YEARS ENDED DECEMBER 31,
                         ---------------------------------------------
                              1997           1996            1995
                         -------------  ------------   ---------------
Checking accounts        $     825,672  $    693,879   $       704,815
Savings accounts             2,347,193     1,816,081         1,750,873
Money market accounts        1,629,248     1,519,789         1,571,079
Certificates                12,952,418    12,146,474        11,934,343
                         -------------  ------------   ---------------
Total interest expense   $  17,754,531  $ 16,176,223   $    15,961,110
                         =============  ============   ===============

10. ADVANCES FROM FEDERAL HOME LOAN BANK
     At December 31, 1997, the Bank had advances from the Federal Home Loan Bank of New York (FHLB) in the amount of $24.5 million with a weighted average interest rate of 6.08%. Advances are collateralized by certain first mortgage loans.

                                   DECEMBER 31,
-----------------------------------------------------------------------------
                   1997                                    1996
--------------------------------------- -------------------------------------
                    WEIGHTED                              WEIGHTED
                    AVERAGE    MATURITY                   AVERAGE  MATURITY
       AMOUNT        RATE        DATE          AMOUNT      RATE      DATE
       ------        ----        ----          ------      ----      ----
                                        $     4,050,000   7.13%     1/2/97
$     2,100,000       7.13%     1/2/98        5,000,000   6.05%     6/6/97
      1,000,000       4.95%   10/13/98        2,000,000   4.81%   10/13/98
      5,000,000       6.14%     6/8/98        5,000,000   6.14%     6/8/98
     10,000,000       6.32%     6/6/00       10,000,000   6.32%     6/6/00
      5,000,000       5.62%    2/15/01        5,000,000   5.62%    2/15/01
      1,396,476       5.00%    10/9/07        1,500,000   5.00%    10/9/07
---------------       ----              ---------------   ----
$    24,496,476       6.08%             $    32,550,000   6.09%
===============       ====              ===============   ====

11. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
     At December 31, 1997, the Bank had securities sold under the agreements to repurchase (repurchase agreements) in the aggregate amount of $60.0 million. The repurchase agreements are collateralized by U.S. Agency Notes and CMOs with a market value of $63.0 million. Accrued interest payable totaled $221 thousand at December 31, 1997.

                           DECEMBER 31,
                              1997
-------------------------------------------------------------------
                               WEIGHTED     MATURITY      CALL
COUNTERPARTY       AMOUNT    AVERAGE RATE     DATE      FEATURE
------------       ------    ------------     ----      -------
Merrill Lynch    $20,000,000     5.79%       9/19/02    9/19/00
FHLB              20,000,000     5.65%      11/18/02   11/18/00
FHLB              20,000,000     5.72%      12/19/07   12/19/02
                 -----------     ----
Total            $60,000,000     5.72%
                 ===========     ====

12. ADVANCES FROM BANK
     At December 31, 1996, the Bank had advances from financial institutions of $6.7 million. These advances matured in 1997 and were used to fund the acquisition of deposits.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

13. SUBORDINATED DEBENTURES
     The Corporation issued $10.0 million of Subordinated Debentures in 1994. The Debentures are unsecured, bear interest at a rate of 10% per annum and mature on July 28, 2004. Interest payments are due semiannually on February 1 and August 1 commencing February 1, 1995. The Debentures are redeemable, in whole or in part, at any time at the option of the Corporation at specified redemption prices, except that the debentures could not be redeemed prior to August 1, 1997. The net proceeds from the sale of the Debentures totaled $9.4 million and were used for the expansion of the Bank's operations through branch acquisitions and general corporate purposes. The Corporation is required to retain at all times cash, cash equivalents or marketable securities in an amount not less than the aggregate amount of two consecutive semi-annual interest payments that will be due and payable on the Debentures following such declaration date or redemption date.

14. INCOME TAXES
     In accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109), deferred tax assets and liabilities are established for the temporary differences between accounting bases and tax bases of the Corporation's assets and liabilities at the tax rates expected to be in effect when the temporary differences are realized or settled. Management believes the existing net deductible temporary differences which give rise to the net deferred income tax assets are realizable on a more likely than not basis.

     The temporary differences that give rise to significant portions of deferred tax assets and deferred tax liability are as follows:

                                                DECEMBER 31,
                                       ------------------------------
                                            1997            1996
                                       -------------  ---------------
Deferred income tax assets:
  Allowance for possible loan losses   $     677,181  $       508,394
  Real estate losses                         435,010          339,600
  Deferred loan fees, net                    (11,113)          27,927
  Compensation and pension liability          49,822           78,652
  Amortization of deposit premium            259,723          201,791
  Post retirement benefits                   185,000          185,000
  Capitalized interest                       274,951          540,411
  Other                                       61,287           44,829
                                       -------------  ---------------
Gross deferred tax assets                  1,931,861        1,926,604
                                       -------------  ---------------
Deferred income tax liabilities:
  Prepaid deposit insurance premium           26,936            5,839
  Depreciation                               397,618          357,285
                                       -------------  ---------------
Gross deferred tax liabilities:              424,554          363,124
                                       -------------  ---------------
Deferred income tax assets, net        $   1,507,307  $     1,563,480
                                       =============  ===============

     The following represents the components of income tax expense for the years ended December 31, 1997, 1996 and 1995, respectively.

                                      1997          1996          1995
                                 ------------- ------------  -------------
Current Federal tax provision    $   2,903,256 $  1,862,681  $   2,305,857
Current State tax provision            292,221      181,544        220,948
                                 ------------- ------------  -------------
       Total Current provision       3,195,477    2,044,225      2,526,805
                                 ------------- ------------  -------------
Deferred Federal tax benefit           (62,697)    (725,109)       (51,078)
Deferred State tax benefit              (5,703)     (39,617)        (4,646)
                                 ------------- ------------  -------------
       Total Deferred benefit          (68,400)    (764,726)       (55,724)
                                 ------------- ------------  -------------
Total                            $   3,127,077 $  1,279,499  $   2,471,081
                                 ============= ============  =============

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

     On August 21, 1996, the Small Business Job Protection Act was signed into law which repealed the favorable reserve method available to savings banks. The Bank was required to change its tax bad debt method to the specific charge-off method effective for the fiscal year ended December 31, 1996. The change in method resulted in taxable income of approximately $2.4 million representing the excess of the Bank's tax bad debt reserve at December 31, 1995 over the base year reserve amount that arose in tax years beginning before December 31, 1987. The income will be recognized for tax purposes ratably over a six year period.

     The Company has not provided deferred income taxes for the Bank's tax return reserve for bad debts that arose in tax years beginning before December 31, 1987 because it is not expected that this difference will reverse in the foreseeable future. A deferred tax liability has been recognized for the portion of the tax bad debt reserves which arose in years 1988 through 1995.

     The Corporation's provision for income taxes differs from that computed by applying the statutory federal income tax rate to income before income taxes as follows:

                                                       1997                        1996                        1995
                                            -----------------------      ---------------------     -----------------------
                                                AMOUNT     PERCENT           AMOUNT    PERCENT         AMOUNT     PERCENT
                                                ------     -------           ------    -------         ------     -------
Tax at federal tax rate                     $  2,930,199    34.00%        $1,463,808    34.00%      $ 2,316,925    34.00%
Increase (Decrease) from:
  State income taxes, net
    of federal income tax
    benefit                                      189,102     2.19             93,672     2.18           142,759     2.09
  Change in valuation
    allowance                                          0     0.00          (289,588)    -6.73                 0     0.00
  Other                                            7,776     0.09             11,607     0.27            11,397     0.17
                                            ------------    -----         ----------    -----       -----------    -----
  Total                                     $  3,127,077    36.28%        $1,279,499    29.72%      $ 2,471,081    36.26%
                                            ============    =====         ==========    =====       ===========    =====

15. LEASES
     The Bank leases a building and land to operate two branches and certain equipment under noncancelable leases which expire over the next 25 years. These leases generally provide for the payment of taxes and maintenance by the lessee. Most of these operating leases provide the Bank with the option to renew the lease after the initial lease term. Future minimum rental payments under existing leases as of December 31, 1997 are as follows:

             FISCAL YEAR                  AMOUNT
             -----------                  ------

             1998                  $     104,084
             1999                         53,708
             2000                         53,708
             2001                         53,708
             2002 and beyond             984,647
                                   -------------
             Total                 $   1,249,855
                                   =============

     The leases for the buildings contain cost of living adjustments based on changes in the consumer price index. The minimum lease payments shown above include base rentals exclusive of any future adjustments. Total rent expense for all operating leases amounted to $104 thousand, $107 thousand and $104 thousand for fiscal years 1997, 1996 and 1995, respectively.

16. STOCKHOLDERS' EQUITY
     On December 14, 1988, the Bank converted to a state chartered stock Savings Bank and simultaneously formed FMS Financial Corporation. At the time of conversion, eligible deposit account holders were granted priority in the unlikely event of a future liquidation of the Bank. The special reserve has been decreased to the extent that the balances of eligible account holders were reduced at annual determination dates. The Bank converted its charter to that of a Federal Savings Bank on October 15, 1993.

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

     Under FIRREA the Bank must have core capital equal to 3%, tangible capital equal to 1.5% and risk-based capital equal to 8%. At December 31, 1997, the Bank exceeded all three regulatory capital levels required under FIRREA. The Bank's regulatory tangible and core capital was $44.1 million or 7.05% of total bank assets and risk-based capital was $47.0 million or 15.85% of risk-weighted assets.

The following is a reconciliation of the Bank's capital under generally accepted accounting principles ("GAAP") to regulatory capital at December 31, 1997:

                                        TANGIBLE        CORE       RISK-BASED
                                        CAPITAL       CAPITAL       CAPITAL
                                     ------------    ----------    ----------

Bank's GAAP Capital                  $ 45,629,479  $ 45,629,479  $ 45,629,479
                                     ------------    ----------    ----------
Less:
  Unrealized gain on
       investments AFS                    (53,955)      (53,955)      (53,955)
  Subsidiary
       investments not
       eligible                          (976,125)     (976,125)     (976,125)
  Goodwill                               (469,444)     (469,444)     (469,444)
Supplementary
  qualifying capital item:
       General valuation
       allowance                                0             0     2,881,819
                                     ------------    ----------    ----------
Regulatory capital
  computed                             44,129,955    44,129,955    47,011,774
Minimum regulatory
  capital requirement                   9,395,346    18,790,692    23,731,073
                                     ------------    ----------    ----------
Regulatory capital
  excess                             $ 34,734,609  $ 25,339,263 $  23,280,701
                                     ============  ============ =============

17. PENSION PLAN
     The Bank has a defined benefit pension plan for active employees. Net pension expense was $385 thousand, $412 thousand and $279 thousand for years ended December 31, 1997, 1996 and 1995, respectively. The components of net pension cost are as follows:

                                    YEARS ENDED DECEMBER 31,
                            --------------------------------------
                                 1997          1996        1995
                            -------------  ----------  -----------

Service Cost                $     401,818  $  397,001  $   253,640
Interest Cost                     232,376     204,457      163,002
Return on Assets              (1,022,934)   (596,276)    (616,173)
Net Amortization
  and Deferral                    774,004     406,357      478,773
                            -------------  ----------  -----------
Net periodic
  pension cost              $     385,264  $  411,539  $   279,242
                            =============  ==========  ===========

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

     The following table presents a reconciliation of the funded status of the defined benefit pension plan at December 31, 1997 and 1996:

                                                     DECEMBER 31,
                                       --------------------------------------
                                              1997                 1996
                                       ----------------     -----------------
Actuarial present value of
  benefit obligation:
    Vested                             $      3,114,197     $       2,689,892
    Nonvested                                   244,101               265,891
                                       ----------------     -----------------
Accumulated benefit obligation                3,358,298             2,955,783
Projected benefit obligation                  4,419,723             3,959,973
Fair value of plan assets                     5,171,488             4,105,395
                                       ----------------     -----------------
Excess of plan assets over
  projected benefit obligation                  751,765               145,422
Unrecognized net gain                         (876,493)              (91,026)
Unrecognized prior service cost                  81,860                88,094
Unrecognized net transition
  obligation                                    193,475               224,381
                                       ----------------     -----------------
Prepaid pension liability
  included in the consolidated
  balance sheets                       $        150,607     $         366,871
                                       ================     =================




     Actuarial assumptions used in determining pension cost are as follows:

                               YEARS ENDED DECEMBER 31,
                               ------------------------
                               1997    1996       1995
                               ----    ----       ----



Discount rate for
  benefit obligation           6.00%   6.00%      6.00 %
Rate of increase in
  compensation levels
  and social security
  wage base                    4.00%   4.00%      4.00 %
Expected long-term
  rate of return on
  plan assets                  7.00%   7.00%      7.00 %

     In addition to providing pension plan benefits, the Bank provides certain health care and life insurance benefits to certain retired employees. In accordance with the provisions of Statement of Financial Accounting Standards No. 106, "Employer Accounting for Post Retirement Benefits other than
Pensions" (SFAS No. 106) the expected cost of such benefits must be actuarially determined and accrued ratably from the date of hire to the date the employee is fully eligible to receive benefits. The accumulated post-retirement benefit obligation is not funded but is reflected in the statement of financial condition as a liability.

     The net periodic post-retirement benefit cost includes the following components:

                                                   DECEMBER 31,
                                           ---------------------------
                                               1997          1996
                                           -----------  --------------
Service Cost                               $         0  $            0
Interest Cost                                   31,938          33,489
Amortization of prior service cost             (10,854)         (9,123)
Amortization of Gain                            (5,229)         (3,677)
                                           -----------  --------------
Net periodic post-retirement
  benefit cost                             $    15,855  $       20,689
                                           ===========  ==============

     The assumed discount rate used in the calculation for net periodic post-retirement benefit cost was 7.5% and 7.0% for 1997 and 1996, respectively. The assumed health care cost trend rate for 1997 was 6% and was graded down in 1% increments per year to an ultimate rate of 5% per year. The impact of a 1% increase in the assumed health care cost trend for each future year would be as follows:
                                                           December 31, 1997
                                                           -----------------
Accumulated post-retirement obligation
  at year end                                                    $471,634
Service Cost                                                     $      0
Interest Cost                                                    $ 34,387





     The following table summarizes the amounts recognized in the Bank's balance sheet:

                                                  DECEMBER 31,
                                          --------------------------------
                                               1997              1996
                                          ------------     ---------------
Accumulated post-retirement
  benefit obligation                      $   (435,729)    $      (472,895)
Unrecognized prior service cost               (113,575)            (89,709)
Unrecognized net gain                          (89,205)           (103,217)
                                          ------------     ---------------
Accrued post-retirement benefit cost      $   (638,509)    $      (665,821)
                                          ============     ===============

     The assumed discount rate used in the calculation for the accumulated post-retirement benefit obligation as of December 31, 1997 and 1996 was 7.0% and 7.5%, respectively.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
18. FAIR VALUE OF FINANCIAL INSTRUMENTS
     The disclosure of the fair value of all financial instruments is required, whether or not recognized on the balance sheet, for which it is practical to estimate fair value. In cases where quoted market prices are not available, fair values are based on assumptions including future cash flows and discount rates. Accordingly, the fair value estimates cannot be substantiated, may not be realized, and do not represent the underlying value of the Corporation.

     The Corporation uses the following methods and assumptions to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:
CASH AND CASH EQUIVALENTS: The carrying value is a reasonable estimate of fair value.

INVESTMENT SECURITIES HELD TO MATURITY, SECURITIES AVAILABLE FOR SALE AND MORTGAGE-BACKED SECURTIES: Fair value is equal to quoted market prices.

FHLB STOCK: The stock of FHLB is issued only to FHLB member institutions and is redeemable only by another member institution or the FHLB at its $100 per share par value.

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

DEPOSIT LIABILITIES: For checking, savings and money market accounts, fair value is the amount payable on demand at the reporting date. For certificates of deposits, fair value is estimated using the rates currently offered for deposits with similar remaining maturities.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE: For investment securities with a quoted market price, fair value is equal to quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

SUBORDINATED DEBENTURES: Fair value is estimated using the quoted average of the broker bid and ask prices at year end.

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

--------------------------------------------------------------------------------
At December 31, 1997 and December 31, 1996, the carrying amount and the estimated market value of the Corporation's financial instruments are as follows:

                                                              DECEMBER 31, 1997                 DECEMBER 31, 1996
                                                    ------------------------------------- ----------------------------
                                                         CARRYING          ESTIMATED         CARRYING      ESTIMATED
                                                          AMOUNT          MARKET VALUE        AMOUNT     MARKET VALUE
                                                    ------------------  ----------------- -------------  -------------
Financial assets:
 Cash and cash equivalents                          $       12,631,622  $      12,631,622 $   9,919,549  $   9,919,549
 Investment securities held to maturity and
 investment securities available for sale           $      192,688,137  $     192,852,572 $  93,047,863  $  92,416,559
 Mortgage-backed securities                         $       92,020,517  $      94,306,629 $ 104,312,581  $ 105,558,456
 FHLB Stock                                         $        3,630,800  $       3,630,800 $   3,620,600  $   3,620,600

 Loans, net of unearned income                      $      305,968,812  $     310,340,000 $ 309,652,753  $ 311,325,000
   Less: Allowance for possible loan losses                 (3,137,781)        (3,137,781)   (2,781,937)    (2,781,937)
 Loans, net                                         $      302,831,031  $     307,202,219 $ 306,870,816  $ 308,543,063
Financial liabilities:
 Deposits
   Checking, passbook, and money market accounts    $      246,390,254  $     246,390,254 $ 212,322,112  $ 212,322,112
   Certificates                                     $      243,049,726  $     241,393,000 $ 240,954,422  $ 238,005,000
 Securities sold under agreements to repurchase     $       60,000,000  $      58,560,000 $           0  $           0
 Subordinated debentures                            $       10,000,000  $      10,600,000 $  10,000,000  $  10,300,000
 Other borrowings                                   $       24,529,957  $      23,941,238 $  32,656,463  $  32,343,000
 Advances from Bank                                 $                0  $               0 $   6,691,758  $   6,691,758

Off-balance sheet financial instruments:
 Commitments to extend credit                       $       25,528,246  $      25,528,246 $  26,199,447  $  26,199,447
 Standby letters of credit                          $          761,522  $         761,522 $   1,094,381  $   1,094,381

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

19. FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT ("FDICIA")
     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was enacted into law on December 19, 1991. The statute includes a number of additional supervisory measures. The additional supervisory powers and regulations mandated by FDICIA include a "Prompt Corrective Action" program that permits regulators to take increasingly harsh action against institutions that fail to meet certain new capital-based requirements. Various other sections of FDICIA impose substantial new audit and reporting requirements.

     FDICIA also requires each regulatory agency to institute non-capital safety and soundness standards for each institution it regulates. These standards cover (1) internal controls, (2) loan documentation, (3) credit underwriting,
(4) interest rate exposure, (5) asset growth, (6) compensation, fees and benefits paid to employees, officers and directors, (7) operational and managerial standards, and (8) asset quality, earnings and stock valuation standards for preserving a minimum ratio of market value to book value for publicly traded shares (if feasible). Many of the regulations required by FDICIA have been promulgated by federal regulators. As of December 31, 1997 management of the Bank believes that it is in compliance with the regulations adopted pursuant to FDICIA.

20.  COMMITMENTS AND CONTINGENCIES
     The Bank has outstanding loan commitments of $25.5 million as of December 31, 1997. Of these commitments outstanding, the breakdown between fixed and variable rate loans is as follows:

                                                 DECEMBER 31, 1997
                                   --------------------------------------------
                                        FIXED        VARIABLE
                                        RATE           RATE           TOTAL
                                   -------------  ------------  ---------------
Commitments to fund loans          $   3,647,376  $  1,142,495  $     4,789,871
Unused lines:
    Construction                               0     3,336,430        3,336,430
    Equity line of credit loans                0    17,401,945       17,401,945
                                   -------------  ------------  ---------------
Total                              $   3,647,376  $ 21,880,870  $    25,528,246
                                   =============  ============  ===============

     In addition to outstanding loan commitments, the Bank as of December 31, 1997, issued $762 thousand in standby letters of credit to guarantee performance of a customer to a third party.

     Commitments and standby letters of credit are issued in accordance with the same loan policies and underwriting standards as settled loans. Since some commitments and standby letters of credit are expected to expire without being drawn down, these amounts do not necessarily represent future cash requirements.

21. LITIGATION
     There are no significant pending legal proceedings at December 31, 1997 which will have a material impact on the Corporation's financial position or results of operations.

22.  LOANS TO OFFICERS AND DIRECTORS
     Regulation O provides that all loans to executive officers and directors be made on substantially the same terms and conditions as are available to the general public. On November 11, 1996, Regulation O was amended to allow executive officers to participate in any employee loan rate discount benefit program available to all full-time employees. Since the Bank offers such an employee benefit program, the policy governing loans to executive officers was amended to allow the executive officers to participate in this loan program and thereby receive rate discounts. These changes went into effect on January 1, 1997. The rate discounts are available to employees as long as they are employed at the Bank. If employment is terminated, the rate discount ceases from the date of termination. At December 31, 1997 and 1996, loans made to directors and executive officers whose indebtedness exceeded $60 thousand amounted to $764 thousand and $770 thousand, respectively. During 1997 new loans to these individuals totaled $18 thousand and repayments totaled $24 thousand.

23. EMPLOYEE STOCK OWNERSHIP PLAN
     In connection with the conversion to stock form, the Corporation established an Employee Stock Ownership Plan ("ESOP"), which purchased approximately $660 thousand worth of common stock. In order to make the purchase, the ESOP borrowed approximately $660 thousand on December 8, 1988 from a commercial bank. The debt, which accrues interest at 80% of the commercial bank's base rate, has been guaranteed by the Corporation, and is payable and expensed in ten annual installments of approximately $66 thousand. Additional principal payments may be made from cash dividends paid on the unallocated ESOP shares.

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

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

24. STOCK OPTIONS
     The Corporation has established a stock compensation plan (the "Plan") for executive officers and other selected employees of the Corporation. The Plan consists of incentive stock options intended to qualify under Section 422A of the Internal Revenue Code of 1986. These stock options may be surrendered and stock appreciation rights may be granted in their place, with the approval of the Corporation.

     A total of 111,642 shares of authorized but unissued common stock of the Corporation has been reserved for future issuance under the Plan. The option price per share for options granted may not be less than the fair market value of the common stock on the date of grant. At December 31, 1997, the option exercise prices are $3.88 and $16.00. Options are fully vested at the date of grant and must be exercised within ten years.

     A summary of the status of the Bank's Stock Option Plan as of December 31, 1997, 1996 and 1995 and changes during the years ending on those dates is presented below.

                                                      YEARS ENDED DECEMBER 31,
                               ---------------------------------------------------------------------------
                                     1997                      1996                        1995
                               --------------------    -------------------------     ---------------------
                                          WEIGHTED                    WEIGHTED                   WEIGHTED
                                          AVERAGE                     AVERAGE                    AVERAGE
                                          EXERCISE                    EXERCISE                   EXERCISE
                               SHARES      PRICE           SHARES      PRICE          SHARES      PRICE
                               ------    ----------        ------   ----------        ------   ----------

Outstanding at the
  Beginning of the year        82,151    $     5.65        95,823   $     5.40       100,958   $     3.88
Options granted                     0             0             0            0        12,000        16.00
Options exercised              (1,486)         3.88        (1,250)        3.88       (11,435)        3.88
Options surrendered            (2,000)         3.88       (12,422)        3.88        (5,700)        3.88
                               ------    ----------        ------   ----------        ------   ----------
Outstanding at the
  End of the year              78,665    $     5.72        82,151   $     5.65        95,823   $     5.40
                               ======    ==========        ======   ==========        ======   ==========

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

                                                    DECEMBER 31, 1995
                                        ---------------------------------------
                                            AS REPORTED        PRO FORMA
                                            -----------        ---------
Net Income                               $     4,343,404     $  4,300,435

Basic Earnings per share                           $1.73            $1.72
Diluted Earnings per share                         $1.69            $1.68

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield of 2.35%, expected volatility of 20.64%, discount rate of 6.0% and an expected life of 10 years at December 31, 1995. There were no options granted in 1997 or 1996.

25.  RISKS AND UNCERTAINTIES
     The earnings of the Corporation depend on the earnings of the Bank. The earnings of the Bank depend primarily upon the level of net interest income, which is the difference between interest earned on its interest-earning assets, such as loans and investments and the interest paid on its interest-bearing liabilities, such as deposits and borrowings. Accordingly, the operations of the Bank are subject to risks and uncertainties surrounding its exposure to changes in the interest rate environment.

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

     Significant estimates are made by management in determining the allowance for possible loan losses and carrying values of real estate owned and real estate held for development. Consideration is given to a variety of factors in establishing these estimates including current economic conditions, diversification of the loan portfolio, delinquency statistics, results of loan reviews, borrowers' perceived financial and managerial strengths, the adequacy of underlying collateral, if collateral dependent, or present value of future cash flows and other relevant factors. Since the allowance for possible loan losses and carrying value of real estate assets and real estate held for development is dependent, to a great extent, on the general economy and other conditions that may be beyond the Bank's control, it is at least reasonably possible that the estimates of the allowance for possible loan losses and the carrying values of the real estate assets could differ materially in the near term.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

26.  PARENT COMPANY FINANCIAL INFORMATION
     The financial statements for FMS Financial Corporation are as follows:

                                                                                        DECEMBER 31,
                                                                               ------------------------------
FMS FINANCIAL CORPORATION STATEMENTS OF FINANCIAL CONDITION                     1997                1996
-----------------------------------------------------------                     ----                ----
ASSETS:
 Cash                                                                          $     397,911  $      254,546
 Investment in subsidiary                                                         45,662,960      41,018,186
 Investment securities                                                             1,000,000       1,000,000
 Intercompany receivable, net                                                      1,924,945       1,591,556
 Subordinated Debentures issue costs, net                                            378,460         435,809
 Other                                                                               168,843         168,843
                                                                               -------------  --------------
TOTAL ASSETS                                                                   $  49,533,119  $   44,468,940
                                                                               =============  ==============
LIABILITIES:
 10% Subordinated Debentures due 2004                                          $  10,000,000  $   10,000,000
 Guarantee of employee stock ownership plan debt                                      33,481         106,463
 Dividends payable                                                                   167,154         119,636
 Accrued interest payable                                                            416,667         416,667
                                                                               -------------  --------------
TOTAL LIABILITIES                                                                 10,617,302      10,642,766
                                                                               -------------  --------------

STOCKHOLDERS' EQUITY:
 Preferred stock - $.10 par value 5,000,000 shares authorized; none issued
 Common stock - $.10 par value 10,000,000 shares authorized; shares issued 2,604,370 and 2,602,884 and shares outstanding 2,387,916 and
    2,392,707 as of December 31, 1997 and 1996, respectively                         260,437         260,288
 Paid-in capital in excess of par                                                  8,419,167       8,413,558
 Unrealized gain (loss) on securities available for sale,
    net of deferred income taxes                                                      53,955        (166,152)
 Guarantee of employee stock ownership plan debt                                     (33,481)       (106,463)
 Retained earnings                                                                33,406,060      28,487,903
 Less:Treasury Stock (216,454 and 210,177 shares, at cost at
   December 31, 1997 and 1996, respectively)                                      (3,190,321)     (3,062,960)
                                                                               -------------  --------------
TOTAL STOCKHOLDERS' EQUITY                                                        38,915,817      33,826,174
                                                                               -------------  --------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                     $  49,533,119  $   44,468,940
                                                                               =============  ==============

--------------------------------------------------------------------------------

                                                               YEARS ENDED DECEMBER 31,
                                                    -----------------------------------------------
FMS FINANCIAL CORPORATION STATEMENTS OF OPERATIONS       1997           1996             1995
                                                    -------------  ------------   -----------------

Intercompany interest income                        $     560,750  $    560,750   $         537,030
Interest expense                                       (1,057,348)   (1,057,348)         (1,049,013)
Dividends from subsidiary                               1,400,000     1,400,000           1,350,000
Equity in undistributed income of subsidiary            4,418,909     1,953,576           3,337,233
                                                    -------------  ------------   -----------------
Income before taxes                                     5,322,311     2,856,978           4,175,250
Income tax benefit                                        168,843       168,843             168,154
                                                    -------------  ------------   -----------------
NET INCOME                                          $   5,491,154  $  3,025,821   $       4,343,404
                                                    =============  ============   =================

These statements should be read in conjunction with the other notes related to the consolidated financial statements.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

                                                                         FOR YEARS ENDED DECEMBER 31,
                                                            ------------------------------------------------------
FMS FINANCIAL CORPORATION STATEMENTS OF CASH FLOWS                1997                1996              1995
                                                            ----------------      --------------   ---------------
OPERATING ACTIVITIES
Net income                                                  $      5,491,154      $    3,025,821   $     4,343,404
Adjustments to reconcile net income to net cash provided
   by operating activities:
Equity in undistributed earnings of the subsidiary                (4,418,909)         (1,953,576)       (3,337,233)
Amortization of bond issue costs                                      57,349              57,348            57,348
Decrease in interest payable                                               0                   0           (16,666)
 Decrease (Increase) in intercompany receivable, net                (333,389)          1,452,440          (229,477)
Other operating activities                                            72,982              75,292           (35,136)
                                                                 -----------      --------------   ---------------
 Net cash  provided by operating activities                          869,187           2,657,325           782,240
                                                                 -----------      --------------   ---------------
INVESTING ACTIVITIES
Purchase of marketable security                                            0                   0        (1,000,000)
                                                                 -----------      --------------   ---------------
 Net cash used by investing activities                                     0                   0        (1,000,000)
                                                                 -----------      --------------   ---------------
FINANCING ACTIVITIES
Purchase of treasury stock                                          (127,361)         (1,913,191)         (249,219)
Investment in subsidiary                                              (5,758)             (4,843)          (44,307)
Cash dividends paid on common stock                                 (525,479)           (495,434)         (375,213)
Principal repayment of employee stock ownership plan debt            (72,982)            (75,981)          (75,981)
Proceeds from issuance of stock                                        5,758               4,843            44,307
                                                                 -----------      --------------   ---------------

 Net cash used by financing activities                              (725,822)         (2,484,606)         (700,413)
                                                                 -----------      --------------   ---------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                     143,365             172,719          (918,173)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                         254,546              81,827         1,000,000
                                                                 -----------      --------------   ---------------
CASH AND CASH EQUIVALENTS, END OF YEAR                           $   397,911      $      254,546   $        81,827
                                                                 ===========      ==============   ===============

--------------------------------------------------------------------------------

These statements should be read in conjunction with the other notes related to the consolidated financial statements.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

MANAGEMENT REPORT

To the Federal Deposit Insurance Corporation and the Office of Thrift
Supervision:

FINANCIAL STATEMENTS

Management of FMS Financial Corporation and Subsidiary ("the Corporation") is responsible for the preparation, integrity, and fair presentation of its published consolidated financial statements, and Thrift Financial Report (TFR) filed with the Office of Thrift Supervision, as of December 31, 1997, and for the year then ended. The published consolidated financial statements have been prepared in accordance with generally accepted accounting principles, and the Thrift Financial Report has been prepared in accordance with the Office of Thrift Supervision reporting instructions, and, as such, include some amounts that are based upon judgments and estimates of management.

INTERNAL CONTROL STRUCTURE OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining an effective internal control structure over financial reporting. The system contains monitoring mechanisms and actions are taken to correct deficiencies identified.

There are inherent limitations in the effectiveness of any system of internal control, including the possibility of human error and the circumvention or overriding of controls. Accordingly, even an effective internal control system can provide only reasonable assurance with respect to consolidated financial statement preparation. Further, because of changes in conditions, the effectiveness of an internal control system may vary over time.

Management assessed its internal control structure over financial reporting as of December 31, 1997. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organization of the Treadway Commission. Based on this assessment, management believes that the Corporation maintained an effective internal control structure over financial reporting as of December 31, 1997.

COMPLIANCE WITH LAWS AND REGULATIONS

Management is also responsible for compliance with federal and state laws and regulations concerning dividend restrictions and federal laws and regulations concerning loans to insiders designated by the Federal Deposit Insurance Corporation as safety and soundness laws and regulations.

Management assessed its compliance with the designated laws and regulations relating to safety and soundness. Based on this assessment, management believes that the Corporation has complied, in all significant respects, with the designated laws and regulations related to safety and soundness for the year ended December 31, 1997.



/s/Craig W. Yates                              /s/Channing L. Smith
-------------------------------------          ---------------------------------
Craig W. Yates                                 Channing L. Smith
President and Chief Executive Officer          Vice President and Chief
                                               Financial Officer

FMS Financial Corporation
Burlington, New Jersey
February 9, 1998

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

COOPERS                                           Coopers & Lybrand, L.L.P.
& LYBRAND                                         a professional services firm


REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS OF FMS FINANCIAL CORPORATION:

We have audited the accompanying consolidated statements of financial condition of FMS Financial Corporation and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FMS Financial Corporation and Subsidiary as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

/s/Coopers & Lybrand L.L.P.
---------------------------
2400 Eleven Penn Center
Philadelphia, Pennsylvania
February 9, 1998

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

                             CORPORATE INFORMATION

ANNUAL MEETING
     The 1998 Annual Shareholders' Meeting of FMS Financial Corporation will be held at 10:00 a.m., on the 30th day of April, 1998 at the Riverton Country Club, Highland Avenue off of Route 130, Cinnaminson, New Jersey.

STOCK MARKET INFORMATION
     The common stock of FMS Financial Corporation is traded over-the-counter and is listed on the Nasdaq National Market System under the symbol "FMCO". Daily quotations are included in the Nasdaq National Market stock tables published in the Wall Street Journal and other leading newspapers.

     The number of record holders of common stock of the Corporation as of March 2, 1998 was approximately 790, not including those shares registered in names of various investment brokers held in account for their customers.

     The following table sets forth the range of closing prices, as reported by Nasdaq, for the periods ended December 31, 1997 and 1996:

                                                  1997
                                   ------------------------------------
QUARTER ENDED                          HIGH                   LOW
-------------                          ----                   ---
March 31,                          $        20.750         $     18.375
June 30,                           $        25.500         $     18.750
September 30,                      $        31.500         $     23.500
December 31,                       $        35.500         $     27.250


                                                   1996
                                  -------------------------------------
QUARTER ENDED                          HIGH                   LOW
-------------                          ----                   ---
March 31,                          $        17.500         $     16.250
June 30,                           $        17.500         $     14.750
September 30,                      $        16.500         $     15.500
December 31,                       $        18.250         $     15.500


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

     The Bank's ability to pay dividends or make other capital distributions to the Corporation is also governed by OTS regulations. Under these regulations, "capital distributions" are defined as cash dividends, payments by savings associations to repurchase or otherwise acquire its shares, payments to shareholders of another entity in a cash-out merger, and other distributions charged against capital. An institution that has regulatory capital that is at least equal to its capital requirement and that has not been notified that it "is in need of more than normal supervision," is a Tier 1 institution. A Tier 1 institution is permitted under OTS regulations, after prior notice to (and no objection by) the OTS, to make capital distributions during a calendar year up to 100% of its year to date net income plus the amount that would reduce by one-half its "surplus capital ratio", which is the percentage by which the ratio of its regulatory capital to assets exceeds the ratio of its fully phased-in capital requirement to assets at the beginning of the calendar year. As of December 31, 1997 the Bank was a Tier 1 institution and had available $17.2 million for dividends to the Corporation, subject to nonobjection by the OTS. It is not likely that the Corporation would request a dividend of that magnitude.

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

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

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

MICHAEL J. HAGELGANS
Vice President, Commercial Lending

DOUGLAS B. HALEY
Vice President, Consumer Lending

KAREN R. KOENIG
Vice President, Business Development

NANCY L. PARKER
Vice President, Human Resources

PETER S. SCHOENFELD
Vice President, Investments

KAREN D. SHINN
Vice President,  Operations

FRANK E. SMITH
Vice President, Facilities and Design

MERLE A. BROWN
Security Officer

AMY J. HANNIGAN
Controller

MARCELLA F. HATCHER*
Assistant Secretary

* Officers of Bank and Holding Company

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

MARKET MAKERS
The following companies were making a market in the Corporation's common stock at December 31, 1997:

ADVEST, INC.                                 RYAN BECK & CO.
280 Trumbull Street                          80 Main Street
1 Commercial Plaza                           W. Orange NJ  07052
Hartford, CT  06103                          (973) 597-6000
(203) 541-5441

ROBERT W. BAIRD & CO., INC.                  TRIDENT SECURITIES
4300 W. Cypress Street                       1275 Peachtree Street, NE
Tampa, FL 33607                              Suite 460
(813) 877-4000                               Atlanta, GA  30309
                                             (404) 249-7700

FORM 10-K AND OTHER FINANCIAL INQUIRIES
The Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as filed with the Securities and Exchange Commission will be furnished to shareholders of the Corporation upon written request without charge. Shareholders, analysts and others seeking this and other requests for information relating to stock, annual shareholders' meeting and related matters on FMS Financial Corporation, should contact the Corporate Secretary at the Executive Offices.


TRANSFER AGENT AND REGISTRAR                 AUDITORS
American Stock Transfer and Trust Company    Coopers & Lybrand L.L.P.
40 Wall Street                               2400 Eleven Penn Center
New York, NY  10005                          Philadelphia, PA 19103


SPECIAL COUNSEL
Malizia, Spidi, Sloane & Fisch, P.C.
One Franklin Square
1301 K Street, N.W.
Suite 700 East
Washington, D.C. 20005

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

                                OFFICE LOCATIONS

                      EXECUTIVE AND ADMINISTRATIVE OFFICES
                       3 Sunset Road and 811 Sunset Road
                              Burlington NJ  08016
                                 (609) 386-2400

     MAIN BRANCH
     3 Sunset Road & Route 541
     Burlington,  NJ  08016
     (609) 387-2728

     BEVERLY
     414 Cooper Street
     Beverly, NJ 08010
     (609) 239-4066

     BORDENTOWN
     335 Farnsworth Ave.
     Bordentown, NJ  08505
     (609) 291-8200

     BROWNS MILLS
     93 Pemberton-Browns Mills Road
     Browns Mills, NJ 08015
     (609) 893-5540

     BURLINGTON CITY
     352 High Street
     Burlington, NJ 08016
     (609) 386-4643

     BURLINGTON TOWNSHIP
     809 Sunset Road
     Burlington, NJ 08016
     (609) 387-1150

     DELRAN
     3002 Route 130 North
     Delran, NJ 08075
     (609) 764-3740

     EASTAMPTON
     1191 Woodlane Road
     Eastampton, NJ 08060
     (609) 261-6400

     EDGEWATER PARK
     1149 Cooper Street
     Edgewater Park, NJ 08010
     (609) 387-0046

     LARCHMONT
     3220 Route 38
     Mount Laurel, NJ 08054
     (609) 235-6666

     LUMBERTON
     1636-61 Eayrestown Road and Route 38
     Lumberton, NJ 08048
     (609) 267-6811

     MEDFORD
     200 Tuckerton Road
     Medford, NJ 08055
     (609) 596-4300

     MEDFORD LAKES
     712 Stokes Road
     Medford, NJ 08055
     (609) 654-6373

     MOORESTOWN
     53 East Main Street
     Moorestown, NJ 08057
     (609) 235-0544

     MOUNT LAUREL
     4522 Church Road
     Mount Laurel, NJ 08054
     (609) 235-4445

     RIVERTON
     604 Main Street
     Riverton, NJ 08077
     (609)786-5333

     SOUTHAMPTON
     1841 Route 70
     Southampton, NJ 08088
     (609) 859-2700

     TABERNACLE
     1507 Route 206
     Tabernacle, NJ 08088
     (609) 268-5993

     WILLINGBORO
     399 Charleston Road
     Willingboro, NJ 08046
     (609) 877-2888

     WILLINGBORO EAST
     611 Beverly-Rancocas Road
     Willingboro, NJ 08046
     (609) 871-4900

     WILLINGBORO WEST
     1 Rose Street & Beverly-Rancocas Road
     Willingboro, NJ 08046
     (609) 835-4700