Form 10-K, Exhibit 13
period 1998-12-31
FMS FINANCIAL CORP
filed 1999-03-26
CIK 839845

                                CORPORATE PROFILE

   FMS Financial Corporation is the holding company for Farmers & Mechanics Bank. Farmers & Mechanics Bank, with total assets of $692 million, is the largest community bank headquartered in its primary market area of Burlington County, New Jersey.


   Founded in Burlington City in 1871 under the name of Farmers' and Mechanics' Building and Loan Association, the Bank operates twenty-three banking offices, all of which are in Burlington County, New Jersey.

   The daily stock quotation for FMS Financial Corporation is listed in the Nasdaq National Market System published in The Wall Street Journal, the Philadelphia Inquirer and other leading newspapers under the trading symbol of FMCO.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
Financial Condition: (In Thousands)

------------------------------------------------------------------------------------------------------

December 31,                                    1998        1997         1996 (a)    1995       1994

------------------------------------------------------------------------------------------------------

Assets                                           $691,812   $628,403    $541,710   $501,550   $483,776

Loans receivable and loans held for sale, net     298,603    302,831     306,871    288,400    283,260

Deposits                                          536,310    489,440     453,277    428,809    429,431

Stockholders' equity                               43,469     38,916      33,826     33,053     29,159

Operations: (In Thousands, except earnings per share data)

----------------------------------------------------------------------------------------------------

Year Ended December 31,                         1998        1997      1996 (a)      1995       1994

----------------------------------------------------------------------------------------------------
Interest income                                $46,563    $40,813     $36,841    $35,201    $32,270

Interest expense                                24,869     20,879      18,978     18,041     15,336

Net interest income                             21,694     19,934      17,863     17,160     16,934

Net income                                       5,271      5,491       3,026      4,343      4,455

Basic earnings per common share                   0.73       0.77        0.41       0.58       0.58

Diluted earnings per common share                 0.72       0.75        0.40       0.56       0.56

Dividends declared per common share               0.11       0.08        0.07       0.07          0

Weighted average common shares outstanding       7,204      7,165       7,411      7,512      7,728

Weighted average common shares and common
stock equivalents outstanding                    7,314      7,346       7,573      7,695      7,926

Other Selected Data:

-----------------------------------------------------------------------------------
Year Ended December 31,           1998       1997      1996 (a)     1995      1994
-----------------------------------------------------------------------------------
Net interest rate spread           3.50%     3.60%       3.50%     3.49%     3.64%

Net interest margin                                                          3.72
                                   3.48      3.72        3.66      3.66

Return on average assets           0.85      0.98        0.60      0.89      0.94

Dividend payout ratio             15.28     10.67       17.50     12.43      0.00

Equity-to-asset ratio              6.28      6.19        6.24      6.59      6.03


(a) Includes $2.7 million for the one-time assessment to recapitalize the SAIF.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------



To Our Shareholders:



         Farmers & Mechanics Bank had satisfactory financial results for 1998 and continued to make progress in expanding our branch system and improving customer service.


         Deposits and assets continued to increase, but operating results declined moderately due to the lower interest rate environment and higher operating costs. We have continued to achieve significant growth in our core deposit base of checking and savings accounts. Business and local government deposits have also increased.


         During December, 1998 we changed our computer system from a main frame system which was once again approaching capacity limits to a new client-server PC based system. This "conversion" required a year long process of preparation and training. This change was virtually seamless to our customers but there continues to be further work for our staff on changes and enhancements. The new system will give us greater flexibility and allow further program additions and improvements in the future.


         We are continuing to improve our coverage of the Burlington County market area. During 1998 we increased our branches to 22 with the opening of a temporary branch in Browns Mills and construction of a new branch in Cinnaminson, New Jersey. Early in 1999 we have opened additional branches in Medford Village and Chesterfield, in facilities purchased from larger banks that were consolidating. During April, we will open a temporary branch in Riverside in a recently purchased old bank building that will get extensive further renovation. Later in the year, we plan to begin construction of new branches in Burlington and Pemberton, and remodel and open a branch in Mt. Holly. More branch locations, combined with our long hours and seven day banking, increase our cost of operations and reduce current profitability, but are an important investment in the growth of our franchise.


         Once again, we wish to thank our customers, our staff, and our shareholders for their continued support.




         Sincerely,


         /s/ Craig W. Yates                       /s/ Charles B. Yates
         -------------------------                ------------------------------
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



General
         The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes", "anticipates", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risks associated with the effect of opening a new branch, the ability to control costs and expenses, and general economic conditions. FMS Financial Corporation undertakes no obligation to publicly release the results of any revisions to those forward looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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

Market Risk
         Market risk is the risk of loss from adverse changes in market risk prices and rates. The Bank's market risk arises primarily from interest rate risk inherent in its lending, investment and deposit taking activities. The Bank's profitability is affected by fluctuations in interest rates. A sudden and substantial increase in interest rates may adversely impact the Bank's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent or on the same basis. To that end, management actively monitors and manages its interest rate risk exposure. The Bank does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments, but may do so in the future to mitigate interest rate risk. The Bank's policy allows investment only in securities which have a rating of AA or better. The Bank holds a substantial component of its investment portfolio in mortgage-backed securities and collateralized mortgage obligations (collectively, "MBS"). At the end of 1998, the total investment in MBS amounted to $229 million, or 68% of total investments. These are instruments collateralized by pools of residential and commercial mortgages which return interest and principal payments to the investor. Approximately 39% of the Bank's MBS holdings are U.S. Government Agency securities (GNMA, FNMA and FHLMC), which carry either direct government or quasi-government guarantees and are rated AAA in terms of quality. The Bank also owns non-agency MBS, issued by major financial institutions, which are rated AAA and AA. MBS are generally very liquid issues with major brokerage houses providing ready markets. However, MBS are subject to prepayment and extension risk which can adversely affect their yields and expected maturities. MBS of $1.7 million and $1.2 million were used to secure public funds on deposit at December 31, 1998 and 1997, respectively.

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

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
GAP Table
         The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities and borrowings outstanding at December 31, 1998, which are expected to reprice or mature in each of the future time periods shown. The amount of assets or liabilities shown which reprice or mature during a particular period were determined by the contractual terms or assumed decay rates of the asset or liability. The table assumes prepayments and scheduled principal amortization of fixed-rate loans and mortgage-backed securities, and assumes that adjustable-rate mortgage loans will reprice at contractual repricing intervals. There has been no adjustment for the impact of future loan commitments and loans in process.



FARMERS & MECHANICS BANK         3 Months    3 Months      1 to 3      3 to 5       Over 5
GAP TABLE                         or Less    to 1 year     Years        Years       Years        Total

                                ----------  ----------- ----------- ------------ ----------- --------------

                                                           (Dollars in Thousands)
Interest-earning assets:
Investment securities            $  19,641  $  104,399  $   24,110  $    11,736  $   95,980  $    255,866
Loans                                8,007      56,178      93,860       70,386      74,956       303,387
Mortage-backed securities           15,564      26,236      18,015       11,842      18,936        90,593

                                ----------  ----------- ----------- ------------ ----------- --------------

    Total                           43,212     186,813     135,985       93,964     189,872       649,846

                                ----------  ----------- ----------- ------------ ----------- --------------


Interest-bearing liabilities:
Now, Super Now, Passbook and
    Club accounts                   12,563      27,388      50,179       27,070      53,675       170,875
Money market accounts               11,719      31,393      17,397        3,522       3,659        67,690
Certificates of Deposit             51,580     107,367      51,868       17,594           0       228,409
Borrowings                               0           0      75,000       20,000       4,568        99,568

                                ----------  ----------- ----------- ------------ ----------- --------------

    Total                           75,862     166,148     194,444       68,186      61,902       566,542

                                ----------  ----------- ----------- ------------ ----------- --------------

Interest Rate Sensitivity GAP     (32,650)      20,665  $ (58,459)  $    25,778  $  127,970  $     83,304

                                ==========  =========== =========== ============ =========== ==============

Cumulative Interest Rate
 Sensitivity GAP                  (32,650)     (11,985) $ (70,444)  $   (44,666)  $  83,304

                                ==========  ===========  ========== ============ ===========

Ratio of Interest Rate
    Sensitive Assets to
    Interest Rate Sensitive
    Liabilities                     56.96%     112.44%      69.94%       137.81%     306.73%       114.70%
                                ==========  ===========   ========= ============ =========== ==============

Ratio of Cumulative GAP
    to Total Bank Assets            -4.72%      -1.73%     -10.19%        -6.46%      12.05%

                                ==========  ===========   ========= ============ ===========


         The Bank's analysis of its interest-rate sensitivity incorporates certain assumptions concerning the amortization of loans and other interest-earning assets and the repricing characteristics of deposits. The Bank has made the following assumptions in calculating the values in the GAP table: adjustable-rate mortgage loans have a constant prepayment rate of 21%; fixed-rate mortgage loans have a prepayment rate that is constant through time at 18%; fixed and adjustable rate commercial loans have a constant prepayment rate of 10%; consumer loans have a prepayment rate that is constant over time at 16%; mortgage-backed securities and CMOs and REMICs have a prepayment rate that is constant over time at 21%. Core savings and NOW checking deposits have a decay rate of 17% and money market accounts have a decay rate of 80%. These decay rates are based on FHLB assumption rates using industry experience adjusted by the Bank as needed to reflect our individual experience. The interest-rate sensitivity of the Bank's assets and liabilities illustrated in the table could vary substantially if different assumptions were used or if actual experience differs from the assumptions used.

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

         Interest rate risk exposure is also measured using interest rate sensitivity analysis to determine the Bank's change in NPV in the event of hypothetical changes in interest rates and interest liabilities. If potential changes to NPV and net interest income resulting from hypothetical interest rate changes are not within the limits established. The Board of Directors may direct management to adjust its asset and liability mix to bring interest rate risk within Board approved limits.

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

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
         The Bank also measures its interest rate risk using the OTS's NPV method. NPV is calculated based on the net present value of estimated cash flows utilizing market prepayment assumptions and market rates of interest provided by independent broker quotations and other public sources. An institution's Interest rate risk is measured as the change to its NPV as a result of a hypothetical immediate 200 basis point change in market interest rates. Based on this analysis at December 31, 1998, the Bank would experience a 75 basis point decrease in its NPV as a percent of assets if rates rise by 200 basis points in comparison to a flat rate scenario and a 121 basis point decrease in NPV if rates decline 200 basis points.

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

Average Balances, Interest and
Yields/Rates

                                                                          Years Ended
                                                                          December 31,
                                ------------------------------- --------------------------------  ----------------------------------
                                                  1998                       1997                              1996
                                ------------------------------- --------------------------------  ----------------------------------
                                 Average               Average    Average             Average      Average               Average
                                 Balance    Interest Yield/Rate   Balance  Interest  Yield/Rate    Balance    Interest  Yield/Rate
                                ---------- --------- ----------  --------- --------  -----------  --------- ----------- ------------
                                                                      (Dollars in Thousands)
Interest-earning assets:
    Loans receivable            $ 303,330  $ 24,316     8.02%   $ 310,540  $ 25,038   8.06%      $ 296,276    $ 23,797     8.03%
    Mortgage-backed securities     88,339     6,376     7.22%      97,013     7,062   7.28%        107,268       7,499     6.99%
    Investment securities         231,610    15,871     6.85%     127,937     8,713   6.81%         84,762       5,545     6.54%
                                ---------- --------- --------- ----------- --------- -------    ----------- ----------- ---------
Total interest-earning
      assets                      623,279    46,563     7.47%     535,490    40,813   7.62%        488,306      36,841     7.54%
                                 --------- --------- --------- ----------- --------- -------    ----------- ----------- ---------

Interest-bearing
 liabilities:
    Deposits                      518,023    18,091     3.49%     474,258    17,755   3.74%        429,413      16,176     3.77%
    Borrowings                     98,459     5,721     5.81%      34,776     2,067   5.94%         29,450       1,745     5.93%
    Subordinated debentures        10,000     1,057    10.57%      10,000     1,057  10.57%         10,000       1,057    10.57%
                                ---------- --------- --------- ----------- --------- -------  ------------- ----------- ---------
Total interest-bearing
      liabilities               $ 626,482    24,869     3.97%   $ 519,034    20,879   4.02%        468,863      18,978     4.05%
                                 ========= --------- --------- =========== --------- -------    =========== ----------- ---------
Net interest income                        $ 21,694                        $ 19,934                         $   17,863
                                           =========                       =========                        ===========
Interest rate spread                                    3.50%                         3.60%                                3.50%
                                                     =========                       =======                            =========

Net yield on average
 interest-earning assets                                3.48%                         3.72%                                3.66%
                                                     =========                       =======                            =========
Ratio of average interest-
 earning assets to average
 interest-bearing liabilities                          99.49%                         103.17%                            104.15%
                                                     =========                       =========                         ==========

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
Rate Volume Analysis

         The following table sets forth certain information regarding changes in interest income and interest expense of the Corporation for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in rates; (ii) changes in volume; iii) total change in rate and volume (the combined effect of changes in both volume and rate, not separately identified, has been allocated to rate). Because average balances on loans include non-performing loans which reduce the computed yield, a higher level of non-performing loans affects both the changes due to volume and rate.



                                                                     Years Ended December 31,
                                     ------------------------------------------------------------------------------------------
                                                    1998 vs. 1997                                  1997 vs. 1996
                                     ------------------------------------------      ------------------------------------------
                                                 Increase (Decrease)                             Increase (Decrease)
                                                  Due to change in                                Due to change in
                                     ------------------------------------------      ------------------------------------------
                                        Rate            Volume         Total            Rate           Volume          Total
                                     -----------     -----------     ----------      -----------    -----------     -----------
                                                                           (In Thousands)
Interest income:
     Loans                            $    (141)      $   (581)      $   (722)        $     95       $  1,146        $  1,241
     Mortgage-backed securities             (55)          (631)          (686)             280           (717)           (437)
     Investment securities                   97           7,061         7,158              344          2,824           3,168
                                       --------        -------        -------          -------        -------         -------
     Total change - interest
      income                                (99)         5,849          5,750              719          3,253           3,972
                                       --------        -------        -------          -------        -------         -------
Interest expense:
     Deposits                            (1,302)         1,638            336             (110)         1,689           1,579
     Borrowings                            (131)         3,785          3,654                6            316             322
     Subordinated debentures                  0              0              0                0              0               0
                                       --------        -------        -------          -------        -------         -------
     Total change - interest
      expense                            (1,433)         5,423          3,990             (104)         2,005           1,901
                                       --------        -------        -------          -------        -------         -------
     Net change in net interest
      income                          $   1,334       $    426       $  1,760         $    823       $  1,248        $  2,071
                                       ========        =======        =======          =======        =======         =======


Comparisons of Years Ended December 31, 1998 and 1997.
Net Income

         The Corporation and its subsidiary recorded net income of $5.3 million for the year ended December 31, 1998, or $.72 diluted earnings per share as compared to net income of $5.5 million, or $.75 diluted earnings per share for the year ended December 31, 1997. Net interest income was $21.7 million in 1998 compared to $19.9 million in 1997. Provisions for loan losses were $240 thousand in 1998 compared to $400 thousand in 1997. Other income totaled $2.4 million in 1998 compared to $2.1 million for the same period in 1997. Total operating expenses for the year ended December 31, 1998 were $15.6 million compared to $13.0 million in the previous year. During 1998, the Corporation declared dividends which totaled $.11 per share which resulted in a dividend payout ratio of 15.28%. The ability of the Corporation to pay dividends to shareholders is directly dependent upon the ability of the Bank to pay dividends to the Corporation. See Stockholders' Equity footnote.

Interest Income

         Total interest income increased $5.8 million to $46.6 million in 1998 from $40.8 million in 1997. The increase is attributable to increases in interest income on investment securities of $7.2 million, partially offset by a decrease in interest income on loans of $722 thousand and mortgage-backed securities of $686 thousand.

         The increase in interest income on investment securities was due to a $103.7 million increase in the average balance of investment securities to $231.6 million in 1998 from $127.9 million in 1997. The investment portfolio increased primarily due to the net purchase in 1998 of $131.3 million in collateralized mortgage obligations (CMOs), partially offset by $65.1 million in principal paydowns and $9.6 million net reductions in U.S. Agency notes. The increases in the average balance of investment securities resulted in an increase in interest income of $7.1 million in 1998 from the previous year. Average yields increased to 6.85% in 1998 from 6.81% in 1997, which resulted in an increase in interest income of $97 thousand.

         The average balance of the loan portfolio decreased $7.2 million to $303.3 million in 1998 from $310.5 million in 1997. The decline in loan volume during 1998 resulted in a decrease in interest income of $581 thousand. The average yield on the loan portfolio decreased to 8.02% in 1998 from 8.06% in 1997 which resulted in a decrease in interest income of $141 thousand.

         Interest income on mortgage-backed securities decreased $686 thousand in 1998 primarily due to volume decreases in the portfolio. The average balance of the portfolio decreased $8.7 million to $88.3 million in 1998 from $97.0 million in 1997, resulting in a decrease in interest income of $631 thousand. The decline in the average balance is due to principal paydowns of $32.8 million, partially offset by purchases of $31.1 million during the year. The average yield on the portfolio decreased to 7.22% in 1998 from 7.28% in 1997, which resulted in a decrease in interest income of $55 thousand.

Interest Expense

         Total interest expense increased $4.0 million to $24.9 million in 1998 from $20.9 million in 1997. The increase was due to an increase in interest expense on borrowings and deposits.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
         Interest expense on borrowings increased $3.7 million to $5.7 million in 1998 from $2.1 million in 1997. This increase was due to an increase in the average balance of borrowings, partially offset by a decline in the average rate. The average balance of borrowings increased $63.7 million to $98.5 million in 1998 from $34.8 million in 1997, resulting in a $3.8 million increase in interest expense due to volume. This was primarily the result of a $70.7 million increase in the average balance of repurchase agreements during the year. The average rate on borrowings decreased to 5.81% in 1998 from 5.94% in 1997, resulting in a $131 thousand decrease in interest expense due to rate.

         Interest expense on deposits increased $336 thousand to $18.1 million in 1998 from $17.8 million in 1997. The average balance of deposits increased $43.8 million to $518.0 million in 1998 from $474.3 million in 1997, resulting in an increase in interest expense of $1.6 million. Increases in deposits in 1998 are primarily due to an increase in the average balances of checking accounts of $38.2 million and savings accounts of $11.5 million, partially offset by a decline in the average balance of certificates of deposit of $8.9 million. These increases were partially offset by a decline in the average rate paid on deposits of 25 basis points to 3.49% in 1998 from 3.74% in 1997, resulting in a decrease in interest expense of $1.3 million. The lowering of the average rate on deposits in 1998 was due to an increase in the average balance of non-interest "Free Personal Checking" and "Free Business Checking" accounts of $19.7 million.

Provision For Loan Losses

         The provision for loan losses decreased $160 thousand to $240 thousand in 1998 from $400 thousand in 1997. The determination of the allowance level for loan losses is based on management's analysis of risk characteristics of various classifications of loans, previous loan loss experience, estimated fair value of the underlying collateral and current economic conditions. The Corporation will continue to monitor its allowance for loan losses and make future adjustments to the allowance through the provision for loan losses as economic conditions dictate. Although the Corporation maintains its allowance for loan losses at a level that it considers to be adequate to provide for the inherent risk of loss in its loan portfolio, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods due to the higher degree of credit risk which might result form the change in the mix of the loan portfolio.

Other Income (Expense)

         Other income from operations increased $280 thousand to $2.4 million in 1998 compared with $2.1 million in 1997.

         Loss on disposal of fixed assets of $210 thousand relates to the write-off of obsolete computer hardware and software due to the computer system conversion completed during 1998.

         Real estate owned operations, net in 1998 resulted in a loss of $64 thousand, which was comprised of $57 thousand in real estate owned operating expenses, $108 thousand of provisions for loss on real estate, net of charge-offs, and realized gains of $101 thousand on the sale of real estate owned properties.

         Service charges on accounts increased $165 thousand to $2.4 million in 1998 from $2.2 million in 1997. The increase is the result of additional retail banking fees due to higher transaction volume during the year.

Operating Expenses

         Total operating expenses increased $2.6 million to $15.6 million in 1998 from $13.0 million in 1997.

         Salaries and benefits increased $1.7 million to $9.0 million in 1998 from $7.3 million in 1997. The increase was due to additional staff in the new branches opened during the year as well as an increase in branch staff for extended weekday hours until 9:00 p.m. Average full time equivalent employees during 1998 were 335 as compared to 299 during 1997.

         Occupancy and equipment expense increased $281 thousand to $3.0 million in 1998 from $2.7 million in 1997. This increase is due to additional depreciation and occupancy expenses on two new branches opened in 1998, as well as other facility and equipment additions and improvements during the year.

         Purchased services expense increased $232 thousand to $1.3 million in 1998 from $1.1 million in 1997. Check processing costs increased $101 thousand and MAC charges increased $94 thousand due to higher transaction volume in 1998.

         Advertising expense increased by $77 thousand to $206 thousand in 1998 from $129 thousand in 1997. The Bank has engaged in a newspaper advertising campaign emphasizing our twenty-three branch locations and increased hours of operations.

Comparisons of Years Ended December 31, 1997 and 1996.
Net Income

         The Corporation and its subsidiary recorded net income of $5.5 million for the year ended December 31, 1997, or $.75 diluted earnings per share as compared to net income of $3.0 million, or $.40 diluted earnings per share for the year ended December 31, 1996. Net interest income was $19.9 million in 1997 compared to $17.9 million in 1996. Provisions for loan losses were $400 thousand in 1997 compared to $120 thousand in 1996. Other income totaled $2.1 million in 1997 compared to $2.3 million for the same period in 1996. Total operating expenses for the year ended December 31, 1997 were $13.0 million compared to $15.7 million in the previous year which included $2.7 million for the one-time special assessment to recapitalize the Savings Association Insurance Fund. During 1997, the Corporation declared dividends which totaled $.08 per share which resulted in a dividend payout ratio of 10.67%. The ability of the Corporation to pay dividends to shareholders is directly dependent upon the ability of the Bank to pay dividends to the Corporation. See Stockholders' Equity footnote.

Interest Income

         Total interest income increased $4.0 million to $40.8 million in 1997 from $36.8 million in 1996. The increase is

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
attributable to increases in interest income on investment securities of $3.2 million and loans of $1.2 million, partially offset by a decrease in interest income on mortgage-backed securities of $437 thousand.

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

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
         Occupancy and equipment expense increased $174 thousand to $2.7 million in 1997 from $2.5 million in 1996. This increase is due to additional depreciation and occupancy expenses on two new branches opened in 1997, as well as other facility and equipment additions and improvements during the year.

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

         Advertising expense increased by $86 thousand to $129 thousand in 1997 from $43 thousand in 1996. The Bank has engaged in a newspaper advertising campaign emphasizing our branch locations and increased hours of operations.

Impact of Inflation and Changing Prices

         Unlike most industrial companies, substantially all the assets of the Corporation are monetary in nature. As a result, interest rates have a greater impact on the Corporation's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Year 2000

         The Year 2000 issue concerns the potential impact of historic computer software code that only utilizes two digits to represent the calendar year (e.g. "99" for "1999"). Software so developed could produce inaccurate or unpredictable results upon the change to January 1, 2000, when current and future dates represent a lower two digit year number than dates in the prior century. The Bank, similar to most financial institutions, is significantly subject to the potential impact of the "Year 2000 issue" due to the nature of financial information. Potential impact to the Bank may arise from software, hardware, and equipment both within the Bank's direct control and outside of the Bank's ownership, yet with which the Bank electronically or operationally interfaces (e.g. vendors providing credit bureau information). The Bank has a year 2000 compliance program in place to ensure that all software applications will be year 2000 certified compliant. The program includes Year 2000 committees consisting of directors and executive officers of the Bank. The purpose of the committees are to oversee and manage the year 2000 compliance program providing regular reports to the Board of Directors detailing progress with the Year 2000 issue. Management expects that it will be able to satisfy year 2000 compliance issues by the end of 1999. Management intends to perform testing on all systems throughout 1999.

         The Bank replaced its core bank processing systems in December 1998 as the existing systems had reached their limit in capacity and function. The new systems provide Year 2000 compliance.

         The Bank has established a written Year 2000 Contingency Plan for all vital mission critical applications. It states both the plans in the event of non-compliance and the dates in which the contingency plans will be put into effect. The scope of the plan includes five phases. They are as follows:
Awareness, Assessment, Renovation, Validation, and Implementation. As defined by the Federal Financial Institutions Examination Council and the banking regulatory agencies which regulate the Bank.

         The Assessment of the impact of the Year 2000 issues on the Bank's computer systems has been completed. Based on the assessment the Bank has identified and prioritized those Systems deemed to be mission critical or those that have significant impact on normal operations.

         The Bank has contacted all significant vendors and suppliers regarding their Year 2000 readiness. These third party vendors have delivered written assurance that they are or expect to be Year 2000 prior to the end of 1999. Their progress in meeting their targeted scheduled readiness is being monitored for any indication that they may not be able to address their Year 2000 problems in a timely fashion. Management testing on all banking systems is progressing according to plan. Mission critical testing began in the second quarter of 1998 and will continue through the first quarter of 1999. At the current time management estimates its Year 2000 readiness is 80%. The following table provides a summary of the current status of the five phases involved in our Year 2000 readiness Plan.

                         Percent     Projected Date
Project Phase            Complete    of Completion    Comments
--------------------------------------------------------------
Awareness                  100%       Complete
Assessment                  85%       March 1999     On Schedule
Renovation                  85%       March 1999     On Schedule
Validation                  85%       June 1999      On Schedule
Implementation              80%       June 1999      On Schedule
Overall Completion          80%       June 1999      On Schedule

         The Bank has thus far primarily used and expects to continue to use internal resources to implement its readiness plan. At this time management currently estimates Year 2000 compliance costs at between $50,000 and $150,000 of which $48,000 was expensed in 1998. The Bank does not expect that these cost will be material to its financial condition or results of operation. Non-compliance with the Year 2000 issue could have an adverse affect on the operation of the business. Successful and timely completion of the Year 2000 compliance are based upon management's best estimates, which were derived

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
using numerous assumptions of future events which are inherently uncertain including the continued availability of certain resources, the progress and results of the Bank's testing plans, and all vendors, suppliers and customer readiness.

         Based upon current information management has determined that the year 2000 issues will not pose significant operational problems for its Systems. This is based on the ability of the Bank to renovate, in a timely manner, the products and services on which the Bank's Systems rely. Bank management believes, based on information and testing results from our mission critical vendors, that these systems are and it is anticipated will remain Year 2000 compliant. The will continue to monitor compliance of the mission critical systems.

         The Bank is in the process of updating contingency plans for each critical system, in the event one of those systems fail, despite our best efforts. The Bank's contingency plans to provide resources during the weekend of December 31, 1999 and for a period of time afterward. It is anticipated that the Bank, and or its vendors will be able to overcome any unforeseen problems associated with the millennium change.

Liquidity and Capital Resources

         The Bank's liquidity is a measure of its ability to fund loans, withdrawals of deposits and other cash outflows in a cost effective manner. The Bank's primary sources of funds are deposits and scheduled amortization and prepayments of loan principal. The Bank also obtains funds from the sale and maturity of investment securities and short-term investments as well as the maturity of mortgage-backed securities and funds provided by operations. During the past several years, the Bank has used such funds primarily to meet its ongoing commitments to fund maturing time deposits and savings withdrawals, to fund existing and continuing loan commitments and to maintain liquidity. While the Bank has been able to fund its operations internally during recent periods, it has periodically supplemented its liquidity needs with securities sold under agreements to repurchase (repurchase agreements) and advances from the Federal Home Loan Bank of New York (FHLB). At December 31, 1998 the Bank had $80.0 million in repurchase agreements and $16.4 million in advances from the FHLB of New York. While loan payments, maturing investments and mortgage-backed securities are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Bank's liquidity is also influenced by the level of demand for funding loan originations. Liquidity may be adversely affected by unexpected deposit outflows, excessive interest rates paid by competitors, adverse publicity relating to the Banking industry and similar matters. Management monitors projected liquidity needs and determines the level desirable, based in part on the Company's commitment to make loans and management's assessment of the Company's ability to generate funds. The Company is also subject to federal regulations that impose certain minimum capital requirements.

         The Bank is required under applicable federal regulations to maintain a specified level of "liquid investments", which include certain United States government and federal agency securities and other approved investments. Regulations currently in effect require the Bank to maintain liquid assets of not less than 4% of its withdrawable accounts plus short-term borrowings. These levels are changed from time to time by the regulators to reflect the current economic conditions. The Bank has generally maintained liquidity in excess of the required level. The Office of Thrift Supervision ("OTS") on November 24, 1997 changed the definition and calculation of liquidity. The December 31, 1998 regulatory liquidity number of 31.35% reflects these changes.

         The amount of certificate accounts which are scheduled to mature during the twelve months ending December 31, 1999 is approximately $158 million. To the extent these deposits do not remain at the Bank upon maturity, the Bank believes it can replace these funds with deposits, FHLB advances or outside borrowings. It has been the Bank's experience that a substantial portion of such maturing deposits remain with the Bank.

         At December 31, 1998, the Bank had loan commitments outstanding of $29.8 million, of which $6.6 million were for fixed-rate loans and $23.2 million were for adjustable-rate loans. Funds required to fulfill the commitments are derived primarily from loan repayments, net deposit inflows or, when appropriate, borrowings.

         Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") the Bank must have core capital equal to 4% of assets, of which 2% must be tangible capital, excluding goodwill. FIRREA also established risk-based capital standards. In measuring the Bank's compliance with FIRREA capital standards, the Bank must deduct from its regulatory capital calculation investments in, and advances to, subsidiaries engaged in activities not permissible for national banks. At December 31, 1998, the Bank exceeded all three required regulatory capital levels. At December 31, 1998, the Bank's regulatory tangible and core capital was $48.4 million or 7.02% of total bank assets and risk-based capital was $51.5 million or 18.13% of risk-weighted assets.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
Consolidated Summary of Quarterly Earnings (Unaudited)

The following table presents summarized quarterly data for 1998 and 1997:



----------------------------------------------------------------------------------------------------------
                                                1st          2nd          3rd         4th         Total
1998                                          Quarter      Quarter       Quarter       Quarter      Year
-----------------------------------------------------------------------------------------------------------
                                                     (In Thousands, except per share amounts)
Total interest income                      $    11,424  $    11,805  $    11,748  $    11,586  $   46,563
Total interest expense                           6,136        6,365        6,290        6,078      24,869
                                          ------------- ------------ ------------ ------------ -----------
Net interest income                              5,288        5,440        5,458        5,508      21,694
Provision for loan losses                           60           60           60           60         240
                                          ------------- ------------ ------------ ------------ -----------
Net interest income after provision
    for loan losses                              5,228        5,380        5,398        5,448      21,454
Total other income                                 605          536          590          650       2,381
Total operating expenses                         3,892        3,820        3,814        4,054      15,580
                                          ------------- ------------ ------------ ------------ -----------
Income before income taxes                       1,941        2,096        2,174        2,044       8,255
Federal and state income taxes                     700          761          785          738       2,984
                                          ------------- ------------ ------------ ------------ -----------

Net income                                 $     1,241  $     1,335  $     1,389  $     1,306  $    5,271
                                          ============= ============ ============ ============ ===========

Basic earnings per common share            $      0.17  $      0.19  $      0.19  $      0.18  $     0.73
                                          ============= ============ ============ ============ ===========

Diluted earnings per common share          $      0.17  $      0.18  $      0.19  $      0.18  $     0.72
                                          ============= ============ ============ ============ ===========




----------------------------------------------------------------------------------------------------------
                                                1st          2nd          3rd          4th        Total
1997                                          Quarter      Quarter      Quarter      Quarter       Year
----------------------------------------------------------------------------------------------------------
                                                     (In Thousands, except per share amounts)
Total interest income                      $     9,744  $    10,080  $    10,267  $    10,722  $   40,813
Total interest expense                           4,978        5,092        5,184        5,625      20,879
                                          ------------- ------------ ------------ ------------ -----------
Net interest income                              4,766        4,988        5,083        5,097      19,934
Provision for loan losses                           30           50           60          260         400
                                          ------------- ------------ ------------ ------------ -----------
Net interest income after provision
    for loan losses                              4,736        4,938        5,023        4,837      19,534
Total other income                                 582          569          542          408       2,101
Total operating expenses                         3,204        3,221        3,384        3,208      13,017
                                          ------------- ------------ ------------ ------------ -----------
Income before income taxes                       2,114        2,286        2,181        2,037       8,618
Federal and state income taxes                     766          829          787          745       3,127
                                          ------------- ------------ ------------ ------------ -----------

Net income                                 $     1,348  $     1,457  $     1,394  $     1,292  $    5,491
                                          ============= ============ ============ ============ ===========

Basic earnings per common share            $      0.19  $      0.20  $      0.19  $      0.19  $     0.77
                                          ============= ============ ============ ============ ===========

Diluted earnings per common share          $      0.18  $      0.20  $      0.19  $      0.18  $     0.75
                                          ============= ============ ============ ============ ===========


                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
--------------------------------------------------------------------------------

December 31,                                                       1998                   1997
--------------------------------------------------------------------------------------------------
ASSETS
--------------------------------------------------------------------------------------------------
     Cash and amounts due from depository institutions    $       18,142,316    $      11,637,181
     Interest-bearing deposits                                             0              826,823
     Short term funds                                             11,754,075              167,618
                                                         --------------------   ------------------
        Total cash and cash equivalents                           29,896,391           12,631,622
     Investment securities held to maturity                      129,417,826          112,349,476
     Investment securities available for sale                    109,833,133           80,338,661
     Loans, net                                                  298,603,223          302,831,031
     Mortgage-backed securities held to maturity                  90,592,647           92,020,517
     Accrued interest receivable:
        Loans                                                      1,839,217            1,750,966
        Mortgage-backed securities                                   633,667              715,981
        Investments                                                2,371,410            1,934,925
     Federal Home Loan Bank stock                                  4,861,410            3,630,800
     Real estate held for development, net                           644,487              644,487
     Real estate owned, net                                          167,541              446,361
     Office properties and equipment, net                         19,292,247           15,692,055
     Deferred income taxes                                         2,015,772            1,507,307
     Excess cost over fair value of net assets acquired              164,969              469,444
     Prepaid expenses and other assets                             1,156,573            1,061,125
     Subordinated debentures issue costs, net                        321,113              378,460

                                                         --------------------     ----------------
TOTAL ASSETS                                              $      691,811,626    $     628,403,218
                                                         ====================   ==================
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------------------------------------
Liabilities:
     Deposits                                             $      536,309,623    $     489,439,980
     Securities sold under agreements to repurchase               80,000,000           60,000,000
     Advances from the Federal Home Loan Bank                     16,368,321           24,496,476
     10% Subordinated debentures, due 2004                        10,000,000           10,000,000
     Guarantee of employee stock ownership plan debt                       0               33,481
     Advances by borrowers for taxes and insurance                 2,259,435            2,192,541
     Accrued interest payable                                      1,304,742            1,114,304
     Dividends payable                                               216,953              167,154
     Other liabilities                                             1,883,887            2,043,465
                                                          -------------------   ------------------
     Total liabilities                                           648,342,961          589,487,401
                                                          -------------------   ------------------

Commitments and contingencies
Stockholders' Equity:
     Preferred stock - $.10 par value 5,000,000
     shares  authorized;  none issued
     Common stock - $.10 par value 10,000,000 shares
      authorized; shares issued 7,897,191* and 2,604,370,
      and shares outstanding 7,231,767* and 2,387,916 as
      of December 31, 1998 and 1997, respectively                    789,719              260,437
     Paid-in capital  in excess of par*                            8,216,820            8,419,167
     Unrealized (loss)gain on securities available for
     sale - net of deferred income taxes                             (21,793)              53,955
     Guarantee of employee stock ownership plan debt                       0              (33,481)
     Retained earnings                                            37,860,291           33,406,060
     Less:  Treasury stock (665,424* and 216,454 shares,
      at cost,  as of December 31, 1998 and 1997,
      respectively)                                               (3,376,372)          (3,190,321)
                                                         --------------------   ------------------
Total stockholders' equity                                        43,468,665           38,915,817
                                                         --------------------   ------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $      691,811,626    $     628,403,218
                                                         ====================   ==================

 * Common stock, paid-in capital in excess of par and treasury stock at December 31, 1998 reflect a three-for-one stock split paid in July 1998.

See notes to consolidated financial statements.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

--------------------------------------------------------------------------------------------------
Years Ended December 31,                                    1998            1997            1996
--------------------------------------------------------------------------------------------------
INTEREST  INCOME:
Interest income on:
     Loans                                          $   24,315,646  $   25,037,855  $  23,797,512
     Mortgage-backed securities                          6,375,729       7,062,459      7,499,231
     Investments                                        15,871,239       8,712,928      5,544,668
                                                    --------------- --------------- --------------
Total interest income                                   46,562,614      40,813,242     36,841,411
                                                    --------------- --------------- --------------
INTEREST EXPENSE:
Interest expense on:
     Deposits                                           18,090,683      17,754,531     16,176,223
     Borrowings                                          5,720,876       2,066,929      1,745,032
     Subordinated debentures                             1,057,348       1,057,348      1,057,348
                                                    --------------- --------------- --------------
Total interest expense                                  24,868,907      20,878,808     18,978,603
                                                    --------------- --------------- --------------
NET INTEREST INCOME                                     21,693,707      19,934,434     17,862,808
PROVISION FOR LOAN LOSSES                                  240,000         400,000        120,000
                                                    --------------- --------------- --------------
NET INTEREST INCOME AFTER PROVISION
    FOR LOAN LOSSES                                     21,453,707      19,534,434     17,742,808
                                                    --------------- --------------- --------------
OTHER INCOME (EXPENSE):
     Loan service charges and other fees                   147,080         170,766        219,639
     Gain on sale of loans                                   5,423           9,804          8,432
     Gain on sale of investment securities                       0           1,711         54,406
     Loss on disposal of fixed assets                     (209,935)              0              0
     Loss from real estate held for development                  0        (200,000)             0
     Real estate owned operations, net                     (64,215)       (179,879)      (174,503)
     Service charges on accounts                         2,369,112       2,204,167      1,946,307
     Other income                                          133,584          94,664        199,097
                                                    --------------- --------------- --------------
Total other income (expense)                             2,381,049       2,101,233      2,253,378
                                                    --------------- --------------- --------------
OPERATING EXPENSES:
     Salaries and employee benefits                      8,971,707       7,319,822      7,043,584
     Occupancy and equipment                             2,996,435       2,715,513      2,541,296
     Purchased services                                  1,303,637       1,071,697        916,803
     Federal deposit insurance premiums                    294,912         232,739        946,594
     SAIF recapitalization assessment                            0               0      2,720,765
     Professional fees                                     369,987         331,436        285,972
     Advertising                                           206,120         129,278         42,956
     Other                                               1,436,937       1,216,951      1,192,896
                                                    --------------- --------------- --------------
Total operating expenses                                15,579,735      13,017,436     15,690,866
                                                    --------------- --------------- --------------
INCOME BEFORE INCOME TAXES                               8,255,021       8,618,231      4,305,320
INCOME TAXES:
Current                                                  3,293,115       3,195,477      2,044,225
Deferred                                                  (309,582)        (68,400)      (764,726)
                                                    --------------- --------------- --------------
Total income taxes                                       2,983,533       3,127,077      1,279,499

NET INCOME                                          $    5,271,488  $    5,491,154  $   3,025,821
                                                    =============== =============== ==============
 BASIC EARNINGS PER COMMON SHARE*                            $0.73           $0.77          $0.41
                                                    =============== =============== ==============
 DILUTED EARNINGS PER COMMON SHARE*                          $0.72           $0.75          $0.40
                                                    =============== =============== ==============
Weighted average common shares outstanding*              7,203,862       7,165,455      7,411,083
Potential dilutive effect of the exercise
 of stock options*                                         109,779         180,864        161,862
                                                    --------------- --------------- --------------
Adjusted weighted average common shares outstanding*     7,313,641       7,346,319      7,572,945
                                                    =============== =============== ==============

* Basic and diluted earnings per common share, weighted average common shares outstanding and the potential dilutive effect of the exercise of stock options were restated to reflect a three-for-one stock split paid in July 1998.

See notes to consolidated financial statements.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

------------------------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                                       1998                  1997                 1996
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income                                                              $  5,271,488       $   5,491,154      $   3,025,821
Adjustments  to  reconcile   net  income  to
  net  cash  provided  by  operating
  activities:
Provision for loan losses                                                    240,000             400,000            120,000
Depreciation and amortization                                              1,999,005           1,876,773          1,639,469
Provision for real estate owned                                              108,102             142,630            124,315
Provision for real estate held for development                                     0             200,000                  0
Realized (gains) and losses on:
    Sale of loans and loans held for sale                                     (5,423)             (9,804)            (8,432)
    Sale of investments available for sale                                         0              (1,711)           (54,406)
    Disposal and sale of fixed assets                                        209,935               7,122              7,240
    Sale of real estate owned                                               (101,349)            (10,630)             8,235
Proceeds from sale of loans held for sale                                          0             101,625            112,226
Loans originated for sale                                                          0            (100,000)          (110,000)
Increase in accrued interest receivable                                     (442,422)           (770,837)           (24,702)
Increase in prepaid expenses and other assets                                (95,448)           (171,226)          (120,213)
Increase (Decrease) in accrued interest payable                              190,438             253,759           (27,911)
(Decrease) Increase in other liabilities                                     (61,539)            (46,544)           241,148
Provision for deferred income taxes                                         (465,972)            (67,530)          (705,382)
Other                                                                         33,481              72,982             75,981
                                                                         ------------       -------------      ------------
    Net cash provided by operating activities                              6,880,296           7,367,763          4,303,389
                                                                         ------------       -------------      ------------
INVESTING ACTIVITIES:
Proceeds from sale of:
    Education loans                                                        1,658,700             953,442            846,443
    Real estate held for development                                               0             333,245                  0
    Real estate owned                                                        603,095              75,630            396,519
    Office property and equipment                                                  0                   0              1,700
Principal collected and proceeds from maturities of investment
  investment securities held to maturity                                 294,889,937         265,776,982        157,566,650
Proceeds from maturities of investment
  securities available for sale                                           86,593,751          11,942,666         16,327,791
Principal collected and proceeds from
  maturities of mortgage-backed securities                                32,754,399          33,458,783         32,335,567
Principal collected on loans, net                                         60,258,471          53,020,808         52,372,663
Longer-term loans originated or acquired, net                            (58,185,394)        (50,305,474)       (72,113,495)
Purchase of investment securities and mortgage-
  backed securities held to maturity                                    (343,502,524)       (320,005,763)      (199,107,774)
Purchase of investment securities available for sale                    (116,472,554)        (78,570,231)       (26,797,361)
(Purchase) Redemption of Federal Home Loan Bank stock                     (1,230,610)            (10,200)           437,500
Purchase of office property and equipment                                 (4,912,791)         (2,077,581)        (3,271,960)
Net cash received from deposit and branch purchase, net                            0                   0          9,044,846
                                                                         ------------       -------------      ------------
    Net cash used by investing activities                                (47,545,520)        (85,407,693)       (31,960,911)
                                                                         ------------       -------------      ------------
FINANCING ACTIVITIES:
Net increase in demand deposits and savings accounts                      61,509,157          27,376,384          3,813,048
Net (decrease) increase in time deposits                                 (14,639,514)          2,095,304         11,470,940
Net (decrease) increase in FHLB advances and advances from Bank           (8,128,155)         (8,053,524)        14,741,758
Proceeds from securities sold under agreement to repurchase               20,000,000          60,000,000                  0
Principal repayment of employee stock ownership plan debt                    (33,481)            (72,982)           (75,981)
Increase in advances from borrowers for taxes and insurance                   66,894              53,903             45,508
Purchase of treasury stock                                                  (186,051)           (127,361)        (1,913,191)
Dividends paid on common stock                                              (767,461)           (525,479)          (495,434)
Net proceeds from issuance of common stock                                   108,604               5,758              4,843
                                                                         ------------       -------------      ------------
    Net cash provided by financing activities                             57,929,993          80,752,003         27,591,491
                                                                         ------------       -------------      ------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                          17,264,769           2,712,073            (66,031)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                              12,631,622           9,919,549          9,985,580
                                                                         ------------       -------------      ------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                  $ 29,896,391       $  12,631,622      $   9,919,549
                                                                         ============       =============      ============
Supplemental Disclosures:
    Cash paid for:
       Interest on deposits, advances, and other borrowings             $ 24,678,469       $  20,625,049      $  19,006,514
       Income taxes                                                        2,906,347           3,456,506          1,647,476
    Non cash investing and financing activities:
       Dividends declared and not paid at year end                           216,953             167,154            119,636
       Non-monetary transfers from loans to real estate acquired
         through foreclosure                                                 331,028              32,435            481,833

See notes to consolidated financial statements.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------------------------------------
                                                                                     Guarantee of
                                                                                       employee
                                                                         Accumulated    stock                               Total
                                    Common shares   Common   Paid-in    comprehensive ownership   Retained    Treasury Stockholders'
                                     outstanding    stock    capital       income     plan debt   earnings      stock      Equity
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1995          2,505,756   $260,163 $8,408,840 $ (236,154)$ (182,444) $25,951,864 $(1,149,769)  $33,052,500
Net Income                                                                                      3,025,821                 3,025,821
Other comprehensive income, net of tax
  Unrealized gain on securities
    available for sale                                                     70,002                                            70,002
                                                                                                                          ---------
Total comprehensive income                                                                                                3,095,823

Dividends declared                                                                               (489,782)                 (489,782)
Decrease in guarantee of employee
    stock ownership plan debt                                                         75,981                                 75,981
Exercise of stock options                  1,250        125      4,718                                                        4,843
Purchase of common stock                (114,299)                                                          (1,913,191)   (1,913,191)

------------------------------------------------------------------------------------------------------------------------------------

Balances at December 31, 1996          2,392,707    260,288  8,413,558   (166,152)  (106,463)  28,487,903  (3,062,960)   33,826,174
Net Income                                                                                      5,491,154                 5,491,154
Other comprehensive income, net of tax
  Unrealized gain on securities
    available for sale                                                    220,107                                           220,107
                                                                                                                          ---------
Total comprehensive income                                                                                                5,711,261

Dividends declared                                                                               (572,997)                 (572,997)
Decrease in guarantee of employee
    stock ownership plan debt                                                         72,982                                 72,982
Exercise of stock options                  1,486        149      5,609                                                        5,758
Purchase of common stock                  (6,277)                                                            (127,361)     (127,361)

------------------------------------------------------------------------------------------------------------------------------------

Balances at December 31, 1997          2,387,916    260,437  8,419,167     53,955    (33,481) $33,406,060  (3,190,321)   38,915,817
Net Income                                                                                      5,271,488                 5,271,488
Other comprehensive income, net of tax
  Unrealized gain (loss) on securities
  available for sale                                                      (75,748)                                          (75,748)
                                                                                                                          ---------
Total comprehensive income                                                                                                5,195,740

Dividends declared                                                                               (817,257)                 (817,257)
Decrease in guarantee of
    employee stock ownership plan debt                                                33,481                                 33,481
Exercise of stock options                 47,451      4,745    103,859                                                      108,604
Tax benefit from gains on stock
     options exercised                                         218,331                                                      218,331
Purchase of common stock                  (5,354)                                                            (186,051)     (186,051)
Three-for-one stock split              4,801,754    524,537   (524,537)                                                           0
------------------------------------------------------------------------------------------------------------------------------------

Balances at December 31, 1998          7,231,767   $789,719 $8,216,820 $  (21,793)$        0  $37,860,291 $(3,376,372)   43,468,665
------------------------------------------------------------------------------------------------------------------------------------


                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
FMS FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, and 1996
--------------------------------------------------------------------------------

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

Cash and Cash Equivalents

         Cash and cash equivalents include cash and amounts due from depository institutions, interest-bearing deposits with an original maturity of 90 days or less, money market funds and federal funds sold. Cash and cash equivalents exclude reverse repurchase agreements which are generally classified as investments held to maturity. Generally, federal funds are purchased and sold for one-day periods. The Bank is required to maintain certain average reserve balances as established by the Federal Reserve Bank. The amount of those balances for the reserve computation periods which include December 31, 1998 and 1997 were $11.0 million and $6.8 million, respectively. These requirements were satisfied through the balance of vault cash and a balance at the Federal Home Loan Bank.

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

Allowance for Possible Loan Losses

         An allowance for possible loan losses is maintained at a level that management considers adequate to provide for potential losses based upon the portfolio's past loss experience, current economic conditions and other relevant factors. When collection of a loan's principal balance or portion thereof is considered doubtful, management charges the allowance for possible loan losses based on their assessment of the loan's underlying collateral, if collateral dependent, or present value of

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
estimated future cash flows. While management uses the best information available to make evaluations about the adequacy of the allowance for loan losses, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making evaluations.

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

Loans Serviced for Others

         Servicing loans for others generally consists of collecting mortgage payments, disbursing payments to investors and processing foreclosures. Loan servicing income is recorded upon receipt and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. The total amount of loans being serviced for the benefit of others was $20.4 million and $25.6 million at December 31, 1998 and 1997, respectively. Loan servicing fee income was approximately $70 thousand, $83 thousand and $98 thousand for the years ended December 31, 1998, 1997 and 1996, respectively.

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

Reclassifications

         Certain items in the 1997 and 1996 consolidated financial statements have been reclassified to conform with the presentation in the 1998 consolidated financial statements.

Earnings Per Share

         Statement of Financial Accounting Standards No. 128 (SFAS No. 128), "Earnings per Share", requires the dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to Opinion 15. The Corporation has presented both basic and diluted earnings per share as well as the reconciliation of the denominator in the consolidated statement of operations.

         Basic and diluted earnings per share and weighted average common shares outstanding and common stock equivalents have been retroactively restated to reflect the increased number of common shares resulting from the three-for-one stock split that was paid to shareholders on July 14, 1998. A total of 5,245,370 additional shares were issued in conjunction with the stock split. The par value of the Corporation's stock remained unchanged. As a result, $524,537 was transferred from paid-in capital in excess of par to common stock.

2. INVESTMENT SECURITIES HELD TO MATURITY

     A comparison of amortized cost and estimated market value of investment securities held to maturity at December 31, 1998 and 1997 are as follows:

                                            December 31, 1998
                      ---------------------------------------------------------
                                       Gross            Gross        Estimated
                       Amortized    Unrealized       Unrealized       Market
                         Cost          Gains          (Losses)         Value
--------------------------------------------------------------------------------
U.S. Gov't Agencies  $   78,291,686 $    151,165  $  (201,073)  $   78,241,778
Municipal bonds           3,823,802        2,833            0        3,826,635
CMOs                     47,302,338       53,888      (59,017)      47,297,209
-------------------------------------------------------------------------------
Total                $  129,417,826 $    207,886  $  (260,090)  $  129,365,622
-------------------------------------------------------------------------------

                                           December 31, 1997
                       ---------------------------------------------------------
                                       Gross         Gross        Estimated
                       Amortized    Unrealized    Unrealized       Market
                         Cost          Gains       (Losses)         Value
--------------------------------------------------------------------------------
U.S. Gov't Agencies  $   79,347,265 $    220,876  $   (70,550)  $   79,497,591
Reverse Repos            30,185,402            0            0       30,185,402
Municipal bonds           2,801,809       14,609            0        2,816,418
U.S. Treasury                15,000            0         (500)          14,500
-------------------------------------------------------------------------------
Total                $  112,349,476 $    235,485  $   (71,050)  $  112,513,911
-------------------------------------------------------------------------------

         The Bank has the intent and ability to hold these securities to maturity. During December 1997 the Bank purchased $30.2 million of reverse repurchase agreements with Paine Webber and Merrill Lynch, with an average maturity of 29 days and a weighted average yield of 6.17%.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
         The amortized cost and estimated market value of investments held to maturity at December 31, 1998, by contractual maturity are shown in the following table. Expected maturities may differ as borrowers have the right to call certain obligations. CMOs are shown separately due to the amortization and prepayment of principal occurring throughout the life of these instruments.

                                           December 31,1998
                                   ----------------------------------
                                      Amortized           Estimated
                                        Cost             Market Value
---------------------------------------------------------------------
Due one year or less               $   3,594,071       $   3,596,635
Due one to five years                  5,000,000           4,960,000
Due five to ten years                 53,387,121          53,371,278
Due after ten years                   20,134,296          20,140,500
CMO's                                 47,302,338          47,297,209
---------------------------------------------------------------------
Total                                129,417,826         129,365,622
---------------------------------------------------------------------

3. INVESTMENT SECURITIES AVAILABLE FOR SALE

     The amortized cost and estimated market value of investment securities available for sale at December 31, 1998 and 1997 are as follows:

                                               December 31, 1998
                       ---------------------------------------------------------
                                       Gross        Gross       Estimated
                       Amortized    Unrealized   Unrealized       Market
                         Cost          Gains      (Losses)        Value

--------------------------------------------------------------------------------

U.S. Gov't Agencies  $   18,492,035 $     26,683 $   (18,102) $    18,500,616
CMOs                     91,377,435      206,435    (251,353)      91,332,517

------------------------------------------------------------------------------

Total                $  109,869,470 $    233,118 $  (269,455) $   109,833,133

------------------------------------------------------------------------------



                                               December 31, 1997
                       ---------------------------------------------------------
                                       Gross        Gross       Estimated
                       Amortized    Unrealized   Unrealized       Market
                         Cost          Gains      (Losses)        Value

--------------------------------------------------------------------------------


U.S. Gov't Agencies  $    7,850,135 $     21,646 $    (1,200) $     7,870,581
CMOs                     72,406,623      284,720    (223,263)      72,468,080

------------------------------------------------------------------------------

Total                $   80,256,758 $    306,366 $  (224,463) $    80,338,661

------------------------------------------------------------------------------

         The amortized cost and estimated market value of investments available for sale at December 31, 1998, by contractual maturity are shown in the following table. Expected maturities may differ as borrowers have the right to call or prepay certain obligations. CMOs are shown separately due to the amortization and prepayment of principal occurring throughout the life of these instruments.

                                          December 31, 1998
                                --------------------------------------
                                   Amortized            Estimated
                                      Cost             Market Value
----------------------------------------------------------------------
Due five to ten years         $       17,492,036   $       17,502,717
Due after ten years                    1,000,000              997,900
CMOs                                  91,377,434           91,332,516
----------------------------------------------------------------------
Total                         $      109,869,470   $      109,833,133
----------------------------------------------------------------------

         There were no sales during 1998. During 1997, FNMA-mortgage-backed securities available for sale were sold which resulted in realized gain of $2 thousand. During 1996, Common Stock and FHLMC-REMICs were sold which resulted in realized gains of $51 thousand and $3 thousand, respectively.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
4. LOANS, NET

         Loans, net at December 31, 1998 and 1997 consist of the following:

                                       1998                1997
----------------------------------------------------------------------
Mortgage Loans                 $      246,071,511  $      253,000,504
Construction Loans                      1,410,456           3,257,798
Commercial Construction                 2,609,315           2,385,192
Consumer Loans                          3,237,176           3,609,033
Commercial Real Estate                 45,937,998          42,974,261
Commercial Business                     4,120,967           1,712,099
----------------------------------------------------------------------
Subtotal                              303,387,423         306,938,887
Less:
     Deferred loan fees                 1,441,926             970,075
     Allowance for
       possible loan losses             3,342,274           3,137,781
----------------------------------------------------------------------
Total loans, net               $      298,603,223  $      302,831,031
----------------------------------------------------------------------

         At December 31, 1998 and 1997 the recorded investment in loans for which impairment had been recognized in accordance with SFAS Nos. 114 and 118 totaled $3.2 million and $3.6 million, respectively. At December 31, 1998, impaired loans of $1.6 million related to loans that were individually measured for impairment with a valuation allowance of $363 thousand and $1.6 million of loans that were collectively measured for impairment with a valuation allowance of $69 thousand. At December 31, 1997 impaired loans of $1.6 million related to loans that were individually measured for impairment with a valuation allowance of $319 thousand and $2.0 million of loans that were collectively measured for impairment with a valuation allowance of $97 thousand. For the years ended December 31, 1998 and 1997, the average recorded investment in impaired loans was approximately $3.4 million and $3.5 million, respectively. During the years ended December 31, 1998 and 1997 the Corporation recognized $125 thousand and $192 thousand, respectively, of interest on impaired loans, all of which was recognized on the cash basis.

         Loans which are 90 days delinquent as to principal and/or interest are placed on a non-accrual status and all previously accrued interest is reversed. The principal amount of non-accrual loans at December 31, 1998 and 1997 was $3.2 million and $3.6 million, respectively. Interest income on non-accrual loans that would have been recorded in 1998 under the original terms of such loans was $266 thousand, and the interest income actually recognized in 1998 for such loans was $119 thousand. Interest income on non-accrual loans that would have been recorded in 1997 under the original terms of such loans was $354 thousand, and the actual interest income recognized in 1997 for such loans was $185 thousand.

         The Bank originates and purchases both adjustable and fixed interest rate loans. At December 31, 1998, the composition of these loans is as follows:

                                    Maturing  Maturing
                                     during   from 2000    Maturing
(In Thousands)                        1999   through 2003 after 2003   Total
-------------------------------------------------------------------------------
Mortgage Loans (1-4 dwelling)    $   1,715   $  15,811   $  228,546  $ 246,072
Construction Loans                   1,264           0          146      1,410
Commercial Construction              1,640          24          945      2,609
Consumer Loans                       1,635       1,201          401      3,237
Commercial Real Estate               5,829      18,233       21,876     45,938
Commercial Business                  1,892       1,740          489      4,121
-------------------------------------------------------------------------------
                Total            $  13,975   $  37,009   $  252,403  $ 303,387
-------------------------------------------------------------------------------

Interest sensitivity on the
  above loans:
  Loans with predetermined rates $   8,281   $  30,331   $  173,568  $ 212,180
  Loans with adjustable or
    floating rates                   5,695       6,678       78,834     91,207
-------------------------------------------------------------------------------
                Total            $  13,976   $  37,009   $  252,402  $ 303,387
-------------------------------------------------------------------------------

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

         Changes in the allowance for possible loan losses are as follows:

                                   Years ended December 31,
                         -------------------------------------------
                             1998            1997            1996
---------------------------------------------------------------------
Balance at beginning
     of year           $  3,137,781   $   2,781,937  $     2,766,779
Provision charged to
     operations             240,000         400,000          120,000
Charge-offs                 (37,876)        (49,042)        (115,253)
Recoveries                    2,369           4,886           10,411
---------------------------------------------------------------------
Balance at end of year $  3,342,274   $   3,137,781  $     2,781,937
---------------------------------------------------------------------

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
5. MORTGAGE-BACKED SECURITIES

         Mortgage-backed securities held to maturity at December 31, 1998 and 1997 are summarized as follows:

                               December 31, 1998
        --------------------------------------------------------------
                           Gross           Gross
         Amortized      Unrealized      Unrealized       Estimated
            Cost           Gains         (Losses)       Market Value
----------------------------------------------------------------------
GNMA    $  31,716,739  $      599,765  $      (3,615)  $   32,312,889
FNMA       37,531,455         597,103        (49,100)      38,079,458
FHLMC      21,255,729         524,392           (476)      21,779,645
Private        88,724           1,610            (33)          90,301
----------------------------------------------------------------------
Total   $  90,592,647  $    1,722,870  $     (53,224)  $   92,262,293
----------------------------------------------------------------------

                              December 31, 1997
        --------------------------------------------------------------
                           Gross           Gross
         Amortized      Unrealized      Unrealized       Estimated
            Cost           Gains         (Losses)       Market Value
----------------------------------------------------------------------
GNMA    $  22,586,373  $      785,155  $          (6)  $   23,371,522
FNMA       35,648,943         604,826        (54,848)      36,198,921
FHLMC      33,379,272         968,264        (23,500)      34,324,036
Private       405,929           6,221              0          412,150
----------------------------------------------------------------------
Total   $  92,020,517  $    2,364,466  $     (78,354)  $   94,306,629
----------------------------------------------------------------------

         The Bank has the intent and ability to hold these securities to maturity. At December 31, 1998, neither a disposal, nor a condition that could lead to a decision not to hold these securities to maturity were reasonably foreseen.

6. OFFICE PROPERTIES AND EQUIPMENT, NET

         Office properties and equipment at December 31, 1998 and 1997 are summarized by major classification, as follows:

                                                  December 31,
                                       ---------------------------------
                                            1998               1997
------------------------------------------------------------------------
Land, buildings and improvements       $   18,900,216    $   16,269,867
Furniture and equipment                     4,153,118         3,665,361
Computers                                   3,629,926         2,316,398
------------------------------------------------------------------------
Total                                      26,683,260        22,251,626
Less accumulated depreciation              (7,391,013)       (6,559,571)
------------------------------------------------------------------------
Office properties and equipment, net   $   19,292,247    $   15,692,055
------------------------------------------------------------------------

7. REAL ESTATE HELD FOR DEVELOPMENT, NET

         The Bank, through its wholly-owned subsidiary, Land Financial Services, Inc., has entered into several real estate investments. Real estate held for development is carried at the lower of cost or estimated net realizable value. Intercompany loans from the Bank are the primary sources of funding and have been eliminated in consolidation. Such investments in real estate at December 31, 1998 and 1997, are summarized as follows:

                                                 December 31,
                                       ---------------------------------
                                           1998               1997
------------------------------------------------------------------------
Real Estate held for development        $ 933,256           $ 933,256
Valuation allowance                      (288,769)           (288,769)
------------------------------------------------------------------------
Net                                     $ 644,487           $ 644,487
------------------------------------------------------------------------

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

8. REAL ESTATE OWNED, NET

         Real estate owned, which was acquired through foreclosure and deeds in lieu of foreclosure, totaled $168 thousand and $446 thousand, net at December 31, 1998 and 1997, respectively. Changes in allowance for real estate owned is as follows:
                                        Years ended December 31,
                            -------------------------------------------------
                                 1998              1997              1996
-----------------------------------------------------------------------------
Balance at
     beginning of year      $     560,137     $     437,507     $    313,192
Provisions charged
     to operations                108,102           142,630          153,482
Charge-offs                             0           (20,000)         (29,717)
Recoveries                              0                 0              550
-----------------------------------------------------------------------------
Balance at end
     of year                $     668,239     $     560,137     $    437,507
-----------------------------------------------------------------------------

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
9. DEPOSITS

         Deposits at December 31, 1998 and 1997 consisted of the following major classifications and weighted average rates:

                                        December 31, 1998
                         ----------------------------------------------
                            Weighted                        Percent
                          Average Rate        Amount        of Total
-----------------------------------------------------------------------
Non-interest checking          0.00 %    $   69,336,887      12.93 %
Checking accounts              1.89          75,280,395      14.04
Savings accounts               2.83          95,591,907      17.82
Money market accounts          2.64          67,690,222      12.62
Certificates                   5.35         228,410,212      42.59
-----------------------------------------------------------------------
Total                          3.49 %    $  536,309,623     100.00 %
-----------------------------------------------------------------------

                                         December 31, 1997
                         ----------------------------------------------
                            Weighted                        Percent
                          Average Rate         Amount       of Total
-----------------------------------------------------------------------
Non-interest checking          0.00 %    $   49,875,981      10.19 %
Checking accounts              1.69          54,688,332      11.17
Savings accounts               2.87          83,824,897      17.13
Money market accounts          2.72          58,001,044      11.85
Certificates                   5.32         243,049,726      49.66
-----------------------------------------------------------------------
Total                          3.74 %    $  489,439,980     100.00 %
-----------------------------------------------------------------------

         A summary of certificates by maturity at December 31, 1998 is as follows:

                    Years ended December 31,            Amount
                    ------------------------------------------------
                    1999                         $      157,821,422
                    2000                                 37,135,760
                    2001                                 15,754,388
                    Thereafter                           17,698,642
                    ------------------------------------------------
                    Total                        $      228,410,212
                    ------------------------------------------------

         A summary of interest expense on deposits is as follows:

                                         Years ended December 31,
                        -----------------------------------------------
                            1998              1997           1996
-----------------------------------------------------------------------
Checking accounts       $    1,263,105    $     825,672   $    693,879
Savings accounts             2,591,626        2,347,193      1,816,081
Money market accounts        1,697,154        1,629,248      1,519,789
Certificates                12,538,798       12,952,418     12,146,474
-----------------------------------------------------------------------
Total interest expense  $   18,090,683    $  17,754,531   $ 16,176,223
-----------------------------------------------------------------------

10. ADVANCES FROM FEDERAL HOME LOAN BANK

         At December 31, 1998, the Bank had advances from the Federal Home Loan Bank of New York (FHLB) in the amount of $16.4 million with a weighted average interest rate of 6.00%. Advances are collateralized by certain first mortgage loans.

                         Years ended December 31,
------------------------------------------------------------
              1998                            1997
------------------------------------------------------------
               Weighted                    Weighted
                Average Maturity            Average Maturity
     Amount      Rate    Date    Amount       Rate     Date
----------------------------------------------------------
                                $  2,100,000  7.13%   1/2/98
                                   1,000,000  4.95% 10/13/98
                                   5,000,000  6.14%   6/8/98
   $ 10,000,000  6.32%  6/6/00    10,000,000  6.32%   6/6/00
      5,000,000  5.62% 2/15/01     5,000,000  5.62%  2/15/01
      1,368,321  5.00% 10/9/07     1,396,476  5.00%  10/9/07
-------------------------------------------------------------
   $ 16,368,321  6.00%          $ 24,496,476  6.08%
-------------------------------------------------------------

11. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

         At December 31, 1998, the Bank had securities sold under the agreements to repurchase (repurchase agreements) in the aggregate amount of $80.0 million. The repurchase agreements are collateralized by U.S. Agency Notes and CMOs with a market value of $80.4 million. Accrued interest payable totaled $446 thousand at December 31, 1998.

                           Year ended December 31, 1998
------------------------------------------------------------------------------
       1998
------------------------------------------------------------------------------
                                       Weighted       Maturity       Call
Counterparty           Amount        Average Rate       Date       Feature
------------------------------------------------------------------------------
Merrill Lynch          $20,000,000       5.79%           9/19/02      9/19/00
FHLB                    20,000,000       5.65%          11/18/02     11/18/00
FHLB                    20,000,000       5.72%          12/19/07     12/19/02
FHLB                    20,000,000       5.13%           1/14/08      1/14/01
------------------------------------------------------------------------------
Total                  $80,000,000       5.57%
------------------------------------------------------------------------------

                           Year ended December 31, 1997
------------------------------------------------------------------------------
                                       Weighted       Maturity       Call
Counterparty           Amount        Average Rate       Date       Feature
------------------------------------------------------------------------------
Merrill Lynch          $20,000,000       5.79%           9/19/02      9/19/00
FHLB                    20,000,000       5.65%          11/18/02     11/18/00
FHLB                    20,000,000       5.72%          12/19/07     12/19/02
------------------------------------------------------------------------------
Total                  $60,000,000       5.72%
------------------------------------------------------------------------------

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
12. INCOME TAXES

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

         The temporary differences that give rise to significant portions of deferred tax assets and deferred tax liability are as follows:

                                                 December 31,
                                       ------------------------------
                                          1998            1997
---------------------------------------------------------------------
Deferred income tax assets:
  Allowance for possible loan losses   $     924,040  $      677,181
  Real estate losses                         482,409         435,010
  Deferred loan fees, net                     (2,225)        (11,113)
  Compensation and pension liability          49,822          49,822
  Amortization of deposit premium            274,034         259,723
  Post retirement benefits                   185,000         185,000
  Capitalized interest                       284,690         274,951
  Other                                      155,340          61,287
---------------------------------------------------------------------
Gross deferred tax assets                  2,353,110       1,931,861
Deferred income tax liabilities:
  Prepaid deposit insurance premium           48,912          26,936
  Depreciation                               288,426         397,618
---------------------------------------------------------------------
Gross deferred tax liabilities:              337,338         424,554
---------------------------------------------------------------------
Deferred income tax assets, net        $   2,015,772  $    1,507,307
---------------------------------------------------------------------

     The following represents the components of income tax expense for the years ended December 31, 1998, 1997 and 1996, respectively.

                                      1998           1997          1996
--------------------------------------------------------------------------
Current Federal tax provision    $  3,008,922  $  2,903,256   $ 1,862,681
Current State tax provision           284,193       292,221       181,544
--------------------------------------------------------------------------
         Total Current provision    3,293,115     3,195,477     2,044,225
--------------------------------------------------------------------------
Deferred Federal tax benefit         (283,771)      (62,697)     (725,109)
Deferred State tax benefit            (25,811)       (5,703)      (39,617)
--------------------------------------------------------------------------
         Total Deferred benefit      (309,582)      (68,400)     (764,726)
--------------------------------------------------------------------------
Total                            $  2,983,533  $  3,127,077   $ 1,279,499
--------------------------------------------------------------------------

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

     The Corporation's provision for income taxes differs from that computed by applying the statutory federal income tax rate to income before income taxes as follows:

                                             1998                            1997                           1996
                                  --------------------------      -------------------------      -------------------------


                                    Amount          Percent          Amount       Percent           Amount       Percent
                                  ------------    ----------      -----------    ----------      ------------   ----------
Tax at federal tax rate           $ 2,806,707        34.00%      $ 2,930,199        34.00%       $ 1,463,808       34.00%
Increase (Decrease) from:
     State income taxes, net
         of federal income tax
         benefit                      170,531         2.07           189,102         2.19             93,672        2.18
     Change in valuation
         allowance                          0         0.00                 0            0           (289,588)      -6.73

     Other                              6,295         0.00             7,776         0.09             11,607        0.27%
                                  ------------    ----------      -----------    ----------      ------------   ----------
     Total                        $ 2,983,533        36.15%      $ 2,127,077        36.28%       $ 1,279,499       29.72%
                                  ============    ==========      ===========    ==========      ============   ==========

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
13. LEASES

         The Bank leases two buildings and land to operate three branches under noncancelable leases which expire over the next 25 years. These leases generally provide for the payment of taxes and maintenance by the lessee. Most of these operating leases provide the Bank with the option to renew the lease after the initial lease term. Future minimum rental payments under existing leases as of December 31, 1998 are as follows:

                Fiscal Year                                    Amount
                ----------------------------------------------------------
                1999                                     $        127,202
                2000                                               76,826
                2001                                               76,826
                2002                                               76,826
                2003 and beyond                                 1,133,643
                ----------------------------------------------------------
                Total                                    $      1,491,323
                ----------------------------------------------------------

         The leases for the buildings contain cost of living adjustments based on changes in the consumer price index. The minimum lease payments shown above include base rentals exclusive of any future adjustments. Total rent expense for all operating leases amounted to $105 thousand, $104 thousand and $107 thousand for fiscal years 1998, 1997 and 1996, respectively.

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

         Under FIRREA the Bank must have core capital equal to 4%, tangible capital equal to 2% and risk-based capital equal to 8%. At December 31, 1998, the Bank exceeded all three regulatory capital levels required under FIRREA. The Bank's regulatory tangible and core capital was $48.4 million or 7.02% of total bank assets and risk-based capital was $51.5 million or 18.13% of risk-weighted assets.

         The following is a reconciliation of the Bank's capital under generally accepted accounting principles ("GAAP") to regulatory capital at December 31, 1998:

                            Tangible        Core       Risk-based
                            Capital        Capital       Capital
-------------------------------------------------------------------
Bank's GAAP Capital        $ 49,695,061   49,695,061    49,695,061
Add:
    Unrealized loss on
       investments AFS           21,793       21,793        21,793
Less:
    Subsidiary
       investments not
       eligible                (965,474)    (965,474)     (965,474)
    Goodwill                   (164,969)    (164,969)     (164,969)
    REO greater than
       5 years                 (149,541)    (149,541)     (149,541)
Supplementary
    qualifying capital
    item
       General valuation
       allowance                      0            0     3,092,524
-------------------------------------------------------------------
Regulatory capital
    computed                 48,436,870   48,436,870    51,529,394
Minimum regulatory
    capital requirement      13,800,280   27,600,560    22,741,729
-------------------------------------------------------------------
Regulatory capital
    excess                 $ 34,636,590 $ 20,836,310  $ 28,787,665
-------------------------------------------------------------------

15. PENSION PLAN

         The Bank has a defined benefit pension plan for active employees. Net pension expense was $371 thousand, $385 thousand and $412 thousand for years ended December 31, 1998, 1997 and 1996, respectively. The components of net pension cost are as follows:
                                   Years ended December 31,
                     ------------------------------------------------------
                         1998                 1997                1996
---------------------------------------------------------------------------
Service Cost       $       435,047     $        401,818     $      397,001
Interest Cost              270,772              232,376            204,457
Return on Assets          (359,216)            (286,070)          (596,276)
Net Amortization
     and Deferral           23,921               37,140            406,357
---------------------------------------------------------------------------
Net periodic
     pension cost  $       370,524     $        385,264     $      411,539
---------------------------------------------------------------------------

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
     The following table presents a reconciliation of the funded status of the defined benefit pension plan at December 31, 1998 and 1997:

                                                   December 31,
                                        -----------------------------------
                                             1998                 1997
---------------------------------------------------------------------------
Projected benefit obligation                 5,200,545           4,419,723
Fair value of plan assets                    5,895,741           5,171,488
---------------------------------------------------------------------------
Excess of plan assets over
     projected benefit obligation              695,196             751,765
Unrecognized net gain                       (1,153,817)           (876,493)
Unrecognized prior service cost                 76,135              81,860
Unrecognized net transition
     obligation                                162,569             193,475
---------------------------------------------------------------------------
(Accrued) Prepaid pension cost
     included in the consolidated
     balance sheet                     $      (219,917)      $     150,607
---------------------------------------------------------------------------

         The following table presents a reconciliation of beginning and ending balances of benefit obligations and plan assets.

                                                     December 31,
                                        --------------------------------------
Change in Project Benefit Obligation           1998                 1997
------------------------------------------------------------------------------
Projected Benefit Obligation
  at Beginning of Year                      $4,419,723           $3,959,973
Service Cost                                   435,047              401,818
Interest Cost                                  270,772              232,376
Amendments                                           0                    0
Actuarial loss (gain)                          133,501              (48,603)
Benefits Paid                                  (58,498)            (125,841)
------------------------------------------------------------------------------
Projected Benefit Obligation
  at End of Year                            $5,200,545           $4,419,723
------------------------------------------------------------------------------
Change in Plan Assets
------------------------------------------------------------------------------
Fair Value of Plan Assets
  at Beginnning of Year                     $5,171,488           $4,105,395
Actual Return of Plan Assets                   782,751            1,022,934
Employer Contribution                                0              169,000
Plan Participants' Contributions                     0                    0
Benefits Paid                                  (58,498)            (125,841)
------------------------------------------------------------------------------
Fair Value of Plan Assets
  at End of Year                            $5,895,741           $5,171,488
------------------------------------------------------------------------------

         Actuarial assumptions used in determining pension cost are as follows:

                                      Years ended December 31,
                                  -------------------------------------
                                   1998         1997          1996
-----------------------------------------------------------------------
Discount rate for
     benefit obligation             6.00 %       6.00 %        6.00 %
Rate of increase in
     compensation levels
     and social security
     wage base                      4.00 %       4.00 %        4.00 %
Expected long-term
     rate of return on
     plan assets                    7.00 %       7.00 %        7.00 %
-----------------------------------------------------------------------

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

         The net periodic post-retirement benefit cost includes the following components:

                                                     December 31,
                                          -----------------------------------
                                              1998                  1997
-----------------------------------------------------------------------------
Service Cost                            $           0        $            0
Interest Cost                                  30,514                31,938
Amortization of prior service cost            (14,499)              (10,854)
Amortization of Gain                           (1,763)               (5,229)
-----------------------------------------------------------------------------
Net periodic post-retirement
     benefit cost                       $      14,252        $       15,855
-----------------------------------------------------------------------------

         The assumed discount rate used in the calculation for net periodic post-retirement benefit cost was 7.0% and 7.5% for 1998 and 1997, respectively. The assumed health care cost trend rate for 1998 was 6% and was graded down in 1% increments per year to an ultimate rate of 5% per year. The impact of a 1% increase in the assumed health care cost trend for each future year would be as follows:

                                                                 December
                                                                 31, 1998
--------------------------------------------------------------------------
Accumulated post-retirement obligation
     at year end                                                 $487,849
Service and Interest Cost                                         $32,847
--------------------------------------------------------------------------

         The following table summarizes the amounts recognized in the Bank's balance sheet:

                                                     December 31,
                                          -----------------------------------
                                              1998                 1997
-----------------------------------------------------------------------------
Accumulated post-retirement
     benefit obligation                 $    (451,181)       $     (435,729)
Unrecognized prior service cost               (99,076)             (113,575)
Unrecognized net gain                         (59,101)              (89,205)
-----------------------------------------------------------------------------
Accrued post-retirement benefit
     cost                               $    (609,358)       $     (638,509)
-----------------------------------------------------------------------------

         The assumed discount rate used in the calculation for the accumulated post-retirement benefit obligation as of December 31, 1998 and 1997 was 6.75% and 7.0%, respectively.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
16. SUBORDINATED DEBENTURES

         The Corporation issued $10.0 million of subordinated debentures. The debentures are unsecured, bear interest at a rate of 10% per annum and mature on July 28, 2004. Interest payments are due semiannually on February 1 and August 1 commencing February 1, 1995. The debentures are redeemable, in whole or in part, at any time at the option of the Corporation at specified redemption prices, except that the debentures could not be redeemed prior to August 1, 1997. The net proceeds from the sale of the debentures totaled $9.4 million and were used for the expansion of the Bank's operations through branch acquisitions and general corporate purposes. The Corporation is required to retain at all times cash, cash equivalents or marketable securities in an amount not less than the aggregate amount of two consecutive semi-annual interest payments that will be due and payable on the debentures following such declaration date or redemption date.

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

At December 31, 1998 and December 31, 1997, the carrying amount and the estimated market value of the Corporation's financial instruments are as follows:


                                                                 December 31, 1998                     December 31, 1997
                                                       -------------------------------------- -------------------------------------
                                                           Carrying            Estimated          Carrying           Estimated
                                                            Amount            Market Value         Amount           Market Value
                                                       ------------------   ----------------- -----------------   -----------------
Financial assets:
     Cash and cash equivalents                         $      29,896,391    $     29,896,391  $     12,631,622    $     12,631,622
     Investment securities held to maturity and
     investment securities available for sale          $     239,250,959    $    239,198,755  $    192,688,137    $    192,852,572
     Mortgage-backed securities                        $      90,592,647    $     92,262,293  $     92,020,517    $     94,306,629
     FHLB Stock                                        $       4,861,410    $      4,861,410  $      3,630,800    $      3,630,800

     Loans, net of unearned income                     $     301,945,497    $    309,708,000  $    305,968,812    $    310,340,000
        Less: Allowance for possible loan losses              (3,342,274)         (3,342,274)       (3,137,781)         (3,137,781)
     Loans, net                                        $     298,603,223    $    306,365,726  $    302,831,031    $    307,202,219


Financial liabilities:
     Deposits
        Checking, passbook, and money market accounts  $     307,899,411    $    307,899,411  $    246,390,254    $    246,390,254
        Certificates                                   $     228,410,212    $    229,028,000  $    243,049,726    $    241,393,000
     Securities sold under agreements to repurchase    $      80,000,000    $     83,705,000  $     60,000,000    $     58,560,000
     Subordinated debentures                           $      10,000,000    $     10,500,000  $     10,000,000    $     10,600,000
     Other borrowings                                  $      16,368,321    $     16,467,000  $     24,529,957    $     23,941,238

Off-balance sheet financial instruments:
     Commitments to extend credit                      $      29,758,602    $     29,758,602  $     25,528,246    $     25,528,246
     Standby letters of credit                         $       1,301,772    $      1,301,772  $        761,522    $        761,522


                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
Other borrowings: Fair value is estimated using a discounted cash flow analysis.

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

         FDICIA also requires each regulatory agency to institute non-capital safety and soundness standards for each institution it regulates. These standards cover (1) internal controls, (2) loan documentation, (3) credit underwriting, (4) interest rate exposure, (5) asset growth, (6) compensation, fees and benefits paid to employees, officers and directors, (7) operational and managerial standards, and (8) asset quality, earnings and stock valuation standards for preserving a minimum ratio of market value to book value for publicly traded shares (if feasible). Many of the regulations required by FDICIA have been promulgated by federal regulators. As of December 31, 1998 management of the Bank believes that it is in compliance with the regulations adopted pursuant to FDICIA.

19.  COMMITMENTS AND CONTINGENCIES

         The Bank has outstanding loan commitments of $29.8 million as of December 31, 1998. Of these commitments outstanding, the breakdown between fixed and variable rate loans is as follows:
                                           December 31, 1998
                             ----------------------------------------
                              Fixed         Variable
                              Rate            Rate           Total
---------------------------------------------------------------------
Commitments to:
         fund loans        $  6,566,280 $   6,203,400   $ 12,769,680
Unused lines:
         Construction                 0     1,796,435      1,796,435
         Equity line of
            credit loans              0    15,192,487     15,192,487
---------------------------------------------------------------------
                           $  6,566,280 $  23,192,322   $ 29,758,602
---------------------------------------------------------------------

         In addition to outstanding loan commitments, the Bank as of December 31, 1998, issued $1.3 million in standby letters of credit to guarantee performance of a customer to a third party.

         Commitments and standby letters of credit are issued in accordance with the same loan policies and underwriting standards as settled loans. Since some commitments and standby letters of credit are expected to expire without being drawn down, these amounts do not necessarily represent future cash requirements.

20. LITIGATION

         There are no significant pending legal proceedings at December 31, 1998 which will have a material impact on the Corporation's financial position or results of operations.

21.  LOANS TO OFFICERS AND DIRECTORS

         Regulation O provides that all loans to executive officers and directors be made on substantially the same terms and conditions as are available to the general public. On November 11, 1996, Regulation O was amended to allow executive officers to participate in any employee loan rate discount benefit program available to all full-time employees. Since the Bank offers such an employee benefit program, the policy governing loans to executive officers was amended to allow the executive officers to participate in this loan program and thereby receive rate discounts. These changes went into effect on January 1, 1997. The rate discounts are available to employees as long as they are employed at the Bank. If employment is terminated, the rate discount ceases from the date of termination. At December 31, 1998 and 1997, loans made to directors and executive officers whose indebtedness exceeded $60 thousand amounted to $1.5 million and $764 thousand, respectively. During 1998 new loans to these individuals totaled $785 thousand and repayments totaled $33 thousand.

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

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
23. STOCK OPTIONS

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

         A total of 241,926 shares of authorized but unissued common stock of the Corporation has been reserved for future issuance under the Plan. The option price per share for options granted may not be less than the fair market value of the common stock on the date of grant. At December 31, 1998, the option exercise prices are $1.292, $5.333 and $10.00. Options are fully vested at the date of grant and must be exercised within ten years.

     A summary of the status of the Bank's Stock Option Plan as of December 31, 1998, 1997 and 1996 and changes during the years ending on those dates is presented below.


                                                       Years Ended December 31,
-----------------------------------------------------------------------------------------
                                    1998                1997                1996
-----------------------------------------------------------------------------------------
                                        Weighted            Weighted            Weighted
                                        Average             Average             Average
                                        Exercise            Exercise            Exercise
                              Shares    Price     Shares    Price     Shares    Price
-----------------------------------------------------------------------------------------
Outstanding at the
  Beginning of the year       235,995   $1.91     246,453   $1.88     287,469   $1.80
Options granted                93,000   10.00           0       0           0       0
Options exercised             (84,081)   1.29      (4,458)   1.29      (3,750)   1.29
Options surrendered           (34,296)   1.29      (6,000)   1.29     (37,266)   1.29
-----------------------------------------------------------------------------------------
Outstanding at the
  End of the Year             210,618   $6.83     235,995   $1.91     246,453   $1.88
-----------------------------------------------------------------------------------------

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

                                                December 31, 1998
              -----------------------------------------------------------
                                           As Reported      Pro Forma
              -----------------------------------------------------------
              Net Income                     $ 5,271,488    $  5,042,974
              Basic Earnings per share             $0.73           $0.70
              Diluted Earnings per share           $0.72           $0.69
              -----------------------------------------------------------

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield of .86%, expected volatility of 26.11%, discount rate of 6.0% and an expected life of 10 years at December 31, 1998. There were no options granted in 1997 or 1996.

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

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
25.  PARENT COMPANY FINANCIAL INFORMATION
         The financial statements for FMS Financial Corporation are as follows:


                                                                           December 31,
                                                                ------------------------------
FMS Financial Corporation Statements of Financial Condition            1998            1997
----------------------------------------------------------------------------------------------
Assets:
  Cash                                                             $   499,293     $   397,911
  Investment in Subsidiary                                          49,913,393      45,662,960
  Investment Securities                                              1,000,000       1,000,000
  Intercompany receivable, net                                       2,199,643       1,924,945
  Subordinated debentures issue costs, net                             321,113         378,460
  Other                                                                168,843         168,843
                                                                    ----------      ----------
Total Assets                                                       $54,102,285     $49,533,119
                                                                    ==========      ==========

Liabilities:
  10% Subordinated debentures due 2004                             $10,000,000     $10,000,000
  Guarantee of employee stock ownership plan debt                            0          33,481
  Dividends payable                                                    216,953         167,154
  Accrued interest payable                                             416,667         416,667
                                                                    ----------      ----------
Total Liabilities                                                  $10,633,620     $10,617,302
                                                                    ==========      ==========

Stockholder's Equity:
  Preferred stock -$.10 par value 5,000,000 shares authorized; none issued
  Common stock - $.10 par value 10,000,000 shares authorized; shares issued 7,897,191* and 2,604,370 and shares outstanding 7,231,916
    as of December 31, 1998 and 1997, respectively                     789,719         260,437
  Paid-in capital in excess of par*                                  8,216,719       8,419,167
  Unrealized (loss) gain on securities available for sale,
    net of deferred income taxes                                       (21,793)         53,955
  Guarantee of employee stock ownership plan debt                            0         (33,481)
  Retained earnings                                                 37,860,291      33,406,060
  Less: Treasury stock (665,424* and 216,454 shares, at
    cost at December 31, 1998 and 1997, respectively)               (3,376,372)     (3,190,321)
                                                                    ----------      ----------
Total Stockholder's equity                                          43,468,665      38,915,817
                                                                    ----------      ----------
Total Liabilities and Stockholder's Equity                         $54,102,285     $49,533,119
                                                                    ==========      ==========

* Common stock, paid-in capital in excess of par and treasury stock at December 31, 1998 reflect a three-for-one stock split paid in July 1998.



--------------------------------------------------------------------------------

                                                                   Years Ended December 31,
                                                      --------------------------------------------------------
FMS Financial Corporation Statements of Operations           1998               1997                1996
--------------------------------------------------------------------------------------------------------------
Intercompany interest income                           $      560,750     $       560,750     $       560,750
Interest expense                                           (1,057,348)         (1,057,348)         (1,057,348)
Dividends from subsidiary                                   1,600,000           1,400,000           1,400,000
Equity in undistributed income of subsidiary                3,999,243           4,418,909           1,953,576
--------------------------------------------------------------------------------------------------------------
Income before taxes                                         5,102,645           5,322,311           2,856,978
Income tax benefit                                            168,843             168,843             168,843
--------------------------------------------------------------------------------------------------------------
Net Income                                             $    5,271,488     $     5,491,154     $     3,025,821
--------------------------------------------------------------------------------------------------------------


These statements should be read in conjunction with the other notes related to the consolidated financial statements.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

                                                                            For Years Ended December 31,
                                                           ----------------------------------------------------------------
FMS Financial Corporation Statements of Cash Flows                1998                   1997                   1996
---------------------------------------------------------------------------------------------------------------------------
Operating Activities
Net income                                                 $        5,271,488       $       5,491,154       $    3,025,821
Adjustments to reconcile net income to net cash provided
   by operating activities:
Equity in undistributed earnings of the subsidiary                 (3,999,243)             (4,418,909)          (1,953,576)
Amortization of bond issue costs                                       57,347                  57,349               57,348
Decrease in interest payable                                                0                       0                    0
 Decrease (Increase) in intercompany receivable, net                 (274,698)               (333,389)           1,452,440
Other operating activities                                             33,481                  72,982               75,292
                                                           -------------------      ------------------      ---------------
     Net cash  provided by operating activities                     1,088,375                 869,187            2,657,325


Financing Activities
Purchase of treasury stock                                           (186,055)               (127,361)          (1,913,191)
Investment in subsidiary                                             (108,603)                 (5,758)              (4,843)
Cash dividends paid on common stock                                  (767,457)               (525,479)            (495,434)
Principal repayment of employee stock ownership plan debt             (33,481)                (72,982)             (75,981)
Proceeds from issuance of stock                                       108,603                   5,758                4,843
                                                           -------------------      ------------------      ---------------
     Net cash used by financing activities                           (986,993)               (725,822)          (2,484,606)
                                                           -------------------      ------------------      ---------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                      101,382                 143,365              172,719
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                          397,911                 254,546               81,827
                                                           -------------------      ------------------      ---------------
CASH AND CASH EQUIVALENTS, END OF YEAR                     $          499,293       $         397,911       $      254,546
                                                           -------------------      ------------------      ---------------

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

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                                MANAGEMENT REPORT

To  the  Federal  Deposit  Insurance   Corporation  and  the  Office  of  Thrift
Supervision:

FINANCIAL STATEMENTS

Management of FMS Financial Corporation and Subsidiary ("the Corporation") is responsible for the preparation, integrity, and fair presentation of its published consolidated financial statements, and Thrift Financial Report (TFR) filed with the Office of Thrift Supervision, as of December 31, 1998, and for the year then ended. The published consolidated financial statements have been prepared in accordance with generally accepted accounting principles, and the Thrift Financial Report has been prepared in accordance with the Office of Thrift Supervision reporting instructions, and, as such, include some amounts that are based upon judgments and estimates of management.

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

Management assessed its internal control structure over financial reporting as of December 31, 1998. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organization of the Treadway Commission. Based on this assessment, management believes that the Corporation maintained an effective internal control structure over financial reporting as of December 31, 1998.

COMPLIANCE WITH LAWS AND REGULATIONS

Management is also responsible for compliance with federal and state laws and regulations concerning dividend restrictions and federal laws and regulations concerning loans to insiders designated by the Federal Deposit Insurance Corporation as safety and soundness laws and regulations.

Management assessed its compliance with the designated laws and regulations relating to safety and soundness. Based on this assessment, management believes that the Corporation has complied, in all significant respects, with the designated laws and regulations related to safety and soundness for the year ended December 31, 1998.




/s/ Craig W. Yates                         /s/ Channing L. Smith
----------------------------------------   -------------------------------------
Craig W. Yates                             Channing L. Smith
President and Chief Executive Officer      Vice President and
                                           Chief Financial Officer

FMS Financial Corporation
Burlington, New Jersey
February 16, 1999

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

PRICEWATERHOUSECOOPERS   [LOGO]

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of FMS Financial Corporation:

In our opinion, the accompanying consolidated balance sheets and related consolidated statements of operations, changes in stockholders' equity, and cash flows present fairly, in all material respects, the financial position of FMS Financial Corporation and Subsidiary ("the Company") at December 31, 1998 and 1997, and the results of its operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP


2400 Eleven Penn Center
Philadelphia, Pennsylvania
February 16, 1999

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

                              CORPORATE INFORMATION


ANNUAL MEETING

         The 1999 Annual Shareholders' Meeting of FMS Financial Corporation will be held at 10:00 a.m., on the 29th day of April, 1999 at the Burlington Country Club, Burrrs Road, Westampton, New Jersey.

STOCK MARKET INFORMATION

         The common stock of FMS Financial Corporation is traded over-the-counter and is listed on the Nasdaq National Market System under the symbol "FMCO". Daily quotations are included in the Nasdaq National Market stock tables published in the Wall Street Journal and other leading newspapers.

         The number of record holders of common stock of the Corporation as of March 1, 1999 was approximately 788, not including those shares registered in names of various investment brokers held in account for their customers.

     The following table sets forth the range of closing prices, as reported by Nasdaq, for the periods ended December 31, 1998 and 1997:

                                   1998
                             ---------------------------------
QUARTER ENDED                      HIGH             LOW
--------------------------------------------------------------
March 31,                            $  12.167       $ 11.167
June 30,                             $  17.000       $ 12.201
September 30,                        $  15.500       $  9.500
December 31,                         $  10.625       $  6.875
--------------------------------------------------------------

                                   1997
                             ---------------------------------
QUARTER ENDED                      HIGH             LOW
--------------------------------------------------------------
March 31,                            $   6.917       $  6.125
June 30,                             $   8.500       $  6.250
September 30,                        $  10.500       $  7.833
December 31,                         $  11.833       $  9.083
--------------------------------------------------------------

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

         The Bank's ability to pay cash dividends or make other capital distributions to the Corporation is also governed by OTS regulations. Under these regulations, "capital distributions" are defined as cash dividends, payments by savings associations to repurchase or otherwise acquire its shares, payments to shareholders of another entity in a cash-out merger, and other distributions charged against capital. An institution that has regulatory capital that is at least equal to its capital requirement and that has not been notified that it "is in need of more than normal supervision," is a Tier 1 institution. A Tier 1 institution is permitted under OTS regulations, after prior notice to (and no objection by) the OTS, to make capital distributions during a calendar year up to 100% of its year to date net income plus the amount that would reduce by one-half its "surplus capital ratio", which is the percentage by which the ratio of its regulatory capital to assets exceeds the ratio of its fully phased-in capital requirement to assets at the beginning of the calendar year. As of December 31, 1998 the Bank was a Tier 1 institution and had available $18.3 million for dividends to the Corporation, subject to nonobjection by the OTS. It is not likely that the Corporation would request a dividend of that magnitude.

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

RUPERT A. HALL, JR.

JAMES C. LIGNANA

EDWARD J. STAATS, JR.

MARY WELLS

CRAIG W. YATES

DIRECTORS EMERITUS

ADOLPH N. BRIGHT

KAREN S. OLEKSA

HILYARD S. SIMPKINS
                                       34

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

AMY J. HANNIGAN
Controller

MARCELLA F. HATCHER*
Assistant Secretary


* Officers of Bank and Holding Company

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

MARKET MAKERS
The following companies were making a market in the Corporation's common stock at December 31, 1998:

Advest, Inc.                                         Ryan Beck & Co.
280 Trumbull Street                                  80 Main Street
1 Commercial Plaza                                   W. Orange NJ  07052
Hartford, CT  06103                                  (973) 597-6000
(203) 541-5441

Robert W. Baird & Co., Inc.                          Trident Securities
4300 W. Cypress Street                               1275 Peachtree Street, NE
Tampa, FL 33607                                      Suite 460
(813) 877-4000                                       Atlanta, GA
                                                     (404) 249-7700


FORM 10-K AND OTHER FINANCIAL INQUIRIES

The Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, as filed with the Securities and Exchange Commission will be furnished to shareholders of the Corporation upon written request without charge.
Shareholders, analysts and others seeking this and other requests for information relating to stock, annual shareholders' meeting and related matters on FMS Financial Corporation, should contact the Corporate Secretary at the Executive Offices.

Transfer Agent and Registrar                        Auditors
American Stock Transfer and Trust Company           PricewaterhouseCoopers LLP
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

         MAIN BRANCH
         3 Sunset Road
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
         (609) 291-8200

         BROWNS MILLS
         93 Pemberton-Browns Mills Road
         Browns Mills, NJ 08015
         (609) 893-5540

         BURLINGTON CITY
         352 High Street
         Burlington, NJ 08016
         (609) 386-4643

         BURLINGTON TOWNSHIP
         809 Sunset Road
         Burlington, NJ 08016
         (609) 387-1150

         CHESTERFIELD
         305 Bordentown-Chesterfield Road
         Chesterfield, NJ 08620
         (609) 324-1256

         CINNAMINSON
         1703 Highland Avenue
         Cinnaminson, NJ 08077
         (609) 303-1870 *

         DELRAN
         3002 Route 130 North
         Delran, NJ 08075
         (609) 764-3740 *

         EASTAMPTON
         1191 Woodlane Road
         Eastampton, NJ 08060
         (609) 261-6400

         EDGEWATER PARK
         1149 Cooper Street
         Edgewater Park, NJ 08010
         (609) 387-0046

         LARCHMONT
         3220 Route 38
         Mount Laurel, NJ 08054
         (609) 235-6666 *

         LUMBERTON
         1636-61 Route 38 & Eayrestown Road
         Lumberton, NJ 08048
         (609) 267-6811

         MEDFORD
         200 Tuckerton Road
         Medford, NJ 08055
         (609) 596-4300 *

         MEDFORD LAKES
         712 Stokes Road
         Medford, NJ 08055
         (609) 654-6373

         MEDFORD VILLAGE
         1 S. Main Street at Bank Street
         Medford, NJ 08055
         (609) 714-1115

         MOORESTOWN
         53 East Main Street
         Moorestown, NJ 08057
         (609) 235-0544 *

         MOUNT LAUREL
         4522 Church Road
         Mount Laurel, NJ 08054
         (609) 235-4445 *

         RIVERSIDE
         Scott Street & Pavilion Avenue
         Riverside, NJ 08075
         (609) 461-4333 *

         RIVERTON
         604 Main Street
         Riverton, NJ 08077
         (609) 786-5333 *

         SOUTHAMPTON
         1841 Route 70
         Southampton, NJ 08088
         (609) 859-2700

         TABERNACLE
         1507 Route 206
         Tabernacle, NJ 08088
         (609) 268-5993

         WILLINGBORO
         John F. Kennedy Way & Charleston Rd.
         Willingboro, NJ 08046
         (609) 877-2888

         WILLINGBORO EAST
         611 Beverly-Rancocas Road
         One East Ridge Shopping Center
         Willingboro, NJ 08046
         (609) 871-4900

         WILLINGBORO WEST
         1 Rose Street & Beverly-Rancocas Road
         Willingboro, NJ 08046
         (609) 835-4700
         (609) 654-6373


         * Effective 6/12/99 the area code for these branches will be changed to #856.

                                       36