Form 10-K405, Exhibit 13
period 1999-12-31
FMS FINANCIAL CORP
filed 2000-03-24
CIK 839845

EXHIBIT 13

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

FINANCIAL HIGHLIGHTS
Financial Condition: (In Thousands)

--------------------------------------------------------------------------------------------------------------------------------
December 31,                                               1999           1998          1997          1996            1995
--------------------------------------------------------------------------------------------------------------------------------
Assets                                                   $772,501       $691,812     $628,403      $541,710        $501,550

Loans receivable and loans held for sale, net             299,695        298,603      302,831       306,871         288,400

Deposits                                                  603,892        536,310      489,440       453,277         428,809

Stockholders' equity                                       46,097         43,469       38,916        33,826          33,053

Operations: (In Thousands, except per share data)

--------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                    1999           1998          1997          1996            1995
--------------------------------------------------------------------------------------------------------------------------------
Interest income                                           $47,863        $46,563      $40,813       $36,841         $35,201

Interest expense                                           24,742         24,869       20,879        18,978          18,041

Net interest income                                        23,120         21,694       19,934        17,863          17,160

Net income                                                  5,114          5,271        5,491         3,026 (a)       4,343

Basic earnings per common share                              0.71           0.73         0.77          0.41            0.58

Diluted earnings per common share                            0.70           0.72         0.75          0.40            0.56

Dividends declared per common share                          0.12           0.11         0.08 (b)      0.07 (b)        0.07 (b)

Weighted average common shares outstanding                  7,210          7,204        7,165         7,411           7,512

Weighted average common shares and common
stock equivalents outstanding                               7,292          7,314        7,346         7,573           7,695

Other Selected Data:

--------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                    1999           1998          1997          1996            1995
--------------------------------------------------------------------------------------------------------------------------------

Net interest rate spread                                     3.28%          3.50%        3.60%         3.50%           3.49%

Net interest margin                                          3.36           3.48         3.72          3.66            3.66

Return on average assets                                     0.61           0.79         0.98          0.60            0.89

Return on average equity                                    10.93          12.86        15.11          8.99           14.00

Dividend payout ratio                                       17.14          15.28        10.67         17.50           12.43

Equity-to-asset ratio                                        5.97           6.28         6.19          6.24            6.59

(a) Includes $2.7 million for the one-time assessment to recapitalize the SAIF.
 (b)     Adjusted for stock splits in 1998 and 1996, as applicable.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes", "anticipates", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risks associated with the effect of opening a new branch, the ability to control costs and expenses, the Year 2000 issues and general economic conditions. FMS Financial Corporation undertakes no obligation to publicly release the results of any revisions to those forward looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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

Market Risk

         Market risk is the risk of loss from adverse changes in market prices and rates. The Bank's market risk arises primarily from interest rate risk inherent in its lending, investment and deposit taking activities. The Bank's profitability is affected by fluctuations in interest rates. A sudden and substantial increase in interest rates may adversely impact the Bank's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent or on the same basis. To that end, management actively monitors and manages its interest rate risk exposure. The Bank does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments, but may do so in the future to mitigate interest rate risk. The Bank's policy allows investment only in securities which have a rating of AA or better. The Bank holds a substantial component of its investment portfolio in mortgage-backed securities and collateralized mortgage obligations (collectively, "MBS"). At the end of 1999, the total investment in MBS amounted to $209.2 million, or 53% of total investments. These are instruments collateralized by pools of residential and commercial mortgages which return interest and principal payments to the investor. Approximately 58% of the Bank's MBS holdings are U.S. Government Agency securities (GNMA, FNMA and FHLMC), which carry either direct government or quasi-government guarantees and are rated AAA in terms of quality. The Bank also owns non-agency MBS, issued by major financial institutions, which are rated AAA or AA. MBS are generally very liquid issues with major brokerage houses providing ready markets. However, MBS are subject to prepayment and extension risk which can adversely affect their yields and expected maturities. MBS of $1.4 million and $1.7 million were used to secure public funds on deposit at December 31, 1999 and 1998, respectively.

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

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

GAP Table

         The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities and borrowings outstanding at December 31, 1999, which are expected to reprice or mature in each of the future time periods shown. The amount of assets or liabilities shown which reprice or mature during a particular period were determined by the contractual terms or assumed decay rates of the asset or liability. The table assumes prepayments and scheduled principal amortization of fixed-rate loans and mortgage-backed securities, and assumes that adjustable-rate mortgage loans will reprice at contractual repricing intervals. There has been no adjustment for the impact of future loan commitments.

FARMERS & MECHANICS BANK                    3 Months         3 Months         1 to 3         3 to 5         Over 5
GAP TABLE                                    or Less         to 1 year        Years           Years         Years           Total
                                          --------------  --------------- -------------- --------------- -------------  ------------
                                                                          (Dollars in Thousands)
Interest-earning assets:
Investment securities                     $    32,573     $      16,871   $     23,038   $      36,149   $   188,864    $   297,495
Loans                                          32,440            45,822         72,063          39,099       115,004        304,428
Mortage-backed securities                       9,095            21,086         35,952          19,911        38,146        124,190

                                          --------------  --------------- -------------- --------------- -------------  ------------
    Total                                      74,108            83,779        131,053          95,159       342,014        726,113
                                          --------------  --------------- -------------- --------------- -------------  ------------

Interest-bearing liabilities:
Checking, Savings and
    Club accounts                              19,529            50,642         48,211          29,669        65,697        213,748
Money market accounts                          21,266            30,570          5,581           2,181         5,986         65,584
Certificates of deposit                        64,407            98,867         57,607          19,389         1,786        242,056
Borrowings                                     10,000            50,000         45,000           3,185         1,337        109,522
                                          --------------  --------------- -------------- --------------- -------------  ------------
    Total                                     115,202           230,079        156,399          54,424        74,806        630,910
                                          --------------  --------------- -------------- --------------- -------------  ------------
Interest Rate Sensitivity GAP             $   (41,094)    $    (146,300)  $    (25,346)  $      40,735   $   267,208    $    95,203
                                          ==============  =============== ============== =============== =============  ============

Cumulative Interest Rate Sensitivity GAP  $   (41,094)    $    (187,394)  $   (212,740)  $    (172,005)  $    95,203
                                          ==============  =============== ============== =============   =============
Ratio of Interest Rate Sensitive Assets
    to Interest Rate Sensitive Liabilities     64.33%            36.41%         83.79%         174.85%       457.20%        115.09%
                                          ==============  =============== ============== =============== =============  ============

Ratio of Cumulative GAP to Total Bank
    Assets                                     -5.32%           -24.25%        -27.53%         -22.26%        12.32%
                                          ==============  =============== ============== =============== ============

         The Bank's analysis of its interest-rate sensitivity incorporates certain assumptions concerning the amortization of loans and other interest-earning assets and the repricing characteristics of deposits. The Bank has made the following assumptions in calculating the values in the GAP table: adjustable-rate mortgage loans have a constant prepayment rate of 2%; fixed-rate mortgage loans have a prepayment rate that is constant through time at 6%; fixed and adjustable rate commercial loans and consumer loans have no constant prepayment rate; mortgage-backed securities and CMOs and REMICs have a prepayment rate that is constant over time at 6%. Core savings and checking deposits have a decay rate of 17% and money market accounts have a decay rate of 79% for the first year, 20% for the second and third year and 12% thereafter. These decay rates are based on assumption rates using industry experience adjusted by the Bank as needed to reflect our individual experience. The interest-rate sensitivity of the Bank's assets and liabilities illustrated in the table could vary substantially if different assumptions were used or if actual experience differs from the assumptions used.

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

       Interest rate risk exposure is also measured using interest rate sensitivity analysis to determine the Bank's change in NPV in the event of hypothetical changes in interest rates and interest liabilities. The Board of Directors may direct management to adjust its asset and liability mix to bring interest rate risk within Board approved limits if potential changes to NPV and net interest income resulting from hypothetical interest rate changes are not within the limits established.

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

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

         The Bank also measures its interest rate risk using the OTS's NPV method. NPV is calculated based on the net present value of estimated cash flows utilizing market prepayment assumptions and market rates of interest provided by independent broker quotations and other public sources. An institution's interest rate risk is measured as the change to its NPV as a result of a hypothetical immediate 200 basis point change in market interest rates. Based on this analysis at December 31, 1999, the Bank would experience a 373 basis point decrease in its NPV as a percent of assets if rates rise by 200 basis points in comparison to a flat rate scenario and a 131 basis point decrease in NPV if rates decline 200 basis points.

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

Average Balances, Interest and Yields/Rates

                                                                       Years Ended December 31,
                          ----------------------------------------------------------------------------------------------------------
                                        1999                                    1998                                     1997
                          ------------------------------------- -------------------------------------  -----------------------------
                                                                                                                             Average
                            Average                Average      Average                  Average       Average               Yield/
                            Balance     Interest  Yield/Rate    Balance      Interest    Yield/Rate    Balance     Interest   Rate
                          ----------- ----------- ---------- -----------  -------------  -----------   ---------- ---------- -------
                                                              (Dollars in Thousands)
Interest-earning
assets:
    Loans receivable    $    301,257  $    23,408     7.77%   $  303,330   $   24,316       8.02%   $    310,540  $25,038    8.06%
    Mortgage-backed
    securities                97,899        6,568     6.71%       88,339        6,376       7.22%         97,013    7,062    7.28%
    Investment securities    289,359       17,887     6.18%      231,610       15,871       6.85%        127,937    8,713    6.81%
                          ----------- ----------- ---------- ------------  ----------- -----------  ------------- -------- ---------
Total interest-
earning assets
                             688,515       47,863     6.95%      623,279       46,563       7.47%        535,490   40,813    7.62%
                          ----------- ----------- ----------    ---------  ----------- -----------    ----------- -------- ---------
Interest-bearing liabilities:
    Deposits                 567,001       18,172     3.20%      518,023       18,091       3.49%        474,258   17,755    3.74%
    Borrowings                96,531        5,513     5.71%       98,459        5,721       5.81%         34,776    2,067    5.94%
    Subordinated
    debentures                10,000        1,057    10.57%       10,000        1,057      10.57%         10,000    1,057   10.57%
                          ----------- ----------- ---------- ------------  ----------- -----------  ------------- -------- ---------
Total interest-bearing
liabilities
                        $    673,532       24,742     3.67%   $  626,482       24,869       3.97%   $    519,034   20,879    4.02%
                          =========== ----------- ----------    =========  ----------- -----------    =========== -------- ---------
Net interest income                   $    23,121                          $   21,694                             $19,934
                                      ===========                          ===========                            ========
Interest rate spread                                  3.28%                                 3.50%                            3.60%
                                                  ==========                           ===========                        =========

Net yield on average interest-earning assets          3.36%                                 3.48%                            3.72%
                                                  ==========                           ===========                        =========

    Ratio of average interest-earning assets to
    average interest -bearing liabilities           102.22%                                99.49%                          103.17%
                                                  ==========                           ===========                        =========

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

                                                                           Years Ended December 31,
                                           -----------------------------------------------------------------------------------------
                                                         1999 vs. 1998                                  1998 vs. 1997
                                           -------------------------------------------    ------------------------------------------
                                                      Increase (Decrease)                            Increase (Decrease)
                                                        Due to change in                               Due to change in
                                           -------------------------------------------    ------------------------------------------
                                               Rate          Volume         Total            Rate           Volume         Total
                                           -------------  -------------  -------------    ------------   -------------  ------------
                                                                                (In Thousands)
Interest income:
     Loans                                 $      (742)   $       (166)   $     (908)     $      (141)   $       (581)   $     (722)
     Mortgage-backed securities                   (498)            690            192             (55)           (631)         (686)
     Investment securities                      (1,941)          3,957          2,016              97           7,061         7,158
                                           -------------  -------------  -------------    ------------   -------------  ------------
     Total change - interest income             (3,181)          4,481          1,300             (99)          5,849         5,750
                                           -------------  -------------  -------------    ------------   -------------  ------------
Interest expense:
     Deposits                                   (1,629)          1,710             81          (1,302)           1,638          336
     Borrowings                                    (96)           (112)          (208)           (131)           3,785        3,654
     Subordinated debentures                         0               0              0               0                0            0
                                           -------------  -------------  -------------    ------------   -------------  ------------
     Total change - interest expense            (1,725)          1,598           (127)         (1,433)           5,423        3,990
                                           -------------  -------------  -------------    ------------   -------------  ------------
Net change in net interest income          $    (1,456)    $     2,883    $     1,427     $     1,334    $        426   $     1,760
                                           =============  =============  =============    ============   =============  ============

Comparisons of Years Ended December 31, 1999 and 1998.

Net Income

    The Corporation and its subsidiary recorded net income of $5.1 million for the year ended December 31, 1999, or $.70 diluted earnings per share as compared to net income of $5.3 million, or $.72 diluted earnings per share for the year ended December 31, 1998. Net interest income was $23.1 million in 1999 compared to $21.7 million in 1998. Provisions for loan losses were $654 thousand in 1999 and $240 thousand in 1998. Other income totaled $3.1 million in 1999 compared to $2.4 million for the same period in 1998. Total operating expenses for the year ended December 31, 1999 were $17.6 million compared to $15.6 million in the previous year. During 1999, the Corporation declared dividends which totaled $.12 per share which resulted in a dividend payout ratio of 17.14%.

Interest Income

         Total interest income increased $1.3 million to $47.9 million in 1999 from $46.6 million in 1998. The increase is attributable to increases in interest income on investment securities of $2.0 million and mortgage-backed securities of $192 thousand, partially offset by a decrease in interest income on loans of $908 thousand.

         The increase in interest income on investment securities was due to a $57.8 million increase in the average balance of investment securities to $289.4 million in 1999 from $231.6 million in 1998. The investment portfolio increased primarily due to the net purchase in 1999 of $84.2 million in U.S. Agency notes and $20.8 million in collateralized mortgage obligations (CMOs), partially offset by $73.4 million in principal paydowns. The increases in the average balance of investment securities resulted in an increase in interest income of $4.0 million in 1999 from the previous year. Average yields decreased to 6.18% in 1999 from 6.85% in 1998, which resulted in a decrease in interest income of $1.9 million on investment securities.

         Interest income on mortgage-backed securities increased $192 thousand in 1999 primarily due to volume increases in the portfolio. The average balance of the portfolio increased $9.6 million to $97.9 million in 1999 from $88.3 million in 1998, resulting in an increase in interest income of $690 thousand. The increase in the average balance is due to the purchase of $57.3 million in FHLMC, FNMA and GNMA securities in 1999, partially offset by principal paydowns of $26.5 million. The yield on the portfolio decreased to 6.71% in 1999 from 7.22% in 1998, which resulted in a decrease in interest income of $498 thousand.

         The average balance of the loan portfolio decreased $2.0 million to $301.3 million in 1999 from $303.3 million in 1998. The decline in loan volume during 1999 resulted in a decrease in interest income of $166 thousand. The average yield on the loan portfolio decreased to 7.77% in 1999 from 8.02% in 1998 which resulted in a decrease in interest income of $742 thousand.

Interest Expense

         Total interest expense decreased $127 thousand to $24.7 million in 1999 from $24.9 million in 1998. The decrease was due to a decline in interest expense on borrowings.

         Interest expense on borrowings decreased $208 thousand to $5.5 million in 1999 from $5.7 million in 1998.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

This decrease was due to a decline in both the average balance of borrowings and the rate. The average balance of borrowings decreased $2.0 million to $96.5 million in 1999 from $98.5 million in 1998, resulting in a $112 thousand decrease in interest expense due to volume. The average rate on borrowings decreased to 5.71% in 1999 from 5.81% in 1998, resulting in a $96 thousand decrease in interest expense due to changes in rate.

         Interest expense on deposits increased $81 thousand to $18.2 million in 1999 from $18.1 million in 1998. The average balance of deposits increased $49.0 million to $567.0 million in 1999 from $518.0 million in 1998, resulting in an increase in interest expense of $1.7 million. Increases in deposits in 1999 are primarily due to an increase in the average balances of checking accounts of $22.2 million, savings accounts of $11.0 million and money market accounts of $3.4 million, partially offset by a decline in the average balance of certificates of deposit of $104 thousand. These net balance increases were partially offset by a decline in the average rate paid on deposits of 29 basis points to 3.20% in 1999 from 3.49% in 1998, resulting in a decrease in interest expense of $1.6 million. The lowering of the average rate on deposits was due to an overall decline in the average interest rates on deposit products in 1999 and an increase in the average balance of non-interest "Free Personal Checking" and "Free Business Checking" accounts of $12.0 million.

Provision For Loan Losses

         The provision for loan losses increased $414 thousand to $654 thousand in 1999 from $240 thousand in 1998. The increase in 1999 was attributable to the continued change in the mix of the loan portfolio. The determination of the allowance level for loan losses is based on management's analysis of risk characteristics of various classifications of loans, previous loan loss experience, estimated fair value of the underlying collateral and current economic conditions. The Corporation will continue to monitor its allowance for loan losses and make future adjustments to the allowance through the provision for loan losses as economic conditions dictate. Management continues to offer a wider variety of loan products coupled with the continued change in the mix of the products offered in the loan portfolio from lower yielding loans (i.e., one to four family loans) to higher yielding loans (i.e., commercial real estate mortgage, commercial construction, consumer, and commercial business) which have a higher degree of risk than one to four family loans. Although the Corporation maintains its allowance for loan losses at a level that it considers to be adequate to provide for the inherent risk of loss in its loan portfolio, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods due to the higher degree of credit risk which might result from the change in the mix of the loan portfolio.

Other Income (Expense)

         Other income from operations increased $724 thousand to $3.1 million in 1999 compared with $2.4 million in 1998.

         Gain on sale of fixed assets of $245 thousand relates to the sale of a parcel of land located in Burlington Township. The loss on disposal of fixed assets of $210 thousand in 1998 relates to the write-off of obsolete computer hardware and software due to the computer system conversion completed during 1998.

         Real estate owned operations, net, in 1999 resulted in a loss of $12 thousand, which was comprised of $37 thousand in real estate owned operating expenses and realized gains of $25 thousand on the sale of real estate owned properties.

         Service charges on accounts increased $152 thousand to $2.5 million in 1999 from $2.4 million in 1998. The increase is the result of additional retail banking fees due to higher transaction volumes during the year.

 Operating Expenses

                  Total operating expenses increased $2.0 million to $17.6 million in 1999 from $15.6 million in 1998.

                  Salaries and benefits increased $1.2 million to $10.2 million in 1999 from $9.0 million in 1998. The increase was due to additional staff in the four new branches opened during the year as well as an increase in branch staff for extended weekend hours until 3:00 p.m. Average full time equivalent employees during 1999 were 382 as compared to 335 during 1998.

                  Occupancy and equipment expense increased $501 thousand to $3.5 million in 1999 from $3.0 million in 1998. This increase is due to additional depreciation and occupancy expenses on four new branches opened in 1999, as well as other facility and equipment additions and improvements during the year.

         Purchased services expense increased $208 thousand to $1.5 million in 1999 from $1.3 million in 1998. Check processing costs increased $84 thousand and MAC charges increased $99 thousand due to higher transaction volumes in 1999.

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

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

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

         Interest income on mortgage-backed securities decreased $686 thousand in 1998 primarily due to volume decreases in the portfolio. The average balance of the portfolio decreased $8.7 million to $88.3 million in 1998 from $97.0 million in 1997, resulting in a decrease in interest income of $631 thousand. The decline in the average balance is primarily due to principal paydowns of $32.8 million, partially offset by purchases of $31.1 million during the year. The average yield on the portfolio decreased to 7.22% in 1998 from 7.28% in 1997, which resulted in a decrease in interest income of $55 thousand.

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

Provision For Loan Losses

         The provision for loan losses decreased $160 thousand to $240 thousand in 1998 from $400 thousand in 1997. The determination of the allowance level for loan losses is based on management's analysis of risk characteristics of various classifications of loans, previous loan loss experience, estimated fair value of the underlying collateral and current economic conditions. The Corporation will continue to monitor its allowance for loan losses and make future adjustments to the allowance through the provision for loan losses as economic conditions dictate. Although the Corporation maintains its allowance for loan losses at a level that it considers to be adequate to provide for the inherent risk of loss in its loan portfolio, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods due to the higher degree of credit risk which might result from the change in the mix of the loan portfolio.

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

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

                  Salaries and benefits increased $1.7 million to $9.0 million in 1998 from $7.3 million in 1997. The increase was due to additional staff in the new branches opened during the year as well as an increase in branch staff for extended weekday hours until 9:00 p.m. Average full time equivalent employees during 1998 were 335 as compared to 299 during 1997.

                  Occupancy and equipment expense increased $281 thousand to $3.0 million in 1998 from $2.7 million in 1997. This increase is due to additional depreciation and occupancy expenses on new branches opened in 1998, as well as other facility and equipment additions and improvements during the year.

         Purchased services expense increased $232 thousand to $1.3 million in 1998 from $1.1 million in 1997. Check processing costs increased $101 thousand and MAC charges increased $94 thousand due to the higher transaction volume in 1998.

         Advertising expense increased by $77 thousand to $206 thousand in 1998 from $129 thousand in 1997. The Bank has engaged in a newspaper advertising campaign emphasizing our branch locations and increased hours of operations.

Impact of Inflation and Changing Prices

         Unlike most industrial companies, substantially all the assets of the Corporation are monetary in nature. As a result, movements in interest rates have a greater impact on the Corporation's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.

Liquidity and Capital Resources

         The Bank's liquidity is a measure of its ability to fund loans, withdrawals of deposits and other cash outflows in a cost effective manner. The Bank's primary sources of funds are deposits and scheduled amortization and prepayments of loan principal. The Bank also obtains funds from the sale and maturity of investment securities and short-term investments as well as the maturity of mortgage-backed securities and funds provided by operations. During the past several years, the Bank has used such funds primarily to meet its ongoing commitments to fund maturing time deposits and savings withdrawals, to fund existing and continuing loan commitments and to maintain liquidity. While the Bank has been able to fund its operations internally during recent periods, it has periodically supplemented its liquidity needs with securities sold under agreements to repurchase (repurchase agreements) and advances from the Federal Home Loan Bank of New York (FHLB). At December 31, 1999 the Bank had $90.0 million in repurchase agreements and $16.3 million in advances from the FHLB of New York. While loan payments, maturing investments and mortgage-backed securities are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Bank's liquidity is also influenced by the level of demand for funding loan originations. Liquidity may be adversely affected by unexpected deposit outflows, excessive interest rates paid by competitors, adverse publicity relating to the Banking industry and similar matters. Management monitors projected liquidity needs and determines the level desirable, based in part on the Company's commitment to make loans and management's assessment of the Company's ability to generate funds. The Company is also subject to federal regulations that impose certain minimum capital requirements.

         The amount of certificate accounts which are scheduled to mature during the twelve months ending December 31, 2000 is approximately $163.3 million. To the extent these deposits do not remain at the Bank upon maturity, the Bank believes it can replace these funds with deposits, FHLB advances or outside borrowings. It has been the Bank's experience that a substantial portion of such maturing deposits remain with the Bank.

         At December 31, 1999, the Bank had loan commitments outstanding of $24.7 million, of which $4.1 million were for fixed-rate loans and $20.6 million were for adjustable-rate loans. Funds required to fulfill the commitments are derived primarily from loan repayments, net deposit inflows or, when appropriate, borrowings.

Year 2000

         The Company relies on computers to conduct its business and information systems processing. Industry experts were concerned that on January 1, 2000, some computers might not be able to interpret the new year properly, causing computer malfunctions. Some banking industry experts remain concerned that some computers may not be able to interpret additional dates in the year 2000 properly. The Company has operated and evaluated its computer operating systems following January 1, 2000 and has not identified any errors or experienced any computer system malfunctions. The Company will continue to monitor its information systems to assess whether its systems are at risk of misinterpreting any future dates and will develop, if needed, appropriate contingency plans to prevent any potential system malfunction or correct any system failures. The Company has not been informed of any such problem experienced by its vendors or its customers.

         However, it is too soon to conclude that there will not be any problems arising from the Year 2000 problem. The Company will continue to monitor its significant vendors of goods and services and customers with respect to any Year 2000 problems they may encounter, as those issues may effect the Company's ability to continue operations, or might adversely affect its financial position, results of operations and cash flows. At this time, the Company does not believe that these potential problems will materially impact the ability to continue its operations or effect its financial statements. Any delays, mistakes, or failures could have a significant impact on the Company's financial condition and profitability.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

Consolidated Summary of Quarterly Earnings (Unaudited)

The following table presents summarized quarterly data for 1999 and 1998:

------------------------------------------------------------------------------------------------------------------------------
                                                       1st             2nd              3rd             4th            Total
                               1999                  Quarter         Quarter          Quarter         Quarter           Year
------------------------------------------------------------------------------------------------------------------------------
                                                                  (In Thousands, except per share amounts)
Total interest income                           $     11,154    $     11,699     $     12,385    $     12,625    $     47,863
Total interest expense                                 5,958           6,046            6,234           6,504          24,742
                                                -------------   -------------    -------------   -------------   -------------
Net interest income                                    5,196           5,653            6,151           6,121          23,121
Provision for loan losses                                 60              60              474              60             654
                                                -------------   -------------    -------------   -------------   -------------
Net interest income after provision
     for loan losses                                   5,136           5,593            5,677           6,061          22,467
Total other income                                       651             953              754             747           3,105
Total operating expenses                               4,238           4,367            4,387           4,575          17,567
                                                -------------   -------------    -------------   -------------   -------------
Income before income taxes                             1,549           2,179            2,044           2,233           8,005
Federal and state income taxes                           562             787              736             806           2,891
                                                -------------   -------------    -------------   -------------   -------------

Net income                                      $        987    $      1,392     $      1,308    $      1,427    $      5,114
                                                =============   =============    =============   =============   =============

Basic earnings per common share                 $       0.14    $       0.19     $       0.18    $       0.20    $       0.71
                                                =============   =============    =============   =============   =============

Diluted earnings per common share               $       0.13    $       0.19     $       0.18    $       0.20    $       0.70
                                                =============   =============    =============   =============   =============

------------------------------------------------------------------------------------------------------------------------------
                                                       1st             2nd              3rd             4th            Total
                               1998                  Quarter         Quarter          Quarter         Quarter           Year
------------------------------------------------------------------------------------------------------------------------------
                                                                  (In Thousands, except per share amounts)
Total interest income                           $     11,424    $     11,805     $     11,748    $     11,586    $     46,563
Total interest expense                                 6,136           6,365            6,290           6,078          24,869
                                                -------------   -------------    -------------   -------------   -------------
Net interest income                                    5,288           5,440            5,458           5,508          21,694
Provision for loan losses                                 60              60               60              60             240
                                                -------------   -------------    -------------   -------------   -------------
Net interest income after provision
     for loan losses                                   5,228           5,380            5,398           5,448          21,454
Total other income                                       605             536              590             650           2,381
Total operating expenses                               3,892           3,820            3,814           4,054          15,580
                                                -------------   -------------    -------------   -------------   -------------
Income before income taxes                             1,941           2,096            2,174           2,044           8,255
Federal and state income taxes                           700             761              785             738           2,984
                                                -------------   -------------    -------------   -------------   -------------

Net income                                      $      1,241    $      1,335     $      1,389    $      1,306    $      5,271
                                                =============   =============    =============   =============   =============

Basic earnings per common share                 $       0.17    $       0.19     $       0.19    $       0.18    $       0.73
                                                =============   =============    =============   =============   =============

Diluted earnings per common share               $       0.17    $       0.18     $       0.19    $       0.18    $       0.72
                                                =============   =============    =============   =============   =============

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

------------------------------------------------------------------------------------------------------------------------
December 31,                                                                              1999                1998
------------------------------------------------------------------------------------------------------------------------
ASSETS
------------------------------------------------------------------------------------------------------------------------
     Cash and amounts due from depository institutions                             $     20,489,516    $     18,142,316
     Interest-bearing deposits                                                               82,493                   0
     Short term funds                                                                    25,703,862          11,754,075
                                                                                 -------------------   -----------------

        Total cash and cash equivalents                                                  46,275,871          29,896,391
     Investment securities held to maturity                                             220,307,242         129,417,826
     Investment securities available for sale                                            49,307,116         109,833,133
     Loans, net                                                                         299,694,517         298,603,223
     Mortgage-backed securities held to maturity                                        121,424,419          90,592,647
     Accrued interest receivable:
        Loans                                                                             1,398,470           1,839,217
        Mortgage-backed securities                                                          836,699             633,667
        Investments                                                                       3,628,622           2,371,410
     Federal Home Loan Bank stock                                                         4,861,410           4,861,410
     Real estate held for development, net                                                   87,926             644,487
     Real estate owned, net                                                                 448,541             167,541
     Office properties and equipment, net                                                20,686,272          19,292,247
     Deferred income taxes                                                                2,264,587           2,015,772
     Excess cost over fair value of net assets acquired                                      55,328             164,969
     Prepaid expenses and other assets                                                      959,819           1,156,573
     Subordinated debentures issue costs, net                                               263,765             321,113
                                                                                 -------------------   -----------------
TOTAL ASSETS                                                                       $    772,500,604    $    691,811,626
                                                                                 ===================   =================

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------------------------

Liabilities:
     Deposits                                                                      $    603,892,117    $    536,309,623
     Securities sold under agreements to repurchase                                      90,000,000          80,000,000
     Advances from the Federal Home Loan Bank                                            16,337,031          16,368,321
     10% Subordinated debentures, due 2004                                               10,000,000          10,000,000
     Advances by borrowers for taxes and insurance                                        2,204,704           2,259,435
     Accrued interest payable                                                             1,437,348           1,304,742
     Dividends payable                                                                      215,519             216,953
     Other liabilities                                                                    2,316,882           1,883,887
                                                                                 -------------------   -----------------
     Total liabilities                                                                  726,403,601         648,342,961
                                                                                 -------------------   -----------------

Commitments and contingencies
Stockholders' Equity:
     Preferred stock - $.10 par value 5,000,000 shares  authorized;  none issued
     Common stock - $.10 par value 10,000,000 shares authorized; shares issued 7,897,791 and 7,897,191, and shares outstanding 7,183,978
        and 7,231,767 as of December 31, 1999 and 1998, respectively                        789,779             789,719
     Paid-in capital  in excess of par                                                    8,217,535           8,216,820
     Accumulated comprehensive loss - net of deferred income taxes                       (1,167,810)            (21,793)
     Retained earnings                                                                   42,108,955          37,860,291
     Less:  Treasury stock (713,813 and 665,424 shares, at cost,  as of
        December 31, 1999 and 1998, respectively)                                        (3,851,456)         (3,376,372)
                                                                                 -------------------   -----------------
Total stockholders' equity                                                               46,097,003          43,468,665
                                                                                 -------------------   -----------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                         $    772,500,604    $    691,811,626
                                                                                 ===================   =================

See notes to consolidated financial statements.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

------------------------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                                  1999                    1998                   1997
------------------------------------------------------------------------------------------------------------------------------------
INTEREST  INCOME:
Interest income on:
     Loans                                                       $         23,408,176     $        24,315,646    $     25,037,855
     Mortgage-backed securities                                             6,567,956               6,375,729           7,062,459
     Investments                                                           17,886,682              15,871,239           8,712,928
                                                                 ---------------------    --------------------   ----------------
Total interest income                                                      47,862,814              46,562,614          40,813,242
                                                                 ---------------------    --------------------   ----------------
INTEREST EXPENSE:
Interest expense on:
     Deposits                                                              18,171,523              18,090,683          17,754,531
     Borrowings                                                             5,513,478               5,720,876           2,066,929
     Subordinated debentures                                                1,057,348               1,057,348           1,057,348
                                                                 ---------------------    --------------------   ----------------
Total interest expense                                                     24,742,349              24,868,907          20,878,808
                                                                 ---------------------    --------------------   ----------------
NET INTEREST INCOME                                                        23,120,465              21,693,707          19,934,434
PROVISION FOR LOAN LOSSES                                                     653,579                 240,000             400,000
                                                                 ---------------------    --------------------   ----------------
NET INTEREST INCOME AFTER PROVISION
    FOR LOAN LOSSES                                                        22,466,886              21,453,707          19,534,434
                                                                 ---------------------    --------------------   ----------------
OTHER INCOME (EXPENSE):
     Loan service charges and other fees                                      152,856                 147,080             170,766
     Gain on sale of loans                                                      3,849                   5,423               9,804
     Gain on sale of investment securities                                          0                       0               1,711
     Gain (Loss) on sale/disposal of fixed assets                             244,731                (209,935)                  0
     Loss from real estate held for development                                     0                       0            (200,000)
     Real estate owned operations, net                                        (11,802)                (64,215)           (179,879)
     Service charges on accounts                                            2,520,929               2,369,112           2,204,167
     Other income                                                             194,041                 133,584              94,664
                                                                 ---------------------    --------------------   ----------------
Total other income (expense)                                                3,104,604               2,381,049           2,101,233
                                                                 ---------------------    --------------------   ----------------
OPERATING EXPENSES:
     Salaries and employee benefits                                        10,182,540               8,971,707           7,319,822
     Occupancy and equipment                                                3,497,537               2,996,435           2,715,513
     Purchased services                                                     1,512,112               1,303,637           1,071,697
     Federal deposit insurance premiums                                       309,679                 294,912             232,739
     Professional fees                                                        461,378                 369,987             331,436
     Advertising                                                              215,281                 206,120             129,278
     Other                                                                  1,388,071               1,436,937           1,216,951
                                                                 ---------------------    --------------------   ----------------
Total operating expenses                                                   17,566,598              15,579,735          13,017,436
                                                                 ---------------------    --------------------   ----------------
INCOME BEFORE INCOME TAXES                                                  8,004,892               8,255,021           8,618,231

INCOME TAXES:
Current                                                                     2,336,374               3,293,115           3,195,477
Deferred                                                                      555,012                (309,582)            (68,400)
                                                                 ---------------------    --------------------   ----------------
Total income taxes                                                          2,891,386               2,983,533           3,127,077

NET INCOME                                                       $          5,113,506     $         5,271,488    $      5,491,154
                                                                 =====================    ====================   ================

BASIC EARNINGS PER COMMON SHARE                                                 $0.71                   $0.73               $0.77
                                                                 =====================    ====================   ================
 DILUTED EARNINGS PER COMMON SHARE                                              $0.70                   $0.72               $0.75
                                                                 =====================    ====================   ================

Weighted average common shares outstanding                                  7,210,038               7,203,862           7,165,455
Potential dilutive effect of the exercise of stock options                     81,554                 109,779             180,864
                                                                 ---------------------    --------------------   ----------------
Adjusted weighted average common shares outstanding                         7,291,592               7,313,641           7,346,319
                                                                 =====================    ====================   ================

See notes to consolidated financial statements

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

------------------------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                                            1999                  1998              1997
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income                                                                  $         5,113,506   $    5,271,488   $     5,491,154
Adjustments to reconcile net income to net cash provided
   by operating activities:
Provision for loan losses                                                               653,579          240,000           400,000
Depreciation and amortization                                                         2,016,259        1,999,005         1,876,773
Provision for real estate owned                                                               0          108,102           142,630
Provision for real estate held for development                                                0                0           200,000
Realized (gains) and losses on:
     Sale of loans and loans held for sale                                               (3,849)          (5,423)           (9,804)

     Sale of investments available for sale                                                   0                0            (1,711)
     (Sale) and Disposal of fixed assets                                               (244,731)         209,935             7,122
     Sale of real estate owned                                                          (25,097)        (101,349)          (10,630)
Proceeds from sale of loans held for sale                                                     0                0           101,625
Loans originated for sale                                                                     0                0          (100,000)
Increase in accrued interest receivable                                              (1,019,497)        (442,422)         (770,837)
Decrease (Increase) in prepaid expenses and other assets                                196,754          (95,448)         (171,226)
Increase in accrued interest payable                                                    132,606          190,438           253,759
Increase (Decrease) in other liabilities                                                446,775          (61,539)          (46,544)
Provision for deferred income taxes                                                     395,258         (465,972)          (67,530)
Other                                                                                         0           33,481            72,982
                                                                            --------------------  ---------------  ----------------
     Net cash provided by operating activities                                        7,661,563        6,880,296         7,367,763
                                                                            --------------------  ---------------  ----------------
INVESTING ACTIVITIES:
Proceeds from sale of:
     Education loans                                                                    750,565        1,658,700           953,442
     Real estate held for development                                                   556,561                0           333,245
     Real estate owned                                                                  110,097          603,095            75,630
     Office property and equipment                                                      353,410                0                 0
Principal collected and proceeds from maturities of investment
   securities held to maturity                                                       62,682,095      294,889,937       265,776,982
Proceeds from maturities of investment securities available for sale                107,709,603       86,593,751        11,942,666
Principal collected and proceeds from maturities of mortgage-backed
   securities                                                                        26,545,021       32,754,399        33,458,783
Principal collected on loans, net                                                    54,487,510       60,258,471        53,020,808
Longer-term loans originated or acquired, net                                       (57,275,106)     (58,185,394)      (50,305,474)
Purchase of investment securities and mortgage-backed securities
   held to maturity                                                                (256,292,451)    (343,502,524)     (320,005,763)
Purchase of investment securities available for sale                                 (4,056,041)    (116,472,554)      (78,570,231)
Purchase of Federal Home Loan Bank stock                                                      0       (1,230,610)          (10,200)
Purchase of office property and equipment                                            (3,009,232)      (4,912,791)       (2,077,581)
                                                                            --------------------  ---------------  ----------------
     Net cash used by investing activities                                          (67,437,968)     (47,545,520)      (85,407,693)
                                                                            --------------------  ---------------  ----------------
FINANCING ACTIVITIES:
Net increase in demand deposits and savings accounts                                 53,936,730       61,509,157        27,376,384
Net increase (decrease) in time deposits                                             13,645,764      (14,639,514)        2,095,304
Net decrease in FHLB advances                                                           (31,290)      (8,128,155)       (8,053,524)
Proceeds from securities sold under agreement to repurchase                          10,000,000       20,000,000        60,000,000
Principal repayment of employee stock ownership plan debt                                     0          (33,481)          (72,982)
(Decrease) Increase in advances from borrowers for taxes and
   insurance                                                                            (54,731)          66,894            53,903
Purchase of treasury stock                                                             (475,084)        (186,051)         (127,361)
Dividends paid on common stock                                                         (866,279)        (767,461)         (525,479)
Net proceeds from issuance of common stock                                                  775          108,604             5,758
                                                                            --------------------  ---------------  ----------------
     Net cash provided by financing activities                                       76,155,885       57,929,993        80,752,003
                                                                            --------------------  ---------------  ----------------
INCREASE IN CASH AND CASH EQUIVALENTS                                                16,379,480       17,264,769         2,712,073
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                         29,896,391       12,631,622         9,919,549
                                                                            --------------------  ---------------  ----------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                      $        46,275,871   $   29,896,391   $    12,631,622
                                                                            ====================  ===============  ================


Supplemental Disclosures:
     Cash paid for:
         Interest on deposits, advances, and other borrowings               $        24,113,145   $   24,678,469   $    20,625,049
         Income taxes                                                                 2,689,262        2,906,347         3,456,506
     Non cash investing and financing activities:
         Dividends declared and not paid at year end                                    215,519          216,953           167,154
         Non-monetary transfers from loans to real estate acquired
         through foreclosure                                                            366,000          331,028            32,435

See notes to consolidated financial statements.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------------------------------------
                                                                             Guarantee of
                                                                              employee
                            Common                             Accumulated     stock                                      Total
                            shares     Common      Paid-in    comprehensive   ownership    Retained       Treasury    Stockholders'
                         outstanding   stock       capital      income       plan debt     earnings        stock         Equity
------------------------------------------------------------------------------------------------------------------------------------
Balances at
   December 31, 1996        2,392,707  $260,288   $8,413,558   $(166,152)    $(106,463)   $28,487,903  $(3,062,960)    $33,826,174
Net Income                                                                                  5,491,154                    5,491,154
Other comprehensive
   income, net of tax
   of $123,703
   Unrealized gain on
   securities available
   for sale                                                      220,107                                                   220,107
                                                                                                                      --------------
Total comprehensive
   income                                                                                                                5,711,261

Dividends declared                                                                           (572,997)                    (572,997)
Decrease in guarantee
   of employee stock
   ownership plan debt                                                          72,982                                      72,982
Exercise of stock options       1,486       149        5,609                                                                 5,758
Purchase of common stock       (6,277)                                                                    (127,361)       (127,361)

------------------------------------------------------------------------------------------------------------------------------------

Balances at
   December 31, 1997        2,387,916   260,437    8,419,167      53,955       (33,481)    33,406,060   (3,190,321)     38,915,817
Net Income                                                                                  5,271,488                    5,271,488
Other comprehensive
   income, net of tax
   benefit of $42,492
  Unrealized loss on
  securities available
  for sale                                                       (75,748)                                                  (75,748)
                                                                                                                      --------------
Total comprehensive
   income                                                                                                                5,195,740

Dividends declared                                                                           (817,257)                    (817,257)
Decrease in guarantee
   of employee stock
   ownership plan debt                                                          33,481                                      33,481
Exercise of stock options      47,451     4,745      103,859                                                               108,604
Tax benefit from gains on
   stock options exercised                           218,331                                                               218,331
Purchase of common stock       (5,354)                                                                    (186,051)       (186,051)

Three-for-one stock split   4,801,754   524,537     (524,537)                                                                    0
------------------------------------------------------------------------------------------------------------------------------------

Balances at

   December 31, 1998        7,231,767   789,719    8,216,820     (21,793)            0     37,860,291   (3,376,372)     43,468,665
Net Income                                                                                  5,113,506                    5,113,506
Other comprehensive
   income, net of tax
   benefit of $648,072
  Unrealized loss on
  securities available
  for sale                                                    (1,146,017)                                               (1,146,017)
                                                                                                                      --------------
Total comprehensive
   income                                                                                                                3,967,489

Dividends declared                                                                           (864,842)                    (864,842)

Exercise of stock options         600        60          715                                                                   775

Purchase of common stock      (48,389)                                                                    (475,084)       (475,084)
------------------------------------------------------------------------------------------------------------------------------------
Balances at
   December 31, 1999        7,183,978  $789,779   $8,217,535 $(1,167,810)           $0    $42,108,955  $(3,851,456)    $46,097,003
------------------------------------------------------------------------------------------------------------------------------------

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

FMS FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, and 1997

--------------------------------------------------------------------------------------

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

Regulatory Authorities

         The regulatory agency overseeing savings institutions is the Office of Thrift Supervision ("OTS") and the deposits of the Bank are insured by the Federal Deposit Insurance Corporation ("FDIC").

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


Cash and Cash Equivalents

         Cash and cash equivalents  include cash and amounts due from depository institutions,  interest-bearing deposits with an original maturity of 90 days or less,  money  market  funds and federal  funds sold.  Cash and cash  equivalents
exclude  reverse  repurchase   agreements  which  are  generally  classified  as
investments  held to maturity.  Generally,  federal funds are purchased and sold for one-day  periods.  The Bank is required to maintain  certain average reserve balances  as  established  by the  Federal  Reserve  Bank.  The  amount of those balances for the reserve computation periods which include December 31, 1999 and
1998 were $15.5 million and $11.0 million, respectively. These requirements were satisfied  through the  balance of vault cash and a balance at the Federal  Home
Loan Bank.

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

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

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

Deferred Loan Fees

         All loan fees and related direct loan  origination  costs are deferred.
Deferred loan fees and costs are generally capitalized and amortized as a yield adjustment over the life of the loan using the interest method.

Loans Serviced for Others

         Servicing loans for others generally consists of collecting mortgage payments, disbursing payments to investors and processing foreclosures. Loan servicing income is recorded upon receipt and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. The total amount of loans being serviced for the benefit of others was $16.7 million and $20.4 million at December 31, 1999 and 1998, respectively.
Loan servicing fee income was approximately $56 thousand, $68 thousand and $83 thousand for the years ended December 31, 1999, 1998 and 1997, respectively.

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

Reclassifications

         Certain items in the 1998 and 1997 consolidated financial statements have been reclassified to conform with the presentation in the 1999 consolidated financial statements.

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

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

2. INVESTMENT SECURITIES HELD TO MATURITY

         A comparison of amortized cost and estimated market value of investment securities held to maturity at December 31, 1999 and 1998 are as follows:

                               December 31, 1999
             -------------------------------------------------------

                              Gross         Gross       Estimated
               Amortized    Unrealized   Unrealized       Market
                 Cost         Gains        Losses         Value
--------------------------------------------------------------------
U.S.
  Gov't
  Agencies   $ 170,610,811   $  51,318 $  (8,810,677)  $161,851,452
Municipal
  bonds          1,509,310         644             0      1,509,954
CMOs            48,187,121           0    (1,705,654)    46,481,467
--------------------------------------------------------------------
Total        $ 220,307,242   $  51,962 $ (10,516,331)  $209,842,873
--------------------------------------------------------------------


                               December 31, 1998
             -------------------------------------------------------
                              Gross         Gross       Estimated
               Amortized    Unrealized   Unrealized       Market
                 Cost         Gains        Losses         Value
--------------------------------------------------------------------
U.S.
  Gov't
  Agencies $    78,291,686  $  151,165 $    (201,073)  $ 78,241,778
Municipal
  bonds          3,823,802       2,833             0      3,826,635
CMOs            47,302,338      53,888       (59,017)    47,297,209
--------------------------------------------------------------------
Total      $   129,417,826  $  207,886 $    (260,090)   129,365,622
--------------------------------------------------------------------


         The Bank has the intent and ability to hold these securities to maturity. The amortized cost and estimated market value of investments held to maturity at December 31, 1999, by contractual maturity are shown in the following table. Expected maturities may differ as borrowers have the right to call certain obligations. CMOs are shown separately due to the amortization and prepayment of principal occurring throughout the life of these instruments.

                                     December 31, 1999
                            ----------------------------------
                                Amortized          Estimated
                                  Cost            Market Value
--------------------------------------------------------------
Due one year or less      $      1,279,310     $    1,279,310
Due one to five years           19,139,522         18,645,821
Due five to ten years          100,274,387         94,554,046
Due after ten years             51,426,902         48,882,229
CMOs                            48,187,121         46,481,467
--------------------------------------------------------------
Total                     $    220,307,242   $    209,842,873
--------------------------------------------------------------


3. INVESTMENT SECURITIES AVAILABLE FOR SALE

         The amortized cost and estimated market value of investment securities available for sale at December 31, 1999 and 1998 are as follows:

                              December 31, 1999
             ----------------------------------------------------
                             Gross        Gross       Estimated
              Amortized    Unrealized   Unrealized     Market
                Cost         Gains        Losses       Value
-----------------------------------------------------------------
U.S. Gov't
  Agencies $  10,291,646 $          0 $    (566,615) $ 9,725,031
CMOs          38,024,766        4,699    (1,212,915)  36,816,550
MBSs           2,817,131            0       (51,596)   2,765,535
-----------------------------------------------------------------
Total      $  51,133,543 $      4,699 $  (1,831,126) $49,307,116
-----------------------------------------------------------------

                              December 31, 1998
             ----------------------------------------------------
                             Gross        Gross       Estimated
              Amortized    Unrealized   Unrealized     Market
                Cost         Gains        Losses        Value
-----------------------------------------------------------------
U.S.
  Gov't
  Agencies $  18,492,035 $     26,683 $   (18,102) $  18,500,616
CMOs          91,377,435      206,435    (251,353)    91,332,517
-----------------------------------------------------------------
Total      $ 109,869,470 $    233,118 $  (269,455) $ 109,833,133
-----------------------------------------------------------------

The amortized cost and estimated market value of investments available for sale at December 31, 1999, by contractual maturity are shown in the following table.
Expected maturities may differ as borrowers have the right to call or prepay certain obligations. CMOs are shown separately due to the amortization and prepayment of principal occurring throughout the life of these instruments.

                                      December 31, 1999
                            --------------------------------------
                               Amortized             Estimated
                                  Cost             Market Value
------------------------------------------------------------------
Due one to five years     $        5,295,000    $       5,087,541
Due five to ten years              2,996,646            2,815,300
Due after ten years                4,817,131            4,587,725
CMOs                              38,024,766           36,816,550
------------------------------------------------------------------
Total                     $       51,133,543    $      49,307,116
------------------------------------------------------------------

         There  were no sales of  investment  securities  during  1999 and 1998.
During 1997, FNMA-mortgage-backed securities available for sale were sold which resulted in a realized gain of $2 thousand.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

4. LOANS, NET

         Loans, net at December 31, 1999 and 1998 consist of the following:

                                  1999                1998

-----------------------------------------------------------------

Mortgage Loans             $     236,912,182   $     245,414,511
Construction Loans                   972,533           1,390,456
Commercial Construction            3,934,937           2,609,315
Consumer Loans                     3,273,792           3,237,176
Commercial Real Estate            52,543,711          45,937,998
Commercial Business                6,790,348           4,120,967
-----------------------------------------------------------------
Subtotal                         304,427,503         302,710,423
Less:
     Deferred loan fees              892,019             764,926
     Allowance for
       possible loan
       losses                      3,840,967           3,342,274
-----------------------------------------------------------------
Total loans, net           $     299,694,517   $     298,603,223
-----------------------------------------------------------------

         At December 31, 1999 and 1998 the recorded investment in loans for which impairment had been recognized in accordance with SFAS Nos. 114 and 118 totaled $3.1 million and $3.2 million, respectively. At December 31, 1999, impaired loans of $1.7 million related to loans that were individually measured for impairment with a valuation allowance of $516 thousand and $1.5 million of loans that were collectively measured for impairment with a valuation allowance of $63 thousand. At December 31, 1998 impaired loans of $1.6 million related to loans that were individually measured for impairment with a valuation allowance of $363 thousand and $1.6 million of loans that were collectively measured for impairment with a valuation allowance of $69 thousand. For the years ended
December 31, 1999 and 1998, the average recorded investment in impaired loans was approximately $3.6 million and $3.4 million, respectively. During the years ended December 31, 1999 and 1998 the Corporation recognized $575 thousand and $125 thousand, respectively, of interest on impaired loans.

         Loans which are 90 days delinquent as to principal and/or interest are placed on a non-accrual status and all previously accrued interest is reversed.
The principal amount of non-accrual loans at December 31, 1999 and 1998 was $3.1 million and $3.2 million, respectively. Interest income on non-accrual loans that would have been recorded in 1999 under the original terms of such loans was $265 thousand, and the interest income actually recognized in 1999 for such loans was $556 thousand. Interest income on non-accrual loans that would have been recorded in 1998 under the original terms of such loans was $266 thousand, and the actual interest income recognized in 1998 for such loans was $119 thousand.

         The Bank originates and purchases both adjustable and fixed interest rate loans. At December 31, 1999, the composition of these loans is as follows:

                                     Maturing
                          Maturing   from 200   Maturing
                          during      through     after
(In Thousands)             2000        2004       2004       Total
--------------------------------------------------------------------
Mortgage Loans
   (1-4 dwelling)       $   1,310  $  15,965  $  219,637  $ 236,912
Construction Loans            973          0           0        973
Commercial Construction       551          0       3,384      3,935
Consumer Loans              1,346      1,569         359      3,274
Commercial Real Estate      4,411     15,881      32,252     52,544
Commercial Business         2,788      3,459         543      6,790
--------------------------------------------------------------------
                Total   $  11,379  $  36,874  $  256,175  $ 304,428
--------------------------------------------------------------------



Interest sensitivity
on the above loans:
Loans with
  predetermined rates   $   7,151  $  30,647  $  184,441  $ 222,239
Loans with adjustable
  or floating rates         4,228      6,227      71,734     82,189
--------------------------------------------------------------------
                Total   $  11,379  $  36,874  $  256,175  $ 304,428
--------------------------------------------------------------------

         Construction, commercial and land loans are generally indexed to the prime rate plus a percentage (generally 1% to 2%). The adjustable rate mortgage loans have interest rate adjustment limitations and are generally indexed to the one year U.S. Treasury constant maturity yield. Future market factors may affect the correlation of the interest rate adjustment with the rates the Bank pays on the short-term deposits that have been primarily utilized to fund these loans.
Loans  pledged as  collateral  for advances and lines of credit from the Federal
Home Loan Bank totaled $41.5 million at December 31, 1999.

         Changes in the allowance for possible loan losses are as follows:

                                  Years ended December 31,
                          -----------------------------------------
                             1999           1998          1997
-------------------------------------------------------------------

Balance at beginning
  of year               $   3,342,274  $  3,137,781  $   2,781,937
Provisions charged to
  operations                  653,579       240,000        400,000
Charge-offs                  (232,828)      (37,876)       (49,042)
Recoveries                     77,942         2,369          4,886
-------------------------------------------------------------------
Balance at end of year  $   3,840,967  $  3,342,274  $   3,137,781
-------------------------------------------------------------------

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

5. MORTGAGE-BACKED SECURITIES

         Mortgage-backed securities held to maturity at December 31, 1999 and 1998 are summarized as follows:

                             December 31, 1999
          ---------------------------------------------------------
                            Gross         Gross
            Amortized     Unrealized   Unrealized      Estimated
              Cost          Gains        Losses       Market Value
-------------------------------------------------------------------
GNMA     $  37,742,389  $    253,470 $ (1,055,224)  $   36,940,635
FNMA        50,801,575       105,479   (1,061,964)      49,845,090
FHLMC       32,880,455       235,464      (86,612)      33,029,307
-------------------------------------------------------------------
Total    $ 121,424,419  $    594,413 $ (2,203,800)  $  119,815,032
-------------------------------------------------------------------

                             December 31, 1998
          ---------------------------------------------------------
                            Gross         Gross
            Amortized     Unrealized   Unrealized      Estimated
              Cost          Gains        Losses       Market Value
-------------------------------------------------------------------
GNMA    $   31,716,739  $    599,765 $     (3,615)  $   32,312,889
FNMA        37,531,455       597,103      (49,100)      38,079,458
FHLMC       21,255,729       524,392         (476)      21,779,645
Private         88,724         1,610          (33)          90,301
-------------------------------------------------------------------
Total   $   90,592,647  $  1,722,870 $    (53,224)  $   92,262,293
-------------------------------------------------------------------

The Bank has the intent and ability to hold these  securities  to  maturity.  At
December 31, 1999, neither a disposal, nor a condition that could lead to a decision not to hold these securities to maturity were reasonably foreseen.

6. OFFICE PROPERTIES AND EQUIPMENT, NET

         Office properties and equipment at December 31, 1999 and 1998 are summarized by major classification, as follows:

                                              December 31,
                                    -------------------------------
                                          1999            1998
-------------------------------------------------------------------

Land, buildings and improvements      $  21,036,089  $  18,900,216
Furniture and equipment                   4,356,086      4,153,118
Computers                                 4,128,761      3,629,926
-------------------------------------------------------------------
Total                                    29,520,936     26,683,260
Less accumulated depreciation            (8,834,664)    (7,391,013)
-------------------------------------------------------------------
Office properties and equipment, net  $  20,686,272  $  19,292,247
-------------------------------------------------------------------

7. REAL ESTATE HELD FOR DEVELOPMENT, NET

         The Bank, through its wholly-owned subsidiary, Land Financial Services,
Inc., had entered into several real estate investments. Real estate held for development is carried at the lower of cost or estimated net realizable value.
Intercompany loans from the Bank are the primary sources of funding and have been eliminated in consolidation. Such investments in real estate at December
31, 1999 and 1998, are summarized as follows:

                                         December 31,
                         ---------------------------------------
                                      1999           1998
----------------------------------------------------------------
Real estate held for
       development       $         376,694    $        933,256
Valuation allowance               (288,768)           (288,769)
----------------------------------------------------------------
Net                      $          87,926    $        644,487
----------------------------------------------------------------

8. REAL ESTATE OWNED, NET

         Real estate owned, which was acquired through foreclosure and deeds in lieu of foreclosure, totaled $449 thousand and $168 thousand, net at December
31, 1999 and 1998, respectively. Changes in allowance for real estate owned is as follows:

                                Years ended December 31,
                      ---------------------------------------------
                           1999          1998          1997
-------------------------------------------------------------------
Balance at beginning
  of year             $    668,239  $    560,137   $   437,507
Provisions charged
  to operations                  0       108,102       142,630
Charge-offs                      0             0       (20,000)
-------------------------------------------------------------------
Balance at end
  of year             $    668,239  $    668,239   $   560,137
-------------------------------------------------------------------


                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

9. DEPOSITS

         Deposits at December 31, 1999 and 1998 consisted of the following major classifications and weighted average rates:

                                      December 31, 1999
                          ---------------------------------------------
                           Weighted                        Percent
                           Average Rate        Amount     of Total
-----------------------------------------------------------------------
Non-interest checking            0.00 %  $     82,504,184     13.66 %
Checking accounts                2.26         106,541,028     17.64
Savings accounts                 2.67         107,207,225     17.76
Money market accounts            2.76          65,583,704     10.86
Certificates                     4.92         242,055,976     40.08
-----------------------------------------------------------------------
Total                            3.20 %  $    603,892,117    100.00 %
-----------------------------------------------------------------------

                                      December 31, 1998
                          ---------------------------------------------
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
-----------------------------------------------------------------------

A summary of certificates by maturity at December 31, 1999 is as follows:

Years ended December 31,                      Amount
----------------------------------------------------------
2000                                   $      163,279,420
2001                                           37,325,167
2002                                           20,354,609
Thereafter                                     21,096,780
----------------------------------------------------------
Total                                  $      242,055,976
----------------------------------------------------------

         A summary of interest expense on deposits is as follows:

                            Years ended December 31,
                        ------------------------------------------------
                              1999            1998            1997
------------------------------------------------------------------------
Checking accounts       $     2,029,980 $     1,263,105    $    825,672
Savings accounts              2,787,185       2,591,626       2,347,193
Money market accounts         1,817,465       1,697,154       1,629,248
Certificates                 11,536,893      12,538,798      12,952,418
------------------------------------------------------------------------
Total interest expense  $    18,171,523 $    18,090,683    $ 17,754,531
------------------------------------------------------------------------

10. ADVANCES FROM FEDERAL HOME LOAN BANK

         At December 31, 1999,  the Bank had advances from the Federal Home Loan
Bank of New York (FHLB) in the amount of $16.3 million with a weighted average interest rate of 6.0%. Advances are collateralized by certain first mortgage loans.

                     Years ended December 31,
-------------------------------------------------------------------
       1999                            1998
-------------------------------------------------------------------
                Weighted                        Weighted
                Average  Maturity               Average   Maturity
      Amount     Rate      Date       Amount     Rate       Date
-------------------------------------------------------------------
  $  10,000,000   6.32%   6/6/00 $  10,000,000     6.32%    6/6/00
      5,000,000   5.62%  2/15/01     5,000,000     5.62%   2/15/01
      1,337,031   5.00%  10/9/07     1,368,321     5.00%   10/9/07
-------------------------------------------------------------------
  $  16,337,031   6.00%          $  16,368,321     6.00%
-------------------------------------------------------------------


11. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

         At December 31, 1999, the Bank had securities sold under the agreements to repurchase (repurchase agreements) in the aggregate amount of $90.0 million.
The repurchase agreements are collateralized by U.S. Agency Notes and CMOs with a market value of $92.5 million. Accrued interest payable on these agreements totaled $457 thousand at December 31, 1999.

                Year ended December 31, 1999
--------------------------------------------------------------
                                Weighted   Maturity   Call
Counterparty       Amount     Average Rate   Date    Feature
--------------------------------------------------------------
Merrill Lynch     $20,000,000    5.79%      9/19/02   9/19/00
FHLB               10,000,000    6.03%       2/1/00     -
FHLB               20,000,000    5.65%     11/18/02  11/18/00
FHLB               20,000,000    5.72%     12/19/07  12/19/02
FHLB               20,000,000    5.13%      1/14/08   1/14/01
--------------------------------------------------------------
Total             $90,000,000    5.62%
--------------------------------------------------------------

                Year ended December 31, 1998
--------------------------------------------------------------
                                Weighted   Maturity   Call
Counterparty       Amount     Average Rate   Date    Feature
--------------------------------------------------------------
Merrill Lynch     $20,000,000    5.79%      9/19/02   9/19/00
FHLB               20,000,000    5.65%     11/18/02  11/18/00
FHLB               20,000,000    5.72%     12/19/07  12/19/02
FHLB               20,000,000    5.13%      1/14/08   1/14/01
--------------------------------------------------------------
Total             $80,000,000    5.57%
--------------------------------------------------------------

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

12. INCOME TAXES

         The Corporation's provision for income taxes differs from that computed by applying the statutory federal income tax rate to income before income taxes as follows:

                                                1999                            1998                              1997
                                -------------------------------  ------------------------------   -------------------------------
                                      Amount         Percent          Amount          Percent           Amount         Percent
                                  ---------------   -----------  ------------------  ----------   ------------------- -----------
Tax at federal tax rate         $      2,721,663        34.00%       $   2,806,707      34.00%         $   2,930,199      34.00%
Increase from:
     State income taxes, net
         of federal income tax
         benefit                         165,583         2.07%             170,531       2.07%               189,102       2.19%
     Other                                 4,140         0.05%               6,295       0.08%                 7,776       0.09%
                                  ---------------   -----------  ------------------  ----------   ------------------- -----------
     Total                      $      2,891,386        36.12%       $   2,983,533      36.15%         $   3,127,077      36.28%
                                  ===============   ===========  ==================  ==========   =================== ===========

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

         The temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

                                       December 31,
                                ------------------------------------
                                              1999          1998
------------------------------------------------------------------------
Deferred income tax assets:
  Allowance for possible loan        $
  losses                                 1,111,262     $     924,040
  Real estate losses                       482,409           482,409
  Deferred loan fees, net                  (24,926)           (2,225)
  Compensation and pension (asset)
  liability                                (24,900)           49,822
  Amortization of deposit premium          277,049           274,034
  Post retirement benefits                 185,000           185,000
  Capitalized interest                     305,209           284,690
  Other                                    143,273           155,340
------------------------------------------------------------------------
Gross deferred tax assets                2,454,376         2,353,110
Deferred income tax liabilities:
  Prepaid deposit insurance premium         11,148            48,912
  Depreciation                             178,641           288,426
------------------------------------------------------------------------
Gross deferred tax liabilities:            189,789           337,338
------------------------------------------------------------------------
Deferred income tax assets, net      $   2,264,587     $   2,015,772
------------------------------------------------------------------------

         The following represents the components of income tax expense for the years ended December 31, 1999, 1998 and 1997, respectively.

                              1999           1998         1997
------------------------------------------------------------------
Current Federal tax
   provision             $   2,131,769  $  3,008,922  $ 2,903,256
Current State tax
   provision                   204,605       284,193      292,221
------------------------------------------------------------------
   Total current
     provision               2,336,374     3,293,115    3,195,477
------------------------------------------------------------------
Deferred federal tax
  (benefit)                    508,734      (283,771)     (62,697)
Deferred state tax
  (benefit)                     46,278       (25,811)      (5,703)
------------------------------------------------------------------
   Total deferred tax
     (benefit)                 555,012      (309,582)     (68,400)
------------------------------------------------------------------
Total                    $   2,891,386  $  2,983,533  $ 3,127,077
------------------------------------------------------------------

13. LEASES

         The Bank leases three buildings and land to operate four branches under noncancelable leases which expire over the next 25 years. These leases generally provide for the payment of taxes and maintenance by the lessee. Most of these operating leases provide the Bank with the option to renew the lease after the initial lease term. Future minimum rental payments under existing leases as of December 31, 1999 are as follows:

Fiscal Year                           Amount
-------------------------------------------------

2000                            $        180,535
2001                                      76,826
2002                                      76,826
2003                                      76,826
2004 and beyond                        1,056,817
-------------------------------------------------
Total                           $      1,467,830
-------------------------------------------------

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

         The leases for the buildings contain cost of living adjustments based on changes in the consumer price index. The minimum lease payments shown above include base rentals exclusive of any future adjustments. Total rent expense for all operating leases amounted to $127 thousand, $105 thousand and $104 thousand for fiscal years 1999, 1998 and 1997, respectively.

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

         The following is a reconciliation of the Bank's capital under generally accepted accounting principles ("GAAP") to regulatory capital at December 31, 1999:

                       Tangible           Core          Risk-based
                        Capital          Capital          Capital
---------------------------------------------------------------------
Bank's GAAP
   Capital         $    52,609,415  $    52,609,415  $    52,609,415
Add:
   Unrealized loss
     on investments
     AFS                 1,167,810        1,167,810        1,167,810
Less:
   Subsidiary
     investments
     not eligible          (87,926)         (87,926)         (87,926)
   Goodwill                (55,328)         (55,328)         (55,328)
   REO greater
     than 5 years         (149,541)        (149,541)        (149,541)
Supplementary
   qualifying
   capital item
General valuation
   allowance                     0                0        3,389,772
---------------------------------------------------------------------
Regulatory
  capital
  computed              53,484,430       53,484,430       56,874,202
Minimum
   regulatory
   capital
   requirement          15,462,237       30,924,474       24,206,915
---------------------------------------------------------------------
Regulatory
  capital
  excess           $    38,022,193  $    22,559,956  $    32,667,287
---------------------------------------------------------------------

15. PENSION PLAN

         The Bank has a defined benefit pension plan for active employees. Net pension expense was $462 thousand, $371 thousand and $385 thousand for years ended December 31, 1999, 1998 and 1997, respectively. The components of net pension cost are as follows:

                                  Years ended December 31,
                    --------------------------------------------------
                           1999             1998             1997
----------------------------------------------------------------------
Service cost        $       513,260   $      435,047    $     401,818
Interest cost               336,799          270,772          232,376
Return on assets           (418,356)        (359,216)        (286,070)
Net amortization
     and deferral            30,675           23,921           37,140
----------------------------------------------------------------------
Net periodic
     pension cost   $       462,378   $      370,524    $     385,264
----------------------------------------------------------------------

         The following table presents a reconciliation of the funded status of the defined benefit pension plan at December 31, 1999 and 1998:

                                               December 31,
                                 ----------------------------------------
                                        1999                1998
-------------------------------------------------------------------------
Projected benefit obligation      $     6,406,113     $     5,200,545
Fair value of plan assets               7,520,267           5,895,741
-------------------------------------------------------------------------
Excess of plan assets over
     projected benefit obligation       1,114,154             695,196
Unrecognized net gain                  (1,423,841)         (1,153,817)
Unrecognized prior service cost            70,794              76,135
Unrecognized net transition
     obligation                           131,663             162,569
-------------------------------------------------------------------------
Accrued pension cost
     included in the consolidated
     balance sheet               $       (107,230)    $      (219,917)
-------------------------------------------------------------------------

         The following table presents a reconciliation of beginning and ending balances of benefit obligations and plan assets:

                                                 December 31,
                                         ------------------------------
Change in Projected Benefit Obligation       1999           1998
-----------------------------------------------------------------------
Projected benefit obligation
  at beginning of year                     $5,200,545   $   4,419,723
Service cost                                  513,260         435,047
Interest cost                                 336,799         270,772
Actuarial loss                                464,723         133,501
Benefits paid                                (109,214)        (58,498)
-----------------------------------------------------------------------
Projected benefit obligation
  at end of year                           $6,406,113   $   5,200,545
-----------------------------------------------------------------------
Change in Plan Assets
-----------------------------------------------------------------------
Fair value of plan assets
  at beginning of year                     $5,895,741   $   5,171,488
Actual return of plan assets                1,158,675         782,751
Employer contribution                         575,065               0
Benefits paid                                (109,214)        (58,498)
-----------------------------------------------------------------------
Fair value of plan assets
  at end of year                           $7,520,267   $   5,895,741
-----------------------------------------------------------------------

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

         Actuarial assumptions used in determining pension cost are as follows:

                                 Years ended December 31,
                        ------------------------------------------
                               1999        1998          1997
----------------------------------------------------------------------
Discount rate for
     benefit obligation        6.00 %        6.00 %        6.00 %
Rate of increase in
     compensation levels
     and social security
     wage base                 4.00 %        4.00 %        4.00 %
Expected long-term
     rate of return on
     plan assets               7.00 %        7.00 %        7.00 %
----------------------------------------------------------------------

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

         The net periodic post-retirement benefit cost includes the following components:

                                               December 31,
                                       ------------------------------
                                           1999             1998
---------------------------------------------------------------------
Interest cost                        $       29,149   $       30,514
Amortization of prior service cost          (14,499)         (14,499)
Amortization of gain                           (934)          (1,763)
---------------------------------------------------------------------
Net periodic post-retirement
     benefit cost                    $       13,716   $       14,252
---------------------------------------------------------------------

         The assumed discount rate used in the calculation for net periodic post-retirement benefit cost was 6.75% and 7.0% for 1999 and 1998, respectively. The assumed health care cost trend rate for 1999 was 6% and was graded down in 1% increments per year to an ultimate rate of 5% per year. The impact of a 1% increase in the assumed health care cost trend for each future year would be as follows:

                                                     December 31, 1999
----------------------------------------------------------------------
Accumulated post-retirement obligation
     at year end                                             $434,747
Service and interest Cost                                     $31,406
----------------------------------------------------------------------

         The following table summarizes the amounts recognized in the Bank's balance sheet:

                                            December 31,
                                    -----------------------------
                                        1999            1998
-----------------------------------------------------------------
Accumulated post-retirement
     benefit obligation           $    (403,766)  $    (451,181)
Unrecognized prior service cost         (84,577)        (99,076)
Unrecognized net gain                   (89,647)        (59,101)
-----------------------------------------------------------------

Accrued post-retirement benefit
     cost                         $    (577,990)  $    (609,358)
-----------------------------------------------------------------

         The assumed discount rate used in the calculation for the accumulated post-retirement benefit obligation as of December 31, 1999 and 1998 was 8.0% and 6.75%, respectively.

16. SUBORDINATED DEBENTURES

         The Corporation issued $10.0 million of subordinated debentures in 1994. The debentures are unsecured, bear interest at a rate of 10% per annum and mature on July 28, 2004. Interest payments are due semiannually on February 1 and August 1 commencing February 1, 1995. The debentures are redeemable, in whole or in part, at any time at the option of the Corporation at redemption prices ranging from 103% down to 100%. The net proceeds from the sale of the debentures totaled $9.4 million and were used for the expansion of the Bank's operations through branch acquisitions and general corporate purposes. The Corporation is required to retain at all times cash, cash equivalents or marketable securities in an amount not less than the aggregate amount of two consecutive semi-annual interest payments that will be due and payable on the debentures following such declaration date or redemption date.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

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

Advances from FHLB: The carrying value is a reasonable estimate of fair value due to the short term nature of these obligations.

Commitments to extend credit and standby letters of credit: For commitments and standby letters of credit expiring within 90 days or with a variable rate, the settlement amount is a reasonable estimate of fair value. For commitments and standby letters of credit expiring beyond 90 days or with a fixed rate, the fair value is the present value of the obligations based on current loan rates.

         At December 31, 1999 and December 31, 1998, the carrying amount and the estimated value of the Corporation's financial instruments are as follows:


                                                                 December 31, 1999                        December 31, 1998
                                                       --------------------------------------   ---------------------------------
                                                           Carrying            Estimated            Carrying           Estimated
                                                            Amount            Market Value           Amount          Market Value
                                                       ------------------   -----------------   -----------------   -------------
Financial assets:
     Cash and cash equivalents                         $      46,275,871    $     46,275,871    $     29,896,391    $  29,896,391
     Investment securities held to maturity and
     investment securities available for sale          $     269,614,358    $    259,149,989    $    239,250,969    $ 239,198,755
     Mortgage-backed securities                        $     121,424,419    $    119,815,032    $     90,592,647    $  92,262,293
     FHLB Stock                                        $       4,861,410    $      4,861,410    $      4,861,410    $   4,861,410

     Loans, net of unearned income                     $     303,535,484    $    295,018,000    $    301,945,497    $ 309,708,000
        Less: Allowance for possible loan losses              (3,840,967)         (3,840,967)         (3,342,274)      (3,342,274)
     Loans, net                                        $     299,694,517    $    291,177,033    $    298,603,223    $ 306,365,726

Financial liabilities:
     Deposits
        Checking, passbook, and money market accounts  $     361,836,141    $    361,836,141    $    307,899,411    $ 307,899,411
        Certificates                                   $     242,055,976    $    239,077,000    $    228,410,212    $ 229,028,000
     Securities sold under agreements to repurchase    $      90,000,000    $     88,806,000    $     80,000,000    $  83,705,000
     Subordinated debentures                           $      10,000,000    $     10,300,000    $     10,000,000    $  10,500,000
     Other borrowings                                  $      16,337,031    $     16,120,000    $     16,368,321    $  16,467,000

Off-balance sheet financial instruments:
     Commitments to extend credit                      $      24,663,153    $     24,663,153    $     29,758,602    $  29,758,602
     Standby letters of credit                         $       1,887,175    $      1,887,175    $      1,301,772    $   1,301,772


FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

18.  COMMITMENTS AND CONTINGENCIES
         The Bank has outstanding loan commitments of $24.7 million as of December 31, 1999. Of these commitments outstanding, the breakdown between fixed and variable rate loans is as follows:

                                               December 31, 1999
                                   ------------------------------------------
                                     Fixed        Variable
                                      Rate          Rate           Total
-----------------------------------------------------------------------------
Commitments to fund loans         $ 4,051,356   $   1,752,600   $  5,803,956
  Unused lines:
  Construction                              0       1,446,881      1,446,881
  Equity line of credit loans               0      13,575,842     13,575,842
  Commercial                                0       3,095,540      3,095,540
  Consumer                                  0         740,934        740,934
-----------------------------------------------------------------------------
Total                             $ 4,051,356   $  20,611,797   $ 24,663,153
-----------------------------------------------------------------------------

         In addition to outstanding loan commitments, the Bank as of December 31, 1999, issued $1.1 million in standby letters of credit to guarantee performance of a customer to a third party.

         Commitments and standby letters of credit are issued in accordance with the same loan policies and underwriting standards as settled loans. Since some commitments and standby letters of credit are expected to expire without being drawn down, these amounts do not necessarily represent future cash requirements.

19. LITIGATION

         There are no significant pending legal proceedings at December 31, 1999 which will have a material impact on the Corporation's financial position or results of operations.

20.  LOANS TO OFFICERS AND DIRECTORS

         Regulation O provides that all loans to executive officers and directors be made on substantially the same terms and conditions as are available to the general public. On November 11, 1996, Regulation O was amended to allow executive officers to participate in any employee loan rate discount benefit program available to all full-time employees. Since the Bank offers such an employee benefit program, the policy governing loans to executive officers was amended to allow the executive officers to participate in this loan program and thereby receive rate discounts. These changes went into effect on January 1, 1997. The rate discounts are available to employees as long as they are employed at the Bank. If employment is terminated, the rate discount ceases from the date of termination. At December 31, 1999 and 1998, loans made to directors and executive officers whose indebtedness exceeded $60 thousand amounted to $1.9 million and $1.5 million, respectively. During 1999 new loans to these individuals totaled $414 thousand and repayments totaled $245 thousand.

21. STOCK OPTIONS

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

         A total of 241,926 shares of authorized but unissued common stock of the Corporation has been reserved for future issuance under the Plan. The option price per share for options granted may not be less than the fair market value of the common stock on the date of grant. At December 31, 1999, the option exercise prices were $1.292, $5.333 and $10.00. Options are fully vested at the date of grant and must be exercised within ten years.

         A summary of the status of the Corporations's Stock Option Plan as of December 31, 1999, 1998 and 1997 and changes during the years ending on those dates is presented below.

                                      Years Ended December 31,
                                   --------------------------------
                      1999             1998            1997
-------------------------------------------------------------------
                          Weighted         Weighted        Weighted
                          Average          Average         Average
                          Exercise         Exercise        Exercise
                  Shares   Price   Shares   Price  Shares   Price
-------------------------------------------------------------------
Outstanding at
  the Beginning
  of the year     210,618  $5.83  235,995    $ 1.91 246,453  $1.88
Options granted         0      0   93,000     10.00       0      0
Options exercised    (600)  1.29  (84,081)     1.29  (4,458)  1.29
Options
  surrendered      (4,500)  1.29  (34,296)     1.29  (6,000)  1.29
-------------------------------------------------------------------
Outstanding at
  the End of the
  year            205,518  $5.94  210,618    $ 5.83 235,995  $1.91
-------------------------------------------------------------------

         On January 1, 1996, the Corporation adopted Statement of Financial Accounting Standard No. 123, "Accounting for Stock Based Compensation" (SFAS No.
123). As permitted by SFAS No. 123, the Corporation has chosen to continue to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No.
25) and related interpretations in accounting for its Plan. Accordingly, no compensation cost has been recognized for options granted under the Plan. If the Corporation had adopted the fair value method of accounting for stock based compensation the Corporation's net income and net income per share would have been as follows:

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
-----------------------------------------------------------

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield of .86%, expected volatility of 26.11%, discount rate of 6.0% and an expected life of 10 years at December 31, 1998. There were no options granted in 1999 or 1997.

22.  RISKS AND UNCERTAINTIES

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

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

23.  PARENT COMPANY FINANCIAL INFORMATION

         The financial statements for FMS Financial Corporation are as follows:

                                                                                                              December 31,
                                                                                                 -----------------------------------
FMS Financial Corporation Statements of Financial Condition                                              1999              1998
------------------------------------------------------------------------------------------------------------------------------------
Assets:
     Cash                                                                                        $       501,861   $       499,293
     Investment in subsidiary                                                                         52,609,414        49,913,393
     Investment securities                                                                             1,000,000         1,000,000
     Intercompany receivable, net                                                                      2,185,306         2,199,643
     Subordinated debentures issue costs, net                                                            263,765           321,113
     Other                                                                                               168,843           168,843
                                                                                                   ---------------------------------
Total Assets                                                                                     $    56,729,189   $    54,102,285
                                                                                                   =================================
Liabilities:
     10% Subordinated debentures due 2004                                                        $    10,000,000   $    10,000,000
     Dividends payable                                                                                   215,519           216,953
     Accrued interest payable                                                                            416,667           416,667
                                                                                                   ---------------------------------
Total liabilities                                                                                     10,632,186        10,633,620
                                                                                                   ---------------------------------
Stockholders' Equity:
     Preferred stock - $.10 par value 5,000,000 shares  authorized;  none issued
     Common stock - $.10 par value 10,000,000 shares authorized; shares issued 7,897,791 and 7,897,191 and shares outstanding 7,183,978 and 7,231,767 as
        of December 31, 1999 and 1998, respectively                                                      789,779           789,719
     Paid-in capital in excess of par                                                                  8,217,535         8,216,820
     Accumulated comprehensive loss - net of deferred income taxes                                    (1,167,810)          (21,793)
     Retained earnings                                                                                42,108,955        37,860,291
     Less:Treasury Stock (713,813 and 665,424 shares, at cost at December 31, 1999 and
        1998, respectively)                                                                           (3,851,456)       (3,376,372)
                                                                                                   ---------------------------------
Total stockholders' equity                                                                            46,097,003        43,468,665
                                                                                                   ---------------------------------
Total Liabilities and Stockholders' Equity                                                       $    56,729,189   $    54,102,285
                                                                                                   =================================

                                                                                  Years Ended December 31,
                                                                  --------------------------------------------------------
FMS Financial Corporation Statements of Operations                       1999               1998                1997
--------------------------------------------------------------------------------------------------------------------------
Intercompany interest income                                       $      560,750     $       560,750     $       560,750
Interest expense                                                       (1,057,348)         (1,057,348)         (1,057,348)
Dividends from subsidiary                                               1,600,000           1,600,000           1,400,000
Equity in undistributed income of subsidiary                            3,841,261           3,999,243           4,418,909
--------------------------------------------------------------------------------------------------------------------------
Income before taxes                                                     4,944,663           5,102,645           5,322,311
Income tax benefit                                                        168,843             168,843             168,843
--------------------------------------------------------------------------------------------------------------------------
Net Income                                                         $    5,113,506     $     5,271,488     $     5,491,154
--------------------------------------------------------------------------------------------------------------------------

       These statements should be read in conjunction with the other notes related to the consolidated financial statements.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------


                                                                                 For Years Ended December 31,
                                                                 ------------------------------------------------------------------
FMS Financial Corporation Statements of Cash Flows                  1999                     1998                       1997
----------------------------------------------------------------------------------------------------------------------------------
Operating Activities
Net income                                                       $   5,113,506       $          5,271,488       $       5,491,154
Adjustments to reconcile net income to net cash provided
   by operating activities:
Equity in undistributed earnings of the subsidiary                  (3,841,261)                (3,999,243)             (4,418,909)
Amortization of bond issue costs                                        57,348                     57,347                  57,349
 Decrease (Increase) in intercompany receivable, net                    14,337                   (274,698)               (333,389)
Other operating activities                                                   0                     33,481                  72,982
                                                                 --------------      ---------------------      ------------------

     Net cash  provided by operating activities                      1,343,930                  1,088,375                 869,187


Financing Activities
Purchase of treasury stock                                            (475,084)                  (186,055)               (127,361)
Investment in subsidiary                                                  (775)                  (108,603)                 (5,758)
Cash dividends paid on common stock                                   (866,278)                  (767,457)               (525,479)
Principal repayment of employee stock ownership plan debt                    0                    (33,481)                (72,982)
Proceeds from issuance of stock                                            775                    108,603                   5,758
                                                                 --------------      ---------------------      ------------------

     Net cash used by financing activities                          (1,341,362)                  (986,993)               (725,822)
                                                                 --------------      ---------------------      ------------------

INCREASE IN CASH AND CASH EQUIVALENTS                                    2,568                    101,382                 143,365
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                           499,293                    397,911                 254,546
                                                                 --------------      ---------------------      ------------------

CASH AND CASH EQUIVALENTS, END OF YEAR                           $     501,861       $            499,293       $         397,911
                                                                 --------------      ---------------------      ------------------

      These statements should be read in conjunction with the other notes related to the consolidated financial statements.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------


[LOGO]    PriceWaterhouseCoopers






                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of FMS Financial Corporation:

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, changes in stockholders' equity, and cash flows present fairly, in all material respects, the financial position of FMS Financial Corporation and Subsidiary ("the Company") at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.




/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
February 10, 2000

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------


                              CORPORATE INFORMATION


ANNUAL MEETING

         The 2000 Annual Shareholders' Meeting of FMS Financial Corporation will be held at 10:00 a.m., on the 27th day of April, 2000 at the Riverton Country Club, Highland Avenue off of Route 130, Riverton, New Jersey.

STOCK MARKET INFORMATION

         The common stock of FMS Financial Corporation is traded over-the-counter and is listed on the Nasdaq National Market System under the symbol "FMCO". Daily quotations are included in the Nasdaq National Market stock tables published in the Wall Street Journal and other leading newspapers.

         The number of record holders of common stock of the Corporation as of March 1, 2000 was approximately 759, not including those shares registered in names of various investment brokers held in account for their customers.

         The following table sets forth the range of closing prices, as reported by Nasdaq, for the periods ended December 31, 1999 and 1998:

                                          1999
                          ----------------------------------
QUARTER ENDED                        HIGH              LOW
------------------------------------------------------------
March 31,                         $  10.500        $  8.500
June 30,                          $  11.000        $  7.625
September 30,                     $  10.000        $  8.875
December 31,                      $  10.250        $  8.750
------------------------------------------------------------

                                          1998
                          ----------------------------------
QUARTER ENDED                        HIGH              LOW
------------------------------------------------------------
March 31,                         $  12.167        $ 11.167
June 30,                          $  17.000        $ 12.201
September 30,                     $  15.500        $  9.500
December 31,                      $  10.625        $  6.875
------------------------------------------------------------


         The   Corporation's   sole  operating   assets  are  derived  from  its
subsidiary, Farmers & Mechanics Bank. Consequently, the ability of the Corporation to accumulate cash for payment of cash dividends to stockholders is directly dependent upon the ability of the Bank to pay dividends to the Corporation. The Bank may not declare or pay a cash dividend on any of its stock if the effect of the declaration or payment of dividends would cause their regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the mutual stock conversion, or (2) the regulatory capital requirements imposed by the OTS. Additionally, the Corporation must pay interest to holders of its debentures before payment of cash dividends to its stockholders.

         As of December 31, 1999 the Bank was a Tier 1 institution and had available $22.8 million for dividends to the Corporation, subject to nonobjection by the OTS. It is not likely that the Corporation would request a dividend of that magnitude. The Corporation is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders, but is subject to the requirements of New Jersey law, which permits the Corporation to pay dividends in cash or shares out of the Corporation's surplus, defined as the excess of net assets of the Corporation over stated capital.


                                      -32-