Form 10-K405, Exhibit 13
period 2000-12-31
FMS FINANCIAL CORP
filed 2001-03-28
CIK 839845

EXHIBIT 13

To Our Shareholders:

         We continue to believe that a local community bank can compete very successfully against the larger financial institutions. During the year 2000, Farmers & Mechanics Bank made considerable progress in expanding our branch system and improving customer service.

         Our financial performance has been steady. Deposits and assets continued to increase but earnings have been flat because increased net interest income was offset by higher operating expenses. Our spending to operate more branches has reduced current earnings, but should really be viewed as an investment in growing our franchise.

         During 2000, we opened five additional branches, expanding our system to 31 branches. In Burlington and Pemberton we opened newly constructed branches. In Mt. Laurel and Marlton we opened branches in buildings we purchased from larger banks that were reducing or consolidating their branch systems. We also opened our first in-store branch at the new Lumberton Wal-Mart, which serves an area where we already have a number of freestanding branches in local communities. The Wal-Mart branch provides even more convenience to our existing customers, as well as an opportunity to market ourselves to shoppers who don't bank with us. We have an agreement for a second in-store branch at a future Wal-Mart in Cinnaminson, which is expected to open in 2002.

         Our operations department significantly expanded its check sorting capacity and installed advanced mailing machinery to handle our continued growth in accounts. Construction should get underway this year on our new operations center on Route 130 in Burlington.

         Early in 2001, we reached an agreement to merge with CloverBank, a neighboring institution with branches in Pennsauken and Audubon in Camden County. Clover has approximately $26 million in deposits and $30 million in assets. It is a good fit with our existing branch system and begins the growth of our franchise out from Burlington County. The transaction is a merger conversion and is subject to regulatory approval.

         It is with great sorrow that we must note the death of my brother, Charles Yates, Chairman of the Board, who died in a plane crash on October 7, 2000, along with his wife, Anya, and two children. Charles was the most capable individual I have known. He graduated college, magna cum laude, at the age of 20, as a chemical engineer, and was also Captain of the lacrosse team. In business, he could design machinery and processes as well as handle international negotiations and manage multiplant manufacturing operations. He served for ten years in the New Jersey Legislature. At the age of fifty, he went to law school and became an attorney. He could fix cars and explain calculus.

         Among all his activities, I know that Charles really enjoyed his work at the bank and his many friends here. He contributed greatly to our direction, purpose, and success.

         It reminds me that we should all think of our family, friends, and people we work with, every day, and cherish them.

                                                      Sincerely,


                                                      /s/Craig W. Yates
                                                      ------------------
                                                      Craig W. Yates
                                                      President

                                CORPORATE PROFILE

   FMS Financial Corporation is the holding company for Farmers & Mechanics Bank. Farmers & Mechanics Bank, with total assets of $839 million, is the largest community bank headquartered in its primary market area of Burlington County, New Jersey.

   Founded in Burlington City in 1871 under the name of Farmers' and Mechanics' Building and Loan Association, the Bank operates thirty-one banking offices, all of which are in Burlington County, New Jersey.

   The daily stock quotation for FMS Financial Corporation is listed in the Nasdaq National Market System published in The Wall Street Journal, the Philadelphia Inquirer and other leading newspapers under the trading symbol of FMCO.


FINANCIAL HIGHLIGHTS
Financial Condition: (In Thousands)
------------------------------------------------------------------------------------------------------------------------------
December 31,                                                     2000          1999         1998          1997         1996
------------------------------------------------------------------------------------------------------------------------------
Assets                                                          $839,076     $772,501     $691,812      $628,403     $541,710

Loans receivable and loans held for sale, net                    290,179      299,695      298,603       302,831      306,871

Deposits                                                         648,539      603,892      536,310       489,440      453,277

Stockholders' equity                                              47,410       46,097       43,469        38,916       33,826



Operations: (In Thousands, except per share data)
-----------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                          2000          1999         1998          1997         1996
-----------------------------------------------------------------------------------------------------------------------------

Interest income                                                 $52,349      $47,863      $46,563       $40,813      $36,841

Interest expense                                                 27,398       24,742       24,869        20,879       18,978

Net interest income                                              24,951       23,120       21,694        19,934       17,863

Net income                                                        5,112        5,114        5,271         5,491        3,026(a)

Basic earnings per common share                                    0.74         0.71         0.73          0.77         0.41

Diluted earnings per common share                                  0.74         0.70         0.72          0.75         0.40

Dividends declared per common share                                0.12         0.12         0.11          0.08(b)      0.07(b)

Weighted average common shares outstanding                        6,888        7,210        7,204         7,165        7,411

Weighted average common shares and common
stock equivalents outstanding                                     6,947        7,292        7,314         7,346        7,573



Other Selected Data:
-----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                            2000        1999          1998          1997         1996
-----------------------------------------------------------------------------------------------------------------------------------

Net interest rate spread                                           3.40%        3.28%        3.50%         3.60%        3.50%

Net interest margin                                                3.42         3.36         3.48          3.72         3.66

Return on average assets                                           0.66         0.61         0.79          0.98         0.60

Return on average equity                                          11.16        10.93        12.86         15.11         8.99

Dividend payout ratio                                             16.22        17.14        15.28         10.67        17.50

Equity-to-asset ratio                                              5.65         5.97         6.28          6.19         6.24



(a) Includes $2.7 million for the one-time assessment to recapitalize the SAIF.
(b) Adjusted for stock splits in 1998 and 1996, as applicable

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

         FMS Financial Corporation (the "Corporation") is the parent company of Farmers & Mechanics Bank (the "Bank"), its only subsidiary. Earnings of the Corporation are primarily dependent on the earnings of the Bank as the Corporation has engaged in no significant operations of its own. Accordingly, the earnings of the Corporation are largely dependent on the receipt of earnings from the Bank in the form of dividends.

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

Market Risk
         Market risk is the risk of loss from adverse changes in market prices and rates. The Bank's market risk arises primarily from interest rate risk inherent in its lending, investment and deposit taking activities. The Bank's profitability is affected by fluctuations in interest rates. A sudden and substantial increase in interest rates may adversely impact the Bank's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent or on the same basis. To that end, management actively monitors and manages its interest rate risk exposure. The Bank does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments, but may do so in the future to mitigate interest rate risk. The Bank's policy allows investment only in securities which have a rating of AA or better. The Bank holds a substantial component of its investment portfolio in mortgage-backed securities and collateralized mortgage obligations (collectively, "MBS and CMO"). At the end of 2000, the total investment in MBS and CMO amounted to $218.4 million, or 46.8% of total investments. These are instruments collateralized by pools of residential and commercial mortgages which return interest and principal payments to the investor when performing in accordance with their terms. Approximately 65.8% of the Bank's MBS holdings are U.S. Government Agency securities (GNMA, FNMA and FHLMC), which carry either direct government or quasi-government guarantees and are rated AAA in terms of credit quality. The Bank also owns non-agency CMOs, issued by major financial institutions, which are rated AAA or AA. CMOs are generally very liquid issues with major brokerage houses providing ready markets. However, CMOs are subject to prepayment and extension risk which can adversely affect their yields and expected maturities. MBS and CMOs of $15.1 million and $1.4 million were used to secure public funds on deposit at December 31, 2000 and 1999, respectively, which increased as a function of additional public funds on deposit with the Bank at December 31, 2000.

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

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

     The difference, or the interest rate repricing "GAP", provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates over a period of time. A GAP is considered positive when the amount of interest-rate sensitive assets maturing or repricing over a specified period of time exceeds the amount of interest-rate sensitive liabilities maturing or repricing within that period and is considered negative when the amount of interest-rate sensitive liabilities maturing or repricing over a specified period of time exceeds the amount of interest-rate sensitive assets maturing or repricing within that period. Generally, during a period of rising interest rates, a negative GAP within a given period of time would adversely affect net interest income, while a positive GAP within such period of time may result in an increase in net interest income; during a period of falling interest rates, a negative GAP within a given period of time may result in an increase in net interest income while a positive GAP within such period of time may have the opposite effect. At December 31, 2000 the Bank's GAP position for net assets repricing for one year totaled $19.3 million.

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

        The Bank has developed strategies to manage its liquidity, shorten the effective maturities of certain interest-earning assets and increase the effective maturities of certain liabilities to reduce the exposure to interest rate fluctuations. These strategies include focusing its investment activities on short and medium-term securities, maintaining and increasing the transaction deposit accounts, as these accounts are considered to be relatively resistant to changes in interest rates, and utilizing FHLB borrowings and deposit marketing programs to adjust the term or repricing of its liabilities.

         The Bank measures its interest rate risk using the OTS's NPV method. NPV is calculated based on the net present value of estimated cash flows utilizing market prepayment assumptions and market rates of interest provided by independent broker quotations and other public sources. An institution's interest rate risk is measured as the change to its NPV as a result of a hypothetical immediate 200 basis point change in market interest rates. Based on this analysis at December 31, 2000, the Bank would experience a 50 basis point decrease in its NPV as a percent of assets if rates rise by 200 basis points in comparison to a flat rate scenario and a 192 basis point decrease in NPV if rates decline 200 basis points.

         Although the NPV calculation provides an indication of the Bank's interest rate risk at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Bank's net interest income and will differ from actual results.

Changes in           Net Portfolio Value
Market
                  ----------------------------------------------------

Interest Rates       $ Amount      $ Change  % Change    NPV Ratio (a)
(basis points)
                  ----------------------------------------------------

    +300               $50,546      (22,344)    -31%        6.21%
    +200                61,922      (10,968)    -15%        7.45%
    +100                71,761       (1,129)     -2%        8.47%
      0                $72,890                              8.51%
    -100                66,921       (5,969)     -8%        7.78%
    -200                57,695      (15,195)    -21%        6.69%
    -300               $48,309      (24,581)    -34%        5.57%

(a)  Calculated as the estimated NPV divided by present value of total assets.

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

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

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


Average Balances, Interest and
Yields/Rates

                                                                   Years Ended December 31,
                          ----------------------------------------------------------------------------------------------------------
                                      2000                                   1999                                  1998
                          -------------------------------  -------------------------------------  ----------------------------------
                           Average              Average      Average                   Average      Average                 Average
                           Balance    Interest  Yield/Rate   Balance      Interest     Yield/Rate   Balance      Interest Yield/Rate
                          ----------- --------- ---------  -----------  ------------  ----------  ------------- ------------ -------
                                                            (Dollars in Thousands)
Interest-earning assets:
    Loans receivable       $ 301,199  $ 23,445     7.78%      $ 301,257     $ 23,408      7.77%     $  303,330    $ 24,316     8.02%
    Mortgage-backed          118,435     8,063     6.81%         97,899        6,568      6.71%         88,339       6,376     7.22%
    securities
    Investment securities    310,558    20,841     6.71%        289,359       17,887      6.18%        231,610      15,871     6.85%
                           ---------- --------- ---------     ----------    ---------  ---------    ------------  --------- --------
Total interest-earning
      assets                 730,192    52,349     7.17%        688,515       47,863      6.95%        623,279      46,563     7.47%
                           ---------- --------- ---------     ----------    ---------  ---------    ------------  --------- --------

Interest-bearing
liabilities:
    Deposits                 621,227    20,892     3.36%        567,001       18,172      3.20%        518,023      18,091     3.49%
    Borrowings                95,774     5,449     5.69%         96,531        5,513      5.71%         98,459       5,721     5.81%
    Subordinated              10,000     1,057    10.57%         10,000        1,057     10.57%         10,000       1,057    10.57%
    debentures
                           ---------- --------- ---------     ----------    --------   --------     -----------   --------  --------
Total interest-bearing
      liabilities          $ 727,001    27,398     3.77%      $ 673,532       24,742      3.67%     $  626,482      24,869     3.97%
                           ========== --------- ---------     ==========    --------   --------     ==========    --------  --------
Net interest income                   $ 24,951                              $ 23,121                              $ 21,694
                                      =========                             ========                              ========
Interest rate spread                               3.40%                                  3.28%                                3.50%
                                                =========                              =========                            ========
Net yield on average interest-earning assets       3.42%                                  3.36%                                3.48%
                                                =========                              =========                            ========
Ratio of average interest earning assets
    to average interest-bearing liabilities      100.44%                                102.22%                               99.49%
                                                =========                              =========                            ========

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

                                                                        Years Ended December 31,
                                       -----------------------------------------------------------------------------------------
                                                      2000 vs. 1999                                  1999 vs. 1998
                                       --------------------------------------------   --------------------------------------------
                                                   Increase (Decrease)                            Increase (Decrease)
                                                    Due to change in                               Due to change in
                                       --------------------------------------------   --------------------------------------------
                                           Rate          Volume          Total            Rate          Volume          Total
                                       -------------  --------------  -------------   -------------  --------------  -------------
                                                                             (In Thousands)
Interest income:
     Loans                             $         42   $          (5)  $         37    $      (742)   $        (166)  $       (908)
     Mortgage-backed securities                 117           1,378          1,495           (498)             690            192
     Investment securities                    1,644           1,310          2,954         (1,941)           3,957          2,016
                                       -------------  --------------  -------------   -------------  --------------  -------------
     Total change - interest
     income                                   1,803           2,683          4,486         (3,181)           4,481          1,300
                                       -------------  --------------  -------------   -------------  --------------  -------------
Interest expense:
     Deposits                                   982           1,738          2,720         (1,629)           1,710             81
     Borrowings                                 (21)            (43)           (64)           (96)            (112)          (208)
     Subordinated debentures                      -               -              -              -                -              -
                                       -------------  --------------  -------------   -------------  --------------  -------------
     Total change - interest
     expense                                    961           1,695          2,656         (1,725)           1,598          (127)
                                       -------------  --------------  -------------   -------------  --------------  -------------
Net change in net interest
income                                 $        842   $         988   $      1,830    $    (1,456)   $       2,883   $      1,427
                                       =============  ==============  =============   =============  ==============  =============

Comparisons of Years Ended December 31, 2000 and 1999.

Net Income
    The Corporation and its subsidiary recorded net income of $5.1 million for the year ended December 31, 2000, or $.74 diluted earnings per share as compared to net income of $5.1 million, or $.70 diluted earnings per share for the year ended December 31, 1999. Net interest income was $25.0 million in 2000 compared to $23.1 million in 1999. Provisions for loan losses were $240 thousand in 2000 and $654 thousand in 1999. Other income totaled $3.0 million in 2000 compared to $3.1 million for the same period in 1999. Total operating expenses for the year ended December 31, 2000 were $19.7 million compared to $17.6 million in the previous year. During 2000, the Corporation declared dividends which totaled $.12 per share which resulted in a dividend payout ratio of 16.22%.

Interest Income
         Total interest income increased $4.5 million to $52.3 million in 2000 from $47.9 million in 1999. The increase is attributable to increases in interest income on investment securities of $3.0 million and mortgage-backed securities of $1.5 million.

         The increase in interest income on investment securities was due to a $21.2 million increase in the average balance of investment securities to $310.6 million in 2000 from $289.4 million in 1999. The investment portfolio increased primarily due to an $8.1 million increase in the average balance of short term repurchase investment agreements and a $43.2 million increase in the average balance of U.S. Government Agency notes, partially offset by $13.6 million in principal paydowns of CMO's. The increases in the average balance of investment securities resulted in an increase in interest income of $1.3 million in 2000 from the previous year. Average investment yields increased to 6.71% in 2000 from 6.18% in 1999, which resulted in an increase in interest income of $1.6 million on investment securities.

         Interest income on mortgage-backed securities increased $1.5 million in 2000 primarily due to volume increases in the portfolio. The average balance of the portfolio increased $20.5 million to $118.4 million in 2000 from $97.9 million in 1999, resulting in an increase in interest income of $1.4 million. The increase in the average balance was due to the purchase of $49.0 million in FHLMC, FNMA and GNMA securities in 2000, partially offset by principal paydowns of $26.7 million. The average yield on the portfolio increased to 6.81% in 2000 from 6.71% in 1999, which resulted in an increase in interest income of $117 thousand.

         The average balance of the loan portfolio decreased $58 thousand to $301.2 million in 2000 from $301.3 million in 1999. The decline in loan volume during 2000 resulted in a decrease in interest income of $5 thousand. The average yield on the loan portfolio increased to 7.78% in 2000 from 7.77% in 1999 which resulted in an increase in interest income of $42 thousand.

Interest Expense
         Total interest expense increased $2.7 million to $27.4 million in 2000 from $24.7 million in 1999. The increase was due to an increase in interest expense on deposits.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

         Interest expense on deposits increased $2.7 million to $20.9 million in 2000 from $18.2 million in 1999. The average balance of deposits increased $54.2 million to $621.2 million in 2000 from $567.0 million in 1999, resulting in an increase in interest expense of $1.7 million. Increases in deposits in 2000 are primarily due to an increase in the average balances of checking accounts of $21.7 million, savings accounts of $7.6 million, certificates of deposit of $7.7 million and money market accounts of $1.5 million. The rate paid on deposits increased 16 basis points to 3.36% in 2000 from 3.20% in 1999, which resulted in an increase in interest expense of $982 thousand. The increase of the average rate on deposits was due to overall higher average interest rates on deposit products in 2000.

         Interest expense on borrowings decreased $64 thousand to $5.4 million in 2000 from $5.5 million in 1999. This decrease was due to a decline in both the average balance of borrowings and the rate. The average balance of borrowings decreased $757 thousand to $95.8 million in 2000 from $96.5 million in 1999, resulting in a $43 thousand decrease in interest expense due to volume. The average rate on borrowings decreased to 5.69% in 2000 from 5.71% in 1999, resulting in a $21 thousand decrease in interest expense due to changes in rate.

Provision For Loan Losses
         The provision for loan losses decreased $414 thousand to $240 thousand in 2000 from $654 thousand in 1999. The amount of the allowance for loan losses is based on management's analysis of risk characteristics of various classifications of loans, previous loan loss experience, estimated fair value of the underlying collateral and current economic conditions. The Corporation will continue to monitor its allowance for loan losses and make future adjustments to the allowance through the provision for loan losses as economic conditions dictate. Management continues to offer a wider variety of loan products coupled with the continued change in the mix of the products offered in the loan portfolio from lower yielding loans (i.e., one to four family loans) to higher yielding loans (i.e., commercial real estate mortgage, commercial construction, consumer, and commercial business) which have a higher degree of risk than one to four family loans. Although the Bank maintains its allowance for loan losses at a level that it considers to be adequate to provide for the inherent risk of loss in its loan portfolio, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods due to the higher degree of credit risk which might result from the change in the mix of the loan portfolio.

Other Income (Expense)
         Other income from operations decreased $130 thousand to $3.0 million in 2000 compared with $3.1 million in 1999.

         Gain on the sale of fixed assets of $9 thousand in 2000 relates to the disposal of a motor vehicle. The gain on sale of fixed assets of $245 thousand in 1999 relates to the sale of a parcel of land located in Burlington Township.

         Real estate owned operations, net, in 2000 resulted in a loss of $42 thousand, which was comprised of $73 thousand in real estate owned operating expenses and of $31 thousand in gains realized on the sale of real estate owned properties.

         Service charges on accounts increased $168 thousand to $2.7 million in 2000 from $2.5 million in 1999. The increase is the result of higher transaction volume on retail accounts during the year.

         Federal deposit insurance premiums decreased $187 thousand in 2000. The FDIC lowered the premium rate for all savings institutions beginning in 2000.

 Operating Expenses
                  Total operating expenses increased $2.1 million to $19.7 million in 2000 from $17.6 million in 1999.

                  Salaries and benefits increased $1.4 million to $11.6 million in 2000 from $10.2 million in 1999. The increase was due to additional staff in five new branch offices opened during the year. Average full time equivalent employees during 2000 were 439 as compared to 382 during 1999. Operating expenses are expected to continue increasing in future periods as the Bank pursues its branch expansion strategy.

                  Occupancy and equipment expense increased $614 thousand to $4.1 million in 2000 from $3.5 million in 1999. This increase is due to additional depreciation and occupancy expenses on five new branch offices opened in 2000, as well as other facility and equipment additions and improvements during the year.

Purchased services expense increased $308 thousand to $1.8 million in 2000 from $1.5 million in 1999. Check processing costs increased $85 thousand and ATM charges increased $181 thousand due to higher transaction volume in 2000.

Comparisons of Years Ended December 31, 1999 and 1998.
Net Income
    The Corporation and its subsidiary recorded net income of $5.1 million for the year ended December 31, 1999, or $.70 diluted earnings per share as compared to net income of $5.3 million, or $.72 diluted earnings per share for the year ended December 31, 1998. Net interest income was $23.1 million in 1999 compared to $21.7 million in 1998. Provisions for loan losses were $654 thousand in 1999 compared to $240 thousand in 1998. Other income totaled $3.1 million in 1999 compared to $2.4 million for the same period in 1998. Total operating expenses for the year ended December 31, 1999 were $17.6 million compared to $15.6 million in the previous year. During 1999, the Corporation declared dividends which totaled $.12 per share which resulted in a dividend payout ratio of 17.14%.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

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

         Salaries and benefits increased $1.2 million to $10.2 million in 1999 from $9.0 million in 1998. The increase was due to additional staff in the four new branches opened in 1999 as well as an increase in branch staff for extended weekend hours until 3:00 p.m. Average full time equivalent employees during 1999 were 382 as compared to 335 during 1998.

         Occupancy and equipment expense increased $501 thousand to $3.5 million in 1999 from $3.0 million in 1998. This increase is due to additional depreciation and occupancy expenses on four new branches opened in 1999, as well as other facility and equipment additions and improvements during the year.

         Purchased services expense increased $208 thousand to $1.5 million in 1999 from $1.3 million in 1998. Check processing costs increased $84 thousand and ATM charges increased $99 thousand due to higher transaction volume in 1999.

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

Liquidity and Capital Resources
         The Bank's liquidity is a measure of its ability to fund loans, withdrawals of deposits and other cash outflows in a cost effective manner. The Bank's primary sources of funds are deposits and scheduled amortization and prepayments of loan principal. The Bank also obtains funds from the sale and maturity of investment securities and short-term investments as well as the maturity of mortgage-backed securities and funds provided by operations. During the past several years, the Bank has used such funds primarily to meet its ongoing commitments to fund maturing time deposits and savings withdrawals, to fund existing and continuing loan commitments and to maintain liquidity. While the Bank has been able to fund its operations internally during recent periods, it has periodically supplemented its funding needs with securities sold under agreements to repurchase (repurchase agreements) and advances from the Federal Home Loan Bank of New York (FHLB). At December 31, 2000 the Bank had $120.0 million in repurchase agreements and $6.3 million in advances from the FHLB of New York. While loan payments, maturing investments and mortgage-backed securities are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Bank's liquidity is also influenced by the level of demand for funding loan originations. Liquidity may be adversely affected by unexpected deposit outflows, excessive interest rates paid by competitors, adverse publicity relating to the Banking industry and similar matters. Management monitors projected liquidity needs and determines the level desirable, based in part on the Company's commitment to make loans and management's assessment of the Company's ability to generate funds. The Company is also subject to federal regulations that impose certain minimum capital requirements.

         The amount of certificate accounts which are scheduled to mature during the twelve months ending December 31, 2001 is approximately $139.4 million. To the extent these deposits do not remain at the Bank upon maturity, the Bank believes it can replace these funds with deposits, FHLB advances or outside borrowings. It has been the Bank's experience that a substantial portion of such maturing deposits remain with the Bank.

         At December 31, 2000, the Bank had loan commitments outstanding of $22.5 million, of which $2.2 million were for fixed-rate loans and $20.3 million were for adjustable-rate loans. Funds required to fulfill the commitments are derived primarily from loan repayments, net deposit inflows or, when appropriate, borrowings.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

Consolidated Summary of Quarterly Earnings (Unaudited)

The following table presents summarized quarterly data for 2000 and 1999:

--------------------------------------------------------------------------------------------------------------------------------
                                                       1st             2nd              3rd             4th            Total
              2000                                   Quarter         Quarter          Quarter         Quarter           Year
--------------------------------------------------------------------------------------------------------------------------------
                                                                    (In Thousands, except per share amounts)
Total interest income                             $     12,777    $     12,992     $     13,128    $     13,452    $     52,349
Total interest expense                                   6,616           6,650            6,846           7,286          27,398
                                                  -------------   -------------    -------------   -------------   -------------
Net interest income                                      6,161           6,342            6,282           6,166          24,951
Provision for loan losses                                   60              60               60              60             240
                                                  -------------   -------------    -------------   -------------   -------------
Net interest income after provision
     for loan losses                                     6,101           6,282            6,222           6,106          24,711
Total other income                                         715             707              754             799           2,975
Total operating expenses                                 4,750           4,922            5,022           5,030          19,724
                                                  -------------   -------------    -------------   -------------   -------------
Income before income taxes                               2,066           2,067            1,954           1,875           7,962
Federal and state income taxes                             741             743              682             684           2,850
                                                  -------------   -------------    -------------   -------------   -------------

Net income                                        $      1,325    $      1,324     $      1,272    $      1,191    $      5,112
                                                  =============   =============    =============   =============   =============
Basic earnings per common share                   $       0.18    $       0.19     $       0.19    $       0.18    $       0.74
                                                  =============   =============    =============   =============   =============
Diluted earnings per common share                 $       0.18    $       0.19     $       0.19    $       0.18    $       0.74
                                                  =============   =============    =============   =============   =============

--------------------------------------------------------------------------------------------------------------------------------
                                                       1st             2nd              3rd             4th            Total
              1999                                   Quarter         Quarter          Quarter         Quarter           Year
--------------------------------------------------------------------------------------------------------------------------------
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
                                                  =============   =============    =============   =============   =============

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
------------------------------------------------------------------------------------------------------------------------------------
December 31,                                                                                         2000                  1999
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
------------------------------------------------------------------------------------------------------------------------------------
     Cash and amounts due from depository institutions                                     $       30,089,526     $      20,489,516
     Interest-bearing deposits                                                                        169,076                82,493
     Federal funds sold                                                                             1,500,000                     0
     Short term funds                                                                              13,192,697            25,703,862
                                                                                         ---------------------   -------------------
         Total cash and cash equivalents                                                           44,951,299            46,275,871
     Investment securities held to maturity                                                       276,107,634           220,307,242
     Investment securities available for sale                                                      40,878,963            49,307,116
     Loans, net                                                                                   290,178,635           299,694,517
     Mortgage-backed securities held to maturity                                                  143,751,707           121,424,419
     Accrued interest receivable:
         Loans                                                                                      1,578,956             1,398,470
         Mortgage-backed securities                                                                 1,043,113               836,699
         Investments                                                                                3,527,657             3,628,622
     Federal Home Loan Bank stock                                                                   6,315,310             4,861,410
     Real estate held for development, net                                                             87,926                87,926
     Real estate owned, net                                                                           354,758               448,541
     Office properties and equipment, net                                                          26,312,709            20,686,272
     Deferred income taxes                                                                          2,360,701             2,264,587
     Excess cost over fair value of net assets acquired                                                27,664                55,328
     Prepaid expenses and other assets                                                              1,392,671               959,819
     Subordinated debentures issue costs, net                                                         206,417               263,765
                                                                                         ---------------------   -------------------
TOTAL ASSETS                                                                               $      839,076,120     $     772,500,604
                                                                                         =====================   ===================

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------------------------------------

Liabilities:
     Deposits                                                                              $      648,539,355     $     603,892,117
     Securities sold under agreements to repurchase                                               120,000,000            90,000,000
     Advances from the Federal Home Loan Bank                                                       6,305,644            16,337,031
     10% Subordinated debentures, due 2004                                                         10,000,000            10,000,000
     Advances by borrowers for taxes and insurance                                                  2,076,165             2,204,704
     Accrued interest payable                                                                       1,950,205             1,437,348
     Dividends payable                                                                                201,831               215,519
     Other liabilities                                                                              2,593,331             2,316,882
                                                                                         ---------------------   -------------------
     Total liabilities                                                                            791,666,531           726,403,601
                                                                                         ---------------------   -------------------
Commitments and contingencies
Stockholders' Equity:
     Preferred stock - $.10 par value 5,000,000 shares  authorized;  none issued
     Common stock - $.10 par value 10,000,000 shares authorized; shares issued 7,897,891 and 7,897,791, and shares outstanding 6,727,702
         and 7,183,978 as of December 31, 2000 and 1999, respectively                                 789,789               789,779
     Paid-in capital  in excess of par                                                              8,217,654             8,217,535
     Accumulated comprehensive loss - net of deferred income taxes                                   (358,352)           (1,167,810)
     Retained earnings                                                                             46,401,102            42,108,955
     Less:  Treasury stock (1,170,189 and 713,813 shares, at cost,  as of
         December 31, 2000 and 1999, respectively)                                                 (7,640,604)           (3,851,456)
                                                                                         ---------------------   -------------------
Total stockholders' equity                                                                         47,409,589            46,097,003
                                                                                         ---------------------   -------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                 $      839,076,120     $     772,500,604
                                                                                         =====================   ===================

See notes to consolidated financial statements.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
------------------------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                                   2000                      1999                  1998
------------------------------------------------------------------------------------------------------------------------------------
INTEREST  INCOME:
Interest income on:
     Loans                                                   $            23,445,624    $          23,408,176    $       24,315,646
     Mortgage-backed securities                                            8,062,704                6,567,956             6,375,729
     Investments                                                          20,840,862               17,886,682            15,871,239
                                                             ------------------------   ----------------------   -------------------
Total interest income                                                     52,349,190               47,862,814            46,562,614
                                                             ------------------------   ----------------------   -------------------
INTEREST EXPENSE:
Interest expense on:
     Deposits                                                             20,892,189               18,171,523            18,090,683
     Borrowings                                                            5,448,721                5,513,478             5,720,876
     Subordinated debentures                                               1,057,348                1,057,348             1,057,348
                                                             ------------------------   ----------------------   -------------------
Total interest expense                                                    27,398,258               24,742,349            24,868,907
                                                             ------------------------   ----------------------   -------------------
NET INTEREST INCOME                                                       24,950,932               23,120,465            21,693,707
PROVISION FOR LOAN LOSSES                                                    240,000                  653,579               240,000
                                                             ------------------------   ----------------------   -------------------
NET INTEREST INCOME AFTER PROVISION
    FOR LOAN LOSSES                                                       24,710,932               22,466,886            21,453,707
                                                             ------------------------   ----------------------   -------------------
OTHER INCOME (EXPENSE):
     Loan service charges and other fees                                     122,144                  152,856               147,080
     Gain on sale of loans                                                     2,480                    3,849                 5,423
     Gain (Loss) on sale/disposal of fixed assets                              8,586                  244,731              (209,935)
     Real estate owned operations, net                                       (41,904)                 (11,802)              (64,215)
     Service charges on accounts                                           2,688,914                2,520,929             2,369,112
     Other income                                                            194,520                  194,041               133,584
                                                             ------------------------   ----------------------   -------------------
Total other income                                                         2,974,740                3,104,604             2,381,049
                                                             ------------------------   ----------------------   -------------------
OPERATING EXPENSES:
     Salaries and employee benefits                                       11,617,550               10,182,540             8,971,707
     Occupancy and equipment                                               4,111,393                3,497,537             2,996,435
     Purchased services                                                    1,820,308                1,512,112             1,303,637
     Federal deposit insurance premiums                                      122,516                  309,679               294,912
     Professional fees                                                       468,798                  461,378               369,987
     Advertising                                                             216,896                  215,281               206,120
     Other                                                                 1,366,533                1,388,071             1,436,937
                                                             ------------------------   ----------------------   -------------------
Total operating expenses                                                  19,723,994               17,566,598            15,579,735
                                                             ------------------------   ----------------------   -------------------
INCOME BEFORE INCOME TAXES                                                 7,961,678                8,004,892             8,255,021

INCOME TAXES:
Current                                                                    3,362,057                2,336,374             3,293,115
Deferred                                                                    (511,981)                 555,012              (309,582)
                                                             ------------------------   ----------------------   -------------------
Total income taxes                                                         2,850,076                2,891,386             2,983,533

NET INCOME                                                   $             5,111,602    $           5,113,506    $        5,271,488
                                                             ========================   ======================   ===================
BASIC EARNINGS PER COMMON SHARE                                                $0.74                    $0.71                 $0.73
                                                             ========================   ======================   ===================
DILUTED EARNINGS PER COMMON SHARE                                              $0.74                    $0.70                 $0.72
                                                             ========================   ======================   ===================
Weighted average common shares outstanding                                 6,887,986                7,210,038             7,203,862
Potential dilutive effect of the exercise of stock options                    58,544                   81,554               109,779
                                                               ----------------------   ----------------------   -------------------
Adjusted weighted average common shares outstanding                        6,946,530                7,291,592             7,313,641
                                                               ======================   ======================   ===================

See notes to consolidated financial statements.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
------------------------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                                              2000             1999             1998
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income                                                                       $   5,111,602    $   5,113,506    $   5,271,488
Adjustments  to  reconcile net income to net cash
   provided by operating activities:
Provision for loan losses                                                              240,000          653,579          240,000
Depreciation and amortization                                                        2,082,103        2,016,259        1,999,005
Provision for real estate owned                                                              0                0          108,102
Realized (gains) and losses on:
    Sale of loans and loans held for sale                                               (2,480)          (3,849)          (5,423)
    (Sale) and Disposal of fixed assets                                                 (8,586)        (244,731)         209,935
    Sale of real estate owned                                                          (31,416)         (25,097)        (101,349)
Increase in accrued interest receivable                                               (285,935)      (1,019,497)        (442,422)
(Increase) Decrease in prepaid expenses and other assets                              (432,852)         196,754          (95,448)
Increase in accrued interest payable                                                   512,857          132,606          190,438
Increase (Decrease) in other liabilities                                               276,449          446,775          (61,539)
Provision for deferred income taxes                                                   (550,773)         395,258         (465,972)
Other                                                                                   48,680                0           33,481
                                                                                 -------------    -------------    -------------
    Net cash provided by operating activities                                        6,959,649        7,661,563        6,880,296
                                                                                 -------------    -------------    -------------
INVESTING ACTIVITIES:
Proceeds from sale of:
    Education loans                                                                    456,651          750,565        1,658,700
    Real estate held for development                                                         0          556,561                0
    Real estate owned                                                                  570,073          110,097          603,095
    Office property and equipment                                                       12,436          353,410                0
Principal collected and proceeds from maturities of investment securities
  held to maturity                                                                 239,765,750       62,682,095      294,889,937
Proceeds from maturities of investment securities available for sale                 9,679,098      107,709,603       86,593,751
Principal collected and proceeds from maturities of mortgage-backed securities      26,691,733       26,545,021       32,754,399
Principal collected on loans, net                                                   56,262,434       54,487,510       60,258,471
Longer-term loans originated or acquired, net                                      (47,895,284)     (57,275,106)     (58,185,394)
Purchase of investment securities and mortgage-backed securities
  held to maturity                                                                (344,856,122)    (256,292,451)    (343,502,524)
Purchase of investment securities available for sale                                         0       (4,056,041)    (116,472,554)
Purchase of Federal Home Loan Bank stock                                            (1,453,900)               0       (1,230,610)
Purchase of office property and equipment                                           (7,382,240)      (3,009,232)      (4,912,791)
                                                                                 -------------    -------------    -------------
    Net cash used by investing activities                                          (68,149,371)     (67,437,968)     (47,545,520)
                                                                                 -------------    -------------    -------------
FINANCING ACTIVITIES:
Net increase in demand deposits and savings accounts                                44,603,673       53,936,730       61,509,157
Net increase (decrease) in time deposits                                                43,565       13,645,764      (14,639,514)
Net decrease in FHLB advances                                                      (10,031,387)         (31,290)      (8,128,155)
Proceeds from securities sold under agreement to repurchase                         30,000,000       10,000,000       20,000,000
Principal repayment of employee stock ownership plan debt                                    0                0          (33,481)
(Decrease) Increase in advances from borrowers for taxes and insurance                (128,539)         (54,731)          66,894
Purchase of treasury stock                                                          (3,789,148)        (475,084)        (186,051)
Dividends paid on common stock                                                        (833,143)        (866,279)        (767,461)
Net proceeds from issuance of common stock                                                 129              775          108,604
                                                                                 -------------    -------------    -------------
    Net cash provided by financing activities                                       59,865,150       76,155,885       57,929,993
                                                                                 -------------    -------------    -------------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                    (1,324,572)      16,379,480       17,264,769
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                        46,275,871       29,896,391       12,631,622
                                                                                 -------------    -------------    -------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                           $  44,951,299    $  46,275,871    $  29,896,391
                                                                                 =============    =============    =============
Supplemental Disclosures:
    Cash paid for:
       Interest on deposits, advances, and other borrowings                      $  26,885,401    $  24,113,145    $  24,678,469
       Income taxes                                                                  2,919,839        2,689,262        2,906,347
    Non cash investing and financing activities:
       Dividends declared and not paid at year end                                     201,831          215,519          216,953
       Non-monetary transfers from loans to real estate acquired
         through foreclosure                                                           493,554          366,000          331,028

See notes to consolidated financial statements.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Guarantee
                                                                                  of
                                                                               employee
                                                               Accumulated       stock                                   Total
                          Common shares   Common     Paid-in   comprehensive   ownership     Retained      Treasury    Stockholders'
                          outstanding      stock     capital   income (loss)   plan debt     earnings       stock        Equity
------------------------------------------------------------------------------------------------------------------------------------
Balances at
  December 31, 1997         2,387,916    $260,437   $8,419,167  $    53,955    $ (33,481) $33,406,060  $(3,190,321)   $38,915,817
Net Income                                                                                  5,271,488                   5,271,488
Other comprehensive
  income, net of tax
  benefit of $42,492
  Unrealized gain
  (loss) on securities
  available for sale                                                (75,748)                                              (75,748)
                                                                                                                      -----------
Total comprehensive
  income (loss)                                                                                                         5,195,740

Dividends declared                                                                           (817,257)                   (817,257)
Decrease in
  guarantee of
  employee stock
  ownership plan debt                                                             33,481                                   33,481
Exercise of stock
  options                      47,451       4,745      103,859                                                            108,604
Tax benefit from
  gains on stock
  options exercised                                    218,331                                                            218,331
Purchase of common
  stock                        (5,354)                                                                    (186,051)      (186,051)
Three-for-one
  stock split               4,801,754     524,537     (524,537)                                                                 0
---------------------------------------------------------------------------------------------------------------------------------

Balances at
  December 31, 1998         7,231,767     789,719    8,216,820      (21,793)           0   37,860,291   (3,376,372)    43,468,665
Net Income                                                                                  5,113,506                   5,113,506
Other comprehensive
  income, net of tax
  benefit of $648,072
  Unrealized gain
  (loss) on securities
  available for sale                                             (1,146,017)                                           (1,146,017)
                                                                                                                      -----------
Total comprehensive
  income (loss)                                                                                                         3,967,489

Dividends declared                                                                           (864,842)                   (864,842)
Exercise of stock
  options                         600          60          715                                                                775
Purchase of common
  stock                       (48,389)                                                                    (475,084)      (475,084)
---------------------------------------------------------------------------------------------------------------------------------
Balances at
  December 31, 1999         7,183,978     789,779    8,217,535   (1,167,810)           0   42,108,955   (3,851,456)    46,097,003
Net Income                                                                                  5,111,602                   5,111,602
Other comprehensive
  income, net of tax
  of $454,659
  Unrealized gain
   (loss) on
   securities
   available for
   sale                                                             809,458                                               809,458
                                                                                                                      -----------
Total comprehensive
  income (loss)                                                                                                         5,921,060

Dividends declared                                                                           (819,455)                   (819,455)
Exercise of stock
  options                         100          10          119                                                                129
Purchase of common
  stock                      (456,376)                                                                  (3,789,148)    (3,789,148)
---------------------------------------------------------------------------------------------------------------------------------
Balances at
  December 31, 2000         6,727,702    $789,789   $8,217,654  $  (358,352)   $       0  $46,401,102  $(7,640,604)   $47,409,589
---------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

FMS FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999, and 1998

--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING
   POLICIES

Principles of Consolidation
         The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America. The consolidated financial statements include the accounts of FMS Financial Corporation ("Corporation"), Farmers & Mechanics Bank, and its wholly-owned subsidiaries ("Bank"). Material intercompany accounts and transactions have been eliminated in consolidation.

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

Cash and Cash Equivalents
         Cash and cash equivalents include cash and amounts due from depository institutions, interest-bearing deposits with an original maturity of 90 days or less, money market funds and federal funds sold. Cash and cash equivalents exclude reverse repurchase agreements which are generally classified as investments held to maturity. Generally, federal funds are purchased and sold for one-day periods. The Bank is required to maintain certain average reserve balances as established by the Federal Reserve Bank. The amount of those balances for the reserve computation periods which include December 31, 2000 and 1999 were $19.5 million and $15.5 million, respectively. These requirements were satisfied through the balance of vault cash and a balance at the Federal Home Loan Bank.

Investments and Mortgage-Backed Securities
         Investments classified as available for sale are reported at the current market value with net unrealized gains and losses, net of applicable deferred tax effects, added to or deducted from the Corporation's total stockholders' equity and comprehensive income until realized. Gains and losses on the sale of investment securities are recognized utilizing the specific identification method.

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

Allowance for Possible Loan Losses
         An allowance for possible loan losses is maintained at a level that management considers adequate to provide for potential losses based upon the portfolio's past loss experience, current economic conditions and other relevant factors. When collection of a loan's principal balance or portion thereof is considered doubtful, management charges the allowance for possible loan losses based on their assessment of the loan's underlying collateral, if collateral dependent, or present value of estimated future cash flows. While management uses the best information available to make evaluations about the adequacy of the allowance for loan losses, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations.

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

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------
Real Estate Held for Development
         Real estate held for development is carried at cost not to exceed net realizable value. Net realizable value is determined based on a discounted estimate of the fair market value.

Office Properties and Equipment
         Office properties and equipment are recorded at cost. Depreciation is computed using the straight-line method over the expected useful lives of the assets. The expected useful lives of assets are as follows: buildings and improvements range from 10 to 30 years, furniture, fixtures, and equipment range from 3 to 10 years, computers are 3 years and leasehold improvements are over the term of the lease. The costs of maintenance and repairs are expensed as they are incurred. Renewal and improvement costs are capitalized.

Deferred Loan Fees
         All loan fees and related direct loan origination costs are deferred. Deferred loan fees and costs are generally capitalized and amortized as a yield adjustment over the life of the loan using the interest method.

Loans Serviced for Others
         Servicing loans for others generally consists of collecting mortgage payments, disbursing payments to investors and processing foreclosures. Loan servicing income is recorded upon receipt and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. The total amount of loans being serviced for the benefit of others was $14.6 million and $16.7 million at December 31, 2000 and 1999, respectively. Loan servicing fee income was approximately $48 thousand, $56 thousand and $68 thousand for the years ended December 31, 2000, 1999 and 1998, respectively.

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

Reclassifications
         Certain items in the 1999 and 1998 consolidated financial statements have been reclassified to conform with the presentation in the 2000 consolidated financial statements.

Earnings Per Share
         Statement of Financial Accounting Standards No. 128 (SFAS No. 128), "Earnings per Share", requires the dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion 15. The Corporation has presented both basic and diluted earnings per share as well as the reconciliation of the denominator in the consolidated statement of operations.

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

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

2. INVESTMENT SECURITIES HELD TO MATURITY
         A comparison of amortized cost and estimated market value of investment securities held to maturity at December 31, 2000 and 1999 are as follows:

                               December 31, 2000
           -----------------------------------------------------------
                            Gross         Gross          Estimated
            Amortized     Unrealized   Unrealized         Market
               Cost         Gains       (Losses)           Value
----------------------------------------------------------------------
Reverse
Repos       $60,341,969 $         0 $             0       $60,341,969
U.S.
Gov't
Agencies    167,923,406     105,364      (1,650,157)      166,378,613
Municipal
bonds         3,887,840       8,540               0         3,896,380
CMOs         43,954,419      10,760        (504,451)       43,460,728
----------------------------------------------------------------------
Total    $  276,107,634 $   124,664 $    (2,154,608) $    274,077,690
======================================================================

                               December 31, 1999
           -----------------------------------------------------------
                            Gross         Gross          Estimated
            Amortized     Unrealized   Unrealized         Market
               Cost         Gains       (Losses)           Value
----------------------------------------------------------------------
U.S.
Gov't
Agencies  $ 170,610,811 $    51,318  $   (8,810,677) $    161,851,452
Municipal
bonds         1,509,310         644               0         1,509,954
CMOs         48,187,121           0      (1,705,654)       46,481,467
----------------------------------------------------------------------
Total    $  220,307,242 $    51,962  $  (10,516,331)  $   209,842,873
======================================================================

         The Bank has the intent and ability to hold these securities to maturity. During December 2000 the Bank purchased $60.3 million of reverse repurchase agreements with Morgan Stanley Dean Witter and First Union, with an average maturity of 34 days and a weighted average yield of 6.59%. The amortized cost and estimated market value of investments held to maturity at December 31, 2000, by contractual maturity period are shown in the following table. Expected maturities may differ as borrowers have the right to call certain obligations. CMOs are shown separately due to the amortization and prepayment of principal occurring throughout the life of these instruments.

                                       December 31, 2000
                              -----------------------------------
                                 Amortized          Estimated
                                   Cost            Market Value
-----------------------------------------------------------------
Due one year or less          $  63,999,809     $  63,999,809
Due one to five years            27,139,841        27,042,754
Due five to ten years            94,277,547        93,167,886
Due after ten years              46,736,018        46,406,513
CMOs                             43,954,419        43,460,728
-----------------------------------------------------------------
        Total                 $ 276,107,634     $ 274,077,690
=================================================================

3. INVESTMENT SECURITIES AVAILABLE FOR SALE
         The amortized cost and estimated market value of investment securities available for sale at December 31, 2000 and 1999 are as follows:

                               December 31, 2000
            ---------------------------------------------------------
                             Gross         Gross         Estimated
              Amortized    Unrealized   Unrealized        Market
                Cost         Gains        Losses           Value
---------------------------------------------------------------------
U.S.
Gov't
Agencies  $    10,292,370    $      0    $  (85,906) $    10,206,464
CMOs           28,657,931      23,332      (525,463)      28,155,800
MBSs            2,490,974      25,725             0        2,516,699
---------------------------------------------------------------------
Total     $    41,441,275    $ 49,057    $ (611,369) $    40,878,963
=====================================================================

                               December 31, 1999
           ---------------------------------------------------------
                             Gross         Gross         Estimated
              Amortized    Unrealized   Unrealized        Market
                Cost         Gains       (Losses)          Value
---------------------------------------------------------------------
U.S.
Gov't
Agencies  $    10,291,646     $     0   $  (566,615) $     9,725,031
CMOs           38,024,766       4,699    (1,212,915)      36,816,550
MBS'S           2,817,131           0       (51,596)       2,765,535

---------------------------------------------------------------------
Total     $    51,133,543     $ 4,699   $(1,831,126) $    49,307,116
=====================================================================

   The amortized cost and estimated market value of investments available for sale at December 31, 2000, by contractual maturity period are shown in the following table. Expected maturities may differ as borrowers have the right to call or prepay certain obligations. CMOs are shown separately due to the amortization and prepayment of principal occurring throughout the life of these instruments.

                                  December 31, 2000
                           --------------------------------
                            Amortized          Estimated
                               Cost          Market Value
-----------------------------------------------------------
Due one to five years    $    5,295,000    $     5,269,304
Due five to ten years         2,997,370          2,979,660
Due after ten years           4,490,974          4,474,199
CMOs                         28,657,931         28,155,800
-----------------------------------------------------------
Total                    $   41,441,275    $    40,878,963
===========================================================

     There were no sales of investment securities during 2000, 1999 and 1998.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

4. LOANS, NET
         Loans, net at December 31, 2000 and 1999 consist of the following:

                                 2000              1999
---------------------------------------------------------------
Mortgage Loans               $ 228,427,960     $ 236,912,182
Construction Loans                 163,493           972,533
Commercial Construction          1,061,799         3,934,937
Consumer Loans                   3,899,549         3,273,792
Commercial Real Estate          52,763,358        52,543,711
Commercial Business              8,521,769         6,790,348
---------------------------------------------------------------
Subtotal                       294,837,928       304,427,503
Less:
     Deferred loan fees            678,946           892,019
     Allowance for
       possible loan losses      3,980,347         3,840,967
---------------------------------------------------------------
Total loans, net             $ 290,178,635     $ 299,694,517
===============================================================

         At December 31, 2000 and 1999 the recorded investment in loans for which impairment had been recognized in accordance with SFAS Nos. 114 and 118 totaled $2.2 million and $3.1 million, respectively. At December 31, 2000, impaired loans of $1.1 million related to loans that were individually measured for impairment with a valuation allowance of $425 thousand and $1.1 million of loans that were collectively measured for impairment with a valuation allowance of $56 thousand. At December 31, 1999 impaired loans of $1.7 million related to loans that were individually measured for impairment with a valuation allowance of $516 thousand and $1.5 million of loans that were collectively measured for impairment with a valuation allowance of $63 thousand. For the years ended December 31, 2000 and 1999, the average recorded investment in impaired loans was approximately $2.6 million and $3.6 million, respectively. During the years ended December 31, 2000 and 1999 the Corporation recognized $190 thousand and $575 thousand, respectively, of interest on impaired loans.

         Loans which are 90 days delinquent as to principal and/or interest are placed on a non-accrual status and all previously accrued interest is reversed. The principal amount of non-accrual loans at December 31, 2000 and 1999 was $2.0 million and $3.1 million, respectively. Interest income on non-accrual loans that would have been recorded in 2000 under the original terms of such loans was $156 thousand, and the interest income actually recognized in 2000 for such loans was $122 thousand. Interest income on non-accrual loans that would have been recorded in 1999 under the original terms of such loans was $265 thousand, and the actual interest income recognized in 1999 for such loans was $556 thousand.

         The Bank originates and purchases both adjustable and fixed interest rate loans. At December 31, 2000, the composition of these loans is as follows:

                               Maturing    Maturing
                                during     from 2002    Maturing
(In Thousands)                   2001    through 2005  after 2005      Total
--------------------------------------------------------------------------------
Mortgage Loans(1-4 dwelling)  $  2,069    $ 16,414     $ 209,945     $ 228,428
Construction Loans                 163           0             0           163
Commercial Construction            712           0           350         1,062
Consumer Loans                     993       2,412           494         3,899
Commercial Real Estate           4,698      13,083        34,983        52,764
Commercial Business              3,136       3,875         1,511         8,522
--------------------------------------------------------------------------------
            Total             $ 11,771    $ 35,784     $ 247,283     $ 294,838
================================================================================

Interest sensitivity on the above loans:

  Loans with
    predetermined rates    $  6,360    $ 33,852     $ 181,622     $ 221,834
  Loans with adjustable or
    floating rates            5,411       1,932        65,661        73,004
--------------------------------------------------------------------------------
            Total          $ 11,771    $ 35,784     $ 247,283     $ 294,838
================================================================================

         Construction, commercial and land loans are generally indexed to the prime rate plus a percentage (generally 1% to 2%). The adjustable rate mortgage loans have interest rate adjustment limitations and are generally indexed to the one year U.S. Treasury constant maturity yield. Future market factors may affect the correlation of the interest rate adjustment with the rates the Bank pays on the short-term deposits that have been primarily utilized to fund these loans. Loans pledged as collateral for advances and lines of credit from the Federal Home Loan Bank totaled $37.0 million at December 31, 2000.

         Changes in the allowance for possible loan losses are as follows:

                            Years ended December 31,
                    ------------------------------------------
                       2000           1999           1998
--------------------------------------------------------------
Balance at beginning
  of year           $ 3,840,967     $ 3,342,274    $ 3,137,781
Provision charged
  to operations         240,000         653,579        240,000
Charge-offs            (131,740)       (232,828)       (37,876)
Recoveries               31,120          77,942          2,369
--------------------------------------------------------------
Balance at end
  of year           $ 3,980,347     $ 3,840,967    $ 3,342,274
==============================================================

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

5. MORTGAGE-BACKED SECURITIES
     Mortgage-backed securities held to maturity at December 31, 2000 and 1999 are summarized as follows:

                           December 31, 2000
      -------------------------------------------------------------
                           Gross          Gross        Estimated
           Amortized    Unrealized      Unrealized      Market
             Cost          Gains          Losses         Value
-------------------------------------------------------------------
GNMA    $  35,868,102   $   413,790  $    (152,184)  $  36,129,708
FNMA       67,927,876       651,806       (136,510)     68,443,172
FHLMC      39,955,729       685,962        (10,155)     40,631,536
-------------------------------------------------------------------
Total   $ 143,751,707   $ 1,751,558  $    (298,849)  $ 145,204,416
===================================================================


                           December 31, 1999
      -------------------------------------------------------------
                           Gross          Gross         Estimated
           Amortized    Unrealized      Unrealized       Market
             Cost          Gains          Losses         Value
-------------------------------------------------------------------
GNMA    $  37,742,389   $   253,470  $  (1,055,224)  $  36,940,635
FNMA       50,801,575       105,479     (1,061,964)     49,845,090
FHLMC      32,880,455       235,464        (86,612)     33,029,307
-------------------------------------------------------------------
Total   $ 121,424,419   $   594,413  $  (2,203,800)  $ 119,815,032
===================================================================

         The Bank has the intent and ability to hold these securities to maturity. At December 31, 2000, neither a disposal, nor a condition that could lead to a decision not to hold these securities to maturity were reasonably foreseen.


6. OFFICE PROPERTIES AND EQUIPMENT, NET

     Office properties and equipment at December 31, 2000 and 1999 are summarized by major classification, as follows:

                                                December 31,
                                   ---------------------------------------------
                                            2000               1999
--------------------------------------------------------------------------------
Land, buildings and improvements      $  26,961,157      $  21,036,089
Furniture and equipment                   5,498,144          4,356,086
Computers                                 4,424,183          4,128,761
--------------------------------------------------------------------------------
Total                                    36,883,484         29,520,936
Less accumulated depreciation           (10,570,775)        (8,834,664)
--------------------------------------------------------------------------------
Office properties and equipment, net  $  26,312,709      $  20,686,272
================================================================================

7. REAL ESTATE HELD FOR DEVELOPMENT, NET
     The Bank, through its wholly-owned subsidiary, Land Financial Services, Inc., had entered into several real estate investments. Real estate held for development is carried at the lower of cost or estimated net realizable value. Intercompany loans from the Bank are the primary sources of funding and have been eliminated in consolidation. Such investments in real estate at December 31, 2000 and 1999, are summarized as follows:

                                                 December 31,
                                      -------------------------------
                                             2000          1999
---------------------------------------------------------------------
Real estate held for development     $      376,694     $    376,694
Valuation allowance                        (288,768)        (288,768)
---------------------------------------------------------------------
Net                                  $       87,926     $     87,926
=====================================================================

8. REAL ESTATE OWNED, NET
         Real estate owned, which was acquired through foreclosure and deeds in lieu of foreclosure, totaled $355 thousand and $449 thousand, net at December 31, 2000 and 1999, respectively. Changes in the allowance for real estate owned is as follows:

                                Years ended December 31,
                       -----------------------------------------
                           2000           1999            1998
----------------------------------------------------------------
Balance at beginning
  of year              $ 668,239      $ 668,239      $ 560,137
Provisions charged
  to operations                0              0        108,102
Charge-offs               (9,962)             0              0
Recoveries                58,642              0              0
----------------------------------------------------------------
Balance at end of year $ 716,919      $ 668,239      $ 668,239
================================================================

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

9. DEPOSITS
     Deposits at December 31, 2000 and 1999 consisted of the following major classifications and weighted average rates:

                                    December 31, 2000
                      -------------------------------------------------
                        Weighted                            Percent
                        Average Rate        Amount          of Total
-----------------------------------------------------------------------
Non-interest checking     0.00 %     $       103,544,519       15.97 %
Checking accounts         3.17               131,054,687       20.20
Savings accounts          2.72               103,072,351       15.90
Money market accounts     2.75                68,768,257       10.60
Certificates              5.14               242,099,541       37.33
-----------------------------------------------------------------------
Total                     3.35 %     $       648,539,355      100.00 %
=======================================================================

                                    December 31, 1999
                      -------------------------------------------------
                       Weighted                             Percent
                       Average Rate        Amount           of Total
-----------------------------------------------------------------------
Non-interest checking     0.00 %     $        82,504,184       13.66 %
Checking accounts         2.26               106,541,028       17.64
Savings accounts          2.67               107,207,225       17.76
Money market accounts     2.76                65,583,704       10.86
Certificates              4.92               242,055,976       40.08
-----------------------------------------------------------------------
Total                     3.20 %     $       603,892,117      100.00 %
=======================================================================

     A summary of certificates by maturity at December 31, 2000 is as follows:


Years ended December 31,                             Amount
-----------------------------------------------------------------
2001                                          $      139,445,251
2002                                                  66,359,319
2003                                                  27,660,978
Thereafter                                             8,633,993
-----------------------------------------------------------------
Total                                         $      242,099,541
-----------------------------------------------------------------

     A summary of interest expense on deposits is as follows:

                                   Years ended December 31,
                       ---------------------------------------------------
                             2000            1999              1998
--------------------------------------------------------------------------
Checking accounts       $  3,508,791     $  2,029,980       $  1,263,105
Savings accounts           3,045,369        2,787,185          2,591,626
Money market accounts      1,864,489        1,817,465          1,697,154
Certificates              12,473,540       11,536,893         12,538,798
--------------------------------------------------------------------------
Total interest expense $  20,892,189     $ 18,171,523       $ 18,090,683
==========================================================================

10. ADVANCES FROM FEDERAL HOME LOAN BANK
         At December 31, 2000, the Bank had advances from the Federal Home Loan Bank of New York (FHLB) in the amount of $6.3 million with a weighted average interest rate of 5.49%. Advances are collateralized by certain first mortgage loans.

                         Years ended December 31,

------------------------------------------------------------------
                 2000                          1999
------------------------------------------------------------------
                 Weighted                       Weighted
                 Average  Maturity              Average  Maturity
       Amount      Rate    Date      Amount      Rate      Date
------------------------------------------------------------------
   $           0                   $10,000,000     6.32%   6/6/00
       5,000,000    5.62% 2/15/01    5,000,000     5.62%  2/15/01
       1,305,644    5.00% 10/9/07    1,337,031     5.00%  10/9/07
------------------------------------------------------------------
   $   6,305,644    5.49%          $16,337,031     6.00%
==================================================================

11. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
         At December 31, 2000, the Bank had securities sold under the agreements to repurchase (repurchase agreements) in the aggregate amount of $120.0 million. The repurchase agreements are collateralized by U.S. Agency Notes and CMOs with a market value of $124.2 million. Accrued interest payable totaled $670 thousand at December 31, 2000.

                  Year ended December 31, 2000
-----------------------------------------------------------------
                                Weighted     Maturity    Call
Counterparty    Amount        Average Rate     Date     Feature
-----------------------------------------------------------------
FHLB           $  20,000,000      5.72%       12/19/07  12/19/02
FHLB              20,000,000      5.13%        1/14/08   1/14/01
FHLB              20,000,000      5.95%        8/30/10   8/30/02
FHLB              20,000,000      5.54%       10/18/10  10/18/01
FHLB              20,000,000      5.22%       12/20/10  12/20/03
FHLB              20,000,000      4.85%       12/20/10  12/20/01
-----------------------------------------------------------------
Total          $ 120,000,000      5.40%
=================================================================

                  Year ended December 31, 1999
-----------------------------------------------------------------
                                Weighted     Maturity    Call
Counterparty    Amount        Average Rate     Date     Feature
-----------------------------------------------------------------
Merrill Lynch  $  20,000,000      5.79%        9/19/02   9/19/00
FHLB              10,000,000      6.03%         2/1/00         -
FHLB              20,000,000      5.65%       11/18/02  11/18/00
FHLB              20,000,000      5.72%       12/19/07  12/19/02
FHLB              20,000,000      5.13%        1/14/08   1/14/01
-----------------------------------------------------------------
Total          $  90,000,000      5.62%
=================================================================

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

12. INCOME TAXES
     The Corporation's provision for income taxes differs from that computed by applying the statutory federal income tax rate to income before income taxes as follows:

                                               2000                             1999                      1998
                                -------------------------------  ---------------------------  --------------------------
                                      Amount         Percent          Amount       Percent     Amount         Percent
                                  ---------------   -----------  ---------------  ----------  -------------  -----------
Tax at federal tax rate           $    2,706,971        34.00%     $ 2,721,663      34.00%     $ 2,806,707      34.00%
Increase (Decrease) from:
     State income taxes, net
         of federal income tax
         benefit                         163,163         2.05%         165,583       2.07%         170,531       2.07%
     Other                               (20,058)       (0.25%)          4,140       0.05%           6,295       0.08%
                                  ---------------   -----------  -------------  ----------   ------------- -----------
     Total                        $    2,850,076        35.80%     $ 2,891,386      36.12%     $ 2,983,533      36.15%
                                  ===============   ===========  =============  ==========   ============= ===========

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

         The temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

                                                         December 31,
                                          --------------------------------------
                                                      2000             1999
--------------------------------------------------------------------------------
Deferred income tax assets:
  Allowance for possible loan losses             $ 1,360,793       $ 1,111,262
  Real estate losses                                 447,747           482,409
  Amortization of deposit premium                    249,733           277,049
  Post retirement benefits                           185,000           185,000
  Capitalized interest                               271,408           305,209
  Other                                              170,516           143,273
--------------------------------------------------------------------------------
Gross deferred tax assets                          2,685,197         2,504,202
Deferred income tax liabilities:
  Prepaid deposit insurance premium                   22,466            11,148
  Depreciation                                       190,661           178,641
  Deferred loan fees, net                             86,190            24,926
  Compensation and pension (asset) liability          25,179            24,900
--------------------------------------------------------------------------------
Gross deferred tax liabilities:                      324,496           239,615
--------------------------------------------------------------------------------
Deferred income tax assets, net                  $ 2,360,701       $ 2,264,587
--------------------------------------------------------------------------------

         The following represents the components of income tax expense for the years ended December 31, 2000, 1999 and 1998, respectively.

                                          2000           1999            1998
--------------------------------------------------------------------------------
Current federal tax
  provision                           $ 3,072,152    $ 2,131,769    $ 3,008,922
Current state tax
  provision                               289,905        204,605        284,193
--------------------------------------------------------------------------------
   Total current provision              3,362,057      2,336,374      3,293,115
--------------------------------------------------------------------------------
Deferred federal tax
  (benefit)                              (469,292)       508,734       (283,771)
Deferred state tax (benefit)              (42,689)        46,278        (25,811)
--------------------------------------------------------------------------------
   Total deferred tax (benefit)          (511,981)       555,012       (309,582)
--------------------------------------------------------------------------------
Total                                 $ 2,850,076    $ 2,891,386    $ 2,983,533
================================================================================

13. Leases
         The Bank leases three buildings and land to operate four branches under noncancelable leases which expire over the next 19 years. These leases generally provide for the payment of taxes and maintenance by the lessee. Most of these operating leases provide the Bank with the option to renew the lease after the initial lease term. Future minimum rental payments under existing leases as of December 31, 2000 are as follows:

Fiscal Year                            Amount
--------------------------------------------------
2001                             $        102,626
2002                                      102,626
2003                                      102,626
2004                                      113,834
2005 and beyond                         1,350,948
--------------------------------------------------
Total                            $      1,772,660
==================================================

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

         The leases for the buildings contain cost of living adjustments based on changes in the consumer price index. The minimum lease payments shown above include base rentals exclusive of any future adjustments. Total rent expense for all operating leases amounted to $197 thousand, $157 thousand and $105 thousand for fiscal years 2000, 1999 and 1998, respectively.

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

         The following is a reconciliation of the Bank's capital under generally accepted accounting principles ("GAAP") to regulatory capital at December 31, 2000:

                                       Tangible             Core           Risk-based
                                       Capital            Capital            Capital
----------------------------------------------------------------------------------------
Bank's GAAP Capital                 $ 56,708,358       $ 56,708,358      $ 56,708,358
Add:
    Unrealized loss on
      investments AFS                    358,352            358,352           358,352
Less:
    Subsidiary investments
      not eligible                       (87,926)           (87,926)          (87,926)
    Goodwill                             (27,664)           (27,664)          (27,664)
    REO greater than 5 years            (100,860)          (100,860)         (100,860)
Supplementary
    qualifying capital item:
      General valuation allowance              0                  0         3,529,153
----------------------------------------------------------------------------------------
Regulatory capital computed           56,850,260         56,850,260        60,379,413
Minimum regulatory caital
  requirement                         16,780,232         33,560,464        29,458,753
----------------------------------------------------------------------------------------
Regulatory capital excess           $ 40,070,028   $     23,289,796   $    30,920,660
========================================================================================

15. PENSION PLAN
         The Bank has a defined benefit pension plan for active employees. Net pension expense was $395 thousand, $462 thousand and $371 thousand for years ended December 31, 2000, 1999 and 1998, respectively. The components of net pension cost are as follows:

                                     Years ended December 31,
                   -------------------------------------------------------------
                                     2000          1999          1998
--------------------------------------------------------------------------------
Service cost                    $ (578,116)   $ (513,260)   $ (435,047)
Interest cost                     (362,856)     (336,799)     (270,772)
Return on assets                   527,031       418,356       359,216
Net amortization and deferral       18,563       (30,675)      (23,921)
--------------------------------------------------------------------------------
Net periodic pension cost       $ (395,378)   $ (462,378)   $ (370,524)
================================================================================

         The following table presents a reconciliation of the funded status of the defined benefit pension plan at December 31, 2000 and 1999:

                                                 December 31,
                                --------------------------------------
                                             2000             1999
----------------------------------------------------------------------
Projected benefit obligation           $  6,813,938     $   6,406,113
Fair value of plan assets                 7,310,672         7,520,267
----------------------------------------------------------------------
Excess of plan assets over
     projected benefit obligation           496,734         1,114,154
Unrecognized net gain                      (879,573)       (1,423,841)
Unrecognized prior service cost              65,618            70,794
Unrecognized net transition obligation      100,757           131,663
----------------------------------------------------------------------
Accrued pension cost
     included in the consolidated
     balance sheet                      $  (216,464)    $    (107,230)
======================================================================

     The following table presents a reconciliation of beginning and ending balances of benefit obligations and plan assets:

                                             December 31,
                                    -----------------------------------
Change in Projected Benefit Oblitation   2000             1999
-----------------------------------------------------------------------
Projected benefit obligation
  at beginning of year                 $ 6,406,113      $ 5,200,545
Service cost                               578,116          513,260
Interest cost                              362,856          336,799
Actuarial (gain) loss                     (307,401)         464,723
Benefits paid                             (225,746)        (109,214)
-----------------------------------------------------------------------
Projected benefit obligation
  at end of year                       $ 6,813,938      $ 6,406,113
=======================================================================
Change in Plan Assets
-----------------------------------------------------------------------
Fair value of plan assets
  at beginning of year                 $ 7,520,267      $ 5,895,741
Actual return of plan assets              (269,993)       1,158,675
Employer contribution                      286,144          575,065
Benefits paid                             (225,746)        (109,214)
-----------------------------------------------------------------------
Fair value of plan assets
  at end of year                       $ 7,310,672      $ 7,520,267
=======================================================================

FMS FINANCIAL CORPORATION
-----------------------------------------------------------------------

     Actuarial assumptions used in determining pension cost are as follows:

                                     Years ended December 31,
                               -----------------------------------
                                  2000       1999        1998
------------------------------------------------------------------
Discount rate for benefit
     obligation                  6.00 %       6.00 %      6.00 %
Rate of increase in
     compensation levels
     and social security
     wage base                   4.00 %       4.00 %      4.00 %
Expected long-term rate
     of return on plan assets    7.00 %       7.00 %      7.00 %
------------------------------------------------------------------

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


     The net periodic post-retirement benefit cost includes the following components:

                                        December 31,
                            --------------------------------------
                               2000          1999         1998
------------------------------------------------------------------
Interest cost                $  34,748    $  29,149    $   30,514
Amortization of prior
  service cost                 (14,499)     (14,499)      (14,499)
Amortization of gain                 0         (934)       (1,763)
------------------------------------------------------------------
Net periodic post-retirement
  benefit cost               $  20,249    $  13,716    $   14,252
==================================================================

         The assumed discount rate used in the calculation for net periodic post-retirement benefit cost was 7.50% and 8.0% for 2000 and 1999, respectively. The assumed health care cost trend rate for 2000 was 9.0% and was graded down in
 .5% increments per year to an ultimate rate of 5.0% per year. The impact of a 1% increase in the assumed health care cost trend for each future year would be as follows:

                                                 December 31, 2000
-------------------------------------------------------------------
Accumulated post-retirement obligation at year end     $730,777
Service and interest Cost                               $40,002
-------------------------------------------------------------------

     The following table summarizes the amounts recognized in the Bank's balance sheet:

                                             December 31,
                                     -----------------------------
                                         2000            1999
------------------------------------------------------------------
Accumulated post-retirement
     benefit obligation               $ (687,352)     $ (403,766)
Unrecognized prior service cost          (70,078)        (84,577)
Unrecognized net loss (gain)             206,089         (89,647)
------------------------------------------------------------------
Accrued post-retirement benefit cost  $ (551,341)     $ (577,990)
==================================================================

     The assumed discount rate used in the calculation for the accumulated post-retirement benefit obligation as of December 31, 2000 and 1999 was 7.50% and 8.0%, respectively.

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

                                      -24

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

--------------------------------------------------------------------------------

     At December 31, 2000 and December 31, 1999, the carrying amount and the estimated market value of the Corporation's financial instruments are as follows:

                                                                     December 31, 2000                     December 31, 1999
                                                          --------------------------------------   ---------------------------------
                                                               Carrying            Estimated          Carrying          Estimated
                                                                Amount            Market Value         Amount          Market Value
                                                           ------------------   -----------------  ---------------   ---------------
Financial assets:
     Cash and cash equivalents                              $   44,951,299       $  44,951,299      $   46,275,871    $  46,275,871
     Investment securities held to maturity and
        investment securities available for sale            $  316,986,597       $ 314,956,653      $  269,614,358    $ 259,149,989
     Mortgage-backed securities                             $  143,751,707       $ 145,204,416      $  121,424,419    $ 119,815,032
     FHLB Stock                                             $    6,315,310       $   6,315,310      $    4,861,410    $   4,861,410

     Loans, net of unearned income                          $  294,158,982       $ 298,838,000      $  303,535,484    $ 295,018,000
        Less: Allowance for possible loan losses            $   (3,980,347)      $  (3,980,347)     $   (3,840,967)   $  (3,840,967)
     Loans, net                                             $  290,178,635       $ 294,857,653      $  299,694,517    $ 291,177,033

Financial liabilities:
     Deposits
        Checking, passbook, and money market accounts       $  406,439,814       $ 406,439,814      $  361,836,141    $ 361,836,141
        Certificates                                        $  242,099,541       $ 241,693,000      $  242,055,976    $ 239,077,000
     Securities sold under agreements to repurchase         $  120,000,000       $ 122,368,000      $   90,000,000    $  88,806,000
     Subordinated debentures                                $   10,000,000       $  10,250,000      $   10,000,000    $  10,300,000
     Advances from the Federal Home Loan Bank               $    6,305,644       $   6,305,620      $   16,337,031    $  16,120,000

Off-balance sheet financial instruments:
     Commitments to extend credit                           $   22,526,356       $  22,526,356      $   24,663,153    $  24,663,153
     Standby letters of credit                              $    1,351,712       $   1,351,712      $    1,887,175    $   1,887,175


FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

18.  COMMITMENTS AND CONTINGENCIES
         The Bank has outstanding loan commitments of $22.5 million as of December 31, 2000. Of these commitments outstanding, the breakdown between fixed and variable rate loans is as follows:

--------------------------------------------------------------------------------
                                             December 31, 2000
                                 -----------------------------------------------
                                      Fixed         Variable
                                      Rate            Rate            Total
--------------------------------------------------------------------------------
Commitments to fund loans        $   2,252,625   $   5,635,000   $   7,887,625
Unused lines:
  Construction                               0       2,115,827       2,115,827
  Equity line of credit loans                0      12,522,904      12,522,904
--------------------------------------------------------------------------------
Total                            $   2,252,625   $  20,273,731   $  22,526,356
--------------------------------------------------------------------------------

         In addition to outstanding loan commitments, the Bank as of December 31, 2000, issued $1.4 million in standby letters of credit to guarantee performance of a customer to a third party.

         Commitments and standby letters of credit are issued in accordance with the same loan policies and underwriting standards as settled loans. Since some commitments and standby letters of credit are expected to expire without being drawn down, these amounts do not necessarily represent future cash requirements.

19. LITIGATION
         There are no significant pending legal proceedings at December 31, 2000 which will have a material impact on the Corporation's financial position or results of operations.

20.  LOANS TO OFFICERS AND DIRECTORS
         Regulation O provides that all loans to executive officers and directors be made on substantially the same terms and conditions as are available to the general public. The rate discounts are available to employees as long as they are employed at the Bank. If employment is terminated, the rate discount ceases from the date of termination. At December 31, 2000 and 1999, loans made to directors and executive officers whose indebtedness exceeded $60 thousand amounted to $2.0 million and $1.9 million, respectively. During 2000 new loans to these individuals totaled $199 thousand and repayments totaled $107 thousand.

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

         A total of 249,926 shares of authorized but unissued common stock of the Corporation has been reserved for future issuance under the Plan. The option price per share for options granted may not be less than the fair market value of the common stock on the date of grant. At December 31, 2000, the option exercise prices were $1.292, $5.333 and $10.00. Options are fully vested at the date of grant and must be exercised within ten years.

         The  following  table  summarizes   information   about  stock  options
outstanding at December 31, 2000

        Exercise      Outstanding     Average        Exercisable
         Price          Options       Life (1)         Options
-----------------------------------------------------------------
       $    1.29        54,418         1.2             54,418
       $    5.33        36,000         4.9             36,000
       $   10.00        85,000         7.9                  0
----------------------------------------------------------------
       $    6.34       175,418         5.2             90,418
================================================================
(1)  Average contractual life in years

         A summary of the status of the Corporation's Stock Option Plan as of December 31, 2000, 1999 and 1998 and changes during the years ending on those dates is presented below.



                                                Years Ended December 31,
                         -----------------------------------------------------------------------
                               2000                    1999                     1998
------------------------------------------------------------------------------------------------
                                    Weighted                  Weighted                Weighted
                                    Average                   Average                 Average
                                    Exercise                  Exercise                Exercise
                          Shares     Price          Shares     Price        Shares     Price
------------------------------------------------------------------------------------------------
Outstanding at the
  Beginning of the year  205,518    $  5.94        210,618    $  5.83       235,995    $  1.91
Options granted                0       0.00              0       0.00        93,000      10.00
Options exercised           (100)      1.29           (600)      1.29       (84,081)      1.29
Options surrendered      (30,000)      3.61         (4,500)      1.29       (34,296)      1.29
------------------------------------------------------------------------------------------------
Outstanding at the
  End of the year        175,418    $  6.34        205,518    $  5.94       210,618    $  5.83
================================================================================================

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
-----------------------------------------------------------

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: dividend yield of .86%, expected volatility of 26.11%, discount rate of 6.0% and an expected life of 10 years at December 31, 1998. There were no options granted in 2000 or 1999.

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

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

23.  PARENT COMPANY FINANCIAL INFORMATION
The financial statements for FMS Financial Corporation are as follows

                                                                                                  December 31,
                                                                                          -----------------------------
FMS Financial Corporation Statements of Financial Condition                                    2000            1999
-----------------------------------------------------------------------------------------------------------------------
Assets:
    Cash                                                                                   $ 1,037,560     $   501,861
    Investment in subsidiary                                                                56,708,355      52,609,414
    Investment securities                                                                    1,000,000       1,000,000
    Intercompany (payable) receivable, net                                                  (1,093,088)      2,185,306
    Subordinated debentures issue costs, net                                                   206,417         263,765
    Other                                                                                      168,843         168,843
                                                                                           -----------     -----------
Total Assets                                                                               $58,028,087     $56,729,189
                                                                                           ===========     ===========

Liabilities:
    10% Subordinated debentures due 2004                                                   $10,000,000     $10,000,000
    Dividends payable                                                                          201,831         215,519
    Accrued interest payable                                                                   416,667         416,667
                                                                                           -----------     -----------
Total liabilities                                                                           10,618,498      10,632,186
                                                                                           -----------     -----------

Stockholders' Equity:
    Preferred stock - $.10 par value 5,000,000  shares  authorized;  none issued
    Common stock - $.10 par value 10,000,000 shares authorized; shares issued 7,897,891 and 7,897,791 and shares outstanding 6,727,702 and 7,183,978 as
       of December 31, 2000 and 1999, respectively                                             789,789         789,779
    Paid-in capital in excess of par                                                         8,217,654       8,217,535
    Accumulated comprehensive loss - net of deferred income taxes                             (358,352)     (1,167,810)
    Retained earnings                                                                       46,401,102      42,108,955
    Less:Treasury Stock (1,170,189 and 713,813 shares, at cost at December 31, 2000 and
       1999, respectively)                                                                  (7,640,604)     (3,851,456)
                                                                                           -----------     -----------
Total Stockholders' Equity                                                                  47,409,589      46,097,003
                                                                                           -----------     -----------
Total Liabilities and Stockholders' Equity                                                 $58,028,087     $56,729,189
                                                                                           ===========     ===========

--------------------------------------------------------------------------------

                                                                             Years Ended December 31,
                                                             ---------------------------------------------------------
FMS Financial Corporation Statements of Operations                 2000                1999                 1998
----------------------------------------------------------------------------------------------------------------------
Intercompany interest income                                 $       560,750     $       560,750     $        560,750
Interest expense                                                  (1,057,348)         (1,057,348)          (1,057,348)
Dividends from subsidiary                                          2,150,000           1,600,000            1,600,000
Equity in undistributed income of subsidiary                       3,289,357           3,841,261            3,999,243
----------------------------------------------------------------------------------------------------------------------
Income before taxes                                                4,942,759           4,944,663            5,102,645
Income tax benefit                                                   168,843             168,843              168,843
----------------------------------------------------------------------------------------------------------------------
Net Income                                                   $     5,111,602     $     5,113,506     $      5,271,488
======================================================================================================================

These statements should be read in conjunction with the other notes related to the consolidated financial statements.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

                                                                   For Years Ended December 31,
                                                            -------------------------------------------
FMS Financial Corporation Statements of Cash Flows              2000           1999          1998
-------------------------------------------------------------------------------------------------------
Operating Activities
Net income                                                  $ 5,111,602    $ 5,113,506    $ 5,271,488
Adjustments to reconcile net income to net cash provided
   by operating activities:
Equity in undistributed earnings of the subsidiary           (3,289,357)    (3,841,261)    (3,999,243)
Amortization of bond issue costs                                 57,348         57,348         57,347
Decrease (Increase) in intercompany receivable, net           3,278,397         14,337       (274,698)
Other operating activities                                            0              0         33,481
                                                            -----------    -----------    -----------
     Net cash  provided by operating activities               5,157,990      1,343,930      1,088,375

Financing Activities
Purchase of treasury stock                                   (3,789,148)      (475,084)      (186,055)
Investment in subsidiary                                           (129)          (775)      (108,603)
Cash dividends paid on common stock                            (833,143)      (866,278)      (767,457)
Principal repayment of employee stock ownership plan debt             0              0        (33,481)
Proceeds from issuance of stock                                     129            775        108,603
                                                            -----------    -----------    -----------
     Net cash used by financing activities                   (4,622,291)    (1,341,362)      (986,993)
                                                            -----------    -----------    -----------
INCREASE IN CASH AND CASH EQUIVALENTS                           535,699          2,568        101,382
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                    501,861        499,293        397,911
                                                            -----------    -----------    -----------
CASH AND CASH EQUIVALENTS, END OF YEAR                      $ 1,037,560    $   501,861    $   499,293
=====================================================================================================

These statements should be read in conjunction with the other notes related to the consolidated financial statements.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------


                                MANAGEMENT REPORT

To  the  Federal  Deposit  Insurance   Corporation  and  the  Office  of  Thrift
Supervision:

FINANCIAL STATEMENTS

Management of FMS Financial Corporation and Subsidiary ("the Corporation") is responsible for the preparation, integrity, and fair presentation of its published consolidated financial statements, and Thrift Financial Report (TFR) filed with the Office of Thrift Supervision, as of December 31, 2000, and for the year then ended. The published consolidated financial statements have been prepared in accordance with generally accepted accounting principles, and the Thrift Financial Report has been prepared in accordance with the Office of Thrift Supervision reporting instructions, and, as such, include some amounts that are based upon judgments and estimates of management.

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

Management assessed its internal control structure over financial reporting as of December 31, 2000. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organization of the Treadway Commission. Based on this assessment, management believes that the Corporation maintained an effective internal control structure over financial reporting as of December 31, 2000.

COMPLIANCE WITH LAWS AND REGULATIONS

Management is also responsible for compliance with federal and state laws and regulations concerning dividend restrictions and federal laws and regulations concerning loans to insiders designated by the Federal Deposit Insurance Corporation as safety and soundness laws and regulations.

Management assessed its compliance with the designated laws and regulations relating to safety and soundness. Based on this assessment, management believes that the Corporation has complied, in all significant respects, with the designated laws and regulations related to safety and soundness for the year ended December 31, 2000.


/s/Craig W. Yates                                    /s/Channing L. Smith
Craig W. Yates                                        Channing L. Smith
President and Chief Executive Officer                 Vice President and Chief Financial Officer

FMS Financial Corporation
Burlington, New Jersey
February 9, 2001


                                      -30-

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------



[LOGO]
PRICEWATERHOUSECOOPERS PWC



                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of FMS Financial Corporation:

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, changes in stockholders' equity, and cash flows present fairly, in all material respects, the financial position of FMS Financial Corporation and Subsidiary ("the Company") at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.







/s/PricewaterhouseCoopers LLP


Philadelphia, PA
February 9, 2001

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------


                              CORPORATE INFORMATION


ANNUAL MEETING
         The 2001 Annual Shareholders' Meeting of FMS Financial Corporation will be held at 10:00 a.m., on the 26th day of April, 2001 at the Riverton Country Club, Highland Avenue off of Route 130, Riverton, New Jersey.

STOCK MARKET INFORMATION
         The common stock of FMS Financial Corporation is traded over-the-counter and is listed on the Nasdaq National Market System under the symbol "FMCO". Daily quotations are included in the Nasdaq National Market stock tables published in the Wall Street Journal and other leading newspapers.

         The number of record holders of common stock of the Corporation as of March 1, 2001 was approximately 749, not including those shares registered in names of various investment brokers held in account for their customers.

         The following table sets forth the range of closing prices, as reported by Nasdaq, for the periods ended December 31, 2000 and 1999:

                                          2000
                         ---------------------------------
QUARTER ENDED                  HIGH             LOW
----------------------------------------------------------
March 31,                      $     9.375     $    6.750
June 30,                       $     8.250     $    7.000
September 30,                  $     9.500     $    7.345
December 31,                   $     9.750     $    8.375
----------------------------------------------------------

                                          1999
                         ---------------------------------
QUARTER ENDED                  HIGH             LOW
----------------------------------------------------------
March 31,                      $    10.500     $    8.500
June 30,                       $    11.000     $    7.625
September 30,                  $    10.000     $    8.875
December 31,                   $    10.250     $    8.750
----------------------------------------------------------

         The   Corporation's   sole  operating   assets  are  derived  from  its
subsidiary, Farmers & Mechanics Bank. Consequently, the ability of the Corporation to accumulate cash for payment of cash dividends to stockholders is directly dependent upon the ability of the Bank to pay dividends to the Corporation. The Bank may not declare or pay a cash dividend on any of its stock if the effect of the declaration or payment of dividends would cause their regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the mutual stock conversion or (2) the regulatory capital requirements imposed by the OTS. Additionally, the Corporation must pay interest to holders of its debentures before payment of cash dividends to its stockholders.

                  As of December 31, 2000 the Bank was a Tier 1 institution and had available $17.1 million for dividends to the Corporation, subject to nonobjection by the OTS. It is not likely that the Corporation would request a dividend of that magnitude. The Corporation is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders, but is subject to the requirements of New Jersey law, which permits the Corporation to pay dividends in cash or shares out of the Corporation's surplus, defined as the excess of net assets of the Corporation over stated capital.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------


BOARD OF DIRECTORS                 BANK OFFICERS

EDWARD J. STAATS, JR.              CRAIG W. YATES*
Chairman of the Board              President

WAYNE H. PAGE                      JAMES E. IGO*
Vice Chairman                      Sr. Vice President and Chief Lending Officer

GEORGE J. BARBER                   CHANNING L. SMITH*
                                   Vice President and Chief Financial Officer
DOMINIC W. FLAMINI
                                   THOMAS M. TOPLEY*
VINCENT R. FARIAS                  Sr. Vice President of Operations and
                                   Corporate Secretary
JAMES C. LIGNANA
                                   DOUGLAS B. HALEY
MARY WELLS                         Vice President, Consumer Lending

CRAIG W. YATES                     KAREN R. KOENIG
                                   Vice President, Business Development
ROY D. YATES
                                   URSULA YATES NISONOFF
DIRECTORS EMERITUS                 Vice President, Administration

ADOLPH N. BRIGHT                   NANCY L. PARKER
                                   Vice President, Human Resources
KAREN S. OLEKSA
                                   PETER S. SCHOENFELD
HILYARD S. SIMPKINS                Vice President, Investments

                                   KAREN D. SHINN
                                   Vice President,  Operations

                                   FRANK E. SMITH
                                   Vice President, Facilities and Design

                                   MERLE A. BROWN
                                   Branch Administrator and Security Officer

                                   AMY J. HANNIGAN
                                   Controller

                                   MARCELLA F. HATCHER*
                                   Assistant Secretary


                                   * Officers of Bank and Holding Company

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

MARKET MAKERS
The following companies were making a market in the Corporation's common stock at December 31, 2000:

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


FORM 10-K AND OTHER FINANCIAL INQUIRIES
The Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the Securities and Exchange Commission will be furnished to shareholders of the Corporation upon written request without charge.
Shareholders, analysts and others seeking this and other requests for information relating to stock, annual shareholders' meeting and related matters on FMS Financial Corporation, should contact the Corporate Secretary at the Executive Offices.


Transfer Agent and Registrar                     Auditors
American Stock Transfer and Trust Company        PricewaterhouseCoopers LLP
40 Wall Street                                   Two Commerce Square, Suite 1700
New York, NY  10005                              2001 Market St.
                                                 Philadelphia, PA 19103


Special Counsel
Malizia, Spidi & Fisch, PC
1100 New York Avenue, N.W.
Suite 340 West
Washington, D.C. 20005

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

                                             OFFICE LOCATIONS

                                    EXECUTIVE AND ADMINISTRATIVE OFFICES
                                     3 Sunset Road and 811 Sunset Road
                                            Burlington NJ 08016
                                              (609) 386-2400

MAIN BRANCH                                EASTAMPTON                            MOUNT LAUREL
3 Sunset Road & Route 541                  1191 Woodlane Road                    4522 Church Road
Burlington, NJ  08016                      Eastampton, NJ 08060                  Mount Laurel, NJ 08054
(609) 387-2728                             (609) 261-6400                        (856) 235-4445

BEVERLY                                    EDGEWATER PARK                        MT. LAUREL - FELLOWSHIP RD.
414 Cooper Street                          1149 Cooper Street                    301 Fellowship Rd.
Beverly, NJ 08010                          Edgewater Park, NJ 08010              Mt. Laurel, NJ 08054
(609) 239-4066                             (609) 387-0046                        (856) 222-9364

BORDENTOWN                                 LAKE PINE                             PEMBERTON
335 Farnsworth Ave.                        239 Taunton Blvd.                     25 Fort Dix Road
Bordentown, NJ  08505                      Medford, NJ 08055                     Pemberton, NJ 08068
(609) 291-8200                             (856) 988-3330                        (609) 726-9111

BROWNS MILLS                               LARCHMONT                             RIVERSIDE
93 Pemberton-Browns Mills Road             3220 Route 38                         2 Scott Street & Pavilion Avenue
Browns Mills, NJ 08015                     Mount Laurel, NJ 08054                Riverside, NJ 08075
(609) 893-5540                             (856) 235-6666                        (856) 461-4333

BURLINGTON CITY                            LUMBERTON                             RIVERTON
352 High Street                            1636-61 Route 38 & Eayrestown Road    604 Main Street
Burlington, NJ 08016                       Lumberton, NJ 08048                   Riverton, NJ 08077
(609) 386-4643                             (609) 267-6811                        (856) 786-5333

BURLINGTON TOWNSHIP                        MARLTON                               SOUTHAMPTON
809 Sunset Road                            42 Main Street                        1841 Route 70
Burlington, NJ 08016                       Marlton, NJ 08053                     Southampton, NJ 08088
(609) 387-1150                             (856) 596-6555                        (609) 859-2700

BURLINGTON-NECK ROAD                       MEDFORD                               TABERNACLE
1029 Neck Road                             200 Tuckerton Road                    1507 Route 206
Burlington, NJ 08016                       Medford, NJ 08055                     Tabernacle, NJ 08088
(609) 239-4500                             (856) 596-4300                        (609) 268-5993

CHESTERFIELD                               MEDFORD LAKES                         WAL-MART LUMBERTON
305 Bordentown-Chesterfield Road           712 Stokes Road                       1740 Rt. 38
Chesterfield, NJ 08620                     Medford, NJ 08055                     Mt. Holly, NJ 08060
(609) 324-1256                             (609) 654-6373                        (609) 702-9800

CINNAMINSON                                MEDFORD VILLAGE                       WILLINGBORO
1703 Highland Avenue                       1 S. Main Street at Bank Street       399 Charleston Rd.
Cinnaminson, NJ 08077                      Medford, NJ 08055                     Willingboro, NJ 08046
(856) 303-1870                             (609) 714-1115                        (609) 877-2888

DELRAN                                     MOORESTOWN                            WILLINGBORO EAST
3002 Route 130 North                       53 East Main Street                   611 Beverly-Rancocas Road
Delran, NJ 08075                           Moorestown, NJ 08057                  Willingboro, NJ 08046
(856) 764-3740                             (856) 235-0544                        (609) 871-4900

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
