Form 10-K405, Exhibit 13
period 2001-12-31
FMS FINANCIAL CORP
filed 2002-03-28
CIK 839845

ABOUT OUR COVER- Farmers & Mechanics Bank was established in 1871 serving Burlington and now Camden County. The Mt. Holly branch was constructed during the year and opened in September 2001.

To Our Shareholders:

         We are pleased to report that during 2001, Farmers & Mechanics Bank continued to make progress in expanding our branch system and improving our customer service while also improving profitability. Deposits and assets continued to increase while earnings grew over the prior year. Earnings per share increased by 9.4% to 81 cents. The bank benefited from eleven rate decreases by the Federal Reserve Bank during the year as they reacted to the economic downturn. The recession has not yet had a major impact on the Bank, but we continue to monitor our loan portfolio for any signs of deterioration.

         In June of 2001, we completed the previously announced merger with CloverBank, bringing two branches located in Pennsauken and Audubon in Camden County into our network. In the merger, we acquired approximately $28 million in deposits and $25 million in loans. The merger was a good fit with our existing branch network and allowed us to expand outside of Burlington County for the first time.

         During 2001, we also completed the relocation of our Medford Lakes branch to 700 Stokes Road and opened a newly constructed branch in the Fairgrounds shopping center in Mt. Holly. For the first time, we also closed a branch, a small office located in Medford that was underperforming. During the year we also entered into an agreement with Wal*Mart to open additional branches in their stores. In early January 2002, we opened our second Wal*Mart branch in Burlington and expect to open three more during the year, in the existing Marlton store as well as new Wal*Mart stores to be constructed in Cinnaminson and Hamilton Township. The Hamilton location will be our first branch located in Mercer County.

         Customer service continues to be a focal point of the bank. We continue to offer our customers a wide variety of deposit and loan products and additional branch locations to better serve them. The Bank unveiled its website "fmsbank.net" which includes our new online banking product.

         Once again, I would like to thank our customers, our staff and our shareholders for their continued support.

                                                Sincerely,

                                                /s/Craig W. Yates
                                                --------------------------------
                                                Craig W. Yates
                                                President

                               CORPORATE PROFILE

         FMS Financial Corporation is the holding company for Farmers & Mechanics Bank. Farmers & Mechanics Bank, with total assets of $967 million, is the largest community bank headquartered in its primary market area of Burlington County, New Jersey.

         Founded in Burlington City in 1871 under the name of Farmers' and Mechanics' Building and Loan Association, the Bank operates thirty-four banking offices in Burlington and Camden Counties, New Jersey.

         The daily stock quotation for FMS Financial Corporation is listed in the Nasdaq National Market System published in The Wall Street Journal, the Philadelphia Inquirer and other leading newspapers under the trading symbol of FMCO.

FINANCIAL HIGHLIGHTS
Financial Condition: (In Thousands)

-------------------------------------------------------------------------------------------------------------
December 31,                                            2001        2000        1999         1998        1997
-------------------------------------------------------------------------------------------------------------
Assets                                              $966,537    $839,076    $772,501    $ 691,812    $628,403
Loans receivable and loans
 held for sale, net                                  336,544     290,179     299,695      298,603     302,831
Deposits                                             729,506     648,539     603,892      536,310     489,440
Stockholders' equity                                  52,203      47,410      46,097       43,469      38,916




Operations: (In Thousands, except per share data)
-------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                 2001        2000        1999         1998        1997
-------------------------------------------------------------------------------------------------------------

Interest income                                     $ 55,300    $ 52,349    $ 47,863    $  46,563    $ 40,813

Interest expense                                      28,752      27,398      24,742       24,869      20,879

Net interest income                                   26,548      24,951      23,120       21,694      19,934

Net income                                             5,459       5,112       5,114        5,271       5,491

Basic earnings per common share                         0.81        0.74        0.71         0.73        0.77

Diluted earnings per common share                       0.81        0.74        0.70         0.72        0.75

Dividends declared per common share                     0.12        0.12        0.12         0.11        0.08 (a)

Weighted average common shares outstanding             6,701       6,888       7,210        7,204       7,165

Weighted average common shares and common
stock equivalents outstanding                          6,714       6,947       7,292        7,314       7,346


Other Selected Data:
-------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                 2001        2000        1999         1998        1997
-------------------------------------------------------------------------------------------------------------

Net interest rate spread                                3.24%       3.40%       3.28%        3.50%       3.60%

Net interest margin                                     3.22        3.42        3.36         3.48        3.72

Return on average assets                                0.56        0.66        0.61         0.79        0.98

Return on average equity                               10.02       11.16       10.93        12.86       15.11

Dividend payout ratio                                  14.81       16.22       17.14        15.28       10.67

Equity-to-asset ratio                                   5.40        5.65        5.97         6.28        6.19

(a)     Adjusted for stock split in 1998.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General
         The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes", "anticipates", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risks associated with the effect of opening a new branch, the ability to control costs and expenses, and general economic conditions. FMS Financial Corporation undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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

Market Risk
     Market risk is the risk of loss from adverse changes in market prices and rates. The Bank's market risk arises primarily from interest rate risk inherent in its lending, investment and deposit taking activities. The Bank's profitability is affected by fluctuations in interest rates. A sudden and substantial increase in interest rates may adversely impact the Bank's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent or on the same basis. To that end, management actively monitors and manages its interest rate risk exposure. The Bank does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments.The Bank's policy allows investment only in securities which have a rating of AA or better. The Bank holds a substantial component of its investment portfolio in mortgage-backed securities and collateralized mortgage obligations (collectively, "MBS and CMO"). At the end of 2001, the total investment in MBS and CMO amounted to $416.1 million, or 74.3% of total investments. These are instruments collateralized by pools of residential and commercial mortgages which return interest and principal payments to the investor when performing in accordance with their terms. Approximately 65.5% of the Bank's MBS holdings are U.S. Government Agency securities (GNMA, FNMA and FHLMC), which carry either direct government or quasi-government guarantees and are rated AAA in terms of credit quality. The Bank also owns non-agency CMOs, issued by major financial institutions, which are rated AAA or AA. CMOs are generally very liquid issues with major brokerage houses providing ready markets. However, CMOs are subject to prepayment and extension risk which can adversely affect their yields and expected maturities. MBS and CMOs of $5.1 million and $15.1 million were used to secure public funds on deposit at December 31, 2001 and 2000, respectively.

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

         The difference, or the interest rate repricing "GAP", provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates over a period of time. A GAP is considered positive when the amount of interest-rate sensitive assets maturing or repricing over a specified period of time exceeds the amount of interest-rate sensitive liabilities maturing or repricing within that period and is considered negative when the amount of interest-rate sensitive liabilities maturing or repricing over a specified period of time exceeds the amount of interest-rate sensitive assets maturing or repricing within that period. Generally, during a period of rising interest rates, a negative GAP within a given period of time would adversely affect net interest income, while a positive GAP within such period of time may result in an increase in net interest income; during a period of falling interest rates, a negative GAP within a given period of time may result in an increase in net interest income while a positive GAP within such period of time may have the opposite effect. At December 31, 2001 the Bank's GAP position for net assets repricing for one year cumulative totaled negative $158.7 million.

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

         The Bank has developed strategies to manage its liquidity, shorten the effective maturities of certain interest-earning assets and increase the effective maturities of certain liabilities to reduce the exposure to interest rate fluctuations. These strategies include focusing its investment activities on short and medium-term securities, maintaining and increasing the transaction deposit accounts, as these accounts are considered to be relatively resistant to changes in interest rates, and utilizing Federal Home Loan Bank (FHLB) borrowings and deposit marketing programs to adjust the term or repricing of its liabilities.

         The Bank measures its interest rate risk using the Office of Thrift Supervision's (OTS) NPV method. NPV is calculated based on the net present value of estimated cash flows utilizing market prepayment assumptions and market rates of interest provided by independent broker quotations and other public sources. An institution's interest rate risk is measured as the change to its NPV as a result of a hypothetical immediate 200 basis point change in market interest rates. Based on this analysis at December 31, 2001, the Bank would experience a 511 basis point decrease in its NPV as a percent of assets if rates rise by 200 basis points in comparison to a flat rate scenario. Due to the abnormally low interest rate environment decreases of 200 points or more have been omitted.

Changes in
Market                          Net Portfolio Value
Interest Rates    ------------------------------------------------
(basis points)    $ Amount   $ Change   % Change     NPV Ratio (a)
--------------    --------   --------   --------     -------------

         +300     $ 23,727   (81,610)      (77%)        2.56%
         +200       49,662   (55,675)      (53%)        5.18%
         +100       77,776   (27,562)      (26%)        7.85%
            0     $105,337         -         -         10.29%
         (100)     110,735     5,398         5%        10.69%

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

Merger
         On January 25, 2001, the Corporation announced that it entered into an Agreement and Plan of Merger Conversion with CloverBank of Pennsauken, New Jersey. The merger became effective on June 1, 2001 whereby CloverBank converted to the stock form of organization and simultaneously merged with and into Farmers & Mechanics Bank. The acquistion was accounted for using the purchase method of accounting and included $28.3 milion in assets, $28.1 million of deposits and $25.0 million in loans.

     Financial  Condition
     Total assets of the Corporation increased $127.4 million or 15.2% to $966.5 million at December 31, 2001 from $839.1 milion at December 31, 2000. Mortgage-backed securities increased $128.7 million to $272.5 million during the year ended December 31, 2001, as a result of purchases of $172.0 million in FNMA securities, $42.2 million in GNMA securities and $3.0 million in FHLMC securities, partially offset by principal paydowns of $90.4 million. Loans receivable increased $46.3 million or 16.0% to $336.5 million at December 31, 2001 from $290.2 million at December 31, 2000. The increase in loans receivable during the year was due to $25.0 million acquired in the merger with CloverBank and $71.4 million of loans orginated, partially offset by $49.6 million of principal collected on loans. Short-term funds increased $17.7 million or 134.0% to $30.9 million at December 31, 2001 from $13.2 million at December 31, 2000 primarily due to an increase in funds invested in short-term money market accounts of $17.8 million. Investment securities held to maturity decreased $79.5 million or 28.8% to $196.6 million at December 31, 2001 from $276.1 million at December 31, 2000. The decrease in investment securities held to maturity during the year is due to investment calls and maturities of $255.4 million and principal paydowns of $51.9 million, partially offset by purchases of $227.8 million.

         Total liabilities increased $122.6 million or 15.5% to $914.3 million at December 31, 2001 from $791.7 million at December 31, 2000. Deposits increased $81.0 million or 12.5% to $729.5 million at December 31, 2001 from $648.5 million at December 31, 2000. The increase in deposits during the year was due to $28.1 million of deposits acquired in the merger with CloverBank as well as increases in savings accounts of $22.7 million, money market accounts of $16.3 million and checking accounts of $13.6 million. Securities sold under agreements to repurchase increased $45.0 million or 37.5% to $165.0 million at December 31, 2001 from $120.0 million at December 31, 2000. The increase in Securities sold under agreements to repurchase is a result of the Bank's opportunity this past year to borrow at rates that were well below comparable certficate of deposit market rates. These monies were used to fund asset growth and will be repaid when called or at maturity with deposit growth or new borrowings, if needed. Securities sold under agreements to repurchase are collateralized by U.S. Agency Notes, MBSs and CMOs and have a weighted average rate of 4.86%.

         Stockholders' Equity increased $4.8 million or 10.11% to $52.2 million at December 31, 2001 from $47.4 million at December 31, 2000. The increase was due to net income of $5.5 million and an increase in the net unrealized gain on securities of $505 thousand, offset by $805 thousand of dividends paid on common stock and $432 thousand of treasury stock purchased. The Equity to asset ratio has been trending lower for the past years as the Bank has become more efficient with its assets. This trend will not continue at this time as FMS Financial Corporation will shortly issue Trust Preferred Securities and will fund the Bank, as needed, to improve the Bank's capital position.

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

Average Balances, Interest and Yields/Rates

                                                                         Years Ended December 31,
                                       ---------------------------------------------------------------------------------------------
                                                   2001                            2000                            1999
                                       -----------------------------   -----------------------------   -----------------------------
                                       Average             Average     Average              Average                        Average
                                       Balance   Interest Yield/Rate   Balance   Interest Yield/Rate   Balance   Interest Yield/Rate
                                       -------   -------------------   -------   -------------------   -------   -------------------
                                                                               (Dollars in Thousands)
Interest-earning assets:
         Loans receivable .........   $315,189    $23,920    7.59%    $301,199   $ 23,445    7.78%     $301,257 $  23,408    7.77%
         Mortgage-backed securities    213,301     13,728    6.44%     118,435      8,063    6.81%       97,899     6,568    6.71%
         Investment securities ....    296,081     17,652    5.96%     310,558     20,841    6.71%      289,359    17,887    6.18%
                                      --------   --------    ----     --------     ------    ----      --------    ------    ----
Total interest-earning assets .....    824,571     55,300    6.71%     730,192     52,349    7.17%      688,515    47,863    6.95%
                                      --------   --------   -----     --------     ------   -----      --------    ------   -----

Interest-bearing liabilities:
         Deposits .................    672,423     20,073    2.99%     621,227     20,892    3.36%      567,001    18,172    3.20%
         Borrowings ...............    146,752      7,622    5.19%      95,774      5,449    5.69%       96,531     5,513    5.71%
         Subordinated debentures ..     10,000      1,057   10.57%      10,000      1,057   10.57%       10,000     1,057   10.57%
                                      --------   --------   -----     --------     ------   -----      --------    ------   -----
Total interest-bearing liabilities    $829,175     28,752    3.47%    $727,001     27,398    3.77%     $673,532    24,742    3.67%
                                      ========   --------   -----     ========     ------   -----      ========    ------   -----
Net interest income ...............              $ 26,548                         $24,951                         $23,121
                                                 ========                         =======                         =======
Interest rate spread                                         3.24%                           3.40%                           3.28%
                                                            =====                           =====                           =====
Net yield on average interest-earning assets                 3.22%                           3.42%                           3.36%
                                                            =====                           =====                           =====
Ratio of average interest-
earning assets to average interest -bearing
liabilities                                                 99.44%                         100.44%                         102.22%
                                                            =====                          ======                          ======

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

                                                         Years Ended December 31,
                                        ----------------------------------------------------------
                                                2001  vs. 2000                 2000  vs. 1999
                                        --------------------------       --------------------------
                                             Increase (Decrease)            Increase (Decrease)
                                               Due to change in                Due to change in
                                        --------------------------       --------------------------
                                        Rate     Volume      Total       Rate     Volume      Total
                                        ----     ------      -----       ----     ------      -----
                                                              (In Thousands)
Interest income:
  Loans                              $  (614)   $ 1,089    $   475    $    42    $    (5)   $    37
  Mortgage-backed securities            (793)     6,458      5,665        117      1,378      1,495
  Investment securities               (2,217)      (972)    (3,189)     1,644      1,310      2,954
                                     -------    -------    -------     ------     ------    -------
  Total change - interest income      (3,624)     6,575      2,951      1,803      2,683      4,486
                                     -------    -------    -------     ------     ------    -------
Interest expense:
  Deposits                            (2,541)     1,722       (819)       982      1,738      2,720
  Borrowings                            (727)     2,900      2,173        (21)       (43)       (64)
  Subordinated debentures                 --         --         --         --         --         --
                                     -------    -------    -------     ------     ------    -------
  Total change - interest
      expense                         (3,268)     4,622      1,354        961      1,695      2,656
                                     -------    -------    -------     ------     ------    -------
Net change in net interest
 income                              $  (356)   $ 1,953    $ 1,597     $  842     $  988    $ 1,830
                                     =======    =======    =======     ======     ======    =======

Comparisons of Years Ended December 31, 2001 and 2000.
Net Income
         The Corporation and its subsidiary recorded net income of $5.5 million for the year ended December 31, 2001, or $.81 diluted earnings per share as compared to net income of $5.1 million, or $.74 diluted earnings per share for the year ended December 31, 2000. Net interest income was $26.5 million in 2001 compared to $25.0 million in 2000. Provisions for loan losses were $221 thousand in 2001 and $240 thousand in 2000. Other income totaled $4.2 million in 2001 compared to $3.0 million for the same period in 2000. Total operating expenses for the year ended December 31, 2001 were $22.1 million compared to $19.7 million in the previous year. During 2001, the Corporation declared dividends which totaled $.12 per share which resulted in a dividend payout ratio of 14.81%.

Interest Income
     Total interest income increased $3.0 million to $55.3 million in 2001 from $52.3 million in 2000. The increase is attributable to increases in interest income on mortgage-backed securities of $5.7 million and loans of $475 thousand, partially offset by a decrease in interest income on investment securities of $3.2 million.

         Interest income on mortgage-backed securities increased $5.7 million in 2001 primarily due to volume increases in the portfolio. The average balance of the portfolio increased $94.9 million to $213.3 million in 2001 from $118.4 million in 2000, resulting in an increase in interest income of $6.5 million. The increase in the average balance was due to the purchase of $217.1 million in FHLMC, FNMA and GNMA securities in 2001, partially offset by principal paydowns of $90.2 million. The average yield on the portfolio decreased to 6.44% in 2001 from 6.81% in 2000, which resulted in a decrease in interest income of $793 thousand.

         The average balance of the loan portfolio increased $14.0 million to $315.2 million in 2001 from $301.2 million in 2000. The increase in the loan volume during 2001 resulted in an increase in interest income of $1.1 million. The increase in the average balance is primarily due to $25.0 million of CloverBank loans acquired through the merger. Loans originated totaled $71.4 million and principal collected on loans totaled $49.6 million in 2001. The average yield on the loan portfolio decreased to 7.59% in 2001 from 7.78% in 2000 which resulted in a decrease in interest income of $614 thousand.

         The decrease in interest income on investment securities was due to a $14.5 million decrease in the average balance of investment securities to $296.1 million in 2001 from $310.6 million in 2000. The investment portfolio decreased primarily due to calls of $49.1 million of U.S. Government Agency notes, and $71.9 million in principal paydowns of CMO's, partially offset by increases of $19.4 million of CMO's and $18.1 million of short term funds. The decrease in the average balance of investment securities resulted in a decrease in interest income of $972 thousand in 2001 from the previous year. Average investment yields decreased to 5.96% in 2001 from 6.71% in 2000, which resulted in a decrease in interest income of $2.2 million on investment securities.

Interest Expense

         Total interest expense increased $1.4 million to $28.8 million in 2001 from $27.4 million in 2000. The increase was due to an increase in interest expense on borrowings, partially offset by a decrease in interest expense on deposits.

         Interest expense on borrowings increased $2.2 million to $7.6 million in 2001 from $5.4 million in 2000. The average balance of borrowings increased $51.0 million to $146.8 million in 2001 from $95.8 million in 2000, resulting in a $2.9 million increase in interest expense due to volume. The average rate on borrowings decreased to 5.19% in 2001 from 5.69% in 2000, resulting in a $727 thousand decrease in interest expense due to changes in rate.

     Interest expense on deposits decreased $819 thousand to $20.1 million in 2001 from $20.9 million in 2000. The average balance of deposits increased $51.2 million to $672.4 million in 2001 from $621.2 million in 2000, resulting in an increase in interest expense of $1.7 million. A portion of this increase was due to the inclusion of CloverBank's deposit balances of $28.1 million acquired through the merger. The average balance of checking accounts increased $30.2 million, savings accounts increased $6.4 million, certificates of deposit increased $6.6 million and money market accounts increased $8.0 million in 2001. The rate paid on deposits decreased 37 basis points to 2.99% in 2001 from 3.36% in 2000, which resulted in a decrease in interest expense of $2.5 million. The decrease of the average rate on deposits was due to overall lower average interest rates on deposit products in 2001.

Most  Siginificant  Accounting  Estimate-Provision  For Loan Losses
         The Bank's most significant accounting estimate is the provision for loan losses. The provision for loan losses decreased $19 thousand to $221 thousand in 2001 from $240 thousand in 2000. The amount of the allowance for loan losses is based on management's analysis of risk characteristics of various classifications of loans, previous loan loss experience, estimated fair value of the underlying collateral and current economic conditions. The Corporation will continue to monitor its allowance for loan losses and make future adjustments to the allowance through the provision for loan losses as economic conditions dictate. Management continues to offer a wider variety of loan products coupled with the continued change in the mix of the products offered in the loan portfolio from lower yielding loans (i.e., one to four family loans) to higher yielding loans (i.e., commercial real estate mortgage, commercial construction, consumer, and commercial business) which have a higher degree of risk than one to four family loans. Although the Bank maintains its allowance for loan losses at a level that it considers to be adequate to provide for the inherent risk of loss in its loan portfolio, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods due to the higher degree of credit risk which might result from the change in the mix of the loan portfolio.

Other Income (Expense)
         Other income from operations increased $1.2 million to $4.2 million in 2001 compared with $3.0 million in 2000.

         Gain on the sale of fixed assets of $51 thousand in 2001 relates to the county condemnation of land in Chesterfield.

         Service charges on accounts increased $673 thousand to $3.4 million in 2001 from $2.7 million in 2000. The increase is the result of higher transaction volume on retail accounts during the year.

Operating Expenses
         Total operating expenses increased $2.4 million to $22.1 million in 2001 from $19.7 million in 2000.

         Salaries and benefits increased $864 thousand to $12.5 million in 2001 from $11.6 million in 2000. The increase was due to additional staff in three new branch offices opened during the year. Average full time equivalent employees during 2001 were 439 as compared to 427 during 2000. Operating expenses are expected to continue increasing in future periods as the Bank pursues its branch expansion strategy.

         Occupancy and equipment expense increased $434 thousand to $4.5 million in 2001 from $4.1 million in 2000. This increase is due to additional depreciation and occupancy expenses on three new branch offices opened in 2001, as well as other facility and equipment additions and improvements during the year.

         Purchased services expense increased $339 thousand to $2.2 million in 2001 from $1.8 million in 2000. Check processing costs increased $90 thousand and ATM charges increased $188 thousand due to higher transaction volume in 2001.

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

         Gain on sale of fixed assets of $9 thousand in 2000 relates to the disposal of a motor vehicle. The gain on sale of fixed assets of $245 thousand in 1999 relates to the sale of a parcel of land located in Burlington Township.

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

     Salaries and benefits increased $1.4 million to $11.6 million in 2000 from $10.2 million in 1999. The increase was due to additional staff in five new branch offices opened during 2000. Average full time equivalent employees during 2000 were 427 as compared to 382 during 1999.

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

Liquidity and Capital Resources
         The Bank's liquidity is a measure of its ability to fund loans, withdrawals of deposits and other cash outflows in a cost effective manner. The Bank's primary sources of funds are deposits and scheduled amortization and prepayments of loan principal. The Bank also obtains funds from the sale and maturity of investment securities and short-term investments as well as the maturity of mortgage-backed securities and funds provided by operations. During the past several years, the Bank has used such funds primarily to meet its ongoing commitments to fund maturing time deposits and savings withdrawals, to fund existing and continuing loan commitments and to maintain liquidity. While the Bank has been able to fund its operations internally during recent periods, it has periodically supplemented its funding needs with securities sold under agreements to repurchase (repurchase agreements) and advances from the Federal Home Loan Bank of New York (FHLB). At December 31, 2001 the Bank had $165.0 million in repurchase agreements and $1.3 million in advances from the FHLB of New York. While loan payments, maturing investments and mortgage-backed securities are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Bank's liquidity is also influenced by the level of demand for funding loan originations. Liquidity may be adversely affected by unexpected deposit outflows, excessive interest rates paid by competitors, adverse publicity relating to the Banking industry and similar matters. Management monitors projected liquidity needs and determines the level desirable, based in part on the Company's commitment to make loans and management's assessment of the Company's ability to generate funds. The Company is also subject to federal regulations that impose certain minimum capital requirements.

         The amount of certificate accounts which are scheduled to mature during the twelve months ending December 31, 2002 is approximately $191.0 million. To the extent these deposits do not remain at the Bank upon maturity, the Bank believes it can replace these funds with deposits, FHLB advances or outside borrowings. It has been the Bank's experience that a substantial portion of such maturing deposits remain with the Bank.

         At December 31, 2001, the Bank had loan commitments outstanding of $34.7 million, of which $11.8 million were for fixed-rate loans and $22.9 million were for adjustable-rate loans. Funds required to fulfill the commitments are derived primarily from loan repayments, net deposit inflows or, when appropriate, borrowings.

Consolidated Summary of Quarterly Earnings (Unaudited)

The following table presents summarized quarterly data for 2001 and 2000:

                                        1st      2nd        3rd      4th        Total
                 2001                 Quarter   Quarter   Quarter   Quarter     Year
                                      -------   -------   -------   -------   -------
                                          (In Thousands, except per share amounts)
Total interest income                 $13,462   $13,685   $14,165   $13,988   $55,300
Total interest expense                  7,188     7,297     7,393     6,874    28,752
                                      -------   -------   -------   -------   -------
Net interest income                     6,274     6,388     6,772     7,114    26,548
Provision for loan losses                  60        60        60        41       221
                                      -------   -------   -------   -------   -------
Net interest income after provision
  for loan losses                       6,214     6,328     6,712     7,073    26,327
Total other income                        851       925     1,004     1,446     4,226
Total operating expenses                5,212     5,355     5,634     5,916    22,117
                                      -------   -------   -------   -------   -------
Income before income taxes              1,853     1,898     2,082     2,603     8,436
Federal and state
income taxes                              660       672       725       920     2,977
                                      -------   -------   -------   -------   -------
Net income                            $ 1,193   $ 1,226   $ 1,357   $ 1,683   $ 5,459
                                      =======   =======   =======   =======   =======
Basic earnings per
common share                          $  0.18   $  0.18   $  0.20   $  0.25   $  0.81
                                      =======   ========  =======   =======   =======
Diluted earnings per
 common share                         $  0.18   $  0.18   $  0.20   $  0.25   $  0.81
                                      =======   =======   =======   =======   =======


                                        1st      2nd        3rd      4th        Total
                 2000                 Quarter   Quarter   Quarter   Quarter     Year
                                      -------   -------   -------   -------   -------
                                          (In Thousands, except per share amounts)

Total interest income                 $12,777   $12,992   $13,128   $13,452   $52,349
Total interest expense                  6,616     6,650     6,846     7,286    27,398
                                      -------   -------   -------   -------   -------
Net interest income                     6,161     6,342     6,282     6,166    24,951
Provision for loan losses                  60        60        60        60       240
                                      -------   -------   -------   -------   -------
Net interest income after provision
  for loan losses                       6,101     6,282     6,222     6,106    24,711
Total other income                        715       707       754       799     2,975
Total operating expenses                4,750     4,922     5,022     5,030    19,724
                                      -------   -------   -------   -------   -------
Income before income taxes              2,066     2,067     1,954     1,875     7,962
Federal and state
income taxes                              741       743       682       684     2,850
                                      -------   -------   -------   -------   -------
Net income                            $ 1,325   $ 1,324   $ 1,272   $ 1,191   $ 5,112
                                      =======   =======   =======   =======   =======
Basic earnings per
common share                          $  0.18   $  0.19   $  0.19   $  0.18   $  0.74
                                      =======   =======   =======   =======   =======
Diluted earnings per
common share                          $  0.18   $  0.19   $  0.19   $  0.18   $  0.74
                                      =======   =======   =======   =======   =======

FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
--------------------------------------------------------------------------------------------------------------------

December 31,                                                                               2001             2000
--------------------------------------------------------------------------------------------------------------------
ASSETS
--------------------------------------------------------------------------------------------------------------------

         Cash and amounts due from depository institutions                            $  32,336,279    $  30,089,526
         Interest-bearing deposits                                                          153,133          169,076
         Federal funds sold                                                                       0        1,500,000
         Short term funds                                                                30,869,712       13,192,697
                                                                                      -------------    -------------
                  Total cash and cash equivalents                                        63,359,124       44,951,299
         Investment securities held to maturity                                         196,571,299      276,107,634
         Investment securities available for sale                                        51,969,422       40,878,963
         Loans, net                                                                     336,544,004      290,178,635
         Mortgage-backed securities held to maturity                                    272,494,220      143,751,707
         Accrued interest receivable:
                  Loans                                                                   1,591,276        1,578,956
                  Mortgage-backed securities                                              1,757,572        1,043,113
                  Investments                                                             2,194,252        3,527,657
         Federal Home Loan Bank stock                                                     8,313,620        6,315,310
         Real estate held for development, net                                               87,926           87,926
         Real estate owned, net                                                             214,249          354,758
         Office properties and equipment, net                                            26,364,980       26,312,709
         Deferred income taxes                                                            3,158,402        2,360,701
         Excess cost over fair value of net assets acquired                                       0           27,664
         Prepaid expenses and other assets                                                1,767,694        1,392,671
         Subordinated debentures issue costs, net                                           149,069          206,417
                                                                                      -------------    -------------
TOTAL ASSETS                                                                          $ 966,537,109    $ 839,076,120
                                                                                      =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------------------------------------------

Liabilities:
         Deposits                                                                     $ 729,505,729    $ 648,539,355
         Securities sold under agreements to repurchase                                 165,000,000      120,000,000
         Advances from the Federal Home Loan Bank                                         1,270,313        6,305,644
         10% Subordinated debentures, due 2004                                           10,000,000       10,000,000
         Advances by borrowers for taxes and insurance                                    2,247,002        2,076,165
         Accrued interest payable                                                         1,782,508        1,950,205
         Dividends payable                                                                  201,531          201,831
         Other liabilities                                                                4,326,845        2,593,331
                                                                                      -------------    -------------
         Total liabilities                                                              914,333,928      791,666,531
                                                                                      -------------    -------------

Commitments and contingencies
Stockholders' Equity:
         Preferred  stock - $.10 par value 5,000,000    shares  authorized;  none issued
         Common stock - $.10 par value 10,000,000    shares  authorized; shares
                  issued 7,948,884 and 7,897,891 and shares outstanding 6,717,705
                  and 6,727,702 as of December 31, 2001 and 2000, respectively              794,888          789,789
         Paid-in capital in excess of par                                                 8,278,423        8,217,654
         Accumulated comprehensive income - net of deferred income taxes                    147,496         (358,352)
         Retained earnings                                                               51,055,818       46,401,102
         Less:  Treasury stock (1,231,179 and 1,170,189 shares, at cost, as of
                  December 31, 2001 and 2000, respectively)                              (8,073,444)      (7,640,604)
                                                                                      -------------    -------------
Total stockholders' equity                                                               52,203,181       47,409,589
                                                                                      -------------    -------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                            $ 966,537,109    $ 839,076,120
                                                                                      =============    =============

See notes to consolidated financial statements.


FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
----------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                         2001              2000              1999
----------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Interest income on:
  Loans                                                      $ 23,919,782    $ 23,445,624        $ 23,408,176
  Mortgage-backed securities                                   13,728,457       8,062,704           6,567,956
  Investments                                                  17,651,585      20,840,862          17,886,682
                                                             ------------    ------------        ------------
Total interest income                                          55,299,824      52,349,190          47,862,814
                                                             ------------    ------------        ------------
INTEREST EXPENSE:
Interest expense on:
  Deposits                                                     20,072,856      20,892,189          18,171,523
  Borrowings                                                    7,621,750       5,448,721           5,513,478
  Subordinated debentures                                       1,057,348       1,057,348           1,057,348
                                                             ------------    ------------        ------------
Total interest expense                                         28,751,954      27,398,258          24,742,349
                                                             ------------    ------------        ------------
NET INTEREST INCOME                                            26,547,870      24,950,932          23,120,465
PROVISION FOR LOAN LOSSES                                         221,000         240,000             653,579
                                                             ------------    ------------        ------------
NET INTEREST INCOME AFTER PROVISION
 FOR LOAN LOSSES                                               26,326,870      24,710,932          22,466,886
                                                             ------------    ------------        ------------
OTHER INCOME (EXPENSE):
  Loan service charges
   and other fees                                                 114,774         122,144             152,856
  Gain on sale of loans
    and real estate owned                                         418,939           2,480               3,849
  Gain on sale/disposal of
   fixed assets                                                    50,799           8,586             244,731
  Gain on sale of
   investment securities                                           35,916               0                   0
   Real estate owned
    operations, net                                               (53,469)        (41,904)            (11,802)
  Service charges
    on accounts                                                 3,361,668       2,688,914           2,520,929
  Other income                                                    297,780         194,520             194,041
                                                             ------------    ------------        ------------
Total other income                                              4,226,407       2,974,740           3,104,604
                                                             ------------    ------------        ------------
OPERATING EXPENSES:
  Salaries and employee
   benefits                                                    12,481,771      11,617,550          10,182,540
  Occupancy and equipment                                       4,545,863       4,111,393           3,497,537
  Purchased services                                            2,158,833       1,820,308           1,512,112
  Federal deposit
    insurance premiums                                            146,108         122,516             309,679
  Professional fees                                               572,199         468,798             461,378
  Advertising                                                     340,270         216,896             215,281
  Other                                                         1,872,190       1,366,533           1,388,071
                                                             ------------    ------------        ------------
Total operating expenses                                       22,117,234      19,723,994          17,566,598
                                                             ------------    ------------        ------------
INCOME BEFORE INCOME TAXES                                      8,436,043       7,961,678           8,004,892
INCOME TAXES:
  Current                                                       3,774,453       3,362,057           2,336,374
  Deferred                                                       (797,701)       (511,981)            555,012
                                                             ------------    ------------        ------------
Total income taxes                                              2,976,752       2,850,076           2,891,386

NET INCOME                                                   $  5,459,291    $  5,111,602        $  5,113,506
                                                             ============    ============        ============
BASIC EARNINGS PER COMMON SHARE                              $       0.81    $       0.74        $       0.71
                                                             ============    ============        ============
DILUTED EARNINGS PER COMMON SHARE                            $       0.81    $       0.74        $       0.70
                                                             ============    ============        ============
Weighted average common
shares outstanding                                              6,700,729       6,887,986           7,210,038
Potential dilutive effect of the exercise of stock options         13,498          58,544              81,554
                                                             ------------    ------------        ------------
Adjusted weighted average common shares outstanding             6,714,227       6,946,530           7,291,592
                                                             ============    ============        ============

See notes to consolidated financial statements.


FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
-----------------------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                                                 2001             2000             1999
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income                                                                          $   5,459,291    $   5,111,602    $   5,113,506
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses                                                                 221,000          240,000          653,579
Provision for real estate owned                                                          (325,000)               0                0
Depreciation and amortization                                                           3,357,408        2,082,103        2,016,259
Realized (gains) and losses on:
  Sale of loans and loans held for sale                                                    (1,455)          (2,480)          (3,849)
  Sale and Disposal of fixed assets                                                       (50,799)          (8,586)        (244,731)
  Investment securities                                                                   (35,916)               0                0
  Sale of real estate owned                                                              (417,484)         (31,416)         (25,097)
Decrease (Increase) in accrued interest receivable                                        767,782         (285,935)      (1,019,497)
(Increase) Decrease in prepaid expenses and other assets                                 (335,990)        (432,852)         196,754
(Decrease)  Increase  in accrued interest payable                                        (193,299)         512,857          132,606
Increase in other liabilities                                                             974,901          276,449          446,775
Provision for deferred income taxes                                                      (336,970)        (550,773)         395,258
Other                                                                                           0           48,680                0
                                                                                    -------------    -------------    -------------
  Net cash provided by operating activities                                             9,083,469        6,959,649        7,661,563
                                                                                    -------------    -------------    -------------
INVESTING ACTIVITIES:
Proceeds from sale of:
  Education loans                                                                         215,375          456,651          750,565
  Real estate held for development                                                              0                0          556,561
  Real estate owned                                                                       927,993          570,073          110,097
  Office property and equipment                                                            99,631           12,436          353,410
Principal collected and proceeds from maturities of investment
 securities held to maturity                                                          333,005,946      239,765,750       62,682,095
Proceeds from maturities of investment securities available for sale                   46,663,135        9,679,098      107,709,603
Principal collected and proceeds from maturities of mortgage-backed
 securities                                                                            90,396,808       26,691,733       26,545,021
Principal collected on loans, net                                                      49,577,838       56,262,434       54,487,510
Longer-term loans originated or acquired, net                                         (71,407,691)     (47,895,284)     (57,275,106)
Purchase of investment securities and mortgage-backed securities
 held to maturity                                                                    (472,938,992)    (344,856,122)    (256,292,451)
Purchase of investment securities available for sale                                  (57,020,968)               0       (4,056,041)
Purchase of Federal Home Loan Bank stock                                               (1,748,310)      (1,453,900)               0
Purchase of office property and equipment                                              (1,619,525)      (7,382,240)      (3,009,232)
Net cash received from branch purchase                                                  1,466,726                0                0
                                                                                    -------------    -------------    -------------
  Net cash used by investing activities                                               (82,382,034)     (68,149,371)     (67,437,968)
                                                                                    -------------    -------------    -------------
FINANCING ACTIVITIES:
Net increase in demand deposits and savings accounts                                   52,586,654       44,603,673       53,936,730
Net increase in time deposits                                                             277,028           43,565       13,645,764
Net decrease in FHLB advances                                                          (5,035,331)     (10,031,387)         (31,290)
Proceeds from securities sold under agreement to repurchase                            45,000,000       30,000,000       10,000,000
Increase (Decrease) in advances from borrowers for taxes and insurance                     49,886         (128,539)         (54,731)
Purchase of treasury stock                                                               (432,840)      (3,789,148)        (475,084)
Dividends paid on common stock                                                           (804,875)        (833,143)        (866,279)
Net proceeds from issuance of common stock                                                 65,868              129              775
                                                                                    -------------    -------------    -------------
  Net cash provided by financing activities                                            91,706,390       59,865,150       76,155,885
                                                                                    -------------    -------------    -------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                       18,407,825       (1,324,572)      16,379,480

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                           44,951,299       46,275,871       29,896,391
                                                                                    -------------    -------------    -------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                              $  63,359,124    $  44,951,299    $  46,275,871
                                                                                    =============    =============    =============
Supplemental Disclosures:
  Cash paid for:
    Interest on deposits, advances, and other borrowings                            $  28,919,651    $  26,885,401    $  24,113,145
    Income taxes                                                                        3,647,733        2,919,839        2,689,262
  Non cash investing and financing activities:
    Dividends declared and not paid at year end                                           201,531          201,831          215,519
    Non-monetary transfers from loans to real estate acquired through foreclosure          45,000          493,554          366,000
    Deposits acquired in connection with merger                                        28,102,691                0                0
    Assets acquired in connection with merger                                          28,260,337                0                0


See notes to consolidated financial statements.

FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                  Common                             Accumulated                                     Total
                                   shares        Common    Paid-in  comprehensive    Retained      Treasury       Stockholders'
                                 outstanding      stock    capital  income (loss)    earnings       stock            Equity
------------------------------------------------------------------------------------------------------------------------------------
Balances at
  December 31, 1998               7,231,767     $789,719  $8,216,820 $  (21,793)    $37,860,291    $(3,376,372)   $43,468,665
Net income                                                                            5,113,506                     5,113,506
Other comprehensive
  income, net of tax
  benefit of $648,072
  Unrealized gain (loss)
  on securities available
  for sale                                                           (1,146,017)                                   (1,146,017)
                                                                                                                   ----------
Total comprehensive
  income                                                                                                            3,967,489
Dividends declared                                                                     (864,842)                     (864,842)
Exercise of stock options               600           60         715                                                      775
Purchase of
  common stock                      (48,389)                                                          (475,084)      (475,084)
------------------------------------------------------------------------------------------------------------------------------------
Balances at
  December 31, 1999               7,183,978      789,779   8,217,535 (1,167,810)     42,108,955     (3,851,456)    46,097,003
Net income                                                                            5,111,602                     5,111,602
Other comprehensive
  income, net of tax
  benefit of $454,659
  Unrealized gain (loss)
  on securities available
  for sale                                                              809,458                                       809,458
                                                                                                                   ----------
Total comprehensive
  income                                                                                                            5,921,060
Dividends declared                                                                     (819,455)                     (819,455)
Exercise of stock options               100           10         119                                                      129
Purchase of
  common stock                     (456,376)                                                        (3,789,148)     (3,789,148)
------------------------------------------------------------------------------------------------------------------------------------
Balances at
  December 31, 2000               6,727,702      789,789   8,217,654   (358,352)     46,401,102     (7,640,604)     47,409,589
Net income                                                                            5,459,291                      5,459,291
Other comprehensive
  income, net of tax
  of $286,789
  Unrealized gain (loss)
  on securities available
  for sale                                                              505,848                                        505,848
                                                                                                                   -----------
Total comprehensive
  income                                                                                                             5,965,139
Dividends declared                                                                     (804,575)                      (804,575)
Exercise of stock options            50,993        5,099      60,769                                                    65,868
Purchase of
  common stock                      (60,990)                                                          (432,840)       (432,840)
------------------------------------------------------------------------------------------------------------------------------------
Balances at
  December 31, 2001               6,717,705     $794,888  $8,278,243   $147,496     $51,055,818    $(8,073,444)    $52,203,181
------------------------------------------------------------------------------------------------------------------------------------


See notes to consolidated financial statements.

FMS FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL SATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
--------------------------------------------------------------------------------

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

Cash and Cash Equivalents
     Cash and cash equivalents include cash and amounts due from depository institutions, interest-bearing deposits with an original maturity of 90 days or less, money market funds and federal funds sold. Cash and cash equivalents exclude reverse repurchase agreements which are generally classified as investments held to maturity. Generally, federal funds are purchased and sold for one-day periods. The Bank is required to maintain certain average reserve balances as established by the Federal Reserve Bank. The amount of those balances for the reserve computation periods which include December 31, 2001 and 2000 were $11.8 million and $19.5 million, respectively. These requirements were satisfied through the balance of vault cash and a balance at the Federal Home Loan Bank.

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

Allowance for Loan Losses
     An allowance for loan losses is maintained at a level that management considers adequate to provide for losses based upon the portfolio's past loss experience, current economic conditions and other relevant factors. When collection of a loan's principal balance or portion thereof is considered doubtful, management charges the allowance for possible loan losses based on their assessment of the loan's underlying collateral, if collateral dependent, or present value of estimated future cash flows. While management uses the best information available to make evaluations about the adequacy of the allowance for loan losses, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations.

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

Loans Serviced for Others
     Servicing loans for others generally consists of collecting mortgage payments, disbursing payments to investors and processing foreclosures. Loan servicing income is recorded upon receipt and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. The total amount of loans being serviced for the benefit of others was $12.8 million and $14.6 million at December 31, 2001 and 2000, respectively. Loan servicing fee income was approximately $44 thousand, $48 thousand and $56 thousand for the years ended December 31, 2001, 2000 and 1999, respectively.

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

Reclassifications
     Certain items in the 2000 and 1999 consolidated financial statements have been reclassified to conform with the presentation in the 2001 consolidated financial statements.

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

2.      INVESTMENT SECURITIES HELD TO MATURITY

     A comparison of amortized cost and estimated market value of investment securities held to maturity at December 31, 2001 and 2000 are as follows:

                                                December 31, 2001
                          -----------------------------------------------------------------
                                             Gross              Gross           Estimated
                           Amortized        Unrealized        Unrealized         Market
                             Cost             Gains             Losses           Value
                          ------------     ---------         ----------        ------------
U.S. Gov't Agencies       $ 82,190,157     $ 870,045         $ (232,878)       $ 82,827,324
Municipal bonds              7,721,374         7,040                  0           7,728,414
CMOs                       106,659,768       758,413         (1,068,177)        106,350,004
                          ------------     ----------        -----------       ------------
Total                     $196,571,299     $1,635,498       $(1,301,055)       $196,905,742
                          ============     ==========        ===========       ============


                                            December 31, 2000
                          -----------------------------------------------------------------
                                              Gross             Gross           Estimated
                           Amortized        Unrealized        Unrealized         Market
                             Cost             Gains             Losses           Value
                          ------------     --------          -----------       ------------
Reverse Repos              $60,341,969     $      0          $         0       $ 60,341,969
U.S. Gov't Agencies        167,923,406      105,364           (1,650,157)       166,378,613
Municipal bonds              3,887,840        8,540                    0          3,896,380
CMOs                        43,954,419       10,760             (504,451)        43,460,728
                          ------------     --------          -----------       ------------
         Total            $276,107,634     $124,664          $(2,154,608)      $274,077,690
                          ============     ========          ===========       ============

     The Bank has the intent and ability to hold these securities to maturity. The amortized cost and estimated market value of investments held to maturity at December 31, 2001, by contractual maturity period are shown in the following table. Expected maturities may differ as borrowers have the right to call certain obligations. CMOs are shown separately due to the amortization and prepayment of principal occurring throughout the life of these instruments.

                                               December 31, 2001
                                         ---------------------------
                                            Amortized    Estimated
                                              Cost      Market Value
                                         ------------   ------------
Due one year or less                     $  7,721,374   $  7,728,414
Due one to five years                               0              0
Due five to ten years                      36,625,466     37,093,779
Due after ten years                        45,564,691     45,733,545
CMOs                                      106,659,768    106,350,004
                                         ------------   ------------
Total                                    $196,571,299   $196,905,742
                                         ============   ============

         During 2001, there was a required recall on CMO's held to maturity which resulted in a realized gain of $53 thousand.


3.       INVESTMENT SECURITIES AVAILABLE FOR SALE

         The amortized cost and estimated market value of investment securities available for sale at December 31, 2001 and 2000 are as follows:

                                                  December 31, 2001
                           ----------------------------------------------------------------
                                              Gross             Gross           Estimated
                           Amortized        Unrealized        Unrealized         Market
                           Cost               Gains             Losses           Value
                           -----------      --------          --------          -----------
U.S. Gov't Agencies       $14,990,181       $124,780          $ (63,111)        $15,051,850
CMOs                       12,377,010        247,318            (58,924)         12,565,404
MBSs                       24,371,904         65,175            (84,911)         24,352,168
                           -----------      --------          ----------        -----------
Total                     $51,739,095       $437,273          $(206,946)        $51,969,422
                           ===========      ========          ==========        ===========



                                         December 31, 2000
                      ------------------------------------------------------
                                         Gross       Gross         Estimated
                      Amortized        Unrealized  Unrealized        Market
                        Cost             Gains       Losses           Value
                      -----------   -----------   -----------    -----------
U.S. Gov't Agencies   $10,292,370   $         0   $   (85,906)   $10,206,464
CMOs                   28,657,931        23,332      (525,463)    28,155,800
MBSs                    2,490,974        25,725             0      2,516,699
                      -----------   -----------   -----------    -----------
Total                 $41,441,275   $    49,057   $  (611,369)   $40,878,963
                      ===========   ===========   ===========    ===========


         The amortized cost and estimated market value of investments available for sale at December 31, 2001, by contractual maturity period are shown in the following table. Expected maturities may differ as borrowers have the right to call or prepay certain obligations. CMOs are shown separately due to the amortization and prepayment of principal occurring throughout the life of these instruments.

                                       December 31, 2001
                                ---------------------------------
                                  Amortized           Estimated
                                    Cost             Market Value
                                -----------           -----------
Due one to five years           $         0           $         0
Due five to ten years             4,996,993             5,078,000
Due after ten years              34,365,092            34,326,018
CMOs                             12,377,010            12,565,404
                                -----------           -----------
Total                           $51,739,095           $51,969,422
                                ===========           ===========

         During 2001, CMOs available for sale were sold which resulted in a realized loss of $17 thousand. There were no sales of investment securities during 2000 or 1999.

4.       LOANS, NET

     Loans, net at December 31, 2001 and 2000 consist of the following:

                                        2001           2000
--------------------------------------------------------------

Mortgage Loans                     $259,970,571   $228,427,960
Construction Loans                    1,254,191        163,493
Commercial Construction               4,605,752      1,061,799
Consumer Loans                        4,582,734      3,899,549
Commercial Real Estate               60,626,659     52,763,358
Commercial Business                  10,520,704      8,521,769
--------------------------------------------------------------
Subtotal                            341,560,611    294,837,928
Less:
         Deferred loan fees             786,044        678,946
         Allowance for
            possible loan losses      4,230,563      3,980,347
--------------------------------------------------------------
Total loans, net                   $336,544,004   $290,178,635
==============================================================

         At December 31, 2001 and 2000 the recorded investment in loans for which impairment had been recognized in accordance with SFAS Nos. 114 and 118 totaled $2.8 million and $2.2 million, respectively. At December 31, 2001, impaired loans of $1.1 million related to loans that were individually measured for impairment with a valuation allowance of $424 thousand and $1.7 million of loans that were collectively measured for impairment with a valuation allowance of $87 thousand. At December 31, 2000 impaired loans of $1.1 million related to loans that were individually measured for impairment with a valuation allowance of $425 thousand and $1.1 million of loans that were collectively measured for impairment with a valuation allowance of $56 thousand. For the years ended December 31, 2001 and 2000, the average recorded investment in impaired loans was approximately $2.9 million and $2.6 million, respectively. During the years ended December 31, 2001 and 2000 the Corporation recognized $322 thousand and $190 thousand, respectively, of interest on impaired loans.

         Loans which are 90 days delinquent as to principal and/or interest are placed on a non-accrual status and all previously accrued interest is reversed. The principal amount of non-accrual loans at December 31, 2001 and 2000 was $2.8 million and $2.0 million, respectively. Interest income on non-accrual loans that would have been recorded in 2001 under the original terms of such loans was $96 thousand, and the interest income actually recognized in 2001 for such loans was $62 thousand. Interest income on non-accrual loans that would have been recorded in 2000 under the original terms of such loans was $156 thousand, and the actual interest income recognized in 2000 for such loans was $122 thousand.

         The Bank originates and purchases both adjustable and fixed interest rate loans. At December 31, 2001, the composition of these loans is as follows:

                          Maturing   Maturing
                           during    from 2003     Maturing
(In Thousands)              2002    through 2006  after 2006         Total
                          --------  ------------  ----------         -----


Mortgage Loans
   (1-4 dwelling)         $  1,958   $ 15,661       $242,352       $259,971
Construction Loans             559         50            645          1,254
Commercial Construction      4,606          0              0          4,606
Consumer Loans               1,084      2,461          1,038          4,583
Commercial Real Estate       6,119     10,656         43,851         60,626
Commercial Business          4,428      4,722          1,371         10,521
---------------------------------------------------------------------------
Total                     $ 18,754   $ 33,550       $289,257       $341,561
===========================================================================

Interest sensitivity on the above loans:
Loans with
   predetermined rates    $ 11,871   $ 31,729       $227,128       $270,728
Loans with adjustable or
   floating rates            6,883      1,821         62,129         70,833
                          -------------------------------------------------
Total                     $ 18,754   $ 33,550       $289,257       $341,561
                          =================================================


         Construction, commercial and land loans are generally indexed to the prime rate plus a percentage (generally 1% to 2%). The adjustable rate mortgage loans have interest rate adjustment limitations and are generally indexed to the one year U.S. Treasury constant maturity yield. Future market factors may affect the correlation of the interest rate adjustment with the rates the Bank pays on the short-term deposits that have been primarily utilized to fund these loans. Loans pledged as collateral for advances and lines of credit from the Federal Home Loan Bank totaled $37.0 million at December 31, 2001.

     Changes in the allowance for possible loan losses are as follows:

                                  Years ended December 31,
                         -----------------------------------------
                              2001           2000           1999
                         -----------------------------------------
Balance at beginning
         of year         $ 3,980,347    $ 3,840,967    $ 3,342,274
Provision charged to
         operations          221,000        240,000        653,579
Charge-offs                  (45,304)      (131,740)      (232,828)
Recoveries                    12,914         31,120         77,942
Increase due to merger        61,606              0              0
                         -----------------------------------------
Balance at end of year   $ 4,230,563    $ 3,980,347    $ 3,840,967
                         =========================================

5.       MORTGAGE-BACKED SECURITIES

         Mortgage-backed securities held to maturity at December 31, 2001 and 2000 are summarized as follows:

                              December 31, 2001
        ----------------------------------------------------------
                           Gross            Gross
          Amortized      Unrealized       Unrealized   Estimated
            Cost           Gains            Losses    Market Value
        ----------------------------------------------------------
GNMA    $ 54,266,773   $  1,127,735   $     (3,463)   $ 55,391,045
FNMA     196,556,532      1,740,513     (1,178,253)    197,118,792
FHLMC     21,670,915        659,776            (10)     22,330,681
        ----------------------------------------------------------
Total   $272,494,220   $  3,528,024   $ (1,181,726)   $274,840,518
        ==========================================================

                              December 31, 2000
        ----------------------------------------------------------
                           Gross            Gross
          Amortized      Unrealized       Unrealized   Estimated
            Cost           Gains            Losses    Market Value
        ----------------------------------------------------------
GNMA    $ 35,868,102   $    413,790   $   (152,184)   $ 36,129,708
FNMA      67,927,876        651,806       (136,510)     68,443,172
FHLMC     39,955,729        685,962        (10,155)     40,631,536
        ----------------------------------------------------------
Total   $143,751,707   $  1,751,558   $   (298,849)   $145,204,416
        ==========================================================


         The Bank has the intent and ability to hold these securities to maturity. At December 31, 2001, neither a disposal, nor a condition that could lead to a decision not to hold these securities to maturity were reasonably foreseen.

6.       OFFICE PROPERTIES AND EQUIPMENT, NET

         Office properties and equipment at December 31, 2001 and 2000 are summarized by major classification, as follows:

                                                December 31,
-------------------------------------------------------------------
                                            2001            2000
-------------------------------------------------------------------
Land, buildings and improvements       $ 28,166,126    $ 26,961,157
Furniture and equipment                   5,830,584       5,498,144
Computers                                 4,749,041       4,424,183
-------------------------------------------------------------------
Total                                    38,745,751      36,883,484

Less accumulated depreciation           (12,380,771)    (10,570,775)
-------------------------------------------------------------------
Office properties and equipment, net   $ 26,364,980    $ 26,312,709
===================================================================


7.       REAL ESTATE HELD FOR DEVELOPMENT, NET

         The Bank, through its wholly-owned subsidiary, Land Financial Services, Inc., had entered into several real estate investments. Real estate held for development is carried at the lower of cost or estimated net realizable value. Intercompany loans from the Bank are the primary sources of funding and have been eliminated in consolidation. Such investments in real estate at December 31, 2001 and 2000, are summarized as follows:

                                           December 31,
                                 --------------------------------
                                    2001                   2000
-----------------------------------------------------------------
Real estate held for
         development             $ 376,694              $ 376,694
Valuation allowance               (288,768)              (288,768)
-----------------------------------------------------------------
Net                              $  87,926              $  87,926
=================================================================


8.       REAL ESTATE OWNED, NET

         Real estate owned, which was acquired through foreclosure and deeds in lieu of foreclosure, totaled $214 thousand and $355 thousand, net at December 31, 2001 and 2000, respectively. Changes in the allowance for real estate owned is as follows:

                                    Years ended December 31,
----------------------------------------------------------------
                                2001         2000         1999
----------------------------------------------------------------
Balance at beginning
  of year                    $ 716,919    $ 668,239    $ 668,239
Valuation Allowance           (325,000)           0            0
Charge-offs                    (10,243)      (9,962)           0
Recoveries                           0       58,642            0
----------------------------------------------------------------
Balance at end of year       $ 381,676    $ 716,919    $ 668,239
================================================================

9.       DEPOSITS
         Deposits at December 31, 2001 and 2000 consisted of the following major classifications and weighted average interest rates:

                                        December 31, 2001
                        ----------------------------------------------
                           Weighted                           Percent
                        Average Rate         Amount           of Total
                        ----------------------------------------------

Non-interest checking      0.00%          $120,954,278         16.57%
Checking accounts          2.16            134,601,630         18.45
Savings accounts           2.23            131,524,016         18.04
Money market accounts      2.55             86,854,749         11.91
Certificates               5.12            255,571,056         35.03
----------------------------------------------------------------------
Total                      2.99%          $729,505,729        100.00%
======================================================================


                                        December 31, 2000
                        ----------------------------------------------
                           Weighted                           Percent
                        Average Rate         Amount           of Total
                        ----------------------------------------------

Non-interest checking      0.00%          $103,544,519         15.97%
Checking accounts          3.17            131,054,687         20.20
Savings accounts           2.72            103,072,351         15.90
Money market accounts      2.75             68,768,257         10.60
Certificates               5.14            242,099,541         37.33
----------------------------------------------------------------------
Total                      3.35%          $648,539,355        100.00%
======================================================================


         A summary of certificates by maturity at December 31, 2001 is as follows:

                  Years ended December 31,            Amount
                  ---------------------------------------------
                  2002                            $191,012,002
                  2003                              43,546,277
                  2004                               8,020,892
                  Thereafter                        12,991,885
                  ---------------------------------------------
                  Total                           $255,571,056
                  =============================================


     A summary of interest expense on deposits is as follows:

                                    Years ended December 31,
                           ----------------------------------------------
                               2001             2000              1999
-------------------------------------------------------------------------
Checking accounts          $ 2,711,539      $ 3,508,791      $ 2,029,980
Savings accounts             2,644,185        3,045,369        2,787,185
Money market accounts        1,926,269        1,864,489        1,817,465
Certificates                12,790,863       12,473,540       11,536,893
-------------------------------------------------------------------------
Total interest expense     $20,072,856      $20,892,189      $18,171,523
=========================================================================

10.      ADVANCES FROM FEDERAL HOME LOAN BANK
         At December 31, 2001, the Bank had advances from the Federal Home Loan Bank of New York (FHLB) in the amount of $1.3 million with a weighted average interest rate of 5.00%. Advances are collateralized by certain first mortgage loans.

                         Years ended December 31,
-------------------------------------------------------------------------
                2001                               2000
-------------------------------------------------------------------------
              Weighted                           Weighted
              Average    Maturity                Average      Maturity
   Amount      Rate        Date        Amount      Rate         Date
-------------------------------------------------------------------------

$        0        -           -     $5,000,000     5.62%       2/15/01
 1,270,313     5.00%    10/9/07      1,305,644     5.00%       10/9/07
-------------------------------------------------------------------------
$1,270,313     5.00%                $6,305,644     5.49%
=========================================================================


11.  SECURITIES  SOLD UNDER  AGREEMENTS  TO  REPURCHASE
     At December 31, 2001, the Bank had securities sold under the agreements to repurchase (repurchase agreements) in the aggregate amount of $165.0 million. The repurchase agreements are collateralized by U.S. Agency Notes, MBS and CMOs with a market value of $169.3 million. Accrued interest payable totaled $909 thousand at December 31, 2001.


                    Year ended December 31, 2001
--------------------------------------------------------------------------
                                Weighted         Maturity         Call
Counterparty     Amount        Average Rate         Date         Feature
--------------------------------------------------------------------------
FHLB          $20,000,000        5.72%            12/19/07      12/19/02
FHLB           20,000,000        5.13%             1/14/08       1/14/02
FHLB           20,000,000        5.95%             8/30/10       8/28/02
FHLB           20,000,000        5.54%            10/18/10       1/18/02
FHLB           20,000,000        5.22%            12/20/10      12/19/03
FHLB           20,000,000        4.85%            12/20/10       3/19/02
FHLB           10,000,000        4.18%             2/28/11       2/28/02
FHLB           15,000,000        3.84%              4/6/11        4/6/02
FHLB           10,000,000        3.49%             8/10/11       8/10/02
FHLB           10,000,000        1.98%            11/14/11      11/14/02
--------------------------------------------------------------------------
Total        $165,000,000        4.86%
==========================================================================


                    Year ended December 31, 2000
--------------------------------------------------------------------------
                                Weighted         Maturity         Call
Counterparty     Amount        Average Rate         Date         Feature
--------------------------------------------------------------------------
FHLB        $20,000,000          5.72%            12/19/07      12/19/02
FHLB         20,000,000          5.13%             1/14/08       1/14/01
FHLB         20,000,000          5.95%             8/30/10       8/30/02
FHLB         20,000,000          5.54%            10/18/10      10/18/01
FHLB         20,000,000          5.22%            12/20/10      12/20/03
FHLB         20,000,000          4.85%            12/20/10      12/20/01
--------------------------------------------------------------------------
Total      $120,000,000          5.40%
==========================================================================

12. INCOME TAXES
     The Corporation's provision for income taxes differs from that computed by applying the statutory federal income tax rate to income before income taxes as follows:

                                                2001                   2000                    1999
                                       ---------------------   ---------------------   ---------------------
                                         Amount      Percent     Amount      Percent     Amount      Percent
                                       ----------    -------   ----------    -------   ----------    -------
Tax at Federal tax rate:               $2,868,255     34.00%   $2,706,971    34.00%    $2,721,663    34.00%
Increase (Decrease) from:
   State income taxes, net
    of federal income tax benefit         174,772      2.07       163,163     2.05        165,583     2.07
   Tax exempt interest income             (70,599)    (0.84)            0        0              0     0.00
   Other                                    4,324      0.05       (20,058)   (0.25)         4,140     0.05
                                       ----------    ------    ----------    -----     ----------    -----
Total                                  $2,976,752     35.28%   $2,850,076    35.80%    $2,891,386    36.12%
                                       ==========    ======    ==========    =====     ==========    =====

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

         The temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

                                                           December 31
                                                  -----------------------------
                                                      2001              2000
-------------------------------------------------------------------------------
Deferred income tax assets:
     Allowance for possible loan losses           $1,649,358        $1,431,504
     Real estate losses                              381,720           265,260
     Compensation and pension                        237,093            57,556
     Amortization of deposit premium                 325,128           332,665
     Post retirement benefits                        185,000           185,000
     Capitalized interest                            697,632           668,063
     Accrued  expenses                               166,431            23,295
     Other                                            59,512            50,302
-------------------------------------------------------------------------------
Deferred tax assets                               $3,701,874        $3,013,645
-------------------------------------------------------------------------------
Deferred income tax liabilities:
     Prepaid Deposit Insurance premium                11,461            22,465
     Depreciation                                    337,945           491,666
     Deferred loan fees, - net                       194,066           138,813
-------------------------------------------------------------------------------
Gross deferred tax liabilities                       543,472           652,944
-------------------------------------------------------------------------------
Deferred income tax asset, net                    $3,158,402        $2,360,701
===============================================================================


         The following represents the components of income tax expense for the years ended December 31, 2001, 2000 and 1999, respectively.


                                              2001        2000         1999
--------------------------------------------------------------------------------
Current Federal tax provision              $3,424,066   $3,072,152  $2,131,769
Current State tax provision                   350,387      289,905     204,605
--------------------------------------------------------------------------------
   Total Current provision                  3,774,453    3,362,057   2,336,374
--------------------------------------------------------------------------------
Deferred Federal tax provision (benefit)    ( 733,022)    (469,292)    508,734
Deferred State tax provision (benefit)        (64,679)     (42,689)     46,278
--------------------------------------------------------------------------------
   Total Deferred provision (benefit)        (797,701)    (511,981)    555,012
--------------------------------------------------------------------------------
   Total                                   $2,976,752   $2,850,076  $2,891,386
================================================================================


13.      LEASES
         The Bank leases five buildings and land to operate six branches under noncancelable leases which expire over the next 18 years. These leases generally provide for the payment of taxes and maintenance by the lessee. Most of these operating leases provide the Bank with the option to renew the lease after the initial lease term. Future minimum rental payments under existing leases as of December 31, 2001 are as follows:

          Fiscal Year                 Amount
          --------------------------------------
          2002                       $  186,538
          2003                          188,282
          2004                          201,285
          2005                          204,748
          2006 and beyond             2,205,728
          --------------------------------------
          Total                      $2,986,581
          ======================================

         The leases for the buildings contain cost of living adjustments based on changes in the consumer price index. The minimum lease payments shown above include base rentals exclusive of any future adjustments. Total rent expense for all operating leases amounted to $201 thousand, $197 thousand and $157 thousand for fiscal years 2001, 2000 and 1999, respectively.

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

     The Bank is considered "well capitalized" by OTS regulation at December 31, 2001. The Bank's regulatory tangible and core capital ratios are $60.4 million or 6.25% of total Bank assets and $64.2 million or 17.59% for risk-based capital. The following is a reconciliation of the Bank's capital under generally accepted accounting principles ("GAAP") to regulatory capital at December 31, 2001:

                                     Tangible          Core       Risk-based
                                      Capital        Capital        Capital
------------------------------------------------------------------------------
Bank's GAAP Capital                $60,667,120     $60,667,120   $60,667,120
Add:
   Unrealized gain on
    investments AFS                   (147,496)       (147,496)     (147,496)
Less:
  Subsidiary investments not
    eligible                           (87,925)        (87,925)      (87,925)
Supplementary qualifying
 capital item:
  General valuation allowance                0               0     3,789,015
------------------------------------------------------------------------------
Regulatory capital computed         60,431,699      60,431,699    64,220,714
Minimum regulatory capital
 requirement                        19,308,102      38,616,204    29,146,104
------------------------------------------------------------------------------
Regulatory capital excess          $41,123,597     $21,815,495   $35,074,610
==============================================================================


15.  Pension Plan
     The Bank has a defined benefit pension plan for active employees. Net pension expense was $499 thousand, $395 thousand and $462 thousand for years ended December 31, 2001, 2000 and 1999, respectively. The components of net pension cost are as follows:



                                     Years ended December 31,
                                --------------------------------------
                                    2001         2000         1999
----------------------------------------------------------------------
Service cost                     $(594,777)   $(578,116)   $(513,260)
Interest cost                     (395,140)    (362,856)    (336,799)
Return on assets                   508,187      527,031      418,356
Net amortization and deferral      (17,459)      18,563      (30,675)
----------------------------------------------------------------------
Net periodic pension cost        $(499,189)   $(395,378)   $(462,378)
======================================================================

         The following table presents a reconciliation of the funded status of the defined benefit pension plan at December 31, 2001 and 2000:

                                           December 31,
-----------------------------------------------------------------
                                       2001            2000
-----------------------------------------------------------------
Projected benefit obligation        $7,488,903      $6,813,938
Fair value of plan assets            6,714,753       7,310,672
-----------------------------------------------------------------
Unfunded (Excess) of plan assets over
  projected benefit obligation         774,150        (496,734)
Unrecognized net gain                   72,150         879,573
Unrecognized prior service cost        (60,796)        (65,618)
Unrecognized net transition
  obligation                           (69,851)       (100,757)
-----------------------------------------------------------------
Accrued pension cost included in
  the consolidated balance sheet       $715,653        $216,464
=================================================================

         The following table presents a reconciliation of beginning and ending balances of benefit obligations and plan assets:


                                                        December 31,
                                                -----------------------------
Change in Projected Benefit Obligation             2001              2000
-----------------------------------------------------------------------------
Projected benefit obligation
  at beginning of year                        $6,813,938         $6,406,113
Service cost                                     594,777            578,116
Interest cost                                    395,140            362,856
Actuarial gain                                  (178,366)          (307,401)
Benefits paid                                   (136,586)          (225,746)
-----------------------------------------------------------------------------
Projected benefit obligation
  at end of year                              $7,488,903         $6,813,938
=============================================================================
Change in Plan Assets
-----------------------------------------------------------------------------
Fair value of plan assets
  at beginning of year                        $7,310,672         $7,520,267
Actual return of plan assets                    (459,333)          (269,993)
Employer contribution                                  0            286,144
Benefits paid                                   (136,586)          (225,746)
-----------------------------------------------------------------------------
Fair value of plan assets
  at end of year                              $6,714,753         $7,310,672
=============================================================================

         Actuarial assumptions used in determining pension cost are as follows:

                                  Years ended December 31,
                               ------------------------------
                                  2001       2000     1999
-------------------------------------------------------------
Discount rate for benefit
 obligation                      6.00%      6.00%     6.00%
Rate of increase in
 compensation levels
 and social security
 wage base                       4.00%      4.00%     4.00%
Expected long-term rate
 of return on plan assets        7.00%      7.00%     7.00%
-------------------------------------------------------------

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

         The net periodic post-retirement benefit cost includes the following components:

                                              December 31,
                                   ----------------------------------
                                      2001        2000       1999
---------------------------------------------------------------------
Interest cost                       $47,737     $34,748     $29,149
Amortization of prior
  service cost                      (14,499)    (14,499)    (14,499)
Amortization of loss (gain)          12,077           0        (934)
---------------------------------------------------------------------
Net periodic post-retirement
  benefit cost                      $45,315     $20,249     $13,716
=====================================================================


         The assumed discount rate used in the calculation for net periodic post-retirement benefit cost was 7.50% for 2001 and 2000, respectively. The assumed health care cost trend rate for 2001 was 8.5% and was graded down in .5% increments per year to an ultimate rate of 5.0% per year. The impact of a 1% increase in the assumed health care cost trend for each future year would be as follows:

                                                     December 31, 2001
-----------------------------------------------------------------------
Accumulated post-retirement obligation at year end       $47,539
Service and interest Cost                                 $3,214
=======================================================================


         The following table summarizes the amounts recognized in the Bank's balance sheet:


                                               December 31,
                                     -----------------------------
                                           2001           2000
------------------------------------------------------------------
Accumulated post-retirement
 benefit obligation                    $(662,507)       $(687,352)
Unrecognized prior service cost          (55,579)         (70,078)
Unrecognized net loss                    186,104          206,089
------------------------------------------------------------------
Accrued post-retirement benefit cost   $(531,982)       $(551,341)
==================================================================

         The assumed discount rate used in the calculation for the accumulated post-retirement benefit obligation as of December 31, 2001 and 2000 was 7.25% and 7.50%, respectively.

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

     At December 31, 2001 and December 31, 2000, the carrying amount and the estimated market value of the Corporation's financial instruments are as follows:


                                                                December 31, 2001               December 31, 2000
                                                           ----------------------------    ---------------------------
                                                             Carrying        Estimated      Carrying        Estimated
                                                              Amount       Market Value       Amount      Market Value
                                                           ------------    ------------    ------------   -------------
Financial assets:
  Cash and cash equivalents                                $ 63,359,124    $ 63,359,124    $ 44,951,299    $ 44,951,299
  Investment securities held to maturity
    and investment securities available
    for sale                                               $248,540,721    $248,875,164    $316,986,597    $314,956,653
  Mortgage-backed securities                               $272,494,220    $274,840,518    $143,751,707    $145,204,416
  FHLB Stock                                               $  8,313,620    $  8,313,620    $  6,315,310    $  6,315,310
  Loans, net of unearned income                            $340,774,567    $347,846,348    $294,158,982    $298,838,000
    Less: Allowance for possible loan losses               $ (4,230,563)   $ (4,230,563)   $ (3,980,347)   $ (3,980,347)
  Loans, net                                               $336,544,004    $343,615,785    $290,178,635    $294,857,653

Financial liabilities:
   Deposits
     Checking, passbook, and money market accounts         $473,934,673    $473,934,673    $406,439,814    $406,439,814
     Certificates                                          $255,571,050    $256,997,077    $242,099,541    $241,693,000
   Securities sold under agreements to repurchase          $165,000,000    $173,890,500    $120,000,000    $122,368,000
   Subordinated debentures                                 $ 10,000,000    $ 10,274,000    $ 10,000,000    $ 10,250,000
   Advances from the Federal Home Loan Bank                $  1,270,313    $  1,278,908    $  6,305,644    $  6,305,620

Off-balance sheet financial instruments:
   Commitments to extend credit                            $ 34,732,382    $ 34,732,382    $ 22,526,356    $ 22,526,356
   Standby letters of credit                               $  2,204,465    $  2,204,465    $  1,351,712    $  1,351,712


18.      COMMITMENTS AND CONTINGENCIES

         The Bank has outstanding loan commitments of $34.7 million as of December 31, 2001. Of these commitments outstanding, the breakdown between fixed and variable rate loans is as follows:

                                               December 31, 2001
                                   -------------------------------------------
                                      Fixed         Variable
                                       Rate           Rate          Total
------------------------------------------------------------------------------
Commitments to fund loans           $11,841,692    $ 6,377,400    $18,219,092
Unused lines:
   Construction                               0      2,547,632      2,547,632
   Equity line of credit loans                0     13,965,658     13,965,658
------------------------------------------------------------------------------
Total                               $11,841,692    $22,890,690    $34,732,382
==============================================================================


         In addition to outstanding loan commitments, the Bank as of December 31, 2001, issued $1.4 million in standby letters of credit to guarantee performance of a customer to a third party.

         Commitments and standby letters of credit are issued in accordance with the same loan policies and underwriting standards as settled loans. Since some commitments and standby letters of credit are expected to expire without being drawn down, these amounts do not necessarily represent future cash requirements.

19.      LITIGATION
         There are no significant pending legal proceedings at December 31, 2001 which will have a material impact on the Corporation's financial position or results of operations.

20.      LOANS TO EXECUTIVE OFFICERS AND DIRECTORS
         Regulation O provides that all loans to executive officers and directors be made on substantially the same terms and conditions as are available to the general public. However, executive officers are permitted to participate in rate discount programs available to all employees.The rate discounts are available to employees as long as they are employed at the Bank. If employment is terminated, the rate discount ceases from the date of termination. At December 31, 2001 and 2000, loans made to directors and executive officers whose indebtedness exceeded $60 thousand amounted to $3.1 million and $2.0 million, respectively. During 2001 new loans to these individuals totaled $1.4 million and repayments totaled $249 thousand.

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

         A total of 121,925 shares of authorized but unissued common stock of the Corporation has been reserved for future issuance under the Plan. The option price per share for options granted may not be less than the fair market value of the common stock on the date of grant. At December 31, 2001, the option exercise prices were $1.292, $5.333 and $10.00. Options are fully vested at the date of grant and must be exercised within ten years.

         The  following  table  summarizes   information   about  stock  options
outstanding at December 31, 2001.


                 Exercise   Outstanding    Average    Exercisable
                  Price       Options      Life(1)      Options
               ----------------------------------------------------
                  $ 1.29          925       0.2            925

                  $ 5.33       36,000       3.9         36,000

                  $10.00       85,000       6.8              0
               ----------------------------------------------------
                  $ 8.56      121,925       5.9         36,925
               ====================================================

(1) Average contractual life in years


         A summary of the status of the Corporation's Stock Option Plan as of December 31, 2001, 2000 and 1999 and changes during the years ending on those dates is presented below.

                                      Years Ended December 31,
                           -----------------------------------------------------
                                 2001              2000             1999
--------------------------------------------------------------------------------
Outstanding at the
  Beginning of the year    175,418   $6.34   205,518   $5.94   210,618   $5.83
Options granted                  0       0         0       0         0       0
Options exercised          (50,993)   1.29      (100)   1.29      (600)   1.29
Options surrendered         (2,500)   1.29   (30,000)   3.61    (4,500)   1.29
--------------------------------------------------------------------------------
Outstanding at the
  End of the year          121,925   $8.56   175,418   $6.34   205,518   $5.94
================================================================================


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

23.      SUBSEQUENT EVENTS
         On March 22, 2002, the Corporation formed a wholly-owned subsidiary, FMS Statutory Trust I, a Connecticut business trust (the "Trust"). The Trust is expected to issue and sell up to $25.0 million in aggregate principal liquidation amount of floating rate capital securities (the "Capital Securities") to Preferred Term Securities V, Ltd. around the last week of March 2002. The obligations of the Trust under the Capital Securities will be fully and unconditionally guaranteed by the Corporation, and the Trust will have no independent operations. The entire proceeds from the sale of the Capital Securities will be used by the Trust to invest in floating rate junior subordinated deferrable interest debt securities of the Corporation (the "Junior Subordinated Debt"). The Junior Subordinated Debt will be unsecured and rank subordinate and junior in right of payment to all indebtedness, liabilities and obligatons of the Corporation. The Junior Subordinated Debt will be the sole asset of the Trust. Interest on the Capital Securities will be cumulative and payable quarterly in arrears. The Capital Securities will mature in 2032. The Corporation will have the right to optionally redeem the Junior Subordinated Debt prior to the maturity date, but no sooner than five years after the issuance, at 100% of the stated liquidation amount, plus accrued and unpaid distributions, if any, on the redemption date. Upon the occurence of certain events, the Corporation will have the right to redeem the Junior Subordinated Debt in whole, but not in part, at a special redemption price before five years have elapsed. Proceeds from any redemption of the Junior Subordinated Debt would cause a mandatory redemption of Capital Securities having an aggregate liquidation amount equal to the principal amount of the Junior Subordinated Debt redeemed.

         Under the terms of the Junior Subordinated Debt, the Corporation will have the right, with certain limitations, to defer the payment of interest on the Junior Subordinated Debt at any time for a period not exceeding twenty consecutive quarterly periods. Consequently, distributions on the Capital Securities would be deferred and accumulate interest, compounded quarterly.

24.      PARENT COMPANY FINANCIAL INFORMATION

         The financial statements for FMS Financial Corporation are as follows:


                                                                                                           December 31,
                                                                                                 -----------------------------
FMS Financial Corporation Statements of Financial Condition                                            2001            2000
------------------------------------------------------------------------------------------------------------------------------
Assets:
         Cash                                                                                    $  1,901,529    $  1,037,560
         Investment in subsidiary                                                                  60,667,120      56,708,355
         Investment securities                                                                      1,000,000       1,000,000
         Subordinated debentures issue costs, net                                                     149,069         206,417
         Other                                                                                        168,840         168,843
                                                                                                 ------------    ------------
Total Assets                                                                                     $ 63,886,558    $ 59,121,175
                                                                                                 ============    ============
Liabilities:
         10% Subordinated debentures due 2004                                                    $ 10,000,000    $ 10,000,000
         Intercompany payable, net                                                                  1,065,179       1,093,088
         Dividends payable                                                                            201,531         201,831
         Accrued interest payable                                                                     416,667         416,667
                                                                                                 ------------    ------------
Total liabilities                                                                                  11,683,377      11,711,586
                                                                                                 ------------    ------------
Stockholders' Equity:
         Preferred  stock - $.10 par value 5,000,000 shares  authorized; none issued
         Common  stock - $.10 par value 10,000,000 shares  authorized; shares issued 7,948,884 and 7,897,891 and shares outstanding 6,717,705 and 6,727,702
            as of December 31, 2001 and 2000, respectively                                            794,888         789,789
         Paid-in capital in excess of par                                                           8,278,423       8,217,654
         Accumulated comprehensive loss - net of deferred income taxes                                147,496        (358,352)
         Retained earnings                                                                         51,055,818      46,401,102
         Less:Treasury Stock (1,231,179 and 1,170,189 shares, at cost at December 31, 2001
            and 2000, respectively)                                                                (8,073,444)     (7,640,604)
                                                                                                 ------------    ------------
Total stockholders' equity                                                                         52,203,181      47,409,589
                                                                                                 ------------    ------------
Total Liabilities and Stockholders' Equity                                                       $ 63,886,558    $ 59,121,175
                                                                                                 ============    ============



                                                                  Years Ended December 31,
                                                     ----------------------------------------------
FMS Financial Corporation Statements of Operations          2001          2000           1999
---------------------------------------------------------------------------------------------------
Intercompany interest income                           $   560,750    $   560,750    $    560,750
Interest expense                                        (1,057,348)    (1,057,348)     (1,057,348)
Dividends from subsidiary                                2,400,000      2,150,000       1,600,000
Equity in undistributed income of subsidiary             3,387,046      3,289,357       3,841,261
---------------------------------------------------------------------------------------------------
Income before taxes                                      5,290,448      4,942,759       4,944,663
Income tax benefit                                         168,843        168,843         168,843
---------------------------------------------------------------------------------------------------
Net Income                                             $ 5,459,291    $ 5,111,602    $  5,113,506
===================================================================================================



         These statements should be read in conjunction with the other notes related to the consolidated financial statements.



                                                                   For Years Ended December 31,
                                                           -------------------------------------------
FMS Financial Corporation Statements of Cash Flows              2001           2000          1999
------------------------------------------------------------------------------------------------------
Operating Activities
Net income                                                  $ 5,459,291    $ 5,111,602    $ 5,113,506
Adjustments to reconcile net income to net cash provided
   by operating activities:
Equity in undistributed earnings of the subsidiary           (3,387,046)    (3,289,357)    (3,841,261)
Amortization of bond issue costs                                 57,348         57,348         57,348
(Decrease) Increase in intercompany payable, net                (27,909)     3,278,397         14,337
                                                            -----------    -----------    -----------
         Net cash  provided by operating activities           2,101,684      5,157,990      1,343,930

Financing Activities
Purchase of treasury stock                                     (432,840)    (3,789,148)      (475,084)
Investment in subsidiary                                        (65,868)          (129)          (775)
Cash dividends paid on common stock                            (804,875)      (833,143)      (866,278)
Proceeds from issuance of stock                                  65,868            129            775
                                                            -----------    -----------    -----------
         Net cash used by financing activities               (1,237,715)    (4,622,291)    (1,341,362)
                                                            -----------    -----------    -----------
INCREASE IN CASH AND CASH EQUIVALENTS                           863,969        535,699          2,568
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                  1,037,560        501,861        499,293
                                                            -----------    -----------    -----------
CASH AND CASH EQUIVALENTS, END OF YEAR                      $ 1,901,529    $ 1,037,560    $   501,861
======================================================================================================


         These statements should be read in conjunction with the other notes related to the consolidated financial statements.

                               MANAGEMENT REPORT

To  the  Federal  Deposit  Insurance   Corporation  and  the  Office  of  Thrift
Supervision:

FINANCIAL STATEMENTS

         Management of FMS Financial Corporation and Subsidiary ("the Corporation") is responsible for the preparation, integrity, and fair presentation of its published consolidated financial statements, and Thrift Financial Report (TFR) filed with the Office of Thrift Supervision, as of December 31, 2001, and for the year then ended. The published consolidated financial statements have been prepared in accordance with generally accepted accounting principles, and the Thrift Financial Report has been prepared in accordance with the Office of Thrift Supervision reporting instructions, and, as such, include some amounts that are based upon judgments and estimates of management.

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

         Management assessed its internal control structure over financial reporting as of December 31, 2001. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organization of the Treadway Commission. Based on this assessment, management believes that the Corporation maintained an effective internal control structure over financial reporting as of December 31, 2001.

COMPLIANCE WITH LAWS AND REGULATIONS
         Management is also responsible for compliance with federal and state laws and regulations concerning dividend restrictions and federal laws and regulations concerning loans to insiders designated by the Federal Deposit Insurance Corporation as safety and soundness laws and regulations.

         Management assessed its compliance with the designated laws and regulations relating to safety and soundness. Based on this assessment, management believes that the Corporation has complied, in all significant respects, with the designated laws and regulations related to safety and soundness for the year ended December 31, 2001.



/s/ Craig W. Yates                           /s/ Channing L. Smith
-------------------------------------        -----------------------------------
Craig W. Yates                               Channing L. Smith
President and Chief Executive Officer        Vice President and Chief Financial
                                               Officer


FMS Financial Corporation
Burlington, New Jersey
February 11, 2002

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of FMS Financial Corporation:

         In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, changes in stockholders' equity, and cash flows present fairly, in all material respects, the financial position of FMS Financial Corporation and Subsidiary ("the Company") at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



/s/ PricewaterhouseCoopers LLP
-----------------------------------


Philadelphia, PA
February 11, 2002

                             CORPORATE INFORMATION


ANNUAL MEETING

         The 2002 Annual Shareholders' Meeting of FMS Financial Corporation will be held at 10:00 a.m., on the 25th day of April, 2002 at the Riverton Country Club, Highland Avenue off of Route 130, Riverton, New Jersey.

STOCK MARKET INFORMATION

         The common stock of FMS Financial Corporation is traded over-the-counter and is listed on the Nasdaq National Market System under the symbol "FMCO". Daily quotations are included in the Nasdaq National Market stock tables published in the Wall Street Journal and other leading newspapers.

         The number of record holders of common stock of the Corporation as of March 1, 2002 was approximately 741, not including those shares registered in names of various investment brokers held in account for their customers.

         The following table sets forth the range of closing prices, as reported by Nasdaq, for the periods ended December 31, 2001 and 2000:

                                                   2001
                                             -----------------
                           QUARTER ENDED       HIGH     LOW
                           -----------------------------------
                           March 31,          $9.000   $7.500
                           June 30,           $8.700   $5.500
                           September 30,      $9.000   $7.100
                           December 31,       $9.000   $7.150
                           -----------------------------------

                                                   2000
                                             -----------------
                           QUARTER ENDED       HIGH     LOW
                           -----------------------------------
                           March 31,          $9.375   $6.750
                           June 30,           $8.250   $7.000
                           September 30,      $9.500   $7.345
                           December 31,       $9.750   $8.375
                           ===================================



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

         As of December 31, 2001 the Bank was a Tier 1 institution and had available $16.7 million for dividends to the Corporation, subject to nonobjection by the OTS. It is not likely that the Corporation would request a dividend of that magnitude. The Corporation is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders, but is subject to the requirements of New Jersey law, which permits the Corporation to pay dividends in cash or shares out of the Corporation's surplus, defined as the excess of net assets of the Corporation over stated capital.

BOARD OF DIRECTORS                 BANK OFFICERS
EDWARD J. STAATS, JR.              CRAIG W. YATES*
Chairman of the Board              President

WAYNE H. PAGE                      JAMES E. IGO*
Vice Chairman                      Sr. Vice President and Chief Lending Officer

GEORGE J. BARBER                   KEVIN L. KUTCHER
                                   Sr. Vice President, Business Development

JOSEPH W. CLARKE, JR               CHANNING L. SMITH*
                                   Vice President and Chief Financial Officer

DOMINIC W. FLAMINI                 THOMAS M. TOPLEY*
                                   Sr. Vice President of Operations and
VINCENT R. FARIAS                  Corporate Secretary

JAMES C. LIGNANA                   MERLE A. BROWN
                                   Vice President, Branch Administration and
MARY WELLS                         Security Officer

CRAIG W. YATES                     DOUGLAS B. HALEY
                                   Vice President, Consumer Lending

ROY D. YATES                       AMY J. HANNIGAN
                                   Vice President and Controller

DIRECTORS EMERITUS                 URSULA YATES NISONOFF
ADOLPH N. BRIGHT                   Vice President, Administration

KAREN S. OLEKSA                    ARTHUR J. OLSON
                                   Vice President, Commercial Lending

HILYARD S. SIMPKINS                PETER S. SCHOENFELD
                                   Vice President, Investments

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

                                   FRANK E. SMITH
                                   Vice President, Facilities and Design

                                   MARCELLA F. HATCHER*
                                   Assistant Secretary


                                   * Officers of Bank and Holding Company

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------


MARKET MAKERS
         The following companies were making a market in the Corporation's common stock at December 31, 2001:


         Advest, Inc.                     Ryan Beck & Co.
         280 Trumbull Street              80 Main Street
         1 Commercial Plaza               W. Orange, NJ  07052
         Hartford, CT  06103              (973) 597-6000
         (203) 541-5441

         Robert W. Baird & Co., Inc.      Trident Securities
         4300 W. Cypress Street           1275 Peachtree Street, NE
         Tampa, FL 33607                  Suite 460
         (813) 877-4000                   Atlanta, GA  30309
                                          (404) 249-7700

FORM 10-K AND OTHER FINANCIAL INQUIRIES
         The Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as filed with the Securities and Exchange Commission will be furnished to shareholders of the Corporation upon written request without charge. Shareholders, analysts and others seeking this and other requests for information relating to stock, annual shareholders' meeting and related matters on FMS Financial Corporation, should contact the Corporate Secretary at the Executive Offices.

         Transfer Agent and Registrar       Auditors
         American Stock Transfer and        PricewaterhouseCoopers LLP
           Trust Company                    Two Commerce Square, Suite 1700
         40 Wall Street                     2001 Market St.
         New York, NY  10005                Philadelphia, PA 19103

         Special Counsel
         Malizia Spidi & Fisch, PC
         1100 New York Avenue, N.W.
         Suite 340 West
         Washington, D.C. 20005


                                                       FMS FINANCIAL CORPORATION
-----------------------------------------------------------------------------------------------------------------------

FARMERS & MECHANICS BANK                                                           MT. LAUREL - FELLOWSHIP RD.
EXECUTIVE AND ADMNISTRATIVE OFFICES                                                301 Fellowship Rd.
3 Sunset Road and 811 Sunset Road                                                  Mt. Laurel, NJ  08054
Burlington, NJ  08016                                                              (856) 222-9364
(609) 386-2400

MAIN BRANCH                                EASTAMPTON                              PEMBERTON
3 Sunset Road & Route 541                  1191 Woodlane Road                      25 Fort Dix Road
Burlington, NJ  08016                      Eastampton, NJ 08060                    Pemberton, NJ  08068
(609) 387-2728                             (609) 261-6400                          (609) 726-9111

AUDUBON                                    EDGEWATER PARK                           PENNSAUKEN
157 S. White Horse Pike                    1149 Cooper Street                       Route 130 & Merchantville Avenue
Audubon, NJ  08106                         Edgewater Park, NJ 08010                 Pennsauken, NJ  08110
(856) 672-9070                             (609) 387-0046                           (856) 663-9200

BEVERLY                                     LARCHMONT                               RIVERSIDE
414 Cooper Street                           3220 Route 38                           2 Scott Street & Pavilion Avenue
Beverly, NJ 08010                           Mount Laurel, NJ 08054                  Riverside, NJ 08075
(609) 239-4066                              (856) 235-6666                          (856) 461-4333

BORDENTOWN                                  LUMBERTON                               RIVERTON
335 Farnsworth Ave.                         1636-61 Route 38 & Eayrestown Road      604 Main Street
Bordentown, NJ  08505                       Lumberton, NJ 08048                     Riverton, NJ 08077
(609) 291-8200                              (609) 267-6811                          (856) 786-5333

BROWNS MILLS                                 MARLTON                                SOUTHAMPTON
93 Pemberton-Browns Mills Road               42 Main Street                         1841 Route 70
Browns Mills, NJ 08015                       Marlton, NJ 08053                      Southampton, NJ 08088
(609) 893-5540                               (856) 596-6555                         (609) 859-2700

BURLINGTON CITY                              MEDFORD                                TABERNACLE
352 High Street                              200 Tuckerton Road                     1507 Route 206
Burlington, NJ 08016                         Medford, NJ 08055                      Tabernacle, NJ 08088
(609) 386-4643                               (856) 596-4300                         (609) 268-5993

BURLINGTON TOWNSHIP                          MEDFORD LAKES                           WAL*MART BURLINGTON
809 Sunset Road                              700 Stokes Road                         2106 Burlington-Mt. Holly Rd.
Burlington, NJ 08016                         Medford, NJ 08055                       Burlington, NJ  08016
(609) 387-1150                               (609) 654-6373                          (609) 386-5960

BURLINGTON-NECK ROAD                         MEDFORD VILLAGE                         WAL*MART LUMBERTON
1029 Neck Road                               1 S. Main Street at Bank Street         1740 Rt. 38
Burlington, NJ 08016                         Medford, NJ 08055                       Mt. Holly, NJ 08060
(609) 239-4500                               (609) 714-1115                          (609) 702-9800

CHESTERFIELD                                 MOORESTOWN                              WILLINGBORO
305 Bordentown-Chesterfield Road             53 East Main Street                     399 Charleston Road
Chesterfield, NJ 08620                       Moorestown, NJ 08057                    Willingboro, NJ 08046
(609) 324-1256                               (856) 235-0544                          (609) 877-2888

CINNAMINSON                                  MOUNT HOLLY                             WILLINGBORO EAST
1703 Highland Avenue                         555 High Street                         611 Beverly-Rancocas Road
Cinnaminson, NJ 08077                        Mount Holly, NJ                         Willingboro, NJ 08046
(856) 303-1870                               (609) 261-0975                          (609) 871-4900

DELRAN                                       MOUNT LAUREL                            WILLINGBORO WEST
3002 Route 130 North                         4522 Church Road                        1 Rose Street &
Delran, NJ 08075                             Mount Laurel, NJ 08054                    Beverly-Rancocas Rd.
(856) 764-3740                               (856) 235-4445                          Willingboro, NJ 08046
                                                                                     (609) 835-4700
