Form 10-K, Exhibit 13
period 2002-12-31
FMS FINANCIAL CORP
filed 2003-03-25
CIK 839845

FMS FINANCIAL CORPORATION
FARMERS & MECHANICS BANK


                               CORPORATE PROFILE

Originally founded in 1871 under the name of Farmers' and Mechanics' Building and Loan Association, Farmers & Mechanics Bank is a wholly owned subsidiary of FMS Financial Corporation. The Corporation is listed on the Nasdaq National Market System under the trading symbol of FMCO. With total assets of $1.1 billion, the Corporation employs 321 full-time and 214 part-time employees who service over 156 thousand deposit accounts. The Bank, which currently operates 39 branches in Burlington, Camden and Mercer County, is open seven days a week and offers free on-line banking, bill pay, telephone banking and coin counting. We continue to strive for convenient, personal, full service banking so as to remain your "Hometown Bank".


ABOUT OUR COVER-
Shown on our cover are two advertisements used by the Bank during the year.

To Our Shareholders:

     Success in community banking can be measured in a variety of ways. Assets, deposits and earnings growth are the standard measures. Just as important are the underlying activities of expanding our branch system, managing the complexity of back-office operations, upgrading our computer and communications capabilities and improving our policies and services. Most importantly, community banking is directed at building long term relationships with loan and deposit customers in the communities we serve.

     The financial report for 2002 was exceptionally good. Deposits increased to $800 million and assets exceeded a billion dollars for the first time. Earnings were substantially higher than in prior years. The bank's cost of funds decreased because of the rapid decline in short term rates during the year and our continued greater reliance on transaction accounts which have higher operating costs and lower interest costs. Our income on loans and investments is based on longer term interest rates which declined more slowly. The result was record income for 2002.

     Net interest income for any one year is the result of a portfolio of assets and liabilities which changes slowly over time. While the lower short term rates helped a lot in 2002, loan and investment returns have continued to decline and it appears that earnings for 2003 will be somewhat lower than in 2002.

     We are working hard at the other aspects of success in community banking. We added new branches in Delanco and at the Burlington Wal-Mart during 2002. In early 2003, we are opening a new branch in Willingboro and branches in the Cinnaminson and Hamilton Wal-Marts. At the end of March we are taking over an operating branch in Florence, with $20 million in deposits, which we are acquiring from a commercial bank. At the same time, we are continuing to invest in improved back-office operations and more computer and communications equipment. During 2002 we implemented internet banking including an on-line bill paying system. We have switched to a check imaging system, which simplifies our sorting of checks, improves our ability to retrieve information and see check images from any computer, and provides image statements to our customers, which are convenient and reduce mailing costs.

     We continue to believe that a community bank can compete very successfully with the larger institutions because it is closer to the people it serves. Our organization has grown to more than 500 people working together to serve the financial needs of our neighbors. We are working to give good services today and building relationships for the future.


                                                         Sincerely,

                                                         /s/Craig W. Yates
                                                         Craig W. Yates
                                                         President

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

FINANCIAL HIGHLIGHTS
Financial Condition: (In Thousands)
-------------------------------------------------------------------------------------------------------------------------
December 31,                  2002      2001      2000      1999      1998      1997     1996     1995      1994     1993
-------------------------------------------------------------------------------------------------------------------------

Assets                  $1,126,557  $966,537  $839,076  $772,501  $691,812  $628,403 $541,710 $501,550  $483,776 $445,029

Loans receivable, net      361,674   336,544   290,179   299,695   298,603   302,831  306,871  288,400   283,260  269,264

Deposits                   800,340   729,506   648,539   603,892   536,310   489,440  453,277  428,809   429,431  406,017

Stockholders' equity        57,638    52,203    47,410    46,097    43,469    38,916   33,826   33,053    29,159   25,906

Operations: (In Thousands, except per share data)
---------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,     2002      2001      2000      1999      1998      1997        1996       1995     1994     1993
---------------------------------------------------------------------------------------------------------------------------

Interest income          $57,748   $55,300   $52,349   $47,863   $46,563   $40,813     $36,841    $35,201  $32,270  $31,510

Interest expense          24,756    28,752    27,398    24,742    24,869    20,879      18,978     18,041   15,336   16,100

Net interest income       32,992    26,548    24,951    23,120    21,694    19,934      17,863     17,160   16,934   15,410

Net income                 7,961     5,459     5,112     5,114     5,271     5,491       3,026(a)   4,343    4,455    4,215

Basic earnings
  per common share          1.22      0.81      0.74      0.71      0.73      0.77        0.41       0.58     0.58     0.54

Diluted earnings
  per common share          1.21      0.81      0.74      0.70      0.72      0.75        0.40       0.56     0.56     0.53

Dividends declared
  per common share          0.12      0.12      0.12      0.12      0.11      0.08(b)     0.07(b)    0.07(b)  0.00     0.00

Weighted average
  common shares
  outstanding              6,548     6,701     6,888     7,210     7,204     7,165       7,411      7,512    7,728    7,739

Weighted average
  common shares
  and common stock
  equivalents
  outstanding              6,577     6,714     6,947     7,292     7,314     7,346       7,573      7,695    7,952    7,978

Other Selected Data:
--------------------------------------------------------------------------------------------------------------------
Year Ended December 31,      2002     2001     2000     1999     1998      1997     1996     1995     1994     1993
--------------------------------------------------------------------------------------------------------------------
Net interest rate spread     3.44%    3.24%    3.40%    3.28%    3.50%     3.60%    3.50%    3.49%    3.64%    3.49%

Net interest margin          3.40     3.22     3.42     3.36     3.48      3.72     3.66     3.66     3.72     3.62

Return on average assets     0.77     0.56     0.66     0.61     0.79      0.98     0.60     0.89     0.94     0.96

Return on average equity    14.61    10.02    11.16    10.93    12.86     15.11     8.99    14.00    16.01    17.80

Dividend payout ratio        9.92    14.81    16.22    17.14    15.28     10.67    17.50    12.43     0.00     0.00

Equity-to-asset ratio        5.12     5.40     5.65     5.97     6.28      6.19     6.24     6.59     6.03     5.82

Number of employees
  (full-time equivalents)     480      439      427      382      335       299      236      209      196      183

(a)  Includes $2.7 milion for the one-time assessment to recapitalize the SAIF.
(b)  Adjusted for stock splits in 1998 and 1996, as applicable.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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

Market Risk and Liquidity Risk
     Market risk is the risk of loss from adverse changes in market prices and rates. The Bank's market risk arises primarily from interest rate risk inherent in its lending, investment and deposit taking activities. The Bank's profitability is affected by fluctuations in interest rates. A sudden and substantial increase in interest rates may adversely impact the Bank's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent or on the same basis. To that end, management actively monitors and manages its interest rate risk exposure. The Bank does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments.The Bank's policy allows investment only in securities which have a rating of AA or better. The Bank holds a substantial component of its investment portfolio in mortgage-backed securities and collateralized mortgage obligations (collectively, "MBS and CMO"). At the end of 2002, the total investment in MBS and CMO amounted to $559.2 million, or 87.8% of total investments. These are instruments collateralized by pools of residential and commercial mortgages which return interest and principal payments to the investor when performing in accordance with their terms. Approximately 61.1% of the Bank's MBS holdings are U.S. Government Agency securities (GNMA, FNMA and FHLMC), which carry either direct government or quasi-government guarantees and are rated AAA in terms of credit quality. The Bank also owns non-agency CMOs, issued by major financial institutions, which are rated AAA or AA. CMOs are generally very liquid issues with major brokerage houses providing ready markets. However, CMOs are subject to prepayment and extension risk which can adversely affect their yields and expected average life. MBS and CMOs of $5.8 million and $5.1 million were used to secure public funds on deposit at December 31, 2002 and 2001, respectively.

Interest Rate Risk
     Interest rate risk is the risk of loss in value due to changes in interest rates. This risk is addressed by the Bank's Asset Liability Management Committee ("ALCO"), which includes senior management. The ALCO monitors and considers methods of managing interest rate risk by monitoring changes in the interest rate repricing GAP ("GAP"), the net portfolio values ("NPV") and net interest income under various interest rate scenarios. The ALCO attempts to manage the various components of the Bank's balance sheet to minimize the impact of sudden and sustained changes in interest rates through GAP, NPV and net interest income scenarios.

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

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

     The difference, or the interest rate repricing "GAP", provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates over a period of time. A GAP is considered positive when the amount of interest-rate sensitive assets maturing or repricing over a specified period of time exceeds the amount of interest-rate sensitive liabilities maturing or repricing within that period and is considered negative when the amount of interest-rate sensitive liabilities maturing or repricing over a specified period of time exceeds the amount of interest-rate sensitive assets maturing or repricing within that period. Generally, during a period of rising interest rates, a negative GAP within a given period of time would adversely affect net interest income, while a positive GAP within such period of time may result in an increase in net interest income; during a period of falling interest rates, a negative GAP within a given period of time may result in an increase in net interest income while a positive GAP within such period of time may have the opposite effect. At December 31, 2002 the Bank's GAP position for net assets repricing for one year cumulative totaled $9.5 million.

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

     The Bank has developed strategies to manage its liquidity, shorten the effective maturities of certain interest-earning assets and increase the effective maturities of certain liabilities to reduce the exposure to interest rate fluctuations. These strategies include focusing its investment activities on short and medium-term securities, maintaining and increasing the transaction deposit accounts, as these accounts are considered to be relatively resistant to changes in interest rates, and utilizing Federal Home Loan Bank (FHLB) borrowings and deposit marketing programs to adjust the repricing intervals of its liabilities.

     The Bank measures its interest rate risk using the Office of Thrift Supervision's (OTS) NPV method. NPV is calculated based on the net present value of estimated cash flows utilizing market prepayment assumptions and market rates of interest provided by independent broker quotations and other public sources. An institution's interest rate risk is measured as the change to its NPV as a result of a hypothetical immediate 200 basis point change in market interest rates. Based on this analysis at December 31, 2002, the Bank would experience a 250 basis point decrease in its NPV as a percent of assets if rates rise by 200 basis points in comparison to a flat rate scenario. Due to the abnormally low interest rate environment decreases of 200 points or more have been omitted.

Changes in Market            Net Portfolio Value
Market                ----------------------------------------------

Interest Rates
(basis points)        $ Amount     $ Change     % Change   NPV Ratio (a)
                      --------     --------     --------   -------------

    +300               $31,186      (59,184)      (65%)       2.83%
    +200                58,513      (31,857)      (35%)       5.15%
    +100                81,135       (9,235)      (10%)       6.97%
       0               $90,370            -         -         7.65%
    (100)               80,256      (10,115)      (11%)       6.79%

(a)  Calculated as the estimated NPV divided by present value of total assets.

     Although the NPV calculation provides an indication of the Bank's interest rate risk at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Bank's net interest income and will differ from actual results.

Financial Condition
     Total assets of the Corporation increased $160.0 million or 16.6% to $1.1 billion at December 31, 2002 from $966.5 million at December 31, 2001. Mortgage-backed securities held to maturity increased $69.6 million or 25.5% to $342.1 million during the year ended December 31, 2002 from $272.5 million at December 31, 2001, as a result of purchases of $114.6 million in FNMA securities, $73.0 million in GNMA securities and $5.0 million in FHLMC securities, partially offset by principal paydowns on MBS's of $125.4 million. Investment securities available for sale increased $66.6 million or 128.2% to $118.6 million during the year ended December 31, 2002 from $52.0 million at December 31, 2001, as a result of purchases of $62.6 million in MBS's available for sale, $44.3 million in U.S. Agency notes and $30.2 million in CMO's, partially offset by calls and maturities of $34.3 million and principal paydowns of $39.4 million. Loans receivable increased $25.2 million or 7.5% to $361.7 million at December 31, 2002 from $336.5 million at December 31, 2001. The increase in loans receivable during the year ended December 31, 2002 was due to $115.1 million of loans originated, partially offset by $89.5 million of principal collected on loans. Short-term funds increased $16.0 million or 51.9% to $46.9 million at December 31, 2002 from $30.9 million at December 31, 2001 primarily due to an increase in short-term money market accounts. Investment securities held to maturity decreased $32.4 million or 16.5% to $164.2 million at December 31, 2002 from $196.6 million at December 31, 2001. The decrease in investment securities held to maturity during the year is due to investment calls and maturities of $110.7 million and principal paydowns of $104.1 million, partially offset by purchases of $181.3 million.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

     Total liabilities increased $154.6 million or 16.9% to $1.1 billion at December 31, 2002 from $914.3 million at December 31, 2001. Deposits increased $70.8 million or 9.7% to $800.3 million at December 31, 2002 from $729.5 million at December 31, 2001. The increase in deposits during the year was due to increases in savings accounts of $29.9 million, money market accounts of $37.9 million and checking accounts of $35.1 million, partially offset by a decrease in certificates of $32.2 million. Securities sold under agreements to repurchase increased $60.0 million or 36.4% to $225.0 million at December 31, 2002 from $165.0 million at December 31, 2001. The increase in securities sold under agreements to repurchase is a result of the Bank's opportunity this past year to borrow at rates that were well below comparable certficate of deposit market rates. These monies were used to fund asset growth and will be repaid when called or at maturity with deposit growth or new borrowings, if needed. Securities sold under agreements to repurchase have a weighted average rate of 4.08% and are collateralized by U.S. Agency Notes, MBSs and CMOs. Trust capital securities of $25.0 million were issued during the year with a variable rate of LIBOR plus 360 basis points at an initial rate of 5.59%.The proceeds were used for the early redemption of $10.0 million 10% subordinated debentures, expansion of the Bank's operations and general corporate purposes.

    Stockholders' equity increased $5.4 million or 10.4% to $57.6 million at December 31, 2002 from $52.2 million at December 31, 2001. The increase was due to net income of $8.0 million and an increase in the net unrealized gain on available for sale securities of $1.1 million, offset by $783 thousand of dividends declared on common stock and $2.8 million of treasury stock purchased.

Results of Operations
Net Interest Income
     The earnings of the Corporation depend primarily upon the level of net interest income, which is the difference between interest earned on its interest-earning assets, such as loans and investments, and the interest paid on interest-bearing liabilities, such as deposits including non-interest bearing checking accounts and borrowings. Net interest income is a function of the interest rate spread, which is the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities, as well as the average balance of interest-earning assets as compared to interest-bearing liabilities.Net income is also affected by non-interest income, such as gains (losses) on the sale of loans and investments, provision for loan losses and real estate owned, service charges and other fees, and operating expenses.

     The following table sets forth certain information relating to the Corporation's average balance sheet and reflects the average yield on assets and average rates paid on liabilities for the periods indicated. Such yields and rates are derived by dividing interest income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively for the periods presented.

Average Balances, Interest and Yield/Rates
                                                                        Years Ended December 31,
                                      ----------------------------------------------------------------------------------------------
                                                2002                             2001                            2000
                                      -----------------------------  --------------------------------  -----------------------------
                                      Average             Average     Average               Average    Average            Average
                                      Balance  Interest  Yield/Rate   Balance   Interest   Yield/Rate  Balance Interest  Yield/Rate
                                      -------  --------  ----------   -------   --------   ----------  ----------------  ----------
                                                                              (Dollars in Thousands)
Interest-ernings assets:
  Loans receivable                   $361,734  $25,659       7.09%   $315,189    $23,920      7.59%   $301,199  $23,445     7.78%
  Interest-bearing deposits            48,169      932       1.93%     41,298      1,695      4.10%     22,569    1,461     6.47%
  Mortgage-backed securities          332,892   18,526       5.57%    213,301     13,728      6.44%    118,435    8,063     6.81%
  Investment securities               226,161   12,632       5.59%    254,783     15,957      6.26%    287,989   19,380     6.73%
                                     --------  -------     -------   --------    -------    -------   --------  -------   -------
Total interest-earning assets         968,956   57,749       5.96%    824,571     55,300      6.71%    730,192   52,349     7.17%
                                     --------  -------     -------   --------    -------    -------   --------  -------   -------
Interest-bearing lliabilities:
  Checking deposits                   262,153    1,621        .62%    229,597      2,712      1.18%    199,378    3,509     1.76%
  Savings deposits                    143,476    1,921       1.34%    118,698      2,644      2.23%    112,274    3,045     2.71%
  Money Market deposits               109,124    2,033       1.86%     75,490      1,926      2.55%     67,512    1,864     2.76%
  Time deposits                       233,975    8,370       3.58%    248,637     12,791      5.14%    242,063   12,474     5.15%
  Borrowings                          207,351    9,069       4.37%    146,753      7,622      5.19%     95,774    5,449     5.69%
  Long-term debt                       25,510    1,743       6.83%     10,000      1,057     10.57%     10,000    1,057    10.57%
                                     --------  -------     -------   --------    -------    -------   --------  -------   -------
Total interest-bearing liabilities   $981,589   24,757       2.52%   $829,175     28,752      3.47%   $727,001   27,398     3.77%
                                     ========  -------     -------   ========    -------    -------   ========  -------   -------
Net interest income                            $32,992                           $26,548                        $24,951
                                               =======                           =======                        =======
Interest rate spread                                         3.44%                            3.24%                         3.40%
                                                           =======                          =======                       =======
Net yield on average
  interest-earnings assets                                   3.40%                            3.22%                         3.42%
                                                           =======                          =======                       =======
Ratio of average interest-earning
  assets to average interest-
  bearing liabilities                                       98.71%                           99.44%                       100.44%
                                                           =======                          =======                       =======

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

                                                           Years Ended December 31,
                                       --------------------------------------------------------------
                                              2002 vs. 2001                   2001 vs. 2000
                                       -----------------------------    -----------------------------
                                            Increase (Decrease)             Increase (Decrease)
                                               Due to change in              Due to change in
                                       -----------------------------    -----------------------------
                                        Rate      Volume      Total      Rate      Volume      Total
                                       -------    -------    -------    -------    -------    -------
                                                              (In Thousands)
Interest income:
     Loans                             $(1,793)   $ 3,532    $ 1,739    $  (615)   $ 1,089    $   474
     Interest-bearing deposits          (1,044)       282       (762)      (978)     1,212        234
     Mortgage-backed securities         (2,900)     7,697      4,797       (792)     6,458      5,666
     Investment securities              (1,532)    (1,793)    (3,325)    (1,188)    (2,235)    (3,423)
                                       -------    -------    -------    -------    -------    -------

     Total change - interest income     (7,269)     9,718      2,449     (3,573)     6,524      2,951
                                       -------    -------    -------    -------    -------    -------
Interest expense:
     Checking deposits                  (1,476)       385     (1,091)    (1,329)       532       (797)
     Savings deposits                   (1,275)       552       (723)      (575)       174       (401)
     Money market accounts                (751)       858        107       (158)       220         62
     Time deposits                      (3,667)      (754)    (4,421)       (22)       339        317
     Borrowings                         (1,700)     3,147      1,447       (727)     2,900      2,173
     Long-term debt                       (953)     1,639        686          0          0          0
                                       -------    -------    -------    -------    -------    -------
     Total change - interest expense    (9,822)     5,827     (3,995)    (2,811)     4,165      1,354
                                       -------    -------    -------    -------    -------    -------
Net change in net interest income      $ 2,553    $ 3,891    $ 6,444    $  (762)   $ 2,359    $ 1,597
                                       =======    =======    =======    =======    =======    =======

Comparisons of Years Ended December 31, 2002 and 2001.

Net Income
     The Corporation and its subsidiary recorded net income of $8.0 million for the year ended December 31, 2002, or $1.21 diluted earnings per share, after extraordinary loss of $134 thousand or $.02 per share, as compared to net income of $5.5 million, or $.81 diluted earnings per share for the year ended December 31, 2001. Net interest income was $33.0 million in 2002 compared to $26.5 million in 2001. Provisions for loan losses were $149 thousand in 2002 and $221 thousand in 2001. Other income totaled $4.5 million in 2002 compared to $4.2 million for the same period in 2001. Total operating expenses for the year ended December 31, 2002 were $24.4 million compared to $22.1 million in the previous year. During 2002, the Corporation declared cash dividends which totaled $.12 per share which resulted in a dividend payout ratio of 9.92%.

Interest Income
     Total interest income increased $2.4 million to $57.7 million in 2002 from $55.3 million in 2001. The increase is attributable to increases in interest income on mortgage-backed securities of $4.8 million and loans of $1.7 million, partially offset by decreases in interest income on investments securities of $3.3 million and interest-bearing deposits of $762 thousand.

     Interest income on mortgage-backed securities increased $4.8 million in 2002 primarily due to volume increases in the portfolio. The average balance of the portfolio increased $119.6 million to $332.9 million in 2002 from $213.3 million in 2001, resulting in an increase in interest income of $7.7 million. The increase in the average balance was due to the purchase of $192.6 million in FHLMC, FNMA and GNMA securities in 2002, partially offset by principal paydowns of $125.4 million. The average yield on the portfolio decreased to 5.57% in 2002 from 6.44% in 2001, which resulted in a decrease in interest income of $2.9 million.

     The average balance of the loan portfolio increased $46.5 million to $361.7 million in 2002 from $315.2 million in 2001. The increase in the loan volume during 2002 resulted in an increase in interest income of $3.5 million. Loans originated totaled $115.1 million and principal collected on loans totaled $89.5 million in 2002. The average yield on the loan portfolio decreased to 7.09% in 2002 from 7.59% in 2001 which resulted in a decrease in interest income of $1.8 million.

     The decrease in interest income on investment securities was due to a $28.6 million decrease in the average balance of investment securities to $226.2 million in 2002 from $254.8 million in 2001. The investment portfolio decreased primarily due to principal paydowns of CMO's and MBS's of $143.6 million and calls of $136.5 million of U.S. Government Agency notes, partially offset by purchases of $150.6 million of CMO's, $89.8 million of U.S. Government Agency notes. The decrease in the average balance of investment securities resulted in a decrease in interest income of $1.8 million in 2002 from the previous year. Average investment yields decreased

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

to 5.59% in 2002 from 6.26% in 2001, which resulted in a decrease in interest income of $1.5 million on investment securities.

Interest  Expense
     Total interest expense decreased $4.0 million to $24.8 million in 2002 from $28.8 million in 2001. The decrease in interest expense on checking, savings and time deposits was partially offset by increases in interest expense on borrowings, long-term debt and money market deposits.

     Interest expense on time deposits decreased $4.4 million to $8.4 million in 2002 from $12.8 million in 2001. The average rate on time deposits decreased 156 basis points to 3.58% in 2002 from 5.14% in 2001, which resulted in a decrease in interest expense of $3.7 million. The average balance of time deposits decreased $14.6 million to $234.0 million in 2002 from $248.6 million in 2001 which resulted in a decrease in interest expense of $754 thousand.

     Interest expense on checking deposits decreased $1.1 million to $1.6 million in 2002 from $2.7 million in 2001. The average rate on checking deposits decreased 56 basis points to 0.62% in 2002 from 1.18% in 2001, which resulted in a decrease in interest expense of $1.5 million. The average balance of checking deposits increased $32.6 million to $262.2 million in 2002 from $229.6 million in 2001, which resulted in an increase in interest expense of $385 thousand.

     Interest expense on borrowings increased $1.4 million to $9.0 million in 2002 from $7.6 million in 2001. The average balance of borrowings increased $60.6 million to $207.4 million in 2002 from $146.8 million in 2001, resulting in a $3.1 million increase in interest expense due to volume. The average rate on borrowings decreased to 4.37% in 2002 from 5.19% in 2001, resulting in a $1.7 million decrease in interest expense due to changes in rate.

     Interest expense on long-term debt increased $686 thousand to $1.7 million in 2002 from $1.1 million in 2001. The average balance of long-term debt increased $15.5 million to $25.5 million in 2002 from $10.0 million in 2001. The increase was due to the issuance of $25.0 million of trust capital securities during 2002 with a variable rate of LIBOR plus 360 basis points an initial rate of 5.59%. In 2002, the Corporation also redeemed its $10.0 million 10.0%
subordinated debentures. As a result of the early redemption of the 10.0% subordinated debentures, the average rate on long-term debt decreased 374 basis points to 6.83% in 2002 from 10.57% in 2001, resulting in a $953 thousand decrease in interest expense due to rate changes.

Critical Acounting Estimate-Provision For Loan Losses
     A critical accounting estimate of the Bank is the provision for loan losses. The provision for loan losses decreased $72 thousand to $149 thousand in 2002 from $221 thousand in 2001. Based on current economic conditions and the decrease in non-performing loans, the Bank reduced the loan loss provision for 2002. The amount of the allowance for loan losses is based on management's analysis of risk characteristics of various classifications of loans, previous loan loss experience, estimated fair value of the underlying collateral and current economic conditions. The Bank will continue to monitor its allowance for loan losses and make future adjustments to the allowance through the provision for loan losses as economic conditions dictate. Management continues to offer a wider variety of loan products coupled with the continued change in the mix of the products offered in the loan portfolio from lower yielding loans (i.e., one to four family loans) to higher yielding loans (i.e., commercial real estate mortgage, commercial construction, consumer, and commercial business) which have a higher degree of risk than one to four family loans. Although the Bank maintains its allowance for loan losses at a level that it considers to be adequate to provide for the probable existing loss in the loan portfolio, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods due to the higher degree of credit risk which might result from the change in the mix of the loan portfolio.

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

Other Income (Expense)
     Other income from operations increased $278 thousand to $4.5 million in 2002 compared with $4.2 million in 2001.

     Gain on sale of fixed assets of $101 thousand in 2002 is primarily due to the sale of the old Medford branch building. The gain on the sale of fixed assets of $51 thousand in 2001 relates to the county condemnation of land in Chesterfield.

     Service charges on accounts increased $631 thousand to $4.0 million in 2002 from $3.4 million in 2001. The increase is the result of higher transaction volume on retail accounts during the year.

Operating Expenses
     Total operating expenses increased $2.3 million to $24.4 million in 2002 from $22.1 million in 2001.

     Salaries and benefits increased $1.7 million to $14.2 million in 2002 from $12.5 million in 2001. The increase was due to additional staff in two new branch offices opened during the year and an increase of $484 thousand in retirement and health insurance costs in 2002. Average full time equivalent employees during 2002 were 480 as compared to 439 during 2001. Operating expenses are expected to continue increasing in future periods as the Bank pursues its branch expansion strategy.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

     Purchased services expense increased $430 thousand to $2.6 million in 2002 from $2.2 million in 2001. ATM charges increased $339 thousand and check processing costs increased $72 thousand due to higher transaction volume in 2002.

       Extraordinary loss-on August 1, 2002, the Corporation redeemed it $10.0 million subordinated debentures. The early redemption was at a price 101%. The cost of redemption and the remaining unamortized bond issuance costs were recorded as one-time extraordinary charge to net income of $134 thousand, net of $81 thousand in tax benefits.

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

Interest Income
     Total interest income increased $3.0 million to $55.3 million in 2001 from $52.3 million in 2000. The increase is attributable to increases in interest income on mortgage-backed securities of $5.7 million and loans of $474 thousand, partially offset by a decrease in interest income on investment securities of $3.4 million.

     Interest income on mortgage-backed securities increased $5.7 million in 2001 primarily due to volume increases in the portfolio. The average balance of the portfolio increased $94.9 million to $213.3 million in 2001 from $118.4 million in 2000, resulting in an increase in interest income of $6.5 million. The increase in the average balance was due to the purchase of $217.1 million in FHLMC, FNMA and GNMA securities in 2001, partially offset by principal paydowns of $90.2 million. The average yield on the portfolio decreased to 6.44% in 2001 from 6.81% in 2000, which resulted in a decrease in interest income of $792 thousand.

     The average balance of the loan portfolio increased $14.0 million to $315.2 million in 2001 from $301.2 million in 2000. The increase in the loan volume during 2001 resulted in an increase in interest income of $1.1 million. The increase in the average balance is primarily due to $25.0 million of CloverBank loans acquired through the merger which was completed in June 2001. Loans originated totaled $71.4 million and principal collected on loans totaled $49.6 million in 2001. The average yield on the loan portfolio decreased to 7.59% in 2001 from 7.78% in 2000 which resulted in a decrease in interest income of $615 thousand.

     The decrease in interest income on investment securities was due to a $33.2 million decrease in the average balance of investment securities to $254.8 million in 2001 from $288.0 million in 2000. The investment portfolio decreased prmiarily due to calls of $49.1 million of U.S. Government Agency notes, and $71.9 million in principal paydowns of CMO's, partially offset by an increase of $19.4 million of CMO's. The decrease in the average balance of investment securities resulted in a decrease in interest income of $2.2 million in 2001 from the previous year. Average investment yields decreased to 6.26% in 2001 from 6.73% in 2000, which resulted in a decrease in interest income of $1.2 million on investment securities.

Interest Expense
     Total interest expense increased $1.4 million to $28.8 million in 2001 from $27.4 million in 2000. The increase was due to an increase in interest expense on borrowings, partially offset by a decrease in interest expense on checking and savings deposits.

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

     Interest expense on all deposits decreased $819 thousand to $20.1 million in 2001 from $20.9 million in 2000. The rate paid on checking deposits decreased 58 basis points to 1.18% in 2001 from 1.76% in 2000, which resulted in an decrease in interest expense of $1.3 million. The rate paid on savings deposits decreased 48 basis points to 2.23% in 2001 from 2.71% in 2000, which resulted in an decrease in interest expense of $575 thousand. The decrease of the average rate on deposits was due to overall lower average interest rates on deposit products in 2001.The average balance of checking deposits increased $30.2 million to $229.6 million in 2001 from $199.4 million in 2000, resulting in an increase in interest expense of $532 thousand. The average balance of savings accounts increased $6.4 million, certificates of deposit increased $6.6 million and money market accounts increased $8.0 million in 2001. A portion of this increase was due to the inclusion of CloverBank's deposit balances of $28.1 million acquired through the merger.

Critical Accounting Estimate-Provision For Loan Losses
     A critical accounting estimate of the Bank is the provision for loan losses. The provision for loan losses decreased $19 thousand to $221 thousand in 2001 from $240 thousand in 2000.

Other Income (Expense)
     Other income from operations increased $1.2 million to $4.2 million in 2001 compared with $3.0 million in 2000.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

     Gain on sale of fixed assets of $51 thousand in 2001 relates to the county condemnation of land in Chesterfield.

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

Liquidity and Capital Resources
     The Bank's liquidity is a measure of its ability to fund loans, withdrawals of deposits and other cash outflows in a cost effective manner. The Bank's primary sources of funds are deposits and scheduled amortization and prepayments of loan principal. The Bank also obtains funds from the sale and maturity of investment securities and short-term investments as well as the maturity of mortgage-backed securities and funds provided by operations. During the past several years, the Bank has used such funds primarily to meet its ongoing commitments to fund maturing time deposits and savings withdrawals, to fund existing and continuing loan commitments and to maintain liquidity. The Bank periodically supplements its funding needs with securities sold under agreements to repurchase (repurchase agreements) and advances from the Federal Home Loan Bank of New York (FHLB). At December 31, 2002 the Bank had $225.0 million in repurchase agreements and $11.2 million in advances from the FHLB of New York. While loan payments, maturing investments and mortgage-backed securities are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Bank's liquidity is also influenced by the level of demand for funding loan originations. Liquidity may be adversely affected by unexpected deposit outflows, excessive interest rates paid by competitors, adverse publicity relating to the Banking industry and similar matters. Management monitors projected liquidity needs and determines the level desirable, based in part on the Company's commitment to make loans and management's assessment of the Company's ability to generate funds. The Company is also subject to federal regulations that impose certain minimum capital requirements.

     The amount of certificate accounts which are scheduled to mature during the twelve months ending December 31, 2003 is approximately $168.6 million. To the extent these deposits do not remain at the Bank upon maturity, the Bank believes it can replace these funds with deposits, FHLB advances or outside borrowings. It has been the Bank's experience that a substantial portion of such maturing deposits remain with the Bank.

     At December 31, 2002, the Bank had loan commitments outstanding of $48.7 million, of which $15.5 million were for fixed-rate loans and $33.2 million were for adjustable-rate loans. Funds required to fulfill the commitments are derived primarily from loan repayments, net deposit inflows or, when appropriate, borrowings.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

Consolidated Summary of Quarterly Earnings (Unaudited)

The following table presents summarized quarterly data for 2002 and 2001:

---------------------------------------------------------------------------------------
                                         1st       2nd      3rd         4th      Total
                 2002                  Quarter   Quarter   Quarter    Quarter     Year
---------------------------------------------------------------------------------------
                                           (In Thousands, except per share amounts)

Total interest income                  $14,311   $14,839   $14,510    $14,088   $57,748
Total interest expense                   6,307     6,475     6,115      5,859    24,756
                                       -------   -------   -------    -------   -------
Net interest income                      8,004     8,364     8,395      8,229    32,992
Provision for loan losses                    3        26        60         60       149
                                       -------   -------   -------    -------   -------
Net interest income after provision
  for loan losses                        8,001     8,338     8,335      8,169    32,843
Total other income                         970     1,181     1,131      1,223     4,505
Total operating expenses                 5,796     5,914     6,108      6,547    24,365
                                       -------   -------   -------    -------   -------
Income before income taxes               3,175     3,605     3,358      2,845    12,983
Federal and state income taxes           1,123     1,268     1,274      1,223     4,888
                                       -------   -------   -------    -------   -------
Net income before extraordinary loss   $ 2,052   $ 2,337   $ 2,084    $ 1,622   $ 8,095
Extraordinary loss (net of tax)              0         0      (134)         0      (134)
                                       -------   -------   -------    -------   -------
Net Income                             $ 2,052   $ 2,337   $ 1,950    $ 1,622   $ 7,961
                                       =======   =======   =======    =======   =======
Basic earnings per common share        $  0.31   $  0.36   $  0.30    $  0.25   $  1.22
                                       =======   =======   =======    =======   =======
Diluted earnings per common share      $  0.30   $  0.36   $  0.30    $  0.25   $  1.21
                                       =======   =======   =======    =======   =======
---------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------
                                         1st       2nd      3rd         4th      Total
                 2001                  Quarter   Quarter   Quarter    Quarter     Year
---------------------------------------------------------------------------------------
                                           (In Thousands, except per share amounts)

Total interest income                  $13,462   $13,685   $14,165    $13,988   $55,300
Total interest expense                   7,188     7,297     7,393      6,874    28,752
                                       -------   -------   -------    -------   -------
Net interest income                      6,274     6,388     6,772      7,114    26,548
Provision for loan losses                   60        60        60         41       221
                                       -------   -------   -------    -------   -------
Net interest income after provision
  for loan losses                        6,214     6,328     6,712      7,073    26,327
Total other income                         851       925     1,004      1,446     4,226
Total operating expenses                 5,212     5,355     5,634      5,916    22,117
                                       -------   -------   -------    -------   -------
Income before income taxes               1,853     1,898     2,082      2,603     8,436
Federal and state income taxes             660       672       725        920     2,977
                                       -------   -------   -------    -------   -------
Net income                             $ 1,193   $ 1,226   $ 1,357    $ 1,683   $ 5,459
                                       =======   =======   =======    =======   =======
Basic earnings per common share        $  0.18   $  0.18   $  0.20    $  0.25   $  0.81
                                       =======   =======   =======    =======   =======
Diluted earnings per common share      $  0.18   $  0.18   $  0.20    $  0.25   $  0.81
                                       =======   =======   =======    =======   =======

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

------------------------------------------------------------------------------------------------------------
December 31,                                                                      2002              2001
------------------------------------------------------------------------------------------------------------
ASSETS
------------------------------------------------------------------------------------------------------------
  Cash and amounts due from depository institutions                        $   41,497,691    $    32,336,279
  Interest-bearing deposits                                                        12,252            153,133
  Short term funds                                                             46,900,403         30,869,712
                                                                           --------------    ---------------
    Total cash and cash equivalents                                            88,410,346         63,359,124
  Investment securities held to maturity                                      164,227,126        196,571,299
  Investment securities available for sale                                    118,612,961         51,969,422
  Loans, net                                                                  361,674,400        336,544,004
  Mortgage-backed securities held to maturity                                 342,122,678        272,494,220
  Accrued interest receivable:
    Loans                                                                       1,560,272          1,591,276
    Mortgage-backed securities                                                  2,175,776          1,757,572
    Investments                                                                 1,543,610          2,194,252
  Federal Home Loan Bank stock                                                 12,061,720          8,313,620
  Real estate held for development, net                                            87,926             87,926
  Real estate owned, net                                                          291,200            214,249
  Office properties and equipment, net                                         29,092,970         26,364,980
  Deferred income taxes                                                         2,972,572          3,158,402
  Prepaid expenses and other assets                                             1,005,822          1,767,694
  Trust capital securities issue costs, net                                       717,999                  0
  Subordinated debentures issue costs, net                                              0            149,069
                                                                           --------------    ---------------
TOTAL ASSETS                                                               $1,126,557,378    $   966,537,109
                                                                           ==============    ===============
LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Deposits                                                                 $  800,340,222    $   729,505,729
  Securities sold under agreements to repurchase                              225,000,000        165,000,000
  Advances from the Federal Home Loan Bank                                     11,232,103          1,270,313
  10% Subordinated debentures, due 2004                                                 0         10,000,000
  Trust capital securities-FMS Statutory Trust 1                               25,000,000                  0
  Advances by borrowers for taxes and insurance                                 2,049,813          2,247,002
  Accrued interest payable                                                      1,383,054          1,782,508
  Dividends payable                                                               193,914            201,531
  Other liabilities                                                             3,720,453          4,326,845
                                                                           --------------    ---------------
  Total liabilities                                                         1,068,919,559        914,333,928
                                                                           --------------    ---------------
Commitments and contingencies
Stockholders' Equity:
  Preferred  stock - $.10 par value 5,000,000 shares authorized; none issued
  Common stock - $.10 par value 10,000,000 shares authorized; shares issued 7,949,809 and 7,948,884, and shares outstanding 6,463,811
    and 6,717,705 as of December 31, 2002 and 2001, respectively                  794,981            794,888
  Paid-in capital in excess of par                                              8,279,525          8,278,423
  Accumulated comprehensive income- net of deferred income taxes                1,216,053            147,496
  Retained earnings                                                            58,233,840         51,055,818
  Less:  Treasury stock (1,485,998 and 1,231,179 shares, at cost, as of
    December 31, 2002 and 2001, respectively)                                 (10,886,580)        (8,073,444)
                                                                           --------------    ---------------
Total stockholders' equity                                                     57,637,819         52,203,181
                                                                           --------------    ---------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                 $1,126,557,378    $   966,537,109
                                                                           ==============    ===============

See notes to consolidated financial statements.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
------------------------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                                        2002                2001                 2000
------------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Interest income on:
  Loans                                                                       $25,658,517          $23,919,782        $23,445,624
  Mortgage-backed securities                                                   18,525,669           13,728,457          8,062,704
  Investments                                                                  13,564,483           17,651,585         20,840,862
                                                                              -----------          -----------        -----------
Total interest income                                                          57,748,669           55,299,824         52,349,190
                                                                              -----------          -----------        -----------
INTEREST EXPENSE:
Interest expense on:
  Deposits                                                                     13,944,396           20,072,856         20,892,189
  Borrowings                                                                    9,069,402            7,621,750          5,448,721
  Long-term debt                                                                1,742,660            1,057,348          1,057,348
                                                                              -----------          -----------        -----------
Total interest expense                                                         24,756,458           28,751,954         27,398,258
                                                                              -----------          -----------        -----------
NET INTEREST INCOME                                                            32,992,211           26,547,870         24,950,932
PROVISION FOR LOAN LOSSES                                                         149,000              221,000            240,000
                                                                              -----------          -----------        -----------
NET INTEREST INCOME AFTER PROVISION
 FOR LOAN LOSSES                                                               32,843,211           26,326,870         24,710,932
                                                                              -----------          -----------        -----------
OTHER INCOME (EXPENSE):
  Loan service charges and other fees                                             125,806              114,774            122,144
  Gain on sale of loans and real estate owned                                      18,261              418,939              2,480
  Gain on sale/disposal of fixed assets                                           100,767               50,799              8,586
  Gain on sale of investment securities                                                 0               35,916                  0
  Real estate owned operations, net                                               (40,156)             (53,469)           (41,904)
  Service charges on accounts                                                   3,992,890            3,361,668          2,688,914
  Other income                                                                    306,907              297,780            194,520
                                                                              -----------          -----------        -----------
Total other income                                                              4,504,475            4,226,407          2,974,740

OPERATING EXPENSES:
  Salaries and employee benefits                                               14,161,356           12,481,771         11,617,550
  Occupancy and equipment                                                       4,599,750            4,545,863          4,111,393
  Purchased services                                                            2,589,186            2,158,833          1,820,308
  Federal deposit insurance premiums                                              123,493              146,108            122,516
  Professional fees                                                               846,880              572,199            468,798
  Advertising                                                                     459,183              340,270            216,896
  Other                                                                         1,585,790            1,872,190          1,366,533
                                                                              -----------          -----------        -----------
Total operating expenses                                                       24,365,638           22,117,234         19,723,994
                                                                              -----------          -----------        -----------
INCOME BEFORE INCOME TAXES                                                     12,982,048            8,436,043          7,916,678
INCOME TAXES                                                                    4,887,622            2,976,752          2,850,076
                                                                              -----------          -----------        -----------
NET INCOME before extraordinary loss                                           $8,094,426           $5,459,291         $5,111,602
EXTRAORDINARY LOSS(net of $81,394 tax benefit)                                   (133,682)                   0                  0
                                                                              -----------          -----------        -----------
NET INCOME                                                                     $7,960,744           $5,459,291         $5,111,602
                                                                               ==========           ==========         ==========
BASIC EARNINGS PER COMMON SHARE(before extraordinary loss)                          $1.24                $0.81              $0.74
                                                                               ==========           ==========         ==========
DILUTED EARNINGS PER COMMON SHARE(before extraordinary loss)                        $1.23                $0.81              $0.74
                                                                               ==========           ==========         ==========
Extraordinary loss per Common Share Basic                                          $(0.02)               $0.00              $0.00
                                                                               ==========           ==========         ==========
Exraordinary loss per Common Share Diluted                                         $(0.02)               $0.00              $0.00
                                                                               ==========           ==========         ==========

BASIC EARNINGS PER COMMON SHARE                                                     $1.22                 $.81               $.74
                                                                               ==========           ==========         ==========
DILUTED EARNINGS PER COMMON SHARE                                                   $1.21                 $.81               $.74
                                                                               ==========           ==========         ==========
DIVIDENDS PER COMMON SHARE                                                           $.12                 $.12               $.12
                                                                               ==========           ==========         ==========

Weighted average common shares outstanding                                      6,548,313            6,700,729          6,887,986
Potential dilutive effect of the exercise of stock options                         28,956               13,498             58,544
                                                                               ----------           ----------         ----------
Adjusted weighted average common shares outstanding                             6,577,269            6,714,227          6,946,530
                                                                               ==========           ==========         ==========

See notes to consolidated financial statements.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                                        2002             2001             2000
--------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income                                                               $   7,960,744    $   5,459,291    $   5,111,602
Adjustments to reconcile net income to
net cash provided by operating activities:
Provision for loan losses                                                      149,000          221,000          240,000
Provision for real estate owned                                                      0         (325,000)               0
Depreciation and amortization                                                5,163,734        3,357,408        2,082,103
Realized (gains) and losses on:
  Sale of loans and loans held for sale                                           (881)          (1,455)          (2,480)
  Sale and disposal of fixed assets                                           (100,767)         (50,799)          (8,586)
  Loss on retirement of debt                                                   133,682                0                0
  Investment securities                                                              0          (35,916)               0
  Sale of real estate owned                                                    (17,380)        (417,484)         (31,416)
Decrease (Increase) in accrued interest receivable                             263,442          767,782         (285,935)
Decrease (Increase) in prepaid expenses and other assets                       761,872         (335,990)        (432,852)
(Decrease) Increase in accrued interest payable                               (399,454)        (193,299)         512,857
(Decrease) Increase in other liabilities                                      (606,392)         974,901          276,449
Provision for deferred income taxes                                           (443,368)        (336,970)        (550,773)
Other                                                                                0                0           48,680
                                                                         -------------    -------------    -------------
  Net cash provided by operating activities                                 12,864,232        9,083,469        6,959,649
                                                                         -------------    -------------    -------------
INVESTING ACTIVITIES:
Proceeds from sale of:
  Education loans                                                              190,785          215,375          456,651
  Real estate owned                                                            107,097          927,993          570,073
  Office property and equipment                                                208,941           99,631           12,436
Principal collected and proceeds from maturities of
  investment securities held to maturity                                   214,877,925      333,005,946      239,765,750
Principal collected and proceeds from maturities of
  investment securities available for sale                                  73,690,189       46,663,135        9,679,098
Principal collected and proceeds from maturities of
  mortgage-backed securities                                               125,440,105       90,396,808       26,691,733
Principal collected on loans, net                                           89,481,147       49,577,838       56,262,434
Loans originated or acquired                                              (115,141,777)     (71,407,691)     (47,895,284)
Purchase of investment securities and mortgage-backed
  securities held to maturity                                             (380,298,789)    (472,938,992)    (344,856,122)
Purchase of investment securities available for sale                      (139,179,153)     (57,020,968)               0
Purchase of Federal Home Loan Bank stock                                    (3,748,100)      (1,748,310)      (1,453,900)
Purchase of office property and equipment                                   (4,559,726)      (1,619,525)      (7,382,240)
Net cash received from branch purchase                                               0        1,466,726                0
                                                                         -------------    -------------    -------------
  Net cash used by investing activities                                   (138,931,356)     (82,382,034)     (68,149,371)
                                                                         -------------    -------------    -------------
FINANCING ACTIVITIES:
Net increase in demand deposits and savings accounts                       103,019,001       52,586,654       44,603,673
Net (decrease) increase in time deposits                                   (32,184,508)         277,028           43,565
Net increase (decrease) in FHLB advances                                     9,961,790       (5,035,331)     (10,031,387)
Proceeds from securities sold under agreement to repurchase                 60,000,000       45,000,000       30,000,000
Net proceeds from issuance of trust capital securities                      24,221,532                0                0
Repayment of subordinated debentures                                       (10,100,000)               0                0
(Decrease) Increase in advances from borrowers for taxes and insurance        (197,189)          49,886         (128,539)
Purchase of treasury stock                                                  (2,813,136)        (432,840)      (3,789,148)
Dividends paid on common stock                                                (790,339)        (804,875)        (833,143)
Net proceeds from issuance of common stock                                       1,195           65,868              129
                                                                         -------------    -------------    -------------
  Net cash provided by financing activities                                151,118,346       91,706,390       59,865,150
                                                                         -------------    -------------    -------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                            25,051,222       18,407,825       (1,324,572)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                63,359,124       44,951,299       46,275,871
                                                                         -------------    -------------    -------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                   $  88,410,346    $  63,359,124    $  44,951,299
                                                                         =============    =============    =============
Supplemental Disclosures:
  Cash paid for:
    Interest on deposits, advances, and other borrowings                 $  25,155,912    $  28,919,651    $  26,885,401
    Income taxes                                                             5,679,482        3,647,733        2,919,839
  Non cash investing and financing activities:
    Dividends declared and not paid at year end                                193,914          201,531          201,831
      Non-monetary transfers from loans to real estate
        acquired through foreclosure                                           166,668           45,000          493,554
      Deposits acquired in connection with merger                                    0       28,102,691                0
      Assets acquired in connection with merger                                      0       28,260,337                0

See notes to consolidated financial statements.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                           Common                              Accumulated                                   Total
                           shares       Common     Paid-in    comprehensive    Retained      Treasury     Stockholders'
                         outstanding    stock      capital    income (loss)    earnings       stock          Equity
                         -----------    -------- ----------   -------------   -----------   -----------   -------------
 Balances at
   December 31, 1999      7,183,978     $789,779  $8,217,535  $(1,167,810)    $42,108,955   $(3,851,456)   $46,097,003
 Net income                                                                     5,111,602                    5,111,602
 Other comprehensive
   income, net of tax
   benefit of $454,659
   Unrealized gain
   on securities
   available
   for sale                                                       809,458                                      809,458
                                                                                                           -----------
Total comprehensive
   income                                                                                                    5,921,060
 Dividends declared                                                              (819,455)                    (819,455)
 Exercise of stock
   options                      100           10         119                                                       129
 Purchase of
   common stock            (456,376)                                                         (3,789,148)    (3,789,148)
----------------------------------------------------------------------------------------------------------------------
Balances at
   December 31, 2000      6,727,702      789,789   8,217,654     (358,352)     46,401,102    (7,640,604)    47,409,589
 Net income                                                                     5,459,291                    5,459,291
 Other comprehensive
   income, net of tax
   benefit of $286,789
   Unrealized gain
   on securities
   available
   for sale                                                       505,848                                      505,848
                                                                                                           -----------
Total comprehensive
   income                                                                                                    5,965,139
 Dividends declared                                                              (804,575)                    (804,575)
 Exercise of stock
   options                   50,993        5,099      60,769                                                    65,868
 Purchase of
   common stock             (60,990)                                                           (432,840)      (432,840)
----------------------------------------------------------------------------------------------------------------------
Balances at
   December 31, 2001      6,717,705      794,888   8,278,423      147,496      51,055,818    (8,073,444)    52,203,181
 Net income                                                                     7,960,744                    7,960,744
 Other comprehensive
  income, net of tax
  of $710,591
  Unrealized gain
  on securities
  available
  for sale                                                      1,068,557                                    1,068,557
                                                                                                           -----------
 Total comprehensive
  income                                                                                                     9,029,301
 Dividends declared                                                              (782,722)                    (782,722)
Exercise of stock
  options                       925           93       1,102                                                     1,195
Purchase of
   common stock            (254,819)                                                         (2,813,136)    (2,813,136)
----------------------------------------------------------------------------------------------------------------------
 Balances at
   December 31, 2002      6,463,811     $794,981  $8,279,525   $1,216,053     $58,233,840  $(10,886,580)   $57,637,819
----------------------------------------------------------------------------------------------------------------------

 See notes to consolidated financial statements.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

FMS FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001, and 2000
--------------------------------------------------------------------------------

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

     Generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates.

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

Cash and Cash Equivalents
     Cash and cash equivalents include cash and amounts due from depository institutions, interest-bearing deposits with an original maturity of 90 days or less, money market funds and federal funds sold. Cash and cash equivalents exclude reverse repurchase agreements which are generally classified as investments held to maturity. Generally, federal funds are purchased and sold for one-day periods. The Bank is required to maintain certain average reserve balances as established by the Federal Reserve Bank. The amount of those balances for the reserve computation periods which include December 31, 2002 and 2001 were $25.9 million and $22.3 million, respectively. These requirements were satisfied through the balance of vault cash and a balance at the Federal Home Loan Bank.

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

Deferred Loan Fees
     All loan fees and related direct loan origination costs are deferred. Deferred loan fees and costs are generally capitalized and amortized as a yield adjustment over the life of the loan using the interest method. Amortization of deferred loan fees cease while a loan is on non-accrual status.

Loans Serviced for Others
     Servicing loans for others generally consists of collecting mortgage payments, disbursing payments to investors and processing foreclosures. Loan servicing income is recorded upon receipt and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. The total amount of loans being serviced for the benefit of others was $8.3 million and $12.8 million at December 31, 2002 and 2001, respectively. Loan servicing fee income was approximately $34 thousand, $44 thousand and $48 thousand for the years ended December 31, 2002, 2001 and 2000, respectively.

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

Reclassifications
     Certain items in the 2001 and 2000 consolidated financial statements have been reclassified to conform with the presentation in the 2002 consolidated financial statements.

Earnings Per Share
     Statement of Financial Accounting Standards No. 128 (SFAS No. 128), "Earnings per Share", requires the dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The Corporation has presented both basic and diluted earnings per share as well as the reconciliation of the denominator in the Consolidated Statements of Operations.

Recently Issued Accounting Standards
     In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 142, which provides that goodwill and intangible assets that have indefinite useful lives should not be amortized but rather should be tested annually for impairment. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001. The adoption of SFAS No. 142, effective January 1, 2002, did not have a material effect on the Consolidated Statements of Financial Condition or Consolidated Statements of Operations.

     In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for fiscal years beginning after June 15, 2002. It is anticipated that the adoption of SFAS No. 143 will not have a material effect on the Consolidated Statements of Financial Condition or Consolidated Statements of Operations.

     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 establishes a single accounting model for impairment or disposal of long-lived assets, including assets to be held and used, assets to be disposed of by other than sale, and assets to be disposed of by sale. This statement is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. The adoption by the Corporation of SFAS No. 144, effective January 1, 2002, did not have a material effect on the Consolidated Statements of Financial Condition or Consolidated Statements of Operations.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

     In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." The provisions of this statement related to the rescission of SFAS No. 4. The adoption by the Corporation of SFAS~No. 145, effective June 30, 2002, did not have a material effect on the Consolidated Statements of Financial Condition or the Consolidated Statements of Operations.

     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" which superseded Emerging Issues Task Force (EITF) Issue No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including certain costs incurred in restructuring)". This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities. This Statement is effective for exit or disposal activities initiated after December 31, 2002, with early application encouraged. The adoption by the Corporation of FAS 146, effective September 30, 2002, had no effect on the Consolidated Statements of Financial Condition or the Consolidated Statements of Operations.

     In October 2002, the FASB issued SFAS 147, "Acquisitions of Certain Financial Institutions-an amendment of FASB Statements No. 72 and 144 and FASB Interpretations No. 9". This Statement requires the application of the purchase method of accounting to all acquisitions of financial institutions (except two or more mutual enterprises) and provides accounting for the recognition of certain long-term customer relationship intangible assets recognized in an acquisition of a financial institution. This Statement is effective on October 1, 2002, with earlier application permitted. The adoption of FAS 147, effective September 30, 2002, had no effect on the Consolidated Statements of Financial Condition or the Consolidated Statements of Operations.

     In December 2002, the FASB issued statement of Financial Accounting Standards SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure". This Statement amends FAS 123 "Accounting for Stock-Based Compensation", to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. As permitted by FAS 123, the Corporation will continue to use the intrinsic value method of accounting for stock options under APB Opinion No. 25, "Accounting for Stock Issued to Employees". Accordingly, no compensation costs have been recognized for options granted under the Stock Option Plan and there is no effect on the Consolidated Statements of Financial Condition or the Consolidated Statements of Operations.

     In November 2002, the FASB issued FASB Interpretation No. 45 (FIN 45), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 clarifies the requirements of SFAS 5, "Accounting for Contingencies, relating to guarantees". The disclosure requirements of FIN 45 are effective for the Corporation as of December 31, 2002. Commitments and contingencies that have been entered into by the Corporation are disclosed in Note 18. The adoption of FIN 45 by the Corporation did not have a material effect on the Consolidated Statements of Financial Condition or the Consolidated Statements of Operations.

     In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities". This interpretation provides guidance on how to identify a variable interest entity and determine when such an entity needs to be included in a company's consolidated financial statement. The Corporation does not have interest in any variable interest entities. The provisions of this interpretation became effective in January 2003. The adoption of FIN 46 by the Corporation will not have a material effect on the Consolidated Statements of Financial Condition or the Consolidated Statements of Operations.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

2. INVESTMENT SECURITIES HELD TO MATURITY
     A comparison of amortized cost and estimated market value of investment securities held to maturity at December 31, 2002 and 2001 are as follows:

                                              December 31, 2002
                         ------------------------------------------------------
                                            Gross        Gross       Estimated
                            Amortized    Unrealized    Unrealized      Market
                              Cost          Gains        Losses        Value
-------------------------------------------------------------------------------
U.S. Gov't Agencies     $ 25,914,918    $  632,444    $       0   $ 26,547,362
Municipal bonds           14,503,069         6,852            0     14,509,921
CMOs                     123,809,139       750,033     (13,945)    124,545,227
-------------------------------------------------------------------------------
Total                   $164,227,126    $1,389,329    $(13,945)   $165,602,510
-------------------------------------------------------------------------------

                                              December 31, 2001
                         ------------------------------------------------------
                                            Gross        Gross       Estimated
                            Amortized    Unrealized    Unrealized      Market
                              Cost          Gains        Losses        Value
-------------------------------------------------------------------------------
U.S. Gov't Agencies     $ 82,190,157    $  870,045    $(232,878)  $ 82,827,324
Municipal bonds            7,721,374         7,040            0      7,728,414
CMOs                     106,659,768       758,413   (1,068,177)   106,350,004
-------------------------------------------------------------------------------
Total                   $196,571,299    $1,635,498  $(1,301,055)  $196,905,742
-------------------------------------------------------------------------------

     The Bank has the intent and ability to hold these securities to maturity. The amortized cost and estimated market value of investments held to maturity at December 31, 2002, by contractual maturity period are shown in the following table. Expected maturities may differ as borrowers have the right to call certain obligations. CMOs are shown separately due to the amortization and prepayment of principal occurring throughout the life of these instruments.

                                             December 31, 2002
                                 -----------------------------------------
                                     Amortized            Estimated
                                        Cost             Market Value
--------------------------------------------------------------------------
Due one year or less               $ 14,173,069          $  14,173,069
Due one to five years                         0                      0
Due five to ten years                21,983,879             22,517,192
Due after ten years                   4,261,039              4,367,022
CMOs                                123,809,139            124,545,227
--------------------------------------------------------------------------
Total                              $164,227,126           $165,602,510
--------------------------------------------------------------------------

     During 2001, there was a required recall on CMO's held to maturity which resulted in a realized gain of $53 thousand.

3. INVESTMENT SECURITIES AVAILABLE FOR SALE
     The amortized cost and estimated market value of investment securities available for sale at December 31, 2002 and 2001 are as follows:

                                              December 31, 2002
                         -------------------------------------------------------
                                            Gross        Gross       Estimated
                            Amortized    Unrealized    Unrealized      Market
                              Cost          Gains        Losses        Value
--------------------------------------------------------------------------------
U.S. Gov't Agencies     $ 24,993,110   $   364,890     $        0   $ 25,358,000
CMOs                      21,978,385       207,004        (77,868)    22,107,521
MBSs                      69,631,991     1,550,922        (35,473)    71,147,440
--------------------------------------------------------------------------------
Total                   $116,603,486   $ 2,122,816     $ (113,341)  $118,612,961
--------------------------------------------------------------------------------

                                              December 31, 2001
                         -------------------------------------------------------
                                            Gross        Gross       Estimated
                            Amortized    Unrealized    Unrealized      Market
                              Cost          Gains        Losses        Value
--------------------------------------------------------------------------------
U.S. Gov't Agencies     $ 14,990,181       124,780     $  (63,111)  $ 15,051,850
CMOs                      12,377,010       247,318        (58,924)    12,565,404
MBSs                      24,371,904        65,175        (84,911)    24,352,168
--------------------------------------------------------------------------------
Total                   $ 51,739,095     $ 437,273     $ (206,946)  $ 51,969,422
--------------------------------------------------------------------------------

     The amortized cost and estimated market value of investments available for sale at December 31, 2002, by contractual maturity period are shown in the following table. Expected maturities may differ as borrowers have the right to call or prepay certain obligations. CMOs are shown separately due to the amortization and prepayment of principal occurring throughout the life of these instruments.
                                       December 31, 2002
                             -------------------------------------
                                 Amortized        Estimated
                                   Cost          Market Value
------------------------------------------------------------------
Due one year or less         $           0     $            0
Due one to five years           19,995,804         20,217,350
Due five to ten years            4,997,306          5,140,650
Due after ten years             69,631,991         71,147,440
CMOs                            21,978,385         22,107,521
------------------------------------------------------------------
Total                        $ 116,603,486     $  118,612,961
------------------------------------------------------------------

     During 2001, CMOs available for sale were sold which resulted in a realized loss of $17 thousand. There were no sales of investment securities during 2002 or 2000.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

4.   LOANS, NET
     Loans, net at December 31, 2002 and 2001 consist of the following:


                                   2002               2001
---------------------------------------------------------------
Mortgage Loans             $    272,777,144   $    259,970,571
Construction Loans                  305,607          1,254,191
Commercial Construction           1,157,268          4,605,752
Consumer Loans                    3,521,889          4,582,734
Commercial Real Estate           76,354,155         60,626,659
Commercial Business              12,621,048         10,520,704
---------------------------------------------------------------
Subtotal                        366,737,111        341,560,611
Less:
    Deferred loan fees              745,236            786,044
    Allowance for
       loan losses                4,317,475          4,230,563
---------------------------------------------------------------
Total loans, net           $    361,674,400   $    336,544,004
---------------------------------------------------------------

     At December 31, 2002 and 2001 the recorded investment in loans for which impairment had been recognized in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures", totaled $2.8 million and $2.8 million, respectively. At December 31, 2002, impaired loans of $998 thousand related to loans that were individually measured for impairment with a valuation allowance of $426 thousand and $1.8 million of loans that were collectively measured for impairment with a valuation allowance of $60 thousand. At December 31, 2001 impaired loans of $1.1 million related to loans that were individually measured for impairment with a valuation allowance of $424 thousand and $1.7 million of loans that were collectively measured for impairment with a valuation allowance of $87 thousand. For the years ended December 31, 2002 and 2001, the average recorded investment in impaired loans was approximately $2.4 million and $2.9 million, respectively. During the years ended December 31, 2002 and 2001 the Corporation recognized $206 thousand and $322 thousand, respectively, of interest on impaired loans.

     Loans which are 90 days delinquent as to principal and/or interest are placed on a non-accrual status and all previously accrued interest is reversed. The principal amount of non-accrual loans at December 31, 2002 and 2001 was $2.8 million and $3.0 million, respectively. Interest income on non-accrual loans that would have been recorded in 2002 under the original terms of such loans was $221 thousand, and the interest income actually recognized in 2002 for such loans was $338 thousand. Interest income on non-accrual loans that would have been recorded in 2001 under the original terms of such loans was $96 thousand, and the actual interest income recognized in 2001 for such loans was $62 thousand.

     The Bank originates and purchases both adjustable and fixed interest rate loans. At December 31, 2002, the composition of these loans is as follows:

                                             Maturing    Maturing
                                              during     from 2004      Maturing
(In Thousands)                                 2003     through 2007   after 2007    Total
---------------------------------------------------------------------------------------------
Mortgage Loans
   (1-4 dwelling)                            $ 2,090       $17,754       $252,933   $272,777
Construction Loans                               306             0              0        306
Commercial Construction                        1,157             0              0      1,157
Consumer Loans                                 1,065         1,791            666      3,522
Commercial Real Estate                         3,442        12,510         60,402     76,354
Commercial Business                            6,556         4,719          1,346     12,621
---------------------------------------------------------------------------------------------
Total                                        $14,616       $36,774       $315,347   $366,737
---------------------------------------------------------------------------------------------

Interest sensitivity on the above loans:
Loans with predetermined rates               $ 7,127       $33,313       $244,790   $285,230
Loans with adjustable or
  floating rates                               7,489         3,461         70,557     81,507
---------------------------------------------------------------------------------------------
Total                                        $14,616       $36,774       $315,347   $366,737
---------------------------------------------------------------------------------------------

     Construction, commercial and land loans are generally indexed to the prime rate plus a percentage (generally 1% to 2%). The adjustable rate mortgage loans have interest rate adjustment limitations and are generally indexed to the one year U.S. Treasury constant maturity yield. Future market factors may affect the correlation of the interest rate adjustment with the rates the Bank pays on the short-term deposits that have been primarily utilized to fund these loans. Loans pledged as collateral for advances and lines of credit from the Federal Home Loan Bank totaled $44.1 million at December 31, 2002.

     Changes in the allowance for loan losses are as follows:

                                          Years ended December 31,
                             ---------------------------------------------------
                                    2002              2001            2000
--------------------------------------------------------------------------------
Balance at beginning
    of year                      $ 4,230,563       $ 3,980,347      $ 3,840,967
Provision charged to
    operations                       149,000           221,000          240,000
Charge-offs                          (77,052)          (45,304)        (131,740)
Recoveries                            14,964            12,914           31,120
Increase due to merger                     0            61,606                0
--------------------------------------------------------------------------------
Balance at end of year           $ 4,317,475       $ 4,230,563      $ 3,980,347
--------------------------------------------------------------------------------

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

5. MORTGAGE-BACKED SECURITIES HELD TO MATURITY

     Mortgage-backed securities held to maturity at December 31, 2002 and 2001 are summarized as follows:

                                              December 31, 2002
                         -------------------------------------------------------
                                            Gross        Gross       Estimated
                            Amortized    Unrealized    Unrealized      Market
                              Cost          Gains        Losses        Value
--------------------------------------------------------------------------------
GNMA                     $ 33,862,839     $1,693,748    $    (274)  $ 35,556,313
FNMA                      233,608,680      6,414,133      (47,491)   239,975,322
FHLMC                      74,651,159      1,439,073         (139)    76,090,093
--------------------------------------------------------------------------------
Total                    $342,122,678     $9,546,954    $ (47,904)  $351,621,728
--------------------------------------------------------------------------------


                                              December 31, 2001
                         -------------------------------------------------------
                                            Gross        Gross       Estimated
                            Amortized    Unrealized    Unrealized      Market
                              Cost          Gains        Losses        Value
--------------------------------------------------------------------------------
GNMA                     $ 54,266,773     $1,127,735  $    (3,463)  $ 55,391,045
FNMA                      196,556,532      1,740,513   (1,178,253)   197,118,792
FHLMC                      21,670,915        659,776          (10)    22,330,681
--------------------------------------------------------------------------------
Total                    $272,494,220     $3,528,024  $(1,181,726)  $274,840,518
--------------------------------------------------------------------------------

     The Bank has the intent and ability to hold these securities to maturity. At December 31, 2002, neither a disposal, nor a condition that could lead to a decision not to hold these securities to maturity were reasonably foreseen.

6. OFFICE PROPERTIES AND EQUIPMENT, NET

     Office properties and equipment at December 31, 2002 and 2001 are summarized by major classification, as follows:

                                                        December 31,
                                           -----------------------------------
                                                   2002                2001
------------------------------------------------------------------------------
Land, buildings and improvements           $   31,025,488       $  28,166,126
Furniture and equipment                         6,473,211           5,830,584
Computers                                       5,416,997           4,749,041
------------------------------------------------------------------------------
Total                                          42,915,696          38,745,751

Less accumulated depreciation                 (13,822,726)        (12,380,771)
------------------------------------------------------------------------------
Office properties and equipment, net       $   29,092,970       $  26,364,980
------------------------------------------------------------------------------

Depreciation expense totaled $1.7 million, $1.8 million and $1.7 million for the years ended December 31, 2002, 2001 and 2000, respectively.

7.  REAL ESTATE HELD FOR DEVELOPMENT, NET
     The Bank, through its wholly-owned subsidiary, Land Financial Services, Inc., had entered into several real estate investments. Real estate held for development is carried at the lower of cost or estimated net realizable value. Intercompany loans from the Bank are the primary sources of funding and have been eliminated in consolidation. Such investments in real estate at December 31, 2002 and 2001, are summarized as follows:

                                               December 31,
                           -----------------------------------------------------
                                       2002                     2001
--------------------------------------------------------------------------------
Real estate held for
    development                    $  376,694               $  376,694
Valuation allowance                  (288,768)                (288,768)
--------------------------------------------------------------------------------
Net                                $   87,926               $   87,926
--------------------------------------------------------------------------------

In January 2003, the remaining land was sold which resulted in a net gain of $361 thousand.


8. REAL ESTATE OWNED, NET
     Real estate owned, which was acquired through foreclosure and deeds in-lieu of foreclosure, totaled $291 thousand and $214 thousand, net at December 31, 2002 and 2001, respectively. Changes in the allowance for real estate owned is as follows:

                                      Years ended December 31,
                        -----------------------------------------------------
                                 2002             2001              2000
-----------------------------------------------------------------------------
Balance at
    beginning of year          $ 381,676        $ 716,919         $ 668,239
Valuation allowance                    0         (325,000)                0
Charge-offs                       (2,080)         (10,243)           (9,962)
Recoveries                             0                0            58,642
-----------------------------------------------------------------------------
Balance at end of year         $ 379,596        $ 381,676         $ 716,919
-----------------------------------------------------------------------------

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

9. DEPOSITS

     Deposits at December 31, 2002 and 2001 consisted of the following major classifications and weighted average interest rates:

                                                December 31, 2002
                             -------------------------------------------------
                               Weighted                           Percent
                              Average Rate          Amount        of Total
------------------------------------------------------------------------------
Non-interest checking             0.00%          $134,969,939       16.85%
Checking accounts                 1.18            155,730,226       19.46
Savings accounts                  1.34            161,458,450       20.18
Money market accounts             1.86            124,795,059       15.59
Certificates                      3.58            223,386,548       27.92
 -----------------------------------------------------------------------------
Total                             1.86%          $800,340,222      100.00%
------------------------------------------------------------------------------


                                                December 31, 2001
                             -------------------------------------------------
                               Weighted                           Percent
                              Average Rate          Amount        of Total
------------------------------------------------------------------------------
Non-interest checking             0.00%          $120,954,278       16.57%
Checking accounts                 2.16            134,601,630       18.45
Savings accounts                  2.23            131,524,016       18.04
Money market accounts             2.55             86,854,749       11.91
Certificates                      5.12            255,571,056       35.03
------------------------------------------------------------------------------
Total                             2.99%          $729,505,729      100.00%
------------------------------------------------------------------------------

     The aggregate amount of certificates of deposit in excess of $100 thousand totaled $28.1 million. Deposits from related parties totaled $1.6 million at December 31, 2002. A summary of certificates by maturity at December 31, 2002 is as follows:

Years ended December 31,                 Amount
-------------------------------------------------
2003                               $ 168,603,390
2004                                  23,839,898
2005                                  13,712,958
2006                                  10,679,426
2007                                   6,382,301
Thereafter                               168,575
-------------------------------------------------
Total                              $ 223,386,548
-------------------------------------------------

     A summary of interest expense on deposits is as follows:

                                          Years ended December 31,
                           -----------------------------------------------------
                                2002               2001                2000
--------------------------------------------------------------------------------
Checking accounts          $  1,620,862         $2,711,539         $3,508,791
Savings accounts              1,920,339          2,644,185          3,045,369
Money market accounts         2,033,447          1,926,269          1,864,489
Certificates                  8,369,748         12,790,863         12,473,540
--------------------------------------------------------------------------------
Total interest expense     $ 13,944,396       $ 20,072,856       $ 20,892,189
--------------------------------------------------------------------------------

10.   ADVANCES FROM FEDERAL HOME LOAN BANK
     At December 31, 2002, the Bank had advances from the Federal Home Loan Bank of New York (FHLB) in the amount of $11.2 million with a weighted average interest rate of 1.78%. Advances are collateralized by certain first mortgage loans.

                             Years ended December 31,
----------------------------------------------------------------
              2002                       2001
----------------------------------------------------------------
                 Weighted                    Weighted
                 Average  Maturity           Average   Maturity
      Amount      Rate     Date     Amount     Rate      Date
----------------------------------------------------------------
  $  1,232,103    5.00%  10/9/07 $1,270,313    5.00%    10/9/07
    10,000,000    1.38%  4/15/05
----------------------------------------------------------------
  $ 11,232,103    1.78%          $1,270,313    5.00%
----------------------------------------------------------------

11.  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
     At December 31, 2002, the Bank had securities sold under the agreements to repurchase (repurchase agreements) in the aggregate amount of $225.0 million. The repurchase agreements are collateralized by U.S. Agency Notes, MBS and CMOs with a market value of $245.3 million. Accrued interest payable totaled $1.1 million at December 31, 2002.

                       Year ended December 31, 2002
----------------------------------------------------------------------------
                                        Weighted       Maturity      Call
Counterparty            Amount        Average Rate       Date       Feature
----------------------------------------------------------------------------
FHLB                 $ 20,000,000         5.72%         12/19/07   12/19/03
FHLB                   20,000,000         5.13%          1/14/08   11/14/03
FHLB                   20,000,000         5.95%          8/30/10   12/30/03
FHLB                   20,000,000         5.54%         10/18/10    2/18/03
FHLB                   20,000,000         5.22%         12/20/10   12/19/03
FHLB                   20,000,000         4.85%         12/20/10   12/20/03
FHLB                   10,000,000         4.18%          2/28/11   12/28/03
FHLB                   15,000,000         3.84%           4/6/11    11/6/03
FHLB                   10,000,000         3.49%          8/10/11   12/10/03
FHLB                   10,000,000         1.98%         11/14/11   11/14/03
FHLB                   10,000,000         2.32%          1/31/12    1/31/03
FHLB                   10,000,000         2.28%           2/7/12     2/7/03
FHLB                   10,000,000         2.68%          4/24/07    4/24/03
FHLB                   10,000,000         1.64%          8/22/12    8/22/03
FHLB                   20,000,000         1.30%          10/4/12    10/4/03
----------------------------------------------------------------------------
Total                $225,000,000         4.08%
----------------------------------------------------------------------------

                       Year ended December 31, 2001
----------------------------------------------------------------------------
                                        Weighted       Maturity      Call
Counterparty            Amount        Average Rate       Date       Feature
----------------------------------------------------------------------------
FHLB                 $ 20,000,000         5.72%         12/19/07   12/19/02
FHLB                   20,000,000         5.13%          1/14/08    1/14/02
FHLB                   20,000,000         5.95%          8/30/10    8/28/02
FHLB                   20,000,000         5.54%         10/18/10    1/18/02
FHLB                   20,000,000         5.22%         12/20/10   12/19/03
FHLB                   20,000,000         4.85%         12/20/10    3/19/02
FHLB                   10,000,000         4.18%          2/28/11    2/28/02
FHLB                   15,000,000         3.84%           4/6/11     4/6/02
FHLB                   10,000,000         3.49%          8/10/11    8/10/02
FHLB                   10,000,000         1.98%         11/14/11   11/14/02
-------------------------------------------------------------------------------
Total                $165,000,000         4.86%
-------------------------------------------------------------------------------

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

12.  INCOME TAXES

     The Corporation's provision for income taxes differs from that computed by applying the statutory federal income tax rate to income before income taxes as follows:

                                                             2002                        2001                  2000
                                                      ---------------------        ----------------     -------------------
                                                      Amount        Percent        Amount   Percent       Amount    Percent
                                                      ------        -------        ------   -------       ------    -------
Tax at Federal tax rate                             $4,340,770       34.00%     $2,868,255   34.00%    $2,706,971    34.00%
Increase (decrease) from:
  State income taxes,
    net of federal income tax benefit                  859,765        6.73         174,772    2.07        163,163     2.05
  Change in State Tax Rate on
    Deferred Tax Assets & Liabilities                 (250,965)      (1.97)              0                      0        0
  Tax exempt interest income                           (82,791)      (0.65)        (70,599)  (0.84)             0        0
   Other                                               (60,553)      (0.47)          4,324    0.05        (20,058)   (0.25)
                                                    ----------       -----      ----------   -----     ----------    -----
Total                                               $4,806,226 (a)   37.64%     $2,976,752   35.28%    $2,850,076    35.80%
                                                    ==========       =====      ==========   =====     ==========    =====

(a)  Includes tax benefit of extraordinary loss of $81,396.

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

     The temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

                                                         December 31,
                                                 ------------------------------
                                                       2002           2001
--------------------------------------------------------------------------------
Deferred income tax assets:
     Allowance for loan losses                    $ 1,815,129    $ 1,649,358
     Real estate losses                               151,611        381,720
     Compensation and pension                         116,745        237,093
     Amortization of deposit premium                  309,642        325,128
     Post retirement benefits                         199,700        185,000
     Capitalized interest                             713,093        697,632
     Accrued  expenses                                226,840        166,431
     Other                                            (42,852)        59,512
--------------------------------------------------------------------------------
Deferred tax assets                                 3,489,908      3,701,874
--------------------------------------------------------------------------------

Deferred income tax liabilities:
     Prepaid Deposit Insurance premium                 12,439         11,461
     Depreciation                                     249,451        337,945
     Deferred loan fees, net                          255,446        194,066
--------------------------------------------------------------------------------
Gross deferred tax liabilities                       517,336        543,472
--------------------------------------------------------------------------------
Deferred income tax assets, net                   $ 2,972,572    $ 3,158,402
--------------------------------------------------------------------------------

     There was no change in the valuation allowance for the year ended December 31, 2002, 2001 and 2000.


     The following represents the components of income tax expense for the years ended December 31, 2002, 2001 and 2000, respectively.

                                                   2002           2001          2000
---------------------------------------------------------------------------------------
Current Federal tax provision                   $3,369,485     $3,424,066    $3,072,152
Current State tax provision                      1,389,574        350,387       289,905
---------------------------------------------------------------------------------------
   Total Current provision                       4,759,059      3,774,453     3,362,057
---------------------------------------------------------------------------------------
Deferred Federal tax provision (benefit)           384,346       (733,022)     (469,292)
Deferred State tax provision (benefit)            (337,179)       (64,679)      (42,689)
---------------------------------------------------------------------------------------
   Total Deferred provision(benefit)                47,167       (797,701)     (511,981)
---------------------------------------------------------------------------------------
Total                                           $4,806,226     $2,976,752    $2,850,076
---------------------------------------------------------------------------------------

13.  LEASES
     The Bank leases eight branch locations under noncancelable leases which expire over the next 18 years. These leases generally provide for the payment of taxes and maintenance by the lessee. Most of these operating leases provide the Bank with the option to renew the lease after the initial lease term. Future minimum rental payments under existing leases as of December 31, 2002 are as follows:

Fiscal Year                                       Amount
-------------------------------------------------------------
2003                                           $  205,826
2004                                              217,034
2005                                              217,034
2006                                              223,484
2007 and beyond                                 2,643,878
-------------------------------------------------------------
Total                                          $3,507,256
-------------------------------------------------------------

     The leases contain cost of living adjustments based on changes in the consumer price index. The minimum lease payments shown above include base rentals exclusive of any future adjustments. Total rent expense for all operating leases amounted to $275 thousand, $201 thousand and $197 thousand for fiscal years 2002, 2001 and 2000, respectively.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

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

     The Bank is considered "well capitalized" by OTS regulation at December 31, 2002 and 2001.The following table presents the capital ratios of the Bank at December 31, 2002 and 2001.

                                                                                  Minimum
                                                                                to be well
                                                                                Captilaized
                                                                               Under Prompt
                                                             Mimimum            Corrective
                                                             Capital              Action
                                       Actual               Requirement          Provisions
-----------------------------------------------------------------------------------------------
December 31, 2002 (thousands)     Amount     Ratio       Amount    Ratio       Amount   Ratio
-----------------------------------------------------------------------------------------------
Tier 1 (Core) Capital            $71,334      6.34%     $44,973      4.0%     $56,217     5.0%
Risk-Based Capital               $75,222     18.04%     $33,365      8.0%     $41,706    10.0%
Tier 1 Risked-Based Capital      $71,334     17.10%     $16,682      4.0%     $25,023     5.0%
Tangible Equity                  $71,334      6.34%     $16,865      1.5%     $22,487     2.0%
-----------------------------------------------------------------------------------------------
December 31, 2001 (thousands)
-----------------------------------------------------------------------------------------------
Tier 1 (Core) Capital            $60,432      6.25%     $38,649      4.0%     $48,311     5.0%
Risk-Based Capital               $64,221     17.59%     $29,206      8.0%     $36,507    10.0%
Tier 1 Risked-Based Capital      $60,432     16.55%     $14,603      4.0%     $18,254     5.0%
Tangible Equity                  $60,432      6.25%     $14,493      1.5%     $19,324     2.0%
-----------------------------------------------------------------------------------------------

15.  Pension Plan
     The Bank has a defined benefit pension plan for active employees. Net pension expense was $621 thousand, $499 thousand and $395 thousand for years ended December 31, 2002, 2001 and 2000, respectively. The components of net pension cost are as follows:

                                  Years ended December 31,
                       -------------------------------------------
                          2002           2001          2000
------------------------------------------------------------------
Service cost           ($641,336)     ($594,777)    ($578,116)
Interest cost           (448,782)      (395,140)     (362,856)
Return on assets         504,790        508,187       527,031
Net amortization
    and deferral         (35,585)       (17,459)       18,563
------------------------------------------------------------------
Net periodic
    pension cost       ($620,913)     ($499,189)    ($395,378)
------------------------------------------------------------------

     The following table presents a reconciliation of the funded status of the defined benefit pension plan at December 31, 2002 and 2001:

                                                   December 31,
                                   ------------------------------------------
                                                2002                 2001
-----------------------------------------------------------------------------
Projected benefit obligation                 $8,491,179         $7,488,903
Fair value of plan assets                     6,512,856          6,714,753
-----------------------------------------------------------------------------
Unfunded (Excess) of plan assets over
    projected benefit obligation              1,978,323            774,150
Unrecognized net (loss) gain                 (1,529,695)            72,150
Unrecognized prior service cost                 (56,117)           (60,796)
Unrecognized net transition
    obligation                                  (38,945)           (69,851)
-----------------------------------------------------------------------------
Accrued pension cost
    included in the consolidated
    balance sheet                              $353,566           $715,653
-----------------------------------------------------------------------------

     The following table presents a reconciliation of beginning and ending balances of benefit obligations and plan assets:

                                                 December 31,
                                         ---------------------------
Change in Projected Benefit Obligation       2002         2001
--------------------------------------------------------------------
Projected benefit obligation
  at beginning of year                     $7,488,903   $6,813,938
Service cost                                  641,336      594,777
Interest cost                                 448,782      395,140
Actuarial gain                                 47,334     (178,366)
Benefits paid                                (135,176)    (136,586)
--------------------------------------------------------------------
Projected benefit obligation
  at end of year                           $8,491,179   $7,488,903
--------------------------------------------------------------------
Change in Plan Assets
--------------------------------------------------------------------
Fair value of plan assets
  at beginning of year                     $6,714,753   $7,310,672
Actual return of plan assets               (1,049,721)    (459,333)
Employer contribution                         983,000            0
Benefits paid                                (135,176)    (136,586)
--------------------------------------------------------------------
Fair value of plan assets
  at end of year                           $6,512,856   $6,714,753
--------------------------------------------------------------------

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

     Actuarial assumptions used in determining pension cost are as follows:

                                    Years ended December 31,
                          -----------------------------------------
                                2002         2001          2000
-------------------------------------------------------------------
Discount rate for
    benefit obligation          6.00%        6.00%         6.00%
Rate of increase in
    compensation levels
    and social security
    wage base                   4.00%        4.00%         4.00%
Expected long-term
    rate of return on
    plan assets                 7.00%        7.00%         7.00%
-------------------------------------------------------------------

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

     The net periodic post-retirement benefit cost includes the following components:

                                                  December 31,
                                       ------------------------------
                                          2002      2001        2000
---------------------------------------------------------------------
Interest cost                          $54,000   $47,737     $34,748
Amortization of prior service cost     (14,499)  (14,499)    (14,499)
Amortization of loss (gain)             29,561    12,077           0
---------------------------------------------------------------------
Net periodic post-retirement
    benefit cost                       $69,062   $45,315     $20,249
---------------------------------------------------------------------

     The assumed discount rate used in the calculation for net periodic post-retirement benefit cost was 7.25% and 7.50% for 2002 and 2001, respectively. The assumed health care cost trend rate for 2002 was 10.0% and was graded down in 0.5% increments per year to an ultimate rate of 5.0% per year. The impact of a 1% increase in the assumed health care cost trend for each future year would be as follows:

                                                         December 31, 2002
--------------------------------------------------------------------------------
Accumulated post-retirement obligation
    at year end                                               $57,588
Service and interest Cost                                      $3,599
--------------------------------------------------------------------------------

     The following table summarizes the amounts recognized in the Bank's balance sheet:
                                            December 31,
                                       -----------------------
                                           2002         2001
--------------------------------------------------------------
Accumulated post-retirement
    benefit obligation                $(798,214)   $(662,507)
Unrecognized prior service cost         (41,080)     (55,579)
Unrecognized net loss                   316,305      186,104
--------------------------------------------------------------
Accrued post-retirement benefit
    cost                              $(522,989)   $(531,982)
--------------------------------------------------------------

     The assumed discount rate used in the calculation for the accumulated post-retirement benefit obligation as of December 31, 2002 and 2001 was 6.5% and 7.25%, respectively.

16.  LONG-TERM DEBT
     The Corporation formed a wholly-owned subsidiary, FMS Statutory Trust 1 ("the Trust") in March 2002. The Trust issued $25.0 million of floating rate capital securities. The interest rate resets every three months to LIBOR plus 360 basis points, with an initial rate of 5.59% and will not exceed 11.0% through the first five years from its issuance. The proceeds were used for the paydown of the $10.0 million subordinated debentures, expansion of the Bank's operations and general corporate purposes. On August 1, 2002, the Corporation redeemed its $10.0 million subordinated debentures. The early redemption was at a price of 101%. The cost of redemption and the remaining unamortized bond issuance costs were recorded as a one-time extraordinary charge to net income of $134 thousand, net of $81 thousand in tax benefits.

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

Trust capital securities: Fair value is estimated using quoted market prices for similar securities.

Commitments to extend credit and standby letters of credit: For commitments and standby letters of credit expiring within 90 days or with a variable rate, the settlement amount is a reasonable estimate of fair value. For commitments and standby letters of credit expiring beyond 90 days or with a fixed rate, the fair value is the present value of the obligations based on current loan rates.

    At December 31, 2002 and December 31, 2001, the carrying amount and the estimated market value of the Corporation's financial instruments are as follows:

                                                                       December 31, 2002                   December 31, 2001
                                                                  ------------------------------    --------------------------------
                                                                     Carrying        Estimated         Carrying        Estimated
                                                                      Amount        Market Value        Amount        Market Value
                                                                  -------------   --------------    -------------   ----------------
Financial assets:
    Cash and cash equivalents                                      $ 88,410,346     $ 88,410,346     $ 63,359,124    $ 63,359,124
    Investment securities held to maturity and investment
     securities available for sale                                 $282,840,087     $284,215,471     $248,540,721    $248,875,164
    Mortgage-backed securities                                     $342,122,678     $351,621,728     $272,494,220    $274,840,518
    FHLB Stock                                                     $ 12,061,720     $ 12,061,720     $  8,313,620    $  8,313,620
    Loans, net of unearned income                                  $365,991,875     $377,166,278     $340,774,567    $347,846,348
     Less: Allowance for loan losses                               $ (4,317,475)    $ (4,317,475)    $ (4,230,563)   $ (4,230,563)
    Loans, net                                                     $361,674,400     $372,848,803     $336,544,004    $343,615,785

Financial liabilities:
    Deposits
     Checking, passbook, and money market accounts                 $576,953,764     $576,953,764     $473,934,673    $473,934,673
     Certificates                                                  $223,386,458     $225,792,088     $255,571,056    $256,997,077
    Securities sold under agreements to repurchase                 $225,000,000     $245,302,000     $165,000,000    $173,890,500
    Subordinated debentures                                        $          0     $          0     $ 10,000,000    $ 10,274,000
    Advances from the Federal Home Loan Bank                       $ 11,232,103     $ 11,086,972     $  1,270,313    $  1,278,908
    Trust capital securities-FMS Statutory Trust 1                 $ 25,000,000     $ 25,195,375     $          0    $          0

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

18.  COMMITMENTS AND CONTINGENCIES
     The Bank has outstanding loan commitments of $48.7 million as of December 31, 2002. Of these commitments outstanding, the breakdown between fixed and variable rate loans is as follows:

                                           December 31, 2002
                             ---------------------------------------------------
                                 Fixed         Variable
                                 Rate            Rate             Total
--------------------------------------------------------------------------------
Commitments to
       fund loans            $15,537,238      $12,529,411      $28,066,649
Unused lines:
       Construction                    0        2,911,066        2,911,066
       Equity line of
         credit loans                  0       17,754,458       17,754,458
--------------------------------------------------------------------------------
Total                        $15,537,238      $33,194,935      $48,732,173
--------------------------------------------------------------------------------

     In addition to outstanding loan commitments, the Bank as of December 31, 2002, issued $3.3 million in standby letters of credit to guarantee performance of a bank customer to a third party.

     Commitments and standby letters of credit are issued in accordance with the same loan policies and underwriting standards as settled loans. Since some commitments and standby letters of credit are expected to expire without being drawn down, these amounts do not necessarily represent future cash requirements.

19.  LITIGATION
     There were no significant pending legal proceedings at December 31, 2002 which are expected to have a material impact on the Corporation's financial position or results of operations.

20.  LOANS TO EXECUTIVE OFFICERS AND DIRECTORS
     Regulation O provides that all loans to executive officers and directors be made on substantially the same terms and conditions as are available to the general public. However, executive officers are permitted to participate in rate discount programs available to all employees.The rate discounts are available to employees as long as they are employed at the Bank. If employment is terminated, the rate discount ceases from the date of termination. At December 31, 2002 and 2001, loans made to directors and executive officers whose indebtedness exceeded $60 thousand amounted to $4.3 million and $3.1 million, respectively. During 2002, new loans to these individuals totaled $1.8 million and repayments totaled $674 thousand.

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

     A total of 115,000 shares of authorized but unissued common stock of the Corporation have been reserved for future issuance under the Plan. The option price per share for options granted may not be less than the fair market value of the common stock on the date of grant. At December 31, 2002, the option exercise prices were $5.333 and $10.00. Options are fully vested at the date of grant and must be exercised within ten years.

     The following table summarizes information about stock options outstanding at December 31, 2002.

   Exercise          Outstanding       Average         Exercisable
     Price             Options         Life (1)          Options
----------------------------------------------------------------------
 $        5.33           36,000            2.9              36,000
 $       10.00           79,000            5.8              79,000
----------------------------------------------------------------------
 $        8.54          115,000            4.9             115,000
----------------------------------------------------------------------

(1) Average contractual life in years

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

     A summary of the status of the Corporation's Stock Option Plan as of December 31, 2002, 2001 and 2000 and changes during the years ending on those dates is presented below.

                                                 Years Ended December 31,
                      ----------------------------------------------------------------------------
                                 2002                    2001                     2000
--------------------------------------------------------------------------------------------------
Outstanding at the
  Beginning of the year   121,925     $8.56      175,418       $6.34      205,518        $5.94
Options exercised            (925)     1.29      (50,993)       1.29         (100)        1.29
Options surrendered        (6,000)    10.00       (2,500)       1.29      (30,000)        3.61
--------------------------------------------------------------------------------------------------
Outstanding at the
  End of the year         115,000     $8.54      121,925       $8.56      175,418        $6.34
--------------------------------------------------------------------------------------------------

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

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

     Significant estimates are made by management in determining the allowance for loan losses and carrying values of real estate owned and real estate held for development. Consideration is given to a variety of factors in establishing these estimates including current economic conditions, diversification of the loan portfolio, delinquency statistics, results of loan reviews, borrowers' perceived financial and managerial strengths, the adequacy of underlying collateral, if collateral dependent, or present value of future cash flows and other relevant factors. Since the allowance for loan losses and carrying value of real estate assets and real estate held for development is dependent, to a great extent, on the general economy and other conditions that may be beyond the Bank's control, it is at least reasonably possible that the estimates of the allowance for loan losses and the carrying values of the real estate assets could differ materially in the near term.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

23.  PARENT COMPANY FINANCIAL INFORMATION

     The financial statements for FMS Financial Corporation are as follows:

                                                                                                                December 31,
                                                                                                      ------------------------------
FMS Financial Corporation Statements of Financial Condition                                                 2002            2001
------------------------------------------------------------------------------------------------------------------------------------
Assets:
    Cash                                                                                                 $1,447,088      $1,901,529
    Investment in subsidiary                                                                             73,795,337      60,667,120
    Investment securities                                                                                         0       1,000,000
    Intercompany receivable (payable), net                                                                7,108,475      (1,065,179)
    Trust capital securities issue costs, net                                                               717,999               0
    Subordinated debentures issue costs, net                                                                      0         149,069
    Other                                                                                                   554,733         168,840
                                                                                                        -----------     ------------
Total Assets                                                                                            $83,623,632     $62,821,379
                                                                                                        ===========     ============

Liabilities:
    10% Subordinated debentures due 2004                                                                $         0     $10,000,000
    Trust capital securities-FMS Statutory Trust 1                                                       25,774,000               0
    Dividends payable                                                                                       193,914         201,531
    Accrued interest payable                                                                                 17,899         416,667
                                                                                                        -----------     ------------
Total liabilities                                                                                       $25,985,813     $10,618,198
                                                                                                        -----------     ------------
Stockholders' Equity:
    Preferred stock - $.10 par value 5,000,000  shares  authorized;  none issued
    Common stock - $.10 par value 10,000,000 shares authorized; shares issued 7,949,809 and 7,948,884 and shares outstanding 6,463,811 and 6,717,705 as
       of December 31, 2002 and 2001, respectively                                                          794,981         794,888
    Paid-in capital in excess of par                                                                      8,279,525       8,278,423
    Accumulated comprehensive income - net of deferred income taxes                                       1,216,053         147,496
    Retained earnings                                                                                    58,233,840      51,055,818
    Less:Treasury Stock (1,485,998 and 1,231,179 shares, at cost at December 31, 2002 and
       2001, respectively)                                                                              (10,886,580)     (8,073,444)
                                                                                                        -----------     ------------
Total stockholders' equity                                                                               57,637,819      52,203,181
                                                                                                        -----------     ------------
Total Liabilities and Stockholders' Equity                                                              $83,623,632     $62,821,379
                                                                                                        ============    ============

--------------------------------------------------------------------------------------------------------------------
                                                                                Years Ended December 31,
                                                                ----------------------------------------------------
FMS Financial Corporation Statements of Operations                      2002               2001             2000
--------------------------------------------------------------------------------------------------------------------
Intercompany interest income                                         $848,662           $560,750           $560,750
Interest expense                                                   (1,742,660)        (1,057,348)        (1,057,348)
Dividends from subsidiary                                           2,400,000          2,400,000          2,150,000
Equity in undistributed income of subsidiary                        6,284,466          3,387,046          3,289,357
--------------------------------------------------------------------------------------------------------------------
Income before taxes                                                 7,790,468          5,290,448          4,942,759
Income tax benefit                                                    303,958            168,843            168,843
Extraordinary Loss                                                   (133,682)                 0                  0
--------------------------------------------------------------------------------------------------------------------
Net Income                                                         $7,960,744         $5,459,291         $5,111,602
--------------------------------------------------------------------------------------------------------------------

     These statements should be read in conjunction with the other notes related to the consolidated financial statements.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

                                                                                    For Years Ended December 31,
                                                                           ---------------------------------------------
FMS Financial Corporation Statements of Cash Flows                                  2002           2001         2000
------------------------------------------------------------------------------------------------------------------------
Operating Activities
Net income                                                                      $7,960,744     $5,459,291    $5,111,602
Adjustments to reconcile net income to net cash provided
   by operating activities:
Extraordinary loss on retirement of debt                                           133,682              0             0
Equity in undistributed earnings of the subsidiary                              (6,284,466)    (3,387,046)   (3,289,357)
Amortization of  issue costs                                                        94,462         57,348        57,348
Decrease in interest payable                                                      (398,768)             0             0
(Increase) Decrease in intercompany receivable, net                             (8,173,654)       (27,909)    3,278,397
Other                                                                             (304,498)             0             0
                                                                                -----------    -----------   -----------

    Net cash (used) provided by operating activities                            (6,972,498)     2,101,684     5,157,990

Investing Activities
Proceeds from maturities of investment securities                                1,000,000              0             0
                                                                                -----------    -----------   -----------
    Net cash provided by investing activities                                    1,000,000              0             0

Financing Activities
Purchase of treasury stock                                                      (2,813,136)      (432,840)   (3,789,148)
Repayment of subordinated debentures                                           (10,100,000)             0             0
Proceeds from issuance of trust capital securities                              24,221,532              0             0
Investment in subsidiary                                                        (5,001,195)       (65,868)         (129)
Cash dividends paid on common stock                                               (790,339)      (804,875)     (833,143)
Proceeds from issuance of stock                                                      1,195         65,868           129
                                                                                -----------    -----------   -----------

    Net cash provided (used) by financing activities                             5,518,057     (1,237,715)   (4,622,291)
                                                                                -----------    -----------   -----------

DECREASE IN CASH AND CASH EQUIVALENTS                                             (454,441)       863,969       535,699
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                     1,901,529      1,037,560       501,861
                                                                                -----------    -----------   -----------

CASH AND CASH EQUIVALENTS, END OF YEAR                                          $1,447,088     $1,901,529    $1,037,560
                                                                                -----------    -----------   -----------
------------------------------------------------------------------------------------------------------------------------

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

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

PRICEWATERHOUSECOOPERS [LOGO]

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Shareholders of FMS Financial Corporation:

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, changes in stockholders' equity, and cash flows present fairly, in all material respects, the financial position of FMS Financial Corporation and Subsidiary ("the Company") at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/PRICEWATERHOUSECOOPERS LLP

Philadelphia, PA
February 13, 2003

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

                                MANAGEMENT REPORT

To  the  Federal  Deposit  Insurance   Corporation  and  the  Office  of  Thrift
Supervision:

FINANCIAL STATEMENTS

Management of FMS Financial Corporation and Subsidiary ("the Corporation") is responsible for the preparation, integrity, and fair presentation of its published consolidated financial statements, and Thrift Financial Report (TFR) filed with the Office of Thrift Supervision, as of December 31, 2002, and for the year then ended. The published consolidated financial statements have been prepared in accordance with generally accepted accounting principles, and the Thrift Financial Report has been prepared in accordance with the Office of Thrift Supervision reporting instructions, and, as such, include some amounts that are based upon judgments and estimates of management.

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

Management assessed its internal control structure over financial reporting as of December 31, 2002. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organization of the Treadway Commission. Based on this assessment, management believes that the Corporation maintained an effective internal control structure over financial reporting as of December 31, 2002.

COMPLIANCE WITH LAWS AND REGULATIONS
Management is also responsible for compliance with federal and state laws and regulations concerning dividend restrictions and federal laws and regulations concerning loans to insiders designated by the Office of Thrift Supervision as safety and soundness laws and regulations.

Management assessed its compliance with the designated laws and regulations relating to safety and soundness. Based on this assessment, management believes that the Corporation has complied, in all significant respects, with the designated laws and regulations related to safety and soundness for the year ended December 31, 2002.

/s/Craig W. Yates                     /s/Channing L. Smith

Craig W. Yates                        Channing L. Smith
President and Chief Executive Officer Vice President and Chief Financial Officer


FMS Financial Corporation
Burlington, New Jersey
February 13, 2003

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------


                              CORPORATE INFORMATION

ANNUAL MEETING

     The 2003 Annual Shareholders' Meeting of FMS Financial Corporation will be held at 10:00 a.m., on the 24th day of April, 2003 at the Riverton Country Club, Highland Avenue off of Route 130, Riverton, New Jersey.

STOCK MARKET INFORMATION
     The common stock of FMS Financial Corporation is traded over-the-counter and is listed on the Nasdaq National Market System under the symbol "FMCO". Daily quotations are included in the Nasdaq National Market stock tables published in the Wall Street Journal and other leading newspapers.

     The number of record holders of common stock of the Corporation as of March 3, 2003 was approximately 711, not including those shares registered in names of various investment brokers held in account for their customers.

     The following table sets forth the range of closing prices, as reported by Nasdaq, for the periods ended December 31, 2002 and 2001:

                                 2002
                       -------------------------
QUARTER ENDED            HIGH             LOW
------------------------------------------------
March 31,             $ 11.660         $  7.870
June 30,              $ 12.700         $ 10.510
September 30,         $ 12.800         $  9.150
December 31,          $ 15.690         $ 10.850
------------------------------------------------

                                 2001
                       -------------------------
QUARTER ENDED            HIGH             LOW
------------------------------------------------
March 31,             $  9.000         $  7.500
June 30,              $  8.700         $  5.500
September 30,         $  9.000         $  7.100
December 31,          $  9.000         $  7.150
------------------------------------------------

     The Corporation's sole operating assets are derived from its subsidiary, Farmers & Mechanics Bank. Consequently, the ability of the Corporation to accumulate cash for payment of cash dividends to stockholders is directly dependent upon the ability of the Bank to pay dividends to the Corporation. The Bank may not declare or pay a cash dividend on any of its stock if the effect of the declaration or payment of dividends would cause their regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the mutual stock conversion or (2) the regulatory capital requirements imposed by the OTS. Additionally, the Corporation must pay interest to holders of its trust capital securities before payment of cash dividends to its stockholders.

     As of December 31, 2002 the Bank was a Tier 1 capital compliant institution and had available $21.5 million for dividends to the Corporation, subject to nonobjection by the OTS. It is not likely that the Corporation would request a dividend of that magnitude. The Corporation is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders, but is subject to the requirements of New Jersey law, which permits the Corporation to pay dividends in cash or shares out of the Corporation's surplus, defined as the excess of net assets of the Corporation over stated capital.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

                  BOARD OF DIRECTORS
                  EDWARD J. STAATS, JR.
                  Chairman of the Board

                  WAYNE H. PAGE
                  Vice Chairman

                  GEORGE J. BARBER
                  JOSEPH W. CLARKE, JR
                  DOMINIC W. FLAMINI
                  VINCENT R. FARIAS
                  JAMES C. LIGNANA
                  MARY WELLS
                  CRAIG W. YATES
                  ROY D. YATES

                  DIRECTORS EMERITUS

                  KAREN S. OLEKSA
                  HILYARD S. SIMPKINS

                  BANK OFFICERS

                  CRAIG W. YATES*
                  President

                  JAMES E. IGO*
                  Sr. Vice President and Chief Lending Officer

                  CHANNING L. SMITH*
                  Vice President and Chief Financial Officer

                  THOMAS M. TOPLEY*
                  Sr. Vice President of Operations and
                  Corporate Secretary

                  MERLE A. BROWN
                  Vice President, Branch Administration and Security Officer

                  DOUGLAS B. HALEY
                  Vice President, Consumer Lending

                  AMY J. HANNIGAN
                  Vice President and Controller

                  PETER S. SCHOENFELD
                  Vice President, Investments

                  KAREN D. SHINN
                  Vice President, Operations

                  FRANK E. SMITH
                  Vice President, Facilities and Design

                  MARCELLA F. HATCHER*
                  Assistant Secretary
                  * Officers of Bank and Holding Company

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

                  MARKET MAKERS
                  The   following   companies   were  making  a  market  in  the
                  Corporation's common stock at December 31, 2002:

                  Advest, Inc.                       Ryan Beck & Co.
                  280 Trumbull Street                80 Main Street
                  1 Commercial Plaza                 W. Orange, NJ  07052
                  Hartford, CT  06103                (973) 597-6000
                  (203) 541-5441

                  Robert W. Baird & Co., Inc.        Trident Securities
                  4300 W. Cypress Street             1275 Peachtree Street, NE
                  Tampa, FL 33607                    Suite 460
                  (813) 877-4000                     Atlanta, GA
                  _________                          (404) 249-7700

                  FORM 10-K AND OTHER FINANCIAL INQUIRIES
                  The Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the Securities and Exchange Commission will be furnished to shareholders of the Corporation upon written request without charge. Shareholders, analysts and others seeking this and other requests for information relating to stock, annual shareholders' meeting and related matters on FMS Financial Corporation, should contact the Corporate Secretary at the Executive Offices.

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

     FARMERS & MECHANICS BANK
     EXECUTIVE AND ADMINISTRATIVE OFFICES
     3 Sunset Road and 811 Sunset Road Burlington NJ  08016
     (609) 386-2400

     MAIN BRANCH
     3 Sunset Road & Route 541
     Burlington, NJ  08016
     (609) 387-2728

     AUDUBON
     157 S. White Horse Pike
     Audubon, NJ 08106
     (856) 672-9070

     BEVERLY
     414 Cooper Street
     Beverly, NJ 08010
     (609) 239-4066

     BORDENTOWN
     335 Farnsworth Avenue
     Bordentown, NJ  08505
     (609) 291-8200

     BROWNS MILLS
     93 Pemberton-Browns Mills Road
     Browns Mills, NJ 08015
     (609) 893-5540

     BURLINGTON CITY
     352 High Street
     Burlington, NJ 08016
     (609) 386-4643

     BURLINGTON TOWNSHIP
     809 Sunset Road
     Burlington, NJ 08016
     (609) 387-1150

     BURLINGTON-NECK ROAD
     1029 Neck Road
     Burlington, NJ 08016
     (609) 239-4500

     CHESTERFIELD
     305 Bordentown-Chesterfield Road
     Chesterfield, NJ 08620
     (609) 324-1256

     CINNAMINSON
     1703 Highland Avenue
     Cinnaminson, NJ 08077
     (856) 303-1870

     DELANCO
     801 Burlington Avenue
     Delanco, NJ  08075
     (856) 824-0067

     DELRAN
     3002 Route 130 North
     Delran, NJ 08075
     (856) 764-3740

     EASTAMPTON
     1191 Woodlane Road
     Eastampton, NJ 08060
     (609) 261-6400

     EDGEWATER PARK
     1149 Cooper Street
     Edgewater Park, NJ 08010
     (609) 387-0046

     FLORENCE
     220 West Front Street
     Florence, NJ  08518
     (609) 499-4960

     LARCHMONT
     3220 Route 38
     Mount Laurel, NJ 08054
     (856) 235-6666

     LUMBERTON
     1636-61 Route 38 & Eayrestown Road
     Lumberton, NJ 08048
     (609) 267-6811

     MARLTON
     42 Main Street
     Marlton, NJ 08053
     (856) 596-6555

     MEDFORD
     200 Tuckerton Road
     Medford, NJ 08055
     (856) 596-4300

     MEDFORD LAKES
     700 Stokes Road
     Medford, NJ 08055
     (609) 654-6373

     MEDFORD VILLAGE
     1 S. Main Street at Bank Street
     Medford, NJ 08055
     (609) 714-1115

     MOORESTOWN
     53 East Main Street
     Moorestown, NJ 08057
     (856) 235-0544

     MOUNT HOLLY
     555 High Street
     Mount Holly, NJ 08060
     (609) 261-0975

     MOUNT LAUREL
     4522 Church Road
     Mount Laurel, NJ 08054
     (856) 235-4445

     MT. LAUREL - FELLOWSHIP ROAD
     301 Fellowship Road.
     Mount Laurel, NJ 08054
     (856) 222-9364

     PEMBERTON
     25 Fort Dix Road
     Pemberton, NJ 08068
     (609) 726-9111

     PENNSAUKEN
     Route 130 & Merchantville Avenue
     Pennsauken, NJ  08110
     (856) 663-9200

     RIVERSIDE
     2 Scott Street & Pavilion Avenue
     Riverside, NJ 08075
     (856) 461-4333

     RIVERTON
     604 Main Street
     Riverton, NJ 08077
     (856) 786-5333

     SOUTHAMPTON
     1841 Route 70
     Southampton, NJ 08088
     (609) 859-2700

     TABERNACLE
     1507 Route 206
     Tabernacle, NJ 08088
     (609) 268-5993

     WAL*MART BURLINGTON
     2106 Burlington-Mt. Holly Road
     Burlington, NJ 08016
     (609) 386-5960

     WAL*MART CINNAMINSON
     2501 Route 130 South
     Cinnaminson, NJ  08077
     (856) 303-1395

     WAL*MART HAMILTON
     700 Market Place Boulevard
     Hamilton, NJ  08691
     (609) 585-2252

     WAL*MART LUMBERTON
     1740 Rt. 38
     Mount Holly, NJ 08060
     (609) 702-9800

     WILLINGBORO
     399 Charleston Road
     Willingboro, NJ 08046
     (609) 877-2888

     WILLINGBORO EAST
     611 Beverly-Rancocas Road
     Willingboro, NJ 08046
     (609) 871-4900

     WILLINGBORO ROUTE 130
     Route 130 & Van Sciver Parkway
     Willingboro, NJ  08046
     (609) 871-6009

     WILLINGBORO WEST
     1 Rose Street & Beverly-Rancocas Road.
     Willingboro, NJ 08046
     (609) 835-4700

                                      -36-