Form 10-K, Exhibit 13
period 2003-12-31
FMS FINANCIAL CORP
filed 2004-03-25
CIK 839845

CORPORATE PROFILE

Originally founded in 1871 under the name of Farmers' and Mechanics' Building and Loan Association, Farmers & Mechanics Bank is a wholly owned subsidiary of FMS Financial Corporation. The Corporation is listed on the Nasdaq National Market System under the trading symbol of FMCO. With total assets of $1.2 billion, the Corporation employs 341 full-time and 225 part-time employees who service over 158 thousand deposit accounts. The Bank, which currently operates 40 branches in Burlington, Camden and Mercer County, is open seven days a week and offers free on-line bill paying and banking, telephone banking and coin counting. We continue to strive for convenient, personal, full service banking so as to remain your "Hometown Bank."

         ABOUT OUR COVER-
         Our branch locations in Medford, Mount Holly, Riverton, Beverly and Burlington Main office.



To Our Shareholders:

         Farmers & Mechanics Bank had satisfactory financial results for 2003 and continued to make progress in expanding our branch system and improving customer service.

         Deposits and assets continued to increase but earnings declined due to the low interest rate environment and higher operating costs. During the year, interest income was significantly reduced by increased prepayments on the investment portfolio, which required faster than normal amortization of premiums previously paid.

         We continue to progress in the expansion and improvement of our branch system. During 2003, we opened a new office on Route 130 in Willingboro, and completed our new Browns Mills office, replacing a very successful temporary office which had grown rapidly for several years.

         Part of our growth in deposits was due to the acquisition of two existing bank branches. In March we purchased an existing bank in downtown Florence with about $16 million of deposits. We also purchased a 10-acre tract on the highway in Florence to build a second branch in that area. In Tabernacle, we bought a branch with $24 million of deposits at a superior location to our existing Tabernacle branch, and have combined the two branches at the new location. These branch acquisitions are profitable on an operating basis, but will not contribute significantly to reported earnings until after the rapid 5-year writeoff of the deposit premium paid. The most important thing is that we have strengthened our competitive position and ability to give better service to our customers.

         We opened new Wal-Mart branches in Cinnaminson, Hamilton, and Marlton, New Jersey in the past year, bringing our total to five. We have an agreement for three additional Wal-Mart branches in the coming year. Our Wal-Mart branches provide even more convenience to our existing customers, as well as an opportunity to market ourselves to shoppers who don't bank with us.

         We continue to believe that a local community bank can compete very successfully against the larger financial institutions. Farmers & Mechanics Bank has grown on the teamwork of more than 500 of our friends and neighbors who work at the bank, providing the good local service that people expect. We have numerous convenient branches open seven days a week, with long hours. Most importantly, we know that every transaction is part of building a long term relationship.

         Finally, we extend congratulations and appreciation to Wayne Page who has completed 50 years as a Director of the Bank. No one around here is young enough to ever expect to match that achievement.

                                                 Sincerely,

                                                 /s/Craig W. Yates
                                                 -------------------------------
                                                 Craig W. Yates
                                                 President

FINANCIAL HIGHLIGHTS
Financial Condition: (In Thousands)

----------------------------------------------------------------------------
December 31,               2003         2002          2001        2000
----------------------------------------------------------------------------
Assets                  $1,225,557   $1,126,557   $  966,537   $  839,076
Loans receivable, net      402,606      361,674      336,544      290,179
Deposits                   893,006      800,340      729,506      648,539
Stockholders' equity        62,830       57,638       52,203       47,410


---------------------------------------------------------------------------------------------------
December 31,               1999          1998         1997        1996         1995          1994
---------------------------------------------------------------------------------------------------

Assets                  $  772,501   $  691,812   $  628,403   $  541,710   $  501,550   $  483,776
Loans receivable, net      299,695      298,603      302,831      306,871      288,400      283,260
Deposits                   603,892      536,310      489,440      453,277      428,809      429,431
Stockholders' equity        46,097       43,469       38,916       33,826       33,053       29,159


Operations: (In Thousands, except per share data)

-------------------------------------------------------------------------------------
Year Ended December 31,                        2003      2002      2001      2000
-------------------------------------------------------------------------------------
Interest income                              $50,814   $57,749   $55,300   $52,349
Interest expense                              19,362    24,756    28,752    27,398
Net interest income                           31,452    32,992    26,548    24,951
Net income                                     6,201     7,961     5,459     5,112
Basic earnings per common share                 0.96      1.22      0.81      0.74
Diluted earnings per common share               0.95      1.21      0.81      0.74
Dividends declared per common share             0.12      0.12      0.12      0.12
Weighted average common shares outstanding     6,477     6,548     6,701     6,888
Weighted average common shares and common
stock equivalents outstanding                  6,515     6,577     6,714     6,947

------------------------------------------------------------------------------------------------------
Year Ended December 31,                      1999       1998      1997     1996       1995      1994
------------------------------------------------------------------------------------------------------

Interest income                             $47,863   $46,563   $40,813   $36,841   $35,201   $32,270
Interest expense                             24,742    24,869    20,879    18,978    18,041    15,336
Net interest income                          23,120    21,694    19,934    17,863    17,160    16,934
Net income                                    5,114     5,271     5,491   3,026 (a)   4,343     4,455
Basic earnings per common share                0.71      0.73      0.77      0.41      0.58      0.58
Diluted earnings per common share              0.70      0.72      0.75      0.40      0.56      0.56
Dividends declared per common share            0.12      0.11   0.08 (b)  0.07 (b)     0.07      0.00
Weighted average common shares outstanding    7,210     7,204     7,165     7,411     7,512     7,728
Weighted average common shares and common
stock equivalents outstanding                 7,292     7,314     7,346     7,573     7,695     7,952

Other Selected Data:

-----------------------------------------------------------------------------------------
Year Ended December 31,                            2003      2002      2001      2000
-----------------------------------------------------------------------------------------
Net interest rate spread                           2.98%     3.44%     3.24%     3.40%
Net interest margin                                2.92      3.40      3.22      3.42
Return on average assets                           0.49      0.77      0.56      0.66
Return on average equity                           9.52     14.61     10.02     11.16
Dividend payout ratio                             12.63      9.92     14.81     16.22
Equity-to-asset ratio                              5.13      5.12      5.40      5.65
Number of employees (full-time equivalents)         522       480       439       427

-----------------------------------------------------------------------------------------------------------
Year Ended December 31,                             1999      1998      1997      1996      1995      1994
-----------------------------------------------------------------------------------------------------------
Net interest rate spread                            3.28%     3.50%     3.60%     3.50%     3.49%     3.64%
Net interest margin                                 3.36      3.48      3.72      3.66      3.66      3.72
Return on average assets                            0.61      0.79      0.98      0.60      0.89      0.94
Return on average equity                           10.93     12.86     15.11      8.99     14.00     16.01
Dividend payout ratio                              17.14     15.28     10.67     17.50     12.43      0.00
Equity-to-asset ratio                               5.97      6.28      6.19      6.24      6.59      6.03
Number of employees (full-time equivalents)          382       335       299       236       209       196


(a) Includes $2.7 milion for the one-time special assessment to recapitalize the SAIF.
(b) Adjusted for stock splits in 1998 and 1996, as applicable.

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

Market Risk and Liquidity Risk
     Market risk is the risk of loss from adverse changes in market prices and rates. The Bank's market risk arises primarily from interest rate risk inherent in its lending, investment and deposit taking activities. The Bank's profitability is affected by fluctuations in interest rates. A sudden and substantial increase in interest rates may adversely impact the Bank's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent or on the same basis. To that end, management actively monitors and manages its interest rate risk exposure. The Bank does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments.The Bank's policy allows investment only in securities which have a rating of AA or better. The Bank holds a substantial component of its investment portfolio in mortgage-backed securities and collateralized mortgage obligations (collectively, "MBS and CMO"). At the end of 2003, the total investment in MBS and CMO amounted to $606.7 million, or 82.2% of total investments. These are instruments collateralized by pools of residential and commercial mortgages which return interest and principal payments to the investor when performing in accordance with their terms. Approximately 77.1% of the Bank's MBS holdings are U.S. Government Agency securities (GNMA, FNMA and FHLMC), which carry either direct government or quasi-government guarantees and are rated AAA in terms of credit quality. The Bank also owns non-agency CMOs, issued by major financial institutions, which are rated AAA or AA. CMOs are generally very liquid issues with major brokerage houses providing ready markets. However, CMOs are subject to prepayment and extension risk which can adversely affect their yields and expected average life. MBS and CMOs of $3.2 million and $5.8 million were used to secure public funds on deposit at December 31, 2003 and 2002, respectively.

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

     The difference, or the interest rate repricing "GAP", provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates over a period of time. A GAP is considered positive when the amount of interest-rate sensitive assets maturing or repricing over a specified period of time exceeds the amount of interest-rate sensitive liabilities maturing or repricing within that period and is considered negative when the amount of interest-rate sensitive liabilities maturing or repricing over a specified period of time exceeds the amount of interest-rate sensitive assets maturing or repricing within that period. Generally, during a period of rising interest rates, a negative GAP within a given period of time would adversely affect net interest income, while a positive GAP within such period of time may result in an increase in net interest income; during a period of falling interest rates, a negative GAP within a given period of time may result in an increase in net interest income while a positive GAP within such period of time may have the opposite effect. At December 31, 2003 the Bank's GAP position for net assets repricing for one year cumulative totaled a positive $60.1 million.

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

     The Bank measures its interest rate risk using the Office of Thrift Supervision's (OTS) NPV method. NPV is calculated based on the net present value of estimated cash flows utilizing market prepayment assumptions and market rates of interest provided by independent broker quotations and other public sources. An institution's interest rate risk is measured as the change to its NPV as a result of a hypothetical immediate 200 basis point change in market interest rates. Based on this analysis at December 31, 2003, the Bank would experience a 390 basis point decrease in its NPV as a percent of assets if rates rise by 200 basis points in comparison to a flat rate scenario. Due to the abnormally low interest rate environment decreases of 200 basis points or more have been omitted.

                                2003
Changes in        -------------------------------------------------
Market            Net Portfolio Value
 Interest Rates   -------------------------------------------------
(basis points)   $ Amount     $ Change    % Change   NPV Ratio (a)

  +300           $36,320      (84,385)       (70%)       3.08%
  +200            66,957      (53,749)       (45%)       5.51%
  +100            97,597      (23,109)       (19%)       7.79%
     0          $120,706            -          -         9.41%
  (100)          122,488        1,782          1%        9.47%
------------------------------------------------------------------

                                 2002
Changes in        ------------------------------------------------
Market            Net Portfolio Value
 Interest Rates   ------------------------------------------------
(basis points)   $ Amount     $ Change    % Change   NPV Ratio (a)
  +300            $31,186     (59,184)       (65%)       2.83%
  +200             58,513     (31,857)       (35%)       5.15%
  +100             81,135      (9,235)       (10%)       6.97%
     0            $90,370           -          -         7.65%
  (100)            80,256     (10,115)       (11%)       6.79%


(a) Calculated as the estimated NPV divided by present value of total assets.

     Although the NPV calculation provides an indication of the Bank's interest rate risk at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Bank's net interest income and will differ from actual results.

Financial Condition
     Total assets of the Corporation increased $99.0 million or 8.8% to $1.2 billion at December 31, 2003 from $1.1 billion at December 31, 2002. Investment securities held to maturity increased $86.2 million or 52.5% to $250.4 million at December 31, 2003 from $164.2 million at December 31, 2002. The increase in investment securities held to maturity during the year is due to purchases of $294.0 million, partially offset by principal paydowns of $158.5 million and investment calls and maturities of $48.5 million. Investment securities available for sale increased $30.6 million or 25.8% to $149.2 million during the year ended December 31, 2003 from $118.6 million at December 31, 2002, as a result of purchases of $71.0 million in CMO's, $69.4 million in MBS's available for sale and $14.4 million in U.S. Agency Notes, partially offset by principal paydowns of $89.8 million and calls and maturities of $33.4 million. Loans receivable increased $40.9 million or 11.3% to $402.6 million at December 31, 2003 from $361.7 million at December 31, 2002. The increase in loans receivable during the year ended December 31, 2003 was due to $179.4 million of loans originated, partially offset by $137.6 million of principal collected on loans. Mortgage-backed securities held to maturity decreased $47.2 million or 13.8% to $294.9 million during the year ended December 31, 2003 from $342.1 million at December 31, 2002, as a result of principal paydowns on MBS's of $203.0 million, partially offset by purchases of $99.9 million in FNMA securities and $57.1 million in FHLMC securities. Short-term funds decreased $15.7 million or 33.5% to $31.2 million at December 31, 2003 from $46.9 million at December 31, 2002 primarily due to a decrease in short-term money market accounts.

     Total liabilities increased $93.8 million or 8.8% to $1.2 billion at December 31, 2003 from $1.1 billion at December 31, 2002. Deposits increased $92.7 million or 11.6% to $893.0 million at December 31, 2003 from $800.3 million at December 31, 2002. The increase in deposits during the year was due to increases in checking accounts of $53.5 million, savings accounts of $26.8 million, money market accounts of $7.9 million and certificates of $4.4 million. Deposits acquired in 2003 with the purchase of branch locations in Florence and Tabernacle, New Jersey totaled $16.1 million and $24.1 million, respectively. Securities sold under agreements to repurchase remained constant at $225.0 million at December 31, 2003 and 2002 with a weighted average rate of 4.08% and are collateralized by U.S. Agency Notes, MBSs and CMOs. FMS Statutory Trust 1 debentures of $25.8 million were issued in 2002 with a variable rate of LIBOR plus 360 basis points.

         Stockholders' equity increased $5.2 million or 9.0% to $62.8 million at December 31, 2003 from $57.6 million at December 31, 2002. The increase was due to net income of $6.2 million and the exercise of stock options of $230 thousand, partially offset by a decrease in the net unrealized gain on available for sale securities of $414 thousand, $778 thousand of dividends declared on common stock and $48 thousand of treasury stock purchased.

Results of Operations
Net Interest Income
     The earnings of the Corporation depend primarily upon the level of net interest income, which is the difference between interest earned on its interest-earning assets, such as loans and investments, and the interest paid on interest-bearing liabilities, such as deposits including non-interest bearing checking accounts and borrowings. Net interest income is a function of the interest rate spread, which is the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities, as well as the average balance of interest-earning assets as compared to interest-bearing liabilities. Net income is also affected by non-interest income, such as gains (losses) on the sale of investments, provision for loan losses and real estate owned, service charges and other fees, and operating expenses.

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

Average Balances, Interest and Yields/Rates

                                                                      Years Ended December 31,
                               -------------------------------------------------------------------------------------------------
                                               2003                             2002                           2001
                               -------------------------------------------------------------------------------------------------
                                 Average                Average     Average               Average   Average           Average
                                 Balance     Interest  Yield/Rate   Balance   Interest  Yield/Rate  Balance  Interest Yield/Rate
                               -------------------------------------------------------------------------------------------------
                                                                      (Dollars in Thousands)
Interest-earning assets:
    Loans receivable            $   388,201 $   24,363     6.28%  $ 361,734  $  25,659     7.09%  $315,189   $ 23,920    7.59%
    Interest-bearing deposits        33,529        462     1.38%     48,169        932     1.93%    41,298      1,695    4.10%
    Mortgage-backed securities      385,199     15,867     4.12%    332,892     18,526     5.57%   213,301     13,728    6.44%
    Investment securities           268,704     10,122     3.77%    226,161     12,632     5.59%   254,783     15,957    6.26%
                                ------------------------------------------------------- ---------------------------------------
Total interest-earning
        assets                    1,075,633     50,814     4.72%    968,956     57,749     5.96%   824,571     55,300    6.71%
                                --------------------------------- --------------------- ---------  ----------------------------

Interest-bearing liabilities:
    Checking deposits               313,492        915     0.29%    262,153      1,621     0.62%   229,597      2,712    1.18%
    Savings deposits                179,673      1,249     0.70%    143,476      1,921     1.34%   118,698      2,644    2.23%
    Money market deposits           130,822      1,020     0.78%    109,124      2,033     1.86%    75,490      1,926    2.55%
    Time deposits                   225,240      5,401     2.40%    233,975      8,370     3.58%   248,637     12,791    5.14%
    Borrowings                      236,199      9,481     4.01%    207,351      9,069     4.37%   146,753      7,622    5.19%
    Long-term debt                   25,774      1,296     5.03%     25,510      1,743     6.83%    10,000      1,057   10.57%
                                ------------------------------------------------------- ---------------------------------------
Total interest-bearing
        liabilities             $ 1,111,200 $   19,362     1.74%  $ 981,589     24,757     2.52%  $829,175     28,752    3.47%
                                ============--------------------- ==========----------- --------- =========--------------------

Net interest income                             31,452                       $  32,992                       $ 26,548
                                            ===========                     ===========                    ===========
Interest rate spread                                       2.98%                           3.44%                         3.24%
                                                       ==========                       =========                     =========
Net yield on average
  interest-earning assets                                  2.92%                           3.40%                         3.22%
                                                       ==========                       =========                     =========
Ratio of average interest-
    earning assets to average
    interest -bearing liabilities                         96.80%                          98.71%                        99.44%
                                                       ==========                       =========                     =========

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

                                                           Years Ended December 31,
                                      --------------------------------------------------------------------
                                               2003  vs. 2002                      2002  vs. 2001
                                      --------------------------------    --------------------------------
                                               Increase (Decrease)               Increase (Decrease)
                                                Due to change in                  Due to change in
                                      --------------------------------    --------------------------------
                                         Rate       Volume      Total        Rate      Volume       Total
                                      --------    --------    --------    --------    --------    --------
                                                                 (In Thousands)
Interest income:
    Loans                             $ (3,173)   $  1,877    $ (1,296)   $ (1,793)   $  3,532    $  1,739
    Interest-bearing deposits             (187)       (283)       (470)     (1,044)        282        (762)
    Mortgage-backed securities          (5,570)      2,911      (2,659)     (2,900)      7,697       4,797
    Investment securities               (4,886)      2,376      (2,510)     (1,532)     (1,793)     (3,325)
                                      --------    --------    --------    --------    --------    --------

    Total change - interest income     (13,816)      6,881      (6,935)     (7,269)      9,718       2,449
                                      --------    --------    --------    --------    --------    --------
Interest expense:
    Checking deposits                   (1,023)        317        (706)     (1,476)        385      (1,091)
    Savings deposits                    (1,157)        485        (672)     (1,275)        552        (723)
    Money market accounts               (1,417)        404      (1,013)       (751)        858         107
    Time deposits                       (2,657)       (312)     (2,969)     (3,667)       (754)     (4,421)
    Borrowings                            (850)      1,262         412      (1,700)      3,147       1,447
    Long-term debt                        (465)         18        (447)       (953)      1,639         686
                                      --------    --------    --------    --------    --------    --------

    Total change - interest expense     (7,569)      2,174      (5,395)     (9,822)      5,827      (3,995)
                                      --------    --------    --------    --------    --------    --------

Net change in net interest income     $ (6,247)   $  4,707    $ (1,540)   $  2,553    $  3,891    $  6,444
                                      ========    ========    ========    ========    ========    ========

Comparisons of Years Ended December 31, 2003 and 2002.

Net Income
     The Corporation and its subsidiary recorded net income of $6.2 million for the year ended December 31, 2003, or $.95 diluted earnings per share, as compared to net income of $8.0 million, or $1.21 diluted earnings per share for the year ended December 31, 2002. Net interest income was $31.5 million in 2003 compared to $33.0 million in 2002. In 2003, interest income was significantly reduced by increased prepayments on the investment portfolio, which required faster than normal amortization of premiums previously paid on investments. Provisions for loan losses were $270 thousand in 2003 and $149 thousand in 2002. Other income totaled $6.1 million in 2003 compared to $4.5 million for the same period in 2002. Total operating expenses for the year ended December 31, 2003 were $27.0 million compared to $24.6 million in the previous year. During 2003, the Corporation declared cash dividends which totaled $.12 per share which resulted in a dividend payout ratio of 12.63%.

Interest Income
     Total interest income decreased $6.9 million to $50.8 million in 2003 from $57.7 million in 2002. The decrease is attributable to decreases in interest income on mortgage-backed securities of $2.7 million, investments securities of $2.5 million, loans of $1.3 million and interest-bearing deposits of $470 thousand.

     Interest income on mortgage-backed securities decreased $2.7 million in 2003 due to rate decreases in the portfolio. The average yield on the portfolio decreased 145 basis points to 4.12% in 2003 from 5.57% in 2002, which resulted in a decrease in interest income of $5.6 million. The average balance of the portfolio increased $52.3 million to $385.2 million in 2003 from $332.9 million in 2002, resulting in an increase in interest income of $2.9 million. The increase in the average balance was due to the purchases of $226.5 million in FHLMC and FNMA securities in 2003.

     Interest income on investment securities decreased $2.5 million in 2003. The decrease in interest income on the investment securities was due to rate decreases in the portfolio. The average yield on the portfolio decreased 182 basis points to 3.77% in 2003 from 5.59% in 2002, which resulted in a decrease in interest income of $4.9 million. The average balance of the portfolio increased $42.5 million to $268.7 million in 2003 from $226.2 million in 2002. The investment portfolio increased primarily due to purchases of $282.0 million of CMO's and $93.6 million of U. S. Government Agency Notes. These increases were partially offset by principal paydowns of CMO's of $202.5 million and calls of $58.8 million of U.S. Government Agency Notes. The increase in the average balance of investment securities resulted in an increase in interest income of $2.4 million in 2003.

      Interest income on loans decreased $1.3 million to $24.4 million at December 31, 2003 from $25.7 million at December 31, 2002. The average yield on the loan portfolio decreased to 6.28% in 2003 from 7.09% in 2002, which resulted in a decrease in interest income of $3.2 million. The average balance of the loan portfolio increased $26.5 million to $388.2 million in 2003 from $361.7 million in 2002. Loans originated totaled $179.4 million and principal collected on loans totaled $137.6 million in 2003. The increase in the loan volume during 2003 resulted in an increase in interest income of $1.9 million.

Interest Expense
     Total interest expense decreased $5.4 million to $19.4 million in 2003 from $24.8 million in 2002. The decrease in interest expense on time deposits, money market deposits, checking, savings and long term debt, was partially offset by increases in interest expense on borrowings.

     Interest expense on time deposits decreased $3.0 million to $5.4 million in 2003 from $8.4 million in 2002. The average rate on time deposits decreased 118 basis points to 2.40% in 2003 from 3.58% in 2002, which resulted in a decrease in interest expense of $2.7 million from lower rates. The average balance of time deposits decreased $8.8 million to $225.2 million in 2003 from $234.0 million in 2002, which resulted in a decrease in interest expense of $312 thousand.

     Interest expense on money market deposits decreased $1.0 million to $1.0 million in 2003 from $2.0 million in 2002. The average rate on money market deposits decreased 108 basis points to 0.78% in 2003 from 1.86% in 2002, which resulted in a decrease in interest expense of $1.4 million. The average balance of money market deposits increased $21.7 million to $130.8 million in 2003 from $109.1 million in 2002, which resulted in an increase in interest expense of $404 thousand.

     Interest expense on checking deposits decreased $706 thousand to $915 thousand in 2003 from $1.6 million in 2002. The average rate on checking deposits decreased 33 basis points to 0.29% in 2003 from 0.62% in 2002, which resulted in a decrease in interest expense of $1.0 million. The average balance of checking deposits increased $51.3 million to $313.5 million in 2003 from $262.2 million in 2002, which resulted in an increase in interest expense of $317 thousand.

     Interest expense on long-term debt decreased $447 thousand to $1.3 million in 2003 from $1.7 million in 2002. The average rate on long-term debt decreased 180 basis points to 5.03% in 2003 from 6.83% in 2002, resulting in a $465 thousand decrease in interest expense due to rate changes. The average balance of long-term debt increased $264 thousand to $25.8 million in 2003 from $25.5 million in 2002. The volume increase resulted in a $18 thousand increase in interest expense in 2003.

     Interest expense on borrowings increased $412 thousand to $9.5 million in 2003 from $9.1 million in 2002. The average balance of borrowings increased $28.8 million to $236.2 million in 2003 from $207.4 million in 2002, resulting in a $1.3 million increase in interest expense due to volume. The average rate on borrowings decreased 36 basis to 4.01% in 2003 from 4.37% in 2002, resulting in a $850 thousand decrease in interest expense due to changes in rate.

Critical Acounting Estimate-Provision For Loan Losses
     A critical accounting estimate of the Bank is the provision for loan losses. The provision for loan losses increased $121 thousand to $270 thousand in 2003 from $149 thousand in 2002. The increase in the provision was due to increases in the total loan portfolio and particularly increases in commercial construction and commercial real estate loans, which have a higher risk of loss than residential mortgages. The amount of the allowance for loan losses is based on management's analysis of risk characteristics of various classifications of loans, previous loan loss experience, estimated fair value of the underlying collateral and current economic conditions. The net charge-offs for 2003 and 2002 totaled $180 thousand and $63 thousand, respectively. The Bank will continue to monitor its allowance for loan losses and make future adjustments to the allowance through the provision for loan losses as economic conditions dictate. Management continues to offer a wider variety of loan products coupled with the continued change in the mix of the products offered in the loan portfolio from lower yielding loans (i.e., one to four family loans) to higher yielding loans (i.e., commercial real estate mortgage, commercial construction, consumer, and commercial business) which have a higher degree of risk than one to four family loans. Although the Bank maintains its allowance for loan losses at a level that it considers to be adequate to provide for the probable existing loss in the loan portfolio, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods due to the higher degree of credit risk which might result from the change in the mix of the loan portfolio.

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

Other Income (Expense)
     Other income from operations increased $1.6 million to $6.1 million in 2003 compared with $4.5 million in 2002.

     During 2003, various real estate owned was sold and resulted in a net gain of $496 thousand.

     Loss on sale of fixed assets of $116 thousand primarily relates to the sale of the Lake Pine branch office which was closed in 2002.

     During 2003, the remaining real estate held for development was sold and resulted in a net gain of $601 thousand.

     Service charges on accounts increased $600 thousand to $4.6 million in 2003 from $4.0 million in 2002. The increase is the result of higher transaction volume on retail accounts during the year.

Operating Expenses
     Total operating expenses increased $2.4 million to $27.0 million in 2003 from $24.6 million in 2002.

     Occupancy and equipment expense increased $800 thousand to $5.4 million in 2003 from $4.6 million in 2002. The incease is due to additional depreciation, rent and occupancy expenses on the five new branch offices opened in 2003, as well as other facility and equipment additions and improvements during the year.

     Salaries and benefits increased $1.3 million to $15.5 million in 2003 from $14.2 million in 2002. The increase was due to additional staff in five new branch offices opened during the year and an increase of $257 thousand in retirement and health insurance costs in 2003. Average full time equivalent employees during 2003 were 522 as compared to 480 during 2002. Operating expenses are expected to continue increasing in future periods as the Bank pursues its branch expansion strategy.

     Purchased services expense increased $253 thousand to $2.8 million in 2003 from $2.6 million in 2002. ATM charges increased $161 thousand and check processing costs increased $5 thousand due to higher transaction volume in 2003.

Comparisons of Years Ended December 31, 2002 and 2001.

Net Income
     The Corporation and its subsidiary recorded net income of $8.0 million for the year ended December 31, 2002, or $1.21 diluted earnings per share, as compared to net income of $5.5 million, or $.81 diluted earnings per share for the year ended December 31, 2001. Net interest income was $33.0 million in 2002 compared to $26.5 million in 2001. Provisions for loan losses were $149 thousand in 2002 and $221 thousand in 2001. Other income totaled $4.5 million in 2002 compared to $4.2 million for the same period in 2001. Total operating expenses for the year ended December 31, 2002 were $24.6 million compared to $22.1 million in the previous year. During 2002, the Corporation declared cash dividends which totaled $.12 per share which resulted in a dividend payout ratio of 9.92%.

Interest Income
     Total interest income increased $2.4 million to $57.7 million in 2002 from $55.3 million in 2001. The increase is attributable to increases in interest income on mortgage-backed securities of $4.8 million and loans of $1.7 million, partially offset by decreases in interest income on investment securities of $3.3 million and interest-bearing deposits of $762 thousand.

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

     The average balance of the loan portfolio increased $46.5 million to $361.7 million in 2002 from $315.2 million in 2001. The increase in the loan volume during 2002 resulted in an increase in interest income of $3.5 million. Loans originated totaled $115.1 million and principal collected on loans totaled $89.5 million in 2002. The average yield on the loan portfolio decreased to 7.09% in 2002 from 7.59% in 2001, which resulted in a decrease in interest income of $1.8 million.

     The decrease in interest income on investment securities was due to a $28.6 million decrease in the average balance of investment securities to $226.2 million in 2002 from $254.8 million in 2001. The investment portfolio decreased prmiarily due to principal paydowns of CMO's and MBS's of $143.6 million and calls of $136.5 million of U.S. Government Agency Notes, partially offset by purchases of $150.6 million of CMO's and $89.8 million of U.S. Government Agency Notes. The decrease in the average balance of investment securities resulted in a decrease in interest income of $1.8 million in 2002 from the previous year. Average investment yields decreased to 5.59% in 2002 from 6.26% in 2001, which resulted in a decrease in interest income of $1.5 million on investment securities.

Interest Expense
     Total interest expense decreased $4.0 million to $24.8 million in 2002 from $28.8 million in 2001. The decrease in interest expense on time deposits, checking, and savings was partially offset by increases in interest expense on borrowings, long-term debt and money market deposits.

     Interest expense on time deposit decreased $4.4 million to $8.4 million in 2002 from $12.8 million in 2001. The average rate on time deposits decreased 156 basis points to 3.58% in 2002 from 5.14% in 2001, which resulted in a decrease in interest expense of $3.7 million. The average balance of time deposits decreased $14.6 million to $234.0 million in 2002 from $248.6 million in 2001, which resulted in a decrease in interest expense of $754 thousand.

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

     Interest expense on long-term debt increased $686 thousand to $1.7 million in 2002 from $1.1 million in 2001. The average balance of long-term debt increased $15.5 million to $25.5 million in 2002 from $10.0 million in 2001. The increase was due to the issuance of $25.0 million of trust capital securities during 2002 with a variable rate of LIBOR plus 360 basis points at an initial rate of 5.59%. In 2002, the Corporation also redeemed its $10.0 million 10.0% subordinated debentures. As a result of the early redemption of the 10.0% subordinated debentures, the average rate on long-term debt decreased 374 basis points to 6.83% in 2002 from 10.57% in 2001, resulting in a $953 thousand decrease in interest expense due to rate changes.

Critical Accounting Estimate-Provision For Loan Losses

     A critical accounting estimate of the Bank is the provision for loan losses. The provision for loan losses decreased $72 thousand to $149 thousand in 2002 from $221 thousand in 2001. Based on current economic conditions and the decrease in non-performing loans, the Bank reduced the loan loss provision for 2002. The net charge-offs for 2002 and 2001 totaled $63 thousand and $32 thousand, respectively.

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

Operating Expenses
     Total operating expenses increased $2.5 million to $24.6 million in 2002 from $22.1 million in 2001.

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

     On August 1, 2002, the Corporation redeemed its $10.0 million subordinated debentures. The early redemption was at a price of 101%. The cost of the redemption and the remaining unamortized bond issuance costs were recorded in 2002 as a one-time extraordinary charge to net income of $134 thousand, net of $81 thousand in tax benefits. During 2003, in accordance with SFAS 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections", this amount was reclassified to other expenses.

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

Liquidity and Capital  Resources
     The Bank's liquidity is a measure of its ability to fund loans, withdrawals of deposits and other cash outflows in a cost effective manner. The Bank's primary sources of funds are deposits and scheduled amortization and prepayments of loan principal. The Bank also obtains funds from the sale and maturity of investment securities and short-term investments as well as the maturity of mortgage-backed securities and funds provided by operations. During the past several years, the Bank has used such funds primarily to meet its ongoing commitments to fund maturing time deposits and savings withdrawals, to fund existing and continuing loan commitments and to maintain liquidity. The Bank has periodically supplemented its funding needs with securities sold under agreements to repurchase (repurchase agreements) and advances from the Federal Home Loan Bank of New York (FHLB). At December 31, 2003 the Bank had $225.0 million in repurchase agreements and $11.2 million in advances from the FHLB of New York. While loan payments, maturing investments and mortgage-backed securities are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Bank's liquidity is also influenced by the level of demand for funding loan originations. Liquidity may be adversely affected by unexpected deposit outflows, excessive interest rates paid by competitors, adverse publicity relating to the Banking industry and similar matters. Management monitors projected liquidity needs and determines the level desirable, based in part on the Company's commitment to make loans and management's assessment of the Company's ability to generate funds. The Company is also subject to federal regulations that impose certain minimum capital requirements.

     The amount of certificate accounts which are scheduled to mature during the twelve months ending December 31, 2004 is approximately $157.4 million. To the extent these deposits do not remain at the Bank upon maturity, the Bank believes it can replace these funds with deposits, FHLB advances or outside borrowings. It has been the Bank's experience that a substantial portion of such maturing deposits remain with the Bank.

CONTRACTUAL OBLIGATIONS

     The Corporation is subject to certain contracual obligations at December 31, 2003 as shown in the table below:

Contractual Obligations                                        Less than      1-3          3-5      More than
(In thousands)                                                  1 year       years        years      5 years        Total
--------------------------------------------------------------------------------------------------------------------------------
Securities sold under agreements to repurchase (a)              $     0    $      0      $ 50,000    $175,000      $225,000
Advances from Federal Home Loan Bank (a)                              0      10,000         1,191           0        11,191
FMS Statutory Trust 1 debentures                                      0           0             0      25,774        25,774
Operating leases                                                    203         434           446       2,191         3,277
Commitments to fund loans                                        15,884           0             0           0        15,884
Unused lines of credit                                                0           0                    32,286        32,386
Standby letters of credit                                         3,776                                               3,776
Software maintenance contracts                                   13,763                                              13,763


(a) Subject to prepayment calls, which may accelerated the payment of these obligations.

Consolidated Summary of Quarterly Earnings (Unaudited)

The following table presents summarized quarterly data for 2003 and 2002:

                                                 1st                2nd               3rd              4th               Total
                 2003                          Quarter            Quarter           Quarter           Quarter            Year
-------------------------------------------------------------------------------------------------------------------------------
                                                              (In Thousands, except per share amounts)
Total interest income                           $13,432           $12,438           $11,668            $13,276         $50,814
Total interest expense                            5,275             4,929             4,618              4,540          19,362
                                                -------           -------           -------            -------         -------
Net interest income                               8,157             7,509             7,050              8,736          31,452
Provision for loan losses                            60                60                75                 75             270
                                                -------           -------           -------            -------         -------
Net interest income after provision
  for loan losses                                 8,097             7,449             6,975              8,661          31,182
Total other income                                1,572             1,501             1,271              1,712           6,056
Total operating expenses                          6,633             6,813             6,758              6,766          26,970
                                                -------           -------           -------            -------         -------
Income before income taxes                        3,036             2,137             1,488              3,607          10,268
Federal and state income taxes                    1,196               837               588              1,446           4,067
                                                -------           -------           -------            -------         -------
Net income                                      $ 1,840           $ 1,300           $   900            $ 2,161         $ 6,201
                                                =======           =======           =======            =======         =======
Basic earnings per common share                 $  0.28           $  0.20           $  0.14            $  0.34          $ 0.96
                                                =======           =======           =======            =======          ======
Diluted earnings per common share               $  0.28           $  0.20           $  0.14            $  0.33          $ 0.95
                                                =======           =======           =======            =======          ======

                                                 1st                2nd               3rd               4th
                 2002                           Quarter           Quarter           Quarter           Quarter
-------------------------------------------------------------------------------------------------------------------------------
                                                              (In Thousands, except per share amounts)

Total interest income                           $14,311           $14,839           $14,510            $14,088         $57,748
Total interest expense                            6,307             6,475             6,115              5,859          24,756
                                                -------           -------           -------            -------         -------
Net interest income                               8,004             8,364             8,395              8,229          32,992
Provision for loan losses                             3                26                60                 60             149
                                                -------           -------           -------            -------         -------
Net interest income after provision
  for loan losses                                 8,001             8,338             8,335              8,169          32,843
Total other income                                  970             1,181             1,131              1,223           4,505
Total operating expenses                          5,796             5,914             6,324              6,547          24,581
                                                -------           -------           -------            -------         -------
Income before income taxes                        3,175             3,605             3,142              2,845          12,767
Federal and state income taxes                    1,123             1,268             1,192              1,223           4,806
                                                -------           -------           -------            -------         -------
Net Income                                      $ 2,052           $ 2,337           $ 1,950            $ 1,622         $ 7,961
                                                =======           =======           =======            =======         =======
Basic earnings per common share                 $  0.31           $  0.36           $  0.30            $  0.25          $ 1.22
                                                =======           =======           =======            =======          ======
Diluted earnings per common share               $  0.30           $  0.36           $  0.30            $  0.25          $ 1.21
                                                =======           =======           =======            =======          ======


FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
December 31,                                                                                  2003                  2002
---------------------------------------------------------------------------------------------------------------------------
ASSETS
---------------------------------------------------------------------------------------------------------------------------
  Cash and amounts due from depository institutions                                     $   41,022,232       $   41,497,691
  Interest-bearing deposits                                                                    142,929               12,252
  Short term funds                                                                          31,169,476           46,900,403
                                                                                        --------------       --------------
    Total cash and cash equivalents                                                         72,334,637           88,410,346
  Investment securities held to maturity                                                   250,383,262          164,227,126
  Investment securities available for sale                                                 149,230,862          118,612,961
  Loans, net                                                                               402,606,056          361,674,400
  Mortgage-backed securities held to maturity                                              294,915,606          342,122,678
  Accrued interest receivable                                                                5,203,748            5,279,658
  Federal Home Loan Bank stock                                                              11,809,620           12,061,720
  Real estate held for development, net                                                              0               87,926
  Real estate owned, net                                                                        48,294              291,200
  Office properties and equipment, net                                                      31,429,069           29,092,970
  Deferred income taxes                                                                      2,043,909            2,972,572
  Core deposit intangible                                                                    3,308,238                    0
  Prepaid expenses and other assets                                                          1,603,294            1,005,822
  FMS Statutory Trust 1 issue costs, net                                                       640,154              717,999
                                                                                        --------------       --------------
TOTAL ASSETS                                                                            $1,225,556,749       $1,126,557,378
                                                                                        ==============       ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Deposits                                                                              $  893,006,498         $800,340,222
  Securities sold under agreements to repurchase                                           225,000,000          225,000,000
  Advances from the Federal Home Loan Bank                                                  11,191,047           11,232,103
  FMS Statutory Trust 1 debentures                                                          25,774,000           25,000,000
  Advances by borrowers for taxes and insurance                                              2,142,499            2,049,813
  Accrued interest payable                                                                   1,319,501            1,383,054
  Dividends payable                                                                            194,576              193,914
  Other liabilities                                                                          4,098,885            3,720,453
                                                                                        --------------       --------------
  Total liabilities                                                                      1,162,727,006        1,068,919,559
                                                                                        --------------       --------------

Commitments and contingencies
Stockholders' Equity:
  Preferred  stock - $.10 par value  5,000,000  shares  authorized;  none issued
  Common stock - $.10 par value 10,000,000 shares authorized; shares issued 7,975,059 and 7,949,809, and shares outstanding 6,485,877
    and 6,463,811 as of December 31, 2003 and 2002, respectively                               797,506              794,981
  Paid-in capital in excess of par                                                           8,507,333            8,279,525
  Accumulated comprehensive income- net of deferred income taxes                               802,239            1,216,053
  Retained earnings                                                                         63,657,664           58,233,840
  Less:  Treasury stock (1,489,182 and 1,485,998 shares, at cost, as of
    December 31, 2003 and 2001, respectively)                                              (10,934,999)         (10,886,580)
                                                                                        --------------       --------------
Total stockholders' equity                                                                  62,829,743           57,637,819
                                                                                        --------------       --------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                              $1,225,556,749       $1,126,557,378
                                                                                        ==============       ==============

See notes to consolidated financial statements.

FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
Years Ended December 31,                                                          2003            2002             2001
-------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
-------------------------------------------------------------------------------------------------------------------------
Interest income on:
  Loans                                                                       $24,362,749      $25,658,517    $23,919,782
  Mortgage-backed securities                                                   15,867,034       18,525,669     13,728,457
  Investments                                                                  10,584,214       13,564,483     17,651,585
                                                                              -----------      -----------    -----------
Total interest income                                                          50,813,997       57,748,669     55,299,824
                                                                              -----------      -----------    -----------
INTEREST EXPENSE:
Interest expense on:
  Deposits                                                                      8,585,202       13,944,396     20,072,856
  Borrowings                                                                    9,480,985        9,069,402      7,621,750
  Long-term debt                                                                1,295,928        1,742,660      1,057,348
                                                                              -----------      -----------    -----------
Total interest expense                                                         19,362,115       24,756,458     28,751,954
                                                                              -----------      -----------    -----------
NET INTEREST INCOME                                                            31,451,882       32,992,211     26,547,870
PROVISION FOR LOAN LOSSES                                                         270,000          149,000        221,000
                                                                              -----------      -----------    -----------
NET INTEREST INCOME AFTER PROVISION
 FOR LOAN LOSSES                                                               31,181,882       32,843,211     26,326,870
                                                                              -----------      -----------    -----------
OTHER INCOME (EXPENSE):
  Loan service charges and other fees                                              85,759          125,806        114,774
  Gain on sale real estate owned                                                  495,831           18,261        418,939
  (Loss) Gain on sale/disposal of fixed assets                                   (115,658)         100,767         50,799
  Gain on sale of investment securities                                           285,846                0         35,916
  Gain on sale of real estate held for development                                600,780                0              0
  Real estate owned operations, net                                               (20,365)         (40,156)       (53,469)
  Service charges on accounts                                                   4,592,540        3,992,890      3,361,668
  Other income                                                                    131,805          306,907        297,780
                                                                              -----------      -----------    -----------
Total other income                                                              6,056,538        4,504,475      4,226,407
                                                                              -----------      -----------    -----------
OPERATING EXPENSES:
  Salaries and employee benefits                                               15,512,202       14,161,356     12,481,771
  Occupancy and equipment                                                       5,399,414        4,599,750      4,545,863
  Purchased services                                                            2,841,868        2,589,186      2,158,833
  Federal deposit insurance premiums                                              127,387          123,493        146,108
  Professional fees                                                               654,197          846,880        572,199
  Advertising                                                                     469,070          459,183        340,270
  Amortization of core deposit intangible                                         272,802                0         27,662
  Other                                                                         1,693,350        1,800,868      1,844,528
                                                                              -----------      -----------    -----------
Total operating expenses                                                       26,970,290       24,580,716     22,117,234
                                                                              -----------      -----------    -----------
INCOME BEFORE INCOME TAXES                                                     10,268,130       12,766,970      8,436,043
INCOME TAXES                                                                    4,066,716        4,806,226      2,976,752
                                                                              -----------      -----------    -----------
NET INCOME                                                                     $6,201,414       $7,960,744     $5,459,291
                                                                               ==========       ==========     ==========
BASIC EARNINGS PER COMMON SHARE                                                      $.96            $1.22           $.81
                                                                               ==========       ==========     ==========
DILUTED EARNINGS PER COMMON SHARE                                                    $.95            $1.21           $.81
                                                                               ==========       ==========     ==========

DIVIDENDS PER COMMON SHARE                                                           $.12             $.12           $.12
                                                                               ==========       ==========     ==========

Weighted average common shares outstanding                                      6,476,938        6,548,313      6,700,729
Potential dilutive effect of the exercise of stock options                         37,996           28,956         13,498
                                                                              -----------      -----------    -----------
Adjusted weighted average common shares outstanding                             6,514,934        6,577,269      6,714,227
                                                                               ==========       ==========     ==========

See notes to consolidated financial statements.

FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
-------------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                                          2003            2002            2001
-------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income                                                                  $   6,201,414    $   7,960,744  $   5,459,291
Adjustments to reconcile net income to net cash provided
  by operating activities:
Provision for loan losses                                                         270,000          149,000        221,000
Provision for real estate owned                                                         0                0       (325,000)
Amortization and Depreciation                                                   7,596,574        5,163,734      3,357,408
Realized (gains) and losses on:
  Sale of loans and loans held for sale                                              (335)            (881)        (1,455)
  Sale and disposal of fixed assets                                               115,658         (100,767)       (50,799)
  Loss on retirement of debt                                                            0          133,682              0
  Investment securities                                                          (285,846)               0        (35,916)
  Sale of real estate owned                                                      (495,496)         (17,380)      (417,484)
  Sale of real estate held for development                                       (600,780)               0              0
Decrease in accrued interest receivable                                            75,910          263,442        767,782
Decrease (Increase) in prepaid expenses and other assets                          176,528          761,872       (335,990)
Decrease in accrued interest payable                                              (63,553)        (399,454)      (193,299)
Increase (Decrease) in other liabilities                                          653,619         (606,392)       974,901
Provision (Benefit) for deferred income taxes                                     928,663         (443,368)      (336,970)
                                                                            -------------    -------------  -------------
  Net cash provided by operating activities                                    14,572,356       12,864,232      9,083,469
                                                                            -------------    -------------  -------------
INVESTING ACTIVITIES:
Proceeds from sale of:
  Education loans                                                                 103,399          190,785        215,375
  Real estate held for development                                                688,706                0              0
  Real estate owned                                                             1,192,294          107,097        927,993
  Office property and equipment                                                   308,814          208,941         99,631
Principal collected and proceeds from maturities of
  investment securities held to maturity                                      206,997,534      214,877,925    333,005,946
Principal collected and proceeds from maturities of
  investment securities available for sale                                    123,532,241       73,690,189     46,663,135
Principal collected and proceeds from maturities of mortgage-backed
  securities                                                                  202,995,009      125,440,105     90,396,808
Principal collected on loans, net                                             137,639,469       89,481,147     49,577,838
Loans originated or acquired                                                 (179,403,933)    (115,141,777)   (71,407,691)
Purchase of investment securities and mortgage-backed securities
  held to maturity                                                           (455,768,535)    (380,298,789)  (472,938,992)
Purchase of investment securities and mortgage-backed securities
   available for sale                                                        (156,532,806)    (139,179,153)   (57,020,968)
Redemption (Purchase) of Federal Home Loan Bank stock                             252,100       (3,748,100)    (1,748,310)
Purchase of office property and equipment                                      (4,775,248)      (4,559,726)    (1,619,525)
Net cash received from deposit purchase                                        36,540,170                0      1,466,726
                                                                            -------------    -------------  -------------
  Net cash used by investing activities                                       (86,230,786)    (138,931,356)   (82,382,034)
                                                                            -------------    -------------  -------------
FINANCING ACTIVITIES:
Net increase in demand deposits and savings accounts                           67,749,707      103,019,001     52,586,654
Net (decrease) increase in time deposits                                      (11,623,601)     (32,184,508)       277,028
Net (decrease) increase in FHLB advances                                          (41,056)       9,961,790     (5,035,331)
Proceeds from securities sold under agreement to repurchase                             0       60,000,000     45,000,000
Net proceeds from issuance of trust capital debentures                                  0       24,221,532              0
Repayment of subordinated debentures                                                    0      (10,100,000)             0
Increase (Decrease) in advances from borrowers for taxes and insurance             92,686         (197,189)        49,886
Purchase of treasury stock                                                        (48,419)      (2,813,136)      (432,840)
Dividends paid on common stock                                                   (776,929)        (790,339)      (804,875)
Net proceeds from issuance of common stock                                        230,333            1,195         65,868
                                                                            -------------    -------------  -------------
  Net cash provided by financing activities                                    55,582,721      151,118,346     91,706,390
                                                                            -------------    -------------  -------------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                              (16,075,709)      25,051,222     18,407,825
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                   88,410,346       63,359,124     44,951,299
                                                                            -------------    -------------  -------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                      $  72,334,637    $  88,410,346  $  63,359,124
                                                                            =============    =============  =============
Supplemental Disclosures:
  Cash paid for:
    Interest on deposits, advances, and other borrowings                    $  19,425,668    $  25,155,912  $  28,919,651
    Income taxes                                                                2,469,200        5,679,482      3,647,733
  Non cash investing and financing activities:
    Dividends declared and not paid at year end                                   194,576          193,914        201,531
      Non-monetary transfers from loans to real estate owned through
        foreclosure                                                               453,892          166,668         45,000
      Deposits acquired in connection with merger                                       0                0     28,102,691
      Assets acquired in connection with merger                                         0                0     28,260,337

See notes to consolidated financial statements.

FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

-------------------------------------------------------------------------------------------------------------------------------

                              Common                                 Accumulated                                     Total
                              shares       Common       Paid-in     comprehensive      Retained      Treasury    Stockholders'
                            outstanding     stock       capital     income (loss)      earnings        stock        Equity
===============================================================================================================================
 Balances at
   December 31, 2000         6,727,702    $789,789    $8,217,654   $   (358,352)     $46,401,102  $(7,640,604)   $47,409,589
 Net income                                                                            5,459,291                   5,459,291
 Other comprehensive
   income, net of tax
   benefit of $286,789
   Unrealized gain
   on securities available
   for sale                                                             505,848                                      505,848
                                                                                                                 -----------
 Total comprehensive
   income                                                                                                          5,965,139
 Dividends declared                                                                     (804,575)                   (804,575)
 Exercise of stock options      50,993       5,099        60,769                                                      65,868
 Purchase of
   common stock                (60,990)                                                              (432,840)      (432,840)
-------------------------------------------------------------------------------------------------------------------------------
 Balances at
   December 31, 2001         6,717,705     794,888     8,278,423        147,496       51,055,818   (8,073,444)    52,203,181
 Net income                                                                            7,960,744                   7,960,744
 Other comprehensive
   income, net of tax
   benefit of $710,591
   Unrealized gain
   on securities available
   for sale                                                           1,068,557                                    1,068,557
                                                                                                                 -----------
 Total comprehensive
  income                                                                                                           9,029,301
 Dividends declared                                                                     (782,722)                   (782,722)
Exercise of stock options          925          93         1,102                                                       1,195
Purchase of
  common stock                (254,819)                                                            (2,813,136)    (2,813,136)
-------------------------------------------------------------------------------------------------------------------------------
Balances at
 December 31, 2002           6,463,811     794,981     8,279,525      1,216,053       58,233,840  (10,886,580)    57,637,819
Net income                                                                             6,201,414                   6,201,414
Other comprehensive
  income, net of tax
  benefit of $275,187
  Unrealized (loss)
  on securities available
  for sale                                                             (413,814)                                    (413,814)
                                                                                                                 -----------
Total comprehensive
  income                                                                                                           5,787,600
 Dividends declared                                                                     (777,590)                   (777,590)
Exercise of stock options       25,250       2,525       227,808                                                     230,333
Purchase of
  common stock                  (3,184)                                                               (48,419)       (48,419)
-------------------------------------------------------------------------------------------------------------------------------
Balances at
  December 31, 2003          6,485,877    $797,506    $8,507,333       $802,239      $63,657,664 $(10,934,999)   $62,829,743
-------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

FMS FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2003, 2002, AND 2001

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

Cash and Cash Equivalents
     Cash and cash equivalents include cash and amounts due from depository institutions, interest-bearing deposits with an original maturity of 90 days or less, money market funds and federal funds sold. Cash and cash equivalents exclude reverse repurchase agreements which are generally classified as investments held to maturity. Generally, federal funds are purchased and sold for one-day periods. The Bank is required to maintain certain average reserve balances as established by the Federal Reserve Bank. The amount of those balances for the reserve computation periods which include December 31, 2003 and 2002 were $19.5 million and $25.9 million, respectively. These requirements were satisfied through the balance of vault cash and a balance at the Federal Home Loan Bank.

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

     Investment and mortgage-backed securities classified as held to maturity are recorded at cost, adjusted for amortization of premiums or accretion of discounts. Premiums and discounts are amortized using a method which in total approximates the interest method. The Corporation has the intent and ability to hold these securities to maturity.

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

Allowance for Loan Losses
     An allowance for loan losses is maintained at a level that management considers adequate to provide for losses based upon the portfolio's past loss experience, current economic conditions and other relevant factors. When collection of a loan's principal balance or portion thereof is considered doubtful, management charges the allowance for loan losses based on their assessment of the loan's underlying collateral, if collateral dependent, or present value of estimated future cash flows. While management uses the best information available to make evaluations about the adequacy of the allowance for loan losses, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations.

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

Office Properties and Equipment
     Office properties and equipment are recorded at cost. Depreciation is computed using the straight-line method over the expected useful lives of the assets. The expected useful lives of assets are as follows: buildings and improvements range from 10 to 30 years, furniture, fixtures, and equipment range from 3 to 10 years, computers are 3 years and leasehold improvements are over the term of the lease. The costs of maintenance and repairs are expensed as they are incurred. Renewal and improvement costs are capitalized. In accordance with SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets," long lived assets are evaluated for impairment by management on an ongoing basis. Impairment may occur whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Deferred Loan Fees
     All loan fees and related direct loan origination costs are deferred. Deferred loan fees and costs are capitalized and amortized as a yield adjustment over the life of the loan using the interest method. Amortization of deferred loan fees cease while a loan is on non-accrual status.

Core Deposit Intangible
     Core deposit intangible are amortized over their useful life of five years using the straight-line method.

Income Taxes
     The Corporation computes its taxable income for both financial reporting and federal and state tax purposes on the accrual basis. Income taxes for financial reporting purposes are recorded in accordance with SFAS No. 109, "Accounting for Income Taxes". The asset and liability approach underlying SFAS No. 109 requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of the Company's assets and liabilities. These differences between pretax accounting income and taxable income for return purposes consist primarily of the calculations for loan loss allowance, real estate losses, depreciation, recognition of income and expenses associated with loan origination, profit recognition on discounted mortgages and securities income.

Securities  Sold   under  Agreement  to  Repurchase
     Securities sold under agreements to repurchase are treated as debt and are reflected as a liability in the Consoldiated Statements of Financial Condition. The book value of securities pledged to secure the repurchase agreements remain in the securities portfolio.

Reclassifications
     Certain items in the 2002 and 2001 consolidated financial statements have been reclassified to conform with the presentation in the 2003 consolidated financial statements.

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

Recently Issued Accounting Standards
     In 2003, the FASB issued the revised version of Interpretation  No. 46 (FIN
46R), "Consolidation of Variable Interest Entities". This interpretation provides guidance on how to identify a variable interest entity and determine when such an entity needs to be included in a Company's consolidated financial statement. Upon the adoption of FIN 46R in the fourth quarter of 2003, the Corporation deconsolidated FMS Statutory Trust 1 ("the Trust") that prior to FIN 46R was considered a consolidated subsidiary of the Corporation. The transaction did not have a material effect on the Corporation's consolidated financial statements. See footnote 16 to the consolidated financial statements for further information on the Trust and the adoption of the provisions of FIN 46R.

     In April 2003, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments including derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 149 was effective for contracts entered into or modified after June 30, 2003. The adoption of this standard did not have a material effect on the Consolidated Statements of Financial Condition or Consolidated Statements of Operations because the Corporation generally does not engage in derivative activities.

     In May  2003,  the  FASB  issued  SFAS No.  150,  "Accounting  for  Certain
Instruments with Characteristics of Both Liabilites and Equity", which establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No 150 requires that an issuer classify a financial instrument that is within its scope, which may have previously been reported as equity, as a liability (or an asset in some circumstances). This statement was effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003. In October 2003, the FASB deferred the provision related to mandatory redeemable non-controlling interests until further notice. The adoption of this standard did not have a material effect on the Consolidated Statements of Financial Condition or Consoldiated Statements of Operations.

2.   INVESTMENT SECURITIES HELD TO MATURITY

     A comparison of amortized cost and estimated market value of investment securities held to maturity at December 31, 2003 and 2002 are as follows:

                                                   December 31, 2003
                         -------------------------------------------------------------------
                                                 Gross           Gross          Estimated
                               Amortized       Unrealized       Unrealized         Market
                                 Cost             Gains          Losses            Value
--------------------------------------------------------------------------------------------
U.S. Gov't Agencies         $ 72,256,272       $  810,767    $   (72,852)      $ 72,994,187
Municipal bonds                2,399,540            5,023              0          2,404,563
CMOs                         175,727,450          611,064     (1,058,694)       175,279,820
--------------------------------------------------------------------------------------------
Total                       $250,383,262       $1,426,854    $(1,131,546)      $250,678,570
--------------------------------------------------------------------------------------------

                                                   December 31, 2002
                         -------------------------------------------------------------------
                                                 Gross           Gross          Estimated
                               Amortized       Unrealized       Unrealized         Market
                                 Cost             Gains          Losses            Value
--------------------------------------------------------------------------------------------
U.S. Gov't Agencies         $ 25,914,918       $  632,444        $      0      $ 26,547,362
Municipal bonds               14,503,069            6,852               0        14,509,921
CMOs                         123,809,139          750,033         (13,945)      124,545,227
--------------------------------------------------------------------------------------------
Total                       $164,227,126       $1,389,329        $(13,945)     $165,602,510
--------------------------------------------------------------------------------------------

     The Bank has the intent and ability to hold these securities to maturity. The amortized cost and estimated market value of investments held to maturity at December 31, 2003 are shown in the following table. The contractual maturity is used for U.S. Government Agencies and Municipal Bonds. The estimated average life based on current cash flows is used for CMOs. Expected maturities may differ as borrowers have the right to call certain obligations.

                                             December 31, 2003
                                 -----------------------------------------
                                     Amortized             Estimated
                                        Cost              Market Value
--------------------------------------------------------------------------
Due one year or less               $ 10,436,864           $ 10,455,280
Due one to five years               143,187,617            142,915,728
Due five to ten years                47,574,940             47,534,775
Due after ten years                  49,183,841             49,772,787
--------------------------------------------------------------------------
Total                              $250,383,262           $250,678,570
--------------------------------------------------------------------------


   During 2001, there was a required recall on CMO's held to maturity which resulted in a realized gain of $53 thousand.


3.   INVESTMENT SECURITIES AVAILABLE FOR SALE

     The amortized cost and estimated market value of investment securities available for sale at December 31, 2003 and 2002 are as follows:

                                                   December 31, 2003
                         -------------------------------------------------------------------
                                                 Gross           Gross          Estimated
                               Amortized       Unrealized       Unrealized         Market
                                 Cost             Gains          Losses            Value
--------------------------------------------------------------------------------------------
U.S. Gov't Agencies         $ 13,100,525       $   88,000      $       0     $  13,188,525
CMOs                          48,250,773          302,789       (134,040)       48,419,522
MBSs                          86,559,090        1,208,607       (144,882)       87,622,815
-------------------------------------------------------------------------------------------
Total                       $147,910,388       $1,599,396      $(278,922)    $ 149,230,862
-------------------------------------------------------------------------------------------

                                                   December 31, 2002
                         -------------------------------------------------------------------
                                                 Gross           Gross          Estimated
                               Amortized       Unrealized       Unrealized         Market
                                 Cost             Gains          Losses            Value
--------------------------------------------------------------------------------------------
U.S. Gov't Agencies         $ 24,993,110       $  364,890      $       0      $ 25,358,000
CMOs                          21,978,385          207,004        (77,868)       22,107,521
MBSs                          69,631,991        1,550,922        (35,473)       71,147,440
-------------------------------------------------------------------------------------------
Total                       $116,603,486       $2,122,816      $(113,341)     $118,612,961
-------------------------------------------------------------------------------------------

     The amortized cost and estimated market value of investments available for sale at December 31, 2003 are shown in the following table. The contractual maturity is used for U.S. Government Agencies and MBSs. The average life based on current cash flows is used for CMOs. Expected maturities may differ as borrowers have the right to call or prepay certain obligations.

                                       December 31, 2003
                             -------------------------------------
                                 Amortized          Estimated
                                   Cost           Market Value
------------------------------------------------------------------
Due one year or less          $     76,582       $     76,560
Due one to five years           38,309,157         38,381,618
Due five to ten years           24,688,520         24,829,878
Due after ten years             84,836,129         85,942,806
------------------------------------------------------------------
Total                         $147,910,388       $149,230,862
------------------------------------------------------------------


     The Bank sold $7.2 million of MBSs and CMOs available for sale in 2003, which resulted in a realized gain of $286 thousand. There were no sales of investment securities during 2002. During 2001, CMOs available for sale were sold which resulted in a realized loss of $17 thousand.

4.   LOANS, NET

     Loans, net at December 31, 2003 and 2002 consist of the following:

                                  2003               2002
---------------------------------------------------------------
Mortgage Loans                 $280,663,785       $272,777,144
Construction Loans                1,324,699            305,607
Commercial Construction           5,993,838          1,157,268
Consumer Loans                    3,186,549          3,521,889
Commercial Real Estate          104,352,118         76,354,155
Commercial Business              12,180,496         12,621,048
---------------------------------------------------------------
Subtotal                        407,701,485        366,737,111
Less:
    Deferred loan fees              687,877            745,236
    Allowance for
       loan losses                4,407,552          4,317,475
---------------------------------------------------------------
Total loans, net               $402,606,056       $361,674,400
---------------------------------------------------------------


     At December 31, 2003 and 2002 the recorded investment in loans for which impairment had been recognized in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures", totaled $1.8 million and $2.8 million, respectively. Loans are measured for impairment based on the loans underlying collateral, if collateral dependent, or present value of estimated future cash flows. At December 31, 2003, impaired loans of $984 thousand related to loans that were individually measured for impairment with a valuation allowance of $414 thousand and $804 thousand of loans that were collectively measured for impairment with a valuation allowance of $22 thousand. At December 31, 2002, impaired loans of $998 thousand related to loans that were individually measured for impairment with a valuation allowance of $426 thousand and $1.8 million of loans that were collectively measured for impairment with a valuation allowance of $60 thousand. For the years ended December 31, 2003 and 2002, the average recorded investment in impaired loans was approximately $1.8 million and $2.4 million, respectively. During the years ended December 31, 2003 and 2002 the Corporation recognized $71 thousand and $206 thousand, respectively, of interest on impaired loans.

     Loans classified as impaired or trouble debt restructured accrue interest daily under their original or modified terms. All loans which are 90 days delinquent as to principal and/or interest are placed on a non-accrual status and all previously accrued interest is reversed. The principal amount of non-accrual loans at December 31, 2003 and 2002 was $1.8 million and $2.8 million, respectively. Interest income on non-accrual loans that would have been recorded in 2003 under the original terms of such loans was $121 thousand, and the interest income actually recognized in 2003 for such loans was $59 thousand. Interest income on non-accrual loans that would have been recorded in 2002 under the original terms of such loans was $221 thousand, and the actual interest income recognized in 2002 for such loans was $338 thousand.


     The Bank originates and purchases both adjustable and fixed interest rate loans. At December 31, 2003, the composition of these loans is as follows:

                                               Maturing       Maturing
                                                during        from 2005          Maturing
(In Thousands)                                   2004        through 2008       after 2008        Total
-----------------------------------------------------------------------------------------------------------
Mortgage Loans
   (1-4 dwelling)                                $ 2,965            $18,321        $259,378       $280,664
Construction Loans                                 1,148                  0             176          1,324
Commercial Construction                            4,069                  0           1,925          5,994
Consumer Loans                                     1,224              1,055             908          3,187
Commercial Real Estate                             4,163             10,117          90,072        104,352
Commercial Business                                7,268              3,582           1,330         12,180
-----------------------------------------------------------------------------------------------------------
              Total                              $20,837            $33,075        $353,789       $407,701
-----------------------------------------------------------------------------------------------------------
Interest sensitivity on the above loans:
       Loans with predetermined rates            $ 7,005            $29,067        $250,647       $286,719
       Loans with adjustable or
           floating rates                         13,832              4,008         103,142        120,982
-----------------------------------------------------------------------------------------------------------
              Total                              $20,837            $33,075        $353,789       $407,701
-----------------------------------------------------------------------------------------------------------

     Construction, commercial and land loans are generally indexed to the prime rate plus a percentage (generally 1% to 2%). The adjustable rate mortgage loans have interest rate adjustment limitations and are generally indexed to the one year U.S. Treasury constant maturity yield. Future market factors may affect the correlation of the interest rate adjustment with the rates the Bank pays on the short-term deposits that have been primarily utilized to fund these loans. Loans pledged as collateral for advances and lines of credit from the Federal Home Loan Bank totaled $33.0 million at December 31, 2003.

     Changes in the allowance for loan losses are as follows:

                                          Years ended December 31,
                             ---------------------------------------------------
                                      2003              2002             2001
--------------------------------------------------------------------------------
Balance at beginning
    of year                       $4,317,475        $4,230,563       $3,980,347
Provision charged to
    operations                       270,000           149,000          221,000
Charge-offs                         (189,177)          (77,052)         (45,304)
Recoveries                             9,254            14,964           12,914
Increase due to merger                     0                 0           61,606
--------------------------------------------------------------------------------
Balance at end of year            $4,407,552        $4,317,475       $4,230,563
--------------------------------------------------------------------------------

5.   MORTGAGE-BACKED SECURITIES HELD TO MATURITY

     Mortgage-backed securities held to maturity at December 31, 2003 and 2002 are summarized as follows:

              --------------------------------------------------------------------------------
                                             December 31, 2003
              --------------------------------------------------------------------------------
                                            Gross              Gross
                       Amortized          Unrealized         Unrealized           Estimated
                         Cost               Gains              Losses           Market Value
----------------------------------------------------------------------------------------------
GNMA                 $ 13,948,013         $  737,203         $    (676)          $ 14,684,540
FNMA                  194,437,708          3,758,600          (314,904)           197,881,404
FHLMC                  86,529,885          1,017,002          (470,799)            87,076,088
----------------------------------------------------------------------------------------------
Total                $294,915,606         $5,512,805         $(786,379)          $299,642,032
----------------------------------------------------------------------------------------------

              --------------------------------------------------------------------------------
                                             December 31, 2002
              --------------------------------------------------------------------------------
                                            Gross              Gross
                       Amortized          Unrealized         Unrealized           Estimated
                         Cost               Gains              Losses           Market Value
----------------------------------------------------------------------------------------------
GNMA                 $ 33,862,839         $1,693,748          $   (274)          $ 35,556,313
FNMA                  233,608,680          6,414,133           (47,491)           239,975,322
FHLMC                  74,651,159          1,439,073              (139)            76,090,093
----------------------------------------------------------------------------------------------
Total                $342,122,678         $9,546,954          $(47,904)          $351,621,728
----------------------------------------------------------------------------------------------

      The Bank has the intent and ability to hold these securities to maturity. At December 31, 2003, neither a disposal, nor a condition that could lead to a decision not to hold these securities to maturity were reasonably foreseen.


6.   OFFICE PROPERTIES AND EQUIPMENT, NET

     Office properties and equipment at December 31, 2003 and 2002 are summarized by major classification, as follows:

                                                        December 31,
                                           -----------------------------------
                                                     2003           2002
------------------------------------------------------------------------------
Land, buildings and improvements                  $ 34,361,472   $ 31,025,488
Furniture and equipment                              7,028,117      6,473,211
Computers                                            5,808,166      5,416,997
------------------------------------------------------------------------------
Total                                               47,197,755     42,915,696

Less accumulated depreciation                      (15,768,686)   (13,822,726)
------------------------------------------------------------------------------
Office properties and equipment, net              $ 31,429,069   $ 29,092,970
------------------------------------------------------------------------------


Depreciation expense totaled $1.7 million for the years ended December 31, 2003 and 2002 and $1.8 million for the year December 31, 2001.


7.   REAL ESTATE HELD FOR DEVELOPMENT, NET

     The Bank, through its wholly-owned subsidiary, Land Financial Services, Inc., had entered into several real estate investments. In January 2003, the remaining land was sold which resulted in a net gain of $361 thousand. Real estate held for development totaled $0 and $89 thousand at December 31, 2003 and 2002, respectively and is carried at the lower of cost or estimated net realizable value. Intercompany loans from the Bank are the primary sources of funding and have been eliminated in consolidation.

8.   REAL ESTATE OWNED, NET

     Real estate owned, which was acquired through foreclosure and deeds in-lieu of foreclosure, totaled $48 thousand and $291 thousand, net at December 31, 2003 and 2002, respectively. Changes in the allowance for real estate owned is as follows:

                                      Years ended December 31,
                        -----------------------------------------------------
                                   2003             2002             2001
-----------------------------------------------------------------------------
Balance at
    beginning of year           $ 379,596        $381,676         $ 716,919
Valuation allowance              (379,596)              0          (325,000)
Charge-offs                             0          (2,080)          (10,243)
Recoveries                              0               0                 0
-----------------------------------------------------------------------------
Balance at end
    of year                     $       0        $379,596         $ 381,676
-----------------------------------------------------------------------------

9.   DEPOSITS

     Deposits at December 31, 2003 and 2002 consisted of the following major classifications and weighted average interest rates:

                                                December 31, 2003
                             ---------------------------------------------------
                                   Weighted                          Percent
                                 Average Rate         Amount         of Total
--------------------------------------------------------------------------------
Non-interest checking               0.00%          $157,637,346       17.65%
Checking accounts                   0.55            186,572,464       20.89
Savings accounts                    0.69            188,235,776       21.08
Money market accounts               0.78            132,728,015       14.87
Certificates                        2.40            227,832,897       25.51
--------------------------------------------------------------------------------
Total                               1.01%          $893,006,498      100.00%
--------------------------------------------------------------------------------


                             ---------------------------------------------------
                                                December 31, 2002
                             ---------------------------------------------------
                                   Weighted                         Percent
                                 Average Rate         Amount        of Total
--------------------------------------------------------------------------------

Non-interest checking               0.00%          $134,969,939       16.85%
Checking accounts                   1.18            155,730,226       19.46
Savings accounts                    1.34            161,458,450       20.18
Money market accounts               1.86            124,795,059       15.59
Certificates                        3.58            223,386,548       27.92
--------------------------------------------------------------------------------
Total                               1.86%          $800,340,222      100.00%
--------------------------------------------------------------------------------


      The aggregate amount of certificates of deposit in excess of $100 thousand totaled $30.8 million. Deposits from related parties totaled $1.8 million and $1.6 million at December 31, 2003 and 2002, respectively. A summary of certificates by maturity at December 31, 2003 is as follows:

Years ended December 31,                                Amount
-----------------------------------------------------------------
2004                                                $157,374,316
2005                                                  32,937,299
2006                                                  20,081,064
2007                                                   7,514,103
2008                                                   9,920,753
Thereafter                                                 5,362
-----------------------------------------------------------------
Total                                               $227,832,897
-----------------------------------------------------------------


A summary of interest expense on deposits is as follows:

                                             Years ended December 31,
                           -----------------------------------------------------
                                2003              2002               2001
--------------------------------------------------------------------------------
Checking accounts            $  914,739       $ 1,620,862         $ 2,711,539
Savings accounts              1,248,755         1,920,339           2,644,185
Money market accounts         1,020,353         2,033,447           1,926,269
Certificates                  5,401,355         8,369,748          12,790,863
--------------------------------------------------------------------------------
Total interest expense       $8,585,202       $13,944,396         $20,072,856
--------------------------------------------------------------------------------


10.  ADVANCES FROM FEDERAL HOME LOAN BANK

     At December 31, 2003, the Bank had advances from the Federal Home Loan Bank of New York (FHLB) in the amount of $11.2 million with a weighted average interest rate of 1.56%. Advances are collateralized by certain first mortgage loans.
                              Years ended December 31,
--------------------------------------------------------------------------------
                     2003                                      2002
--------------------------------------------------------------------------------
                    Weighted                              Weighted
                    Average    Maturity                    Average   Maturity
       Amount         Rate       Date        Amount          Rate      Date
--------------------------------------------------------------------------------
    $ 1,191,047       5.00%   10/9/2007   $ 1,232,103        5.00%   10/9/2007
     10,000,000       1.15%   4/15/2005    10,000,000        1.38%   4/15/2005
--------------------------------------------------------------------------------
    $11,191,047       1.56%               $11,232,103        1.78%
--------------------------------------------------------------------------------



11.  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     At December 31, 2003, the Bank had securities sold under the agreements to repurchase (repurchase agreements) in the aggregate amount of $225.0 million. The repurchase agreements are collateralized by U.S. Agency Notes, MBS and CMOs with a market value of $241.2 million. Accrued interest payable totaled $1.1 million at December 31, 2003.

                         Year ended December 31, 2003
--------------------------------------------------------------------------------
                                       Weighted       Maturity      Call
Counterparty           Amount        Average Rate       Date       Feature
----------------------------------------------------------------------------
FHLB              $   20,000,000         5.72%         12/19/07    03/19/04
FHLB                  20,000,000         5.13%         01/14/08    01/01/04
FHLB                  20,000,000         5.95%         08/30/10    02/29/04
FHLB                  20,000,000         5.54%         10/18/10    01/17/04
FHLB                  20,000,000         5.22%         12/20/10    03/19/04
FHLB                  20,000,000         4.85%         12/20/10    03/19/04
FHLB                  10,000,000         4.18%         02/28/11    02/02/04
FHLB                  15,000,000         3.84%         04/06/11    01/19/04
FHLB                  10,000,000         3.49%         08/10/11    02/29/04
FHLB                  10,000,000         1.98%         11/14/11    02/14/04
FHLB                  10,000,000         2.32%         01/31/12    01/01/04
FHLB                  10,000,000         2.28%         02/07/12    02/01/04
FHLB                  10,000,000         2.68%         04/24/07    01/24/04
FHLB                  10,000,000         1.64%         08/22/12    02/22/04
FHLB                  20,000,000         1.30%         10/04/12    01/04/04
----------------------------------------------------------------------------
Total             $  225,000,000         4.08%
----------------------------------------------------------------------------


                         Year ended December 31, 2002
----------------------------------------------------------------------------
                                       Weighted       Maturity        Call
Counterparty           Amount        Average Rate       Date        Feature
----------------------------------------------------------------------------
FHLB              $      20,000,000      5.72%         12/19/07    12/19/03
FHLB                     20,000,000      5.13%         01/14/08    11/14/03
FHLB                     20,000,000      5.95%         08/30/10    12/30/03
FHLB                     20,000,000      5.54%         10/18/10     2/18/03
FHLB                     20,000,000      5.22%         12/20/10    12/19/03
FHLB                     20,000,000      4.85%         12/20/10    12/20/03
FHLB                     10,000,000      4.18%         02/28/11    12/28/03
FHLB                     15,000,000      3.84%         04/06/11     11/6/03
FHLB                     10,000,000      3.49%         08/10/11    12/10/03
FHLB                     10,000,000      1.98%         11/14/11    11/14/03
FHLB                     10,000,000      2.32%         01/31/12     1/31/03
FHLB                     10,000,000      2.28%         02/07/12      2/7/03
FHLB                     10,000,000      2.68%         04/24/07     4/24/03
FHLB                     10,000,000      1.64%         08/22/12     8/22/03
FHLB                     20,000,000      1.30%         10/04/12     10/4/03
----------------------------------------------------------------------------
Total                  $225,000,000      4.08%
----------------------------------------------------------------------------

12.  INCOME TAXES

     The Corporation's provision for income taxes differs from that computed by applying the statutory federal income tax rate to income before income taxes as follows:

                                                          2003                    2002                      2001
                                                  --------------------   ----------------------    ----------------------
                                                   Amount      Percent      Amount      Percent      Amount       Percent
                                                  ----------   -------   -----------    -------    -----------    -------

Tax at Federal tax rate:                          $3,491,164    34.00%   $ 4,340,770     34.00%    $ 2,868,255    34.00%
Increase (decrease) from:
  State income taxes, net of federal income
     tax benefit                                     678,950     6.61        859,765      6.73         174,772     2.07
  Change in State Tax Rate on Deferred tax
     Assets & Liabilities                                  0        0       (250,965)     1.97               0        0
  Tax exempt interest income                         (53,353)   (0.52)       (82,791)     0.65         (70,599)   (0.84)
  Other                                              (50,045)    0.49        (60,553)     0.47           4,324     0.05
                                                  ----------    -----    -----------     -----     -----------    -----
Total                                             $4,066,716    39.60%   $ 4,806,226     37.64%    $ 2,976,752    35.28%
                                                  ==========    =====    ===========     =====     ===========    =====

     In accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109), deferred tax assets and liabilities are established for the temporary differences between accounting bases and tax bases of the Corporation's assets and liabilities are at the tax rates expected to be in effect when the temporary differences are realized or settled. Management believes the existing net deductible temporary differences which give rise to the net deferred income tax assets are realizable on a more likely than not basis.

     The temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

                                                                            December 31
                                                               ------------------------------------
                                                                    2003                     2002
---------------------------------------------------------------------------------------------------
Deferred income tax assets:
     Allowance for loan losses                                  $1,760,377               $1,815,129
     Real estate losses                                                  0                  151,611
     Compensation and pension asset (liability)                     73,490                  116,745
     Amortization Deposit Premiums                                 321,180                  309,642
     Post retirement benefits                                      199,700                  199,700
     Capitalized interest                                                0                  713,093
     Accrued  expenses                                             252,662                  226,840
     Other                                                          22,751                  (42,852)
---------------------------------------------------------------------------------------------------
Deferred tax asset                                               2,630,160                3,489,908
---------------------------------------------------------------------------------------------------
Deferred income tax liabilities:
     Prepaid Deposit Insurance premium                              12,847                   12,439
     Depreciation                                                  317,958                  249,451
     Deferred loan fees - net                                      255,446                  255,446
---------------------------------------------------------------------------------------------------
      Gross deferred tax liabilities                               586,251                  517,336
---------------------------------------------------------------------------------------------------
Deferred income tax asset, net                                  $2,043,909               $2,972,572
---------------------------------------------------------------------------------------------------


     There was no change in the valuation allowance for the year ended December 31, 2003, 2002 and 2001.

     The following represents the components of income tax expense for the years ended December 31, 2003, 2002 and 2001, respectively.

                                              2003           2002           2001
------------------------------------------------------------------------------------
Current Federal tax provision               $2,247,455    $3,369,485     $3,424,066
Current State tax provision                    890,598     1,389,574        350,387
------------------------------------------------------------------------------------
Total current provision                      3,138,053     4,759,059      3,774,453
------------------------------------------------------------------------------------
Deferred federal tax provision (benefit)       790,549       384,346       (733,022)
Deferred state tax provision (benefit)         138,114      (337,179)       (64,679)
------------------------------------------------------------------------------------
Total deferred tax provision (benefit)         928,663        47,167       (797,701)
------------------------------------------------------------------------------------
Total                                       $4,066,716    $4,806,226     $2,976,752
------------------------------------------------------------------------------------

13.  LEASES

     The Bank leases eight branch locations under noncancelable leases which expire over the next 18 years. These leases generally provide for the payment of taxes and maintenance by the lessee. Most of these operating leases provide the Bank with the option to renew the lease after the initial lease term. Future minimum rental payments under existing leases as of December 31, 2003 are as follows:

Fiscal Year                                          Amount
-----------------------------------------------------------------
2004                                               $  205,826
2005                                                  217,034
2006                                                  217,034
2007                                                  223,484
2008 and beyond                                     2,413,944
-----------------------------------------------------------------
Total                                              $3,277,322
-----------------------------------------------------------------

     The leases contain cost of living adjustments based on changes in the consumer price index. The minimum lease payments shown above include base rentals exclusive of any future adjustments. Total rent expense for all operating leases amounted to $298 thousand, $275 thousand and $201 thousand for fiscal years 2003, 2002 and 2001, respectively.

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

     The Bank is considered "well capitalized" by OTS regulation at December 31, 2003 and 2002.The following table presents the capital ratios of the Bank at December 31, 2003 and 2002.

                                                                                                       Minimum
                                                                                                     to be Well
                                                                                                      Captilaized
                                                                                                     Under Prompt
                                                                        Mimimum                       Corrective
                                                                        Capital                         Action
                                           Actual                     Requirement                     Provisions
----------------------------------------------------------------------------------------------------------------------
                                    Amount          Ratio         Amount         Ratio             Amount      Ratio
----------------------------------------------------------------------------------------------------------------------
December 31, 2003 (thousands)
Tier 1 (Core) Capital:              $74,421          6.10%       $48,802           4.0%              $61,003     5.0%
Risked Based Capital                $78,401         16.43%       $38,168           8.0%              $47,710    10.0%
Tier 1 Risked-Based Capital         $74,421         15.60%       $19,084           4.0%              $28,626     6.0%
Tangible Equity                     $74,421          6.10%       $18,301           1.5%              $24,401     2.0%
----------------------------------------------------------------------------------------------------------------------
December 31, 2002 (thousands)
----------------------------------------------------------------------------------------------------------------------
Tier 1 (Core) Capital               $71,334          6.34%       $44,973           4.0%              $56,217     5.0%
Risked Based Capital                $75,222         18.04%       $33,365           8.0%              $41,706    10.0%
Tier 1 Risked-Based Capital         $71,334         17.10%       $16,682           4.0%              $25,023     6.0%
Tangible Equity :                   $71,334          6.34%       $16,865           1.5%              $22,487     2.0%
----------------------------------------------------------------------------------------------------------------------

15.  Pension Plan

     The Bank has a defined benefit pension plan for active employees. Net pension expense was $800 thousand, $621 thousand and $499 thousand for years ended December 31, 2003, 2002 and 2001, respectively. The components of net pension cost are as follows:

                                                Years ended
                                                December 31,
                       --------------------------------------------------------
                                 2003                2002               2001
-------------------------------------------------------------------------------
Service cost                 $(716,613)          $(641,336)         $(594,777)
Interest cost                 (486,386)           (448,782)          (395,140)
Return on assets               461,454             504,790            508,187
Net amortization
    and deferral               (58,912)            (35,585)           (17,459)
-------------------------------------------------------------------------------
Net periodic
    pension cost             $(800,457)          $(620,913)         $(499,189)
-------------------------------------------------------------------------------

     The following table presents a reconciliation of the funded status of the defined benefit pension plan at December 31, 2003 and 2002:

                                                    December 31,
                                   -------------------------------------------
                                              2003                 2002
------------------------------------------------------------------------------
Projected benefit obligation               $9,221,994           $ 8,491,179
Fair value of plan assets                   8,714,389             6,512,856
------------------------------------------------------------------------------
(Excess) of plan assets over
    projected benefit obligation              507,605             1,978,323
Unrecognized net (loss) gain                  (82,778)           (1,529,695)
Unrecognized prior service cost               (51,765)              (56,117)
Unrecognized net transition
    obligation                                 (8,039)              (38,945)
------------------------------------------------------------------------------
Accrued pension cost
    included in the consolidated
    balance sheet                          $  365,023           $   353,566
------------------------------------------------------------------------------


     The following table presents a reconciliation of beginning and ending balances of benefit obligations and plan assets:


                                                   December 31,
                                         ----------------------------------
Change in Projected Benefit Obligation        2003             2002
---------------------------------------------------------------------------
Projected benefit obligation
  at beginning of year                        $8,491,179      $ 7,488,903
Service cost                                     716,613          641,336
Interest cost                                    486,386          448,782
Actuarial (gain) loss                           (284,665)          47,334
Benefits paid                                   (187,519)        (135,176)
---------------------------------------------------------------------------
Projected benefit obligation
  at end of year                              $9,221,994      $ 8,491,179
---------------------------------------------------------------------------

Change in Plan Assets
---------------------------------------------------------------------------
Fair value of plan assets
  at beginning of year                        $6,512,856      $ 6,714,753
Actual return of plan assets                   1,600,052       (1,049,721)
Employer contribution                            789,000          983,000
Benefits paid                                   (187,519)        (135,176)
---------------------------------------------------------------------------
Fair value of plan assets
  at end of year                              $8,714,389      $ 6,512,856
---------------------------------------------------------------------------

Actuarial assumptions used in determining pension cost are as follows:

                                    Years ended December 31,
                          -----------------------------------------
                                2003         2002          2001
-------------------------------------------------------------------
Discount rate for
    benefit obligation          6.00%        6.00%         6.00%
Rate of increase in
    compensation levels
    and social security
    wage base                   4.00%        4.00%         4.00%
Expected long-term
    rate of return on
    plan assets                 7.00%        7.00%         7.00%
-------------------------------------------------------------------


     In accordance with the provisions to the Statement of Financial Accounting Standards No. 132 (revised) "Employer's Disclosure about Pension and Other Post-retirement Benefits" disclosures have been increased to include investment strategy, asset allocation mix, contributions, measurement dates and accumulated benefit obligation levels for pension plans.

     The Pension Investment Committee of the Corporation in conjunction with the Board of Directors oversees the investment of the plan assets. During the fourth quarter of 2003 the committee conducted a review of the portfolio structure, and the strategic asset allocation including the relationship of plan assets to plan liabilities. The goals of the asset investment strategy are to:

     * Maximize the return on assets, over the long-term, by investing primarily in equity securities. The inclusion of additional asset classes with differing rates of return, volatility and correlation are utilized to reduce risk by providing diversification relative to equity securities.
     * Diversify investments within asset classes to maximize preservation of principal and minimize over-exposure to any one investment, thereby minimizing the impact of losses in single investments.
     *Provide a total return that, over the long-term, provides sufficient assets to fund its liabilities subject to an approriate level of risk, contributions and pension expense.

     The plan asset allocation percentage and market values at December 31, 2003 are as follows:

                                                    % of
                                 Market Value      Assets
-----------------------------------------------------------
Cash                              $  956,626         11.0%
Equity Securities                  6,034,213         69.2
U.S. Government & Agency           1,298,041         14.9
Corporate Bonds                      425,509          4.9
-----------------------------------------------------------
Total Plan Assets                 $8,714,389        100.0%
-----------------------------------------------------------


     Funding policy for the qualified plan is to make annual contributions that satisfy the minimum funding requirements of Employee Retirement Income Security Act 1974 (ERISA) but that do not exceed the maximum deductible limits of the Internal Revenue Code. The contributions to the pension plan are determined each year as a result of an actuarial valuation of the plan. In 2003 and 2002, $789 thousand and $983 thousand, respectively were contributed by the Corporation to meet the pension funding requirements. The contribution to the pension plan for 2004 is expected to be $720 thousand. The pension plan will remain in compliance with the ERISA as amended, and any applicable regulations and laws.

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

     The net periodic post-retirement benefit cost includes the following components:

                                                        December 31,
                                       ---------------------------------------
                                            2003         2002           2001
------------------------------------------------------------------------------

Interest cost                            $ 47,209     $ 54,000       $ 47,737
Amortization of prior service cost        (11,339)     (14,499)       (14,499)
Amortization of loss (gain)                13,110       29,561         12,077
------------------------------------------------------------------------------
Net periodic post-retirement
    benefit cost                         $ 48,980     $ 69,062       $ 45,315
------------------------------------------------------------------------------


     The assumed health care cost trend rate for 2003 was 10.0% and was graded down in 0.5% increments per year to an ultimate rate of 5.0% per year. The impact of a 1.0% increase in the assumed health care cost trend for each future year would be as follows:

                                                     December 31, 2003
----------------------------------------------------------------------
Accumulated post-retirement obligation
    at year end                                                $42,172
Service and interest Cost                                       $2,741
----------------------------------------------------------------------

     The following table summarizes the amounts recognized in the Bank's balance sheet:

                                               December 31,
                                       -----------------------------
                                           2003            2002
--------------------------------------------------------------------
Accumulated post-retirement
    benefit obligation                $  $(687,004)      $(798,214)
Unrecognized prior service cost            (29,741)        (41,080)
Unrecognized net gain                      157,886         316,305
--------------------------------------------------------------------
Accrued post-retirement benefit
    cost                                 $(558,859)      $(522,989)
--------------------------------------------------------------------


     The assumed  discount  rate used in the  calculation  for the net  periodic
post-retirement  benefit  cost  and  the  accumulated   post-retirement  benefit
obligation as of December 31, 2003 and 2002 was 6.50% and 7.25%, respectively.


16.  LONG-TERM DEBT
     The Corporation established FMS Statutory Trust 1 ("the Trust") in March 2002. The trust issued $25.0 million of floating rate capital securities to institutional investors and $774 thousand of common securities to the
Corporation. The proceeds of these were used by the Trust to purchase subordinated debentures issued by the Corporation. The Corporation used the debenture proceeds to pay down $10.0 million 10% subordinated debentures, expansion of the Bank's operations and general corporate purposes. The Trust's capital securities are fully guaranteed by the Corporation's debentures which interest rates reset every three months to LIBOR plus 360 basis points. The interest rate will not exceed 11.0% through the first five years from issuance. As of December 31, 2003 and 2002, the interest rate was 4.77% and 5.00%, respectively. The debentures are redeemable at the Corporation's option any time after March 2007. The redemption of the debentures would result in the mandatory redemption of the Trust's capital and common securities at par.

     As a result of the deconsolidation of the Trust under FIN 46R as of December 31, 2003, the Corporation recognized in its consolidated statement of financial condition its investment in FMS Statutory Trust 1, which is presented in other assets and the subordinated debenture liability owed to the Trust. The deconsolidation of the Trust did not have any other impact in the consolidated financial statements as of December 31, 2003 and for the year then ended.

     On August 1, 2002, the Corporation redeemed its $10.0 million subordinated debentures. The early redemption was at a price of 101%. The cost of redemption and the remaining unamortized bond issuance costs were recorded as a one-time charge to net income of $134 thousand, net of $81 thousand in tax benefits.

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

FMS Statutory Trust 1 debentures: Fair value is estimated using quoted market prices for similar securities.

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

--------------------------------------------------------------------------------

At December 31, 2003 and December 31, 2002, the carrying amount and the estimated market value of the Corporation's financial instruments are as follows:

                                                                    December 31, 2003                    December 31, 2002
                                                              -----------------------------        ----------------------------
                                                                 Carrying      Estimated            Carrying     Estimated
                                                                  Amount      Market Value           Amount     Market Value
                                                              -------------  -------------       ------------- -------------
Financial assets:
    Cash and cash equivalents                                  $ 72,334,637  $ 72,334,637        $ 88,410,346  $ 88,410,346
    Investment securities held to maturity and investment
        securities available for sale                          $399,614,124  $399,909,432        $282,840,087  $284,215,471
    Mortgage-backed securities                                 $294,915,606  $299,642,032        $342,122,678  $351,621,728
    FHLB Stock                                                 $ 11,809,620  $ 11,809,620        $ 12,061,720  $ 12,061,720
    Loans, net of unearned income                              $407,013,608  $409,909,325        $365,991,875  $377,166,278
        Less: Allowance for possible loan losses               $ (4,407,552) $ (4,407,552)       $ (4,317,475) $ (4,317,475)
    Loans, net                                                 $402,606,056  $405,501,773        $361,674,400  $372,848,803


Financial liabilities:
    Deposits
        Checking, passbook, and money market accounts          $665,173,602  $665,173,602        $576,953,764  $576,953,764
        Certificates                                           $227,832,896  $227,935,000        $223,386,458  $225,792,088
    Securities sold under agreements to repurchase             $225,000,000  $241,239,750        $225,000,000  $245,302,000
    Advances from the Federal Home Loan Bank                   $ 11,191,047  $ 11,112,215        $ 11,232,103  $ 11,086,972
    FMS Statutory Trust 1 debentures                           $ 25,774,000  $ 26,410,618        $ 25,000,000  $ 25,195,375

Off-balance sheet financial instruments:
    Commitments to extend credit                               $ 48,270,583  $ 48,270,583        $ 48,732,173  $ 48,731,173
    Standby letters of credit                                  $  3,776,381  $  3,776,381        $  3,282,076  $  3,282,076


18.  COMMITMENTS AND CONTINGENCIES

     The Bank has outstanding loan commitments of $48.2 million as of December 31, 2003. Of these commitments outstanding, the breakdown between fixed and variable rate loans is as follows:

                                             December 31, 2003
                              ------------------------------------------------
                                 Fixed          Variable
                                 Rate             Rate               Total
------------------------------------------------------------------------------
Commitments to
       fund loans             $6,818,435       $ 9,065,700        $15,884,135
Unused lines:
       Construction                    0         8,107,691          8,107,691
       Equity line of                  0
           credit loans                         24,278,757         24,278,757
    --------------------------------------------------------------------------
Total                         $6,818,435       $41,452,148        $48,270,583
------------------------------------------------------------------------------

     In addition to outstanding loan commitments, the Bank as of December 31, 2003, issued $3.8 million in standby letters of credit to guarantee performance of a bank customer to a third party.

     Commitments and standby letters of credit are issued in accordance with the same loan policies and underwriting standards, including collateral as settled loans. Since some commitments and standby letters of credit are expected to expire without being drawn down, these amounts do not necessarily represent future cash requirements.

19.  LITIGATION
     There were no significant pending legal proceedings at December 31, 2003 which are expected to have a material impact on the Corporation's financial position or results of operations.

20.  LOANS TO EXECUTIVE OFFICERS AND DIRECTORS

     Regulation O provides that all loans to executive officers and directors be made on substantially the same terms and conditions as are available to the general public. However, executive officers are permitted to participate in rate discount programs available to all employees. The rate discounts are available to employees as long as they are employed at the Bank. If employment is terminated, the rate discount ceases from the date of termination. At December 31, 2003 and 2002, loans made to directors and executive officers whose indebtedness exceeded $60 thousand amounted to $5.6 million and $4.3 million, respectively. During 2003, new loans to these individuals totaled $4.6 million and repayments totaled $2.8 million.


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

     The option price per share for options granted may not be less than the fair market value of the common stock on the date of grant. All stock options are dilutive and included in the calculation of earnings per share. All stock options have been adjusted for all stock splits. At December 31, 2003, the option exercise prices were $5.333 and $10.00. Options are fully vested at the date of grant and must be exercised within ten years.

     The following table summarizes information about stock options outstanding at December 31, 2003.


        Exercise       Outstanding       Average         Exercisable
         Price           Options         Life (1)          Options
----------------------------------------------------------------------
        $ 5.33           31,250            1.9            31,250
        $10.00           44,000            4.8            44,000
----------------------------------------------------------------------
        $ 8.06           75,250            3.6            75,250
================   ================   ===========    =================

(1) Average contractual life in years


     A summary of the status of the Corporation's Stock Option Plan as of December 31, 2003, 2002 and 2001 and changes during the years ending on those dates is presented below.

                                                            Years Ended December 31,
                               -----------------------------------------------------------------------------
                                          2003                    2002                      2001
------------------------------------------------------------------------------------------------------------
Outstanding at the
  Beginning of the year           115,000       $ 8.54      121,925      $ 8.56      175,418     $ 6.34
Options exercised                 (25,250)        9.71         (925)       1.29      (50,993)      1.29
Options surrendered               (14,500)       10.00       (6,000)      10.00       (2,500)      1.29
---------------------------------------------------------------------------------------------------------------
Outstanding at the
  End of the year                  75,250       $ 8.06      115,000      $ 8.54      121,925     $ 8.56
------------------------------------------------------------------------------------------------------------

     On January 1, 1996, the Corporation adopted Statement of Financial Accounting Standard No. 123, "Accounting for Stock Based Compensation" (SFAS No.
123). As permitted by SFAS No. 123, the Corporation has chosen to continue to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No.
25) and related interpretations in accounting for its Plan. Accordingly, no compensation cost has been recognized for options granted under the Plan. There were no options granted during 2003, 2002 and 2001.


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

23.  PARENT COMPANY FINANCIAL INFORMATION

     The financial statements for FMS Financial Corporation are as follows:

                                                                                                       December 31,
                                                                                           -------------------------------------
FMS Financial Corporation Statements of Financial Condition                                        2003              2002
--------------------------------------------------------------------------------------------------------------------------------
Assets:
    Cash                                                                                          $ 2,357,568       $ 1,447,088
    Investment in subsidiary                                                                       80,051,200        73,795,337
    Intercompany receivable, net                                                                    5,437,842         7,108,475
    FMS Statutory Trust 1 issue costs, net                                                            640,154           717,999
    Other                                                                                             328,631           554,733
                                                                                                  ------------------------------
Total Assets                                                                                      $88,815,395       $83,623,632
                                                                                                  ==============================
Liabilities:
    FMS Statutory Trust 1 debentures                                                              $25,774,000       $25,774,000
    Dividends payable                                                                                 194,576           193,914
    Accrued interest payable                                                                           17,076            17,899
                                                                                                  ------------------------------
Total Liabilities                                                                                 $25,985,652       $25,985,813
                                                                                                  ------------------------------

Stockholders' Equity:
    Preferred stock - $.10 par value 5,000,000  shares  authorized;  none issued
    Common stock - $.10 par value 10,000,000 shares authorized; shares issued 7,975,059 and 7,949,809 and shares outstanding 6,485,877 and 6,463,811 as
       of December 31, 2003 and 2002, respectively                                                    797,506           794,981
    Paid-in capital in excess of par                                                                8,507,333         8,279,525
    Accumulated comprehensive income - net of deferred income taxes                                   802,239         1,216,053
    Retained earning                                                                               63,657,664        58,233,840
    Less:Treasury Stock (1,489,182 and 1,485,998 shares, at cost at December 31, 2003 and
       2002, respectively)                                                                        (10,934,999)      (10,886,580)
                                                                                                  ------------------------------
Total Stockholders' Equity                                                                         62,829,743        57,637,819
                                                                                                  ------------------------------
Total Liabilities and Stockholders' Equity                                                        $88,815,395       $83,623,632
                                                                                                  ==============================

---------------------------------------------------------------------------------------------------------------------
                                                                            Years Ended December 31,
                                                            ---------------------------------------------------------
FMS Financial Corporation Statements of Operations                  2003               2002               2001
---------------------------------------------------------------------------------------------------------------------
Intercompany interest income                                       $   329,366        $   848,662        $   560,750
Interest expense                                                    (1,295,928)        (1,742,660)        (1,057,348)
Dividends from subsidiary                                            2,400,000          2,400,000          2,400,000
Other expense                                                                0           (215,078)                 0
Equity in undistributed income of subsidiary                         4,439,345          6,284,466          3,387,046
---------------------------------------------------------------------------------------------------------------------
Income before taxes                                                  5,872,783          7,575,390          5,290,448
Income tax benefit                                                     328,631            385,354            168,843
---------------------------------------------------------------------------------------------------------------------
Net Income                                                          $6,201,414        $ 7,960,744        $ 5,459,291
---------------------------------------------------------------------------------------------------------------------

These statements should be read in conjunction with the other notes related to the consolidated financial statements.

                                                                  For Years Ended December 31,
                                                          --------------------------------------------------
FMS Financial Corporation Statements of Cash Flows                2003                      2002                2001
---------------------------------------------------------------------------------------------------------------------------
Operating Activities
Net income                                                        $ 6,201,414               $  7,960,744       $ 5,459,291
Adjustments to reconcile net income to net cash provided
   by operating activities:
Equity in undistributed earnings of the subsidiary                 (4,439,345)                (6,284,466)       (3,387,046)
Amortization of debt issue costs                                       77,845                     94,462            57,348
Decrease in interest payable                                             (823)                  (398,768)                0
Decrease (Increase) in intercompany receivable, net                 1,670,633                 (8,173,654)          (27,909)
Other                                                                 226,102                   (170,816)                0
                                                          --------------------   ------------------------  ----------------
    Net cash provided (used) by operating activities                3,735,826                 (6,972,498)        2,101,684

Investing Activities
Proceeds from maturities of investment securities                           0                  1,000,000                 0
                                                          -----------------------------------------------------------------
    Net cash provided by investing activities                               0                  1,000,000                 0

Financing Activities
Purchase of treasury stock                                            (48,419)                (2,813,136)         (432,840)
Repayment of subordinated debentures                                        0                (10,100,000)                0
Proceeds from issuance of trust capital securities                          0                 24,221,532                 0
Investment in subsidiary                                           (2,230,331)                (5,001,195)          (65,868)
Cash dividends paid on common stock                                  (776,929)                  (790,339)         (804,875)
Proceeds from issuance of stock                                       230,333                      1,195            65,868
                                                          -----------------------------------------------------------------
    Net cash (used) provided by financing activities               (2,825,346)                 5,518,057        (1,237,715)
                                                          -----------------------------------------------------------------
INCREASE (DECREASE) IN CASH                                       $   910,480               $   (454,441)      $   863,969
CASH, BEGINNING OF YEAR                                             1,447,088                  1,901,529         1,037,560
                                                          -----------------------------------------------------------------
CASH, END OF YEAR                                                 $ 2,357,568 $             $  1,447,088       $ 1,901,529
                                                          -----------------------------------------------------------------

These statements should be read in conjunction with the other notes related to the consolidated financial statements.

                         REPORT OF INDEPENDENT AUDITORS



To the Board of Directors and Shareholders of FMS Financial Corporation:

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, changes in stockholders' equity, and cash flows present fairly, in all material respects, the financial position of FMS Financial Corporation and Subsidiary at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Philadelphia, PA
February 27, 2004

                                MANAGEMENT REPORT

To  the  Federal  Deposit  Insurance   Corporation  and  the  Office  of  Thrift
Supervision:

FINANCIAL STATEMENTS

Management of FMS Financial Corporation and Subsidiary ("the Corporation") is responsible for the preparation, integrity, and fair presentation of its published consolidated financial statements, and Thrift Financial Report (TFR) filed with the Office of Thrift Supervision, as of December 31, 2003, and for the year then ended. The published consolidated financial statements have been prepared in accordance with generally accepted accounting principles, and the Thrift Financial Report has been prepared in accordance with the Office of Thrift Supervision reporting instructions, and, as such, include some amounts that are based upon judgments and estimates of management.

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

Management assessed its internal control structure over financial reporting as of December 31, 2003. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organization of the Treadway Commission. Based on this assessment, management believes that the Corporation maintained an effective internal control structure over financial reporting as of December 31, 2003.

COMPLIANCE WITH LAWS AND REGULATIONS
Management is also responsible for compliance with federal and state laws and regulations concerning dividend restrictions and federal laws and regulations concerning loans to insiders designated by the Office of Thrift Supervision as safety and soundness laws and regulations.

Management assessed its compliance with the designated laws and regulations relating to safety and soundness. Based on this assessment, management believes that the Corporation has complied, in all significant respects, with the designated laws and regulations related to safety and soundness for the year ended December 31, 2003.

Craig W. Yates                                Channing L. Smith
President and Chief Executive Officer         Vice President and Chief Financial Officer

FMS Financial Corporation
Burlington, New Jersey
February 27, 2004

                                       33

                              CORORATE INFORMATION

ANNUAL MEETING

     The 2004 Annual Shareholders' Meeting of FMS Financial Corporation will be held at 10:30 a.m., on the 29th day of April, 2004 at the Riverton Country Club, Highland Avenue off of Route 130, Riverton, New Jersey.

STOCK MARKET INFORMATION
     The common stock of FMS Financial Corporation is traded over-the-counter and is listed on the Nasdaq National Market System under the symbol "FMCO". Daily quotations are included in the Nasdaq National Market stock tables published in the Wall Street Journal and other leading newspapers.

     The number of record holders of common stock of the Corporation as of March 11, 2004 was approximately 781, not including those shares registered in names of various investment brokers held in account for their customers.

     The following table sets forth the range of closing prices, as reported by Nasdaq, for the periods ended December 31, 2003 and 2002:

                              2003
                   ------------------------------
QUARTER ENDED          HIGH             LOW
-------------------------------------------------
March 31,           $  14.500        $  12.300
June 30,            $  20.400        $  13.990
September 30,       $  18.500        $  13.150
December 31,        $  20.500        $  16.750
-------------------------------------------------

                              2002
                   ------------------------------
QUARTER ENDED          HIGH             LOW
-------------------------------------------------
March 31,           $  11.660        $   7.870
June 30,            $  12.700        $  10.510
September 30,       $  12.800        $   9.150
December 31,        $  15.690        $  10.850
-------------------------------------------------

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

     As of December 31, 2003 the Bank was a Tier 1 capital compliant institution and had available $19.6 million for dividends to the Corporation, subject to nonobjection by the OTS. It is not likely that the Corporation would request a dividend of that magnitude. The Corporation is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders, but is subject to the requirements of New Jersey law, which permits the Corporation to pay dividends in cash or shares out of the Corporation's surplus, defined as the excess of net assets of the Corporation over stated capital.

                  BOARD OF DIRECTORS

                  ROY D. YATES
                  Chairman of the Board

                  WAYNE H. PAGE
                  Vice Chairman

                  GEORGE J. BARBER

                  JOSEPH W. CLARKE, JR

                  VINCENT R. FARIAS

                  DOMINIC W. FLAMINI

                  EDWARD J. STAATS, JR

                  MARY WELLS

                  CRAIG W. YATES


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

                  CATHERINE A. MARSHALL
                  Vice President, Loan Servicing

                  PETER S. SCHOENFELD
                  Vice President, Investments

                  KAREN D. SHINN
                  Vice President, Operations

                  FRANK E. SMITH
                  Vice President, Facilities and Design

                  MARCELLA F. HATCHER*
                  Assistant Secretary

                  * Officers of Bank and Holding Company

         MARKET MAKERS
         The following companies were making a market in the Corporation's common stock at December 31, 2003:

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


FORM 10-K AND OTHER FINANCIAL INQUIRIES
The Corporation's Annual Report on Form 10-K for the fiscal year ended December 31, 2003, as filed with the Securities and Exchange Commission will be furnished to shareholders of the Corporation upon written request without charge.
Shareholders, analysts and others seeking this and other requests for information relating to stock, annual shareholders' meeting and related matters on FMS Financial Corporation, should contact the Corporate Secretary at the Executive Offices.

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

     MEDFORD VILLAGE
     1 S. Main Street at Bank Street
     Medford, NJ 08055
     (609) 714-1115

     MOORESTOWN
     53 East Main Street
     Moorestown, NJ 08057
     (856) 235-0544

     MOUNT HOLLY
     555 High Street
     Mount Holly, NJ 08060
     (609) 261-0975

     MOUNT LAUREL
     4522 Church Road
     Mount Laurel, NJ 08054
     (856) 235-4445

     MT. LAUREL - FELLOWSHIP
     301 Fellowship Road
     Mount Laurel, NJ 08054
     (856) 222-9364

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

     TABERNACLE
     1484 Route 206
     Tabernacle, NJ 08088
     (609) 268-5993

     WAL*MART BURLINGTON
     2106 Burlington-Mt. Holly Road
     Burlington, NJ 08016
     (609) 386-5960

     WAL*MART CINNAMINSON
     2501 Route 130 South
     Cinnaminson, NJ  08077
     (856) 303-1395

     WAL*MART HAMILTON
     700 Market Place Boulevard
     Hamilton, NJ  08691
     (609) 585-2252

     WAL*MART  LUMBERTON
     1740 Route 38
     Mount Holly, NJ 08060
    (609)  702-9800

     WAL*MART MARLTON
     150 Route 70
     Marlton, NJ 08053
    (856) 988-1442

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

                                       37