Form 10-K, Exhibit 13
period 2004-12-31
FMS FINANCIAL CORP
filed 2005-03-24
CIK 839845

CORPORATE PROFILE

Originally founded in 1871 under the name of Farmers' and Mechanics' Building and Loan Association, Farmers & Mechanics Bank is a wholly owned subsidiary of FMS Financial Corporation. The Corporation is listed on the Nasdaq National Market System under the trading symbol of FMCO. With total assets of $1.3 billion, the Corporation employs 339 full-time and 239 part-time employees who service over 155 thousand deposit accounts. The Bank, which currently operates 41 branches in Burlington, Camden and Mercer County, is open seven days a week and offers free on-line banking, bill pay, telephone banking and coin counting. We continue to strive for convenient, personal, full service banking so as to remain your "Hometown Bank."

                               [GRAPHIC OMITTED]

To Our Shareholders:

         We are pleased to report another successful year at Farmers & Mechanics Bank. Earnings of $8.7 million or $1.34 per share set a new record. Interest income increased with the growing asset base while interest expense declined slightly because of continued low rates and an increase in transaction accounts. Deposits have increased to $941 million and shareholder's equity is now over $70 million.

         Over the past decade, we have worked to attract checking and savings transactional accounts. Certificates of Deposit used to be about 65% of our deposits and now represent less than 20% of a much larger deposit base. CD's have a higher interest cost to the bank and are subject to rate competition. Transaction accounts have lower interest costs, and generate significant transaction and service income, but generally have higher operating and servicing costs. Most importantly, they represent a more significant relationship with depositors, with more branch visits and closer ties through the use of direct deposit, ATM's, check cards, telephone and computer banking, and internet bill paying. These accounts are considered core accounts.

         While our earnings have been very good in the low interest environment, our deposit mix, with a lot of transaction accounts, should also perform well when rates increase. Currently, however, short term rates have been increasing while long term rates have stayed at low levels, which will reduce earnings somewhat in early 2005.

         There continues to be a lot of refinancing activity at current interest rates and our market area also has plenty of new construction. Both activities should slow down if rates increase. We continue to add to our loan loss reserves for possible future market conditions and portfolio growth, even though we have experienced almost no loan losses for several years and ended the year with no real estate owned (REO) properties.

         The growth and success of Farmers & Mechanics Bank is the result of the long term efforts of more than 500 people working together to provide good community banking services to our friends and neighbors. It is a pleasure to note the longevity, diversity, personal and professional development, cooperation, and real friendships in our staff. Our work is for today and for the future. I will explain all this later to my granddaughter, Sophia, shown with me in the picture.

         We continue to believe that a local community bank can compete very successfully against the larger financial institutions and build significant value for shareholders over time. The directors, officers and staff thank you for your continued interest and support.

                                                     Sincerely,




                                                     /s/Craig W. Yates
                                                     -----------------
                                                     Craig W. Yates
                                                     President

                               [GRAPHIC OMITTED]

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

FINANCIAL HIGHLIGHTS
Financial Condition: (In Thousands)

---------------------------------------------------------------------------------------------------------------------------------
December 31,                   2004        2003        2002      2001     2000      1999      1998      1997      1996       1995
---------------------------------------------------------------------------------------------------------------------------------
Assets                   $1,250,006  $1,225,557  $1,126,557  $966,537 $839,076  $772,501  $691,812  $628,403  $541,710   $501,550
Loans receivable, net       418,799     402,606     361,674   336,544  290,179   299,695   298,603   302,831   306,871    288,400
Deposits                    941,507     893,006     800,340   729,506  648,539   603,892   536,310   489,440   453,277    428,809
Stockholders' equity         70,337      62,830      57,638    52,203   47,410    46,097    43,469    38,916    33,826     33,053

Operations: (In Thousands)
except per share data)
---------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,        2004        2003        2002      2001     2000      1999      1998      1997      1996       1995
---------------------------------------------------------------------------------------------------------------------------------

Interest income          $   55,762  $   50,814  $   57,748  $ 55,300 $ 52,349  $ 47,863  $ 46,563  $ 40,813  $ 36,841   $ 35,201
Interest expense             18,414      19,362      24,756    28,752   27,398    24,742    24,869    20,879    18,978     18,041
Net interest income          37,348      31,452      32,992    26,548   24,951    23,120    21,694    19,934    17,863     17,160
Net income                    8,768       6,201       7,961     5,459    5,112     5,114     5,271     5,491     3,026(a)   4,343
Basic earnings per
common share                   1.35        0.96        1.22      0.81     0.74      0.71      0.73      0.77      0.41       0.58
Diluted earnings per
common share                   1.34        0.95        1.21      0.81     0.74      0.70      0.72      0.75      0.40       0.56
Dividends declared per
common share                   0.12        0.12        0.12      0.12     0.12      0.12      0.11      0.08(b)   0.07(b)    0.07(b)
Weighted average common
shares outstanding            6,495       6,477       6,548     6,701    6,888     7,210     7,204     7,165     7,411      7,512
Weighted average common
shares and common stock
equivalents outstanding       6,529       6,515       6,577     6,714    6,947     7,292     7,314     7,346     7,573      7,695

Other Selected Data:
---------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,        2004        2003        2002      2001     2000      1999      1998      1997      1996       1995
---------------------------------------------------------------------------------------------------------------------------------

Net interest rate spread       3.28%       2.98%       3.44%     3.24%     3.40%    3.28%     3.50%     3.60%     3.50%      3.49%
Net interest margin            3.25        2.92        3.40      3.22      3.42     3.36      3.48      3.72      3.66       3.66
Return on average assets       0.71        0.49        0.77      0.56      0.66     0.61      0.79      0.98      0.60       0.89
Return on average equity      13.21        9.52       14.61     10.02     11.16    10.93     12.86     15.11      8.99      14.00
Dividend payout ratio          8.95       12.63        9.92     14.81     16.22    17.14     15.28     10.67     17.50      12.43
Equity-to-asset ratio          5.63        5.13        5.12      5.40      5.65     5.97      6.28      6.19      6.24       6.59
Number of employees
  (full-time equivalents)       515         522         480       439       427      382       335       299       236        209

(a) Includes $2.7 million for the one-time special assessment to recapitalize the SAIF.
(b)  Adjusted for stock splits in 1998 and 1996, as applicable

                                      -4- and -5-

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

     FMS Financial Corporation (the "Corporation") is the parent company of Farmers & Mechanics Bank (the "Bank"), its only subsidiary. Earnings of the Corporation are primarily dependent on the earnings of the Bank since the Corporation engages in no significant operations of its own. Accordingly, the earnings of the Corporation are largely dependent on the receipt of earnings from the Bank in the form of dividends.

     The earnings of the Bank depend primarily on its net interest income. Net interest income is affected by: (i) the volume of interest-earning assets and interest-bearing liabilities (see "Rate Volume Analysis"), (ii) rates of interest earned on interest-earning assets and rates paid on interest-bearing liabilities, and (iii) the difference ("interest rate spread") between average rates of interest earned on interest-earning assets and average rates paid on interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

     The Bank also derives income from service charges on customer deposit accounts and fees on loans. In addition to interest expense, the Bank incurs operating expenses such as salaries, employee benefits, deposit insurance premiums, depreciation, property maintenance and advertising.

Market Risk and Liquidity Risk

     Market risk is the risk of loss from adverse changes in market prices and rates. The Bank's market risk arises primarily from interest rate risk inherent in its lending, investment and deposit taking activities. The Bank's profitability is affected by fluctuations in interest rates. A sudden and substantial increase in interest rates may adversely impact the Bank's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent or on the same basis. To that end, management actively monitors and manages its interest rate risk exposure. The Bank does not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments. The Bank's investment policy allows investment only in securities which have a rating of AA or better. U.S. Government Agency investments are callable notes issued by Fannie Mae (FNMA), Freddie Mac (FHLMC) and the Federal Home Loan Bank (FHLB), which carry either a direct government or quasi-government guarantee. The Bank holds a substantial component of its investment portfolio in mortgage-backed securities and collateralized mortgage obligations (collectively, "MBS and CMO"). At the end of 2004, the total investment in MBS and CMO amounted to $468.3 million, or 63.3% of total investments. These are instruments collateralized by pools of residential and commercial mortgages which return interest and principal payments to the investor when performing in accordance with their terms. Approximately 60% of the Bank's MBS holdings are U.S. Government Agency securities (GNMA, FNMA and FHLMC), which carry either direct government or quasi-government guarantees and are rated AAA in terms of credit quality. The Bank also owns non-agency CMOs, issued by major financial institutions, which are rated AAA or AA. CMOs are generally very liquid issues with major brokerage houses providing ready markets. However, CMOs are subject to prepayment and extension risk, which can adversely affect their yields and expected average life. MBS and CMOs of $45.4 million and $3.2 million were used to secure public funds on deposit at December 31, 2004 and 2003, respectively.

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

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

     The difference, or the interest rate repricing "GAP", provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates over a period of time. A GAP is considered positive when the amount of interest rate sensitive assets maturing or repricing over a specified period of time exceeds the amount of interest rate sensitive liabilities maturing or repricing within that period and is considered negative when the amount of interest rate sensitive liabilities maturing or repricing over a specified period of time exceeds the amount of interest rate sensitive assets maturing or repricing within that period. Generally, during a period of rising interest rates, a negative GAP within a given period of time would adversely affect net interest income, while a positive GAP within such period of time may result in an increase in net interest income; during a period of falling interest rates, a negative GAP within a given period of time may result in an increase in net interest income while a positive GAP within such period of time may have the opposite effect. At December 31, 2004 the Bank's GAP position for net assets repricing for one year cumulative totaled a positive $83.8 million.

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

     The Bank has developed stategies to manage its liquidity, shorten the effective maturities of certain interest-earning assets and increase the effective maturities of certain liabilities to reduce the exposure to interest rate fluctuations. These strategies include focusing its investment activities on short and medium-term securities, maintaining and increasing the transaction deposit accounts, as these accounts are considered to be relatively resistant to changes in interest rates, and utilizing Federal Home Loan Bank (FHLB) borrowings and deposit marketing programs to adjust the repricing intervals of its liabilities.

     The Bank measures its interest rate risk using the Office of Thrift Supervision's (OTS) NPV method. NPV is calculated based on the net present value of estimated cash flows utilizing market prepayment assumptions and market rates of interest provided by independent broker quotations and other public sources. An institution's interest rate risk is measured as the change to its NPV as a result of a hypothetical immediate 200 basis point change in market interest rates. Based on this analysis at December 31, 2004, the Bank would experience a 379 basis point decrease in its NPV as a percent of assets if rates rise by 200 basis points in comparison to a flat rate scenario. Due to the abnormally low interest rate environment decreases of 200 points or more have been omitted.

                              December 31, 2004
                -----------------------------------------------
                             Net Portfolio Value
                -----------------------------------------------
Changes in
Interest Rates    $ Amount   $ Change  % Change  NPV Ratio (a)
(basis points)  -----------------------------------------------


    +300       $ 56,922     (87,216)        (61%)        4.69%
    +200         89,649     (54,488)        (38%)        7.17%
    +100        122,667     (21,471)        (15%)        9.52%
     0          144,138           -           -         10.96%
    (100)       143,993        (145)          0%        10.88%

---------------------------------------------------------------

                              December 31, 2003
                -----------------------------------------------
                             Net Portfolio Value
                -----------------------------------------------
Changes in
Interest Rates    $ Amount   $ Change  % Change  NPV Ratio (a)
(basis points)  -----------------------------------------------


    +300       $ 36,320     (84,385)        (70%)        3.08%
    +200         66,957     (53,749)        (45%)        5.51%
    +100         97,597     (23,109)        (19%)        7.79%
       0        120,706           -           -          9.41%
    (100)       122,488       1,782           1%         9.47%

(a) Calculated as the estimated NPV divided by present value of total assets.

     Although the NPV calculation provides an indication of the Bank's interest rate risk at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Bank's net interest income and will differ from actual results.

Financial Condition
     Total assets of the Corporation increased $24.4 million or 2.0% to $1.3 billion at December 31, 2004 from $1.2 billion at December 31, 2003. Short-term funds increased $32.9 million or 105.8% to $64.1 million at December 31, 2004 from $31.2 million at December 31, 2003 primarily due to an increase in short-term money market accounts. Investment securities held to maturity increased $69.2 million or 37.3% to $254.8 million at December 31, 2004 from $185.6 million at December 31, 2003. The increase in investment securities held to maturity during the year is due to purchases of $218.4 million, partially offset by principal paydowns of $49.0 million and investment calls and maturities of $99.7 million. Investment securities available for sale decreased $7.2 million or 4.8% to $142.0 million during the year ended December 31, 2004 from $149.2 million at December 31, 2003, as a result of principal paydowns of $39.8 million and calls and maturities of $54.0 million, partially offset by purchases of $24.0 million in CMO's, $10.0 million in MBS's available for sale and $54.4 million

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

in U.S. Agency notes. Mortgage-backed securities held to maturity decreased $90.5 million or 25.2% to $269.2 million during the year ended December 31, 2004 from $359.7 million at December 31, 2003, as a result of principal paydowns on MBS's of $101.5 million, partially offset by purchases of $13.4 million in MBS pass-thru securities. Loans receivable increased $16.2 million or 4.0% to $418.8 million at December 31, 2004 from $402.6 million at December 31, 2003. The increase in loans receivable during the year ended December 31, 2004 was due to $126.7 million of loans originated, partially offset by $110.1 million of principal collected on loans.

     Total liabilities increased $16.9 million or 1.5% to $1.2 billion at December 31, 2004 from $1.2 billion at December 31, 2003. Deposits increased $48.5 million or 5.4% to $941.5 million at December 31, 2004 from $893.0 million at December 31, 2003. The increase in deposits during the year was due to increases in checking accounts of $45.9 million, money market accounts of $12.9 million and savings accounts of $6.8 million, partially offset by decreases in certificates of deposit of $17.1 million. Deposits acquired in 2003 with the purchase of branch locations in Florence and Tabernacle, New Jersey totaled $16.1 million and $24.1 million, respectively. Securities sold under agreements to repurchase decreased $30.0 million or 13.3% to $195.0 million at December 31, 2004 from $225.0 million at December 31, 2003 with a weighted average rate of 4.49% and are collateralized by U.S. Agency Notes, MBSs and CMOs.

         Stockholders' equity increased $7.5 million or 11.9% to $70.3 million at December 31, 2004 from $62.8 million at December 31, 2003. The increase was due to net income of $8.8 million and the exercise of stock options of $50 thousand, partially offset by $780 thousand of dividends declared on common stock and a decrease of $531 thousand in accumulated comprehensive income (net unrealized gain on available for sale securities).

Results of Operations
Net Interest Income
     The earnings of the Corporation depend primarily upon the level of net interest income, which is the difference between interest earned on its interest-earning assets, such as loans and investments, and the interest paid on interest-bearing liabilities, such as deposits including non-interest bearing checking accounts and borrowings. Net interest income is a function of the interest rate spread, which is the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities, as well as the average balance of interest-earning assets as compared to interest-bearing liabilities. Net income is also affected by non-interest income and expenses, such as gains (losses) on the sale of loans and investments, provision for loan losses and real estate owned, service charges and other fees, and operating expenses.

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

Average Balances, Interest and Yields/Rates

                                                                     Years Ended December 31,
                                    ------------------------------------------------------------------------------------------------
                                                  2004                            2003                             2002
                                    -------------------------------------------------------------------- ---------------------------
                                     Average               Average     Average               Average   Average             Average
                                     Balance    Interest  Yield/Rate   Balance   Interest  Yield/Rate  Balance   Interest Yield/Rate
                                    --------   ---------  ----------   --------  --------  ----------  --------  -------- ----------
                                                                            (Dollars in Thousands)
Interest-earning assets:
  Loans receivable              $   418,354  $   24,577     5.87%   $   388,201  $ 24,363     6.28%   $  361,734   $ 25,659    7.09%
  Interest-bearing deposits          50,928         667     1.31%        33,529       462     1.38%       48,169        932    1.93%
  Mortgage-backed securities        396,962      16,156     4.07%       419,461    16,805     4.01%      339,059     18,565    5.48%
  Investment securities             281,314      14,362     5.11%       234,442     9,184     3.92%      219,994     12,593    5.72%
                                -----------  ----------   ------    -----------    ------    -----    ----------   --------  ------
Total interest-earning
   assets                         1,147,558      55,762     4.86%     1,075,633    50,814     4.72%      968,956     57,749    5.96%
                                -----------  ----------   ------    -----------    ------    -----    ----------   --------  ------

Interest-bearing
   liabilities:
  Checking deposits                 366,338       1,717      .47%       313,492       915      .29%      262,153      1,621     .62%
  Savings deposits                  194,246       1,071      .55%       179,673     1,249      .70%      143,476      1,921    1.34%
  Money market deposits             139,038       1,001      .72%       130,822     1,020      .78%      109,124      2,033    1.86%
  Time deposits                     216,906       3,965     1.83%       225,240     5,401     2.40%      233,975      8,370    3.58%
  Borrowings                        221,883       9,291     4.19%       236,199     9,481     4.01%      207,351      9,069    4.37%
  Long-term debt                     25,774       1,369     5.31%        25,774     1,296     5.03%       25,510      1,743    6.83%
                                -----------  ----------   ------    ----------- ---------    -----    ----------   --------  ------
Total interest-bearing
   liabilities                  $ 1,164,185      18,414     1.58%   $ 1,111,200    19,362     1.74%   $  981,589     24,757    2.52%
                                ===========  ----------  -------    =========== ---------    -----    ==========   --------  ------
Net interest income                          $   37,348                         $  31,452                          $ 32,992
                                             ==========                         =========                          ========
Interest rate spread                                        3.28%                             2.98%                            3.44%
                                                         =======                           =======                           ======

Net yield on average
   interest-earning assets                                  3.25%                             2.92%                            3.40%
                                                         =======                           =======                           ======
Ratio of average interest-
   earning assets to average
   interest -bearing liabiltites                           98.57%                            96.80%                           98.71%
                                                         =======                           =======                           ======

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

                                                             Years Ended December 31,
                                      ---------------------------------------------------------------------
                                                2004 vs. 2003                       2003 vs. 2002
                                      --------------------------------    ---------------------------------
                                             Increase (Decrease)                 Increase (Decrease)
                                              Due to change in                    Due to change in
                                      --------------------------------    ---------------------------------
                                        Rate       Volume       Total       Rate       Volume       Total
                                      --------    --------    --------    --------    --------    --------
                                                                 (In Thousands)
Interest income:
    Loans                             $ (1,678)   $  1,892    $    214    $ (3,173)   $  1,877    $ (1,296)
    Interest-bearing deposits              (35)        240         205        (187)       (283)       (470)
    Mortgage-backed securities             252        (901)       (649)     (6,162)      4,402      (1,760)
    Investment securities                3,342       1,836       5,178      (4,236)        827      (3,409)
                                      --------    --------    --------    --------    --------    --------

    Total change - interest income       1,881       3,067       4,948     (13,758)      6,823      (6,935)
                                      --------    --------    --------    --------    --------    --------
Interest expense:
    Checking deposits                      648         154         802      (1,023)        317        (706)
    Savings deposits                      (279)        101        (178)     (1,157)        485        (672)
    Money market deposits                  (83)         64         (19)     (1,417)        404      (1,013)
    Time deposits                       (1,236)       (200)     (1,436)     (2,657)       (312)     (2,969)
    Borrowings                             385        (575)       (190)       (850)      1,262         412
    Long-term debt                          73           -          73        (465)         18        (447)
                                      --------    --------    --------    --------    --------    --------
    Total change - interest expense       (492)       (456)       (948)     (7,569)      2,174      (5,395)
                                      --------    --------    --------    --------    --------    --------
Net change in net interest income     $  2,373    $  3,523    $  5,896    $ (6,189)   $  4,649    $ (1,540)
                                      ========    ========    ========    ========    ========    ========

Comparisons of Years Ended December 31, 2004 and 2003.

Net Income
     The Corporation and its subsidiary recorded net income of $8.8 million for the year ended December 31, 2004, or $1.34 diluted earnings per share, as compared to net income of $6.2 million, or $.95 diluted earnings per share for the year ended December 31, 2003. Net interest income was $37.3 million in 2004 compared to $31.5 million in 2003. Provisions for loan losses were $330 thousand in 2004 and $270 thousand in 2003. Non-interest income remained constant at $6.1 million in 2004 and 2003. Total non-interest expenses for the year ended December 31, 2004 were $28.4 million compared to $27.0 million in the previous year. During 2004, the Corporation declared cash dividends which totaled $.12 per share which resulted in a dividend payout ratio of 8.95%.

Interest Income
     Total interest income increased $5.0 million to $55.8 million in 2004 from $50.8 million in 2003. The increase is attributable to increases in interest income on investment securities of $5.2 million, loans of $214 thousand and interest-bearing deposits of $205 thousand, partially offset by a decrease in interest income on mortgage-backed securities of $649 thousand.


     Interest income on investment securities increased $5.2 million in 2004. The increase in interest income on the investment securities was primarily due to rate increases in the portfolio. The average yield on the portfolio increased 119 basis points to 5.11% in 2004 from 3.92% in 2003, which resulted in an increase in interest income of $3.3 million. The average balance of the portfolio increased $46.9 million to $281.3 million in 2004 from $234.4 million in 2003. The investment portfolio increased primarily due to purchases of $189.1 million of U. S. Government Agency Notes and $26.0 million of CMO's. These increases were partially offset by principal paydowns of CMO's of $49.1 million and calls of $97.0 million of U.S. Government Agency Notes. The increase in the average balance of investment securities resulted in an increase in interest income of $1.8 million in 2004.

      Interest income on loans increased $214 thousand to $24.6 million at December 31, 2004 from $24.4 million at December 31, 2003. The average balance of the loan portfolio increased $30.2 million to $418.4 million in 2004 from $388.2 million in 2003. Loans originated during the year totaled $126.7 million and principal collected on loans totaled $110.1 million in 2004. The increase in the loan volume during 2004 resulted in an increase in interest income of $1.9 million. The average yield on the loan portfolio decreased 41 basis points to 5.87% in 2004 from 6.28% in 2003, which resulted in a decrease in interest income of $1.7 million.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

     Interest income on interest-bearing deposits increased $205 thousand to $667 thousand in 2004 from $462 thousand in 2003. The increase was due to an increase in the average balance of $17.4 million to $50.9 million in 2004 from $33.5 million in 2003. The increase in the average balance was due to an increase in money market investment account of $33.0 million during the year, which resulted in an increase in interest income of $240 thousand. The average yield on the portfolio decreased 7 basis points to 1.31% in 2004 from 1.38% in 2003, which resulted in a decrease in interest income of $35 thousand.

     Interest income on mortgage-backed securities decreased $649 thousand in 2004 due to volume decreases in the portfolio. The average balance of the portfolio decreased $22.5 million to $397.0 million in 2004 from $419.5 million in 2003, resulting in a decrease in interest income of $901 thousand. The decrease in the average balance was due to principal paydowns on mortgage-backed securities of $101.5 million, partially offset by purchases of $13.4 million in MBS pass-thru securities in 2004. The average yield on the portfolio increased 6 basis points to 4.07% in 2004 from 4.01% in 2003, which resulted in an increase in interest income of $252 thousand.

Interest Expense
     Total interest expense decreased $948 thousand to $18.4 million in 2004 from $19.4 million in 2003. The decrease in interest expense on time deposits, borrowings, savings and money market deposits was partially offset by increases in interest expense on checking deposits and long-term debt.

     Interest expense on time deposits decreased $1.4 million to $4.0 million in 2004 from $5.4 million in 2003. The average rate on time deposits decreased 57 basis points to 1.83% in 2004 from 2.40% in 2003, which resulted in a decrease in interest expense of $1.2 million from lower rates. The average balance of time deposits decreased $8.3 million to $216.9 million in 2004 from $225.2 million in 2003, which resulted in a decrease in interest expense of $200 thousand.

     Interest expense on borrowings decreased $190 thousand to $9.3 million in 2004 from $9.5 million in 2003. The average balance of borrowings decreased $14.3 million to $221.9 million in 2004 from $236.2 million in 2003, resulting in a $575 thousand decrease in interest expense due to volume. The average rate on borrowings increased 18 basis points to 4.19% in 2004 from 4.01% in 2003, resulting in a $385 thousand increase in interest expense due to changes in rate.

     Interest expense on savings deposits decreased $178 thousand to $1.1 million in 2004 from $1.2 million in 2003. The average rate on savings deposits decreased 15 basis points to 0.55% in 2004 from 0.70% in 2003, which resulted in a decrease in interest expense of $279 thousand. The average balance of savings deposits increased $14.5 million to $194.2 million in 2004 from $179.7 million in 2003, which resulted in an increase in interest expense of $101 thousand.

     Interest expense on money market deposits decreased $19 thousand to $1.0 million in 2004 from $1.0 million in 2003. The average rate on money market deposits decreased 6 basis points to 0.72% in 2004 from 0.78% in 2003, which resulted in a decrease in interest expense of $83 thousand. The average balance of money market deposits increased $8.2 million to $139.0 million in 2004 from $130.8 million in 2003, which resulted in an increase in interest expense of $64 thousand.

     Interest expense on checking deposits increased $802 thousand to $1.7 million in 2004 from $915 thousand in 2003. The average rate on checking deposits increased 18 basis points to 0.47% in 2004 from 0.29% in 2003, which resulted in an increase in interest expense of $648 thousand. The average balance of checking deposits increased $52.8 million to $366.3 million in 2004 from $313.5 million in 2003, which resulted in an increase in interest expense of $154 thousand.

     Interest expense on long-term debt increased $73 thousand to $1.4 million in 2004 from $1.3 million in 2003. The average rate on long-term debt increased 28 basis points to 5.31% in 2004 from 5.03% in 2003, resulting in a $73 thousand increase in interest expense due to rate changes. The average balance of long-term debt remained constant at $25.8 million in 2004 compared to the same period in 2003.

Critical Accounting Estimate-Provision For Loan Losses
     A critical accounting estimate of the Bank is the provision for loan losses. The provision for loan losses increased $60 thousand to $330 thousand in 2004 from $270 thousand in 2003. The increase in the provision was due to increases in the total loan portfolio and particularly increases in commercial construction and commercial real estate loans, which have a higher risk of loss than residential mortgages. The amount of the allowance for loan losses is based on management's analysis of risk characteristics of various classifications of loans, previous loan loss experience, estimated fair value of the underlying collateral and current economic conditions. The net charge-offs for 2004 and 2003 totaled $18 thousand and $180 thousand, respectively. The Bank will continue to monitor its allowance for loan losses and make future adjustments to the allowance through the provision for loan losses as economic conditions dictate. Management continues to offer a wider variety of loan products coupled with the continued change in the mix of the products offered in the loan portfolio from lower yielding loans (i.e., one to four family loans) to higher yielding loans (i.e., commercial real estate mortgage, commercial construction, consumer, and commercial business) which have a higher degree of risk than one to four family loans. Although the Bank maintains its allowance for loan losses at a level that it considers to be adequate to provide for the probable existing loss in the loan portfolio, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods due to the higher degree of credit risk which might result from the change in the mix of the loan portfolio.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

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

Non-Interest Income
     Non-interest income from operations increased $61 thousand to $6.1 million in 2004 compared with $6.1 million in 2003.

     Gain on sale of investment securities increased $397 thousand to $683 thousand in 2004 from $286 thousand in 2003. The Bank sold $17.0 million of MBS and CMO securities and equity securities during 2004 which resulted in a realized gain of $683 thousand.

     Service charges on accounts increased $557 thousand to $5.1 million in 2004 from $4.6 million in 2003. The increase is the result of higher transaction volume on retail accounts during the year.

Non-Interest Expense
     Non-interest expense increased $1.4 million to $28.4 million in 2004 from $27.0 million in 2003.

     Salaries and benefits increased $1.4 million to $16.9 million in 2004 from $15.5 million in 2003. The increase was primarily due to annual pay rate increases of $732 thousand and an increase of $575 thousand in retirement and health insurance costs in 2004. Average full time equivalent employees during 2004 were 515 as compared to 522 during 2003.

     Amortization of core deposit intangible increased $443 thousand to $716 thousand in 2004 from $273 thousand in 2003. The increase is due to a full year of amortization recorded in 2004.

     Purchased services expense increased $8 thousand to $2.9 million in 2004 from $2.8 million in 2003. Computer bill payment processing costs increased $70 thousand and check processing costs increased $42 thousand both due to higher transaction volume in 2004, partially offset by decreases in ATM charges of $163 thousand.

     Non-interest expenses are expected to continue increasing in future periods as the Bank pursues its branch expansion strategy.

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

Interest Income
     Total interest income decreased $6.9 million to $50.8 million in 2003 from $57.7 million in 2002. The decrease is attributable to decreases in interest income on investment securities of $3.4 million, mortgage-backed securities of $1.8 million, loans of $1.3 million and interest-bearing deposits of $470 thousand.

     Interest income on investment securities decreased $3.4 million in 2003. The decrease in interest income on the investment securities was due to rate decreases in the portfolio. The average yield on the portfolio decreased 180 basis points to 3.92% in 2003 from 5.72% in 2002, which resulted in a decrease in interest income of $4.2 million. The average balance of the portfolio increased $14.4 million to $234.4 million in 2003 from $220.0 million in 2002. The investment portfolio increased primarily due to purchases of $282.0 million of CMO's and $93.6 million of U. S. Government Agency Notes. These increases were partially offset by principal paydowns of CMO's of $202.5 million and calls of $58.8 million of U.S. Government Agency Notes. The increase in the average balance of investment securities resulted in an increase in interest income of $827 thousand in 2003.

     Interest income on mortgage-backed securities decreased $1.8 million in 2003 due to rate decreases in the portfolio. The average yield on the portfolio decreased 147 basis points to 4.01% in 2003 from 5.48% in 2002, which resulted in a decrease in interest income of $6.2 million. The average balance of the portfolio increased $80.4 million to $419.5 million in 2003 from $339.1 million in 2002, resulting in an increase in interest income of $4.4 million. The increase in the average balance was due to the purchases of $226.5 million in FHLMC and FNMA securities in 2003.

      Interest income on loans decreased $1.3 million to $24.4 million at December 31, 2003 from $25.7 million at December 31, 2002. The average yield on the loan portfolio decreased 81 basis points to 6.28% in 2003 from 7.09% in 2002, which resulted in a decrease in interest income of $3.2 million. The average balance of the loan portfolio increased $26.5 million to $388.2 million in 2003 from $361.7 million in 2002. Loans originated totaled $179.4 million and principal collected on loans totaled $137.6 million in 2003. The increase in the loan volume during 2003 resulted in an increase in interest income of $1.9 million.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

Interest Expense
     Total interest expense decreased $5.4 million to $19.4 million in 2003 from $24.8 million in 2002. The decrease in interest expense on time deposits, money market deposits, checking, savings and long-term debt was partially offset by increases in interest expense on borrowings.

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

     Interest expense on checking deposits decreased $706 thousand to $915 thousand in 2003 from $1.6 million in 2002. The average rate on checking deposits decreased 33 basis points to 0.29% in 2003 from 0.62% in 2002, which resulted in a decrease in interest expense of $1.0 million. The average balance of checking deposits increased $51.3 million to $313.5 million in 2003 from $262.2 million in 2002, which resulted in an increase in interest expense of $317 thousand

     Interest expense on long-term debt decreased $447 thousand to $1.3 million in 2003 from $1.7 million in 2002. The average rate on long-term debt decreased 180 basis points to 5.03% in 2003 from 6.83% in 2002, resulting in a $465 thousand decrease in interest expense due to rate changes. The average balance of long-term debt increased $264 thousand to $25.8 million in 2003 from $25.5 million in 2002. The volume increase resulted in a $18 thousand increase in interest expense in 2003.

     Interest expense on borrowings increased $412 thousand to $9.5 million in 2003 from $9.1 million in 2002. The average balance of borrowings increased $28.8 million to $236.2 million in 2003 from $207.4 million in 2002, resulting in a $1.3 million increase in interest expense due to volume. The average rate on borrowings decreased 36 basis points to 4.01% in 2003 from 4.37% in 2002, resulting in a $850 thousand decrease in interest expense due to changes in rate.

Critical Accounting Estimate-Provision For Loan Losses
     A critical accounting estimate of the Bank is the provision for loan losses. The provision for loan losses increased $121 thousand to $270 thousand in 2003 from $149 thousand in 2002. The increase in the provision was due to increases in the total loan portfolio and particularly increases in commercial construction and commercial real estate loans which have a higher risk of loss than residential mortgages. The net charge-offs for 2003 and 2002 totaled $180 thousand and $63 thousand, respectively.

Non-Interest Income
     Non-interest income from operations increased $1.6 million to $6.1 million in 2003 compared with $4.5 million in 2002.

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

Non-Interest Expense
     Non-interest expense increased $2.4 million to $27.0 million in 2003 from $24.6 million in 2002.

     Occupancy and equipment expense increased $800 thousand to $5.4 million in 2003 from $4.6 million in 2002. The increase is due to additional depreciation, rent and occupancy expenses on the five new branch offices opened in 2003, as well as other facility and equipment additions and improvements during the year.

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

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

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

Liquidity and Capital Resources
     The Bank's liquidity is a measure of its ability to fund loans, withdrawals of deposits and other cash outflows in a cost effective manner. The Bank's primary sources of funds are deposits and scheduled amortization and prepayments of loan principal. The Bank also obtains funds from the sale and maturity of investment securities and short-term investments as well as the maturity of mortgage-backed securities and funds provided by operations. During the past several years, the Bank has used such funds primarily to meet its ongoing commitments to fund maturing time deposits and savings withdrawals, to fund existing and continuing loan commitments and to maintain liquidity. The Bank has periodically supplemented its funding needs with securities sold under agreements to repurchase (repurchase agreements) and advances from the Federal Home Loan Bank of New York (FHLB). At December 31, 2004 the Bank had $195.0 million in repurchase agreements and $10.0 million in advances from the FHLB of New York. While loan payments, maturing investments and mortgage-backed securities are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Bank's liquidity is also influenced by the level of demand for funding loan originations. Liquidity may be adversely affected by unexpected deposit outflows, excessive interest rates paid by competitors, adverse publicity relating to the Banking industry and similar matters. Management monitors projected liquidity needs and determines the level desirable, based in part on the Company's commitment to make loans and management's assessment of the Company's ability to generate funds. The Company is also subject to federal regulations that impose certain minimum capital requirements.

     The amount of certificate accounts which are scheduled to mature during the twelve months ending December 31, 2005 is approximately $150.6 million. To the extent these deposits do not remain at the Bank upon maturity, the Bank believes it can replace these funds with deposits, FHLB advances or outside borrowings. It has been the Bank's experience that a substantial portion of such maturing deposits remain with the Bank.



CONTRACTUAL OBLIGATIONS

         The   Corporation   is  subject  to  certain   continuing   contractual
obligations at December 31, 2004 as shown in the table below:


Contractual Obligations                           Less than     1-3         3-5     More than
(In thousands)                                     1 year      years       years     5 years    Total
-------------------------------------------------------------------------------------------------------
Securities sold under agreements to repurchase*   $      0   $ 30,000   $ 20,000   $145,000   $195,000
Advances from Federal Home Loan Bank*               10,000          0          0          0     10,000
FMS Statutory Trust 1 debentures                         0          0          0     25,774     25,774
Operating leases                                       289        580        594      2,390      3,853
Commitments to fund loans                           14,549          0          0          0     14,549
Unused lines of credit                                   0          0          0     32,120     32,120
Standby letters of credit                            7,031          0          0          0      7,031
Software maintenance contracts                         113          0          0          0        113

* Subject to prepayment calls, which may accelerate the payment of these obligations.

 FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

Consolidated Summary of Quarterly Earnings (Unaudited)

 The following table presents summarized quarterly data for 2004 and 2003:

--------------------------------------------------------------------------------------
                                        1st       2nd       3rd       4th     Total
                2004                  Quarter   Quarter   Quarter   Quarter    Year
--------------------------------------------------------------------------------------
                                          (In Thousands, except per share amounts)
Total interest income                 $13,641   $13,585   $14,150   $14,386   $55,762
Total interest expense                  4,439     4,507     4,601     4,867    18,414
                                      -------   -------   -------   -------   -------
Net interest income                     9,202     9,078     9,549     9,519    37,348
Provision for loan losses                  75        75        90        90       330
                                      -------   -------   -------   -------   -------
Net interest income after provision
    for loan losses                     9,127     9,003     9,459     9,429    37,018
Total non-interest income               1,362     1,430     1,799     1,526     6,117
Total non-interest expenses             7,028     6,973     7,070     7,314    28,385
                                      -------   -------   -------   -------   -------
Income before income taxes              3,461     3,460     4,188     3,641    14,750
Income taxes                            1,383     1,387     1,680     1,532     5,982
                                      -------   -------   -------   -------   -------

Net income                            $ 2,078   $ 2,073   $ 2,508   $ 2,109   $ 8,768
                                      =======   =======   =======   =======   =======

Basic earnings per common share       $  0.32   $  0.32   $  0.39   $  0.32   $  1.35
                                      =======   =======   =======   =======   =======

Diluted earnings per common share     $  0.32   $  0.32   $  0.38   $  0.32   $  1.34
                                      =======   =======   =======   =======   =======

--------------------------------------------------------------------------------------
                                        1st       2nd       3rd       4th     Total
                2003                  Quarter   Quarter   Quarter   Quarter    Year
--------------------------------------------------------------------------------------
                                         (In Thousands, except per share amounts)
Total interest income                 $13,432   $12,438   $11,668   $13,276   $50,814
Total interest expense                  5,275     4,929     4,618     4,540    19,362
                                      -------   -------   -------   -------   -------
Net interest income                     8,157     7,509     7,050     8,736    31,452
Provision for loan losses                  60        60        75        75       270
                                      -------   -------   -------   -------   -------
Net interest income after provision
    for loan losses                     8,097     7,449     6,975     8,661    31,182
Total non-interest income               1,572     1,501     1,271     1,712     6,056
Total non-interest expenses             6,633     6,813     6,758     6,766    26,970
                                      -------   -------   -------   -------   -------
Income before income taxes              3,036     2,137     1,488     3,607    10,268
Income taxes                            1,196       837       588     1,446     4,067
                                      -------   -------   -------   -------   -------

Net income                            $ 1,840   $ 1,300   $   900   $ 2,161   $ 6,201
                                      =======   =======   =======   =======   =======

Basic earnings per common share       $  0.28   $  0.20   $  0.14   $  0.34   $  0.96
                                      =======   =======   =======   =======   =======

Diluted earnings per common share     $  0.28   $  0.20   $  0.14   $  0.33   $  0.95
                                      =======   =======   =======   =======   =======

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

-----------------------------------------------------------------------------------------------------------------

December 31,                                                                        2004              2003
-----------------------------------------------------------------------------------------------------------------
ASSETS

  Cash and amounts due from depository institutions                          $    46,410,744    $    41,022,232
  Interest-bearing deposits                                                           30,950            142,929
  Short-term funds                                                                64,135,662         31,169,476
                                                                             ---------------    ---------------

  Total cash and cash equivalents                                                110,577,356         72,334,637
  Investment securities held to maturity                                         254,833,749        185,629,004
  Investment securities available for sale                                       141,999,280        149,230,862
  Mortgage-backed securities held to maturity                                    269,221,897        359,669,864
  Loans, net                                                                     418,798,633        402,606,056
  Accrued interest receivable                                                      6,322,107          5,203,748
  Federal Home Loan Bank stock                                                    10,250,120         11,809,620
  Real estate owned, net                                                                   0             48,294
  Office properties and equipment, net                                            30,747,227         31,429,069
  Deferred income taxes                                                            2,150,442          2,043,909
  Core deposit intangible                                                          2,592,030          3,308,238
  Prepaid expenses and other assets                                                1,950,913          1,603,294
  FMS Statutory Trust 1 issue costs, net                                             562,311            640,154
                                                                             ---------------    ---------------

TOTAL ASSETS                                                                 $ 1,250,006,065    $ 1,225,556,749
                                                                             ===============    ===============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Deposits                                                                   $   941,506,820    $   893,006,498
  Securities sold under agreements to repurchase                                 195,000,000        225,000,000
  Advances from the Federal Home Loan Bank                                        10,000,000         11,191,047
  FMS Statutory Trust 1 debentures                                                25,774,000         25,774,000
  Advances by borrowers for taxes and insurance                                    2,200,357          2,142,499
  Accrued interest payable                                                         1,246,661          1,319,501
  Dividends payable                                                                  195,029            194,576
  Other liabilities                                                                3,746,579          4,098,885
                                                                             ---------------    ---------------
  Total liabilities                                                            1,179,669,446      1,162,727,006
                                                                             ---------------    ---------------

Commitments and contingencies
Stockholders' Equity:
   Preferred stock - $.10 par value 5,000,000 shares authorized; none issued
   Common stock - $.10 par value 10,000,000 shares authorized; shares issued 7,991,292 and 7,975,059 and shares outstanding 6,502,110
     and 6,485,877 as of December 31, 2004 and 2003, respectively                     799,129            797,506
   Paid-in capital in excess of par                                                 8,555,506          8,507,333
   Accumulated comprehensive income - net of taxes                                    270,784            802,239
   Retained earnings                                                               71,646,199         63,657,664
   Less:  Treasury stock (1,489,182 shares, at cost, as of
     December 31, 2004 and 2003, respectively)                                    (10,934,999)       (10,934,999)
                                                                              ---------------    ---------------
Total stockholders' equity                                                         70,336,619         62,829,743
                                                                               ---------------    ---------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                     $1,250,006,065     $1,225,556,749
                                                                               ===============    ===============

See notes to consolidated financial statements.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

-----------------------------------------------------------------------------------------------------------

Years Ended December 31,                                          2004            2003            2002
-----------------------------------------------------------------------------------------------------------
INTEREST  INCOME:
Interest income on:
 Loans                                                       $ 24,576,705    $ 24,362,749    $ 25,658,517
 Mortgage-backed securities                                    16,156,135      16,805,015      18,564,795
 Investments                                                   15,028,813       9,646,233      13,525,357
                                                             ------------    ------------    ------------
Total interest income                                          55,761,653      50,813,997      57,748,669
                                                             ------------    ------------    ------------
INTEREST EXPENSE:
Interest expense on:
 Deposits                                                       7,754,391       8,585,202      13,944,396
 Borrowings                                                     9,290,862       9,480,985       9,069,402
 Long-term debt                                                 1,368,591       1,295,928       1,742,660
                                                             ------------    ------------    ------------
Total interest expense                                         18,413,844      19,362,115      24,756,458
                                                             ------------    ------------    ------------
NET INTEREST INCOME                                            37,347,809      31,451,882      32,992,211
PROVISION FOR LOAN LOSSES                                         330,000         270,000         149,000
                                                             ------------    ------------    ------------
NET INTEREST INCOME AFTER PROVISION
    FOR LOAN LOSSES                                            37,017,809      31,181,882      32,843,211
                                                             ------------    ------------    ------------
NON-INTEREST INCOME:
 Loan service charges and other fees                              105,828          85,759         125,806
 Gain on sale of real estate owned                                    229         495,831          18,261
 Gain (loss) on sale/disposal of fixed assets                      46,080        (115,658)        100,767
 Gain on sale of investment securities                            682,880         285,846               0
 Gain on sale of real estate held for development                       0         600,780               0
 Real estate owned operations, net                                 (4,586)        (20,365)        (40,156)
 Service charges on accounts                                    5,149,878       4,592,540       3,992,890
 Other income                                                     137,136         131,805         306,907
                                                             ------------    ------------    ------------
Total non-interest income                                       6,117,445       6,056,538       4,504,475
                                                             ------------    ------------    ------------
NON-INTEREST EXPENSE:
 Salaries and employee benefits                                16,877,722      15,512,202      14,161,356
 Occupancy and equipment                                        5,383,883       5,399,414       4,599,750
 Purchased services                                             2,850,118       2,841,868       2,589,186
 Federal deposit insurance premiums                               129,945         127,387         123,493
 Professional fees                                                662,180         654,197         846,880
 Advertising                                                      429,093         469,070         459,183
 Amortization of core deposit intangible                          716,208         272,802               0
 Other                                                          1,335,975       1,693,350       1,800,868
                                                             ------------    ------------    ------------
Total non-interest expenses                                    28,385,124      26,970,290      24,580,716
                                                             ------------    ------------    ------------
INCOME BEFORE INCOME TAXES                                     14,750,130      10,268,130      12,766,970

INCOME TAXES                                                    5,981,901       4,066,716       4,806,226
                                                             ------------    ------------    ------------

NET INCOME                                                   $  8,768,229    $  6,201,414    $  7,960,744
                                                             ============    ============    ============

BASIC EARNINGS PER COMMON SHARE                              $       1.35    $       0.96    $       1.22
                                                             ============    ============    ============
DILUTED EARNINGS PER COMMON SHARE                            $       1.34    $       0.95    $       1.21
                                                             ============    ============    ============

DIVIDENDS PER COMMON SHARE                                   $       0.12    $       0.12    $       0.12
                                                             ============    ============    ============

Weighted average common shares outstanding                      6,495,218       6,476,938       6,548,313
Potential dilutive effect of the exercise of stock options         34,251          37,996          28,956
                                                             ------------    ------------    ------------
Adjusted weighted average common shares outstanding             6,529,469       6,514,934       6,577,269
                                                             ============    ============    ============

See notes to consolidated financial statements.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

-----------------------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                                                 2004             2003             2002
-----------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income                                                                         $   8,768,229    $   6,201,414    $   7,960,744
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses                                                                330,000          270,000          149,000
Depreciation and amortization                                                          7,117,032        7,596,574        5,163,734

Realized (gains) and losses on:
   Sale of loans and loans held for sale                                                    (229)            (335)            (881)
   Sale and disposal of fixed assets                                                     (46,080)         115,658         (100,767)
   Loss on retirement of debt                                                                  0                0          133,682
   Investment securities                                                                (682,880)        (285,846)               0
   Sale of real estate owned                                                                (654)        (495,496)         (17,380)
   Sale of real estate held for development                                                    0         (600,780)               0
(Increase) Decrease in accrued interest receivable                                    (1,118,359)          75,910          263,442
(Increase) Decrease in prepaid expenses and other assets                                (347,619)         176,528          761,872
Decrease in accrued interest payable                                                     (72,840)         (63,553)        (399,454)
Increase (Decrease) in other liabilities                                                 (21,078)         653,619         (606,392)
(Benefit) Provision for deferred income taxes                                           (106,533)         928,663         (443,368)
                                                                                   -------------    -------------    -------------
  Net cash provided by operating activities                                           13,818,989       14,572,356       12,864,232
                                                                                   -------------    -------------    -------------
INVESTING ACTIVITIES:
Proceeds from sale of:
   Education loans                                                                        60,279          103,399          190,785
   Real estate held for development                                                            0          688,706                0
   Real estate owned                                                                      48,948        1,192,294          107,097
   Office property and equipment                                                         238,871          308,814          208,941
   Investment securities available for sale                                           22,870,336                0                0
Principal collected and proceeds from maturities of
  investment securities held to maturity                                             148,740,093      206,997,534      214,877,925
Principal collected and proceeds from maturities of
  investment securities available for sale                                            71,614,876      123,532,241       73,690,189
Principal collected and proceeds from maturities
  of mortgage-backed securities                                                      101,548,462      202,995,009      125,440,105
Principal collected on loans, net                                                    110,121,450      137,639,469       89,481,147
Loans originated or acquired                                                        (126,679,593)    (179,403,933)    (115,141,777)
Purchase of investment securities and mortgage-backed
  securities held to maturity                                                       (232,157,961)    (455,768,535)    (380,298,789)
Purchase of investment securities and mortgage-backed
  securities available for sale                                                      (88,703,074)    (156,532,806)    (139,179,153)
Redemption (Purchase) of Federal Home Loan Bank stock                                  1,559,500          252,100       (3,748,100)
Purchase of office property and equipment                                             (1,476,146)      (4,775,248)      (4,559,726)
Net cash received from deposit purchase                                                        0       36,540,170                0
                                                                                   -------------    -------------    -------------
  Net cash provided (used) by investing activities                                     7,786,041      (86,230,786)    (138,931,356)
                                                                                   -------------    -------------    -------------
FINANCING ACTIVITIES:
Net increase in demand deposits and savings accounts                                  65,584,898       67,749,707      103,019,001
Net decrease in time deposits                                                        (17,084,576)     (11,623,601)     (32,184,508)
Net (decrease) increase in FHLB advances                                              (1,191,047)         (41,056)       9,961,790
(Repayment) Proceeds from securities sold under agreement to repurchase              (30,000,000)               0       60,000,000
Net proceeds from issuance of trust capital debentures                                         0                0       24,221,532
Repayment of subordinated debentures                                                           0                0      (10,100,000)
Increase (decrease) in advances from borrowers for taxes and insurance                    57,858           92,686         (197,189)
Purchase of treasury stock                                                                     0          (48,419)      (2,813,136)
Dividends paid on common stock                                                          (779,240)        (776,929)        (790,339)
Net proceeds from issuance of common stock                                                49,796          230,333            1,195
                                                                                   -------------    -------------    -------------
 Net cash provided by financing activities                                            16,637,689       55,582,721      151,118,346
                                                                                   -------------    -------------    -------------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                      38,242,719      (16,075,709)      25,051,222
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                          72,334,637       88,410,346       63,359,124
                                                                                   -------------    -------------    -------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                             $ 110,577,356    $  72,334,637    $  88,410,346
                                                                                   =============    =============    =============
Supplemental Disclosures:
  Cash paid for:
    Interest on deposits, advances, and other borrowings                           $  18,486,684    $  19,425,668    $  25,155,912
    Income taxes                                                                       5,450,000        2,469,200        5,679,482
  Non-cash investing and financing activities:
    Dividends declared and not paid at year end                                          195,063          194,576          193,914
    Non-monetary transfers from loans to real estate owned through foreclosure                 0          453,892          166,668

See notes to consolidated financial statements.

                                      -17

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

----------------------------------------------------------------------------------------------------------------------------------


                                   Common                              Accumulated                                         Total
                                   shares      Common      Paid-in    comprehensive      Retained     Treasury         Stockholders'
                                outstanding     stock      capital    income (loss)      earnings       stock             Equity
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 2001    6,717,705     $794,888   $8,278,423   $   147,496    $51,055,818   $ (8,073,444)       $52,203,181
Net Income                                                                              7,960,744                         7,960,744
Other comprehensive
  income, net of tax
  benefit of $710,591
  Unrealized gain
  on securities
  available for sale                                                     1,068,557                                        1,068,557
                                                                                                                        -----------
Total comprehensive income                                                                                                9,029,301
Dividends declared                                                                       (782,722)                         (782,722)
Exercise of stock options              925           93        1,102                                                          1,195
Purchase of common stock          (254,819)                                                           (2,813,136)        (2,813,136)
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 2002    6,463,811      794,981    8,279,525     1,216,053     58,233,840    (10,886,580)        57,637,819
Net Income                                                                              6,201,414                         6,201,414
Other comprehensive
  income, net of tax
  benefit of $275,187
  Unrealized (loss)
  on securities
  available for sale                                                      (413,814)                                        (413,814)
                                                                                                                        -----------
Total comprehensive income                                                                                                5,787,600
Dividends declared                                                                       (777,590)                         (777,590)
Exercise of stock options           25,250        2,525      227,808                                                        230,333
Purchase of common stock            (3,184)                                                              (48,419)           (48,419)
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 2003    6,485,877      797,506    8,507,333       802,239     63,657,664    (10,934,999)        62,829,743
Net Income                                                                              8,768,229                         8,768,229
Other comprehensive
  income, net of tax
  benefit of $331,228
  Unrealized (loss)
  on securities
  available for sale                                                      (531,455)                                        (531,455)
                                                                                                                        -----------
Total comprehensive income                                                                                                8,236,774

Dividends declared                                                                       (779,694)                         (779,694)

Exercise of stock options           16,233        1,623       48,173                                                         49,796
------------------------------------------------------------------------------------------------------------------------------------
Balances at December 31, 2004    6,502,110     $799,129   $8,555,506    $  270,784    $71,646,199   $(10,934,999)       $70,336,619
------------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

FMS FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, and 2002

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation
     The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America. The consolidated financial statements include the accounts of FMS Financial Corporation ("Corporation") and Farmers & Mechanics Bank, its wholly-owned subsidiary ("Bank"). Material intercompany accounts and transactions have been eliminated from the consolidated financial statements.

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

Cash and Cash Equivalents
     Cash and cash equivalents include cash and amounts due from depository institutions, interest-bearing deposits with an original maturity of 90 days or less, money market funds and federal funds sold. Cash and cash equivalents exclude reverse repurchase agreements which are generally classified as investments held to maturity. Generally, federal funds are purchased and sold for one-day periods. The Bank is required to maintain certain average reserve balances as established by the Federal Reserve Bank. The amount of those balances for the reserve computation periods which include December 31, 2004 and 2003 were $22.4 million and $19.5 million, respectively. These requirements were satisfied through the balance of vault cash and a balance at the Federal Home Loan Bank.

Investments and Mortgage-Backed Securities
     Investments classified as available for sale are reported at the current market value with net unrealized gains and losses, net of applicable tax effects, added to or deducted from the Corporation's total stockholders' equity and comprehensive income until realized. Gains and losses on the sale of investment securities are recognized utilizing the specific identification method.

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

Real Estate Owned
     Real estate owned consists of properties acquired by, or in-lieu of, foreclosure. These assets are carried at the lower of cost or estimated fair value at the time the loan is foreclosed less estimated cost to sell. The amounts recoverable from real estate owned could differ materially from the amounts used in arriving at the net carrying value of the assets because of future market factors beyond the control of the Bank. Costs to improve the property are capitalized, whereas costs of holding the property are charged to expense.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

Real Estate Held for Development
     Real estate held for development is carried at cost not to exceed net realizable value. Net realizable value is determined based on a discounted estimate of the fair market value.

Office Properties and Equipment
     Office properties and equipment are recorded at cost. Depreciation is computed using the straight-line method over the expected useful lives of the assets. The expected useful lives of assets are as follows: buildings and improvements range from 10 to 30 years, furniture, fixtures, and equipment range from 3 to 10 years, computers are 3 years and leasehold improvements are over the term of the lease. The costs of maintenance and repairs are expensed as they are incurred. Renewal and improvement costs are capitalized. In accordance with SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets," long-lived assets are evaluated for impairment by management on an ongoing basis. Impairment may occur whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Deferred Loan Fees
     All loan fees and related direct loan origination costs are deferred. Deferred loan fees and costs are capitalized and amortized as a yield adjustment over the life of the loan using the interest method. Amortization of deferred loan fees cease while a loan is on non-accrual status.

Core Deposit Intangible
     Core deposit intangible assets are amortized over their useful life of five years using the straight-line method.

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

Securities Sold under Agreements to Repurchase
         Securities sold under agreements to repurchase are treated as debt and are reflected as a liability in the Consolidated Statements of Financial Condition. The book value of securities pledged to secure the repurchase agreements remain in the securities portfolio.

Reclassifications
     Certain items in the 2003 and 2002 consolidated financial statements have been reclassified to conform with the presentation in the 2004 consolidated financial statements. There was no impact on net income or stockholders' equity for the reclassifications.

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

Recently Issued Accounting Standards
     In 2003, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 132R (SFAS No. 132R), which requires additional disclosures in addtion to those still required in the original SFAS No. 132 "Employees Disclosures about Pensions and Other Postretirement Benefits". This statement became effective during 2004. The adoption of this standard had no effect on the Consolidated Statements of Financial Condition or the Consolidated Statements of Operations.

     In 2003, the American  Institute of Certified  Public  Accountants  (AICPA)
issued Statement of Position 03-3 "Accounting for Certain Loans or Debt Securities Acquired in a Transfer" (SOP 03-3), that addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor's initial investment in loans or debt securities acquired in a transfer if those differences are attributable, at least in part, to credit quality. SOP 03-3 does not apply to loans originated by the entity. SOP 03-3 limits the accretable yield to the excess of the investor's estimate of undiscounted expected principal, interest, and other cash flows (expected at acquistition to be collected) over the investor's initial investment in the loan and it prohibits "carrying over" or creating a valuation allowance for the excess of contractual cash flows over cash flows expected to be collected in the inital accounting of a loan acquired in a transfer. SOP 03-3 and the required disclosures are effective for loans acquired in fiscal years beginning after December 14, 2004. Adoption of SOP 03-3 is not expected to have a material impact on the Consolidated Statements of Financial Condition and the Consolidated Statements of Operations, however, there are additional disclosures that will be required in 2005.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

     In 2004, FASB issued Statement of Financial Accounting Standards No. 123R (SFAS No. 123R) a revision of SFAS No. 123 "Accounting for Stock-Based Compensation". This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This statement becomes effective June 15, 2005. The adoption of this standard will have no effect on the Consolidated Statements of Financial Condition or the Consolidated Statements of Operations for the Corporation, as all options that have been issued are fully vested.

     In 2004, the FASB~issued FSP 106-2, Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003, which supercedes FSP 106-1. FSP 106-2 discusses certain accounting and disclosure requirements related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003. This statement was established based on Medicare legislation enacted on December 8, 2003, which introduced a federal prescription drug subsidy to sponsors of retiree health care plans that provided a benefit that is at least as actuarially equivalent to the Medicare prescription drug benefit. The Corporation's postretirement health care plan provides for prescription drug benefits. The Corporation has not yet determined whether the prescription drug benefits provided under our postretirement plan meet the requirements to receive the federal subsidy. We do not believe the subsidy, if any, will have a material impact on the Consolidated Statements of Financial Condition or the Consolidated Statements of Operations.

     In March 2004, the Emerging Issues Task Force released EITF Issue No. 03-1, "The Meaning of Other Than Temporary Impairment and Its Application to Certain Investments (EITF 03-1)". EITF 03-1 provides guidance for determining when an investment is other than temporarily impaired and applies to investments classified as either available for sale or held to maturity under SFAS 115 (including individual securities and investments in mutual funds), and investments accounted for under the cost method. In addition, EITF 03-1 contains disclosure requirements for impairments that have not been recognized as other than temporary. In October 2004, the FASB voted to delay the effective date of the recognition and measurement provisions related to determining other than temporary impairment on available for sale securities. The Corporation however, adopted EITF 03-1 during the third quarter of 2004. The adoption of this standard had no effect on the Consolidated Statements of Financial Condition or the Consolidated Statements of Operations.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

2.   INVESTMENT SECURITIES HELD TO MATURITY

     A comparison of amortized cost and estimated market value of investment securities held to maturity at December 31, 2004 and 2003 are as follows:

                                          December 31, 2004
                       ---------------------------------------------------------
                                       Gross         Gross          Estimated
                       Amortized     Unrealized    Unrealized         Market
                         Cost          Gains         Losses           Value
--------------------------------------------------------------------------------
U.S. Gov't Agencies  $164,381,425      $283,445   $  (631,629)    $164,033,241
CMOs                   87,413,111       164,677      (804,188)      86,773,600
Municipal bonds         3,039,213         4,241             0        3,043,454
--------------------------------------------------------------------------------
Total                $254,833,749      $452,363   $(1,435,817)    $253,850,295
--------------------------------------------------------------------------------


                                          December 31, 2003
                       ---------------------------------------------------------
                                       Gross         Gross          Estimated
                       Amortized     Unrealized    Unrealized         Market
                         Cost          Gains         Losses           Value
--------------------------------------------------------------------------------
U.S. Gov't Agencies   $ 72,256,272   $  810,767    $ (72,852)     $ 72,994,187
CMOs                   110,973,192      309,320     (852,877)      110,429,635
Municipal bonds          2,399,540        5,023            0         2,404,563
------------------------------------------------------------------------------
Total                 $185,629,004   $1,125,110    $(925,729)     $185,828,385
--------------------------------------------------------------------------------


     The Bank has the intent and ability to hold these securities to maturity. The amortized cost and estimated market value of investments held to maturity at December 31, 2004 are shown in the following table. The contractual maturity is used for U.S. Government Agencies and Municipal Bonds. The estimated average life based on current cash flows is used for CMOs. Expected maturities may differ as borrowers have the right to call certain obligations.

                                             December 31, 2004
                                 --------------------------------------
                                     Amortized            Estimated
                                        Cost             Market Value
-----------------------------------------------------------------------
Due one year or less               $  7,251,826          $  7,263,641
Due one to five years                65,586,097            65,262,264
Due five to ten years                         0                     0
Due after ten years                 181,995,826           181,324,390
-----------------------------------------------------------------------
Total                              $254,833,749          $253,850,295
-----------------------------------------------------------------------


3.   INVESTMENT SECURITIES AVAILABLE FOR SALE

     The amortized cost and estimated market value of investment securities available for sale at December 31, 2004 and 2003 are as follows:

                                          December 31, 2004
                       ---------------------------------------------------------
                                       Gross         Gross          Estimated
                       Amortized     Unrealized    Unrealized         Market
                         Cost          Gains         Losses           Value
--------------------------------------------------------------------------------
U.S. Gov't Agencies   $ 30,537,053    $   37,975   $(258,293)     $ 30,316,735
CMOs                    37,677,754       201,851    (278,029)       37,601,576
MBSs                    73,326,684       885,686    (131,401)       74,080,969
-------------------------------------------------------------------------------
Total                 $141,541,491    $1,125,512   $(667,723)     $141,999,280
-------------------------------------------------------------------------------


                                          December 31, 2003
                       ---------------------------------------------------------
                                       Gross         Gross          Estimated
                       Amortized     Unrealized    Unrealized         Market
                         Cost          Gains         Losses           Value
--------------------------------------------------------------------------------
U.S. Gov't Agencies  $ 13,100,525  $   88,000      $       0      $ 13,188,525
CMOs                   33,367,088     236,720         (7,016)       33,596,792
MBSs                  101,442,775   1,274,676       (271,906)      102,445,545
-------------------------------------------------------------------------------
Total                $147,910,388  $1,599,396      $(278,922)     $149,230,862
--------------------------------------------------------------------------------


     The amortized cost and estimated market value of investments available for sale at December 31, 2004 are shown in the following table. The contractual maturity is used for U.S. Government Agencies and MBSs. The average life based on current cash flows is used for CMOs. Expected maturities may differ as borrowers have the right to call or prepay certain obligations.

                                             December 31, 2004
                                 --------------------------------------
                                     Amortized            Estimated
                                        Cost             Market Value
-----------------------------------------------------------------------
Due one year or less              $ 21,735,433           $ 21,906,732
Due one to five years               20,309,876             20,091,530
Due five to ten years               19,640,011             19,607,181
Due after ten years                 79,856,171             80,393,837
-----------------------------------------------------------------------
Total                             $141,541,491           $141,999,280
-----------------------------------------------------------------------


     The Bank has the intent and ability to hold temporarily impaired available for sale securities either until maturity or until interest rates reach a level that would eliminate a loss on a sale. The Bank sold $17.0 million of MBSs, CMOs and equity securities available for sale in 2004, which resulted in a realized gain of $683 thousand. During 2003, the Bank sold $7.2 million of MBSs and CMOs available for sale which resulted in a realized gain of $286 thousand. There were no sales of investment securities during 2002.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------


     The following table presents the gross unrealized losses and fair value of the Bank's investments with unrealized losses that are not deemed to be other-than-temporary impaired, aggregated by investment category and length of time that the individual securities have been in continuous unrealized loss position at December 31, 2004.



                                                Less than 12 Months           12 Months or Greater                Total
                                         -----------------------------   ----------------------------   ----------------------------
                                                           Unrealized                      Unrealized                    Unrealized
                                            Fair Value       Losses       Fair Value         Losses      Fair Value        Losses
                                         -----------------------------   ----------------------------   ----------------------------
Investment Securities Available for Sale:
   U.S. Agency Notes                      $ 13,927,264   $   (258,293)   $          0   $          0    $ 13,927,264   $   (258,293)
   MBSs                                      4,824,236        (89,617)      3,873,821        (41,784)      8,698,057       (131,401)
   CMOs                                     14,063,459       (179,551)      4,568,581        (98,478)     18,632,040       (278,029)
------------------------------------------------------------------------------------------------------------------------------------
Total Available for Sale                    32,814,959       (527,461)      8,442,402       (140,262)     41,257,361       (667,723)
------------------------------------------------------------------------------------------------------------------------------------

Investment Securities Held to Maturity:
   U.S. Agency Notes                        60,275,436       (602,015)      4,968,750        (29,614)     65,244,186       (631,629)
   MBSs                                     37,167,703       (540,246)     40,777,220       (428,133)     77,944,923       (968,379)
   CMOs                                     49,199,714       (695,555)     16,625,450       (108,633)     65,825,164       (804,188)
------------------------------------------------------------------------------------------------------------------------------------
Total Held to Maturity                     146,642,853     (1,837,816)     62,371,420       (566,380)    209,014,273     (2,404,196)
------------------------------------------------------------------------------------------------------------------------------------
TOTAL                                     $179,457,812   $ (2,365,277)   $ 70,813,822   $   (706,642)   $250,271,634   $ (3,071,919)
------------------------------------------------------------------------------------------------------------------------------------

4.   MORTGAGE-BACKED SECURITIES HELD TO MATURITY

     Mortgage-backed securities held to maturity at December 31, 2004 and 2003 are summarized as follows:

                                          December 31, 2004
                       ---------------------------------------------------------
                                       Gross         Gross          Estimated
                       Amortized     Unrealized    Unrealized         Market
                         Cost          Gains         Losses           Value
--------------------------------------------------------------------------------

GNMA                 $  7,598,918   $  377,275     $    (215)    $  7,975,978
FNMA                  136,076,364    2,791,763      (147,922)     138,720,205
FHLMC                  63,157,460      840,775      (287,315)      63,710,920
Pass Thru              62,389,155      262,887      (532,927)      62,119,115
--------------------------------------------------------------------------------
Total                $269,221,897   $4,272,700     $(968,379)    $272,526,218
--------------------------------------------------------------------------------


                                          December 31, 2003
                       ---------------------------------------------------------
                                       Gross         Gross          Estimated
                       Amortized     Unrealized    Unrealized         Market
                         Cost          Gains         Losses           Value
--------------------------------------------------------------------------------
GNMA                 $ 13,948,013   $  737,203     $    (676)     $ 14,684,540
FNMA                  194,437,708    3,758,600      (314,904)      197,881,404
FHLMC                  86,529,885    1,017,002      (470,799)       87,076,088
Pass Thru              64,754,258      301,744      (205,817)       64,850,185
--------------------------------------------------------------------------------
Total                $359,669,864   $5,814,549     $(992,196)     $364,492,217
--------------------------------------------------------------------------------

     The Bank has the intent and ability to hold these securities to maturity. At December 31, 2004, neither a disposal, nor a condition that could lead to a decision not to hold these securities to maturity were reasonably foreseen.

5.   LOANS, NET

     Loans, net at December 31, 2004 and 2003 consist of the following:

                                               2004                    2003
-------------------------------------------------------------------------------
Mortgage Loans                            $275,842,765            $280,663,785
Construction Loans                             897,264               1,324,699
Commercial Construction                     11,971,241               5,993,838
Consumer Loans                               2,471,624               3,186,549
Commercial Real Estate                     116,380,045             104,352,118
Commercial Business                         16,311,618              12,180,496
-------------------------------------------------------------------------------
Subtotal                                   423,874,557             407,701,485
Less:
    Deferred loan fees                         356,732                 687,877
    Allowance for
       loan losses                           4,719,192               4,407,552
-------------------------------------------------------------------------------
Total loans, net                          $418,798,633            $402,606,056
-------------------------------------------------------------------------------

     At December 31, 2004 and 2003 the recorded investment in loans for which impairment had been recognized in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures", totaled $2.6 million and $1.8 million, respectively. Loans are measured for impairment based on the loans underlying collateral, if collateral dependent, or present value of estimated future cash flows. At December 31, 2004, impaired loans of $985 thousand related to loans that were individually measured for impairment with a valuation allowance of $414 thousand and $1.7 million of loans that were collectively measured for impairment with a valuation allowance of $33 thousand. At December 31, 2003, impaired loans of $984 thousand related to loans that were individually measured for impairment with a valuation allowance of $414 thousand and $804 thousand of loans that were collectively measured for impairment with

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

a valuation allowance of $22 thousand. For the years ended December 31, 2004 and 2003, the average recorded investment in impaired loans was approximately $2.1 million and $1.8 million, respectively. During the years ended December 31, 2004 and 2003, the Corporation recognized $136 thousand and $71 thousand, respectively, of interest on impaired loans.

     Loans classified as impaired or trouble debt restructured, excluding loans classified as non-accrual, accrue interest daily under their original or modified terms. All loans which are 90 days delinquent as to principal and/or interest are placed on a non-accrual status and all previously accrued interest is reversed. The principal amount of non-accrual loans at December 31, 2004 and 2003 was $2.6 million and $1.8 million, respectively. Interest income on non-accrual loans that would have been recorded in 2004 under the original terms of such loans was $130 thousand, and the interest income actually recognized in 2004 for such loans was $106 thousand. Interest income on non-accrual loans that would have been recorded in 2003 under the original terms of such loans was $121 thousand, and the actual interest income recognized in 2003 for such loans was $59 thousand.

     The Bank originates and purchases both adjustable and fixed interest rate loans. At December 31, 2004, the composition of these loans is as follows:

                                                           Maturing
                                              Maturing     from 2006     Maturing
                                               during       through        after
(In Thousands)                                   2005        2009          2009        Total
------------------------------------------------------------------------------------------------
Mortgage Loans
   (1-4 dwelling)                            $  2,105     $ 16,186       $ 257,552   $ 275,843
Construction Loans                                897            0               0         897
Commercial Construction                        10,142            0           1,829      11,971
Consumer Loans                                  1,025          916             531       2,472
Commercial Real Estate                          5,331        7,679         103,370     116,380
Commercial Business                             7,625        5,915           2,772      16,312
------------------------------------------------------------------------------------------------
              Total                          $ 27,125     $ 30,696       $ 366,054   $ 423,875
------------------------------------------------------------------------------------------------

Interest sensitivity on the above loans:
Loans with predetermined rates        $  8,771     $ 24,326       $ 251,548   $ 284,645
Loans with adjustable or
  floating rates                        18,354        6,370         114,506     139,230
------------------------------------------------------------------------------------------------
              Total                   $ 27,125     $ 30,696       $ 366,054   $ 423,875
------------------------------------------------------------------------------------------------

     Construction, commercial and land loans are generally indexed to the prime rate plus a percentage (generally 1% to 2%). The adjustable rate mortgage loans have interest rate adjustment limitations and are generally indexed to the one year U.S. Treasury constant maturity yield. Future market factors may affect the correlation of the interest rate adjustment with the rates the Bank pays on the short-term deposits that have been primarily utilized to fund these loans. Loans pledged as collateral for advances and lines of credit from the Federal Home Loan Bank totaled $53.1 million at December 31, 2004.

     Changes in the allowance for loan losses are as follows:

                                          Years ended December 31,
                             ---------------------------------------------------
                                   2004              2003             2002
--------------------------------------------------------------------------------

Balance at beginning
    of year                 $ 4,407,552       $ 4,317,475      $ 4,230,563
Provision charged to
    operations                  330,000           270,000          149,000
Charge-offs                     (22,860)         (189,177)         (77,052)
Recoveries                        4,500             9,254           14,964
---------------------------------------------------------------------------
Balance at end of year      $ 4,719,192       $ 4,407,552      $ 4,317,475
---------------------------------------------------------------------------

6.   OFFICE PROPERTIES AND EQUIPMENT, NET

     Office properties and equipment at December 31, 2004 and 2003 are summarized by major classification, as follows:

                                                           December 31,
                                                --------------------------------
                                                        2004             2003
--------------------------------------------------------------------------------
Land, buildings and improvements                $   35,327,023    $  34,361,472
Furniture and equipment                              7,145,542        7,028,117
Computers                                            5,930,623        5,808,166
--------------------------------------------------------------------------------
Total                                               48,403,188       47,197,755
Less accumulated depreciation                      (17,655,961)     (15,768,686)
--------------------------------------------------------------------------------
Office properties and equipment, net            $   30,747,227    $  31,429,069
--------------------------------------------------------------------------------


   Depreciation expense totaled $1.9 million, $2.0 million and $1.7 million for the years ended December 31, 2004, 2003 and 2002, respectively.

7.   REAL ESTATE HELD FOR DEVELOPMENT, NET

     The Bank, through its wholly-owned subsidiary, Land Financial Services, Inc., had entered into several real estate investments. In January 2003, the remaining land was sold which resulted in a gain of $601 thousand.

8.   REAL ESTATE OWNED, NET

     Real estate owned, which was acquired through foreclosure and deeds in-lieu of foreclosure, totaled $0 and $48 thousand, net at December 31, 2004 and 2003, respectively.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

9.   DEPOSITS

     Deposits at December 31, 2004 and 2003 consisted of the following major classifications and weighted average interest rates:


                                                 December 31, 2004
                              --------------------------------------------------
                                    Weighted                           Percent
                                  Average Rate           Amount        of Total
--------------------------------------------------------------------------------
Non-interest checking                  0.00%          $176,047,722       18.70%
Checking accounts                      0.55            214,059,142       22.74
Savings accounts                       0.86            195,039,302       20.71
Money market accounts                  0.72            145,612,332       15.47
Certificates                           1.82            210,748,322       22.38
--------------------------------------------------------------------------------
Total                                  0.84%          $941,506,820      100.00%
--------------------------------------------------------------------------------


                                                 December 31, 2003
                              --------------------------------------------------
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
--------------------------------------------------------------------------------

      The aggregate amount of certificates of deposit in excess of $100 thousand totaled $32.0 million. Deposits from related parties totaled $1.5 million and $1.8 million at December 31, 2004 and 2003, respectively. A summary of certificates by maturity at December 31, 2004 is as follows:

Years ended December 31,                                           Amount
-------------------------------------------------------------------------------
2005                                                              $150,588,048
2006                                                                31,201,405
2007                                                                12,867,920
2008                                                                 7,533,096
2009                                                                 8,553,580
Thereafter                                                               4,273
-------------------------------------------------------------------------------
Total                                                             $210,748,322
-------------------------------------------------------------------------------

     A summary of interest expense on deposits is as follows:


                                           Years ended December 31,
                                ----------------------------------------------
                                   2004             2003            2002
------------------------------------------------------------------------------
Checking accounts               $1,717,164      $  914,739       $ 1,620,862
Savings accounts                 1,070,861       1,248,755         1,920,339
Money market accounts            1,001,238       1,020,353         2,033,447
Certificates                     3,965,128       5,401,355         8,369,748
------------------------------------------------------------------------------
Total interest expense          $7,754,391      $8,585,202       $13,944,396
------------------------------------------------------------------------------


10.  ADVANCES FROM FEDERAL HOME LOAN BANK

     At December 31, 2004 and 2003, the Bank had advances from the Federal Home Loan Bank of New York (FHLB) which are collateralized by certain first mortgage loans.

                              Years ended December 31,
--------------------------------------------------------------------------------
                       2004                                     2003
--------------------------------------------------------------------------------
                     Weighted                                 Weighted
                     Average    Maturity                      Average  Maturity
        Amount         Rate       Date         Amount           Rate     Date
--------------------------------------------------------------------------------
   $  10,000,000       2.53%   4/15/05     $  10,000,000      1.15%   4/15/05
                                               1,191,047      5.00%   10/9/07
--------------------------------------------------------------------------------
   $  10,000,000       2.53%               $  11,191,047      1.56%
--------------------------------------------------------------------------------


11.  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     At December 31, 2004, the Bank had securities sold under the agreements to repurchase (repurchase agreements) in the aggregate amount of $195.0 million. The repurchase agreements are collateralized by U.S. Agency Notes, MBS and CMOs with a market value of $189.3 million. Accrued interest payable totaled $1.0 million at December 31, 2004.

                         Year ended December 31, 2004
--------------------------------------------------------------------------------
                                           Weighted        Maturity      Call
Counterparty                  Amount     Average Rate        Date      Feature
--------------------------------------------------------------------------------
FHLB                     $ 20,000,000       5.72%          12/19/07    12/19/05
FHLB                       20,000,000       5.13%          01/14/08    12/14/05
FHLB                       20,000,000       5.95%          08/30/10    08/30/05
FHLB                       20,000,000       5.54%          10/18/10    11/18/05
FHLB                       20,000,000       5.22%          12/20/10    12/20/05
FHLB                       20,000,000       4.85%          12/20/10    12/20/05
FHLB                       10,000,000       4.18%          02/28/11    02/28/05
FHLB                       15,000,000       3.84%          04/06/11    01/06/05
FHLB                       10,000,000       3.49%          08/10/11    08/10/05
FHLB                       10,000,000       1.98%          11/14/11    02/14/05
FHLB                       10,000,000       2.32%          01/31/12    01/31/05
FHLB                       10,000,000       2.28%          02/07/12    02/07/05
FHLB                       10,000,000       2.68%          04/24/07    04/24/05
--------------------------------------------------------------------------------
Total                    $195,000,000       4.49%
--------------------------------------------------------------------------------


                         Year ended December 31, 2003
--------------------------------------------------------------------------------
                                           Weighted        Maturity      Call
Counterparty                  Amount     Average Rate        Date      Feature
--------------------------------------------------------------------------------
FHLB                     $ 20,000,000       5.72%          12/19/07    03/19/04
FHLB                       20,000,000       5.13%          01/14/08    01/01/04
FHLB                       20,000,000       5.95%          08/30/10    02/29/04
FHLB                       20,000,000       5.54%          10/18/10    01/17/04
FHLB                       20,000,000       5.22%          12/20/10    03/19/04
FHLB                       20,000,000       4.85%          12/20/10    03/19/04
FHLB                       10,000,000       4.18%          02/28/11    02/02/04
FHLB                       15,000,000       3.84%          04/06/11    01/19/04
FHLB                       10,000,000       3.49%          08/10/11    02/29/04
FHLB                       10,000,000       1.98%          11/14/11    02/14/04
FHLB                       10,000,000       2.32%          01/31/12    01/01/04
FHLB                       10,000,000       2.28%          02/07/12    02/01/04
FHLB                       10,000,000       2.68%          04/24/07    01/24/04
FHLB                       10,000,000       1.64%          08/22/12    02/22/04
FHLB                       20,000,000       1.30%          10/04/12    01/04/04
--------------------------------------------------------------------------------
Total                    $225,000,000       4.08%
--------------------------------------------------------------------------------

FMS FINANCIAL CORPORATIOn
--------------------------------------------------------------------------------

12.      INCOME TAXES

     The Corporation's provision for income taxes differs from that computed by applying the statutory federal income tax rate to income before income taxes as follows:

                                                                           2004                   2003                 2002
                                                                  --------------------   -------------------  ----------------------

                                                                     Amount    Percent      Amount   Percent    Amount      Percent
                                                                     ------    -------      ------   -------    ------      -------
Tax at federal tax rate:                                          $5,162,546    35.00%   $3,491,164   34.00%  $4,340,770    34.00%
Increase (Decrease) from:
  State income taxes, net of federal income tax benefit              925,297     6.27       678,950    6.61      859,765     6.73
  Change in state tax rate on deferred tax assets & liabilities            0     0.00             0    0.00     (250,965)   (1.97)
  Tax exempt interest income                                         (10,680)   (0.07)      (53,353)  (0.52)     (82,791)   (0.65)
  Other                                                              (95,262)   (0.65)      (50,045)  (0.49)     (60,553)   (0.47)
                                                                  ----------    -----    ----------   -----   ----------    -----
Total                                                             $5,981,901    40.55%   $4,066,716   39.60%  $4,806,226    37.64%
                                                                  ==========    =====    ==========   =====   ==========    =====


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

     The temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:


                                                         December 31
                                                 -------------------------------
                                                      2004         2003
--------------------------------------------------------------------------------
Deferred income tax assets:
     Allowance for loan losses                    $1,927,790   $1,760,377
     Compensation and pension asset                   65,878       73,490
     Amortization of deposit premiums                482,086      321,180
     Post retirement benefits                        204,250      199,700
     Accrued  expenses                               127,318      252,662
     Other                                            37,967       22,751
--------------------------------------------------------------------------------
Deferred tax asset                                 2,845,289    2,630,160
--------------------------------------------------------------------------------
Deferred income tax liabilities:
     Prepaid deposit insurance premium                13,129       12,847
     Depreciation                                    332,361      317,958
     Deferred loan fees, net                         349,357      255,446
--------------------------------------------------------------------------------
Gross deferred tax liabilities                       694,847      586,251
--------------------------------------------------------------------------------
Deferred income tax asset, net                    $2,150,442   $2,043,909
--------------------------------------------------------------------------------


     There was no change in the valuation allowance for the year ended December 31, 2004, 2003 and 2002.

     The following represents the components of income tax expense for the years ended December 31, 2004, 2003 and 2002, respectively.


                                                      2004           2003          2002
------------------------------------------------------------------------------------------
Current federal tax provision                    $ 4,645,184    $ 2,247,455   $ 3,369,485
Current state tax provision                        1,443,252        890,598     1,389,574
------------------------------------------------------------------------------------------
        Total Current provision                    6,088,436      3,138,053     4,759,059
------------------------------------------------------------------------------------------
Deferred federal tax provision (benefit)             (86,817)       790,549       384,346
Deferred state tax provision (benefit)               (19,718)       138,114      (337,179)
------------------------------------------------------------------------------------------
        Total Deferred tax provision (benefit)      (106,535)       928,663        47,167
------------------------------------------------------------------------------------------
Total                                            $ 5,981,901    $ 4,066,716   $ 4,806,226
------------------------------------------------------------------------------------------

13.  LEASES

     The Bank leases ten branch locations under noncancelable leases which expire over the next 18 years. These leases generally provide for the payment of taxes and maintenance by the lessee. Most of these operating leases provide the Bank with the option to renew the lease after the initial lease term. Future minimum rental payments under existing leases as of December 31, 2004 are as follows:

Fiscal Year                                                           Amount
--------------------------------------------------------------------------------
2005                                                             $    288,771
2006                                                                  285,541
2007                                                                  294,491
2008                                                                  313,841
2009 and beyond                                                     2,669,942
--------------------------------------------------------------------------------
Total                                                            $  3,852,586
--------------------------------------------------------------------------------


     The leases contain cost of living adjustments based on changes in the consumer price index. The minimum lease payments shown above include base rentals exclusive of any future adjustments. Total rent expense for all operating leases amounted to $329 thousand, $298 thousand and $275 thousand for fiscal years 2004, 2003 and 2002, respectively.

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

     The Bank is considered "well capitalized" by OTS regulation at December 31, 2004 and 2003. The following table presents the capital ratios of the Bank at December 31, 2004 and 2003.

                                                                                         Minimum
                                                                                       to be Well
                                                                                       Captilaized
                                                                                      Under Prompt
                                                               Mimimum                 Corrective
                                                               Capital                   Action
                                         Actual               Requirement              Provisions
                               ----------------------------------------------------------------------
                                   Amount       Ratio     Amount        Ratio       Amount       Ratio
-----------------------------------------------------------------------------------------------------
December 31, 2004 (thousands)
-----------------------------------------------------------------------------------------------------
Tier 1 (Core) Capital            $  82,244      6.60%   $  49,832        4.0%     $  62,290     5.0%
Risk-Based Capital               $  86,554     17.21%   $  40,235        8.0%     $  50,294    10.0%
Tier 1 Risked-Based Capital      $  82,244     16.35%   $  20,117        4.0%     $  30,176     6.0%
Tangible Equity                  $  82,244      6.60%   $  18,687        1.5%     $  24,916     2.0%
-----------------------------------------------------------------------------------------------------
December 31, 2003 (thousands)
-----------------------------------------------------------------------------------------------------
Tier 1 (Core) Capital            $  74,421      6.10%   $  48,802        4.0%     $  61,003     5.0%
Risk-Based Capital               $  78,401     16.43%   $  38,168        8.0%     $  47,710    10.0%
Tier 1 Risked-Based Capital      $  74,421     15.60%   $  19,084        4.0%     $  28,626     6.0%
Tangible Equity                  $  74,421      6.10%   $  18,301        1.5%     $  24,401     2.0%
-----------------------------------------------------------------------------------------------------

15.  PENSION PLAN

     The Bank has a defined benefit pension plan for active employees. Net pension expense was $822 thousand, $800 thousand and $621 thousand for years ended December 31, 2004, 2003 and 2002, respectively. The components of net pension cost are as follows:

                                          Years ended  December 31,
                       ------------------------------------------------------
                                     2004             2003           2002
-----------------------------------------------------------------------------
Service cost                      $ 871,039        $ 716,613      $ 641,336
Interest cost                       563,963          486,386        448,782
Return on assets                   (659,381)        (461,454)      (504,790)
Net amortization and deferral        46,634           58,912         35,585
-----------------------------------------------------------------------------
Net periodic pension cost         $ 822,255        $ 800,457      $ 620,913
-----------------------------------------------------------------------------


     The following table presents a reconciliation of the funded status of the defined benefit pension plan at December 31, 2004 and 2003:

                                                  December 31,
                                        ------------------------------------
                                            2004                 2003
----------------------------------------------------------------------------
Projected benefit obligation                 $ 10,844,831    $  9,221,994
Fair value of plan assets                      10,712,030       8,714,389
----------------------------------------------------------------------------
Unfunded (Excess) of plan assets over
    projected benefit obligation                  132,801         507,605
Unrecognized net gain (loss)                      235,689         (82,778)
Unrecognized prior service cost                   (47,537)        (51,765)
Unrecognized net transition obligation                  0          (8,039)
----------------------------------------------------------------------------
Accrued pension cost
    included in the consolidated
    balance sheet                            $    320,953    $    365,023
----------------------------------------------------------------------------


         The following table presents a reconciliation of beginning and ending balances of benefit obligations and plan assets:


                                                   December 31,
                                         ----------------------------------
Change in Projected Benefit Obligation        2004             2003
---------------------------------------------------------------------------
Projected benefit obligation
  at beginning of year                       $ 9,221,994       $8,491,179
Service cost                                     871,039          716,613
Interest cost                                    563,963          486,386
Actuarial loss (gain)                            356,986         (284,665)
Benefits paid                                   (169,151)        (187,519)
---------------------------------------------------------------------------
Projected benefit obligation
  at end of year                             $10,844,831       $9,221,994
---------------------------------------------------------------------------
Change in Plan Assets
---------------------------------------------------------------------------
Fair value of plan assets
  at beginning of year                       $ 8,714,389       $6,512,856
Actual return of plan assets                   1,300,467        1,600,052
Employer contribution                            866,325          789,000
Benefits paid                                   (169,151)        (187,519)
---------------------------------------------------------------------------
Fair value of plan assets
  at end of year                             $10,712,030       $8,714,389
---------------------------------------------------------------------------

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

     Actuarial assumptions used in determining pension cost are as follows:

                                  Years ended December 31,
                          -----------------------------------------
                                 2004      2003          2002
-------------------------------------------------------------------
Discount rate for
    benefit obligation          6.00%        6.00%         6.00%
Rate of increase in
    compensation levels
    and social security
    wage base                   4.00%        4.00%         4.00%
Expected long-term
    rate of return on
    plan assets                 7.00%        7.00%         7.00%
-------------------------------------------------------------------


     In accordance with the provisions to the Statement of Financial Accounting Standards No. 132 (revised) "Employer's Disclosure about Pension and Other Postretirement Benefits" disclosures have been increased to include investment strategy, asset allocation mix, contributions, measurement dates and accumulated benefit obligation levels for pension plans.

     The Pension Investment Committee of the Corporation in conjunction with the Board of Directors oversees the investment of the plan assets. During 2004, the committee conducted a review of the portfolio structure and the strategic asset allocation including the relationship of plan assets to plan liabilities. The goals of the asset investment strategy are to:

     * Maximize the return on assets, over the long-term, by investing primarily in equities. The inclusion of additional asset classes with differing rates of return, volatility and correlation are utilized to reduce risk by providing diversification relative to equities.

     * Diversify investments within asset classes to maximize preservation of principal and minimize over-exposure to any one investment, thereby minimizing the impact of losses in single investments.

     *Provide a total return that, over the long-term, provides sufficient assets to fund its liabilities subject to an appropriate level of risk, contributions and pension expense.

         The plan asset allocation percentage and market values at December 31, 2004 are as follows:

                                                                        % of
                                                     Market Value      Assets
--------------------------------------------------------------------------------
Cash                                                  $   876,493        8.2%
Equity securities                                       9,455,346       88.2
Preferred stock securities                                231,359        2.2
REIT's                                                    148,832        1.4
--------------------------------------------------------------------------------
Total Plan Assets                                     $10,712,030     100.00%
--------------------------------------------------------------------------------


     Funding policy for the qualified plan is to make annual contributions that satisfy the minimum funding requirements of Employee Retirement Income Security Act 1974 (ERISA) but that do not exceed the maximum deductible limits of the Internal Revenue Code. The contributions to the pension plan are determined each year as a result of an actuarial valuation of the plan. In 2004 and 2003, $866 thousand and $789 thousand, respectivley were contributed by the Corporation to meet the pension funding requirements. The contribution to the pension plan for 2005 is expected to be approximately $995 thousand. The pension plan will maintain compliance with the ERISA as amended, and any applicable regulations and laws.

     In addition to providing pension plan benefits, the Bank provides certain health care and life insurance benefits to certain retired employees. In accordance with the provisions of Statement of Financial Accounting Standards No. 106, "Employer Accounting for Postretirement Benefits other than Pensions" (SFAS No. 106) the expected cost of such benefits must be actuarially determined and accrued ratably from the date of hire to the date the employee is fully eligible to receive benefits. The accumulated postretirement benefit obligation is not funded but is reflected in the statement of financial condition as a liability.

     The net periodic postretirement benefit cost includes the following components:

                                                        December 31,
                                      -----------------------------------------
                                            2004            2003          2002
-------------------------------------------------------------------------------
Interest cost                         $   51,547       $  47,209     $  54,000
Amortization of prior service cost       (11,339)        (11,339)      (14,499)
Amortization of loss                      15,776          13,110        29,561
-------------------------------------------------------------------------------
Net periodic post retirement
    benefit cost                      $   55,984       $  48,980     $  69,062
-------------------------------------------------------------------------------


     The assumed discount rate used in the calculation for net periodic post retirement benefit cost was 6.50% for 2004 and 2003. The assumed health care cost trend rate for 2004 was 10.0% and was graded down in 0.5% increments per year to an ultimate rate of 5.0% per year. The impact of a 1.0% increase in the assumed health care cost trend for each future year would be as follows:

                                                            December 31, 2004
--------------------------------------------------------------------------------
Accumulated post retirement obligation
    at year end                                                    $45,585
Service and Interest Cost                                           $2,782

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

         The following table summarizes the amounts recognized in the Bank's balance sheet:

                                                            December 31,
                                                  ------------------------------
                                                       2004            2003
--------------------------------------------------------------------------------
Accumulated post retirement
    benefit obligation                            $   (744,827)   $   (687,004)
Unrecognized prior service cost                        (18,402)        (29,741)
Unrecognized net loss                                  195,173         157,886
--------------------------------------------------------------------------------
Accrued post retirement benefit cost              $   (568,056)   $   (558,859)
--------------------------------------------------------------------------------


     The assumed discount rate used in the calculation for the accumulated postretirement benefit obligation as of December 31, 2004 and 2003 was 6.50%.


16.  LONG-TERM DEBT
     The Corporation established FMS Statutory Trust 1 ("Trust") in March 2002. The trust issued $25.0 million of floating rate capital securities to institutional investors and $774 thousand of common securities to the
Corporation. The proceeds of these were used by the Trust to purchase subordinated debentures issued by the Corporation. The Corporation used the debenture proceeds to pay down the $10.0 million of 10% subordinated debentures, expansion of the Bank's operations and general corporate purposes. The Trust's capital securities are fully guaranteed by the Corporation's debentures. The interest rates reset every three months to LIBOR plus 360 basis points and will not exceed 11.0% through the first five years from issuance. As of December 31, 2004 and 2003, the interest rate was 6.15% and 4.77%, respectively. The debentures are redeemable at the Corporation's option any time after March 2007. The redemption of the debentures would result in the mandatory redemption of the Trust's capital and common securities at par.

     As a result of the deconsolidation of the Trust under FIN 46R as of December 31, 2003, the Corporation recognized in its Consolidated Statement of Financial Condition its investment in FMS Statutory Trust 1, which is presented in other assets and the subordinated debenture liability owed to the Trust. The deconsolidation of the Trust did not have any other impact in the consolidated financial statements.

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

Investment securities held to maturity, securities available for sale and mortgage-backed securities: Fair value is equal to quoted market prices.

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

    At December 31, 2004 and December 31, 2003, the carrying amount and the estimated market value of the Corporation's financial instruments are as follows:

                                                                          December 31, 2004                December 31, 2003
                                                               ----------------------------------  --------------------------------

                                                                    Carrying          Estimated         Carrying       Estimated
                                                                     Amount          Market Value        Amount       Market Value
                                                               -----------------  ---------------  ----------------  --------------
Financial assets:
    Cash and cash equivalents                                  $     110,577,356  $   110,577,356  $     72,334,637  $   72,334,637
    Investment securities held to maturity and investment
     securities available for sale                             $     396,833,029  $   395,849,575  $    334,859,866  $  335,059,247
    Mortgage-backed securities                                 $     269,221,897  $   272,526,218  $    359,669,864  $  364,492,217
    FHLB Stock                                                 $      10,250,120  $    10,250,120  $     11,809,620  $   11,809,620

    Loans, net of unearned income                              $     423,517,825  $   425,138,000  $    407,013,608  $  409,909,325
     Less: Allowance for possible loan losses                  $      (4,719,192) $    (4,719,192) $     (4,407,552) $   (4,407,552)
    Loans, net                                                 $     418,798,633  $   420,418,808  $    402,606,056  $  405,501,773


Financial liabilities:
    Deposits
     Checking, passbook, and money market accounts             $     730,758,498  $   730,758,498  $    665,173,602  $  665,173,602
     Certificates                                              $     210,748,322  $   211,448,000  $    227,832,896  $  227,935,000
    Securities sold under agreements to repurchase             $     195,000,000  $   204,920,000  $    225,000,000  $  241,239,750
    Advances from the Federal Home Loan Bank                   $      10,000,000  $    10,000,000  $     11,191,047  $   11,112,215
    FMS Statutory Trust 1 debentures                           $      25,774,000  $    26,660,625  $     25,774,000  $   26,410,618

Off-balance sheet financial instruments:
    Commitments to extend credit                               $      46,668,731  $    46,668,731  $     48,270,583  $   48,270,583
    Standby letters of credit                                  $       7,030,943  $     7,030,943  $      3,776,381  $    3,776,381

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

18.  COMMITMENTS AND CONTINGENCIES

     The Bank has outstanding loan commitments of $46.7 million as of December 31, 2004. Of these commitments outstanding, the breakdown between fixed and variable rate loans is as follows:


                                            December 31, 2004
                          -----------------------------------------------------
                                Fixed            Variable
                                 Rate              Rate               Total
-------------------------------------------------------------------------------
Commitments to
       fund loans            $ 4,088,550       $ 10,460,225       $ 14,548,775
Unused lines:
       Construction                    0          5,465,685          5,465,685
       Equity line of
         credit loans                  0         26,654,271         26,654,271
    ---------------------------------------------------------------------------
Total                        $ 4,088,550       $ 42,580,181       $ 46,668,731
-------------------------------------------------------------------------------


     In addition to outstanding loan commitments, the Bank as of December 31, 2004, issued $7.0 million in standby letters of credit to guarantee performance of a bank customer to a third party.

     Commitments and standby letters of credit are issued in accordance with the same loan policies and underwriting standards, including collateral as settled loans. Since some commitments and standby letters of credit are expected to expire without being drawn down, these amounts do not necessarily represent future cash requirements.

19.  LITIGATION

     In the normal course of business, the Corporation is subjected to various legal proceedings. There were no significant pending legal proceedings at December 31, 2004 which are expected to have a material impact on the Corporation's financial position or results of operations.

20.  LOANS TO EXECUTIVE OFFICERS AND DIRECTORS

     Regulation O provides that all loans to executive officers and directors be made on substantially the same terms and conditions as are available to the general public. However, executive officers are permitted to participate in rate discount programs available to all employees. The rate discounts are available to employees as long as they are employed at the Bank. If employment is terminated, the rate discount ceases from the date of termination. At December 31, 2004 and 2003, loans made to directors and executive officers whose indebtedness exceeded $60 thousand amounted to $5.6 million and $5.6 million, respectively. During 2004, new loans to these individuals totaled $280 thousand and repayments totaled $241 thousand.

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

     The option price per share for options granted may not be less than the fair market value of the common stock on the date of grant. All stock options are dilutive and included in the calculation of earnings per share. All stock options have been adjusted for all stock splits. At December 31, 2004, the option exercise prices were $5.33 and $10.00. Options are fully vested at the date of grant and must be exercised within ten years.

         The  following  table  summarizes   information   about  stock  options
outstanding at December 31, 2004.


      Exercise              Outstanding         Average        Exercisable
        Price                 Options            Life *          Options
-------------------------------------------------------------------------------
    $        5.33              23,750             0.9            23,750
    $       10.00              41,850             3.8            41,850
-------------------------------------------------------------------------------
    $        8.31              65,600             2.8            65,600
-------------------------------------------------------------------------------
* Average contractual life in years


     A summary of the status of the Corporation's Stock Option Plan as of December 31, 2004, 2003 and 2002 and changes during the years ending on those dates is presented below.

                                                   Years Ended December 31,
                      ----------------------------------------------------------------------------
                                     2004                     2003                    2002
--------------------------------------------------------------------------------------------------
Outstanding at the
  Beginning of the year    75,250      $  8.06     115,000       $  8.54    121,925    $  8.56
Options exercised          (4,650)        7.49     (25,250)         9.71       (925)      1.29
Options surrendered        (5,000)        5.33     (14,500)        10.00     (6,000)     10.00
--------------------------------------------------------------------------------------------------
Outstanding at the
  End of the year          65,600      $  8.31      75,250       $  8.06    115,000    $  8.54
--------------------------------------------------------------------------------------------------


         On January 1, 1996, the Corporation adopted Statement of Financial Accounting Standard No. 123, "Accounting for Stock Based Compensation" (SFAS No.
123). As permitted by SFAS No. 123, the Corporation has chosen to continue to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" (APB No.
25) and related interpretations in accounting for its Plan. Accordingly, no compensation cost has been recognized for options granted under the Plan. There were no options granted during 2004, 2003 and 2002.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------


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

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

23.  PARENT COMPANY FINANCIAL INFORMATION
     The financial statements for FMS Financial Corporation are as follows:

                                                                                                    December 31,
                                                                                           -----------------------------
FMS Financial Corporation Statements of Financial Condition                                      2004            2003
                                                                                           -----------------------------
Assets:
    Cash                                                                                    $  1,692,495    $  2,357,568
    Investment in subsidiary                                                                  86,626,282      80,051,200
    Intercompany receivable, net                                                               6,758,424       5,437,842
    FMS Statutory Trust 1 issue costs, net                                                       562,311         640,154
    Other                                                                                        688,127         328,631
                                                                                            ------------    ------------
Total Assets                                                                                $ 96,327,639    $ 88,815,395
                                                                                            ============    ============
Liabilities:
    FMS Statutory Trust 1 debentures                                                        $ 25,774,000    $ 25,774,000
    Dividends payable                                                                            195,029         194,576
    Accrued interest payable                                                                      21,991          17,076
                                                                                            ------------    ------------
Total Liabilities                                                                             25,991,020      25,985,652
                                                                                            ------------    ------------
Stockholders' Equity:
    Preferred stock - $.10 par value 5,000,000  shares  authorized;  none issued
    Common stock - $.10 par value 10,000,000 shares authorized; shares issued 7,991,292 and 7,975,059 and shares outstanding 6,502,110 and 6,485,877 as
       of December 31, 2004 and 2003, respectively                                               799,129         797,506
    Paid-in capital in excess of par                                                           8,555,506       8,507,333
    Accumulated comprehensive income - net of deferred income taxes                              270,784         802,239
    Retained earning                                                                          71,646,199      63,657,664
    Less:Treasury Stock (1,489,182 shares, at cost at December 31, 2004 and 2003)            (10,934,999)    (10,934,999)
                                                                                            ------------    ------------
Total Stockholders' Equity                                                                    70,336,619      62,829,743
                                                                                            ------------    ------------
Total Liabilities and Stockholders' Equity                                                  $ 96,327,639    $ 88,815,395
                                                                                            ============    ============

-----------------------------------------------------------------------------------------------
                                                              Years Ended December 31,
-----------------------------------------------------------------------------------------------
FMS Financial Corporation Statements of Operations       2004           2003           2002
-----------------------------------------------------------------------------------------------
Intercompany interest income                         $   320,582    $   329,366    $   848,662
Interest expense                                      (1,368,591)    (1,295,928)    (1,742,660)
Dividends from subsidiary                              2,400,000      2,400,000      2,400,000
Other expense                                                  0              0       (215,078)
Equity in undistributed income of subsidiary           7,056,742      4,439,345      6,284,466
-----------------------------------------------------------------------------------------------
Income before taxes                                    8,408,733      5,872,783      7,575,390
Income tax benefit                                       359,496        328,631        385,354
-----------------------------------------------------------------------------------------------
Net Income                                           $ 8,768,229    $ 6,201,414    $ 7,960,744
-----------------------------------------------------------------------------------------------


These statements should be read in conjunction with the other notes related to the consolidated financial statements.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

                                                                  For Years Ended December 31,
                                                            ----------------------------------------
FMS Financial Corporation Statements of Cash Flows             2004           2003           2002
                                                            ----------    -----------   ------------
Operating Activities
Net income                                                 $ 8,768,229    $ 6,201,414   $   7,960,744
Adjustments to reconcile net income to net cash provided
   by operating activities:
Equity in undistributed earnings of the subsidiary          (7,056,742)    (4,439,345)    (6,284,466)
Amortization of debt issue costs                                77,843         77,845         94,462
Increase (Decrease) in interest payable                          4,915           (823)      (398,768)
Increase (Decrease) in intercompany receivable, net         (1,320,582)     1,670,633     (8,173,654)
Other                                                         (359,496)       226,102       (170,816)
                                                            ----------    -----------   ------------

    Net cash provided (used) by operating activities           114,167      3,735,826     (6,972,498)

Investing Activities
Proceeds from maturities of investment securities                    0              0      1,000,000
                                                            ----------    -----------   ------------
    Net cash provided by investing activities                        0              0      1,000,000

Financing Activities
Purchase of treasury stock                                           0        (48,419)    (2,813,136)
Repayment of subordinated debentures                                 0              0    (10,100,000)
Proceeds from issuance of trust capital securities                   0              0     24,221,532
Investment in subsidiary                                       (49,796)    (2,230,331)    (5,001,195)
Cash dividends paid on common stock                           (779,240)      (776,929)      (790,339)
Proceeds from issuance of stock                                 49,796        230,333          1,195
                                                            ----------    -----------   ------------
    Net cash (used) provided by financing activities          (779,240)    (2,825,346)     5,518,057
                                                            ----------    -----------   ------------

(DECREASE) INCREASE IN CASH                                   (665,073)       910,480       (454,441)
CASH, BEGINNING OF YEAR                                      2,357,568      1,447,088      1,901,529
                                                            ----------    -----------   ------------
CASH, END OF YEAR                                           $1,692,495    $ 2,357,568   $  1,447,088
                                                            ==========    ===========   ============

================================================================================

These statements should be read in conjunction with the other notes related to the consolidated financial statements.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------


PRICEWATERHOUSECOOPERS  [LOGO]



             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors and Shareholders of FMS Financial Corporation:

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements ~of operations, changes in stockholders' equity, and cash flows present fairly, in all material respects, the financial position of FMS Financial Corporation and Subsidiary ("the Company") at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


/s/PRICEWATERHOUSECOOPERS

Harrisburg, PA
March 17, 2005

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------



                                MANAGEMENT REPORT

To  the  Federal  Deposit  Insurance   Corporation  and  the  Office  of  Thrift
Supervision:

FINANCIAL STATEMENTS

Management of FMS Financial Corporation and Subsidiary ("the Corporation") is responsible for the preparation, integrity, and fair presentation of its published consolidated financial statements, and Thrift Financial Report (TFR) filed with the Office of Thrift Supervision, as of December 31, 2004, and for the year then ended. The published consolidated financial statements have been prepared in accordance with generally accepted accounting principles, and the Thrift Financial Report has been prepared in accordance with the Office of Thrift Supervision reporting instructions, and, as such, include some amounts that are based upon judgments and estimates of management.

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

Management assessed its internal control structure over financial reporting as of December 31, 2004. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organization of the Treadway Commission. Based on this assessment, management believes that the Corporation maintained an effective internal control structure over financial reporting as of December 31, 2004.

COMPLIANCE WITH LAWS AND REGULATIONS
Management is also responsible for compliance with federal and state laws and regulations concerning dividend restrictions and federal laws and regulations concerning loans to insiders designated by the Office of Thrift Supervision as safety and soundness laws and regulations.

Management assessed its compliance with the designated laws and regulations relating to safety and soundness. Based on this assessment, management believes that the Corporation has complied, in all significant respects, with the designated laws and regulations related to safety and soundness for the year ended December 31, 2004.


/s/Craig W. Yates                          /s/Channing L. Smith

Craig W. Yates                             Channing L. Smith
President and Chief Executive Officer      Vice President and Chief Financial Officer


FMS Financial Corporation
Burlington, New Jersey
March 10, 2005

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

                             CORPORATE INFORMATION



ANNUAL MEETING

     The 2005 Annual Shareholders' Meeting of FMS Financial Corporation will be held at 10:30 a.m., on the 28th day of April, 2005 at the Riverton Country Club, Highland Avenue off of Route 130, Riverton, New Jersey.



STOCK MARKET INFORMATION
     The common stock of FMS Financial Corporation is traded over-the-counter and is listed on the Nasdaq National Market System under the symbol "FMCO". Daily quotations are included in the Nasdaq National Market stock tables published in the Wall Street Journal and other leading newspapers.

     The number of record holders of common stock of the Corporation as of March 10, 2005 was approximately 747, not including those shares registered in names of various investment brokers held in account for their customers.

     The following table sets forth the range of closing prices, as reported by Nasdaq, for the periods ended December 31, 2004 and 2003:


                                                   2004
                                 ------------------------------------------
QUARTER ENDED                            HIGH                 LOW
---------------------------------------------------------------------------
March 31,                              $ 19.70             $ 16.50
June 30,                               $ 18.99             $ 15.66
September 30,                          $ 17.96             $ 15.15
December 31,                           $ 21.00             $ 16.31
---------------------------------------------------------------------------

                                                   2003
                                 ------------------------------------------
QUARTER ENDED                            HIGH                LOW
---------------------------------------------------------------------------
March 31,                              $ 14.50             $ 12.30
June 30,                               $ 20.40             $ 13.99
September 30,                          $ 18.50             $ 13.15
December 31,                           $ 20.50             $ 16.75
---------------------------------------------------------------------------


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

     As of December 31, 2004 the Bank was a Tier 1 capital compliant institution and had available $25.7 million for dividends to the Corporation, subject to nonobjection by the OTS. It is not likely that the Corporation would request a dividend of that magnitude. The Corporation is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders, but is subject to the requirements of New Jersey law, which permits the Corporation to pay dividends in cash on shares out of the Corporation's surplus, defined as the excess of net assets of the Corporation over stated capital.

         MARKET MAKERS
         The following companies were making a market in the Corporation's common stock at December 31, 2004:

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


     FORM 10-K AND OTHER FINANCIAL INQUIRIES
     The  Corporation's  Annual  Report on Form 10-K for the  fiscal  year ended
     December 31, 2004, as filed with the Securities and Exchange Commission will be furnished to shareholders of the Corporation upon written request without charge. Shareholders, analysts and others seeking this and other requests for information relating to stock, annual shareholders' meeting and related matters on FMS Financial Corporation, should contact the Corporate Secretary at the Executive Offices.


         Transfer Agent and Registrar                Auditors
         American Stock Transfer and                 PricewaterhouseCoopers LLP
           Trust Company                             One South Market Square
         40 Wall Street                              Harrisburg, PA  17101
         New York, NY  10005


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

         DIRECTOR EMERITUS
         HILYARD S. SIMPKINS

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

         CATHERINE A. MARSHALL
         Vice President, Loan Servicing

         PETER S. SCHOENFELD
         Vice President, Investments

         KAREN D. SHINN
         Vice President, Operations

         FRANK E. SMITH
         Vice President, Facilities and Design

         MARCELLA F. HATCHER*
         Assistant Secretary

         *    Officers of Bank and Holding Corporation

     FARMERS & MECHANICS BANK                    EDGEWATER PARK                         RIVERSIDE
     EXECUTIVE AND ADMINISTRATIVE OFFICES        1149 Cooper Street                     2 Scott Street & Pavilion Avenue
     3 Sunset Road and 811 Sunset Road           Edgewater Park, NJ 08010               Riverside, NJ 08075
     Burlington NJ  08016                        (609) 387-0046                         (856) 461-4333
     (609) 386-2400
                                                 FLORENCE                               RIVERTON
                                                 220 West Front Street                  604 Main Street
     MAIN BRANCH                                 Florence, NJ  08518                    Riverton, NJ 08077
     3 Sunset Road & Route 541                   (609) 499-4960                         (856) 786-5333
     Burlington, NJ  08016
     (609) 387-2728                              LARCHMONT                              SOUTHAMPTON
                                                 3220 Route 38                          1841 Route 70
     AUDUBON                                     Mount Laurel, NJ 08054                 Southampton, NJ 08088
     157 S. White Horse Pike                     (856) 235-6666                         (609) 859-2700
     Audubon, NJ 08106
     (856) 672-9070                              LUMBERTON                              TABERNACLE
                                                 1636-61 Route 38 & Eayrestown Road     1484 Route 206
     BEVERLY                                     Lumberton, NJ 08048                    Tabernacle, NJ 08088
     414 Cooper Street                           (609) 267-6811                         (609) 268-5993
     Beverly, NJ 08010
     (609) 239-4066                              MARLTON                                WAL*MART BURLINGTON
                                                 42 Main Street                         2106 Burlington-Mt. Holly Road
     BORDENTOWN                                  Marlton, NJ 08053                      Burlington, NJ 08016
     335 Farnsworth Avenue                       (856) 596-6555                         (609) 386-5960
     Bordentown, NJ  08505
     (609) 291-8200                              MEDFORD                                WAL*MART CHERRY HILL
                                                 200 Tuckerton Road                     Route 38 & Cuthbert Boulevard
     BROWNS MILLS                                Medford, NJ 08055                      Cherry Hill, NJ  08002
     101 Pemberton-Browns Mills Road             (856) 596-4300                         (856) 662-1450
     Browns Mills, NJ 08015
     (609) 893-5540                              MEDFORD LAKES                          WAL*MART CINNAMINSON
                                                 700 Stokes Road                        2501 Route 130 South
     BURLINGTON CITY                             Medford, NJ 08055                      Cinnaminson, NJ  08077
     352 High Street                             (609) 654-6373                         (856) 303-1395
     Burlington, NJ 08016
     (609) 386-4643                              MEDFORD VILLAGE                        WAL*MART HAMILTON
                                                 1 S. Main Street at Bank Street        700 Market Place Boulevard
     BURLINGTON TOWNSHIP                         Medford, NJ 08055                      Hamilton, NJ  08691
     809 Sunset Road                             (609) 714-1115                         (609) 585-2252
     Burlington, NJ 08016
     (609) 387-1150                              MOORESTOWN                             WAL*MART LUMBERTON
                                                 53 East Main Street                    1740 Route 38
     BURLINGTON-NECK ROAD                        Moorestown, NJ 08057                   Mount Holly, NJ 08060
     1029 Neck Road                              (856) 235-0544                         (609) 702-9800
     Burlington, NJ 08016
     (609) 239-4500                              MOUNT HOLLY                            WAL*MART MARLTON
                                                 555 High Street                        150 Route 70
     CHESTERFIELD                                Mount Holly, NJ 08060                  Marlton, NJ 08053
     305 Bordentown-Chesterfield Road            (609) 261-0975                         (856) 988-1442
     Chesterfield, NJ 08620
     (609) 324-1256                              MOUNT LAUREL                           WILLINGBORO
                                                 4522 Church Road                       399 Charleston Road
     CINNAMINSON                                 Mount Laurel, NJ 08054                 Willingboro, NJ 08046
     1703 Highland Avenue                        (856) 235-4445                         (609) 877-2888
     Cinnaminson, NJ 08077
     (856) 303-1870                              MT. LAUREL - FELLOWSHIP                WILLINGBORO EAST
                                                 301 Fellowship Road                    611 Beverly-Rancocas Road
     DELANCO                                     Mount Laurel, NJ 08054                 Willingboro, NJ 08046
     801 Burlington Avenue                       (856) 222-9364                         (609) 871-4900
     Delanco, NJ  08075
     (856) 824-0067                              PEMBERTON                              WILLINGBORO ROUTE 130
                                                 25 Fort Dix Road                       Route 130 & Van Sciver Parkway
     DELRAN                                      Pemberton, NJ 08068                    Willingboro, NJ  08046
     3002 Route 130 North                        (609) 726-9111                         (609) 871-6009
     Delran, NJ 08075
     (856) 764-3740                              PENNSAUKEN                             WILLINGBORO WEST
                                                 Route 130 & Merchantville Avenue       1 Rose Street & Beverly-Rancocas Road
     EASTAMPTON                                  Pennsauken, NJ  08110                  Willingboro, NJ 08046
     1191 Woodlane Road                          (856) 663-9200                         (609) 835-4700
     Eastampton, NJ 08060
     (609) 261-6400