Form 10-K, Exhibit 13
period 2005-12-31
FMS FINANCIAL CORP
filed 2006-03-30
CIK 839845

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------


                                CORPORATE PROFILE



Originally founded in 1871 under the name of Farmers' and Mechanics' Building and Loan Association, Farmers & Mechanics Bank is a wholly owned subsidiary of FMS Financial Corporation. The Corporation is listed on the Nasdaq National Market System under the trading symbol of FMCO. With total assets of $1.2 billion, the Corporation employs 380 full-time and 237 part-time employees who service over 154 thousand deposit accounts. The Bank, which currently operates 42 branches in Burlington, Camden and Mercer County, is open seven days a week and offers free on-line banking, bill pay, telephone banking and coin counting. The Bank's goal is to provide convenient, personal, full service banking so as to remain your "Hometown Bank."

--------------------------------------------------------------------------------

BOARD OF DIRECTORS                BANK OFFICERS

ROY D. YATES                      CRAIG W. YATES*
Chairman of the Board             President

WAYNE H. PAGE                     JAMES E. IGO*
Vice Chairman                     Sr. Vice President and Chief Lending Officer

GEORGE J. BARBER                  CHANNING L. SMITH*
                                  Vice President and Chief Financial Officer
JOSEPH W. CLARKE, Jr.
                                  THOMAS M. TOPLEY*
VINCENT R. FARIAS                 Sr. Vice President of Operations and
                                  Corporate Secretary
DOMINIC W. FLAMINI
                                  MERLE A. BROWN
EDWARD J. STAATS, Jr.             Vice President, Branch Administration and
                                  Security Officer
MARY WELLS
                                  AMY J. HANNIGAN
CRAIG W. YATES                    Vice President and Controller

                                  JOHN J. JARUSZEWSKI
                                  Vice President, Information Systems

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

                                  MARCELLA F. HATCHER*
                                  Assistant Secretary

                                  MARK R. JORGENSEN
                                  Assistant Vice President, Commercial Lending

                                  *  Officers of Bank and Holding Corporation

                                      -1-
--------------------------------------------------------------------------------

   To Our Shareholders:


          Farmers & Mechanics Bank had satisfactory financial results for 2005 and continued to make progress in building a community banking franchise by working to provide the best local service from numerous convenient branches in Burlington County, New Jersey, and nearby areas.

          For the past decade, we have worked to attract checking and savings transactional accounts. Certificates of Deposit now represent less than 20% of our deposit base. CD's have a higher interest cost to the bank and are subject to rate competition. Transaction accounts have lower interest costs, and generate significant transaction and service income, but generally have higher operating and servicing costs. Most importantly, they represent a more significant relationship with depositors, generating more branch visits and closer ties through the use of direct deposit, ATM's, check cards, telephone, computer banking, and internet bill paying.

          In addition to our traditional branches, we now have seven Wal-Mart branches with the opening of the Cherry Hill and Audubon stores. The
     Wal-Mart branches provide extra convenience for our existing account holders, as well as an opportunity to meet shoppers who don't bank with us yet.

          Our earnings in 2005 were lower than 2004 because operating costs continued to increase, while deposit growth slowed, and interest expense rose substantially more than interest income. After several years of low interest rates to stimulate the economy, the Fed has now been regularly increasing short term rates, and yet long term rates have lagged significantly. Higher short term rates raise our costs for interest sensitive deposits in certificate, money market, and government unit accounts. Long term rates are still quite low, and our portfolio of loans and investments are generally longer term commitments that do not reprice quickly. This reduced our profit in 2005 and will continue to hurt earnings until the markets return to a more traditional spread between long and short term rates.

          Some economists believe that when long term rates stay low as short term rates rise, that it may portend a slowing of the economy. Our loan policies are conservative and we regularly add to our loan loss reserves for possible future market conditions and portfolio growth.

          We continue to believe that a community bank can compete successfully against the larger financial institutions and build significant value for shareholders. The directors, officers, and staff thank you for your continued interest and support.
                                                         Sincerely,

                                                         /s/Craig W. Yates

                                                         Craig W. Yates
                                                         President

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

FINANCIAL HIGHLIGHTS

Financial Condition: (In Thousands)
------------------------------------------------------------------------------------------------------------------------------------

December 31,            2005       2004       2003       2002       2001        2000        1999       1998       1997       1996
------------------------------------------------------------------------------------------------------------------------------------
Assets              $1,231,263 $1,250,006 $1,225,557 $1,126,557   $966,537    $839,076    $772,501   $691,812   $628,403   $541,710

Loans receivable, net  442,571    418,799    402,606    361,674    336,544     290,179     299,695    298,603    302,831    306,871

Deposits               947,067    941,507    893,006    800,340    729,506     648,539     603,892    536,310    489,440    453,277

Stockholders' equity    75,082     70,337     62,830     57,638     52,203      47,410      46,097     43,469     38,916     33,826

Operations: (In Thousands, except per share data)
------------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                      2005     2004     2003    2002     2001    2000     1999     1998     1997     1996
------------------------------------------------------------------------------------------------------------------------------------
Interest income                            $57,847  $55,762  $50,814 $57,748  $55,300 $52,349  $47,863  $46,563  $40,813  $36,841
Interest expense                            21,537   18,414   19,362  24,756   28,752  27,398   24,742   24,869   20,879   18,978
Net interest income                         36,310   37,348   31,452  32,992   26,548  24,951   23,120   21,694   19,934   17,863
Net income                                   6,718    8,768    6,201   7,961    5,459   5,112    5,114    5,271    5,491    3,026(a)

Basic earnings per common share               1.03     1.35     0.96    1.22     0.81    0.74     0.71     0.73     0.77     0.41
Diluted earnings per common share             1.03     1.34     0.95    1.21     0.81    0.74     0.70     0.72     0.75     0.40
Dividends declared per common share           0.12     0.12     0.12    0.12     0.12    0.12     0.12     0.11     0.08(b)  0.07(b)

Weighted average common shares outstanding   6,504    6,495    6,477   6,548    6,701   6,888    7,210    7,204    7,165    7,411

Weighted average common shares and common
stock equivalents outstanding                6,521    6,529    6,515   6,577    6,714   6,947    7,292    7,314    7,346    7,573

Other Selected Data:
----------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                       2005      2004     2003     2002     2001     2000    1999    1998     1997    1996
----------------------------------------------------------------------------------------------------------------------------------
Net interest rate spread                      3.22%     3.28%    2.98%    3.44%    3.24%    3.40%   3.28%   3.50%    3.60%   3.50%
Net interest margin                           3.21      3.25     2.92     3.40     3.22     3.42    3.36    3.48     3.72    3.66
Return on average assets                      0.55      0.71     0.49     0.77     0.56     0.66    0.61    0.79     0.98    0.60
Return on average equity                      9.22     13.21     9.52    14.61    10.02    11.16   10.93   12.86    15.11    8.99
Dividend payout ratio                        11.65      8.95    12.63     9.92    14.81    16.22   17.14   15.28    10.67   17.50
Equity-to-asset ratio                         6.10      5.63     5.13     5.12     5.40     5.65    5.97    6.28     6.19    6.24
Number of employees (full-time equivalents)    525       515      522      480      439      427     382     335      299     236

(a) Includes $2.7 milion  for the one-time  assessment to recapitalize the SAIF.
(b) Adjusted for stock splits in 1998 and 1996, as applicable.

                                   -4- and -5-

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General
     The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes", "anticipates", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, credit risk, risks associated with the effect of opening a new branch, the ability to control costs and expenses, and general economic conditions. FMS Financial Corporation undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

     FMS Financial Corporation (the "Corporation") is the parent company of Farmers & Mechanics Bank (the "Bank"), its only subsidiary. Earnings of the Corporation are primarily dependent on the earnings of the Bank because the Corporation engages in no significant operations of its own. Accordingly, the earnings of the Corporation are largely dependent on the receipt of earnings from the Bank in the form of dividends.

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

Market Risk and Liquidity Risk
     Market risk is the risk of loss from adverse changes in market prices and rates. The Bank's market risk arises primarily from interest rate risk inherent in its lending, investment and deposit taking activities. The Bank's profitability is affected by fluctuations in interest rates. A sudden and substantial increase in interest rates may adversely impact the Bank's earnings to the extent that the interest rates borne by assets and liabilities do not change at the same speed, to the same extent or on the same basis. To that end, management actively monitors and manages its interest rate risk exposure. The Bank does not participate in hedging programs including interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments. The Bank's investment policy allows investment only in securities which have a rating of AA or better. U.S. Government agency investments are callable notes issued by Fannie Mae (FNMA), Freddie Mac (FHLMC) and the Federal Home Loan Bank (FHLB), which carry either a direct government or quasi-government guarantee. The Bank holds a substantial component of its investment portfolio in mortgage-backed securities and collateralized mortgage obligations (collectively, "MBS and CMO"). At the end of 2005, the total investment in MBSs and CMOs amounted to $375.9 million, or 54.7% of total investments. These are instruments collateralized by pools of residential and commercial mortgages which return interest and principal payments to the investor when performing in accordance with their terms. Approximately 55.6% of the Bank's MBS holdings are U.S. Government agency securities (GNMA, FNMA and FHLMC), which carry either direct government or quasi-government guarantees and are rated AAA in terms of credit quality. The Bank also owns non-agency CMOs, issued by major financial institutions, which are rated AAA or AA. CMOs are generally very liquid issues with major brokerage houses providing ready markets. However, CMOs are subject to prepayment and extension risk, which can adversely affect their yields and expected average life. MBSs and CMOs of $54.1 million and $45.4 million were used to secure public funds on deposit at December 31, 2005 and 2004, respectively.

Interest Rate Risk
     Interest rate risk is the risk of loss in value due to changes in interest rates. This risk is addressed by the Funds Managment Committee ("FMC"), which includes senior management. The FMC monitors and considers methods of managing interest rate risk by monitoring changes in the interest rate repricing GAP ("GAP"), the net portfolio values ("NPV") and net interest income under various interest rate scenarios. The FMC attempts to manage the various components of the Bank's balance sheet to minimize the impact of sudden and sustained changes in interest rates through GAP, NPV and net interest income scenarios.

     The Bank's exposure to interest rate risk is reviewed on a periodic basis by the Board of Directors and the FMC. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities which either reprice or future within a given period of time.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

     The difference, or the interest rate repricing GAP, provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates over a period of time. A GAP is considered positive when the amount of interest rate sensitive assets maturing or repricing over a specified period of time exceeds the amount of interest rate sensitive liabilities maturing or repricing within that period and is considered negative when the amount of interest rate sensitive liabilities maturing or repricing over a specified period of time exceeds the amount of interest rate sensitive assets maturing or repricing within that period. Generally, during a period of rising interest rates, a negative GAP within a given period of time would adversely affect net interest income, while a positive GAP within such period of time may result in an increase in net interest income; during a period of falling interest rates, a negative GAP within a given period of time may result in an increase in net interest income while a positive GAP within such period of time may have the opposite effect. At December 31, 2005, the Bank's GAP position for net assets repricing for one year cumulative totaled a negative $57.9 million or 4.71%.

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

     The Bank has developed strategies to manage its liquidity, shorten the effective maturities of certain interest-earning assets and increase the effective maturities of certain liabilities to reduce the exposure to interest rate fluctuations. These strategies include focusing its investment activities on short and medium-term securities, maintaining and increasing the transaction deposit accounts, as these accounts are considered to be relatively resistant to changes in interest rates, and utilizing Federal Home Loan Bank ("FHLB") borrowings and deposit marketing programs to adjust the repricing intervals of its liabilities.

     The Bank measures its interest rate risk using the Office of Thrift Supervision's ("OTS") NPV method. NPV is calculated based on the net present value of estimated cash flows utilizing market prepayment assumptions and market rates of interest provided by independent broker quotations and other public sources. An institution's interest rate risk is measured as the change to its NPV as a result of a hypothetical immediate 200 basis point change in market interest rates. Based on this analysis at December 31, 2005, the Bank would experience a 389 basis point decrease in its NPV as a percent of assets if rates rise by 200 basis points in comparison to a flat rate scenario. Due to the abnormally low interest rate environment in 2004 decreases of 200 basis points or more have been omitted.

                               December 31, 2005
                -------------------------------------------------
                              Net Portfolio Value
                -------------------------------------------------
Changes in
Interest Rates $ Amount $ Change % Change NPV Ratio (a) (basis points) -------------------------------------------------

    +300        $69,534     $(84,249)      (55%)         5.78%
    +200         98,609      (55,174)      (36%)         8.00%
    +100        128,179      (25,604)      (17%)        10.14%
     0          153,783            0         0          11.89%
    (100)       161,736        7,953        (5%)        12.37%
    (200)       153,229         (554)        0%         11.73%

-----------------------------------------------------------------

                               December 31, 2004
                -------------------------------------------------
                              Net Portfolio Value
                -------------------------------------------------
Changes in
Interest Rates    $ Amount   $ Change   % Change  NPV Ratio (a)
(basis points)  -------------------------------------------------

    +300         $56,922    $ (87,216)      (61%)         4.69%
    +200          89,649      (54,488)      (38%)         7.17%
    +100         122,667      (21,471)      (15%)         9.52%
     0           144,138            0         0          10.96%
    (100)        143,993         (145)        0%         10.88%

-----------------------------------------------------------------

(a) Calculated as the estimated NPV divided by present value of total assets.

     Although the NPV calculation provides an indication of the Bank's interest rate risk at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Bank's net interest income and will differ from actual results.

Financial Condition
     Total assets of the Corporation decreased $18.7 million or 1.5% to $1.2 billion at December 31, 2005 from $1.3 billion at December 31, 2004. Short-term funds decreased $24.8 million or 38.7% to $39.3 million at December 31, 2005 from $64.1 million at December 31, 2004, primarily due to a decrease in short-term money market accounts. Investment securities held to maturity increased $20.5 million or 8.0% to $275.3 million at December 31, 2005 from $254.8 million at December 31, 2004. The increase in investment securities held to maturity during the year is due to purchases of $123.0 million of U.S. Government agency notes (U.S. Gov't agencies), $11.5 million of municipal bonds and $9.4 million of CMOs, partially offset by investment calls and maturities of $97.9 million and principal paydowns of $25.2 million. Investment securities available for sale increased $13.6 million or 9.6% to $155.6 million during the year ended December 31, 2005 from $142.0 million

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

at December 31, 2004, due to purchases of $44.0 million in U.S. Government agency notes, $18.0 million in MBSs available for sale and $5.0 million in CMOs, partially offset by principal paydowns of $36.7 million and calls and maturities of $14.0 million. Mortgage-backed securities held to maturity decreased $61.0 million or 22.7% to $208.2 million during the year ended December 31, 2005 from $269.2 million at December 31, 2004, as a result of principal paydowns on MBSs of $63.1 million, partially offset by purchases of $3.0 million in MBS pass thru securities. Loans receivable increased $23.8 million or 5.7% to $442.6 million at December 31, 2005 from $418.8 million at December 31, 2004. The increase in loans receivable during the year ended December 31, 2005 was due to $117.4 million of loans originated, partially offset by $93.3 million of principal collected on loans.

     Total liabilities decreased $23.5 million or 2.0% to $1.2 billion at December 31, 2005 from $1.2 billion at December 31, 2004. Deposits increased $5.6 million or 0.6% to $947.1 million at December 31, 2005 from $941.5 million at December 31, 2004. The increase in deposits during the year was due to increases in checking accounts of $23.3 million and time deposits of $1.1 million, partially offset by decreases in money market accounts of $12.6 million and savings accounts of $6.2 million. Securities sold under agreements to repurchase decreased $20.0 million or 10.3% to $175.0 million at December 31,
2005 from $195.0 million at December 31, 2004. These borrowings are collateralized by U.S. Government agency notes, MBSs and CMOs and had a weighted average rate of 4.93% and 4.49% at December 31, 2005 and 2004, respectively.

    Stockholders' equity increased $4.7 million or 6.7% to $75.1 million at December 31, 2005 from $70.3 million at December 31, 2004. The increase was due to net income of $6.7 million and the exercise of stock options of $213 thousand, partially offset by $781 thousand of dividends declared on common stock and a decrease of $1.4 million in accumulated comprehensive income (net unrealized gain and loss on available for sale securities).

Results of Operations

Net Interest Income
     The earnings of the Corporation depend primarily upon the level of net interest income, which is the difference between interest earned on its interest-earning assets, such as loans and investments, and the interest paid on interest-bearing liabilities, such as deposits including noninterest bearing checking accounts and borrowings. Net interest income is a function of the interest rate spread, which is the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities, as well as the average balance of interest-earning assets as compared to interest-bearing liabilities. Net income is also affected by noninterest income and expenses, such as gains and losses on the sale of investments, provision for loan losses, service charges and other fees, and operating expenses.

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

                                                                            Years Ended December 31,
                                      ----------------------------------------------------------------------------------------------
                                                   2005                               2004                         2003
                                      ----------------------------------------------------------------------------------------------
                                        Average            Average       Average              Average    Average           Average
                                        Balance  Interest Yield/Rate     Balance    Interest Yield/Rate  Balance Interest Yield/Rate
                                      ---------  -------- -----------  ----------  --------- ----------  ------- -------- ----------
                                                                              (Dollars in Thousands)
Interest-earning assets:
    Loans receivable                   $436,338  $25,847     5.92%      $418,354     $24,577   5.87%     $388,201  $24,363     6.28%
    Interest-bearing deposits            46,693    1,338     2.87%        50,928         667   1.31%       33,529      462     1.38%
    Mortgage-backed securities          308,078   14,630     4.75%       396,962      17,389   4.38%      419,461   16,805     4.01%
    Investment securities               340,922   16,032     4.70%       281,314      13,129   4.67%      234,442    9,184     3.92%
                                      ----------------------------------------------------------------------------------------------
Total interest-earning assets         1,132,031   57,847     5.11%     1,147,558      55,762   4.86%    1,075,633   50,814     4.72%
                                      -----------------------------   -------------------------------  -----------------------------
Interest-bearing liabilities:
    Checking deposits                   399,956    4,125     1.03%       366,338       1,717   0.47%      313,492      915     0.29%
    Savings deposits                    196,030    1,149     0.59%       194,246       1,071   0.55%      179,673    1,249     0.70%
    Money market deposits               142,137    1,266     0.89%       139,038       1,001   0.72%      130,822    1,020     0.78%
    Time deposits                       208,825    4,878     2.34%       216,906       3,965   1.83%      225,240    5,401     2.40%
    Borrowings                          167,402    8,293     4.95%       221,883       9,291   4.19%      236,199    9,481     4.01%
    Long-term debt                       25,774    1,826     7.08%        25,774       1,369   5.31%       25,774    1,296     5.03%
                                      ----------------------------------------------------------------------------------------------
Total interest-bearing liabilities   $1,140,124   21,537     1.89%    $1,164,185      18,414   1.58%   $1,111,200   19,362     1.74%
                                     =========== -------     -----    ==========     -------   -----   ==========  -------     -----
Net interest income                              $36,310                             $37,348                       $31,452
                                                 =======                             =======                       =======
Interest rate spread                                         3.22%                             3.28%                           2.98%
                                                             =====                            ======                           =====

Net yield on average interest-earning assets                 3.21%                             3.25%                           2.92%
                                                            ======                            ======                          ======

Ratio of average interest-earning assets
  to average interest -bearing liabilities                  99.29%                            98.57%                          96.80%
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

                                                        Years Ended December 31,
                                      --------------------------------------------------------------
                                              2005 vs. 2004                    2004 vs. 2003
                                      --------------------------------------------------------------
                                           Increase (Decrease)              Increase (Decrease)
                                            Due to change in                 Due to change in
                                      ------------------------------  ------------------------------
                                         Rate     Volume     Total       Rate      Volume    Total
                                      --------  ---------  ---------  ---------  ----------  -------
                                                              (In Thousands)
Interest income:
    Loans                                $213     $1,057     $1,270    $(1,678)    $1,892       $214
    Interest-bearing deposits             726        (55)       671        (35)       240        205
    Mortgage-backed securities          1,135     (3,894)    (2,759)     1,485       (901)       584
    Investment securities                 121      2,782      2,903      2,109      1,836      3,945
                                      -------    -------    -------    -------    -------    -------

    Total change - interest income      2,195       (110)     2,085      1,881      3,067      4,948
                                      -------    -------    -------    -------    -------    -------
Interest expense:
    Checking deposits                   2,250        158      2,408        648        154        802
    Savings deposits                       68         10         78       (279)       101       (178)
    Money market deposits                 243         22        265        (83)        64        (19)
    Time deposits                       1,061       (148)       913     (1,236)      (200)    (1,436)
    Borrowings                          1,283     (2,281)      (998)       385       (575)      (190)
    Long-term debt                        457          0        457         73          0         73
                                      -------    -------    -------    -------    -------    -------

    Total change - interest expense     5,362     (2,239)     3,123       (492)      (456)      (948)
                                      -------    -------    -------    -------    -------    -------

Net change in net interest income     $(3,167)   $ 2,129    $(1,038)   $ 2,373    $ 3,523    $ 5,896
                                      =======    =======    =======    =======    =======    =======

Comparisons of Years Ended December 31, 2005 and 2004.

Net Income
     The Corporation and its subsidiary recorded net income of $6.7 million for the year ended December 31, 2005, or $1.03 diluted earnings per share, as compared to net income of $8.8 million, or $1.34 diluted earnings per share for the year ended December 31, 2004. Net interest income was $36.3 million in 2005 compared to $37.3 million in 2004. Provisions for loan losses were $360 thousand in 2005 and $330 thousand in 2004. Noninterest income was $5.5 million in 2005 compared to $6.1 million in 2004. Total noninterest expenses for the year ended December 31, 2005 were $30.1 million compared to $28.4 million in the previous year. During 2005, the Corporation declared cash dividends, which totaled $0.12 per share which resulted in a dividend payout ratio of 11.65%.

Interest Income
     Total interest income increased $2.1 million to $57.8 million in 2005 from $55.7 million in 2004. The increase in 2005 is attributable to increases in interest income on investment securities of $2.9 million, loans of $1.3 million and interest-bearing deposits of $671 thousand, partially offset by a decrease in interest income on mortgage-backed securities of $2.8 million.

     Interest income on investment securities increased $2.9 million in 2005. The average balance of the portfolio increased $59.6 million to $340.9 million in 2005 from $281.3 million in 2004. The investment portfolio increased primarily due to purchases of $123.0 million of U. S. Government agency notes and $9.4 million of CMOs. These increases were partially offset by calls of $94.7 million of U.S. Government agency notes and principal paydowns of CMOs of $25.2 million. The increase in the average balance of investment securities resulted in an increase in interest income of $2.8 million in 2005. The average yield on the portfolio increased 3 basis points to 4.70% in 2005 from 4.67% in 2004, which resulted in an increase in interest income of $121 thousand.

      Interest income on loans increased $1.3 million to $25.9 million in 2005 from $24.6 million in 2004. The average balance of the loan portfolio increased $17.9 million to $436.3 million in 2005 from $418.4 million in 2004. Loans originated during the year totaled $117.4 million and principal collected on loans totaled $93.3 million in 2005. The increase in the loan volume during 2005 resulted in a volume increase in interest income of $1.1 million. The average yield on the loan portfolio increased 5 basis points to 5.92% in 2005 from 5.87% in 2004, which resulted in an increase in interest income of $213 thousand.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

     Interest income on interest-bearing deposits increased $671 thousand to $1.3 million in 2005 from $667 thousand in 2004. The increase was due to an increase in the average yield on the portfolio of 156 basis points to 2.87% in 2005 from 1.31% in 2004, which resulted in an increase in interest income of $726 thousand. The average balance decreased $4.2 million to $46.7 million in 2005 from $50.9 million in 2004. This decrease was primarily due to a $5.8 million decline in the average balance of the money market investment account during the year, which resulted in a decrease in interest income of $55 thousand.

     Interest income on mortgage-backed securities decreased $2.8 million in 2005 due to volume decreases in the portfolio. The average balance of the portfolio decreased $88.9 million to $308.1 million in 2005 from $397.0 million in 2004, resulting in a decrease in interest income of $3.9 million. The average balance decrease in 2005 was due to principal paydowns on mortgage-backed securities of $63.1 million, partially offset by purchases of $3.0 million in FHLMC securities. The average yield on the portfolio increased 37 basis points to 4.75% in 2005 from 4.38% in 2004, which resulted in an increase in interest income of $1.1 million.

Interest Expense
     Total interest expense increased $3.1 million to $21.5 million in 2005 from $18.4 million in 2004. The increase in interest expense on checking deposits, time deposits, long-term debt, money market deposits and savings deposits, was partially offset by a decrease in interest expense on borrowings.

     Interest expense on checking deposits increased $2.4 million to $4.1 million in 2005 from $1.7 million in 2004. The average rate on time deposits increased 56 basis points to 1.03% in 2005 from 0.47% in 2004, which resulted in an increase in interest expense of $2.3 million from higher rates. The average balance of checking deposits increased $33.7 million to $400.0 million in 2005 from $366.3 million in 2004, which resulted in an increase in interest expense of $158 thousand.

     Interest expense on time deposits increased $913 thousand to $4.9 million in 2005 from $4.0 million in 2004. The average rate on time deposits increased 51 basis points to 2.34% in 2005 from 1.83% in 2004, resulting in a $1.1 million increase in interest expense due to changes in rate. The average balance of time deposits decreased $8.1 million to $208.8 million in 2005 from $216.9 million in 2004, resulting in a $148 thousand decrease in interest expense due to volume.

     Interest expense on long-term debt increased $457 thousand to $1.8 million in 2005 from $1.4 million in 2004. The average rate on long-term debt increased 177 basis points to 7.08% in 2005 from 5.31% in 2004, which resulted in an increase in interest expense of $457 thousand. The average balance of long-term debt remained constant at $25.8 million in 2005 and 2004.

     Interest expense on money market deposits increased $265 thousand to $1.3 million in 2005 from $1.0 million in 2004. The average rate on money market deposits increased 17 basis points to 0.89% in 2005 from 0.72% in 2004, which resulted in an increase in interest expense of $243 thousand. The average balance of money market deposits increased $3.1 million to $142.1 million in 2005 from $139.0 million in 2004, which resulted in an increase in interest expense of $22 thousand.

     Interest expense on savings deposits increased $78 thousand to $1.1 million in 2005 from $1.1 million in 2004. The average rate on savings deposits increased 4 basis points to 0.59% in 2005 from 0.55% in 2004, which resulted in an increase in interest expense of $68 thousand. The average balance of savings deposits increased $1.8 million to $196.0 million in 2005 from $194.2 million in 2004, which resulted in an increase in interest expense of $10 thousand.

     Interest expense on borrowings decreased $998 thousand to $8.3 million in 2005 from $9.3 million in 2004. The average balance of borrowings decreased $54.5 million to $167.4 in 2005 from $221.9 in 2004, resulting in a $2.3 million volume decrease in interest expense. The average rate on borrowings increased 76 basis points to 4.95% in 2005 from 4.19% in 2004, resulting in a $1.3 million increase in interest expense due to rate changes.

Critical Accounting Estimate-Provision For Loan Losses
     A critical accounting estimate of the Bank is the provision for loan losses. The provision for loan losses increased $30 thousand to $360 thousand in 2005 from $330 thousand in 2004. The increase in the provision was due to increases in the total loan portfolio and particularly increases in commercial business and commercial real estate loans, which have a higher risk of loss than residential mortgages. The amount of the allowance for loan losses is based on management's analysis of risk characteristics of various classifications of loans, previous loan loss experience, estimated fair value of the underlying collateral and current economic conditions. The net charge-offs for 2005 and 2004 totaled $16 thousand and $18 thousand, respectively. The Bank will continue to monitor its allowance for loan losses and make future adjustments to the allowance through the provision for loan losses. Management continues to offer a wider variety of loan products coupled with the continued change in the mix of the products offered in the loan portfolio from lower yielding loans (i.e., one to four family loans) to higher yielding loans (i.e., commercial real estate mortgage, commercial construction, consumer, and commercial business) which have a higher degree of risk than one to four family loans. Although the Bank maintains its allowance for loan losses at a level that it considers to be adequate to provide for the probable existing loss in the loan portfolio, there can be no assurance that future losses will not exceed estimated amounts or that additional provisions for loan losses will not be required in future periods due to the higher degree of credit risk which might result from the change in the mix of the loan portfolio.

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

Noninterest Income
     Noninterest income from operations decreased $635 thousand to $5.5 million in 2005 compared with $6.1 million in 2004. The decrease is primarily due to the absence of a $683 thousand gain on the sale of investment securities recorded in 2004.

     Service charges on accounts increased $109 thousand to $5.3 million in 2005 from $5.2 million in 2004. This is primarily the result of an increase in check card income of $218 thousand to $1.6 million in 2005 from $1.4 million in 2004, partially offset by a $90 thousand reduction in returned item charges to $1.8 million in 2005 from $1.9 million in 2004.

Noninterest Expense
        Noninterest expense increased $1.7 million to $30.1 million in 2005 from $28.4 million in 2004.

     Salaries and benefits increased $1.1 million to $18.0 million in 2005 from $16.9 million in 2004. The increase was primarily due to annual pay rate increases of $359 thousand and an increase of $472 thousand in retirement and health insurance costs in 2005. Average full time equivalent employees during 2005 were 525 as compared to 515 during 2004.

     Occupancy and equipment expense increased $203 thousand to $5.6 million in 2005 from $5.4 million in 2004. Furniture, fixture and equipment expense increased $104 thousand, light, heat and utilities expense increased $58 thousand and maintenance expense increased $57 thousand. These increases were due to the addition of the Cherry Hill Walmart branch opened in 2005, and other facility and equipment additions and improvements during the year.

     Telecommunications expense increased $153 thousand to $456 thousand in 2005 from $303 thousand in 2004. This increase was due to enhancing our network to provide more efficient service to our customers.

     Noninterest expenses are expected to continue increasing in future periods as the Bank pursues its branch expansion strategy.

Comparisons of Years Ended December 31, 2004 and 2003.

Net Income
     The Corporation and its subsidiary recorded net income of $8.8 million for the year ended December 31, 2004, or $1.34 diluted earnings per share, as compared to net income of $6.2 million, or $0.95 diluted earnings per share for the year ended December 31, 2003. Net interest income was $37.3 million in 2004 compared to $31.5 million in 2003. Provisions for loan losses were $330 thousand in 2004 and $270 thousand in 2003. Noninterest income remained constant at $6.1 million in 2004 and 2003. Total noninterest expenses for the year ended December 31, 2004 were $28.4 million compared to $27.0 million in the previous year. During 2004, the Corporation declared cash dividends which totaled $0.12 per share which resulted in a dividend payout ratio of 8.95%.

Interest Income
     Total interest income increased $5.0 million to $55.8 million in 2004 from $50.8 million in 2003. The increase is attributable to increases in interest income on investment securities of $3.9 million, mortgage-backed securities of $584 thousand, loans of $214 thousand and interest-bearing deposits of $205 thousand.

     Interest income on investment securities increased $3.9 million in 2004. The increase in interest income on the investment securities was primarily due to rate increases in the portfolio. The average yield on the portfolio increased 75 basis points to 4.67% in 2004 from 3.92% in 2003, which resulted in an increase in interest income of $2.1 million. The average balance of the portfolio increased $46.9 million to $281.3 million in 2004 from $234.4 million in 2003. The investment portfolio increased primarily due to purchases of $189.1 million of U.S. Government agency notes and $26.0 million of CMOs. These increases were partially offset by calls of $97.0 million of U.S. Government agency notes and principal paydowns of CMOs of $49.1 million. The increase in the average balance of investment securities resulted in an increase in interest income of $1.8 million in 2004.

     Interest income on mortgage-backed securities increased $584 thousand in 2004 due to rate increases in the portfolio. The average yield on the portfolio increased 37 basis points to 4.38% in 2004 from 4.01% in 2003, which resulted in an increase in interest income of $1.5 million. The average balance of the portfolio decreased $22.5 million to $397.0 million in 2004 from $419.5 million in 2003, resulting in a decrease in interest income of $901 thousand. The decrease in the average balance was due to principal paydowns on mortgage-backed securities of $101.5 million, partially offset by purchases of $13.4 million in MBS pass thru securities in 2004.

     Interest income on loans increased $214 thousand to $24.6 million at December 31, 2004 from $24.4 million at December 31, 2003. The average balance of the loan portfolio increased $30.2 million to $418.4 million in 2004 from $388.2 million in 2003. Loans originated during the

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

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

     Interest expense on borrowings decreased $190 thousand to $9.3 million in 2004 from $9.5 million in 2003. The average balance on borrowings decreased $14.3 million to $221.9 million in 2004 from $236.2 million in 2003, resulting in a $575 thousand decrease in interest expense due to volume. The average rate on borrowings increased 18 basis points to 4.19% in 2004 from 4.01% in 2003, resulting in a $385 thousand increase in interest expense due to changes in rate.

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

     Interest expense on checking deposits increased $802 thousand to $1.7 million in 2004 from $915 thousand in 2003. The average rate on checking deposits increased 18 basis points to 0.47% in 2004 from 0.29% in 2003, which resulted in an increase in interest expense $648 thousand. The average balance on checking deposits increased $52.8 million to $366.3 million in 2004 from $313.5 million in 2003, which resulted in an increase in interest expense of $154 thousand.

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

Noninterest Income
     Noninterest income from operations increased $61 thousand to $6.1 million in 2004 compared with $6.1 million in 2003.

     Gain on sale of investment securities increased $397 thousand to $683 thousand in 2004 from $286 thousand in 2003. The Bank sold $17.0 million of MBS and CMO securities and equity securities during 2004, which resulted in a realized gain of $683 thousand.

     Service charges on accounts increased $557 thousand to $5.1 million in 2004 from $4.6 million in 2003. The increase is the result of higher transaction volume on retail accounts during the year.

Noninterest Expense
     Noninterest expense increased $1.4 million to $28.4 million in 2004 from $27.0 million in 2003.

     Salaries and benefits increased $1.4 million to $16.9 million in 2004 from $15.5 million in 2003. The increase was due to annual pay rate increases of $338 thousand and an increase of $575 thousand in retirement and health insurance costs in 2004. Average full time equivalent employees during 2004 were 515 as compared to 522 during 2003.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

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

Liquidity and Capital Resources
     The Bank's liquidity is a measure of its ability to fund loans, withdrawals of deposits and other cash outflows in a cost effective manner. The Bank's primary sources of funds are deposits and scheduled repayments and prepayments of loan principal. The Bank also obtains funds from the sale and maturity of investment securities and short-term investments as well as the maturity of mortgage-backed securities and funds provided by operations. During the past several years, the Bank has used such funds primarily to meet its ongoing commitments to fund maturing time deposits and savings withdrawals, to fund existing and continuing loan commitments and to maintain liquidity. The Bank has periodically supplemented its funding needs with securities sold under agreements to repurchase ("repurchase agreements") and advances from the FHLB. At December 31, 2005 the Bank had $175.0 million in repurchase agreements. While loan payments, maturing investments and mortgage-backed securities are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. The Bank's liquidity is also influenced by the level of demand for funding loan originations. Liquidity may be adversely affected by unexpected deposit outflows, excessive interest rates paid by competitors, adverse publicity relating to the Banking industry and similar matters. Management monitors projected liquidity needs and determines the level desirable, based in part on the Company's commitment to make loans and management's assessment of the Company's ability to generate funds. The Company is also subject to federal regulations that impose certain minimum capital requirements.

     The amount of time deposit accounts which are scheduled to mature during the twelve months ending December 31, 2006 is approximately $153.0 million. To the extent these deposits do not remain at the Bank upon maturity, the Bank believes it can replace these funds with deposits, FHLB advances or outside borrowings. It has been the Bank's experience that a substantial portion of such maturing deposits remain with the Bank.

CONTRACTUAL OBLIGATIONS

The Corporation is subject to certain contractual obligations at December 31, 2005 as shown in the table below:


Contractual Obligations                             Less than           1-3            3-5        More than
(In thousands)                                         1 year         years           years        5 years         Total
--------------------------------------------------------------------------------------------------------------------------
Securities sold under agreements to repurchase*            $0       $40,000         $80,000         $55,000      $175,000
FMS Statutory Trust 1 debentures                            0             0               0          25,774        25,774
Operating leases                                          324           684             637           2,055         3,700
Commitments to fund loans                              22,790             0               0               0        22,790
Unused lines of credit                                      0             0               0          31,323        31,323
Standby letters of credit                               6,905             0               0               0         6,905
Software maintenance contracts                            456             0               0               0           456

*Subject to prepayment calls, which may accelerate the payment of these obligations.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

Consolidated Summary of Quarterly Earnings (Unaudited)

The following table presents summarized quarterly data for 2005 and 2004:

-------------------------------------------------------------------------------------
                                        1st       2nd       3rd       4th      Total
              2005                    Quarter   Quarter   Quarter   Quarter    Year
-------------------------------------------------------------------------------------
                                          (In Thousands, except per share amounts)
Total interest income                 $14,003   $14,308   $14,586   $14,950   $57,847
Total interest expense                  4,967     5,134     5,420     6,016    21,537
                                      -------   -------   -------   -------   -------
Net interest income                     9,036     9,174     9,166     8,934    36,310
Provision for loan losses                  90        90        90        90       360
                                      -------   -------   -------   -------   -------
Net interest income after provision
    for loan losses                     8,946     9,084     9,076     8,844    35,950
Total noninterest income                1,322     1,435     1,385     1,340     5,482
Total noninterest expenses              7,382     7,395     7,585     7,705    30,067
                                      -------   -------   -------   -------   -------
Income before income taxes              2,886     3,124     2,876     2,479    11,365
Income taxes                            1,185     1,282     1,170     1,010     4,647
                                      -------   -------   -------   -------   -------

Net income                            $ 1,701   $ 1,842   $ 1,706   $ 1,469   $ 6,718
                                      =======   =======   =======   =======   =======

Basic earnings per common share       $  0.26   $  0.28   $  0.26   $  0.23   $  1.03
                                      =======   =======   =======   =======   =======

Diluted earnings per common share     $  0.26   $  0.28   $  0.26   $  0.23   $  1.03
                                      =======   =======   =======   =======   =======

-------------------------------------------------------------------------------------
                                        1st       2nd       3rd       4th      Total
          2004                        Quarter   Quarter   Quarter   Quarter    Year
-------------------------------------------------------------------------------------
                                          (In Thousands, except per share amounts)
Total interest income                 $13,641   $13,585   $14,150   $14,386   $55,762
Total interest expense                  4,439     4,507     4,601     4,867    18,414
                                      -------   -------   -------   -------   -------
Net interest income                     9,202     9,078     9,549     9,519    37,348
Provision for loan losses                  75        75        90        90       330
                                      -------   -------   -------   -------   -------
Net interest income after provision
    for loan losses                     9,127     9,003     9,459     9,429    37,018
Total noninterest income                1,362     1,430     1,799     1,526     6,117
Total noninterest expenses              7,028     6,973     7,070     7,314    28,385
                                      -------   -------   -------   -------   -------
Income before income taxes              3,461     3,460     4,188     3,641    14,750
Income taxes                            1,383     1,387     1,680     1,532     5,982
                                      -------   -------   -------   -------   -------

Net income                            $ 2,078   $ 2,073   $ 2,508   $ 2,109   $ 8,768
                                      =======   =======   =======   =======   =======

Basic earnings per common share       $  0.32   $  0.32   $  0.39   $  0.32   $  1.35
                                      =======   =======   =======   =======   =======

Diluted earnings per common share     $  0.32   $  0.32   $  0.38   $  0.32   $  1.34
                                      =======   =======   =======   =======   =======

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
------------------------------------------------------------------------------------------------------------------------------------
December 31,                                                                                       2005                  2004
------------------------------------------------------------------------------------------------------------------------------------
ASSETS
------------------------------------------------------------------------------------------------------------------------------------
   Cash and amounts due from depository institutions                                             $54,544,693          $46,435,050
   Interest-bearing deposits                                                                          27,874               30,950
   Short-term funds                                                                               39,268,382           64,111,356
                                                                                              --------------       --------------
       Total cash and cash equivalents                                                            93,840,949          110,577,356
   Investment securities held to maturity                                                        275,340,435          254,833,749
   Investment securities available for sale                                                      155,632,095          141,999,280
   Loans, net                                                                                    442,571,357          418,798,633
   Mortgage-backed securities held to maturity                                                   208,195,874          269,221,897
   Accrued interest receivable                                                                     6,224,371            6,322,107
   Federal Home Loan Bank stock                                                                    8,248,420           10,250,120
   Office properties and equipment, net                                                           34,801,087           30,747,227
   Deferred income taxes                                                                           2,607,641            2,150,442
   Core deposit intangible                                                                         1,875,822            2,592,030
   Prepaid expenses and other assets                                                               1,440,857            1,950,913
   FMS Statutory Trust 1 issue costs, net                                                            484,467              562,311
                                                                                              --------------       --------------
TOTAL ASSETS                                                                                  $1,231,263,375       $1,250,006,065
                                                                                              ==============       ==============
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Interest-bearing deposits                                                                    $759,991,442         $765,459,098
   Noninterest-bearing deposits                                                                  187,075,982          176,047,722
                                                                                              --------------       --------------
       Total deposits                                                                            947,067,424          941,506,820
   Securities sold under agreements to repurchase                                                175,000,000          195,000,000
   Advances from the Federal Home Loan Bank                                                                0           10,000,000
   FMS Statutory Trust 1 debentures                                                               25,774,000           25,774,000
   Advances by borrowers for taxes and insurance                                                   2,132,320            2,200,357
   Accrued interest payable                                                                        1,378,353            1,246,661
   Dividends payable                                                                                 195,486              195,029
   Other liabilities                                                                               4,633,516            3,746,579
                                                                                              --------------       --------------
   Total liabilities                                                                           1,156,181,099        1,179,669,446
                                                                                              --------------       --------------
Commitments and contingencies
Stockholders' Equity:
   Preferred stock - $.10 par value  5,000,000  shares  authorized;  none issued
   Common stock - $.10 par value 10,000,000 shares authorized; shares issued 8,006,392 and 7,991,292, and shares outstanding 6,515,110
    and 6,502,110 as of December 31, 2005 and 2004, respectively                                     800,639              799,129
   Paid-in capital in excess of par                                                                8,767,381            8,555,506
   Accumulated comprehensive income- net of deferred income taxes                                 (1,099,630)             270,784
   Retained earnings                                                                              77,583,683           71,646,199
   Less:  Treasury stock (1,491,282 and 1,489,182 shares, at cost, as of
       December 31, 2005 and 2004, respectively)                                                 (10,969,797)         (10,934,999)
                                                                                              --------------       --------------
Total stockholders' equity                                                                        75,082,276           70,336,619
                                                                                              --------------       --------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                    $1,231,263,375       $1,250,006,065
                                                                                              ==============       ==============

See notes to consolidated financial statements.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
------------------------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                                         2005                2004                2003
------------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
Interest income on:
   Loans                                                                      $25,847,280          $24,576,705        $24,362,749
   Mortgage-backed securities                                                  14,629,526           17,388,728         16,805,015
   Investments                                                                 17,370,287           13,796,220          9,646,233
                                                                              -----------          -----------        -----------
Total interest income                                                          57,847,093           55,761,653         50,813,997
                                                                              -----------          -----------        -----------
INTEREST EXPENSE:
Interest expense on:
   Deposits                                                                    11,418,289            7,754,391          8,585,202
   Borrowings                                                                   8,293,015            9,290,862          9,480,985
   Long-term debt                                                               1,826,092            1,368,591          1,295,928
                                                                              -----------          -----------        -----------
Total interest expense                                                         21,537,396           18,413,844         19,362,115
                                                                              -----------          -----------        -----------
NET INTEREST INCOME                                                            36,309,697           37,347,809         31,451,882
PROVISION FOR LOAN LOSSES                                                         360,000              330,000            270,000
                                                                              -----------          -----------        -----------
NET INTEREST INCOME AFTER PROVISION
 FOR LOAN LOSSES                                                               35,949,697           37,017,809         31,181,882
                                                                              -----------          -----------        -----------
NONINTEREST INCOME:
   Service charges on accounts                                                  5,258,385            5,149,878          4,592,540
   Other income                                                                   155,667              137,136            131,805
   Loan service charges and other fees                                             75,167              105,828             85,759
   (Loss) Gain on disposal/sale of fixed assets                                    (6,769)              46,080           (115,658)
   Gain on sale of loans and real estate owned                                          0                  229            495,831
   Gain on sale of investment securities                                                0              682,880            285,846
   Gain on sale of real estate held for development                                     0                    0            600,780
   Real estate owned operations, net                                                    0               (4,586)           (20,365)
                                                                              -----------          -----------        -----------
Total noninterest income                                                        5,482,450            6,117,445          6,056,538
                                                                              -----------          -----------        -----------
NONINTEREST EXPENSE:
   Salaries and employee benefits                                              18,012,670           16,877,722         15,512,202
   Occupancy and equipment                                                      5,587,270            5,383,883          5,399,414
   Purchased services                                                           2,810,218            2,850,118          2,841,868
   Professional fees                                                              754,127              662,180            654,197
   Amortization of core deposit intangible                                        716,208              716,208            272,802
   Office supplies                                                                669,130              573,447            673,356
   Other expenses                                                                 632,481              588,887            802,241
   Telecommunications                                                             456,107              303,586            345,140
   Advertising                                                                    429,263              429,093            469,070
                                                                              -----------          -----------        -----------
Total noninterest expenses                                                     30,067,474           28,385,124         26,970,290
                                                                              -----------          -----------        -----------
INCOME BEFORE INCOME TAXES                                                     11,364,673           14,750,130         10,268,130
INCOME TAXES                                                                    4,646,441            5,981,901          4,066,716
                                                                              -----------          -----------        -----------
NET INCOME                                                                     $6,718,232           $8,768,229         $6,201,414
                                                                              ===========          ===========        ===========
BASIC EARNINGS PER COMMON SHARE                                                     $1.03                $1.35              $0.96
                                                                              ===========          ===========        ===========
DILUTED EARNINGS PER COMMON SHARE                                                   $1.03                $1.34              $0.95
                                                                              ===========          ===========        ===========

DIVIDENDS PER COMMON SHARE                                                          $0.12                $0.12              $0.12
                                                                              ===========          ===========        ===========

Weighted average common shares outstanding                                      6,504,143            6,495,218          6,476,938
Potential dilutive effect of the exercise of stock options                         16,495               34,251             37,996
                                                                              -----------          -----------        -----------
Adjusted weighted average common shares outstanding                             6,520,638            6,529,469          6,514,934
                                                                              ===========          ===========        ===========

See notes to consolidated financial statements.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
------------------------------------------------------------------------------------------------------------------------------------
Years Ended December 31,                                                                2005            2004            2003
------------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES:
Net income                                                                            $6,718,232      $8,768,229      $6,201,414
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses                                                                360,000         330,000         270,000
Amortization and accretion of premiums and discounts on investments, net               1,751,762       4,382,268       5,225,397
Amortization and accretion of other fees and costs                                       807,312         769,567         356,500
Depreciation                                                                           2,007,918       1,965,197       2,014,677
Realized (gains) and losses on:
    Sale of loans                                                                              0            (229)           (335)
    Disposal and Sale of fixed assets                                                      6,769         (46,080)        115,658
    Sale of investment securities                                                              0        (682,880)       (285,846)
    Sale of real estate owned                                                                  0            (654)       (495,496)
    Sale of real estate held for development                                                   0               0        (600,780)
Decrease (Increase) in accrued interest receivable                                        97,736      (1,118,359)         75,910
Decrease (Increase) in prepaid expenses and other assets                                 510,056        (347,619)        176,528
Increase (Decrease) in accrued interest payable                                          131,692         (72,840)        (63,553)
Increase (Decrease) in other liabilities                                               1,833,368         (21,078)        653,619
(Benefit) Provision for deferred income taxes                                           (457,199)       (106,533)        928,663
                                                                                   -------------    ------------   -------------
  Net cash provided by operating activities                                           13,767,646      13,818,989      14,572,356
                                                                                   -------------    ------------   -------------
INVESTING ACTIVITIES:
Proceeds from sale of:
  Education loans                                                                              0          60,279         103,399
  Real estate held for development                                                             0               0         688,706
  Real estate owned                                                                            0          48,948       1,192,294
  Office property and equipment                                                            3,111         238,871         308,814
  Investment securities available for sale                                                     0      22,870,336               0
Principal collected and proceeds from maturities of investment securities
  held to maturity                                                                   203,104,176     148,740,093     206,997,534
Principal collected and proceeds from maturities of investment securities
  available for sale                                                                 112,499,244      71,614,876     123,532,241
Principal collected and proceeds from maturities of mortgage-backed securities        63,068,576     101,548,462     202,995,009
Principal collected on loans, net                                                     93,277,149     110,121,450     137,639,469
Loans originated or acquired                                                        (117,423,133)   (126,679,593)   (179,403,933)
Purchase of investment securities and mortgage-backed securities held to maturity   (226,985,664)   (232,157,961)   (455,768,535)
Purchase of investment securities and mortgage-backed securities available for sale (128,868,417)    (88,703,074)   (156,532,806)
Redemption of Federal Home Loan Bank stock                                             2,001,700       1,559,500         252,100
Purchase of office property and equipment                                             (6,071,651)     (1,476,146)     (4,775,248)
Net cash received from deposit purchase                                                        0               0      36,540,170
                                                                                   -------------    ------------   -------------
  Net cash (used) provided by investing activities                                    (5,394,909)      7,786,041     (86,230,786)
                                                                                   -------------    ------------   -------------
FINANCING ACTIVITIES:
Net increase in demand deposits and savings accounts                                   4,417,156      65,584,898      67,749,707
Net increase (decrease) in time deposits                                               1,143,448     (17,084,576)    (11,623,601)
Net decrease in FHLB advances                                                        (10,000,000)     (1,191,047)        (41,056)
Repayment from securities sold under agreement to repurchase                         (20,000,000)    (30,000,000)              0
(Decrease) Increase in advances from borrowers for taxes and insurance                   (68,037)         57,858          92,686
Purchase of treasury stock                                                               (34,798)              0         (48,419)
Dividends paid on common stock                                                          (780,298)       (779,240)       (776,929)
Net proceeds from issuance of common stock                                               213,385          49,796         230,333
                                                                                   -------------    ------------   -------------
  Net cash (used) provided by financing activities                                   (25,109,144)     16,637,689      55,582,721
                                                                                   -------------    ------------   -------------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                     (16,736,407)     38,242,719     (16,075,709)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                         110,577,356      72,334,637      88,410,346
                                                                                   -------------    ------------   -------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                               $93,840,949    $110,577,356     $72,334,637
                                                                                   =============    ============   =============
Supplemental Disclosures:
  Cash paid for:
    Interest on deposits, advances, and other borrowings                            $ 21,405,704    $ 18,486,684   $  19,425,668
    Income taxes                                                                       4,727,200       5,450,000       2,469,200
  Non cash investing and financing activities:
    Dividends declared and not paid at year end                                          195,486         195,063         194,576
    Non-monetary transfers from loans to real estate owned through foreclosure                 0               0         453,892

See notes to consolidated financial statements.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
FMS FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                              Common                                      Accumulated                                    Total
                              shares         Common       Paid-in        comprehensive    Retained        Treasury    Stockholders'
                            outstanding       stock       capital        income (loss)    earnings         stock         Equity
------------------------------------------------------------------------------------------------------------------------------------
Balances at
  December 31, 2002          6,463,811      $794,981    $8,279,525        $1,216,053      $58,233,840  $(10,886,580)  $57,637,819
Net income                                                                                  6,201,414                   6,201,414
Other comprehensive
  income, net of tax
  benefit of $275,187
  Unrealized loss
  on securities available
  for sale                                                                  (413,814)                                    (413,814)
                                                                                                                      -----------
Total comprehensive
  income                                                                                                                5,787,600

Dividends declared                                                                           (777,590)                   (777,590)
Exercise of stock options       25,250         2,525       227,808                                                        230,333
Purchase of common stock        (3,184)                                                                     (48,419)      (48,419)
------------------------------------------------------------------------------------------------------------------------------------

Balances at
  December 31, 2003          6,485,877       797,506     8,507,333           802,239       63,657,664   (10,934,999)   62,829,743
Net income                                                                                  8,768,229                   8,768,229
Other comprehensive
  income, net of tax
  benefit of $331,228
  Unrealized loss
  on securities available
  for sale                                                                  (531,455)                                    (531,455)
                                                                                                                      -----------
Total comprehensive
  income                                                                                                                8,236,774

Dividends declared                                                                           (779,694)                   (779,694)
Exercise of stock options       16,233         1,623        48,173                                                         49,796
 -----------------------------------------------------------------------------------------------------------------------------------

Balances at
  December 31, 2004          6,502,110       799,129     8,555,506           270,784       71,646,199   (10,934,999)   70,336,619
Net income                                                                                  6,718,232                   6,718,232
Other comprehensive
  income, net of tax
  benefit of $946,428
  Unrealized loss
  on securities available
  for sale                                                                (1,370,414)                                  (1,370,414)
                                                                                                                      -----------
Total comprehensive
  income                                                                                                                5,347,818

Dividends declared                                                                           (780,748)                   (780,748)
Exercise of stock options       15,100         1,510       211,875                                                        213,385
Purchase of common stock        (2,100)                                                                     (34,798)      (34,798)
------------------------------------------------------------------------------------------------------------------------------------
Balances at
  December 31, 2005          6,515,110      $800,639    $8,767,381       $(1,099,630)     $77,583,683  $(10,969,797)  $75,082,276
------------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

FMS FINANCIAL CORPORATION AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005, 2004, and 2003

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business
     FMS Financial Corporation, a New Jersey corporation, headquartered in Burlington, New Jersey, is the holding company for Farmers & Mechanics Bank ("Bank"). The Bank's principal business is attracting customer deposits from the general public through its forty two branches and investing these deposits, together with funds generated from operations, primarily in residential and commercial mortgage loans, consumer, commercial business and construction loans and U.S. Government agency notes and mortgage-related securities.

Principles of Consolidation
     The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America. The consolidated financial statements include the accounts of FMS Financial Corporation ("Corporation") and Farmers & Mechanics Bank. Material intercompany accounts and transactions have been eliminated from the consolidated financial statements.

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

Cash and Cash Equivalents
     Cash and cash equivalents include cash and interest-bearing amounts due from depository institutions and short-term funds. Interest-bearing deposits are deposits with banks that have an original maturity of 90 days or less. Short-term funds are money market funds and federal funds sold. Generally, federal funds are purchased and sold for one day periods. Cash and cash equivalents exclude reverse repurchase agreements which are generally classified as investments held to maturity. The Bank is required to maintain certain average reserve balances as established by the Federal Reserve Bank. The amount of those balances for the reserve computation periods which include December 31, 2005 and 2004 were $21.8 million and $22.4 million, respectively. These requirements were satisfied through the balance of vault cash and a balance at the Federal Home Loan Bank.

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

Loans, net
     Loans are reported at principal outstanding balance net of deferred loan origination costs and the allowance for loan losses. The Bank recognizes interest income on loans when earned. All loans which are 90 days delinquent as to principal and/or interest are placed on a non-accrual status and all previously accrued interest is reversed. Such interest ultimately collected is recorded as income in the period of recovery. Loans classified as impaired or trouble debt restructured, excluding loans classified as non-accrual, accrue interest daily under their original or modified terms.

Allowance for Loan Losses
     An allowance for loan losses is maintained at a level that management considers adequate to provide for probable losses inherent in the portfolio based upon the portfolio's past loss experience, current economic conditions and other relevant factors. When collection of a loan's principal balance or portion thereof is considered doubtful, management charges the allowance for loan losses based on their assessment of the loan's underlying collateral, if collateral dependent, or present value of estimated future cash flows. While management uses the best information available to make evaluations about the adequacy of the allowance for loan losses, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

     The Bank considers a loan impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments on principal or interest when due according to the contractual terms of the loan agreement. Loans are measured for impairment based on the loans underlying collateral, if collateral dependent, or present value of estimated future cash flows. Loans continue to be classified as impaired unless they are brought fully current and the collection of scheduled interest and principal is considered probable.

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

Office Properties and Equipment
     Office properties and equipment are recorded at cost. Depreciation is computed using the straight-line method over the expected useful lives of the assets. The expected useful lives of assets are as follows: buildings and improvements range from 10 to 30 years, furniture, fixtures, and equipment range from 3 to 10 years, computers are 3 years and leasehold improvements are over the shorter of the useful life or the term of the lease. The costs of maintenance and repairs are expensed as they are incurred. Renewal and improvement costs are capitalized. In accordance with SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets," long-lived assets are evaluated for impairment by management on an ongoing basis. Impairment may occur whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Deferred Loan Fees
     All loan fees and related direct loan origination costs are deferred. Deferred loan fees and costs are capitalized and amortized as a yield adjustment over the life of the loan using the interest method. Amortization of deferred loan fees cease while a loan is on non-accrual status.

Core Deposit Intangible
     Core deposit intangible assets are amortized over their useful life of five years using the straight-line method. Intangibles are tested for impairment annually. There has been no impairment recorded.

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

Reclassifications
     Certain items in the 2004 and 2003 consolidated financial statements have been reclassified to conform with the presentation in the 2005 consolidated financial statements. There was no impact on net income or stockholders' equity for the reclassifications.

Earnings Per Share
     Statement  of  Financial  Accounting  Standards  No.  128 (SFAS  No.  128),
"Earnings per Share" ("EPS"), requires the dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The Corporation has presented both basic and diluted earnings per share as well as the reconciliation of the denominator in the Consolidated Statements of Operations.

Stock Repurchase Plan
     A Stock Repurchase Plan was announced by the Corporation on September 28, 2005. The Board of Directors of the Corporation authorized the repurchase of up to 200,000 shares of common stock in the open market. The timing of shares repurchased will depend on a number of factors including, without limitation, price, corporate and regulatory requirements and market conditions. The stock repurchase program does not have an expiration date and may be limited or terminated without prior notice.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

Recently Issued Accounting Standards
     In March 2005, Staff Accounting Bulletin No. 107 (SAB 107) was issued. SAB 107 summarizes the views of the staff regarding the interaction between Statement of Financial Accounting Standards Statement No. 123R (SFAS No. 123R), share-based payment and certain Securities and Exchange Commission rules and regulations and provides the staff's views regarding the valuation of share-based payment arrangements for public companies. SFAS No. 123R, a revision of SFAS No.123 "Accounting for Stock-Based Compensation", establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods and services. The adoption of this standard will have no effect on the Corporation's Consolidated Statements of Financial Condition or the Consolidated Statements of Operation, as all options that have been issued are fully vested.

     In May 2005, the Financial Accounting Standard Board ("FASB") issued Statement of Financial Standards No. 154 (SFAS No. 154) "Accounting Changes and Errors Corrections - a replacement of Accounting Principles Board ("APB") Opinion No. 20 and FASB Statement No. 3", which changes the requirements for the accounting for and reporting of a change in accounting principle. It also applies to all voluntary changes in accounting principle. Opinion 20 previously required that most changes in accounting principle be recognized by including in net income of the period of the change, the cumulative effect of changing to the new principle. This Statement requires retrospective application to prior period's financial statements of changes in accounting principle. This Statement becomes effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material impact on the Corporation's Consolidated Statements of Financial Condition or the Consolidated Statements of Operations.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

2. INVESTMENT SECURITIES HELD TO MATURITY
     A comparison of amortized cost and estimated market value of investment securities held to maturity at December 31, 2005 and 2004 are as follows:

                                                 December 31, 2005
                         -------------------------------------------------------------------
                                                 Gross            Gross          Estimated
                               Amortized       Unrealized       Unrealized         Market
                                 Cost            Gains            Losses           Value
--------------------------------------------------------------------------------------------
U.S. Gov't agencies         $192,328,423         $20,699     $(2,164,668)      $190,184,454
CMOs                          71,621,287               0      (1,973,989)        69,647,298
Municipal bonds               11,390,725           2,302               0         11,393,027
--------------------------------------------------------------------------------------------
Total                       $275,340,435         $23,001     $(4,138,657)      $271,224,779
--------------------------------------------------------------------------------------------

                                                 December 31, 2004
                         -------------------------------------------------------------------
                                                 Gross            Gross          Estimated
                               Amortized       Unrealized       Unrealized         Market
                                 Cost            Gains            Losses           Value
--------------------------------------------------------------------------------------------
U.S. Gov't agencies         $164,381,425        $283,445       $(631,629)      $164,033,241
CMOs                          87,413,111         164,677        (804,188)        86,773,600
Municipal bonds                3,039,213           4,241               0          3,043,454
--------------------------------------------------------------------------------------------
Total                       $254,833,749        $452,363     $(1,435,817)      $253,850,295
--------------------------------------------------------------------------------------------

     The Bank has the intent and ability to hold these securities to maturity. The amortized cost and estimated market value of investments held to maturity at December 31, 2005 are shown in the following table. The contractual maturity is used for U.S. Government agency notes and Municipal bonds. The estimated average life based on current cash flows is used for CMOs. Expected maturities may differ as borrowers have the right to call certain obligations.

                                             December 31, 2005
                                 -----------------------------------------
                                       Amortized             Estimated
                                         Cost              Market Value
--------------------------------------------------------------------------
Due one year or less                   $11,326,059          $11,326,059
Due one to five years                   86,747,853           84,845,313
Due five to ten years                   88,879,117           87,479,171
Due after ten years                     88,387,406           87,574,236
--------------------------------------------------------------------------
                                      $275,340,435         $271,224,779
--------------------------------------------------------------------------

3. INVESTMENT SECURITIES AVAILABLE FOR SALE
     The amortized cost and estimated market value of investment securities available for sale at December 31, 2005 and 2004 are as follows:

                                                 December 31, 2005
                         -------------------------------------------------------------------
                                                 Gross            Gross          Estimated
                               Amortized       Unrealized       Unrealized         Market
                                 Cost            Gains            Losses           Value
--------------------------------------------------------------------------------------------
U.S. Gov't agencies          $60,411,063              $0       $(829,667)      $59,581,396
CMOs                          22,350,620               0        (360,253)       21,990,367
MBSs                          52,082,272          79,909        (519,495)       51,642,686
Pass thru                     22,647,193           2,042        (231,589)       22,417,646
-------------------------------------------------------------------------------------------
Total                       $157,491,148         $81,951     $(1,941,004)     $155,632,095
-------------------------------------------------------------------------------------------

                                                 December 31, 2004
                         ---------------------------------------------------------------
                                              Gross            Gross         Estimated
                            Amortized       Unrealized       Unrealized        Market
                              Cost            Gains            Losses          Value
----------------------------------------------------------------------------------------
U.S. Gov't agencies          $30,537,053      $37,975       $(258,293)      $30,316,735
CMOs                          37,677,754      201,851        (278,029)       37,601,576
MBSs                          61,557,132      820,480        (131,401)       62,246,211
Pass thru                     11,769,552       65,206               0        11,834,758
----------------------------------------------------------------------------------------
Total                       $141,541,491   $1,125,512       $(667,723)     $141,999,280
----------------------------------------------------------------------------------------

     The amortized cost and estimated market value of investments available for sale at December 31, 2005 are shown in the following table. The contractual maturity is used for U.S. Government agency notes and MBSs. The average life based on current cash flows is used for CMOs. Expected maturities may differ as borrowers have the right to call or prepay certain obligations.

                                       December 31, 2005
                             -------------------------------------
                                 Amortized          Estimated
                                   Cost           Market Value
------------------------------------------------------------------
Due one year or less              $958,194          $955,786
Due one to five years          117,994,801       116,642,054
Due five to ten years           32,907,167        32,469,574
Due after ten years              5,630,986         5,564,680
------------------------------------------------------------------
Total                         $157,491,148      $155,632,094
------------------------------------------------------------------

      There were no sales of investment securities during 2005. During 2004, the Bank sold $17.0 million of MBSs, CMOs and equity securities available for sale in 2004, which resulted in a realized gain of $683 thousand. During 2003, the Bank sold $7.2 million of MBSs and CMOs available for sale which resulted in a realized gain of $286 thousand.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

     The following table presents the gross unrealized losses and fair value of the Bank's investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment category and length of time that the individual securities have been in continuous unrealized loss position at December 31, 2005. The Bank has the intent and ability to hold temporarily impaired available for sale securities either until maturity or until interest rates reach a level that would eliminate a loss on a sale.

                                        Less than 12 Months             12 Months or Greater                  Total
                           --------------------------------------   ---------------------------   ---------------------------------
                                                      Unrealized                     Unrealized                        Unrealized
                                    Fair Value          Losses        Fair Value       Losses        Fair Value          Losses
                           --------------------     -------------   -------------    ----------   --------------    ---------------
Investment Securities Available for Sale:

  U.S. Gov't agencies              $31,273,892        $(234,233)     $28,307,503     $(595,434)     $59,581,395        $(829,667)
  MBSs                              45,215,857         (491,240)       7,269,777      (259,844)      52,485,634         (751,084)
  CMOs                              14,535,813         (137,462)       7,454,554      (222,791)      21,990,367         (360,253)
----------------------------------------------------------------------------------------------------------------------------------
Total Available for Sale            91,025,562         (862,935)      43,031,834    (1,078,069)     134,057,396       (1,941,004)
----------------------------------------------------------------------------------------------------------------------------------

Investment Securities Held to Maturity:

  U.S. Gov't agencies              139,585,718       (1,357,242)      40,621,535      (807,426)     180,207,253       (2,164,668)
  MBSs                              79,679,792       (1,179,819)      58,463,468    (1,861,513)     138,143,260       (3,041,332)
  CMOs                              21,410,198         (348,401)      48,201,767    (1,625,588)      69,611,965       (1,973,989)
----------------------------------------------------------------------------------------------------------------------------------
Total Held to Maturity             240,675,708       (2,885,462)     147,286,770    (4,294,527)     387,962,478       (7,179,989)
----------------------------------------------------------------------------------------------------------------------------------
Total                             $331,701,270      $(3,748,397)    $190,318,604   $(5,372,596)    $522,019,374      $(9,120,993)
----------------------------------------------------------------------------------------------------------------------------------


4. MORTGAGE-BACKED SECURITIES HELD TO MATURITY
     Mortgage-backed securities held to maturity at December 31, 2005 and 2004 are summarized as follows:

                                          December 31, 2005
                    --------------------------------------------------------
                                      Gross         Gross
                        Amortized   Unrealized    Unrealized     Estimated
                          Cost        Gains         Losses      Market Value
----------------------------------------------------------------------------
GNMA                   $4,837,341    $201,037           $0       $5,038,378
FNMA                  100,492,309     855,129     (960,873)     100,386,565
FHLMC                  51,765,939     254,570     (829,777)      51,190,732
Pass thru              51,100,285       9,879   (1,250,682)      49,859,482
----------------------------------------------------------------------------
Total                $208,195,874  $1,320,615  $(3,041,332)    $206,475,157
----------------------------------------------------------------------------

                                          December 31, 2004
                    --------------------------------------------------------
                                      Gross         Gross
                        Amortized   Unrealized    Unrealized     Estimated
                          Cost        Gains         Losses      Market Value
----------------------------------------------------------------------------
GNMA                   $7,598,918     $377,275        $(215)     $7,975,978
FNMA                  136,076,364    2,791,763     (147,922)    138,720,205
FHLMC                  63,157,460      840,775     (287,315)     63,710,920
Pass thru              62,389,155      262,887     (532,927)     62,119,115
----------------------------------------------------------------------------
Total                $269,221,897   $4,272,700    $(968,379)   $272,526,218
----------------------------------------------------------------------------


5. LOANS, NET
     Loans, net at December 31, 2005 and 2004 consist of the following:

                                    2005                2004
-------------------------------------------------------------------------
Mortgage Loans                    $286,476,251        $275,842,765
Construction Loans                   1,774,630             897,264
Commercial Construction              6,942,091          11,971,241
Consumer Loans                       2,355,697           2,471,624
Commercial Real Estate             127,704,281         116,380,045
Commercial Business                 22,550,190          16,311,618
-------------------------------------------------------------------------
Subtotal                           447,803,140         423,874,557
Less:
    Deferred loan fees                 168,998             356,732
    Allowance for loan losses        5,062,785           4,719,192
-------------------------------------------------------------------------
Total loans, net                  $442,571,357        $418,798,633
-------------------------------------------------------------------------

     At December 31, 2005 and 2004 the recorded investment in loans for which impairment had been recognized in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures", totaled $1.8 million and $2.6 million, respectively. At December 31, 2005, impaired loans of $985 thousand related to loans that were individually measured for impairment with a valuation allowance of $414 thousand and $794 thousand of loans that were collectively measured for impairment with a valuation allowance of $16 thousand. At December 31, 2004, impaired loans of $985 thousand related to loans that were individually measured for impairment with a valuation allowance of $414 thousand and $1.7 million of loans that were collectively measured for impairment with a valuation allowance of $33 thousand. For the years ended December 31, 2005 and 2004,

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

the average recorded investment in impaired loans was approximately $2.2 million and $2.1 million, respectively. During the years ended December 31, 2005 and 2004, the Corporation recognized $231 thousand and $136 thousand, respectively, of interest on impaired loans.

      The principal amount of non-accrual loans at December 31, 2005 and 2004 was $1.8 million and $2.6 million, respectively. Interest income on non-accrual loans that would have been recorded in 2005 under the original terms of such loans was $133 thousand, and the interest income actually recognized in 2005 for such loans was $101 thousand. Interest income on non-accrual loans that would have been recorded in 2004 under the original terms of such loans was $130 thousand, and the actual interest income recognized in 2004 for such loans was $106 thousand.

     The Bank originates and purchases both adjustable and fixed interest rate loans. At December 31, 2005, the composition of these loans is as follows:

                                             Maturing    Maturing
                                              during     from 2007      Maturing
(In Thousands)                                 2006     through 2010   after 2010      Total
---------------------------------------------------------------------------------------------
Mortgage Loans                                $4,847      $14,427      $267,202     $286,476
Construction Loans                             1,775            0             0        1,775
Commercial Construction                        3,442            0         3,500        6,942
Consumer Loans                                   980          877           499        2,356
Commercial Real Estate                         8,640        9,480       109,584      127,704
Commercial Business                           11,409        7,634         3,507       22,550
---------------------------------------------------------------------------------------------
    Total                                    $31,093      $32,418      $384,292     $447,803
---------------------------------------------------------------------------------------------
Interest sensitivity on the above loans:
Loans with
   predetermined rates                       $15,547      $27,810      $268,278     $311,635
Loans with adjustable
   or floating rates                          15,546        4,608       116,014      136,168
---------------------------------------------------------------------------------------------
    Total                                    $31,093      $32,418      $384,292     $447,803
---------------------------------------------------------------------------------------------

      Loans pledged as collateral for advances and lines of credit from the Federal Home Loan Bank totaled $41.4 million at December 31, 2005.

     Changes in the allowance for loan losses are as follows:

                                       Years ended December 31,
                             -------------------------------------------------
                                  2005              2004              2003
------------------------------------------------------------------------------
Balance at beginning
   of year                     $4,719,192        $4,407,552        $4,317,475
Provision charged
   to operations                  360,000           330,000           270,000
Charge-offs                       (58,587)          (22,860)         (189,177)
Recoveries                         42,180             4,500             9,254
------------------------------------------------------------------------------
Balance at end of year         $5,062,785        $4,719,192        $4,407,552
------------------------------------------------------------------------------


6. OFFICE PROPERTIES AND EQUIPMENT, NET
     Office properties and equipment at December 31, 2005 and 2004 are summarized by major classification, as follows:

                                                   December 31,
                                        --------------------------------------
                                                2005                2004
------------------------------------------------------------------------------
Land, buildings and improvements              $39,687,711         $35,327,023
Furniture and equipment                         7,945,004           7,145,542
Computers                                       6,318,293           5,930,623
------------------------------------------------------------------------------
Total                                          53,951,008          48,403,188
Less accumulated depreciation                 (19,149,921)        (17,655,961)
------------------------------------------------------------------------------
Office properties and equipment, net          $34,801,087         $30,747,227
------------------------------------------------------------------------------

     Depreciation expense totaled $2.0 million, $1.9 million and $2.0 million for the years ended December 31, 2005, 2004 and 2003, respectively.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

7. DEPOSITS
     Deposits at December 31, 2005 and 2004 consisted of the following major classifications and weighted average interest rates:

                                                 December 31, 2005
                              --------------------------------------------------
                                    Weighted                           Percent
                                  Average Rate           Amount        of Total
--------------------------------------------------------------------------------
Noninterest checking                   0.00%          $187,075,982       19.75%
Checking accounts                      1.88            226,271,954       23.89
Savings accounts                       0.59            188,866,936       19.94
Money market accounts                  0.89            132,960,782       14.04
Time deposits                          2.34            211,891,770       22.38
--------------------------------------------------------------------------------
Total                                  1.21%          $947,067,424      100.00%
--------------------------------------------------------------------------------


                                                 December 31, 2004
                              --------------------------------------------------
                                    Weighted                           Percent
                                  Average Rate           Amount        of Total
--------------------------------------------------------------------------------
Noninterest checking                   0.00%          $176,047,722       18.70%
Checking accounts                      0.86            214,059,142       22.74
Savings accounts                       0.55            195,039,302       20.71
Money market accounts                  0.72            145,612,332       15.47
Time deposits                          1.83            210,748,322       22.38
--------------------------------------------------------------------------------
Total                                  0.84%          $941,506,820      100.00%
--------------------------------------------------------------------------------

     The aggregate amount of time deposits in excess of $100 thousand totaled $36.0 million. Deposits from related parties totaled $1.2 million and $1.5 million at December 31, 2005 and 2004, respectively. A summary of time deposits by maturity at December 31, 2005 is as follows:


Years ended December 31,                                  Amount
-------------------------------------------------------------------
2006                                                  $152,952,156
2007                                                    33,136,786
2008                                                    10,570,268
2009                                                     8,749,657
2010                                                     6,482,476
Thereafter                                                     427
-------------------------------------------------------------------
Total                                                 $211,891,770
-------------------------------------------------------------------

     A summary of interest expense on deposits is as follows:

                                          Years ended December 31,
                            -------------------------------------------------
                                    2005           2004             2003
-----------------------------------------------------------------------------
Checking accounts               $ 4,124,244     $1,717,164         $914,739
Savings accounts                  1,149,484      1,070,861        1,248,755
Money market accounts             1,266,737      1,001,238        1,020,353
Time deposits                     4,877,824      3,965,128        5,401,355
-----------------------------------------------------------------------------
Total interest expense          $11,418,289     $7,754,391       $8,585,202
-----------------------------------------------------------------------------


8. ADVANCES FROM FEDERAL HOME LOAN BANK
     At December 31, 2004, the Bank had advances from the Federal Home Loan Bank of New York (FHLB) which were collateralized by certain first mortgage loans.

                           Years ended December 31,
--------------------------------------------------------------------------------
                 2005                                        2004
--------------------------------------------------------------------------------
                 Weighted                               Weighted
                 Average     Maturity                   Average        Maturity
  Amount          Rate         Date      Amount          Rate            Date
--------------------------------------------------------------------------------
 $     0         0.00%         n/a    $10,000,000        2.53%          4/15/05
--------------------------------------------------------------------------------


9.   SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
     At December 31, 2005, the Bank had securities sold under the agreements to repurchase (repurchase agreements) in the aggregate amount of $175.0 million. The repurchase agreements are collateralized by U.S. Government agency notes, MBSs, CMOs and loans with a market value of $175.1 million. Accrued interest payable totaled $1.0 million at December 31, 2005.

                         Year ended December 31, 2005
--------------------------------------------------------------------------------
                                          Weighted       Maturity      Call
Counterparty             Amount         Average Rate       Date      Feature
--------------------------------------------------------------------------------
FHLB                     $ 20,000,000       5.72%          12/19/07    03/19/06
FHLB                       20,000,000       5.13%          01/14/08    01/14/06
FHLB                       20,000,000       5.95%          08/30/10    03/01/06
FHLB                       20,000,000       5.54%          10/18/10    01/18/06
FHLB                       20,000,000       4.85%          12/20/10    03/20/06
FHLB                       20,000,000       5.22%          12/20/10    03/20/06
FHLB                       10,000,000       4.18%          02/28/11    02/28/06
FHLB                       15,000,000       3.84%          04/06/11    01/06/06
Merrill Lynch              10,000,000       3.81%          11/02/15    11/02/06
Merrill Lynch              10,000,000       3.89%          11/04/15    11/04/06
Merrill Lynch              10,000,000       3.91%          11/08/15    11/08/06
--------------------------------------------------------------------------------
Total                    $175,000,000       4.93%
--------------------------------------------------------------------------------


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
--------------------------------------------------------------------------------

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

10.  INCOME TAXES

     The Corporation's provision for income taxes differs from that computed by applying the statutory federal income tax rate to income before income taxes as follows:

                                                                      2005                     2004                   2003
                                                            ----------------------    ---------------------   ----------------------
                                                               Amount      Percent      Amount     Percent      Amount      Percent
                                                               ------      -------      ------     -------      ------      -------
Tax at federal tax rate:                                    $3,863,989     34.00%     $5,162,546    35.00%    $3,491,164    34.00%
Increase (Decrease) from:
  State income taxes, net of federal income tax benefit        813,465      7.16         925,297     6.27        678,950     6.61

  Tax exempt interest income                                   (45,275)    (0.40)        (10,680)   (0.07)       (53,353)   (0.52)
   Other                                                        14,262      0.13         (95,262)   (0.65)       (50,045)   (0.49)
                                                            ----------     -----      ----------    -----     ----------    -----
Total                                                       $4,646,441     40.89%     $5,981,901    40.55%    $4,066,716    39.60%
                                                            ==========     =====      ==========    =====     ==========    =====

      The temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

                                                       December 31
                                                  -----------------------
                                                     2005         2004
-------------------------------------------------------------------------
Deferred income tax assets:
     Allowance for loan losses                    $2,068,148   $1,927,790
     Compensation and pension asset                   82,876       65,878
     Amortization of deposit premiums                635,674      482,086
     Post retirement benefits                        204,250      204,250
     Accrued expenses                                137,566      127,318
     Other                                            24,461       37,967
                                                  ----------   ----------
Deferred tax asset                                 3,152,975    2,845,289
                                                  ----------   ----------
Deferred income tax liabilities:
     Prepaid deposit insurance premium                13,129       13,129
     Depreciation                                    168,544      332,361
     Deferred loan fees, net                         363,661      349,357
                                                  ----------   ----------
Gross deferred tax liabilities:                      545,334      694,847
                                                  ----------   ----------
Deferred income tax asset, net                    $2,607,641   $2,150,442
                                                  ==========   ==========

     There was no change in the valuation allowance for the year ended December 31, 2005, 2004 and 2003.

     The following represents the components of income tax expense for the years ended December 31, 2005, 2004 and 2003, respectively.

                                               2005           2004           2003
------------------------------------------------------------------------------------
Current federal tax provision               $3,831,359     $4,645,184     $2,247,455
Current state tax provision                  1,272,280      1,443,252        890,598
------------------------------------------------------------------------------------
    Total current provision                  5,103,639      6,088,436      3,138,053

Deferred federal tax (benefit) provision      (417,440)       (86,817)       790,549
Deferred state tax (benefit) provision         (39,758)       (19,718)       138,114
------------------------------------------------------------------------------------
    Total deferred tax (benefit) provision    (457,198)      (106,535)       928,663
------------------------------------------------------------------------------------
    Total                                   $4,646,441     $5,981,901     $4,066,716
                                            ==========     ==========     ==========

11.  LEASES
     The Bank leases eleven branch locations under noncancelable leases which expire over the next 18 years. These leases generally provide for the payment of taxes and maintenance by the lessee. Most of these operating leases provide the Bank with the option to renew the lease after the initial lease term. Future minimum rental payments under existing leases as of December 31, 2005 are as follows:

Fiscal Year                                          Amount
-----------------------------------------------------------------
2006                                              $   323,777
2007                                                  332,721
2008                                                  352,071
2009                                                  318,447
2010 and beyond                                     2,373,391
-----------------------------------------------------------------
Total                                             $ 3,700,407
-----------------------------------------------------------------

     The leases contain cost of living adjustments based on changes in the consumer price index. The minimum lease payments shown above include base rentals exclusive of any future adjustments. Total rent expense for all operating leases amounted to $363 thousand, $329 thousand and $298 thousand for fiscal years 2005, 2004 and 2003, respectively.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

12.  STOCKHOLDERS' EQUITY
     On December 14, 1988, the Bank converted to a state chartered stock savings bank and simultaneously formed FMS Financial Corporation. At the time of conversion, eligible deposit account holders were granted priority in the unlikely event of a future liquidation of the Bank. The special reserve has been decreased to the extent that the balances of eligible account holders were reduced at annual determination dates. The Bank converted its charter to that of a Federal savings bank on October 15, 1993.

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

     The Bank is considered "well capitalized" by OTS regulation at December 31, 2005 and 2004. The following table presents the capital ratios of the Bank at December 31, 2005 and 2004.

                                                                                          Minimum
                                                                                        to be Well
                                                                                        Capitalized
                                                                                       Under Prompt
                                                                    Minimum              Corrective
                                                                    Capital                Action
                                           Actual                 Requirement            Provisions
                               ------------------------------------------------------------------------
                                      Amount    Ratio          Amount     Ratio       Amount    Ratio
-------------------------------------------------------------------------------------------------------
December 31, 2005 (thousands)
-------------------------------------------------------------------------------------------------------
Tier 1 (Core) Capital                $89,616     7.29%        $49,170      4.0%        $61,463    5.0%
Risk-Based Capital                   $94,265    18.13%        $41,572      8.0%        $51,966   10.0%
Tier 1 Risk-Based Capital            $89,616    17.24%        $20,794      4.0%        $31,191    6.0%
Tangible Equity                      $89,616     7.29%        $18,442      1.5%        $24,589    2.0%
-------------------------------------------------------------------------------------------------------
December 31, 2004 (thousands)
-------------------------------------------------------------------------------------------------------
Tier 1 (Core) Capital                $82,244     6.60%        $49,832      4.0%        $62,290    5.0%
Risk-Based Capital                   $86,554    17.21%        $40,235      8.0%        $50,294   10.0%
Tier 1 Risk-Based Capital            $82,244    16.35%        $20,117      4.0%        $30,176    6.0%
Tangible Equity                      $82,244     6.60%        $18,687      1.5%        $24,916    2.0%
-------------------------------------------------------------------------------------------------------

13. RETIREMENT PLANS
     The Bank has a defined benefit pension plan for active employees. Net pension expense was $1.1 million, $822 thousand and $800 thousand for years ended December 31, 2005, 2004 and 2003, respectively. The components of net pension cost are as follows:

                                         Years ended December 31,
                       ---------------------------------------------------------
                                2005                2004               2003
--------------------------------------------------------------------------------
Service cost                  $947,524            $871,039           $716,613
Interest cost                  742,271             563,963            486,386
Return on assets              (487,280)           (659,381)          (461,454)
Net amortization and deferral (191,135)             46,634             58,912
--------------------------------------------------------------------------------
Net periodic pension cost   $1,011,380            $822,255           $800,457
--------------------------------------------------------------------------------


     The following table presents a reconciliation of the funded status of the defined benefit pension plan at December 31, 2005 and 2004:

                                                  December 31,
                                   -------------------------------------------
                                              2005                 2004
------------------------------------------------------------------------------
Projected benefit obligation               $13,952,999          $10,844,831
Fair value of plan assets                   12,146,662           10,712,030
------------------------------------------------------------------------------
Unfunded of plan assets over
    projected benefit obligation             1,806,337              132,801
Unrecognized net (loss) gain                   (21,883)             235,689
Unrecognized prior service cost             (1,551,445)             (47,537)
------------------------------------------------------------------------------
Accrued pension cost
    included in the consolidated
    balance sheet                             $233,009             $320,953
------------------------------------------------------------------------------

     The following table presents a reconciliation of beginning and ending balances of benefit obligations and plan assets:

                                                    December 31,
                                         ----------------------------------
Change in Projected Benefit Obligation            2005            2004
---------------------------------------------------------------------------
Projected benefit obligation
  at beginning of year                        $10,844,831      $9,221,994
Service cost                                      947,524         871,039
Interest cost                                     742,271         563,963
Actuarial loss                                  1,570,345         356,986
Benefits paid                                    (151,972)       (169,151)
---------------------------------------------------------------------------
Projected benefit obligation
  at end of year                              $13,952,999     $10,844,831
---------------------------------------------------------------------------
Change in Plan Assets
---------------------------------------------------------------------------
Fair value of plan assets
  at beginning of year                        $10,712,030      $8,714,389
Actual return of plan assets                      487,280       1,300,467
Employer contribution                           1,099,324         866,325
Benefits paid                                    (151,972)       (169,151)
---------------------------------------------------------------------------
Fair value of plan assets
  at end of year                              $12,146,662     $10,712,030
---------------------------------------------------------------------------

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

     Actuarial assumptions used in determining pension amounts are as follows:

                                     Years ended December 31,
                              -------------------------------------
                                2005         2004       2003
-------------------------------------------------------------------
Discount rate for
    periodic pension cost       6.00%        6.00%         6.00%
Discount rate for
    benefit obligation          5.50%        6.00%         6.00%
Rate of increase in
    compensation levels
    and social security
    wage base                   4.00%        4.00%         4.00%
Expected long-term
    rate of return on
    plan assets                 7.00%        7.00%         7.00%
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

     The Pension Investment Committee of the Corporation in conjunction with the Board of Directors oversees the investment of the plan assets. During 2005, the committee conducted a review of the portfolio structure and the strategic asset allocation including the relationship of plan assets to plan liabilities. The goals of the asset investment strategy are to:

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

     The plan asset allocation percentage and market values at December 31, 2005 are as follows:

                                                        Percent of
                                    Market Value          Assets
-----------------------------------------------------------------
Cash                                   $743,066             6.1%
Equity securities                    11,379,171            93.7
Preferred stock securities               24,564             0.2
-----------------------------------------------------------------
Total Plan Assets                   $12,146,801          100.00%
-----------------------------------------------------------------

     The Bank regularly monitors our pension asset allocation. Senior management review performance results at least quarterly. As of December 31, 2005, our target asset allocation was 94% U.S. common stock equities, 0.5% preferred stock equities and 5.5% in cash and cash equivalents.

     Funding policy for the qualified plan is to make annual contributions that satisfy the minimum funding requirements of Employee Retirement Income Security Act 1974 ("ERISA") but that do not exceed the maximum deductible limits of the Internal Revenue Code. The contributions to the pension plan are determined each year as a result of an actuarial valuation of the plan. In 2005 and 2004, $1.1 million and $866 thousand, respectively were contributed by the Corporation to meet the pension funding requirements. The contribution to the pension plan for 2006 is expected to be approximately $802 thousand. The pension plan will maintain compliance with the ERISA as amended, and any applicable regulations and laws. Total pension benefits expected to be paid in each year from 2006 through 2010 are $224 thousand, $356 thousand, $418 thousand, $440 thousand, and $470 thousand, respectively. The aggregate expected benefits to be paid in the five years from 2011 through 2015 are $2.9 million.

     The Bank also maintains a 401(k) plan, which is a defined contribution plan established in 2003. All employees are eligible to participate in this plan after completing one year of service and are age twenty one or older. The Bank's contribution equals the first 3% of the employees' contributions and match 50% above 3% up to 7% of their compensation for the plan year. Participant's are vested in their and the Bank's contribution immediately. Plan expense, included in salaries and employee benefits was $302 thousand, $281 thousand and $239 thousand for the years ended December 31, 2005, 2004 and 2003.

     In addition to providing retirement plan benefits, the Bank provides certain health care and life insurance benefits to certain retired employees. In accordance with the provisions of Statement of Financial Accounting Standards No. 106, "Employer Accounting for Postretirement Benefits other than Pensions" (SFAS No. 106) the expected cost of such benefits must be actuarially determined and accrued ratably from the date of hire to the date the employee is fully eligible to receive benefits. The accumulated postretirement benefit obligations are not funded but are reflected in the statement of financial condition as a liability.

     The net periodic postretirement benefit costs includes the following components:

                                                      December 31,
                                      -----------------------------------------
                                          2005           2004           2003
-------------------------------------------------------------------------------
Interest cost                            $25,163         $51,547       $47,209
Amortization of prior service cost       (11,339)        (11,339)      (11,339)
Amortization of loss                      19,517          15,776        13,110
-------------------------------------------------------------------------------
Net periodic postretirement
    benefit costs                        $33,341         $55,984       $48,980
-------------------------------------------------------------------------------

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

     The assumed discount rate used in the calculation for net periodic postretirement benefit costs was 5.50% for 2005 and 6.50% for 2004. The assumed health care cost trend rate for 2005 was 10.0% and was graded down in 0.5% increments per year to an ultimate rate of 5.0% per year. The impact of a 1.0% increase and decreases in the assumed health care cost trend for each future year would be as follows:

                                             December 31, 2005
                                    ------------------------------------
                                      1.0% Increase    1.0% Decrease
------------------------------------------------------------------------
Accumulated postretirement
  obligation                             $38,916         $(35,259)
Service and Interest Cost                 $2,029          $(1,838)
------------------------------------------------------------------------

     The following table summarizes the amounts recognized in the Bank's balance sheet:

                                                 December 31,
                                       -----------------------------
                                             2005            2004
--------------------------------------------------------------------
Accumulated postretirement
    benefit obligation                   $(480,053)      $(744,827)
Unrecognized prior service cost             (7,063)        (18,402)
Unrecognized net loss                      (70,969)        195,173
--------------------------------------------------------------------
Accrued postretirement benefit
    cost                                 $(558,085)      $(568,056)
--------------------------------------------------------------------

     The assumed discount rate used in the calculation for the accumulated postretirement benefit obligations was 5.50% as of December 31, 2005 and 6.50% for 2004.

     The following table presents a reconciliation of beginning and ending balance of benefit obligations and plan assets:

                                                   December 31,
                                        ------------------------------------
Change in Projected Benefit Obligation             2005              2004
----------------------------------------------------------------------------
Projected benefit obligation
  at beginning of year                           $744,827          $687,004
Service cost                                            0                 0
Interest cost                                      25,163            51,547
Actuarial (gain) loss                            (246,625)           53,063
Benefits paid                                     (43,312)          (46,787)
----------------------------------------------------------------------------
Projected benefit obligation
  at end of year                                 $480,053          $744,827
----------------------------------------------------------------------------
Change in Plan Assets
--------------------------------
Fair value of plan assets
  at beginning of year                           $      0          $      0
Actual return of plan assets                            0                 0
Employer contribution                              43,312            46,787
Benefits paid                                     (43,312)          (46,787)
Fair value of plan assets
  at end of year                                 $      0          $      0
----------------------------------------------------------------------------

     The expected cost of postretirement benefits for 2006 is estimated to be approximately $47 thousand.

14.  LONG-TERM DEBT
     The Corporation established FMS Statutory Trust 1 ("Trust") in March 2002. The trust issued $25.0 million of floating rate capital securities to institutional investors and $774 thousand of common securities to the
Corporation. The proceeds of these were used by the Trust to purchase subordinated debentures issued by the Corporation. The Corporation used the debenture proceeds to pay down the $10.0 million of 10% subordinated debentures, expansion of the Bank's operations and general corporate purposes. The Trust's capital securities are fully guaranteed by the Corporation's debentures. The interest rates reset every three months to LIBOR plus 360 basis points and will not exceed 11.0% through the first five years from issuance. As of December 31, 2005 and 2004, the interest rate was 8.12% and 6.15%, respectively. The debentures are redeemable at the Corporation's option any time after March 2007. The redemption of the debentures would result in the mandatory redemption of the Trust's capital and common securities at par.

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

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

15.  FAIR VALUE OF FINANCIAL INSTRUMENTS
     The disclosure of the fair value of all financial instruments is required, whether or not recognized on the balance sheet, for which it is practical to estimate fair value. In cases where quoted market prices are not available, fair values are based on assumptions including future cash flows and discount rates. Accordingly, the fair value estimates cannot be substantiated, may not be realized, and do not represent the underlying value of the Corporation.

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

Loans: For variable rate loans that reprice frequently and with no significant change in credit risk, fair value is the carrying value. For other categories of loans such as fixed rate residential mortgages, commercial and consumer loans, fair value is estimated based on discounting the estimated future cash flows using the current rates at which similar loans would be made to borrowers with similar collateral and credit ratings and for similar remaining maturities.

Deposit liabilities: For checking, savings and money market accounts, fair value is the amount payable on demand at the reporting date. For time deposits, fair value is estimated using the rates currently offered for deposits with similar remaining maturities.

Securities sold under agreements to repurchase: For investment securities with a quoted market price, fair value is equal to quoted market prices. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

Advances from FHLB: The carrying value is a reasonable estimate of fair value due to the short-term nature of these obligations.

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

--------------------------------------------------------------------------------
At December 31, 2005 and December 31, 2004, the carrying amount and the estimated market value of the Corporation's financial instruments are as follows:

                                                                     December 31, 2005               December 31, 2004
                                                              -----------------------------   -------------------------------
                                                               Carrying        Estimated         Carrying        Estimated
                                                                Amount        Market Value        Amount        Market Value
                                                             ------------    --------------   ------------     --------------
Financial assets:
    Cash and cash equivalents                               $  93,840,949    $  93,840,949    $ 110,577,356    $ 110,577,356
    Investment securities held to maturity and investment
       securities available for sale                        $ 430,972,530    $ 426,856,874    $ 396,833,029    $ 395,849,575
    Mortgage-backed securities                              $ 208,195,874    $ 206,475,158    $ 269,221,897    $ 272,526,218
    FHLB Stock                                              $   8,248,420    $   8,248,400    $  10,250,120    $  10,250,120

    Loans, net of unearned income                           $ 447,634,142    $ 445,616,000    $ 423,517,825    $ 425,138,000
       Less: Allowance for possible loan losses             $  (5,062,785)   $  (5,062,785)   $  (4,719,192)   $  (4,719,192)
    Loans, net                                              $ 442,571,357    $ 440,553,215    $ 418,798,633    $ 420,418,808

Financial liabilities:
    Deposits
       Checking, passbook, and money market accounts        $ 735,175,654    $ 735,175,655    $ 730,758,498    $ 730,758,498
       Time deposits                                        $ 211,891,770    $ 210,789,000    $ 210,748,322    $ 211,448,000
    Securities sold under agreements to repurchase          $ 175,000,000    $ 178,419,000    $ 195,000,000    $ 204,920,000
    Advances from the Federal Home Loan Bank                $           0    $           0    $  10,000,000    $  10,000,000
    FMS Statutory Trust 1 debentures                        $  25,774,000    $  26,670,935    $  25,774,000    $  26,660,625

Off-balance sheet financial instruments:
    Commitments to extend credit                            $  54,113,170    $  54,113,170    $  46,668,731    $  46,668,731
    Standby letters of credit                               $   6,905,486    $   6,905,486    $   7,030,943    $   7,030,943

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

16.  COMMITMENTS AND CONTINGENCIES
     The Bank has outstanding loan commitments of $54.1 million as of December 31, 2005. Of these commitments outstanding, the breakdown between fixed and variable rate loans is as follows:

                                             December 31, 2005
                              ------------------------------------------------
                                  Fixed             Variable
                                  Rate                Rate            Total
------------------------------------------------------------------------------
Commitments to fund loans      $13,530,656         $9,259,100     $22,789,756
Unused lines:
   Construction                  3,218,348            895,823       4,114,171
   Equity line of credit loans           0         27,209,243      27,209,243
------------------------------------------------------------------------------
Total                          $16,749,004        $37,364,166     $54,113,170
------------------------------------------------------------------------------

     In addition to outstanding loan commitments, the Bank as of December 31, 2005, issued $6.9 million in standby letters of credit to guarantee performance of bank customers to third parties.

     Commitments and standby letters of credit are issued in accordance with the same loan policies and underwriting standards, including collateral as settled loans. Since some commitments and standby letters of credit are expected to expire without being drawn down, these amounts do not necessarily represent future cash requirements.

17.  LITIGATION
     In the normal course of business, the Corporation is subjected to various legal proceedings. There were no significant pending legal proceedings at December 31, 2005 which are expected to have a material impact on the Corporation's financial position or results of operations.

18.  LOANS TO EXECUTIVE OFFICERS AND DIRECTORS
     Regulation O provides that all loans to executive officers and directors be made on substantially the same terms and conditions as are available to the general public. However, executive officers are permitted to participate in rate discount programs available to all employees. The rate discounts are available to employees as long as they are employed at the Bank. If employment is terminated, the rate discount ceases from the date of termination. At December 31, 2005 and 2004, loans made to directors and executive officers whose indebtedness exceeded $60 thousand amounted to $5.2 million and $5.6 million, respectively. During 2005, new loans to these individuals totaled $85 thousand and repayments totaled $465 thousand.

19.  STOCK OPTIONS
     The Corporation has established a stock compensation plan (the "Plan") for executive officers and other selected employees of the Corporation. The Plan consists of incentive stock options intended to qualify under Section 422A of the Internal Revenue Code of 1986. These stock options may be surrendered and stock appreciation rights may be granted in their place, with the approval of the Corporation.

     The option price per share for options granted may not be less than the fair market value of the common stock on the date of grant. All stock options are dilutive and included in the calculation of earnings per share. All stock options have been adjusted for all stock splits. At December 31, 2005, the option exercise prices were $10.00. Options are fully vested at the date of grant and must be exercised within ten years. There were no options granted during 2005, 2004 and 2003.

     The following table summarizes information about stock options outstanding at December 31, 2005.


   Exercise          Outstanding        Average        Exercisable
     Price             Options           Life *          Options
----------------------------------------------------------------------
    $10.00             36,500            2.8             36,500
----------------------------------------------------------------------

* Average contractual life in years

     A summary of the status of the Corporation's Stock Option Plan as of December 31, 2005, 2004 and 2003 and changes during the years ending on those dates is presented below.

                                                 Years Ended December 31,
                         ------------------------------------------------------------------------
                                 2005                    2004                    2003
                         ------------------------------------------------------------------------
Outstanding at the
  Beginning of the year    65,600       $8.31     75,250        $8.06     115,000         $8.54
Options exercised         (15,100)       5.90     (4,650)        7.49     (25,250)         9.71
Options surrendered       (14,000)       6.50     (5,000)        5.33     (14,500)        10.00
-------------------------------------------------------------------------------------------------
Outstanding at the
  End of the year          36,500      $10.00     65,600        $8.31      75,250         $8.06
-------------------------------------------------------------------------------------------------

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

20.  RISKS AND UNCERTAINTIES

     Generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates. Significant estimates are made by management in determining the allowance for loan losses, pension benefit obligations, postretirement benefits, income taxes, and carrying values of real estate owned.

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

      Consideration is given to a variety of factors in establishing the estimate for allowance for loan losses including current economic conditions, diversification of the loan portfolio, delinquency statistics, results of loan reviews, borrowers' perceived financial and managerial strengths, the adequacy of underlying collateral, if collateral dependent, or present value of future cash flows and other relevant factors. Since the allowance for loan losses and carrying value of real estate assets and real estate held for development is dependent, to a great extent, on the general economy and other conditions that may be beyond the Bank's control, it is at least reasonably possible that the estimates of the allowance for loan losses and the carrying values of the real estate assets could differ materially in the near term.

     The Bank sponsors pension and other retirement plans. The Bank's external actuarial consultants use certain statistical factors to estimate the future benefit obligations. The assumptions used could differ materially from actual results and may impact the amount of pension expense recorded by the Bank.

     The Bank is self insured for a portion of its current years' losses related to its medical programs. In estimating the Bank's self insurance accruals, the Bank utilize estimates of expected losses, which are based on statistical analysis of historical data. These assumptions are closely monitored and adjusted when warranted by changing circumstances. Should a greater amount of claims occur compared to what was estimated or medical costs increase beyond what was expected, accruals might not be sufficient, and additional expenses may be recorded. Medical costs are anticipated to increase very modestly in fiscal year 2006.

     The Bank is subject to claims and lawsuits in the ordinary course of its business. A determination of the amount accrued, if any, for these contingencies is made after analysis of each matter. The Bank continually evaluates such accruals and may increase or decrease accrued amounts as we deem appropriate.

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

21.  PARENT COMPANY FINANCIAL INFORMATION
     The financial statements for FMS Financial Corporation are as follows:


                                                                                                           December 31,
                                                                                            -------------------------------------
FMS Financial Corporation Statements of Financial Condition                                           2005               2004
---------------------------------------------------------------------------------------------------------------------------------
Assets:
    Cash                                                                                            $1,337,624        $1,692,495
    Investment in subsidiary                                                                        91,911,725        86,626,282
    Intercompany receivable, net                                                                     7,172,564         6,758,424
    FMS Statutory Trust 1 issue costs, net                                                             484,467           562,311
    Other                                                                                              174,423           688,127
                                                                                                  -------------------------------
Total Assets                                                                                      $101,080,803       $96,327,639
                                                                                                  ===============================
Liabilities:
    FMS Statutory Trust 1 debentures                                                               $25,774,000       $25,774,000
    Dividends payable                                                                                  195,486           195,029
    Accrued interest payable                                                                            29,041            21,991
                                                                                                  -------------------------------
Total Liabilities                                                                                   25,998,527        25,991,020
                                                                                                  -------------------------------
Stockholders' Equity:
    Preferred stock - $.10 par value 5,000,000  shares  authorized;  none issued
    Common stock - $.10 par value 10,000,000 shares authorized; shares issued 8,006,392 and 7,991,292 and shares outstanding 6,515,110 and 6,502,110 as
       of December 31, 2005 and 2004, respectively                                                     800,639           799,129
    Paid-in capital in excess of par                                                                 8,767,381         8,555,506
    Accumulated comprehensive income - net of deferred income taxes                                 (1,099,630)          270,784
    Retained earnings                                                                               77,583,683        71,646,199
    Less:Treasury Stock (1,491,282 and 1,489,182 shares, at cost at December 31, 2005 and
       2004, respectively)                                                                         (10,969,797)      (10,934,999)
                                                                                                  -------------------------------
Total Stockholders' Equity                                                                          75,082,276        70,336,619
                                                                                                  -------------------------------
Total Liabilities and Stockholders' Equity                                                        $101,080,803       $96,327,639
                                                                                                  ===============================


----------------------------------------------------------------------------------------------------
                                                                    Years Ended December 31,
                                                        --------------------------------------------
FMS Financial Corporation Statements of Operations         2005             2004              2003
----------------------------------------------------------------------------------------------------
Intercompany interest income                              $414,140        $320,582          $329,366
Interest expense                                        (1,834,528)     (1,368,591)       (1,295,928)
Dividends from subsidiary                                1,200,000       2,400,000         2,400,000
Equity in undistributed income of subsidiary             6,442,469       7,056,742         4,439,345
----------------------------------------------------------------------------------------------------
Income before taxes                                      6,222,081       8,408,733         5,872,783
Income tax benefit                                         496,151         359,496           328,631
----------------------------------------------------------------------------------------------------
Net Income                                              $6,718,232      $8,768,229        $6,201,414
----------------------------------------------------------------------------------------------------

These statements should be read in conjunction with the other notes related to the consolidated financial statements.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

                                                                For Years Ended December 31,
                                                          ---------------------------------------
FMS Financial Corporation Statements of Cash Flows             2005          2004         2003
-------------------------------------------------------------------------------------------------
Operating Activities
Net income                                                $ 6,718,232   $ 8,768,229   $ 6,201,414
Adjustments to reconcile net income to net cash provided
   by operating activities:
Equity in undistributed earnings of the subsidiary         (6,442,469)   (7,056,742)   (4,439,345)
Amortization of debt issue costs                               77,844        77,843        77,845
Increase (Decrease) in interest payable                         7,050         4,915          (823)
(Increase) Decrease in intercompany receivable, net          (414,140)   (1,320,582)    1,670,633
Other                                                         513,708      (359,496)      226,102
                                                          -----------   -----------   -----------
    Net cash provided by operating activities                 460,225       114,167     3,735,826
                                                          -----------   -----------   -----------
Financing Activities
Purchase of treasury stock                                    (34,798)            0       (48,419)
Investment in subsidiary                                     (213,385)      (49,796)   (2,230,331)
Cash dividends paid on common stock                          (780,298)     (779,240)     (776,929)
Proceeds from issuance of stock                               213,385        49,796       230,333
                                                          -----------   -----------   -----------

    Net cash used by financing activities                    (815,096)     (779,240)   (2,825,346)
                                                          -----------   -----------   -----------

(DECREASE) INCREASE IN CASH                                  (354,871)     (665,073)      910,480
CASH, BEGINNING OF YEAR                                     1,692,495     2,357,568     1,447,088
                                                          -----------   -----------   -----------

CASH, END OF YEAR                                         $ 1,337,624   $ 1,692,495   $ 2,357,568
                                                          ===========   ===========   ===========

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

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------


PRICEWATERHOUSECOOPERS [LOGO]


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors and Shareholders of FMS Financial Corporation:

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, changes in stockholders' equity, and cash flows present fairly, in all material respects, the financial position of FMS Financial Corporation and Subsidiary (the "Company") at December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.




          /s/PricewaterhouseCoopers LLP

          PricewaterhouseCoopers LLP
          New York, NY
          March 24, 2006

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------


                                MANAGEMENT REPORT

To  the  Federal  Deposit  Insurance   Corporation  and  the  Office  of  Thrift
Supervision:

FINANCIAL STATEMENTS

Management of FMS Financial Corporation and Subsidiary ("the Corporation") is responsible for the preparation, integrity, and fair presentation of its published consolidated financial statements, and Thrift Financial Report (TFR) filed with the Office of Thrift Supervision, as of December 31, 2005, and for the year then ended. The published consolidated financial statements have been prepared in accordance with generally accepted accounting principles, and the Thrift Financial Report has been prepared in accordance with the Office of Thrift Supervision reporting instructions, and, as such, include some amounts that are based upon judgments and estimates of management.

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

Management assessed its internal control structure over financial reporting as of December 31, 2005. This assessment was based on criteria for effective internal control over financial reporting described in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organization of the Treadway Commission. Based on this assessment, management believes that the Corporation maintained an effective internal control structure over financial reporting as of December 31, 2005.

COMPLIANCE WITH LAWS AND REGULATIONS
Management is also responsible for compliance with federal and state laws and regulations concerning dividend restrictions and federal laws and regulations concerning loans to insiders designated by the Office of Thrift Supervision as safety and soundness laws and regulations.

Management assessed its compliance with the designated laws and regulations relating to safety and soundness. Based on this assessment, management believes that the Corporation has complied, in all significant respects, with the designated laws and regulations related to safety and soundness for the year ended December 31, 2005.

/s/Craig W. Yates                     /s/Channing L. Smith

Craig W. Yates                        Channing L. Smith
President and Chief Executive Officer Vice President and Chief Financial Officer

FMS Financial Corporation
Burlington, New Jersey
March 10, 2006

                                                       FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

                             CORPORATE INFORMATION

ANNUAL MEETING

     The 2006 Annual Shareholders' Meeting of FMS Financial Corporation will be held at 10:30 a.m., on the 27th day of April, 2006 at the Riverton Country Club, Highland Avenue off of Route 130, Riverton, New Jersey.

STOCK MARKET INFORMATION
     The common stock of FMS Financial Corporation is traded over-the-counter and is listed on the Nasdaq National Market System under the symbol "FMCO". Daily quotations are included in the Nasdaq National Market stock tables published in the Wall Street Journal and other leading newspapers.

     The number of record holders of common stock of the Corporation as of March 10, 2006 was approximately 725, not including those shares registered in names of various investment brokers held in account for their customers.

     The following table sets forth the range of closing prices, as reported by Nasdaq, for the periods ended December 31, 2005 and 2004:

                                      2005
                             ------------------------
QUARTER ENDED                HIGH              LOW
-----------------------------------------------------
March 31,                   $20.50           $19.72
June 30,                    $19.80           $16.52
September 30,               $18.00           $16.78
December 31,                $18.09           $16.02
-----------------------------------------------------

                                      2004
                             ------------------------
QUARTER ENDED                HIGH              LOW
-----------------------------------------------------
March 31,                   $19.70           $16.50
June 30,                    $18.99           $15.66
September 30,               $17.96           $15.15
December 31,                $21.00           $16.31
-----------------------------------------------------

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

     As of December 31, 2005 the Bank was a Tier 1 capital compliant institution and had available $27.9 million for dividends to the Corporation, subject to nonobjection by the OTS. It is not likely that the Corporation would request a dividend of that magnitude. The Corporation is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders, but is subject to the requirements of New Jersey law, which permits the Corporation to pay dividends in cash on shares out of the Corporation's surplus, defined as the excess of net assets of the Corporation over stated capital.

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

     MARKET MAKERS

     The following companies were making a market in the Corporation's common stock at December 31, 2005:

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


     FORM 10-K AND OTHER FINANCIAL INQUIRIES

     The  Corporation's  Annual  Report on Form 10-K for the  fiscal  year ended
     December 31, 2005, as filed with the Securities and Exchange Commission will be furnished to shareholders of the Corporation upon written request without charge. Shareholders, analysts and others seeking this and other requests for information relating to stock, annual shareholders' meeting and related matters on FMS Financial Corporation, should contact the Corporate Secretary at the Executive Offices.

     Transfer  Agent  and  Registrar      Independent Accountants
     American  Stock Transfer and         PricewaterhouseCoopers LLP
     Trust Company                        300 Madison Avenue
     40 Wall Street                       New York, NY 10017
     New York, NY 10005

     Special Counsel
     Malizia Spidi & Fisch, PC
     901 New York Avenue, N.W.
     Suite 210 East
     Washington, D.C. 20001

FMS FINANCIAL CORPORATION
--------------------------------------------------------------------------------

FARMERS & MECHANICS BANK
EXECUTIVE AND ADMINISTRATIVE OFFICES               DELANCO                                    MOORESTOWN
3 Sunset Road and 811 Sunset Road                  801 Burlington Avenue                      53 East Main Street
Burlington NJ  08016                               Delanco, NJ  08075                         Moorestown, NJ 08057
(609) 386-2400                                     (856) 824-0067                             (856) 235-0544

MAIN BRANCH                                        DELRAN                                     MOUNT HOLLY
3 Sunset Road & Route 541                          3002 Route 130 North                       555 High Street
Burlington, NJ  08016                              Delran, NJ 08075                           Mount Holly, NJ 08060
(609) 387-2728                                     (856) 764-3740                             (609) 261-0975

AUDUBON                                            EASTAMPTON                                 MOUNT LAUREL
157 S. White Horse Pike                            1191 Woodlane Road                         4522 Church Road
Audubon, NJ 08106                                  Eastampton, NJ 08060                       Mount Laurel, NJ 08054
(856) 672-9070                                     (609) 261-6400                            (856) 235-4445

BEVERLY                                            EDGEWATER PARK                             MT. LAUREL - FELLOWSHIP
414 Cooper Street                                  1149 Cooper Street                         301 Fellowship Road
Beverly, NJ 08010                                  Edgewater Park, NJ 08010                   Mount Laurel, NJ 08054
(609) 239-4066                                     (609) 387-0046                             (856) 222-9364

BORDENTOWN                                         FLORENCE                                   PEMBERTON
335 Farnsworth Avenue                              220 West Front Street                      25 Fort Dix Road
Bordentown, NJ  08505                              Florence, NJ  08518                        Pemberton, NJ 08068
(609) 291-8200                                     (609) 499-4960                             (609) 726-9111

BROWNS MILLS                                       LARCHMONT                                  PENNSAUKEN
101 Pemberton-Browns Mills Road                    3220 Route 38                              Route 130 & Merchantville Avenue
Browns Mills, NJ 08015                             Mount Laurel, NJ 08054                     Pennsauken, NJ  08110
(609) 893-5540                                     (856) 235-6666                             (856) 663-9200

BURLINGTON CITY                                    LUMBERTON
352 High Street                                    1636-61 Route 38 & Eayrestown Road         RIVERSIDE
Burlington, NJ 08016                               Lumberton, NJ 08048                        2 Scott Street & Pavilion Avenue
(609) 386-4643                                     (609) 267-6811                             Riverside, NJ 08075
                                                                                              (856) 461-4333
BURLINGTON TOWNSHIP                                MARLTON
809 Sunset Road                                    42 Main Street                             RIVERTON
Burlington, NJ 08016                               Marlton, NJ 08053                          604 Main Street
(609) 387-1150                                     (856) 596-6555                             Riverton, NJ 08077
                                                                                              (856) 786-5333
BURLINGTON-NECK ROAD                               MEDFORD
1029 Neck Road                                     200 Tuckerton Road                         SOUTHAMPTON
Burlington, NJ 08016                               Medford, NJ 08055                          1841 Route 70
(609) 239-4500                                     (856) 596-4300                             Southampton, NJ 08088
                                                                                              (609) 859-2700
CHESTERFIELD                                       MEDFORD LAKES
305 Bordentown-Chesterfield Road                   700 Stokes Road                            TABERNACLE
Chesterfield, NJ 08620                             Medford, NJ 08055                          1484 Route 206
(609) 324-1256                                     (609) 654-6373                             Tabernacle, NJ 08088
                                                                                              (609) 268-5993
CINNAMINSON                                        MEDFORD VILLAGE
1703 Highland Avenue                               1 S. Main Street at Bank Street            WAL* MART AUDUBON
Cinnaminson, NJ 08077                              Medford, NJ 08055                          130 Blackhorse Pike
(856) 303-1870                                     (609) 714-1115                             Audubon, NJ  08106
                                                                                              (856) 310-0909

                                      -39-

 WAL* MART BURLINGTON
 2106 Burlington-Mt. Holly Road
 Burlington, NJ 08016
 (609) 386-5960

 WAL* MART CHERRY HILL
 500 Route 38 & Cuthbert Boulevard
 Cherry Hill, NJ  08002
 (856) 662-1450

 WAL* MART CINNAMINSON
 2501 Route 130 South
 Cinnaminson, NJ  08077
 (856) 303-1395

 WAL* MART HAMILTON
 700 Market Place Boulevard
 Hamilton, NJ  08691
 (609) 585-2252

 WAL* MART LUMBERTON
 1740 Route 38
 Lumberton, NJ 08048
 (609) 702-9800
 WAL* MART MARLTON
 150 Route 70
 Marlton, NJ 08053
 (856) 988-1442

 WILLINGBORO
 399 Charleston Road
 Willingboro, NJ 08046
 (609) 877-2888

 WILLINGBORO EAST
 611 Beverly-Rancocas Road
 Willingboro, NJ 08046
 (609) 871-4900

 WILLINGBORO ROUTE 130
 4406 Route 130 & Van Sciver Parkway
 Willingboro, NJ  08046
 (609) 871-6009

 WILLINGBORO WEST
 1 Rose Street & Beverly-Rancocas Road
 Willingboro, NJ 08046
 (609) 835-4700